Exhibit 99.2

Offering Circular

WT Finance (Aust) Pty Limited

ABN 16 108 806 711

(incorporated with limited liability in Australia)

Westfield Europe Finance plc

(incorporated with limited liability in Ireland with registration number 401989)

WEA Finance LLC

(formed with limited liability in the State of Delaware, United States of America)

as issuers, on a joint and several basis, of

€600,000,000 Guaranteed 3.625% Notes due 2012

UK£600,000,000 Guaranteed 5.500% Notes due 2017

Issue price for € Notes: 99.496%

Issue price for £ Notes: 99.149%

Guaranteed on a several basis by

Westfield Holdings Limited

ABN 66 001 671 496

(incorporated with limited liability in Australia)

Westfield Management Limited

ABN 41 001 670 579

(incorporated with limited liability in Australia)

in its capacity as responsible entity and trustee of Westfield Trust

ARSN 090 849 746

Westfield America Management Limited

ABN 66 072 780 619

(incorporated with limited liability in Australia)

in its capacity as responsible entity and trustee of Westfield America Trust

ARSN 092 058 449

and on a joint and several basis by certain of their subsidiaries

WT Finance (Aust) Pty Limited, Westfield Europe Finance plc and WEA Finance LLC (each an “Issuer” and together, the “Issuers”) are offering €600,000,000 aggregate principal amount of Guaranteed 3.625% Notes due 2012 (the “€ Notes”) and UK £600,000,000 aggregate principal amount of Guaranteed 5.500% Notes due 2017 (the “£ Notes”). The € Notes and the £ Notes are referred to collectively as the “Notes”. Each series of Notes will be the joint and several obligations of the Issuers. Interest on the € Notes will be payable annually in arrears on every 27 June, the first such payment to be made on 27 June 2006. Interest on the £ Notes will be payable annually in arrears on every 27 June, the first such payment to be made on 27 June 2006. The Issuers may redeem some or all of each series of the Notes prior to maturity at the price determined as described under “Terms and Conditions of the Notes – Optional Redemption” plus accrued and unpaid interest. If certain tax events occur, each series of Notes may be redeemed in whole but not in part at 100% of their principal amount, plus accrued and unpaid interest.

Investing in the Notes involves risks. See “Risk Factors Associated with Investing in the Notes” beginning on page 101.

The Notes will be unsecured and unsubordinated obligations of the Issuers and will rank equally with the Issuers’ existing and future unsecured and unsubordinated debt. Each series of Notes will be guaranteed on a several basis by Westfield Holdings Limited, Westfield Management Limited in its capacity as the responsible entity and trustee of Westfield Trust, and Westfield America Management Limited in its capacity as the responsible entity and trustee of Westfield America Trust (each a “Parent Guarantor” and together, the “Parent Guarantors”). In addition, the Notes will be guaranteed on a joint and several basis by certain other subsidiaries of Westfield Holdings Limited, Westfield Trust and Westfield America Trust, namely Westfield Finance (Aust) Limited, Westfield Capital Corporation Limited, WCI Finance LLC, WT Finance (NZ) Limited, Westfield Trust (NZ) Limited, Westfield Finance (NZ) Limited and WFA Finance (Aust) Pty Limited, (the “Subsidiary Guarantors” and, together with the Parent Guarantors, the “Guarantors”) (the “Guarantees”). The Guarantees will be unsecured and unsubordinated debt obligations of the Guarantors and, subject to the limitation on liability and recourse of each of the responsible entities, will rank equally with all existing and future unsecured and unsubordinated debt of each Guarantor.

The Notes of each series will be initially represented by a separate temporary global Note in bearer form (each a “Temporary Global Note”). Each Temporary Global Note will be deposited with a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) on or about 27 June 2005 (the “Closing Date”). Interests in each Temporary Global Note will be exchangeable for interests in a permanent global Note for such series (each a “Permanent Global Note” and, together with the Temporary Global Note, the “Global Notes”), on or after a date which is expected to be 8 August 2005 upon certification as to non-U.S. beneficial ownership. Each Permanent Global Note will be exchangeable for definitive Notes in bearer form in the limited circumstances set out in it. See “Summary of Provisions relating to the Notes while in Global Form”.

Application has been made to the Financial Services Authority (the “UK Listing Authority”) in its capacity as competent authority under the Financial Services and Markets Act 2000 (the “FSMA”) for the Notes to be admitted to the official list of the UK Listing Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for such Notes to be admitted to trading on the London Stock Exchange’s market for listed securities. Admission to the Official List together with admission to trading on the London Stock Exchange’s market for listed securities constitute official listing on the London Stock Exchange. A copy of this Offering Circular, which comprises listing particulars, has been delivered to the Registrar of Companies in England and Wales as required by Section 83 of the FSMA.

Application has been made to the Irish Stock Exchange Limited (the “Irish Stock Exchange”) for the Notes to be admitted to the official list of the Irish Stock Exchange. Copies of this Offering Circular have been delivered for registration to the Registrar of Companies in Ireland as required by Regulation 13 of the European Communities (Stock Exchange) Regulations 1984 (as amended) of Ireland (the “1984 Regulations”) and comprise listing particulars approved by the Irish Stock Exchange in accordance with the requirements of the 1984 Regulations and the listing rules of the Irish Stock Exchange. Particulars of the dates of, parties to and general nature of each document to which each Issuer is a party are set out in various sections of this Offering Circular.

The Notes have been rated “A2” by Moody’s Investors Service, Inc. (“Moody’s”) and “A-” by Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. (“Standard & Poor’s”). Ratings are statements of opinion, not statements of fact or recommendations to buy, hold or sell any financial product. Ratings may be changed, withdrawn or suspended at any time.

Joint Lead Managers

ABN AMRO	BARCLAYS CAPITAL	BNP PARIBAS	DEUTSCHE BANK

Co-Managers

Credit Suisse First Boston	HSBC	Morgan Stanley	The Royal Bank of Scotland

21 June 2005

This Offering Circular comprises listing particulars given in compliance with the listing rules made under Section 74 of the FSMA by the UK Listing Authority for the purpose of giving information with regard to the Issuers, the Westfield Group (as defined below, see “Certain Definitions”) and the Notes. The Issuers accept responsibility for the information contained in this Offering Circular and each Parent Guarantor accepts responsibility for the information relating to itself. To the best of the knowledge and belief of the Issuers, with regard to the information contained in this Offering Circular, and each Parent Guarantor, in relation to the information relating to itself, (which have each taken all reasonable care to ensure that such is the case), the information contained in this Offering Circular is in accordance with the facts and does not omit anything likely to affect the import of such information.

Any reference in this Offering Circular to listing particulars means this Offering Circular excluding all information incorporated by reference. The Issuers and the Parent Guarantors have confirmed that any information incorporated by reference, including any such information to which readers of this Offering Circular are expressly referred, has not been and does not need to be included in the listing particulars to satisfy the requirements of the FSMA or the Listing Rules made under Section 74 of the FSMA by the UK Listing Authority. The Issuers and the Parent Guarantors believe that none of the information incorporated herein by reference conflicts in any material respect with the information included in this Offering Circular.

No person is authorised to give any information or to make any representation not contained in this Offering Circular and any information or representation not so contained must not be relied upon as having been authorised by or on behalf of the Issuers, the Guarantors or the Managers. The delivery of this Offering Circular at any time does not imply that the information contained in it is correct as at any time subsequent to its date.

The Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (“U.S. Securities Act”) or the securities laws of any state of the United States and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the U.S. Securities Act (“Regulation S”)) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act.

Neither the Managers nor Deutsche Trustee Company Limited (the “Trustee”) has separately verified the information contained in this Offering Circular. Accordingly, no representation, warranty or undertaking, express or implied, is made and no responsibility is accepted by the Managers or the Trustee as to the accuracy or completeness of the information contained in this Offering Circular or any other information supplied in connection with the Notes. Each person receiving this Offering Circular acknowledges that such person has not relied on any of the Managers or the Trustee in connection with its investigation of the accuracy of such information or its investment decision and each person must rely on its own examination of the Issuers, each Guarantor and the merits and risks involved in investing in the Notes.

Market data and certain industry forecasts (where applicable) used throughout this Offering Circular have been obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information that they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of that information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified, and neither the Issuers nor the Parent Guarantors nor the Managers make any representation as to the accuracy of that information.

In connection with this issue, Barclays Bank PLC or any person acting for it may over-allot or effect transactions with a view to supporting the market price of the Notes at levels higher than those which might otherwise prevail for a limited period. However, there is no obligation on Barclays Bank PLC or any agent of it to do this. Such stabilising, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

This Offering Circular does not constitute an offer of, or an invitation to purchase, the Notes in, or to any resident of, the Commonwealth of Australia or any of its States or Territories, and the Notes may not be offered, sold or delivered in or to any resident of the Commonwealth of Australia.

This Offering Circular is not, and is not intended to be a disclosure document within the meaning of section 9 of the Australian Corporations Act 2001 (Cth) (the “Corporations Act”), or a Product Disclosure Statement for the purposes of Chapter 7 of that Act. No action has been taken by the Issuers or the Guarantors that would permit a public offering of the Notes in Australia. In particular, this Offering Circular has not been lodged or registered with the Australian Securities and Investments Commission.

This Offering Circular does not constitute an offer to sell or an invitation to subscribe for or purchase any of the Notes in any jurisdiction in which such offer or invitation is not authorised or to any person to whom it is unlawful to make such an offer or invitation. Laws in certain jurisdictions may restrict the distribution of this Offering Circular and the offer and sale of the Notes. Persons into whose possession this Offering Circular or any of the Notes are delivered must inform themselves about, and observe, any such restrictions. Each prospective purchaser of the Notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the Notes or possesses or distributes this Offering Circular. In addition, each prospective purchaser must obtain any consent, approval or permission required under the regulations in force in any jurisdiction to which it is subject or in which it purchases, offers or sells the Notes. The Issuers shall not have any responsibility for obtaining such consent, approval or permission. For a description of certain further restrictions on offers and sales of the Notes and distribution of this Offering Circular, see “Subscription and Sale” beginning on page 122.

Certain definitions

In this Offering Circular, unless the context otherwise requires, all references to “the Issuers” refer only to WT Finance (Aust) Pty Limited, Westfield Europe Finance plc and WEA Finance LLC; all references to “the Westfield Group” refer to, collectively, Westfield Holdings Limited, Westfield Trust and Westfield America Trust and their subsidiaries, including the Issuers; all references to “WHL” refer only to Westfield Holdings Limited and its subsidiaries; all references to “WT” refer only to Westfield Trust and its subsidiaries; all references to “WAT” refer only to Westfield America Trust and its subsidiaries; all references to “WEA” refer only to Westfield America Inc.; all references to “WALP” refer only to Westfield America Limited Partnership; all references to “WML” refer only to Westfield Management Limited in its capacity as responsible entity and trustee of WT; and all references to “WAML” refer only to Westfield America Management Limited in its capacity as responsible entity and trustee of WAT. WML and WAML are also referred to as the “Responsible Entities”. In the “Summary of the Offering” references to “Issuers” refer only to WT Finance (Aust) Pty Limited, Westfield Europe Finance plc and WEA Finance LLC and not to any of their respective subsidiaries; and references to “WHL”, “WT” and “WAT” refer only to Westfield Holdings Limited, Westfield Trust and Westfield America Trust, respectively, and not to any of their respective subsidiaries.

Documents incorporated by reference

Listing Particulars

This document and the documents that are listed in items (a) – (e) below and are appended to this document (except information incorporated by reference, but not physically contained, within the aforementioned documents) together constitute listing particulars (the “Listing Particulars”) for the purposes of the listing applications to the London Stock Exchange and the Irish Stock Exchange. For the avoidance of doubt, any website referred to in the Listing Particulars does not form part of the Listing Particulars:

(a)	Consolidated Financial Statements for the Shortened Financial Year Ended 31 December 2004 for the Westfield Group (comprising WHL and its controlled entities including WT and WAT);

(b)	Consolidated Financial Statements for the Year Ended 30 June 2004 and 2003 for WHL;

(c)	Consolidated Financial Statements for the Year Ended 31 December 2004 and 2003 for WT;

(d)	Consolidated Financial Statements for the Year Ended 31 December 2004 and 2003 for WAT; and

(e)	Audited accounts for the period from incorporation on 22 April 2004 to 31 December 2004 for WT Finance (Aust) Pty Limited.

Offering Circular

This document, including those documents described below as being deemed incorporated in, and forming part of, this offering circular now and in the future, together constitute the offering circular (the “Offering Circular”) in relation to the issue of the Notes.

This Offering Circular should be read and construed in conjunction with any amendments or supplements to this Offering Circular, the most recently published audited annual accounts, and any interim accounts (and the notes and schedules related thereto, if any) (whether audited or unaudited) published subsequently to such annual accounts, of the Issuers and the Guarantors, which shall be deemed to be incorporated in, and to form part of, this Offering Circular and which shall be deemed to modify or supersede the contents of this Offering Circular to the extent that a statement contained in any such document is inconsistent with such contents. Such documents shall include:

(i)	the Westfield Group’s Annual Report for its shortened financial year ended 31 December 2004 which includes its audited consolidated financial statements and related notes as at, and for the shortened financial year ended 31 December 2004 and the comparative twelve month period ended 30 June 2004;

(ii)	the audited consolidated financial statements and related notes of WHL as at, and for each of the financial years ended 30 June 2003 and 30 June 2004;

(iii)	the unaudited consolidated financial statements and related notes of WHL as at, and for each of the financial half years ended 31 December 2002 and 31 December 2003;

(iv)	the audited Financial Reports for each of WT and WAT for the year ended 31 December 2004 which include the audited consolidated financial statements and related notes for each of them as at, and for the financial years ended 31 December 2003 and 31 December 2004; and

(v)	the audited consolidated financial statements and related notes for each of WT and WAT as at, and for the financial half years ended 30 June 2003 and 30 June 2004.

In July 2004, WHL, WT and WAT completed a transaction (the “Stapling Transaction”) to staple their Australian Stock Exchange (“ASX”) listed securities to form the Westfield Group. The stapled securities of the Westfield Group are quoted and trade together on the ASX under the code “WDC”.

For accounting purposes, as a result of the Stapling Transaction, WHL is deemed to have acquired WT and WAT as at 2 July 2004, being the effective date of the Stapling Transaction (“Effective Date”). In addition, in connection with the Stapling Transaction, WHL changed the end of its financial year from 30 June to 31 December of each year, commencing 31 December 2004. For the reporting period ended 31 December 2004, the audited consolidated financial statements of the Westfield Group, comprising WHL and its controlled entities (including, from the Effective Date, WT and WAT and their respective subsidiaries on a consolidated basis) are in respect of the shortened financial year which, by an order dated 21 May 2004 made by the Australian Securities and Investments Commission pursuant to subsection 340(1) of the Corporations Act, is defined as the six month period 1 July 2004 to 31 December 2004. The comparative period ended 30 June 2004 is defined as the twelve month period 1 July 2003 to 30 June 2004 and represents the audited consolidated financial information of WHL pre the Stapling Transaction. WT and WAT will continue to prepare and provide financial statements on a stand alone basis.

The “Selected Consolidated Financial Data” included in this Offering Circular has been extracted from the following documents (which are themselves included elsewhere in this Offering Circular):

(i)	the audited consolidated financial statements and related notes of the Westfield Group as at, and for the shortened financial year ended 31 December 2004 which are included in the Westfield Group’s 2004 Annual Report;

(ii)	the audited consolidated financial statements and related notes of WHL as at, and for the financial years ended 30 June 2003 and 30 June 2004 which are included in WHL’s 2003 and 2004 Annual Reports, respectively;

(iii)	the audited consolidated financial statements and related notes of WT as at, and for the financial years ended 31 December 2003 and 31 December 2004 which are included in WT’s 2003 and 2004 Annual Reports, respectively;

(iv)	the audited consolidated financial statements and related notes of WAT as at, and for the financial years ended 31 December 2003 and 31 December 2004 which are included in WAT’s 2003 and 2004 Annual Reports, respectively.

The consolidated financial statements of each of WHL, WT and WAT included in this Offering Circular, actual or incorporated by reference, have been prepared in accordance with accounting principles generally accepted in Australia (“Australian GAAP”). For reporting periods commencing on 1 January 2005, the Westfield Group (comprising WHL, WT and WAT) will prepare its financial statements in accordance with the Australian equivalent of the International Financial Reporting Standards (“IFRS”) as issued by the Australian Accounting Standards Board (“AASB”), which will be incorporated into Australian GAAP, and it will be required to restate its comparative financial statements for 31 December 2004 in accordance with such updated Australian GAAP incorporating IFRS. The key differences between pre-1 January 2005 Australian GAAP and the post-1 January 2005 Australian GAAP incorporating IFRS that have been identified by management to date are set out in the Consolidated Financial Statements of the Westfield Group for its shortened financial year ended 31 December 2004 (see note 42 on page F-69), WT for its financial year ended 31 December 2004 (see note 31 on page F-173) and WAT for its financial year ended 31 December 2004 (see note 30 on page F-224).

For the purposes of the Offering Circular, all references to Australian GAAP are to pre-1 January 2005 Australian GAAP.

All documents incorporated by reference in this Offering Circular are available without charge during normal business hours from the specified offices of the Trustee.

Currencies

In this Offering Circular, references to “Australian Dollars” or “A$” are to the lawful currency of Australia, references to “New Zealand Dollars” or “NZ$” are to the lawful currency of New Zealand, references to “Euro” or “€” are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended, references to “Pounds Sterling”, “Sterling”, “UK£”, “pence” or “p” are to the lawful currency of the United Kingdom and references to “US Dollars”, “US$”, “cents” or “¢” are to the lawful currency of the United States.

Unless otherwise indicated, the financial information contained in this Offering Circular has been stated in Australian Dollars.

Unless otherwise stated, all currency conversions into A$ have been effected at the rate at 31 December 2004.

Forward-Looking Statements

Certain statements contained in this Offering Circular, including those under the captions “Business Summary”, “Risk Factors Associated with Investing in the Notes”, “Description of the Westfield Group”, “Recent Developments” and the “Consolidated Financial Statements” constitute “forward-looking statements”. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe”, “estimate”, “anticipate”, “intend”, “may”, “will” or “should” or in each case their negative, or other variations or comparable terminology. Such forward-looking statements involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Westfield Group, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others, general economic and business conditions, industry trends, competition, changes in government regulation, currency fluctuations, changes in business strategy or development, political and economic uncertainty and other risks described in “Risk Factors Associated with Investing in the Notes”. There can be no assurance that the results and events contemplated by the forward-looking statements contained in this Offering Circular will, in fact, occur.

These forward-looking statements speak only as at the date of this Offering Circular. The Issuers and the Parent Guarantors will not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events, circumstances or unanticipated events occurring after the date of this Offering Circular except as required by law or by any appropriate regulatory authority.

TABLE OF CONTENTS

Business Summary	8

Summary of the Offering	15

Use of Proceeds	19

Capitalisation and Indebtedness of the Westfield Group	20

Selected Consolidated Financial Data	22

Terms and Conditions of the € Notes	31

Terms and Conditions of the £ Notes	52

Summary of Provisions relating to the € Notes and the £ Notes while in Global Form	73

Description of the Westfield Group	76

Description of the Issuers	94

Description of the Parent Guarantors	98

Borrowing and Credit Structure for the Notes	100

Risk Factors Associated with Investing in the Notes	101

Recent Developments	114

Taxation	116

Subscription and Sale	122

General Information	127

Index to Consolidated Financial Statements	F-1

BUSINESS SUMMARY

This summary highlights selected information from this Offering Circular and does not contain all of the information that may be important to a prospective purchaser. Prospective purchasers should read this entire Offering Circular carefully, including the risk factors and financial statements and the notes related thereto.

Overview of the Westfield Group

In July 2004, WHL, WT and WAT completed a transaction (the “Stapling Transaction”) to staple their ASX listed securities to form the Westfield Group. The stapled securities of the Westfield Group are quoted and trade together on the ASX under the code “WDC”.

Notwithstanding the Stapling Transaction, the Westfield Group continues to conduct all of its operations through WHL, WT, WAT and their respective subsidiaries. Although WHL, WT and WAT each continue to exist as separate legal entities, WHL, WT and WAT now operate as a coordinated economic group, with a common public investor base, common business objectives and a common membership of their boards of directors.

The Westfield Group is the world’s largest listed retail property group and the eighth largest entity listed on the ASX, in each case based on an A$29.4 billion equity market capitalisation as at 6 June 2005. The Westfield Group’s property investment portfolio as at 31 December 2004 consisted of interests in 126 shopping centres located in Australia, New Zealand, the United States and the United Kingdom, with a gross value of approximately A$40.3 billion and comprised of approximately 10.0 million square metres of gross leaseable area (“GLA”) and contained more than 20,000 retail outlets. As at 31 December 2004, the Westfield Group had total assets (comprising shopping centres and other assets) of A$34.3 billion and revenues of A$1.6 billion for the shortened financial year ended 31 December 2004 (being the six month period from 1 July 2004 to 31 December 2004).

The Westfield Group is an internally managed, vertically integrated shopping centre group. It operates in the following business segments:

•	shopping centre ownership;

•	property management and leasing;

•	property development, design and construction; and

•	funds and asset management.

Business Segments

Shopping Centre Ownership

The Westfield Group’s shopping centres are geographically diverse, spread across five states in Australia and 14 states in the United States, as well as in New Zealand and the United Kingdom. The Westfield Group’s size and geographic diversity significantly reduce its dependence upon any single tenant or property. The Westfield Group’s shopping centres are generally located near or in major metropolitan areas, anchored by long-term tenancies with major retailers and incorporate a wide cross section of specialty retailers and national chain store operators. The Westfield Group’s shopping centre investments are undertaken on both a wholly owned basis and through joint ventures, primarily with major institutional investors.

•

Australia and New Zealand. As at 31 December 2004, the Westfield Group owned interests in 51 shopping centres in Australia and New Zealand comprised of approximately 3.3 million square metres of GLA. Of these 51 centres, 29 centres are wholly owned, 21 centres are held through joint ventures or co-ownership arrangements and one centre is held through a lease arrangement. As at 31 December 2004, the gross value of these investments was A$17.6 billion of which the book value of the Westfield Group’s proportionate interest was A$14.3 billion. The Westfield Group manages 45 of the 51 shopping centres. As at 31 December 2004, the Westfield Group’s Australian and New Zealand property portfolio had an occupancy level in excess of 99.5%.

•	United States. As at 31 December 2004, the Westfield Group owned interests in 66 shopping centres, comprised of approximately 6.3 million square metres of GLA. Of the 66 centres, 54 centres are wholly owned and 12 are held through joint ventures or co-ownership arrangements. As at 31 December 2004, the gross value of these investments was A$18.0 billion of which the book value of the Westfield Group’s proportionate interest was A$15.6 billion. As at 31 December 2004 the Westfield Group managed 65 of the 66 shopping centres. In addition, at 31 December 2004, it managed ten U.S. airport concessions. As at 31 December 2004, the Westfield Group’s United States’ portfolio had an occupancy rate of 94.2%.

•	United Kingdom. As at 31 December 2004, the Westfield Group owned interests in and managed nine shopping centres comprised of approximately 0.4 million square metres of GLA. As at 31 December 2004, the gross value of these investments was A$4.7 billion of which the book value of the Westfield Group’s proportionate interest was A$3.6 billion. As at 31 December 2004, the Westfield Group’s United Kingdom portfolio had an occupancy rate in excess of 99%.

Property Management and Leasing

Property management involves leasing and day-to-day management and marketing of the Westfield Group’s shopping centre portfolio and other properties. The Westfield Group’s shopping centres are designed to provide an efficient and dynamic environment for retailers and a quality shopping experience for consumers, creating a platform for the Westfield Group’s retailers to enhance their performance and for the Westfield Group to maximise its returns. The Westfield Group works to build and maintain long-term relationships with its retailers in addition to developing strong relationships with consumers by supporting the local communities of its shopping centres and through various marketing activities.

Property Development, Design and Construction

The Westfield Group’s property development activities are vertically integrated and involve the development, design, construction and initial leasing of shopping centres, primarily for properties that it owns or manages. These activities include purchasing land, obtaining approvals from regulatory authorities, conducting negotiations with major retailers, preparing feasibility studies and acting as architect, project manager and general contractor for each shopping centre development and redevelopment project. The Westfield Group’s redevelopment projects are designed to maximise returns on investment from both increased rental income and capital appreciation of the asset.

The Westfield Group currently has a redevelopment program of approximately A$3.7 billion of projects under construction and a further estimated A$1.5 billion to A$2.0 billion of new projects commencing each year for at least the next three years. The redevelopment program is spread quite evenly across each of the geographic regions.

•	Australia and New Zealand. The Westfield Group currently has six major projects in Australia and one major project in New Zealand under construction totalling approximately A$480 million and NZ$170 million respectively.

•	United States. The Westfield Group currently has six projects under construction totalling approximately US$0.7 billion.

•	United Kingdom. The Westfield Group currently has a redevelopment program totalling approximately UK£0.9 billion for two projects that are under construction including the Westfield Group’s interest in the White City project in inner west London.

Funds and Asset Management

The Westfield Group manages certain assets on behalf of institutional and other investors for which it receives management fees. The Westfield Group generally undertakes these activities on a joint venture basis. In addition, it manages Carindale Property Trust, which is an Australian publicly listed property trust that owns a 50% interest in Westfield Carindale in Brisbane, Australia.

Business Strategy

The Westfield Group’s primary business objective is to provide superior returns for investors through a combination of capital and income growth. Its strategies to achieve this objective are to:

•	maximise the financial performance of each shopping centre in its portfolio through the intensive management and redevelopment of its existing portfolio to adapt to changing circumstances. Through intensive management, the Westfield Group seeks to increase rental income at its centres by leasing currently unleased space, increasing base rents as current leases with below market rents expire, increasing occupancy levels, increasing rentable area in its shopping centres and repositioning its centres to increase sales productivity. Further, the Westfield Group believes that redevelopment and expansion are key to maximising the use and performance of its assets and increasing its income growth and capital appreciation. The Westfield Group continually evaluates the redevelopment potential of its properties, including properties that have undergone redevelopment in the past five years, as it believes redevelopment provides a cost efficient means for its properties to compete effectively within their existing markets.

•	acquire additional shopping centres in existing markets and explore opportunities in new markets that meet its investment criteria, including the acquisition of joint venture interests in properties with capital appreciation potential. In general, the Westfield Group’s investment criteria includes the goals that the property be of a quality consistent with its existing portfolio, that the property has potential for increased income and value through redevelopment and that the property generates sufficient income pending any redevelopment to support the acquisition costs. In addition, the Westfield Group follows a clustering strategy with respect to the markets in which it operates, in that it seeks to acquire several shopping centres in the same market to achieve economies of scale. Clustering also facilitates branding and allows for regional advertising which is important to major retailers.

•	maintain and enhance its financial strength. Financial strength is important to growth in the industry in which the Westfield Group operates, particularly in the development and acquisition of properties. In the 12 months since announcing the Stapling Transaction, the primary rationale for the Stapling Transaction has been validated through recent property and financing transactions in the United Kingdom, the United States and Australia.

Competitive Advantages

The Westfield Group believes it has the following competitive advantages:

Geographic Diversity of Property Portfolio and Clustering Philosophy. The Westfield Group’s shopping centres are geographically diverse, spread across five states in Australia and 14 states in the United States, as well as in New Zealand and the United Kingdom. The broad geographic diversity of the Westfield Group’s properties provides it with a diversified revenue base. In addition, the Westfield Group’s size and geographic diversity significantly reduce its dependence upon any single tenant or property. In addition, as a result of its clustering philosophy, the Westfield Group is able to achieve economies of scale within its geographic markets.

Redevelopment Capability and Global Redevelopment Program. The Westfield Group currently has a redevelopment program of approximately A$3.7 billion of projects under construction with a further estimated A$1.5 billion to A$2.0 billion of new projects commencing each year at least for the next three years. Its redevelopment operations are vertically integrated and involve the development, design, construction and initial leasing of shopping centres, which allows the Westfield Group to control design and construction costs and amend or alter redevelopment plans during the course of construction, if necessary. Further, the Westfield Group has extensive experience and a solid track record of completing projects on time and within budget. It believes its redevelopment program enhances its internal growth potential and ensures that its shopping centres remain competitive in their existing markets. Due to the current economic conditions in the markets in which it operates, the Westfield Group believes that redevelopment of its properties results in higher yields than could be achieved through acquisition of new properties. Accordingly, it views redevelopment as an attractive avenue of investment to generate high rates of return.

Experienced and Intensive Management. The Westfield Group’s senior management team has extensive experience in the retail real estate industry, including experience in the acquisition, leasing, management, financing, redevelopment and development of real estate assets. Its operating philosophy involves the intensive management of its shopping centres with a focus on increasing occupancy levels, improving the merchandise mix and range of tenants, converting non-productive space to mall GLA and promoting centres with intensive marketing. The Westfield Group believes that this approach enables it to increase income at its shopping centres while controlling operating costs.

Financial Strength. The Westfield Group believes its financial strength provides it with an advantage over many of its competitors. Its financial strength improves its ability to redevelop its existing properties and to take advantage of investment opportunities. In addition, the Westfield Group believes that the Stapling Transaction has improved its access to and cost of capital, including access to the capital markets in the United States, Europe, Australia and Asia. In the 12 month period since announcing the Stapling Transaction, the Westfield Group has refinanced an aggregate of approximately A$8.5 billion of secured and unsecured debt facilities through the US Rule 144A market and a global syndicated banking facility. See “Description of the Westfield Group –Financing”. As at 31 December, 2004, on an audited consolidated basis, the Westfield Group had secured borrowings of A$4.9 billion and unsecured borrowings of A$8.9 billion.

Structure Chart

The following chart sets forth the Westfield Group’s current structure through which it holds its property investment portfolio:

*	As at 31 December 2004, a 6.2% economic interest in Westfield America, Inc. was held by third party investors.

Recent Events

Australia: In February 2005, the Westfield Group entered into conditional agreements with General Property Trust (“GPT”), an Australian listed property trust, for the acquisition of interests in three of GPT’s Australian shopping centres with a total GLA of approximately 0.2 million square metres for a total acquisition price of A$842.4 million. The acquisition of the interest in one of the properties is subject to pre-emptive rights in favour of the current joint owner of that property.

Completion of the transaction was conditional on approval by members of GPT. Approval was given at a meeting of members of GPT held on 2 June 2005. See “Recent Developments”.

In June 2005, the Westfield Group announced that it had finalised a foreign currency hedging arrangement over approximately US$4.0 billion of its borrowings.

As noted at the time of the Stapling Transaction, the Westfield Group put in place cross currency swaps, the effect of which was to increase US Dollar debt and reduce Australian Dollar debt. As a result, the value of the Westfield Group’s US Dollar borrowings and cross currency swaps closely equated to the value of the Westfield Group’s US Dollar property assets and created a balance sheet hedge against movements in exchange rates.

Any movement in asset values as a result of exchange rate fluctuations remains unrealised unless assets are sold. However, cross currency swaps will impact upon the Westfield Group’s cashflow on rollover or maturity of the swap.

In order to manage the cashflow impact of maturing cross currency swaps, the Westfield Group entered into put and call options (“collar”) over US$4.0 billion of its borrowings. The “collar” matures in the six month period ending 31 December 2006 and has an average exchange rate upper limit of A$1.00 = US$0.7950 and an average exchange rate lower limit of A$1.00 = USD$0.7230.

This hedging arrangement was achieved at “zero cost” and is not expected to have any impact on the Westfield Group’s forecast distribution for the 12 months ending 31 December 2005.

United States: In January 2005, the Westfield Group acquired a 100% interest in Chicago Ridge, Illinois for A$138.7 million (US$108 million) which has expanded its Chicago cluster to seven regional centres. In February 2005, the Westfield Group acquired an additional interest in Valencia Town Centre in Santa Clarita, California for A$88.9 million (US$69.2 million) and assumed management, leasing and development responsibilities for this super regional centre. As a result of these acquisitions, the Westfield Group currently has interests in and manages 67 shopping centres in the United States.

In May 2005, the Westfield Group reached agreement to acquire a 100% interest in the Sunrise Mall in Massapequa, New York for A$183.6 million (US$143 million). The Westfield Group currently has six shopping centres in the New York/New Jersey/Connecticut tri-state market. Sunrise Mall will be branded Westfield Sunrise, and represents the seventh Westfield centre in the tri-state market. On completion of this transaction the Westfield Group will have interests in and manage 68 shopping centres in the United States.

United Kingdom: In March 2005, the Westfield Group, together with its joint venture partner, the BT Pension Scheme (Britel), a major United Kingdom pension fund managed by Hermes Property Asset Management sold the Brunel Centre in Swindon for A$321.9 million (UK£130 million). Since 31 December 2004, the Westfield Group has also been focused on the integration of the recently acquired centres of Merry Hill, Birmingham and Sprucefield, Northern Ireland and the development sites at White City, London, Bradford, West Yorkshire near Leeds, Sprucefield, Northern Ireland and Stratford City, East London into the portfolio.

In March 2005, the Westfield Group also commenced its first development project in the United Kingdom with the commencement of construction at Derby.

In May 2005, the Westfield Group reached agreement with its co-owners (Multiplex Group and companies associated with the Reuben Brothers) of White City under which the Westfield Group will acquire an additional 25% interest in White City for A$161 million (UK£65 million). This will increase the Westfield Group’s ownership of White City to 50% on project completion.

In a separate transaction, the Westfield Group has been appointed development manager and leasing agent for the White City project and on completion, shopping centre and asset manager. This appointment was agreed with Commerz Grunbestiz Investment GmbH (“CGI”) (on behalf of Hauinvest Europa, Germany’s largest open end property fund), the owner of the remaining 50% interest in the project.

The White City project is a super regional shopping centre development. Upon completion in the first half of 2008, the centre will have approximately 150,000 square metres of retail and leisure space, making it the largest shopping centre in Greater London. The Multiplex Group is the builder for the White City project.

Issuers

WT Finance (Aust) Pty Limited, Westfield Europe Finance plc and WEA Finance LLC are the co-issuers of the Notes. WT Finance (Aust) Pty Limited is an Australian corporation and a wholly owned finance subsidiary of WT. Westfield Europe Finance plc is an Irish company and a wholly owned finance subsidiary of WHL. WEA Finance LLC is a Delaware limited liability company and is a majority owned indirect finance subsidiary of WAT. The primary purpose of each Issuer is to borrow funds on behalf of the Westfield Group and advance the net proceeds of such borrowings to the Parent Guarantors or subsidiaries of the Parent Guarantors.

Borrowing and Credit Structure for the Notes

The following chart sets forth the Westfield Group’s borrowing and credit structure for the Notes. Each series of the Notes will be the joint and several obligations of the Issuers.

As indicated in the chart above, the obligations of the Issuers under the Notes will be guaranteed on a several basis by WHL, WML and WAML and will be guaranteed on a joint and several basis by the other finance subsidiaries of WHL, WT and WAT. Because the obligations of the Issuers are guaranteed by WHL, WML and WAML, holders of the Notes will effectively receive the benefit of the Westfield Group credit.

Credit Ratings

The long term senior unsecured credit ratings of the Westfield Group are “A- /Outlook Stable” from Standard & Poor’s and “A2/ Stable” from Moody’s.

The short term senior unsecured credit ratings of the Westfield Group are “A2” from Standard & Poor’s and “P1” from Moody’s.

Corporate Information

The Westfield Group’s head office is located at Level 24, Westfield Towers, 100 William Street, Sydney, New South Wales 2011, Australia. The Westfield Group’s telephone number is +61-2-9358-7000. Its web site is located at www.westfield.com. The information on the Westfield Group’s web site is not part of this Offering Circular.

The Westfield Group’s other corporate offices are located at Level 3, Corner Remuera Road and Nuffield Street, Auckland, New Zealand; 11601 Wilshire Boulevard 11th Floor, Los Angeles, California 90025-1748, United States of America and Midcity Place, 6th Floor, 71 High Holborn, London WC1V 6EA, United Kingdom.

SUMMARY OF THE OFFERING

The following is a summary of the terms of the Notes. This summary is derived from, and should be read in conjunction with, the full text of the Terms and Conditions of the Notes (the “Conditions”) and the Trust Deeds constituting the Notes, which prevail to the extent of any inconsistency with the terms set out in this summary. Capitalised terms used herein and not otherwise defined have the respective meanings given to such terms in the relevant Conditions.

Notes being offered	€600,000,000 Guaranteed Unsecured Unsubordinated 3.625% Notes due 2012 (the “€ Notes”) and UK£600,000,000 Guaranteed Unsecured Unsubordinated 5.500% Notes due 2017 (the “£ Notes” and, together with the € Notes, the “Notes”).

Issuers	WT Finance (Aust) Pty Limited, Westfield Europe Finance plc, and WEA Finance LLC (each an “Issuer” and together, the “Issuers”). The Notes will be the joint and several obligations of the Issuers.

Guarantors	Westfield Holdings Limited, Westfield Management Limited in its capacity as responsible entity and trustee of WT, and Westfield America Management Limited in its capacity as responsible entity and trustee of WAT (each a “Parent Guarantor” and together, the “Parent Guarantors”), and certain subsidiaries of Westfield Holdings Limited, WT and WAT, namely Westfield Finance (Aust) Limited, Westfield Capital Corporation Limited, WCI Finance LLC, WT Finance (NZ) Limited, Westfield Trust (NZ) Limited, Westfield Finance (NZ) Limited and WFA Finance (Aust) Pty Limited (the “Subsidiary Guarantors” and, together with the Parent Guarantors, the “Guarantors”) (the “Guarantees”). See “Borrowing and Credit Structure for the Notes” on page 100 for further information on the guarantee structure and the roles of the Parent Guarantors and Subsidiary Guarantors.

Principal amount	€ Notes: €600,000,000 aggregate principal amount.
£ Notes: £600,000,000 aggregate principal amount.

Issue price	€ Notes: 99.496% of principal amount thereof.
£ Notes: 99.149% of principal amount thereof.

Maturity Date	€ Notes: 27 June 2012
£ Notes: 27 June 2017

Interest rate	The € Notes will bear interest at the rate of 3.625% per year from and including 27 June 2005.

The £ Notes will bear interest at the rate of 5.500% per year from and including 27 June 2005.

Interest payment dates	Interest on the € Notes will be payable annually in arrears on every 27 June, the first such payment to be made on 27 June 2006 and including the Maturity Date (subject as set out in Condition 7).

Interest on the £ Notes will be payable annually in arrears on every 27 June, the first such payment to be made on 27 June 2006 and including the Maturity Date (subject as set out in Condition 7).

See “Terms and Conditions of the Notes – Interest” on page 38 (€ Notes) and page 59 (£ Notes).

Ranking	Each series of Notes will constitute unsecured and unsubordinated obligations of the Issuers and will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of the Issuers. Each Guarantee will constitute an unsecured and unsubordinated obligation of each Guarantor and, subject to the limitation on liability and recourse in respect of each Responsible Entity, will rank at least equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of such Guarantor.

Use of proceeds	The estimated net proceeds from the issue and sale of the Notes will be €595,326,000 and £592,794,000. The Westfield Group expects to use the net proceeds to repay other outstanding unsecured indebtedness of the Westfield Group. See “Use of Proceeds”.

Guarantees	Each of the Parent Guarantors will guarantee, on a several basis, the due payment of all amounts expressed to be payable by the Issuers under the Trust Deed, the Notes and the Coupons. In addition, each of the Subsidiary Guarantors will guarantee, on a joint and several basis, the due payment of all amounts expressed to be payable by the Issuers under the Trust Deed, the Notes and the Coupons.

Further issues	The Issuers may from time to time, without the consent of the holders of the Notes or Coupons, create and issue further securities either having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest on them) so that such further issue shall be consolidated and form a single series with either series of the Notes then outstanding or upon such terms as the Issuers may determine at the time of their issue. See “Terms and Conditions of the Notes—Further Issues” on page 50 (€ Notes) and page 71 (£ Notes).

Additional amounts	In the event that withholding taxes are required to be withheld or deducted from payments on any of the Notes or under the related Guarantees, the Issuers or, as the case may be, the Guarantors will, subject to certain exceptions described in this Offering Circular, pay such additional amounts as will result, after deduction or withholding of such taxes, in the receipt by Noteholders and Couponholders of the amounts which would have been receivable in respect of such Notes or under the related Guarantees had no such withholding or deduction been required. See “Terms and Conditions of the Notes—Taxation” on page 41 (€ Notes) and page 63 (£ Notes).

Optional redemption for tax reasons	The Notes may be redeemed at the option of the Issuers in whole but not in part, at 100% of the principal amount thereof plus accrued interest to the date fixed for redemption if certain events occur that would cause the Issuers or any Guarantor to become obligated to pay additional amounts as described under “Terms and Conditions of the Notes—Redemption and Purchase—Redemption for taxation reasons” on page 39 (€ Notes) and page 60 (£ Notes).

Optional Redemption	The Issuers may redeem some or all of each series of Notes at any time prior to their maturity at the price determined as described under “Terms and Conditions of the Notes—Redemption and Purchase—Optional Redemption”, together with any accrued, and unpaid, interest.

Form and denomination	The € Notes will be initially issued in the form of a bearer form Temporary Global Note exchangeable for a Permanent Global Note. Denominations will be €50,000 with €1,000 increments thereafter.

The £ Notes will be initially issued in the form of a bearer form Temporary Global Note exchangeable for a Permanent Global Note. Denominations will be £50,000 with £1,000 increments thereafter.

Definitive Notes will only be available in the limited circumstances specified in the relevant Global Note.

Listing	Application has been made to the UK Listing Authority for the Notes to be admitted to the Official List and to the London Stock Exchange for the Notes to be admitted to trading on the London Stock Exchange’s market for listed securities. Application has also been made to list the Notes on the Official list of the Irish Stock Exchange.

Negative Pledge	See “Terms and Conditions of the Notes—Negative Pledge” on page 38 (€ Notes) and page 59 (£ Notes).

Financial covenants	So long as any of the Notes remains outstanding, each of the Parent Guarantors shall ensure that:

• as at 30 June and 31 December of each year, Net Debt will not exceed 65% of Net Assets,

• as at 30 June and 31 December of each year, Secured Debt will not exceed 45% of Total Assets,

• as at 30 June and 31 December of each year, the ratio of EBITDA to Interest Expense will be at least 1.50:1 for the twelve months ending on each of those dates, and

• as at 30 June and 31 December of each year, Unencumbered Assets will be at least 125% of the aggregate principal amount of all outstanding Unsecured Debt.

See “Terms and Conditions of the Notes—Covenants—Financial Covenants” on page 33 (€ Notes) and page 54 (£ Notes).

Substitution	The Trustee may agree with the Issuers and the Guarantors to the substitution in place of one or more of the Issuers of a Substituted Company as described in “Terms and Conditions of the Notes—Substitution of Principal Debtor”.

Events of Default	See “Terms and Conditions of the Notes—Events of Default” on page 43 (€ Notes) and page 64 (£ Notes).

Trustee	Deutsche Trustee Company Limited.

Principal Paying Agent	Deutsche Bank AG, London Branch.

Irish Paying Agent	Deutsche International Services (Ireland) Limited.

Governing law	The Notes, the Coupons and the Trust Deeds will be governed by English law.

Risk factors	Prospective purchasers of each series of Notes should consider carefully all of the information set forth in this Offering Circular and, in particular, the information set forth under “Risk Factors Associated with Investing in the Notes” beginning on page 101 before making an investment in such series of Notes.

Ratings of the Notes	A2 (Moody’s); A- (Standard & Poor’s)

USE OF PROCEEDS

The estimated net proceeds from this offering will be €595.3 million in respect of the € Notes and £592.8 million in respect of the £ Notes in each case after deducting estimated underwriting discounts and commissions and before deducting estimated offering expenses payable by the Westfield Group.

Westfield Europe Finance plc will receive net proceeds from this offering of £158.1 million from the 2017 £ Notes. It intends to use the proceeds to refinance existing unsecured borrowings of entities within the Chelsfield plc group which are to be acquired as part of the Duelguide transaction entered into in 2004.

WT Finance (Aust) Pty Limited will receive net proceeds from this offering of €198.4 million from the 2012 € Notes and £434.7 million from the 2017 £ Notes. It intends to use such proceeds to repay outstanding unsecured indebtedness.

WEA Finance LLC will receive net proceeds from this offering of €396.9 million from the 2012 € Notes. It intends to use such proceeds to repay outstanding unsecured indebtedness.

The net proceeds of the offering received by WT Finance (Aust) Pty Limited and Westfield Europe Finance plc, along with the allocable share of the underwriting discounts and commissions, is referred to as the “non-U.S. Portion”, and the net proceeds of the offering received by WEA Finance LLC, along with its allocable share of the underwriting discounts and commissions, is referred to as the “U.S. Portion”. For each 2012 € Note, the U.S. Portion is 66.7% and the non-U.S. Portion is 33.3%. For each 2017 £ Note, the U.S. Portion is nil and the non-U.S. Portion is 100.0%.

WEA Finance LLC, which is owned by WALP, is expected to on-lend its proceeds from the issue of the Notes to WEA, WALP or their controlled entities (together the “WEA Group”). In this regard, WEA and WALP have provided a guarantee to WEA Finance LLC in respect of the monetary obligations of members of the WEA Group to WEA Finance LLC.

In connection with this offering, the Issuers will enter into a co-issuer agreement setting out the obligations as between themselves for payments of interest and principal under the Notes. In addition, WHL, WML and WAML have entered into a co-guarantor agreement, pursuant to which each party has agreed to reimburse the other parties to the extent that such other party or any of its finance subsidiaries makes any payment in respect of obligations of the reimbursing party and its finance subsidiaries under the Notes, taking into account the amount of gross proceeds received from this offering by WHL, WT and WAT through their respective finance subsidiaries.

Pending the uses described above, each of the Issuers intends to invest its share of the net proceeds from this offering received in short-term, interest-bearing, investment grade securities.

CAPITALISATION AND INDEBTEDNESS OF THE WESTFIELD GROUP

The following table sets out the Australian GAAP audited consolidated capitalisation of the Westfield Group as at 31 December 2004. As noted elsewhere, in July 2004, WHL, WT and WAT completed a transaction (the “Stapling Transaction”) to staple their Australian Stock Exchange listed securities to form the Westfield Group. For accounting purposes, as a result of the Stapling Transaction, WHL is deemed to have acquired WT and WAT, as at 2 July 2004, being the effective date of the Stapling Transaction. In consequence, the capitalisation information for each of the Parent Guarantors is included in this consolidated table of the Westfield Group. The following data should be read in conjunction with the audited consolidated financial statements and the related notes of the Westfield Group contained elsewhere or, as the case may be, incorporated by reference in this Offering Circular.

As at 31 December 2004
in A$ million
Indebtedness
Short-term borrowings:
Unsecured borrowings	986.7
Secured borrowings	212.2

Total short-term borrowings	1,198.9

Long-term borrowings:
Unsecured borrowings	7,846.6
Secured borrowings	4,729.1

Total long-term borrowings	12,575.7

Total borrowings	13,774.6
Redeemable preference shares/units	283.9

Total indebtedness	14,058.5

Equity
Aggregate stapled security holders interests:
Contributed equity	11,410.1
Reserves	4,917.9
Retained profits	1,522.8

Total equity attributable to members of Westfield Group	17,850.8

Outside equity interests:
Contributed equity	536.1
Reserves	115.9
Retained profits	—

Total outside equity interests	652.0

Total equity	18,502.8

Total capitalisation	32,561.3

Notes

1	The above table does not include indebtedness in respect of the Notes now being issued.
2	During the period 1 January 2005 to 6 June 2005, the indebtedness of the Westfield Group under Australian GAAP increased by no more than A$1.2 billion due mainly to the acquisition of investment properties, redevelopment expenditures, exchange rate movements and distributions paid.
3	During the period 1 January 2005 to 6 June 2005, contributed equity of the Westfield Group under Australian GAAP increased by approximately A$0.4 billion due to additional equity raised.
4	During the period 1 January 2005 to 6 June 2005, under Australian GAAP and including the Westfield Group’s share of the equity accounted joint ventures, the Westfield Group’s capital commitments increased by no more than A$3.5 billion and guarantees and contingent liabilities increased by no more than A$0.1 billion. The increase in capital commitments relates to capital expenditure expected to be incurred in respect of the Westfield Group’s redevelopment program over the next three years.

On 2 June 2005, the conditional agreement with GPT for the acquisition of interests in three of GPT’s Australian shopping centres for a total acquisition cost of A$842.4 million (see “Recent Developments” on page 114) was approved by members of GPT. This transaction is not reflected in the A$3.5 billion increase in capital commitments of the Westfield Group for the period 1 January 2005 to 6 June 2005.

5	Save as set out above, and except for the Notes now being issued and intra-Group arrangements, there has been no material change in the indebtedness, contributed equity, capital commitments, guarantees and contingent liabilities of the Westfield Group during the period 1 January 2005 to the date hereof.

SELECTED CONSOLIDATED FINANCIAL DATA

Selected Consolidated Financial Data of the Westfield Group for its shortened financial year ended 31 December 2004

Selected Consolidated Financial Data of each of WHL, WT and WAT

The selected consolidated financial data for WHL for the years ended 30 June 2004 and 2003, and as at 30 June 2004 and 2003 has been derived from the audited consolidated financial statements of WHL, which are included elsewhere in this Offering Circular. As a result of the Stapling Transaction, WHL changed the end of its financial year from 30 June to 31 December of each year, commencing with 31 December 2004. For the shortened financial year ended 31 December 2004, the audited consolidated financial statements for the Westfield Group, comprising WHL and its controlled entities (including, from the Effective Date, WT and WAT and their respective subsidiaries on a consolidated basis) are in respect of the shortened financial year which, by an order dated 21 May 2004, made by the Australian Securities and Investments Commission pursuant to subsection 340(1) of the Corporations Act, is defined as the six month period 1 July 2004 to 31 December 2004. The comparative period ended 30 June 2004 is defined as the twelve month period 1 July 2003 to 30 June 2004 and represents the audited consolidated financial information of WHL pre the Stapling Transaction. The results of operations for the shortened financial year are not necessarily indicative of the operating results for the full financial year.

The selected consolidated financial data for each of WT and WAT for the years ended 31 December 2004 and 2003 and as at 31 December 2004 and 2003 has been derived from the audited consolidated financial statements of WT and WAT, respectively, which are included elsewhere in this Offering Circular.

The audited consolidated financial statements of each of WHL, WT and WAT have been prepared in accordance with Australian GAAP. For reporting periods commencing on 1 January 2005, the Westfield Group (comprising WHL, WT and WAT) will prepare its financial statements in accordance with the Australian equivalent of IFRS as issued by the AASB, which will be incorporated into Australian GAAP, and it will be required to restate its comparative financial statements for the financial year ended 31 December 2004 in accordance with such updated Australian GAAP incorporating IFRS. The key differences between pre-1 January 2005 Australian GAAP and post-1 January Australian GAAP incorporating IFRS identified by management to date are set out in the Consolidated Financial Statements of the Westfield Group for its shortened financial year ended 31 December 2004 (see note 42 on page F-69), WT for its financial year ended 31 December 2004 (see note 31 on page F-173) and WAT for its financial year ended 31 December 2004 (see note 30 on page F-224).

For the purposes of the Offering Circular, all references to Australian GAAP are to pre-1 January 2005 Australian GAAP.

Prospective purchasers should read the selected consolidated financial data set forth below in conjunction with the consolidated financial statements and related notes of each of the Westfield Group, WHL, WT and WAT included elsewhere in this Offering Circular.

WESTFIELD GROUP

Comprising WHL and its Controlled Entities (including WT and WAT and each of their controlled entities)

STATEMENT OF FINANCIAL PERFORMANCE

for the shortened financial year ended 31 December 2004(1)

31 December 2004(1)
A$ million

Revenue from ordinary activities
Shopping centre rental and other property income	1,517.2
Property development income	72.9
Property and funds management income	22.8
Interest income	7.5

Total revenue from trading activities	1,620.4
Revenue from asset sales/termination of interest rate swaps	256.2

Total revenue from ordinary activities	1,876.6

Expenses from ordinary activities
Shopping centre and other property outgoings	(493.2)
Property development costs	(64.5)
Property and funds management costs	(9.6)
Corporate costs	(12.2)

Total expenses from trading activities	(579.5)
Cost of assets sold/transaction costs written off	(224.7)

Total expenses from ordinary activities	(804.2)

Share of net profits of equity accounted entities	104.0
Borrowing costs	(262.2)

Profit from ordinary activities before tax expense	914.2
Tax expense relating to ordinary activities	(44.8)

Profit from ordinary activities after tax expense	869.4
Less – net profit attributable to outside equity interests	(36.5)

Net profit from ordinary activities attributable to Members of the Westfield Group	832.9

Increase in asset revaluation reserve	2,626.0
Net exchange difference on translation of the financial report of self-sustaining foreign operations	(98.0)

Total revenue, expenses and valuation adjustments attributable to members of the Westfield Group and recognised directly in equity	2,528.0

Total changes in equity other than those resulting from transactions with owners as owners attributable to members of the Westfield Group	3,360.9

31 December 2004(1)
A$ million

Other Financial Data
Net cash flows from operating activities	1,101.2
Net cash flows from investing activities	(2,386.6)
Net cash flows from financing activities	1,186.9

As at 31 December 2004
A$ million

Statement of Financial Position
Cash assets(2)	220.1
Working capital(3)	(1,503.4)
Total assets	34,281.0
Total liabilities	15,778.2
Total Equity	18,502.8

(1)	By an order dated 21 May 2004, made by the Australian Securities and Investments Commission pursuant to subsection 340(1) of the Corporations Act, the shortened financial year ended 31 December 2004 is defined as the six month period 1 July 2004 to 31 December 2004.
(2)	Cash assets for the Westfield Group are stated after deducting overdrafts and short term loans of A$16.1 million.
(3)	As at 31 December 2004, the Westfield Group had available to it unused financing facilities of A$7.0 billion. See “Description of the Westfield Group – Financing”.

WESTFIELD HOLDINGS LIMITED

	For the Year Ended
	30 June
	2004	2003
	in A$ million
Statement of Financial Performance
Revenue from trading activities	1,245.9	1,101.8
Other revenue	7.6	45.6

Revenue from ordinary activities	1,253.5	1,147.4

Expenses from trading activities	(1,032.2)	(922.6)
Other expenses	(3.2)	(44.4)

Expenses before Stapling Transaction and capital restructure charges	(1,035.4)	(967.0)

Stapling Transaction and capital restructure charges
– write down of associates/subsidiaries	(477.0)	—
– charges	(42.7)	—

Total Stapling Transaction and capital restructure charges(1)	(519.7)	—

Expenses from ordinary activities	(1,555.1)	(967.0)

Share of net profits of equity accounted associates before Stapling Transaction charges	210.3	222.7
Share of Stapling Transaction charges included in associates net profit	(5.1)	—

Share of net profits of equity accounted associates	205.2	222.7

Borrowing costs	(17.0)	(42.7)

(Loss)/profit from ordinary activities before income tax expense attributable to members of WHL	(113.4)	360.4

Income tax expense relating to ordinary activities	(82.9)	(72.0)

(Loss)/profit from ordinary activities after income tax expense attributable to members of WHL	(196.3)	288.4

Increase in asset revaluation reserve	184.9	56.9
Net exchange difference on translation of the financial report of foreign controlled entities and equity accounted associates	(4.3)	(120.0)

Total revenues, expenses and valuation adjustments attributable to members of WHL and recognised directly in equity	180.6	(63.1)

Total changes in equity other than those resulting from transactions with owners as owners attributable to members of WHL	(15.7)	225.3

Other Financial Data
Net cash flows from operating activities	332.5	376.1
Net cash flows from investing activities	(78.9)	(54.5)
Net cash flows from financing activities	(245.2)	(312.6)

	As at 30 June
	2004	2003
	in A$ million
Statement of Financial Position
Cash assets(2)	60.9	52.6
Working capital	43.3	5.6
Total assets	3,021.1	3,121.6
Total liabilities	1,673.5	1,498.5
Total equity	1,347.6	1,623.1

(1)	As part of the Stapling Transaction, additional units of WAT were issued to investors in WT and WHL. Subsidiaries of WHL holding units in WAT did not participate in such issuance and, as a result, WHL’s investment in WAT was diluted. Accordingly, WHL recorded a write-down of A$458.1 million on its equity investment in WAT (and A$86.6 million to the asset revaluation reserve). As a result of this write-down in WHL’s investment in WAT, WHL terminated excess interest rate swaps resulting from the close out of excess cross currency swaps in respect of WAT, and incurred other merger and capital restructuring costs amounting to A$61.6 million.
(2)	Cash assets for WHL are stated after deducting overdrafts and short term loans of A$10.9 million (30 June 2003: A$2.3 million).

WESTFIELD TRUST

	For the Year Ended
	31 December
	2004	2003
	A$ million
Statement of Financial Performance
Revenues from ordinary activities
Shopping centre rental and other property income	1,192.6	1,030.5
Interest income	5.8	2.8

Total revenues from trading activities	1,198.4	1,033.3
Revenue from asset sales	198.7	882.0

Total revenue from ordinary activities	1,397.1	1,915.3

Expenses from ordinary activities
Shopping centre and other property outgoings	(343.5)	(297.2)
Change in accounting policy – prior year amounts	—	19.2
Manager’s service charge	(28.4)	(33.2)
Corporate costs	(8.1)	(5.9)
Foreign currency exchange gain/loss	1.4	(1.0)

Total expenses from trading activities	(378.6)	(318.1)
Stapling Transaction charges	(34.5)	—
Cost of assets sold	(163.0)	(862.6)

Total expenses from ordinary activities	(576.1)	(1,180.7)

Share of net profits of equity accounted entities	58.5	57.0
Borrowing costs	(290.6)	(218.4)

Profit from ordinary activities before tax expense	588.9	573.2
Tax expense relating to ordinary activities	(0.6)	(0.4)

Profit from ordinary activities after tax expense	588.3	572.8
Less – Net profit attributable to Outside Equity Interests	(6.9)	(8.7)

Net profit from ordinary activities attributable to Members of WT	581.4	564.1

Increase in asset revaluation reserve	1,187.2	339.6
Cost of raising equity	—	(2.0)
Net exchange difference on translation of financial report of self-sustaining foreign operations	117.8	—

Total revenues, expenses and valuation adjustments attributable to members of WT and recognised directly in equity	1,305.0	337.6

Total changes in equity other than those resulting from transactions with Members as Members attributable to Members of WT	1,886.4	901.7

Other Financial Data
Net cash flows from operating activities	811.6	707.8
Net cash flows from investing activities	(1,654.4)	(1,837.4)
Net cash flows from financing activities	842.3	1,138.4

	As at 30 June
	2004	2003
	A$ million
Statement of Financial Position
Cash assets	39.0	39.5
Working capital(1)	(559.6)	(826.0)
Total assets	16,396.9	12,603.3
Total liabilities	7,460.2	5,313.0
Total equity	8,936.7	7,290.3

(1)	As at 31 December 2004, the Westfield Group had available to it unused financing facilities of A$7.0 billion. See “Description of the Westfield Group – Financing”.

WESTFIELD AMERICA TRUST

	Year Ended
	31 December
	2004	2003
	A$ million
Statement of Financial Performance
Revenues from ordinary activities
Shopping centre rental and other property income	1,726.7	1,869.4
Interest income	8.5	3.5

Total revenues from trading activities	1,735.2	1,872.9
Revenue from asset sales/ termination of interest rate swaps	268.9	448.1

Total revenue from ordinary activities	2,004.1	2,321.0

Expenses from ordinary activities
Shopping centre and other property outgoings	(510.7)	(576.3)
Advisory and management fee	(21.6)	(36.9)
Corporate costs	(4.2)	(7.1)

Total expenses from trading activities	(536.5)	(620.3)
Stapling Transaction charges	(34.5)	—
Cost of assets sold or written down / acquisition costs written off	(263.9)	(425.6)

Total expenses from ordinary activities	(834.9)	(1,045.9)

Share of net profits of equity accounted entities from trading activities	82.1	75.7
Share of net profits of equity accounted entities from asset sale	—	7.8

Share of net profits of equity accounted entities	82.1	83.5

Borrowing costs
Interest and other borrowing costs	(337.2)	(520.0)
Coupon on convertible / redeemable preference shares / units	(39.4)	(46.1)

Total borrowing costs	(376.6)	(566.1)

Profit from ordinary activities before withholding tax expense	874.7	792.5

United States withholding tax expense	(38.4)	(36.0)

Profit from ordinary activities after withholding tax expense	836.3	756.5

Less – Net profit attributable to Outside Equity Interests	(138.5)	(159.7)

Net profit from ordinary activities attributable to Members of WAT	697.8	596.8

Increase in asset revaluation reserve	1,899.3	275.5
Cost of raising equity	—	(7.1)
Net exchange difference on translation of financial report of self sustaining foreign operations	258.6	(1,488.3)

Total revenues, expenses and valuation adjustments attributable to members of WAT and recognised directly in equity	2,157.9	(1,219.9)

Total changes in equity other than those resulting from Transactions with Members as Members of WAT	2,855.7	(623.1)

	Year Ended
	31 December
	2004	2003
	A$ million
Other Financial Data
Net cash flows from operating activities	1,167.1	1,249.6
Net cash flows from investing activities	(730.4)	(710.8)
Net cash flows from financing activities	(452.0)	(633.2)

	As at 31 December
	2004	2003
	A$ million
Statement of Financial Position
Cash assets	158.5	173.9
Working capital(1)	(9.0)	(983.8)
Total assets	17,064.9	14,601.3
Total liabilities	7,591.8	8,169.1
Total equity	9,473.1	6,432.2

(1)	As at 31 December 2004, the Westfield Group had available to it unused financing facilities of A$7.0 billion. See “Description of the Westfield Group – Financing”.

TERMS AND CONDITIONS OF THE € NOTES

The following (subject to completion and amendment), is substantially the terms and conditions of the Notes in the form in which they will be endorsed on the Notes.

The issue of the €600,000,000 aggregate principal amount of 3.625 per cent. Notes due 2012 (the “Notes”) by WT Finance (Aust) Pty Limited, Westfield Europe Finance plc and WEA Finance LLC (each an “Issuer” and together the “Issuers”), guaranteed in full severally by Westfield Holdings Limited (“WHL”), Westfield Management Limited (“WML”) in its capacity as responsible entity and trustee of Westfield Trust, and Westfield America Management Limited (“WAML”) in its capacity as responsible entity and trustee of Westfield America Trust (each a “Parent Guarantor” and together, the “Parent Guarantors”), and jointly and severally by Westfield Finance (Aust) Limited, Westfield Capital Corporation Limited, WCI Finance LLC, WT Finance (NZ) Limited, Westfield Trust (NZ) Limited, Westfield Finance (NZ) Limited, WFA Finance (Aust) Pty Limited (the “Subsidiary Guarantors” and, together with the Parent Guarantors, the “Guarantors”), was authorised by a resolution of the board of directors of each of WT Finance (Aust) Pty Limited and Westfield Europe Finance plc on or about 9 June 2005 and the board of directors of the parent of WEA Finance LLC on 2 June 2005, and the giving of the guarantees in respect of the Notes was authorised by a resolution of the board of directors or duly constituted committee of the board of each of the Guarantors on or about 9 June 2005 (and in the case of WCI Finance LLC by a resolution of the board of directors of the parent of WCI Finance LLC on 2 June 2005). The Notes are constituted by a trust deed (as supplemented, modified and/or restated from time to time, the “Trust Deed”) to be dated 27 June 2005 between the Issuers, the Guarantors and Deutsche Trustee Company Limited (the “Trustee” which expression shall include all persons for the time being the trustee or trustees under the Trust Deed) as trustee for the holders of the Notes (the “Noteholders”). These terms and conditions (the “Conditions”) include summaries of, and are subject to, the detailed provisions of the Trust Deed, which includes the form of the Notes and the coupons relating to them (the “Coupons”). The Issuers will enter into a paying agency agreement to be dated 27 June 2005 (as supplemented, modified and/or restated from time to time, the “Paying Agency Agreement”) between the Issuers, the Guarantors, the Trustee and Deutsche Bank AG, London Branch, as principal paying agent and the other paying agents appointed under it. The principal paying agent and paying agents for the time being are referred to herein as the “Principal Paying Agent” and the “Paying Agents” (which expression shall include the Principal Paying Agent), respectively, each of which expressions shall include the successors from time to time of the relevant persons, in such capacities, under the Paying Agency Agreement. Copies of the Trust Deed and of the Paying Agency Agreement are available for inspection during usual business hours at the principal office of the Trustee (presently at Winchester House, 1 Great Winchester Street, London EC2N 2DB, England) and at the specified offices of each of the Paying Agents. The Noteholders and the holders of the Coupons (whether or not attached to the relevant Notes) are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and are deemed to have notice of the provisions of the Paying Agency Agreement applicable to them.

1.	Form, Denomination, Title and Status

(a)	Form and denomination: The Notes are serially numbered and in bearer form in the denominations of €50,000 with €1,000 increments, each with Coupons attached on issue.

(b)	Title: Title to the Notes and Coupons passes by delivery. The holder of any Note or Coupon will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it, any writing on it, or its theft or loss) and no person will be liable for so treating the holder.

(c)	Status: The Notes constitute (subject to Condition 4) unsecured and unsubordinated obligations of the Issuers and will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of the Issuers subject to laws affecting the rights of the creditors generally.

2.	Guarantees

(a)	General: The Parent Guarantors have severally, but not jointly, and the Subsidiary Guarantors have jointly and severally, guaranteed the due payment of all amounts expressed to be payable by the Issuers under the Trust Deed, the Notes and the Coupons (the “Guarantees”).

Each of the Guarantees is (subject to Condition 4) an unsecured and unsubordinated debt obligation of each Guarantor and will, subject to the limitation expressed below and laws affecting the rights of creditors generally, rank at least equally in right of payment with all existing and future unsecured debt of such Guarantor. Furthermore, each of the Guarantors shall be subrogated to all rights of each holder of Notes against the Issuers in respect of any amounts paid to such holder by such Guarantor pursuant to the provisions of the Guarantee provided by such Guarantor. The Guarantor cannot enforce or receive payments based upon such subrogation right until all guaranteed obligations then due and payable have been paid in full in cash. If the Issuers pay an amount to a Guarantor but do not pay amounts which are then due and payable to the holders of Notes, such paid amount shall be held in trust by the Guarantor for the benefit of such holder of Notes and shall be paid over to the Trustee.

WML and WAML, each of which is a Parent Guarantor under the Trust Deed, have entered into the Trust Deed only in their capacity as the responsible entities and trustees of Westfield Trust and Westfield America Trust, respectively (each a “Responsible Entity”). Any liability arising under or in connection with the Guarantees provided by WML or WAML in the Trust Deed can be enforced against each such party only to the extent that it can be satisfied out of the property of the trust for which it acts as responsible entity and trustee from which it is actually indemnified for the liability. This limitation of liability of WML and WAML extends to all liabilities and obligations in any way connected with their Guarantees provided under the Trust Deed and any other representation, warranty, agreement or transaction related to the Trust Deed or the Notes. A Responsible Entity is not entitled to indemnification out of the assets of the relevant trust if the Responsible Entity acts fraudulently, negligently or breaches its duty with respect to the relevant trust (whether or not such breach is in respect of the Guarantee of the Notes given by the Responsible Entity).

(b)	Release of Subsidiary Guarantee: A Parent Guarantor can by written notice to the Trustee request that a Subsidiary Guarantor cease to be a Guarantor. Upon the Trustee’s receipt of such notice, such Subsidiary Guarantor shall automatically and irrevocably be released and relieved of any obligation under its Guarantee with respect to the Notes if the following also is true, as conclusively certified by such Parent Guarantor to the Trustee in a certificate signed by two Authorised Officers (as defined in the Trust Deed):

(i)	No Event of Default is continuing or will result from the release of that Guarantor,

(ii)	None of the guaranteed obligations which are guaranteed by that Guarantor are at that time due and payable but unpaid, and

(iii)	Such Subsidiary Guarantor is not (or will cease to be simultaneously with such release) a guarantor of any other indebtedness of any Parent Guarantor or any of their respective Subsidiaries.

If a Subsidiary Guarantor guarantees any other indebtedness of any Parent Guarantor or any of their respective Subsidiaries at any time subsequent to the date on which it is released from its guarantee as described above, such Subsidiary Guarantor will be required to provide a new Guarantee of the Notes that remain outstanding on terms substantially identical to its initial Guarantee.

A Subsidiary Guarantor shall, subject to the delivery by the Issuers to the Trustee of certain documents as set out in the Trust Deed and the execution by the Trustee of a document evidencing the release, also be automatically and irrevocably released and relieved of any obligations under its Guarantee upon the merger or consolidation of such Subsidiary Guarantor with, or a conveyance, transfer or lease of all or substantially all of its assets to any person (including another Guarantor or a subsidiary of a Guarantor).

(c)	Termination of Guarantee: The obligations of any Guarantor terminate at the time such Guarantor merges or consolidates with any Issuer (and the Issuer is the surviving entity), or when an Issuer acquires all of the assets and capital stock of such Guarantor, and the Guarantor has delivered to the Trustee a certain certificate as set out in the Trust Deed.

Unless released or terminated, each Guarantee is a continuing Guarantee and shall:

(i)	remain in full force and effect until the unconditional payment in full in cash of the guaranteed obligations and all other amounts payable under the Guarantee;

(ii)	be binding upon the Guarantor, its successors and assigns; and

(iii)	be to the benefit of and be enforceable by the Trustee and, where permitted under the Trust Deed, the Noteholders and the Couponholders and their successors, transferees and assigns.

(d)	Additional Parent Guarantors and Subsidiary Guarantors: Each Parent Guarantor can by notice to the Trustee nominate an additional Parent Guarantor or an additional Subsidiary Guarantor. An additional Parent Guarantor or Subsidiary Guarantor will become such additional Guarantor upon assuming the covenants and conditions of the Trust Deed and upon executing and delivering a supplemental Trust Deed to the Trustee. Such Guarantee given by such additional Parent Guarantor or Subsidiary Guarantor, as the case may be, shall in all respects have the same legal rank as the Guarantees given by already existing Parent Guarantors or Subsidiary Guarantors, as the case may be.

3.	Covenants

Financial Covenants: So long as any of the Notes remains outstanding, each of the Parent Guarantors shall ensure that:

(i)	As at each Reference Date, Net Debt will not exceed 65% of Net Assets.

(ii)	As at each Reference Date, Secured Debt will not exceed 45% of Total Assets.

(iii)	The ratio of EBITDA for the 12 month period ending on each Reference Date to Interest Expense for the same period will be at least 1.50:1.00.

(iv)	As at each Reference Date, Unencumbered Assets will be at least 125% of the aggregate principal amount of all outstanding Unsecured Debt.

In addition, the Parent Guarantors shall cause each of their real property assets, and the real property assets of each of their Subsidiaries, to be appraised no less frequently than once every three years, by an Approved Independent Valuer, except that the foregoing requirement will not apply to real property assets undergoing material construction or material development.

For the purposes of these Conditions:

“Accounts” means the most recent Combined Financial Statements of the Group.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition,

“control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Approved Independent Valuer” means; (i) each real estate appraisal or valuation firm named in Schedule 2 to the Trust Deed, but only with respect to the jurisdiction set forth opposite its name thereon, or the successor entity of any of them; or (ii) a real estate appraisal or valuation firm specifically selected for purposes of the Trust Deed by the Board of Directors of the Group; provided, that (i) such firm is not an Affiliate of any member of the Group, (ii) such firm is of comparable reputation as determined in good faith by the Board of Directors of the Group in the jurisdiction for which it is being selected to the firms set forth in Schedule 2 to the Trust Deed, and (iii) two Authorised Officers of the Group certify the selection of such firm, its name, the jurisdiction for which it is being selected, and the findings of the Board of Directors confirming that the requirements of clauses (i) and (ii) above have been satisfied.

“Board of Directors” means either the board of directors, or the equivalent body, of any Issuer, or any Guarantor, as the case may be, or any duly authorised committee of that board or body.

“Cash and Cash Equivalents” means, at a Reference Date, cash on hand and at bank, short term money market deposits and short term bank accepted bills of exchange, government and semi-government stocks or bonds which are readily convertible to cash of the Group on a consolidated basis included in the Combined Financial Statements for the applicable Reference Date.

“Combined Financial Statements” means statements of financial performance, statements of cash flow and statements of financial position together with statements, reports and notes (including, without limitation, directors’ reports and auditors’ reports (if any)) attached to or intended to be read with any of those statements, in relation to the Group as a consolidated entity, prepared in accordance with GAAP.

“EBITDA” means, in respect of any period, (i) Net Profit Before Tax, plus (ii) depreciation, Interest Expense (excluding any interest capitalised into the carrying value of an asset during the period), amortisation and all other non-cash items as determined in good faith by the Group, and excluding, without duplication, (iii)(a) all realised or unrealised gains and losses in respect of any Hedging Obligations entered into to hedge the value of any asset or liability appearing on the balance sheet of the Group; (b) all realised or unrealised gains and losses in respect of Hedging Obligations appearing on the profit and loss statement of the Group for future periods; (c) other unrealised asset revaluations; and (d) any extraordinary or non-recurring items as determined in good faith by the Group. In each case (i), (ii) and (iii) for such period, amounts will be determined on a consolidated basis in accordance with GAAP except to the extent GAAP is not applicable with respect to the determination of non-cash, extraordinary and non-recurring items.

“Entity Interest” means any membership or other interest in, or rights in respect of, an entity, whether such interest arises or is constituted by way of shares, units, an agreement or otherwise.

“GAAP” means generally accepted accounting principles in Australia as applicable from time to time and consistently applied; provided, however, that for purposes of all computations required or permitted for purposes of the financial covenants set forth in this Condition 3, all such computations shall be based upon the valuations derived from the appraisals performed in accordance with this Condition 3.

“Group” means the Parent Guarantors and their respective Subsidiaries, taken as a whole.

“Group Trust” means any trust or managed investment scheme in respect of which a Group Trustee is trustee or responsible entity.

“Group Trustee” means (i) each Guarantor Trustee, and (ii) each other trustee or responsible entity of a trust or a managed investment scheme, which trust or managed investment scheme is included as a Subsidiary of any Issuers or Guarantor.

“Guarantor Trustee” means (i) WML, as responsible entity and trustee of Westfield Trust, (ii) WAML, as responsible entity and trustee of Westfield America Trust, and (iii) any other Guarantor which is or becomes bound by the trust deed in its capacity as trustee or responsible entity of a trust, and includes any replacement responsible entity or a replacement trustee for any of them.

“Hedging Obligation” means each interest rate transaction, foreign exchange transaction, equity or equity index option, bond, option, commodity swap, commodity option, cap transaction, currency swap transaction, cross-currency swap rate transaction or any other hedge or derivative agreement, including any master agreement and any transaction or confirmation under it.

“Indebtedness” means, without duplication, any indebtedness of any member of the Group in respect of (i) any money borrowed, (ii) any acceptance credit, bill acceptance or bill endorsement or similar facility, (iii) borrowed money evidenced by bonds, notes, debentures, loan stock or similar instruments whether secured or unsecured (excluding indebtedness to the extent that it is secured by Cash and Cash Equivalents or defeased indebtedness), (iv) any reimbursement obligations in respect of a bond, standby or documentary letter of credit or any other similar instrument, issued by a bank or financial institution, but excluding any reimbursement obligation that has not yet fallen due in respect of a bond, standby or documentary letter of credit or any other similar instrument, issued by a bank or financial institution, that is not in respect of Indebtedness and has not yet been called or paid, (v) amounts representing the balance deferred and unpaid for a period of more than 180 days of the purchase price of any property except any amount that constitutes an accrued expense or trade payable, (vi) the amount of any liability in respect of any lease or hire purchase contract that would, in accordance with GAAP, be treated as a finance lease or capital lease, and (vii) any guarantee or indemnity against loss in respect of any of the items referred to in paragraphs (i) through (vi) above, for another Person.

“Interest Expense” means, for any period, amounts determined on a consolidated basis and in accordance with GAAP being all borrowing costs of the Group (including any interest capitalised into the carrying value of an asset during the period and excluding marked-to-market adjustments included in the borrowing costs of the Group for that period as a result of the application of International Accounting Standard IAS39 (or any successor or replacement standard)) less (i) any interest income in relation to a Hedging Obligation that is included in Net Profit Before Tax for that period, (ii) dividends, distributions or other costs paid or accrued on preference shares and stapled and unstapled units in listed trusts, and (iii) amortisation of debt issuance costs.

“Lien” means, without duplication, a mortgage, charge, pledge, lien or other security interest or other preferential interest or arrangement having a similar economic effect, excluding any right of set-off, but including any conditional sale or other title retention arrangement or any finance leases.

“Net Assets” means, at a Reference Date, Total Assets less Cash and Cash Equivalents of the Group, in each case, on a consolidated basis and as shown in the Combined Financial Statements for that Reference Date.

“Net Debt” means, at a Reference Date, Total Debt less Cash and Cash Equivalents of the Group, in each case, on a consolidated basis and as shown in the Combined Financial Statements for that Reference Date.

“Net Profit Before Tax” means, for a period, the operating profit before income tax, excluding Significant Items, of the Group for that period determined on a consolidated basis in accordance with GAAP.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organisation or government or any agency or political subdivision thereof.

“Permitted Lien” means (i) any Lien arising by operation of law and in the ordinary course of business including (1) a lien for unpaid rates and/or taxes; (2) a possessory lien for the unpaid balance of moneys owing for work, repairs, warehousing, storage, delivery or other services; and (3) any other Lien of landlords, carriers, warehousemen, mechanics, materialmen, repairers or other similar service providers which arise by law or by statute and in the ordinary course of business (and whether registration to perfect such Lien is or is not required); provided that either: (A) there is no default with respect to the obligations secured by that Lien; or (B) the obligations secured by the Lien are being, or within a reasonable time after the judgment will be, appealed or otherwise contested in good faith or paid in full; (ii) any Lien under the laws of New Zealand that is created or provided for by: (1) a lease or bailment of goods for a term of more than one year in respect of which a member of the Group is the lessee or bailee; (2) a commercial consignment of goods in respect of which a member of the Group is a consignee; or (3) a transfer or purchase of an account receivable or chattel paper in respect of which a member of the Group is transferee or purchaser, and, in the case of the immediately foregoing clauses (1), (2) and (3), such Lien does not secure payment or performance of an obligation; (iii) any Lien in respect of personal property (as defined in the Trust Deed) which is, or has at any time been, a purchase money security interest in favor of a seller securing all or part of the purchase price for personal property which is acquired by a member of the Group in the ordinary course of its business; provided that either: (1) there is no default with respect to the obligations secured by that Lien; or (2) the obligations secured by the Lien are being, or within a reasonable time after the judgment will be, appealed or otherwise contested in good faith or paid in full; (iv) a right of title retention in connection with acquisition of goods in the ordinary course of business on the usual terms of sale of the supplier where there is no default in connection with the relevant acquisition; (v) the lien of a Group Trustee or a custodian in respect of the assets of a Group Trust or other trust or managed investment scheme in relation to its rights of indemnity in respect of those assets; (vi) any Lien granted or created by a Group Trustee or a custodian over the right of indemnity or equitable lien held by it in its personal capacity over assets held by it as trustee or responsible entity where those assets are not, nor required to be, included in the Accounts of the Group; (vii) any Lien that arises by operation of law or the terms of the judgment in respect of a judgment where the judgment is being, or will within a reasonable time after the judgment be, appealed or otherwise contested in good faith or paid in full; (viii) any Lien that consists of an easement, right of way, encroachment, reservation, restriction or condition on any real property interest where such encumbrance does not materially interfere with or impair the operation, use or other disposal of the property affected; or (ix) any Lien consisting of minor defects or irregularities in the title to any real property interest which does not materially interfere with or impair the operation, use or other disposal of such property; or (x) a deposit or a payment of Cash and Cash Equivalents collateral provided or made in connection with any actual or contingent liability arising under a Hedging Obligation.

“Reference Date” means 30 June and 31 December of each year, the first of which is 30 June 2005.

“Secured Debt” means, at a Reference Date, the portion of the Total Debt at that Reference Date that is secured by a Lien (other than a Permitted Lien) on any asset of any member of the Group.

“Significant Item” means any non-cash item which is regarded as a significant item in accordance with GAAP.

“Statement of Financial Position” means the Statement of Financial Position included in the Combined Financial Statements.

“Subsidiary” has the meaning given in the Corporations Act 2001 (Cth), but as if “body corporate” includes any entity: it also includes an entity whose profit and loss are required by GAAP to be included in the consolidated annual profit and loss statements of that entity or would be so required if that entity were a corporation: if more than one Parent Guarantor (each a “Relevant Parent Guarantor”) holds, or has subsidiaries which hold, an Entity Interest in an entity and that entity would (under this definition) be a Subsidiary of any one of the Relevant Parent Guarantors if such Entity Interests were all held by that Relevant Parent Guarantor, then that entity and each of its Subsidiaries will be regarded as a Subsidiary of that Relevant Parent Guarantor for the purposes of the Conditions: if as a result of the foregoing, an entity is a Subsidiary of Relevant Parent Guarantors, then the satisfaction by one Relevant Parent Guarantor of an obligation in respect of that entity will be taken to satisfy the obligation of each other Relevant Parent Guarantor in respect of that entity.

“Total Assets” means, at a Reference Date, the total assets of the Group determined on a consolidated basis as shown in its Statement of Financial Position in its Combined Financial Statements for that Reference Date and adjusted to: (i) exclude any revaluation of any non-financial asset which is not approved by an Approved Independent Valuer; and (ii) exclude the aggregate, on a consolidated basis and without duplication, of all receivables of the Group that are unrealised marked-to-market gains in respect of Hedging Obligations entered into to hedge the value of any asset or liability and that are included in the Statement of Financial Position for the Group.

“Total Debt” means, at a Reference Date, the aggregate principal amount of all Indebtedness of the Group determined on a consolidated basis as shown in its Statement of Financial Position in its Combined Financial Statements for that Reference Date and adjusted to: (i) include the aggregate, on a consolidated basis and without duplication, of all payables of the Group that are unrealised marked-to-market losses in respect of any Hedging Obligations entered into to hedge the value of any asset or liability and that are included in the Statement of Financial Position for the Group; (ii) include, as a reduction to Total Debt, the aggregate, on a consolidated basis and without duplication, of all receivables of the Group that are unrealised marked-to-market gains in respect of any Hedging Obligations entered into to hedge the value of any asset or liability and that are included in the Statement of Financial Position for the Group; and (iii) include the principal amount of, but not the marked-to-market amount of, fixed rate debt in relation to an acquisition.

“Unencumbered Assets” means, at a Reference Date, any assets included in Total Assets for that Reference Date but excluding any asset included in Total Assets that is secured by a Lien (other than a Permitted Lien).

“Unsecured Debt” means, at a Reference Date, Total Debt for the applicable Reference Date less Secured Debt for that Reference Date.

The Trust Deed provides that any certificate or report of the auditors or any other person called for by or provided to the Trustee (whether or not addressed to the Trustee) in accordance with or for the purposes of the Conditions or the Trust Deed may be relied upon by the Trustee as sufficient evidence of the facts stated therein notwithstanding that such certificate or report and/or any engagement letter or other document entered into by the

Trustee in connection therewith contains a monetary or other limit on the liability of the auditors or such other person in respect thereof and notwithstanding that the scope and/or basis of such certificate or report may be limited by any engagement or similar letter or by the terms of the certificate or report itself.

The Trust Deed provides that any certificate addressed to the Trustee and signed by two Authorised Officers of the Issuers or the Parent Guarantors as to the amount of EBITDA, Interest Expense, Net Debt, Secured Debt, Net Assets, Total Assets, Unencumbered Assets or as to any other term or amount referred to in the Conditions or as to any of the ratios contained in Condition 3 (or as to any other figure required for any other purpose in connection with the Conditions of the Trust Deed (unless expressly otherwise stated)) may, in the absence of manifest error, be relied upon by the Trustee and, if so relied upon, shall be conclusive and binding on the Issuers, the Guarantors, the Noteholders and the Couponholders.

4.	Negative Pledge

Without prejudice to its obligations pursuant to Condition 3, so long as any Note remains outstanding no Issuer or Guarantor will:

(i)	create or permit to subsist any Lien (other than a Permitted Lien) upon the whole or any part of its undertaking, assets or revenues, present or future; nor

(ii)	permit any of its Material Subsidiaries (as defined in Condition 9) to create or permit to subsist, any Lien (other than a Permitted Lien) over its undertaking, assets or revenues present or future, where to do so would cause a breach of Condition 3(ii), unless at the same time, or prior thereto, the obligations of the Issuers under the Notes and the Trust Deed or the obligations of the relevant Guarantor (x) are secured equally and rateably therewith to the satisfaction of the Trustee or (y) have the benefit of such other security, guarantee, indemnity or other arrangement as the Trustee in its absolute discretion shall deem to be not materially less beneficial to the Noteholders and Couponholders or as shall be approved by an Extraordinary Resolution (as defined in the Trust Deed) of the Noteholders.

5.	Interest

The Notes bear interest from and including 27 June 2005 at the rate of 3.625 per cent. per annum, payable annually in arrears on 27 June in each year (each an “Interest Payment Date”) commencing on 27 June 2006 and will amount to €1,812.50 per €50,000 denomination. Each Note will cease to bear interest from and including its due date for redemption unless, upon due presentation, payment of the full amount of principal is improperly withheld or refused. In such event each Note shall continue to bear interest at the applicable rate (both before and after judgment) until, but excluding whichever is the earlier of (a) the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant holder, and (b) the day which is seven calendar days after the Trustee or the Principal Paying Agent has notified Noteholders of receipt of all sums due in respect of all the Notes up to that seventh calendar day (except to the extent that there is failure in the subsequent payment to the relevant holders under these Conditions).

When interest is required to be calculated in respect of a period of less than a full year, it shall be calculated on the basis of (a) the actual number of days in the period from and including the date from which interest begins to accrue (the “Accrual Date”) to but excluding the date on which it falls due, divided by (b) the actual number of days from and including the Accrual Date to but excluding the next following Interest Payment Date.

6.	Redemption and Purchase

(a)	Final redemption: Unless previously redeemed, or purchased and cancelled as provided herein, the Notes will be redeemed at their principal amount on 27 June 2012 (the “Maturity Date”). The Notes may not be redeemed at the option of the Issuers other than in accordance with this Condition 6.

(b)	Redemption for taxation reasons: The Notes may be redeemed at the option of the Issuers in whole, but not in part, at any time on giving not less than 30 nor more than 60 calendar days’ notice to the Noteholders (which notice shall be irrevocable), at their principal amount (together with unpaid interest accrued to the date fixed for redemption), if:

(i)	an Issuer satisfies the Trustee immediately prior to the giving of such notice that either (i) it has or will become obliged to pay Additional Amounts (as defined in Condition 8 below) on the next Interest Payment Date as provided or referred to in Condition 8 as a result of any change in, or amendment to, the laws or regulations of a Relevant Taxing Jurisdiction (as defined in Condition 8 below), which change or amendment becomes effective on or after 27 June 2005, or (ii) the Guarantors would be unable for reasons outside their control to procure payment by the Issuers and in making payment themselves would be required to pay such Additional Amounts, and

(ii)	such obligation cannot be avoided by the Issuers or Guarantors taking commercially reasonable measures available to them,

provided that no such notice of redemption shall be given earlier than 90 calendar days prior to the earliest date on which the Issuers or Guarantors would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due.

Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuers shall deliver to the Trustee a certificate signed by two Authorised Officers of any relevant Issuer or Guarantor stating that the obligation referred to in (i) above cannot be avoided by the Issuers or Guarantors taking commercially reasonable measures available to them and the Trustee shall be entitled to accept such certificate as sufficient evidence of the satisfaction of the conditions precedent set out above in which event it shall be conclusive and binding on the relevant Noteholders.

(c)	Optional Redemption: The Issuers may at any time, having given not less than 30 nor more than 60 days notice to the Noteholders in accordance with Condition 17 (which notice shall be irrevocable) redeem all, or from time to time, some only of the Notes at the Special Redemption Amount together with accrued, and unpaid, interest to (but excluding) the date of redemption.

In connection with any redemption of some only of the Notes:

(i)	the Notes to be redeemed shall be in an aggregate amount for all Notes redeemed of an outstanding principal amount of at least €50,000,000 and in an integral multiple of €10,000,000; and

(ii)	the Notes to be redeemed shall be selected by lot in such place as the Trustee may approve and in such manner as the Trustee deems fair; and

(iii)	a list of Notes selected for redemption will be published in accordance with Condition 17 not less than 15 nor more than 30 days before the date fixed for redemption, together with a list of those Notes (if any) previously called for redemption but which remain to be surrendered for redemption and stating the principal amount of Notes that will remain outstanding after such redemption.

In this Condition 6(c):

Special Redemption Amount means, in respect of each Note a price equal to:

(i)	its principal amount, or, if higher,

(ii)	that price (as reported in writing to the Issuers and the Trustee by a financial adviser selected by the Issuers and approved by the Trustee in writing and calculated in accordance with prevailing market practice in the reasonable opinion of such financial adviser) at which the gross redemption yield on the Notes, if they were to be purchased at such price on the Relevant Record Date, is equal to the Reference Rate on that date prevailing at 10.00am (London time) on the Relevant Record Date.

“Reference Rate” means the mid-market € interest rate swap rate (on an annual 30/360 fixed rate day count basis in exchange for semi-annual EURIBOR on an Act/360 day count basis) from the Relevant Record Date to the Maturity Date of the € Notes (exclusive of credit charges). The rate is to be reported in writing to the Issuers and the Trustee by a financial adviser selected by the Issuers and approved by the Trustee in writing and calculated by that financial adviser with the advice of three brokers and/or € swap market makers and/or such other person or persons operating in the € swap market as the Trustee may approve.

“Relevant Record Date” means the third business day in London prior to the due date of redemption.

(d)	Purchase: Subject to the requirements (if any) of any stock exchange on which the Notes may be listed at the relevant time the Issuers, the Guarantors or any Subsidiary thereof may at any time purchase Notes in the open market or otherwise at any price. Any Notes purchased may be retained for the account of the relevant purchaser or resold or otherwise dealt with at its discretion. The Notes so purchased, while held by or on behalf of any Issuer or any Guarantor or any Subsidiary thereof, shall not entitle the holder, inter alia, to vote at any meetings of the Noteholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of the Noteholders or for the purposes of Condition 13(a).

(e)	Cancellation: All Notes redeemed pursuant to Conditions 6(b) and (c) will be cancelled and may not be re-issued or resold. All Notes purchased pursuant to this Condition 6 may be cancelled or held, reissued or resold at the discretion of the relevant purchaser. Notes may be surrendered for cancellation by surrendering each such Note to the Principal Agent and if so surrendered shall be cancelled forthwith (and may not be reissued or resold) and the obligations of the Issuers and the Guarantors in respect of any such Notes shall be discharged.

7.	Payments

(a)	Principal and Interest: Payments of principal and interest due on an Interest Payment Date will be made against presentation and surrender (or, in the case of a partial payment, endorsement) of Notes or the appropriate Coupons (as the case may be) at the specified office of any Paying Agent (subject to Condition 7(b)) in euro by credit or transfer to an account specified by the payee in a city in which banks have access to the TARGET System (as defined below) or, at the option of the payee, by cheque. Payments of interest due in respect of any Note other than on an Interest Payment Date shall be made only against presentation and either surrender or endorsement (as appropriate) of the relevant Note. Payments with respect to the Notes or the Coupons may not be made to an address or a bank account maintained within the United States or any of its possessions; neither the Notes nor the Coupons may be presented for payment within the United States or any of its possessions and demand for payment under the Notes or the Coupons may not be made within the United States or any of its possessions.

(b)	Payments subject to fiscal laws: All payments are subject in all cases to any applicable fiscal or other laws and regulations in the place of payment, but without prejudice to the provisions of Condition 8. No commissions or expenses shall be charged to the Noteholders or the Couponholders in respect of such payments.

(c)	Surrender of unmatured Coupons: Each Note should be presented for redemption together with all unmatured Coupons relating to it, failing which the amount of any such missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon which the sum of principal so paid bears to the total principal amount due) will be deducted from the sum due for payment. Each amount of principal so deducted will be paid in the manner mentioned above against surrender of the relevant missing Coupon not later than 10 years after the Relevant Date (as defined in Condition 8) for the relevant payment of principal (whether or not the relevant Coupons would otherwise have become void pursuant to Condition 11).

(d)	Payment only on a Presentation Date: A Noteholder or a Couponholder, as the case may be, shall be entitled to present a Note or Coupon for payment only on a Presentation Date and shall not, except as provided in Condition 5, be entitled to any further interest or other payment if a Presentation Date is after the due date.

“Presentation Date” means a day which (subject to Condition 11):

(i)	is or falls after the relevant due date;

(ii)	is a day (other than a Saturday or Sunday) on which commercial banks are open for business in the place of the specified office of the Paying Agent at which the Note or Coupon is presented for payment and a Business Day; and

(iii)	in the case of payment by credit or transfer to a euro account as referred to above, is a TARGET Settlement Day.

In these Conditions, “Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for business in New York City, London, Dublin and Sydney, and “TARGET Settlement Day” means any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) System is open.

(e)	Paying Agents: The initial Paying Agents and their initial specified offices are listed below. The Issuers reserve the right at any time with the approval of the Trustee to vary or terminate the appointment of any Paying Agent and appoint additional or other Paying Agents, provided that it will maintain: (i) a Principal Paying Agent; (ii) Paying Agents having specified offices in at least two major European cities approved by the Trustee (including London, so long as the Notes are listed on the Official List of the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 and admitted to trading on the London Stock Exchange plc’s market for listed securities, and Dublin or such other place as the Irish Stock Exchange may approve, so long as the Notes are admitted to the official list of the Irish Stock Exchange); and (iii) a Paying Agent with a specified office in a European Union member state that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive. Notice of any change in the Paying Agents or their specified offices will promptly be given to the Noteholders. The Paying Agents may not be United States persons, as defined for United States Federal income tax purposes, and their respective specified offices may not be located in the United States or any of its possessions.

8.	Taxation

All payments in respect of the Notes by the Issuers and the Guarantors shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Relevant Taxing Jurisdiction (as defined below), unless the withholding or deduction is required by law or unless such withholding or deduction is in respect of income tax payable by an Issuer or a Guarantor which is referred to in section 126 of the Income Tax Assessment Act 1936 of Australia, in which case an Issuer or Guarantor is entitled to make a deduction or withholding. In such events, the Issuers or, as the case may be, the Guarantors will pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts received by the Noteholders and Couponholders after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Notes or, as the case may be, Coupons in the absence of the withholding or deduction; except that no Additional Amounts shall be payable in relation to any payment in respect of any Note or Coupon for or on account of:

(a)	any tax, duty, assessment or other governmental charge which would not have been imposed but for the fact that such Noteholder or Couponholder:

(i)	was a resident (whether or not holding the Note in the Relevant Taxing Jurisdiction), domiciliary or national of, engaged in business or maintained a permanent establishment or was physically present in, the Relevant Taxing Jurisdiction, as applicable, or otherwise had some connection with the Relevant Taxing Jurisdiction, as applicable, provided that the holder will not be regarded as having a connection with Australia for the reason that such holder is a resident of Australia where, and to the extent that, such tax is payable by reason of Section 128B(2A) of the Income Tax Assessment Act 1936 of Australia (as amended or replaced); or

(ii)	presented such Note or Coupon more than 30 days after the Relevant Date, except to the extent that such Noteholder or Couponholder would have been entitled to such Additional Amounts if it had presented such Note or Coupon for payment on any day within such period of 30 days;

(b)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(c)	any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of, or interest on, the Notes, Coupons or the Guarantee;

(d)	any tax, duty, assessment or other governmental charge that is imposed or withheld by reason of, or that could have been avoided but for the failure to comply by the Noteholder or Couponholder with a request of an Issuer or a Guarantor notified to the Noteholders and Couponholders in accordance with Condition 17 to make any declaration of non-residence or other similar claim for exemption to any tax authority or satisfy any information or reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to or requirement for exemption from or non-application of all or part of such tax, duty, assessment or other governmental charge. Any declaration or similar claim for relief shall be given in respect of all payments in respect of the Notes of the Noteholder notwithstanding the actual source.

(e)	any tax, duty, assessment or other governmental charge that is:

(i)	imposed or withheld by reason of section 128F(5) or 128F(6) of the Income Tax Assessment Act of 1936 of Australia on the basis of the holder being an associate of the Issuers or any Guarantor for purposes of section 128F(9) of the Income Tax Assessment Act of 1936 of Australia;

(ii)	imposed or withheld as a consequence of a determination having been made under Part IVA of the Income Tax Assessment Act of 1936 of Australia (or any modification or substitute provision) by the Commissioner of Taxation that withholding tax is payable in respect of a payment;

(iii)	imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(iv)	payable by an Issuer or a Guarantor which is referred to in section 126 of the Income Tax Assessment Act 1936 of Australia; or

(v)	any combination of any of the foregoing items.

Additional Amounts will also not be paid on any payment on any Note or Guarantee to any Noteholder or Couponholder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that payment would, under the laws of Australia or any political subdivision or taxing authority of Australia, be treated as being derived or received for tax purposes by a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner who would not have been entitled to those Additional Amounts had it been the actual holder of the affected Notes.

“Relevant Date” means the date on which the payment first becomes due but, if the full amount of the money payable has not been received by the Principal Paying Agent or the Trustee on or before the due date, it means the date on which, the full amount of the money having been received, notice to that effect has been duly given to the Noteholders by the Issuers in accordance with Condition 17.

“Relevant Taxing Jurisdiction” means any jurisdiction under the laws of which any Issuer or any Guarantor, or any successor to an Issuer or the relevant Guarantor, is organised or in which it is resident for tax purposes, or any political subdivision or taxing authority thereof or therein.

Any reference in these Conditions to principal and/or interest in respect of the Notes shall be deemed to include any additional amounts which may be payable under this Condition or any undertaking given in addition to or substitution for it under the Trust Deed.

9.	Events of Default

The Trustee at its discretion may, and if so requested in writing by holders of not less than 25 per cent. in principal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution of the Noteholders shall (subject in each case to it being indemnified and/or secured to its satisfaction), give notice in writing to the Issuers and the Parent Guarantors that the Notes are, and they shall immediately become, due and payable at their principal amount together with accrued interest, if applicable, if any of the following events (each an “Event of Default”) shall have occurred:

(a)	Non-Payment: (i) If default is made in the payment of all or any part of the principal or premium of any of the Notes when the same shall become due and payable, whether at maturity, upon redemption or otherwise and such failure continues for a period of three business days; or (ii) if default is made in the payment of all or any instalment of interest upon any of the Notes as and when the same shall become due and payable, and such failure continues for a period of 30 calendar days;

(b)	Breach of covenant in the Trust Deed: The Issuers or any of the Guarantors fail to perform or observe any other obligation under these Conditions or the Trust Deed and (except in any case where the Trustee considers the failure to be incapable of remedy, when no continuation or notice as is hereinafter mentioned will be required) the failure continues for the period of 60 days (or such longer period as the Trustee may permit) following the service by the Trustee on the Issuers or the Guarantors (as the case may be) of notice requiring the same to be remedied;

(c)	Cross-default: The Issuers or any Guarantor fails to pay: (i) any Recourse Indebtedness, which default shall constitute a failure to pay an aggregate principal amount exceeding US$50 million (or its equivalent in any other currency or currencies, or currency unit or units) of such Recourse Indebtedness when due and payable after the expiration of any applicable grace period with respect to such default and shall have resulted in such indebtedness in such amount becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or (ii) any Recourse Indebtedness, which non-payment shall constitute a failure to pay an aggregate principal amount exceeding US$50 million (or its equivalent in any other currency or currencies, or currency unit or units) on the due date for payment (as extended by any applicable grace period) after demand for payment has been made, and in each such case without such indebtedness having been discharged or repaid, or such acceleration having been rescinded or annulled, within a period of 30 days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” under the Notes and demanding that the Issuers or any Guarantor cause such indebtedness to be discharged or repaid or cause such acceleration to be rescinded or annulled, shall have been given to the Issuer and the Guarantors by the Trustee;

(d)	Insolvency:

(i)	A court of competent jurisdiction makes an order or decree for relief in respect of any Issuer or any Guarantor or any Material Subsidiary in an involuntary proceeding under any applicable bankruptcy law, or adjudging any Issuer or any Guarantor or Material Subsidiary to be bankrupt or insolvent, or approving as properly filed a petition seeking reorganisation, arrangement, adjustment or composition of or in respect of any Issuer or any Guarantor or any Material Subsidiary under any applicable federal or state or other law, or an order for the winding up, or liquidation of any Issuer or any Guarantor or Material Subsidiary, or appoints a receiver, liquidator, custodian, trustee, assignee, administrator, sequestrator or similar official of any Issuer or any Guarantor or Material Subsidiary or of any substantial part of its property, except where such appointment is solely in respect of indebtedness that is not Recourse Indebtedness, and the order, appointment or entry is not stayed within 60 days of the order, appointment or entry, provided that such an order or decree shall not be an event of default if it:

(A)	forms part of a reconstruction, merger, amalgamation or voluntary liquidation of an Issuer or a Guarantor (in each case which is solvent) that is allowed under the Trust Deed; or

(B)	forms part of a reconstruction, merger, amalgamation or voluntary liquidation of a Material Subsidiary which is solvent and the surviving party or recipient of net assets of that Material Subsidiary is or will be a member of the Group; or

(C)	occurs in relation to a Group Trustee in its own right (and does not occur in respect of the relevant Group Trust), and (x) such Group Trustee is not a Material Subsidiary, (y) a new responsible entity or trustee is appointed in respect of the Group Trust within 60 Business Days of the occurrence of that event, and (z) the new responsible entity or trustee assumes (whether by operation of law or otherwise) all the obligations and liabilities (if any) of the Group Trustee under the Trust Deed and the Notes; or

(ii)

The commencement by any Issuer or any Guarantor or Material Subsidiary of a voluntary case or proceeding under any applicable bankruptcy law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by such Issuer or such Guarantor or Material Subsidiary, as the case may be, to the entry of a decree or order for relief in respect of any Issuer or any Guarantor or Material Subsidiary in an

involuntary case or proceeding under any applicable bankruptcy law or to the commencement of any bankruptcy or insolvency case or proceeding against such Issuer or Guarantor or Material Subsidiary, or the filing by such Issuer or such Guarantor or Material Subsidiary of a petition or answer or consent seeking reorganisation or relief under any applicable federal or state law, or the consent by such Issuer or such Guarantor or Material Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of such Issuer or such Guarantor or Material Subsidiary or of any substantial part of the property of such Issuer or such Guarantor or such Material Subsidiary, except where such appointment or such taking of possession is solely in respect of indebtedness that is not Recourse Indebtedness, or the making by such Issuer or such Guarantor or Material Subsidiary of an assignment for the benefit of creditors, or the admission by such Issuer or such Guarantor or Material Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by such Issuer or such Guarantor or Material Subsidiary in furtherance of any such action; provided however that such an event shall not be an event of default if it:

(A)	forms part of a reconstruction, merger, amalgamation or voluntary liquidation of an Issuer or a Guarantor (in each case which is solvent) that is allowed under the Trust Deed; or

(B)	forms part of a reconstruction, merger, amalgamation or voluntary liquidation of a Material Subsidiary which is solvent and the surviving party or recipient of net assets of that Material Subsidiary is or will be a member of the Group; or

(C)	occurs in relation to a Group Trustee in its own right (and does not occur in respect of the relevant Group Trust), and (x) such Group Trustee is not a Material Subsidiary, (y) a new responsible entity or trustee is appointed in respect of the Group Trust within 60 Business Days of the occurrence of that event, and (z) the new responsible entity or trustee assumes (whether by operation of law or otherwise) all the obligations and liabilities (if any) of the Group Trustee under the Trust Deed and the Notes; or

(iii)	If any Issuer or any Guarantor or any Material Subsidiary ceases, or threatens in writing to cease, to carry on the whole or substantially the whole of its business or stops payment generally, in each case which will have a material adverse effect on the ability of the Group as a whole to perform its payment and repayment obligations under the Trust Deed and in respect of the Notes; provided however that such an event shall not be an event of default if it:

(A)	forms part of a reconstruction, merger, amalgamation or voluntary liquidation of an Issuer or a Guarantor (in each case which is solvent) that is allowed under the Trust Deed; or

(B)	forms part of a reconstruction, merger, amalgamation or voluntary liquidation of a Material Subsidiary which is solvent and the surviving party or recipient of net assets of that Material Subsidiary is or will be a member of the Group; or

(C)	occurs in relation to a Group Trustee in its own right (and does not occur in respect of the relevant Group Trust), and (x) such Group Trustee is not a Material Subsidiary, (y) a new responsible entity or trustee is appointed in respect of the Group Trust within 60 Business Days of the occurrence of that event, and (z) the new responsible entity or trustee assumes (whether by operation of law or otherwise) all the obligations and liabilities (if any) of the Group Trustee under the Trust Deed and the Notes; or

(iv)	if any event occurs which, under the laws of any jurisdiction in which any Issuer or any Guarantor or any Material Subsidiary is incorporated or formed, has or will have, an analogous effect to any of the events referred to in Condition 9(d); provided however that such an event shall not be an event of default if it:

(A)	forms part of a reconstruction, merger, amalgamation or voluntary liquidation of an Issuer or a Guarantor (in each case which is solvent) that is allowed under the Trust Deed; or

(B)	forms part of a reconstruction, merger, amalgamation or voluntary liquidation of a Material Subsidiary which is solvent and the surviving party or recipient of net assets of that Material Subsidiary is or will be a member of the Group; or

(C)	occurs in relation to a Group Trustee in its own right (and does not occur in respect of the relevant Group Trust), and (x) such Group Trustee is not a Material Subsidiary, (y) a new responsible entity or trustee is appointed in respect of the Group Trust within 60 Business Days of the occurrence of that event, and (z) the new responsible entity or trustee assumes (whether by operation of law or otherwise) all the obligations and liabilities (if any) of the Group Trustee under the Trust Deed and the Notes; and

(e)	Vitiation: If all or any material part of all or any material provision of the Guarantee given by a Guarantor is found to be invalid or incapable of being enforced,

provided that, in the case of the happening of any of the events described in (b), (c), (d) (i) (ii) and (iv) (other than, in the case of (d) (i) (ii) and (iv), in respect of any Parent Guarantor), or (e) the Trustee shall first have certified to the Issuers that such event is materially prejudicial to the interests of the Noteholders.

For the purposes of these Conditions:

“Recourse Indebtedness” means Indebtedness, whether currently existing or subsequently created, other than that as to which the liability of the obligor is limited to its interest in the collateral securing such Indebtedness, provided that no such Indebtedness shall constitute Recourse Indebtedness by reason of provisions therein for imposition of full recourse liability on the obligor for certain wrongful acts, environmental liabilities or other similar and customary exclusions from the scope of so-called “non-recourse” provisions.

“Material Subsidiary” means, at any particular time, a Subsidiary of any Issuer or any Guarantor: (a) whose (i) total assets or (ii) gross revenues (in each case (x) attributable to the relevant Issuer or Guarantor and (y) consolidated in respect of a Subsidiary which itself has Subsidiaries) are equal to or greater than 10 per cent. of the consolidated total assets or consolidated gross revenues, as the case may be, of the Group, in each case as calculated by reference to the then latest audited consolidated or, as the case may be, unconsolidated financial statements of the relevant Subsidiary or Subsidiaries and the then latest audited consolidated financial statements of the Group; or (b) to which is transferred all or substantially all of the business, assets and undertaking of a Subsidiary of any Issuer or Guarantor which immediately prior to such transfer is a Material Subsidiary, whereupon the transferor Subsidiary of the Issuer or Guarantor shall immediately cease to be a Material Subsidiary and the transferee Subsidiary shall immediately become a Material Subsidiary (subject in each case to the provisions of paragraph (a) above). A report by two Authorised Officers of any Issuer or Guarantor certified by the auditor of such Issuer or Guarantor that in their opinion a Subsidiary of the Issuer or Guarantor is or is not, or was or was not, at any particular time or throughout any specified period a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on the Trustee and the Noteholders and Couponholders.

10.	Consolidation, Amalgamation or Merger:

None of the Issuers or the Guarantors shall consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its properties and assets to any person unless:

(a)	the person formed by such consolidation or into which any Issuer or any Guarantor is merged or the person that acquires by conveyance, transfer or lease the properties and assets of any Issuer or any Guarantor, as the case may be, substantially as an entirety shall be an entity, partnership or trust, and:

(i)	in the case of an Issuer or a Parent Guarantor, shall be organised and validly existing under the laws of Australia, New Zealand, the United Kingdom or the United States or any political subdivision thereof; or

(ii)	in the case of a Subsidiary Guarantor shall be organised and validly existing under the laws of its governing jurisdiction,

and shall expressly assume, by a supplemental Trust Deed, (x) in the case of any Issuer, the due and punctual payment of the principal of and any premium and interest on all outstanding Notes and the performance or observance of every other covenant of the Trust Deed on the part of that Issuer to be performed or observed or (y) in the case of a Guarantor, the performance or observance of the guarantee of that Guarantor and every other covenant of the Trust Deed on the part of such Guarantor to be performed or observed;

(b)	immediately prior to or after giving effect to such transaction and treating any Indebtedness that becomes an obligation of the Issuers or any Guarantor as a result of such transaction as having been incurred at the time of such transaction, no Event of Default and no Potential Event of Default (as defined in the Trust Deed), shall have occurred and be continuing;

(c)	the person formed by such consolidation or into which any Issuer or any Guarantor is merged or to whom any Issuer or any Guarantor, as the case may be, has conveyed, transferred or leased its properties or assets, agrees to indemnify each Noteholder and Couponholder against:

(i)	any tax, duty, assessment or governmental charge imposed on any such Noteholder or Couponholder or required to be withheld or deducted from any payment to such Noteholder or Couponholder as a consequence of such consolidation, merger, conveyance, transfer or lease by or on behalf of that jurisdiction or any political subdivision or taxing authority thereof or therein as at the date such consolidation, merger, conveyance, transfer or lease is effective; and

(ii)	any cost of expenses of the act of such consolidation, merger, conveyance, transfer or lease;

(d)	the Person formed by such consolidation or into which any Issuer or any Guarantor is merged or to whom any Issuer or any Guarantor, as the case may be, has conveyed, transferred or leased its properties or assets, agrees that it shall be subject to the rights and obligations in Condition 6(b) and Condition 8 to the same extent as such Issuer or Guarantor, subject to the terms of such Conditions, and that its jurisdiction of organisation (or any political subdivision or taxing authority thereof or therein) will be deemed a “Relevant Taxing Jurisdiction” as defined in Condition 8; and

(e)	the Issuers or Guarantor, as the case may be, have delivered to the Trustee a certificate signed by two of its Authorised Officers stating that such consolidation, merger, conveyance, transfer or lease and such supplemental Trust Deed comply with these Conditions and that all conditions precedent herein provided for relating to such transaction have been complied with.

Upon any consolidation or merger or any conveyance, transfer or lease of all or substantially all the properties and assets of any Issuer or any Guarantor in accordance with this Condition 10, the successor entity formed by such consolidation or into which such Issuer or Guarantor is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer or Guarantor, as the case may be, under the Trust Deed with the same effect as if such successor entity had been named as such Issuer or Guarantor, as the case may be, herein and thereafter, except in the case of a lease, the predecessor person shall be relieved of all obligations and covenants under the Trust Deed and the Notes or Guarantees, as the case may be.

11.	Prescription

Claims in respect of principal and interest will become void unless made as required by Condition 7 within a period of 10 years in the case of principal and five years in the case of interest from the appropriate Relevant Date.

12.	Replacement of Notes and Coupons

If any Note or Coupon is mutilated or defaced it may be replaced at the specified office of the Principal Paying Agent in London subject to all applicable laws and stock exchange or other relevant authority requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuers may reasonably require. Mutilated or defaced Notes or Coupons must be surrendered before replacements will be issued.

13.	Meetings of Noteholders, Modification and Waiver and Substitution of Principal Debtor

(a)	Meetings of Noteholders: The Trust Deed contains provisions for convening meetings of Noteholders to consider matters affecting their interests, including the sanctioning by Extraordinary Resolution of the Noteholders of a modification of any of these Conditions or any provisions of the Trust Deed. Such a meeting may be convened by the Issuers, any Guarantor or the Trustee and shall be convened by the Issuers upon request by Noteholders holding not less than 15 per cent. in principal amount of the Notes for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution of the Noteholders will be one or more persons holding or representing a clear majority in principal amount of the Notes for the time being outstanding, or at any adjourned meeting one or more persons being or representing Noteholders whatever the principal amount of the Notes held or represented, unless the business of such meeting includes consideration of proposals, inter alia,

(i)	to modify the maturity of the Notes or the dates on which interest is payable in respect of the Notes,

(ii)	to reduce or cancel the principal amount of, or interest on, the Notes,

(iii)	to change the currency of payment of the Notes, or

(iv)	to modify the provisions concerning the quorum required at any meeting of Noteholders or the majority required to pass an Extraordinary Resolution of the Noteholders,

in which case the necessary quorum will be one or more persons holding or representing not less than two-thirds, or at any adjourned meeting not less than one-third, in principal amount of the Notes for the time being outstanding. Any Extraordinary Resolution of the Noteholders duly passed shall be binding on all Noteholders (whether or not they were present at the meeting at which such resolution was passed and whether or not they voted in favour) and on all Couponholders.

(b)	Modification, Waiver and Determination: The Trustee may agree, without the consent of the Noteholders or Couponholders, to (i) any modification to these Conditions or to the provisions of the Trust Deed which is in its opinion of a formal, minor or technical nature or is made to correct a manifest error or an error which in the opinion of the Trustee is proven, and (ii) any other modification, and any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Trust Deed which is in the opinion of the Trustee not materially prejudicial to the interests of the Noteholders or (iii) determine, without any such consent as aforesaid, that any Event of Default or Potential Event of Default shall not be treated as such (provided that, in any such case, it is not, in the opinion of the Trustee, materially prejudicial to the interests of the Noteholders). Any such modification, authorisation, waiver and any substitution effected pursuant to Condition 13(e) shall be binding on the Noteholders and the Couponholders and, if the Trustee so requires, such modification shall be notified to the Noteholders as soon as practicable.

(c)	Written resolutions of 90 per cent. of Noteholders: The Trust Deed provides that a written resolution signed by or on behalf of the holders of not less than 90 per cent. of the aggregate principal amount of Notes for the time being outstanding shall be as valid and effective as a duly passed Extraordinary Resolution of the Noteholders.

(d)	Entitlement of the Trustee: In connection with the exercise by it of any of its trusts, powers, authorities and discretions (including, without limitation, any modification, waiver, authorisation, determination or substitution), the Trustee shall have regard to the general interests of the Noteholders and Couponholders as a class but shall not have regard to any interests arising from circumstances particular to individual Noteholders or Couponholders (whatever their number) and, in particular but without limitation, shall not have regard to the consequences of any such exercise for individual Noteholders or Couponholders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory or any political sub-division thereof and the Trustee shall not be entitled to require, nor shall any Noteholder or Couponholder be entitled to claim, from the Issuers, the Guarantors, the Trustee or any other person any indemnification or payment in respect to any tax consequence of any such exercise upon individual Noteholders or Couponholders except to the extent already provided for in Condition 8 and/or any undertaking given in addition to, or in substitution for, Condition 8 pursuant to the Trust Deed.

(e)	Substitution of Principal Debtor

The Trustee may, without the consent of the Noteholders or Couponholders, agree with the Issuers and the Guarantors to the substitution in place of any one or more of the Issuers as a principal debtor in respect of the Notes of any other company (the “Substituted Company”) provided that:

(i)	as necessary an irrevocable and unconditional guarantee is given by the Guarantors, on the terms set out in clause 7 of the Trust Deed, to the Trustee in a form satisfactory to the Trustee of the payment of all moneys payable by the Substituted Company as such principal debtor;

(ii)	the Trustee is satisfied that the substitution will not be materially prejudicial to the interests of the Noteholders; and

(iii)	certain other conditions set out in the Trust Deed are complied with.

14.	Enforcement

The Trustee may, at any time, at its discretion and without notice, institute such proceedings against the Issuers and/or the Guarantors or any of them as it may think fit to enforce the terms of the Trust Deed and the Notes and the Coupons, but it need not take any such proceedings or any other action under the Trust Deed unless (a) it shall have been so directed by an Extraordinary Resolution of the Noteholders or so requested in writing by Noteholders holding at least one quarter in principal amount of the Notes outstanding, and (b) it shall have been indemnified and/or secured to its satisfaction. No Noteholder or Couponholder may proceed directly against the Issuers or any Guarantor unless the Trustee, having become bound so to proceed, fails to do so within a reasonable time and such failure is continuing.

15.	Indemnification of the Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility. The Trustee is entitled to enter into business transactions with the Issuers and any entity related to the Issuers without accounting for any profit.

16.	Further Issues

The Issuers may from time to time without the consent of the Noteholders or Couponholders create and issue further securities either having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest on them) and so that such further issue shall be consolidated and form a single series with the outstanding securities of any series (including the Notes) or upon such terms as the Issuers may determine at the time of their issue. References in these Conditions to the Notes include (unless the context requires otherwise) any other securities issued pursuant to this Condition and forming a single series with the Notes. Any further securities forming a single series with the outstanding securities of any series (including the Notes) constituted by the Trust Deed or any deed supplemental to it shall, and any other securities may (with the consent of the Trustee), be constituted by a deed supplemental to the Trust Deed. The Trust Deed contains provisions for convening a single meeting of the Noteholders and the holders of securities of other series where the Trustee so decides.

17.	Notices

Notices to Noteholders will be valid if published in a leading newspaper having general circulation in London (which is expected to be the Financial Times) or, if in the opinion of the Trustee such publication shall not be practicable, in an English language newspaper of general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the first date on which publication is made. Couponholders will be deemed for all purposes to have notice of the contents of any notice given to the Noteholders in accordance with this paragraph.

18.	Contracts (Rights of Third Parties) Act 1999

No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Note, but this does not affect any right or remedy of any person which exists or is available apart from that Act.

19.	Governing Law

(a)	Governing Law: The Trust Deed and the Notes are governed by and shall be construed in accordance with English law.

(b)	Jurisdiction: The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with the Notes and the Trust Deed and accordingly any legal action or proceedings arising out of or in connection with the Notes or the Trust Deed (“Proceedings”) may be brought in such courts. Each of the Issuers and the Guarantors have in the Trust Deed irrevocably submitted to the jurisdiction of such courts and waived any objection to the courts of England on the grounds that they are an inconvenient or inappropriate forum.

(c)	Appointment of Process Agent: Each of the Issuers and the Guarantors have in the Trust Deed, irrevocably and unconditionally appointed Westfield Shoppingtowns Limited as its agent for service of process in England in respect of any Proceedings and has undertaken that in the event of such agent ceasing so to act it will appoint such other person as the Trustee may approve as its agent for that purpose.

TERMS AND CONDITIONS OF THE £ NOTES

The following (subject to completion and amendment), is substantially the terms and conditions of the Notes in the form in which they will be endorsed on the Notes.

The issue of the £600,000,000 aggregate principal amount of 5.500 per cent. Notes due 2017 (the “Notes”) by WT Finance (Aust) Pty Limited, Westfield Europe Finance plc and WEA Finance LLC (each an “Issuer” and together the “Issuers”), guaranteed in full severally by Westfield Holdings Limited (“WHL”), Westfield Management Limited (“WML”) in its capacity as responsible entity and trustee of Westfield Trust, and Westfield America Management Limited (“WAML”) in its capacity as responsible entity and trustee of Westfield America Trust (each a “Parent Guarantor” and together, the “Parent Guarantors”), and jointly and severally by Westfield Finance (Aust) Limited, Westfield Capital Corporation Limited, WCI Finance LLC, WT Finance (NZ) Limited, Westfield Trust (NZ) Limited, Westfield Finance (NZ) Limited, WFA Finance (Aust) Pty Limited (the “Subsidiary Guarantors” and, together with the Parent Guarantors, the “Guarantors”), was authorised by a resolution of the board of directors of each of WT Finance (Aust) Pty Limited and Westfield Europe Finance plc on or about 9 June 2005 and the board of directors of the parent of WEA Finance LLC on 2 June 2005, and the giving of the guarantees in respect of the Notes was authorised by a resolution of the board of directors or duly constituted committee of the board of each of the Guarantors on or about 9 June 2005 (and in the case of WCI Finance LLC by a resolution of the board of directors of the parent of WCI Finance LLC on 2 June 2005). The Notes are constituted by a trust deed (as supplemented, modified and/or restated from time to time, the “Trust Deed”) to be dated 27 June 2005 between the Issuers, the Guarantors and Deutsche Trustee Company Limited (the “Trustee” which expression shall include all persons for the time being the trustee or trustees under the Trust Deed) as trustee for the holders of the Notes (the “Noteholders”). These terms and conditions (the “Conditions”) include summaries of, and are subject to, the detailed provisions of the Trust Deed, which includes the form of the Notes and the coupons relating to them (the “Coupons”). The Issuers will enter into a paying agency agreement to be dated 27 June 2005 (as supplemented, modified and/or restated from time to time, the “Paying Agency Agreement”) between the Issuers, the Guarantors, the Trustee and Deutsche Bank AG, London Branch, as principal paying agent and the other paying agents appointed under it. The principal paying agent and paying agents for the time being are referred to herein as the “Principal Paying Agent” and the “Paying Agents” (which expression shall include the Principal Paying Agent), respectively, each of which expressions shall include the successors from time to time of the relevant persons, in such capacities, under the Paying Agency Agreement. Copies of the Trust Deed and of the Paying Agency Agreement are available for inspection during usual business hours at the principal office of the Trustee (presently at Winchester House, 1 Great Winchester Street, London EC2N 2DB, England) and at the specified offices of each of the Paying Agents. The Noteholders and the holders of the Coupons (whether or not attached to the relevant Notes) are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and are deemed to have notice of the provisions of the Paying Agency Agreement applicable to them.

1.	Form, Denomination, Title and Status

(a)	Form and denomination: The Notes are serially numbered and in bearer form in the denominations of £50,000 with £1,000 increments, each with Coupons attached on issue.

(b)	Title: Title to the Notes and Coupons passes by delivery. The holder of any Note or Coupon will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it, any writing on it, or its theft or loss) and no person will be liable for so treating the holder.

(c)	Status: The Notes constitute (subject to Condition 4) unsecured and unsubordinated obligations of the Issuers and will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of the Issuers subject to laws affecting the rights of creditors generally.

2.	Guarantees

(a)	General: The Parent Guarantors have severally, but not jointly, and the Subsidiary Guarantors have jointly and severally, guaranteed the due payment of all amounts expressed to be payable by the Issuers under the Trust Deed, the Notes and the Coupons (the “Guarantees”).

Each of the Guarantees is (subject to Condition 4) an unsecured and unsubordinated debt obligation of each Guarantor and will, subject to the limitation expressed below and laws affecting the rights of creditors generally, rank at least equally in right of payment with all existing and future unsecured debt of such Guarantor. Furthermore, each of the Guarantors shall be subrogated to all rights of each holder of Notes against the Issuers in respect of any amounts paid to such holder by such Guarantor pursuant to the provisions of the Guarantee provided by such Guarantor. The Guarantor cannot enforce or receive payments based upon such subrogation right until all guaranteed obligations then due and payable have been paid in full in cash. If the Issuers pay an amount to a Guarantor but do not pay amounts which are then due and payable to the holders of Notes, such paid amount shall be held in trust by the Guarantor for the benefit of such holder of Notes and shall be paid over to the Trustee.

WML and WAML, each of which is a Parent Guarantor under the Trust Deed, have entered into the Trust Deed only in their capacity as the responsible entities and trustees of Westfield Trust and Westfield America Trust, respectively (each a “Responsible Entity”). Any liability arising under or in connection with the Guarantees provided by WML or WAML in the Trust Deed can be enforced against each such party only to the extent that it can be satisfied out of the property of the trust for which it acts as responsible entity and trustee from which it is actually indemnified for the liability. This limitation of liability of WML and WAML extends to all liabilities and obligations in any way connected with their Guarantees provided under the Trust Deed and any other representation, warranty, agreement or transaction related to the Trust Deed or the Notes. A Responsible Entity is not entitled to indemnification out of the assets of the relevant trust if the Responsible Entity acts fraudulently, negligently or breaches its duty with respect to the relevant trust (whether or not such breach is in respect of the Guarantee of the Notes given by the Responsible Entity).

(b)	Release of Subsidiary Guarantee: A Parent Guarantor can by written notice to the Trustee request that a Subsidiary Guarantor cease to be a Guarantor. Upon the Trustee’s receipt of such notice, such Subsidiary Guarantor shall automatically and irrevocably be released and relieved of any obligation under its Guarantee with respect to the Notes if the following also is true, as conclusively certified by such Parent Guarantor to the Trustee in a certificate signed by two Authorised Officers (as defined in the Trust Deed):

(i)	No Event of Default is continuing or will result from the release of that Guarantor,

(ii)	None of the guaranteed obligations which are guaranteed by that Guarantor are at that time due and payable but unpaid, and

(iii)	Such Subsidiary Guarantor is not (or will cease to be simultaneously with such release) a guarantor of any other indebtedness of any Parent Guarantor or any of their respective Subsidiaries.

If a Subsidiary Guarantor guarantees any other indebtedness of any Parent Guarantor or any of their respective Subsidiaries at any time subsequent to the date on which it is released from its Guarantee as described above, such Subsidiary Guarantor will be required to provide a new Guarantee of the Notes that remain outstanding on terms substantially identical to its initial Guarantee.

A Subsidiary Guarantor shall, subject to the delivery by the Issuers to the Trustee of certain documents as set out in the Trust Deed and the execution by the Trustee of a document evidencing the release, also be automatically and irrevocably released and relieved of any obligations under its Guarantee upon the merger or consolidation of such Subsidiary Guarantor with, or a conveyance, transfer or lease of all or substantially all of its assets to any person (including another Guarantor or a subsidiary of a Guarantor).

(c)	Termination of Guarantee: The obligations of any Guarantor terminate at the time such Guarantor merges or consolidates with any Issuer (and the Issuer is the surviving entity), or when an Issuer acquires all of the assets and capital stock of such Guarantor, and the Guarantor has delivered to the Trustee a certain certificate as set out in the Trust Deed.

Unless released or terminated, each Guarantee is a continuing Guarantee and shall:

(i)	remain in full force and effect until the unconditional payment in full in cash of the guaranteed obligations and all other amounts payable under the Guarantee;

(ii)	be binding upon the Guarantor, its successors and assigns; and

(iii)	be to the benefit of and be enforceable by the Trustee and, where permitted under the Trust Deed, the Noteholders and the Couponholders and their successors, transferees and assigns.

(d)	Additional Parent Guarantors and Subsidiary Guarantors: Each Parent Guarantor can by notice to the Trustee nominate an additional Parent Guarantor or an additional Subsidiary Guarantor. An additional Parent Guarantor or Subsidiary Guarantor will become such additional Guarantor upon assuming the covenants and conditions of the Trust Deed and upon executing and delivering a supplemental Trust Deed to the Trustee. Such Guarantee given by such additional Parent Guarantor or Subsidiary Guarantor, as the case may be, shall in all respects have the same legal rank as the Guarantees given by already existing Parent Guarantors or Subsidiary Guarantors, as the case may be.

3.	Covenants

Financial Covenants: So long as any of the Notes remains outstanding, each of the Parent Guarantors shall ensure that:

(i)	As at each Reference Date, Net Debt will not exceed 65% of Net Assets.

(ii)	As at each Reference Date, Secured Debt will not exceed 45% of Total Assets.

(iii)	The ratio of EBITDA for the 12 month period ending on each Reference Date to Interest Expense for the same period will be at least 1.50:1.00.

(iv)	As at each Reference Date, Unencumbered Assets will be at least 125% of the aggregate principal amount of all outstanding Unsecured Debt.

In addition, the Parent Guarantors shall cause each of their real property assets, and the real property assets of each of their Subsidiaries, to be appraised no less frequently than once every three years, by an Approved Independent Valuer, except that the foregoing requirement will not apply to real property assets undergoing material construction or material development.

For the purposes of these Conditions:

“Accounts” means the most recent Combined Financial Statements of the Group.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition,

“control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Approved Independent Valuer” means; (i) each real estate appraisal or valuation firm named in Schedule 2 to the Trust Deed, but only with respect to the jurisdiction set forth opposite its name thereon, or the successor entity of any of them; or (ii) a real estate appraisal or valuation firm specifically selected for purposes of the Trust Deed by the Board of Directors of the Group; provided, that (i) such firm is not an Affiliate of any member of the Group, (ii) such firm is of comparable reputation as determined in good faith by the Board of Directors of the Group in the jurisdiction for which it is being selected to the firms set forth in Schedule 2 to the Trust Deed, and (iii) two Authorised Officers of the Group certify the selection of such firm, its name, the jurisdiction for which it is being selected, and the findings of the Board of Directors confirming that the requirements of clauses (i) and (ii) above have been satisfied.

“Board of Directors” means either the board of directors, or the equivalent body, of any Issuer, or any Guarantor, as the case may be, or any duly authorised committee of that board or body.

“Cash and Cash Equivalents” means, at a Reference Date, cash on hand and at bank, short term money market deposits and short term bank accepted bills of exchange, government and semi-government stocks or bonds which are readily convertible to cash of the Group on a consolidated basis included in the Combined Financial Statements for the applicable Reference Date.

“Combined Financial Statements” means statements of financial performance, statements of cash flow and statements of financial position together with statements, reports and notes (including, without limitation, directors’ reports and auditors’ reports (if any)) attached to or intended to be read with any of those statements, in relation to the Group as a consolidated entity, prepared in accordance with GAAP.

“EBITDA” means, in respect of any period, (i) Net Profit Before Tax, plus (ii) depreciation, Interest Expense (excluding any interest capitalised into the carrying value of an asset during the period), amortisation and all other non-cash items as determined in good faith by the Group, and excluding, without duplication, (iii)(a) all realised or unrealised gains and losses in respect of any Hedging Obligations entered into to hedge the value of any asset or liability appearing on the balance sheet of the Group; (b) all realised or unrealised gains and losses in respect of Hedging Obligations appearing on the profit and loss statement of the Group for future periods; (c) other unrealised asset revaluations; and (d) any extraordinary or non-recurring items as determined in good faith by the Group. In each case (i), (ii) and (iii) for such period, amounts will be determined on a consolidated basis in accordance with GAAP except to the extent GAAP is not applicable with respect to the determination of non-cash, extraordinary and non-recurring items.

“Entity Interest” means any membership or other interest in, or rights in respect of, an entity, whether such interest arises or is constituted by way of shares, units, an agreement or otherwise.

“GAAP” means generally accepted accounting principles in Australia as applicable from time to time and consistently applied; provided, however, that for purposes of all computations required or permitted for purposes of the financial covenants set forth in this Condition 3, all such computations shall be based upon the valuations derived from the appraisals performed in accordance with this Condition 3.

“Group” means the Parent Guarantors and their respective Subsidiaries, taken as a whole.

“Group Trust” means any trust or managed investment scheme in respect of which a Group Trustee is trustee or responsible entity.

“Group Trustee” means (i) each Guarantor Trustee, and (ii) each other trustee or responsible entity of a trust or a managed investment scheme, which trust or managed investment scheme is included as a Subsidiary of any Issuers or Guarantor.

“Guarantor Trustee” means (i) WML, as responsible entity and trustee of Westfield Trust, (ii) WAML, as responsible entity and trustee of Westfield America Trust, and (iii) any other Guarantor which is or becomes bound by the trust deed in its capacity as trustee or responsible entity of a trust, and includes any replacement responsible entity or a replacement trustee for any of them.

“Hedging Obligation” means each interest rate transaction, foreign exchange transaction, equity or equity index option, bond, option, commodity swap, commodity option, cap transaction, currency swap transaction, cross-currency swap rate transaction or any other hedge or derivative agreement, including any master agreement and any transaction or confirmation under it.

“Indebtedness” means, without duplication, any indebtedness of any member of the Group in respect of (i) any money borrowed, (ii) any acceptance credit, bill acceptance or bill endorsement or similar facility, (iii) borrowed money evidenced by bonds, notes, debentures, loan stock or similar instruments whether secured or unsecured (excluding indebtedness to the extent that it is secured by Cash and Cash Equivalents or defeased indebtedness), (iv) any reimbursement obligations in respect of a bond, standby or documentary letter of credit or any other similar instrument, issued by a bank or financial institution, but excluding any reimbursement obligation that has not yet fallen due in respect of a bond, standby or documentary letter of credit or any other similar instrument, issued by a bank or financial institution, that is not in respect of Indebtedness and has not yet been called or paid, (v) amounts representing the balance deferred and unpaid for a period of more than 180 days of the purchase price of any property except any amount that constitutes an accrued expense or trade payable, (vi) the amount of any liability in respect of any lease or hire purchase contract that would, in accordance with GAAP, be treated as a finance lease or capital lease, and (vii) any guarantee or indemnity against loss in respect of any of the items referred to in paragraphs (i) through (vi) above, for another Person.

“Interest Expense” means, for any period, amounts determined on a consolidated basis and in accordance with GAAP being all borrowing costs of the Group (including any interest capitalised into the carrying value of an asset during the period and excluding marked-to-market adjustments included in the borrowing costs of the Group for that period as a result of the application of International Accounting Standard IAS39 (or any successor or replacement standard)) less (i) any interest income in relation to a Hedging Obligation that is included in Net Profit Before Tax for that period, (ii) dividends, distributions or other costs paid or accrued on preference shares and stapled and unstapled units in listed trusts, and (iii) amortisation of debt issuance costs.

“Lien” means, without duplication, a mortgage, charge, pledge, lien or other security interest or other preferential interest or arrangement having a similar economic effect, excluding any right of set-off, but including any conditional sale or other title retention arrangement or any finance leases.

“Net Assets” means, at a Reference Date, Total Assets less Cash and Cash Equivalents of the Group, in each case, on a consolidated basis and as shown in the Combined Financial Statements for that Reference Date.

“Net Debt” means, at a Reference Date, Total Debt less Cash and Cash Equivalents of the Group, in each case, on a consolidated basis and as shown in the Combined Financial Statements for that Reference Date.

“Net Profit Before Tax” means, for a period, the operating profit before income tax, excluding Significant Items, of the Group for that period determined on a consolidated basis in accordance with GAAP.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organisation or government or any agency or political subdivision thereof.

“Permitted Lien” means (i) any Lien arising by operation of law and in the ordinary course of business including (1) a lien for unpaid rates and/or taxes; (2) a possessory lien for the unpaid balance of moneys owing for work, repairs, warehousing, storage, delivery or other services; and (3) any other Lien of landlords, carriers, warehousemen, mechanics, materialmen, repairers or other similar service providers which arise by law or by statute and in the ordinary course of business (and whether registration to perfect such Lien is or is not required); provided that either: (A) there is no default with respect to the obligations secured by that Lien; or (B) the obligations secured by the Lien are being, or within a reasonable time after the judgment will be, appealed or otherwise contested in good faith or paid in full; (ii) any Lien under the laws of New Zealand that is created or provided for by: (1) a lease or bailment of goods for a term of more than one year in respect of which a member of the Group is the lessee or bailee; (2) a commercial consignment of goods in respect of which a member of the Group is a consignee; or (3) a transfer or purchase of an account receivable or chattel paper in respect of which a member of the Group is transferee or purchaser, and, in the case of the immediately foregoing clauses (1), (2) and (3), such Lien does not secure payment or performance of an obligation; (iii) any Lien in respect of personal property (as defined in the Trust Deed) which is, or has at any time been, a purchase money security interest in favor of a seller securing all or part of the purchase price for personal property which is acquired by a member of the Group in the ordinary course of its business; provided that either: (1) there is no default with respect to the obligations secured by that Lien; or (2) the obligations secured by the Lien are being, or within a reasonable time after the judgment will be, appealed or otherwise contested in good faith or paid in full; (iv) a right of title retention in connection with acquisition of goods in the ordinary course of business on the usual terms of sale of the supplier where there is no default in connection with the relevant acquisition; (v) the lien of a Group Trustee or a custodian in respect of the assets of a Group Trust or other trust or managed investment scheme in relation to its rights of indemnity in respect of those assets; (vi) any Lien granted or created by a Group Trustee or a custodian over the right of indemnity or equitable lien held by it in its personal capacity over assets held by it as trustee or responsible entity where those assets are not, nor required to be, included in the Accounts of the Group; (vii) any Lien that arises by operation of law or the terms of the judgment in respect of a judgment where the judgment is being, or will within a reasonable time after the judgment be, appealed or otherwise contested in good faith or paid in full; (viii) any Lien that consists of an easement, right of way, encroachment, reservation, restriction or condition on any real property interest where such encumbrance does not materially interfere with or impair the operation, use or other disposal of the property affected; or (ix) any Lien consisting of minor defects or irregularities in the title to any real property interest which does not materially interfere with or impair the operation, use or other disposal of such property; or (x) a deposit or a payment of Cash and Cash Equivalents collateral provided or made in connection with any actual or contingent liability arising under a Hedging Obligation.

“Reference Date” means 30 June and 31 December of each year, the first of which is 30 June 2005.

“Secured Debt” means, at a Reference Date, the portion of the Total Debt at that Reference Date that is secured by a Lien (other than a Permitted Lien) on any asset of any member of the Group.

“Significant Item” means any non-cash item which is regarded as a significant item in accordance with GAAP.

“Statement of Financial Position” means the Statement of Financial Position included in the Combined Financial Statements.

“Subsidiary” has the meaning given in the Corporations Act 2001 (Cth), but as if “body corporate” includes any entity: it also includes an entity whose profit and loss are required by GAAP to be included in the consolidated annual profit and loss statements of that entity or would be so required if that entity were a corporation: if more than one Parent Guarantor (each a “Relevant Parent Guarantor”) holds, or has subsidiaries which hold, an Entity Interest in an entity and that entity would (under this definition) be a Subsidiary of any one of the Relevant Parent Guarantors if such Entity Interests were all held by that Relevant Parent Guarantor, then that entity and each of its Subsidiaries will be regarded as a Subsidiary of that Relevant Parent Guarantor for the purposes of the Conditions: if as a result of the foregoing, an entity is a Subsidiary of Relevant Parent Guarantors, then the satisfaction by one Relevant Parent Guarantor of an obligation in respect of that entity will be taken to satisfy the obligation of each other Relevant Parent Guarantor in respect of that entity.

“Total Assets” means, at a Reference Date, the total assets of the Group determined on a consolidated basis as shown in its Statement of Financial Position in its Combined Financial Statements for that Reference Date and adjusted to: (i) exclude any revaluation of any non-financial asset which is not approved by an Approved Independent Valuer; and (ii) exclude the aggregate, on a consolidated basis and without duplication, of all receivables of the Group that are unrealised marked-to-market gains in respect of Hedging Obligations entered into to hedge the value of any asset or liability and that are included in the Statement of Financial Position for the Group.

“Total Debt” means, at a Reference Date, the aggregate principal amount of all Indebtedness of the Group determined on a consolidated basis as shown in its Statement of Financial Position in its Combined Financial Statements for that Reference Date and adjusted to: (i) include the aggregate, on a consolidated basis and without duplication, of all payables of the Group that are unrealised marked-to-market losses in respect of any Hedging Obligations entered into to hedge the value of any asset or liability and that are included in the Statement of Financial Position for the Group; (ii) include, as a reduction to Total Debt, the aggregate, on a consolidated basis and without duplication, of all receivables of the Group that are unrealised marked-to-market gains in respect of any Hedging Obligations entered into to hedge the value of any asset or liability and that are included in the Statement of Financial Position for the Group; and (iii) include the principal amount of, but not the marked-to-market amount of, fixed rate debt in relation to an acquisition.

“Unencumbered Assets” means, at a Reference Date, any assets included in Total Assets for that Reference Date but excluding any asset included in Total Assets that is secured by a Lien (other than a Permitted Lien).

“Unsecured Debt” means, at a Reference Date, Total Debt for the applicable Reference Date less Secured Debt for that Reference Date.

The Trust Deed provides that any certificate or report of the auditors or any other person called for by or provided to the Trustee (whether or not addressed to the Trustee) in accordance with or for the purposes of the Conditions or the Trust Deed may be relied upon by the Trustee as sufficient evidence of the facts stated therein notwithstanding that such certificate or report and/or any engagement letter or other document entered into by the

Trustee in connection therewith contains a monetary or other limit on the liability of the auditors or such other person in respect thereof and notwithstanding that the scope and/or basis of such certificate or report may be limited by any engagement or similar letter or by the terms of the certificate or report itself.

The Trust Deed provides that any certificate addressed to the Trustee and signed by two Authorised Officers of the Issuers or the Parent Guarantors as to the amount of EBITDA, Interest Expense, Net Debt, Secured Debt, Net Assets, Total Assets, Unencumbered Assets or as to any other term or amount referred to in the Conditions or as to any of the ratios contained in Condition 3 (or as to any other figure required for any other purpose in connection with the Conditions of the Trust Deed (unless expressly otherwise stated)) may, in the absence of manifest error, be relied upon by the Trustee and, if so relied upon, shall be conclusive and binding on the Issuers, the Guarantors, the Noteholders and the Couponholders.

4.	Negative Pledge

Without prejudice to its obligations pursuant to Condition 3, so long as any Note remains outstanding no Issuer or Guarantor will:

(i)	create or permit to subsist any Lien (other than a Permitted Lien) upon the whole or any part of its undertaking, assets or revenues, present or future; nor

(ii)	permit any of its Material Subsidiaries (as defined in Condition 9) to create or permit to subsist, any Lien (other than a Permitted Lien) over its undertaking, assets or revenues present or future, where to do so would cause a breach of Condition 3(ii), unless at the same time, or prior thereto, the obligations of the Issuers under the Notes and the Trust Deed or the obligations of the relevant Guarantor (x) are secured equally and rateably therewith to the satisfaction of the Trustee or (y) have the benefit of such other security, guarantee, indemnity or other arrangement as the Trustee in its absolute discretion shall deem to be not materially less beneficial to the Noteholders and Couponholders or as shall be approved by an Extraordinary Resolution (as defined in the Trust Deed) of the Noteholders.

5.	Interest

The Notes bear interest from and including 27 June 2005 at the rate of 5.500 per cent. per annum, payable annually in arrears on 27 June in each year (each an “Interest Payment Date”) commencing on 27 June 2006 and will amount to £2,750 per £50,000 denomination. Each Note will cease to bear interest from and including its due date for redemption unless, upon due presentation, payment of the full amount of principal is improperly withheld or refused. In such event each Note shall continue to bear interest at the applicable rate (both before and after judgment) until, but excluding whichever is the earlier of (a) the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant holder, and (b) the day which is seven calendar days after the Trustee or the Principal Paying Agent has notified Noteholders of receipt of all sums due in respect of all the Notes up to that seventh calendar day (except to the extent that there is failure in the subsequent payment to the relevant holders under these Conditions).

When interest is required to be calculated in respect of a period of less than a full year, it shall be calculated on the basis of (a) the actual number of days in the period from and including the date from which interest begins to accrue (the “Accrual Date”) to but excluding the date on which it falls due, divided by (b) the actual number of days from and including the Accrual Date to but excluding the next following Interest Payment Date.

6.	Redemption and Purchase

(a)	Final redemption: Unless previously redeemed, or purchased and cancelled as provided herein, the Notes will be redeemed at their principal amount on 27 June 2017 (the “Maturity Date”). The Notes may not be redeemed at the option of the Issuers other than in accordance with this Condition 6.

(b)	Redemption for taxation reasons: The Notes may be redeemed at the option of the Issuers in whole, but not in part, at any time on giving not less than 30 nor more than 60 calendar days’ notice to the Noteholders (which notice shall be irrevocable), at their principal amount (together with unpaid interest accrued to the date fixed for redemption), if:

(i)	an Issuer satisfies the Trustee immediately prior to the giving of such notice that either (i) it has or will become obliged to pay Additional Amounts (as defined in Condition 8 below) on the next Interest Payment Date as provided or referred to in Condition 8 as a result of any change in, or amendment to, the laws or regulations of a Relevant Taxing Jurisdiction (as defined in Condition 8 below), which change or amendment becomes effective on or after 27 June 2005, or (ii) the Guarantors would be unable for reasons outside their control to procure payment by the Issuers and in making payment themselves would be required to pay such Additional Amounts, and

(ii)	such obligation cannot be avoided by the Issuers or Guarantors taking commercially reasonable measures available to them,

provided that no such notice of redemption shall be given earlier than 90 calendar days prior to the earliest date on which the Issuers or Guarantors would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due.

Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuers shall deliver to the Trustee a certificate signed by two Authorised Officers of any relevant Issuer or Guarantor stating that the obligation referred to in (i) above cannot be avoided by the Issuers or Guarantors taking commercially reasonable measures available to them and the Trustee shall be entitled to accept such certificate as sufficient evidence of the satisfaction of the conditions precedent set out above in which event it shall be conclusive and binding on the relevant Noteholders.

(c)	Optional Redemption: The Issuers may at any time, having given not less than 30 nor more than 60 days notice to the Noteholders in accordance with Condition 17 (which notice shall be irrevocable) redeem all, or from time to time, some only of the Notes at the Special Redemption Amount together with accrued, and unpaid, interest to (but excluding) the date of redemption.

In connection with any redemption of some only of the Notes:

(i)	the Notes to be redeemed shall be in an aggregate amount for all Notes redeemed of an outstanding principal amount of at least £50,000,000 and in an integral multiple of £10,000,000; and

(ii)	the Notes to be redeemed shall be selected by lot in such place as the Trustee may approve and in such manner as the Trustee deems fair; and

(iii)	a list of Notes selected for redemption will be published in accordance with Condition 17 not less than 15 nor more than 30 days before the date fixed for redemption, together with a list of those Notes (if any) previously called for redemption but which remain to be surrendered for redemption and stating the principal amount of Notes that will remain outstanding after such redemption.

In this Condition 6(c):

Special Redemption Amount means, in respect of each Note a price equal to:

(i)	its principal amount, or, if higher,

(ii)	that price (as reported in writing to the Issuers and the Trustee by a financial adviser selected by the Issuers and approved by the Trustee in writing and calculated in accordance with prevailing market practice in the reasonable opinion of such financial adviser) at which the Gross Redemption Yield on the Notes, if they were to be purchased at such price on the Relevant Record Date, is equal to the Reference Rate on that date prevailing at 10.00am (London time) on the Relevant Record Date.

“Reference Rate” means the Gross Redemption Yield on the 4.75 per cent. Treasury Stock 2015 while it is in issue, and thereafter such other United Kingdom Government Stock as reported in writing to the Issuers and the Trustee by a financial adviser selected by the Issuers and approved by the Trustee in writing, with the advice of three brokers and/or gilt edged market makers and/or such other persons operating in the gild-edged market as the Trustee may approve.

“Relevant Record Date” means the third business day in London prior to the due date of redemption.

“Gross Redemption Yield” means the mid yield calculated on the basis set out by the United Kingdom Debt Management Office in the paper “Formulae for calculating Gilt Prices from Yields” page 5, Section One: Price/Yield Formulae “Conventional Gilts; Double-dated and undated Gilts with Assumed (or Actual) Redemption on a Quasi-Coupon Date” (published 8/6/1998 and last updated on 16/3/05) (as supplemented, amended or replaced from time to time) or on such other basis as the Trustee may approve.

(d)	Purchase: Subject to the requirements (if any) of any stock exchange on which the Notes may be listed at the relevant time the Issuers, the Guarantors or any Subsidiary thereof may at any time purchase Notes in the open market or otherwise at any price. Any Notes purchased may be retained for the account of the relevant purchaser or resold or otherwise dealt with at its discretion. The Notes so purchased, while held by or on behalf of any Issuer or any Guarantor or any Subsidiary thereof, shall not entitle the holder, inter alia, to vote at any meetings of the Noteholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of the Noteholders or for the purposes of Condition 13(a).

(e)	Cancellation: All Notes redeemed pursuant to Conditions 6(b) and (c) will be cancelled and may not be re-issued or resold. All Notes purchased pursuant to this Condition 6 may be cancelled or held, reissued or resold at the discretion of the relevant purchaser. Notes may be surrendered for cancellation by surrendering each such Note to the Principal Agent and if so surrendered shall be cancelled forthwith (and may not be reissued or resold) and the obligations of the Issuers and the Guarantors in respect of any such Notes shall be discharged.

7.	Payments

(a)	Principal and Interest: Payments of principal and interest due on an Interest Payment Date will be made against presentation and surrender (or, in the case of a partial payment, endorsement) of Notes or the appropriate Coupons (as the case may be) at the specified office of any Paying Agent (subject to Condition 7(b)) in sterling by credit or transfer to an account in sterling specified by the payee or, at the option of the payee, by a cheque in sterling. Payments of interest due in respect of any Note other than on an Interest Payment Date shall be made only against presentation and either surrender or endorsement (as appropriate) of the relevant Note. Payments with respect to the Notes or the Coupons may not be made to an address or a bank account maintained within the United States or any of its possessions; neither the Notes nor the Coupons may be presented for payment within the United States or any of its possessions and demand for payment under the Notes or the Coupons may not be made within the United States or any of its possessions.

(b)	Payments subject to fiscal laws: All payments are subject in all cases to any applicable fiscal or other laws and regulations in the place of payment, but without prejudice to the provisions of Condition 8. No commissions or expenses shall be charged to the Noteholders or the Couponholders in respect of such payments.

(c)	Surrender of unmatured Coupons: Each Note should be presented for redemption together with all unmatured Coupons relating to it, failing which the amount of any such missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon which the sum of principal so paid bears to the total principal amount due) will be deducted from the sum due for payment. Each amount of principal so deducted will be paid in the manner mentioned above against surrender of the relevant missing Coupon not later than 10 years after the Relevant Date (as defined in Condition 8) for the relevant payment of principal (whether or not the relevant Coupons would otherwise have become void pursuant to Condition 11).

(d)	Payment only on a Presentation Date: A Noteholder or a Couponholder, as the case may be, shall be entitled to present a Note or Coupon for payment only on a Presentation Date and shall not, except as provided in Condition 5, be entitled to any further interest or other payment if a Presentation Date is after the due date.

“Presentation Date” means a day which (subject to Condition 11):

(i)	is or falls after the relevant due date;

(ii)	is a day (other than a Saturday or Sunday) on which commercial banks are open for business in the place of the specified office of the Paying Agent at which the Note or Coupon is presented for payment and a Business Day; and

(iii)	in the case of payment by credit or transfer to a sterling account as referred to above, is a day (other than a Saturday or Sunday) on which commercial banks are open for business in London.

In these Conditions, “Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for business in New York City, London, Dublin and Sydney.

(e)	Paying Agents: The initial Paying Agents and their initial specified offices are listed below. The Issuers reserve the right at any time with the approval of the Trustee to vary or terminate the appointment of any Paying Agent and appoint additional or other Paying Agents, provided that it will maintain: (i) a Principal Paying Agent; (ii) Paying Agents having specified offices in at least two major European cities approved by the Trustee (including London, so long as the Notes are listed on the Official List of the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 and admitted to trading on the London Stock Exchange plc’s market for listed securities, and Dublin or such other place as the Irish Stock Exchange may approve, so long as the Notes are admitted to the official list of the Irish Stock Exchange); and (iii) a Paying Agent with a specified office in a European Union member state that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive. Notice of any change in the Paying Agents or their specified offices will promptly be given to the Noteholders. The Paying Agents may not be United States persons, as defined for United States Federal income tax purposes, and their respective specified offices may not be located in the United States or any of its possessions.

8.	Taxation

All payments in respect of the Notes by the Issuers and the Guarantors shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Relevant Taxing Jurisdiction (as defined below), unless the withholding or deduction is required by law or unless such withholding or deduction is in respect of income tax payable by an Issuer or a Guarantor which is referred to in section 126 of the Income Tax Assessment Act 1936 of Australia, in which case an Issuer or Guarantor is entitled to make a deduction or withholding. In such events, the Issuers or, as the case may be, the Guarantors will pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts received by the Noteholders and Couponholders after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Notes or, as the case may be, Coupons in the absence of the withholding or deduction; except that no Additional Amounts shall be payable in relation to any payment in respect of any Note or Coupon for or on account of:

(a)	any tax, duty, assessment or other governmental charge which would not have been imposed but for the fact that such Noteholder or Couponholder:

(i)	was a resident (whether or not holding the Note in the Relevant Taxing Jurisdiction), domiciliary or national of, engaged in business or maintained a permanent establishment or was physically present in, the Relevant Taxing Jurisdiction, as applicable, or otherwise had some connection with the Relevant Taxing Jurisdiction, as applicable, provided that the holder will not be regarded as having a connection with Australia for the reason that such holder is a resident of Australia where, and to the extent that, such tax is payable by reason of Section 128B(2A) of the Income Tax Assessment Act 1936 of Australia (as amended or replaced); or

(ii)	presented such Note or Coupon more than 30 days after the Relevant Date, except to the extent that such Noteholder or Couponholder would have been entitled to such Additional Amounts if it had presented such Note or Coupon for payment on any day within such period of 30 days;

(b)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(c)	any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of (or in respect of) principal of, or interest on, the Notes, Coupons or the Guarantee;

(d)	any tax, duty, assessment or other governmental charge that is imposed or withheld by reason of, or that could have been avoided but for the failure to comply by the Noteholder or Couponholder with a request of an Issuer or a Guarantor notified to the Noteholders and Couponholders in accordance with Condition 17 to make any declaration of non-residence or other similar claim for exemption to any tax authority or satisfy any information or reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to or requirement for exemption from or non-application of all or part of such tax, duty, assessment or other governmental charge. Any declaration or similar claim for relief shall be given in respect of all payments in respect of the Notes of the Noteholder notwithstanding the actual source.

(e)	any tax, duty, assessment or other governmental charge that is:

(i)	imposed or withheld by reason of section 128F(5) or 128F(6) of the Income Tax Assessment Act of 1936 of Australia on the basis of the holder being an associate of the Issuers or any Guarantor for purposes of section 128F(9) of the Income Tax Assessment Act of 1936 of Australia;

(ii)	imposed or withheld as a consequence of a determination having been made under Part IVA of the Income Tax Assessment Act of 1936 of Australia (or any modification or substitute provision) by the Commissioner of Taxation that withholding tax is payable in respect of a payment;

(iii)	imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(iv)	payable by an Issuer or a Guarantor which is referred to in section 126 of the Income Tax Assessment Act 1936 of Australia; or

(v)	any combination of any of the foregoing items.

Additional Amounts will also not be paid on any payment on any Note or Guarantee to any Noteholder or Couponholder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that payment would, under the laws of Australia or any political subdivision or taxing authority of Australia, be treated as being derived or received for tax purposes by a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner who would not have been entitled to those Additional Amounts had it been the actual holder of the affected Notes.

“Relevant Date” means the date on which the payment first becomes due but, if the full amount of the money payable has not been received by the Principal Paying Agent or the Trustee on or before the due date, it means the date on which, the full amount of the money having been received, notice to that effect has been duly given to the Noteholders by the Issuers in accordance with Condition 17.

“Relevant Taxing Jurisdiction” means any jurisdiction under the laws of which any Issuer or any Guarantor, or any successor to an Issuer or the relevant Guarantor, is organised or in which it is resident for tax purposes, or any political subdivision or taxing authority thereof or therein.

Any reference in these Conditions to principal and/or interest in respect of the Notes shall be deemed to include any additional amounts which may be payable under this Condition or any undertaking given in addition to or substitution for it under the Trust Deed.

9.	Events of Default

The Trustee at its discretion may, and if so requested in writing by holders of not less than 25 per cent. in principal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution of the Noteholders shall (subject in each case to it being indemnified and/or secured to its satisfaction), give notice in writing to the Issuers and the Parent Guarantors that the Notes are, and they shall immediately become, due and payable at their principal amount together with accrued interest, if applicable, if any of the following events (each an “Event of Default”) shall have occurred:

(a)	Non-Payment: (i) If default is made in the payment of all or any part of the principal or premium of any of the Notes when the same shall become due and payable, whether at maturity, upon redemption or otherwise and such failure continues for a period of three business days; or (ii) if default is made in the payment of all or any instalment of interest upon any of the Notes as and when the same shall become due and payable, and such failure continues for a period of 30 calendar days;

(b)	Breach of covenant in the Trust Deed: The Issuers or any of the Guarantors fail to perform or observe any other obligation under these Conditions or the Trust Deed and (except in any case where the Trustee considers the failure to be incapable of remedy, when no continuation or notice as is hereinafter mentioned will be required) the failure continues for the period of 60 days (or such longer period as the Trustee may permit) following the service by the Trustee on the Issuers or the Guarantors (as the case may be) of notice requiring the same to be remedied;

(c)	Cross-default: The Issuers or any Guarantor fails to pay: (i) any Recourse Indebtedness, which default shall constitute a failure to pay an aggregate principal amount exceeding US$50 million (or its equivalent in any other currency or currencies, or currency unit or units) of such Recourse Indebtedness when due and payable after the expiration of any applicable grace period with respect to such default and shall have resulted in such indebtedness in such amount becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or (ii) any Recourse Indebtedness, which non-payment shall constitute a failure to pay an aggregate principal amount exceeding US$50 million (or its equivalent in any other currency or currencies, or currency unit or units) on the due date for payment (as extended by any applicable grace period) after demand for payment has been made, and in each such case without such indebtedness having been discharged or repaid, or such acceleration having been rescinded or annulled, within a period of 30 days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” under the Notes and demanding that the Issuers or any Guarantor cause such indebtedness to be discharged or repaid or cause such acceleration to be rescinded or annulled, shall have been given to the Issuer and the Guarantors by the Trustee;

(d)	Insolvency:

(i)	A court of competent jurisdiction makes an order or decree for relief in respect of any Issuer or any Guarantor or any Material Subsidiary in an involuntary proceeding under any applicable bankruptcy law, or adjudging any Issuer or any Guarantor or Material Subsidiary to be bankrupt or insolvent, or approving as properly filed a petition seeking reorganisation, arrangement, adjustment or composition of or in respect of any Issuer or any Guarantor or any Material Subsidiary under any applicable federal or state or other law, or an order for the winding up, or liquidation of any Issuer or any Guarantor or Material Subsidiary, or appoints a receiver, liquidator, custodian, trustee, assignee, administrator, sequestrator or similar official of any Issuer or any Guarantor or Material Subsidiary or of any substantial part of its property, except where such appointment is solely in respect of indebtedness that is not Recourse Indebtedness, and the order, appointment or entry is not stayed within 60 days of the order, appointment or entry, provided that such an order or decree shall not be an event of default if it:

(A)	forms part of a reconstruction, merger, amalgamation or voluntary liquidation of an Issuer or a Guarantor (in each case which is solvent) that is allowed under the Trust Deed; or

(B)	forms part of a reconstruction, merger, amalgamation or voluntary liquidation of a Material Subsidiary which is solvent and the surviving party or recipient of net assets of that Material Subsidiary is or will be a member of the Group; or

(C)	occurs in relation to a Group Trustee in its own right (and does not occur in respect of the relevant Group Trust), and (x) such Group Trustee is not a Material Subsidiary, (y) a new responsible entity or trustee is appointed in respect of the Group Trust within 60 Business Days of the occurrence of that event, and (z) the new responsible entity or trustee assumes (whether by operation of law or otherwise) all the obligations and liabilities (if any) of the Group Trustee under the Trust Deed and the Notes; or

(ii)	The commencement by any Issuer or any Guarantor or Material Subsidiary of a voluntary case or proceeding under any applicable bankruptcy law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by such Issuer or such Guarantor or Material Subsidiary, as the case may be, to the entry of a decree or order for relief in respect of any Issuer or any Guarantor or Material Subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or to the commencement of any bankruptcy or insolvency case or proceeding against such Issuer or Guarantor or Material Subsidiary, or the filing by such Issuer or such Guarantor or Material Subsidiary of a petition or answer or consent seeking reorganisation or relief under any applicable federal or state law, or the consent by such Issuer or such Guarantor or Material Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of such Issuer or such Guarantor or Material Subsidiary or of any substantial part of the property of such Issuer or such Guarantor or such Material Subsidiary, except where such appointment or such taking of possession is solely in respect of indebtedness that is not Recourse Indebtedness, or the making by such Issuer or such Guarantor or Material Subsidiary of an assignment for the benefit of creditors, or the admission by such Issuer or such Guarantor or Material Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by such Issuer or such Guarantor or Material Subsidiary in furtherance of any such action; provided however that such an event shall not be an event of default if it:

(A)	forms part of a reconstruction, merger, amalgamation or voluntary liquidation of an Issuer or a Guarantor (in each case which is solvent) that is allowed under the Trust Deed; or

(B)	forms part of a reconstruction, merger, amalgamation or voluntary liquidation of a Material Subsidiary which is solvent and the surviving party or recipient of net assets of that Material Subsidiary is or will be a member of the Group; or

(C)	occurs in relation to a Group Trustee in its own right (and does not occur in respect of the relevant Group Trust), and (x) such Group Trustee is not a Material Subsidiary, (y) a new responsible entity or trustee is appointed in respect of the Group Trust within 60 Business Days of the occurrence of that event, and (z) the new responsible entity or trustee assumes (whether by operation of law or otherwise) all the obligations and liabilities (if any) of the Group Trustee under the Trust Deed and the Notes; or

(iii)	If any Issuer or any Guarantor or any Material Subsidiary ceases, or threatens in writing to cease, to carry on the whole or substantially the whole of its business or stops payment generally, in each case which will have a material adverse effect on the ability of the Group as a whole to perform its payment and repayment obligations under the Trust Deed and in respect of the Notes; provided however that such an event shall not be an event of default if it:

(A)	forms part of a reconstruction, merger, amalgamation or voluntary liquidation of an Issuer or a Guarantor (in each case which is solvent) that is allowed under the Trust Deed; or

(B)	forms part of a reconstruction, merger, amalgamation or voluntary liquidation of a Material Subsidiary which is solvent and the surviving party or recipient of net assets of that Material Subsidiary is or will be a member of the Group; or

(C)	occurs in relation to a Group Trustee in its own right (and does not occur in respect of the relevant Group Trust), and (x) such Group Trustee is not a Material Subsidiary, (y) a new responsible entity or trustee is appointed in respect of the Group Trust within 60 Business Days of the occurrence of that event, and (z) the new responsible entity or trustee assumes (whether by operation of law or otherwise) all the obligations and liabilities (if any) of the Group Trustee under the Trust Deed and the Notes; or

(iv)	if any event occurs which, under the laws of any jurisdiction in which any Issuer or any Guarantor or any Material Subsidiary is incorporated or formed, has or will have, an analogous effect to any of the events referred to in Condition 9(d); provided however that such an event shall not be an event of default if it:

(A)	forms part of a reconstruction, merger, amalgamation or voluntary liquidation of an Issuer or a Guarantor (in each case which is solvent) that is allowed under the Trust Deed; or

(B)	forms part of a reconstruction, merger, amalgamation or voluntary liquidation of a Material Subsidiary which is solvent and the surviving party or recipient of net assets of that Material Subsidiary is or will be a member of the Group; or

(C)	occurs in relation to a Group Trustee in its own right (and does not occur in respect of the relevant Group Trust), and (x) such Group Trustee is not a Material Subsidiary, (y) a new responsible entity or trustee is appointed in respect of the Group Trust within 60 Business Days of the occurrence of that event, and (z) the new responsible entity or trustee assumes (whether by operation of law or otherwise) all the obligations and liabilities (if any) of the Group Trustee under the Trust Deed and the Notes; and

(e)	Vitiation: If all or any material part of all or any material provision of the Guarantee given by a Guarantor is found to be invalid or incapable of being enforced,

provided that, in the case of the happening of any of the events described in (b), (c), (d) (i) (ii) and (iv) (other than, in the case of (d) (i) (ii) and (iv), in respect of any Parent Guarantor), or (e) the Trustee shall first have certified to the Issuers that such event is materially prejudicial to the interests of the Noteholders.

For the purposes of these Conditions:

“Recourse Indebtedness” means Indebtedness, whether currently existing or subsequently created, other than that as to which the liability of the obligor is limited to its interest in the collateral securing such Indebtedness, provided that no such Indebtedness shall constitute Recourse Indebtedness by reason of provisions therein for imposition of full recourse liability on the obligor for certain wrongful acts, environmental liabilities or other similar and customary exclusions from the scope of so-called “non-recourse” provisions.

“Material Subsidiary” means, at any particular time, a Subsidiary of any Issuer or any Guarantor: (a) whose (i) total assets or (ii) gross revenues (in each case (x) attributable to the relevant Issuer or Guarantor and (y) consolidated in respect of a Subsidiary which itself has Subsidiaries) are equal to or greater than 10 per cent. of the consolidated total assets or consolidated gross revenues, as the case may be, of the Group, in each case as calculated by reference to the then latest audited consolidated or, as the case may be, unconsolidated financial statements of the relevant Subsidiary or Subsidiaries and the then latest audited consolidated financial statements of the Group; or (b) to which is transferred all or substantially all of the business, assets and undertaking of a Subsidiary of any Issuer or Guarantor which immediately prior to such transfer is a Material Subsidiary, whereupon the transferor Subsidiary of the Issuer or Guarantor shall immediately cease to be a Material Subsidiary and the transferee Subsidiary shall immediately become a Material Subsidiary (subject in each case to the provisions of paragraph (a) above). A report by two Authorised Officers of any Issuer or Guarantor certified by the auditor of such Issuer or Guarantor that in their opinion a Subsidiary of the Issuer or Guarantor is or is not, or was or was not, at any particular time or throughout any specified period a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on the Trustee and the Noteholders and Couponholders.

10.	Consolidation, Amalgamation or Merger:

None of the Issuers or the Guarantors shall consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its properties and assets to any person unless:

(a)	the person formed by such consolidation or into which any Issuer or any Guarantor is merged or the person that acquires by conveyance, transfer or lease the properties and assets of any Issuer or any Guarantor, as the case may be, substantially as an entirety shall be an entity, partnership or trust, and:

(i)	in the case of an Issuer or a Parent Guarantor, shall be organised and validly existing under the laws of Australia, New Zealand, the United Kingdom or the United States or any political subdivision thereof; or

(ii)	in the case of a Subsidiary Guarantor shall be organised and validly existing under the laws of its governing jurisdiction,

and shall expressly assume, by a supplemental Trust Deed, (x) in the case of any Issuer, the due and punctual payment of the principal of and any premium and interest on all outstanding Notes and the performance or observance of every other covenant of the Trust Deed on the part of that Issuer to be performed or observed or (y) in the case of a Guarantor, the performance or observance of the guarantee of that Guarantor and every other covenant of the Trust Deed on the part of such Guarantor to be performed or observed;

(b)	immediately prior to or after giving effect to such transaction and treating any Indebtedness that becomes an obligation of the Issuers or any Guarantor as a result of such transaction as having been incurred at the time of such transaction, no Event of Default and no Potential Event of Default (as defined in the Trust Deed), shall have occurred and be continuing;

(c)	the person formed by such consolidation or into which any Issuer or any Guarantor is merged or to whom any Issuer or any Guarantor, as the case may be, has conveyed, transferred or leased its properties or assets, agrees to indemnify each Noteholder and Couponholder against:

(i)	any tax, duty, assessment or governmental charge imposed on any such Noteholder or Couponholder or required to be withheld or deducted from any payment to such Noteholder or Couponholder as a consequence of such consolidation, merger, conveyance, transfer or lease by or on behalf of that jurisdiction or any political subdivision or taxing authority thereof or therein as at the date such consolidation, merger, conveyance, transfer or lease is effective; and

(ii)	any cost of expenses of the act of such consolidation, merger, conveyance, transfer or lease;

(d)	the Person formed by such consolidation or into which any Issuer or any Guarantor is merged or to whom any Issuer or any Guarantor, as the case may be, has conveyed, transferred or leased its properties or assets, agrees that it shall be subject to the rights and obligations in Condition 6(b) and Condition 8 to the same extent as such Issuer or Guarantor, subject to the terms of such Conditions, and that its jurisdiction of organisation (or any political subdivision or taxing authority thereof or therein) will be deemed a “Relevant Taxing Jurisdiction” as defined in Condition 8; and

(e)	the Issuers or Guarantor, as the case may be, have delivered to the Trustee a certificate signed by two of its Authorised Officers stating that such consolidation, merger, conveyance, transfer or lease and such supplemental Trust Deed comply with these Conditions and that all conditions precedent herein provided for relating to such transaction have been complied with.

Upon any consolidation or merger or any conveyance, transfer or lease of all or substantially all the properties and assets of any Issuer or any Guarantor in accordance with this Condition 10, the successor entity formed by such consolidation or into which such Issuer or Guarantor is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer or Guarantor, as the case may be, under the Trust Deed with the same effect as if such successor entity had been named as such Issuer or Guarantor, as the case may be, herein and thereafter, except in the case of a lease, the predecessor person shall be relieved of all obligations and covenants under the Trust Deed and the Notes or Guarantees, as the case may be.

11.	Prescription

Claims in respect of principal and interest will become void unless made as required by Condition 7 within a period of 10 years in the case of principal and five years in the case of interest from the appropriate Relevant Date.

12.	Replacement of Notes and Coupons

If any Note or Coupon is mutilated or defaced it may be replaced at the specified office of the Principal Paying Agent in London subject to all applicable laws and stock exchange or other relevant authority requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuers may reasonably require. Mutilated or defaced Notes or Coupons must be surrendered before replacements will be issued.

13.	Meetings of Noteholders, Modification and Waiver and Substitution of Principal Debtor

(a)	Meetings of Noteholders: The Trust Deed contains provisions for convening meetings of Noteholders to consider matters affecting their interests, including the sanctioning by Extraordinary Resolution of the Noteholders of a modification of any of these Conditions or any provisions of the Trust Deed. Such a meeting may be convened by the Issuers, any Guarantor or the Trustee and shall be convened by the Issuers upon request by Noteholders holding not less than 15 per cent. in principal amount of the Notes for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution of the Noteholders will be one or more persons holding or representing a clear majority in principal amount of the Notes for the time being outstanding, or at any adjourned meeting one or more persons being or representing Noteholders whatever the principal amount of the Notes held or represented, unless the business of such meeting includes consideration of proposals, inter alia,

(i)	to modify the maturity of the Notes or the dates on which interest is payable in respect of the Notes,

(ii)	to reduce or cancel the principal amount of, or interest on, the Notes,

(iii)	to change the currency of payment of the Notes, or

(iv)	to modify the provisions concerning the quorum required at any meeting of Noteholders or the majority required to pass an Extraordinary Resolution of the Noteholders,

in which case the necessary quorum will be one or more persons holding or representing not less than two-thirds, or at any adjourned meeting not less than one-third, in principal amount of the Notes for the time being outstanding. Any Extraordinary Resolution of the Noteholders duly passed shall be binding on all Noteholders (whether or not they were present at the meeting at which such resolution was passed and whether or not they voted in favour) and on all Couponholders.

(b)	Modification, Waiver and Determination: The Trustee may agree, without the consent of the Noteholders or Couponholders, to (i) any modification to these Conditions or to the provisions of the Trust Deed which is in its opinion of a formal, minor or technical nature or is made to correct a manifest error or an error which in the opinion of the Trustee is proven, and (ii) any other modification, and any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Trust Deed which is in the opinion of the Trustee not materially prejudicial to the interests of the Noteholders or (iii) determine, without any such consent as aforesaid, that any Event of Default or Potential Event of Default shall not be treated as such (provided that, in any such case, it is not, in the opinion of the Trustee, materially prejudicial to the interests of the Noteholders). Any such modification, authorisation, waiver and any substitution effected pursuant to Condition 13(e) shall be binding on the Noteholders and the Couponholders and, if the Trustee so requires, such modification shall be notified to the Noteholders as soon as practicable.

(c)	Written resolutions of 90 per cent. of Noteholders: The Trust Deed provides that a written resolution signed by or on behalf of the holders of not less than 90 per cent. of the aggregate principal amount of Notes for the time being outstanding shall be as valid and effective as a duly passed Extraordinary Resolution of the Noteholders.

(d)	Entitlement of the Trustee: In connection with the exercise by it of any of its trusts, powers, authorities and discretions (including, without limitation, any modification, waiver, authorisation, determination or substitution), the Trustee shall have regard to the general interests of the Noteholders and Couponholders as a class but shall not have regard to any interests arising from circumstances particular to individual Noteholders or Couponholders (whatever their number) and, in particular but without limitation, shall not have regard to the consequences of any such exercise for individual Noteholders or Couponholders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory or any political sub-division thereof and the Trustee shall not be entitled to require, nor shall any Noteholder or Couponholder be entitled to claim, from the Issuers, the Guarantors, the Trustee or any other person any indemnification or payment in respect to any tax consequence of any such exercise upon individual Noteholders or Couponholders except to the extent already provided for in Condition 8 and/or any undertaking given in addition to, or in substitution for, Condition 8 pursuant to the Trust Deed.

(e)	Substitution of Principal Debtor

The Trustee may, without the consent of the Noteholders or Couponholders, agree with the Issuers and the Guarantors to the substitution in place of any one or more of the Issuers as a principal debtor in respect of the Notes of any other company (the “Substituted Company”) provided that:

(i)	as necessary an irrevocable and unconditional guarantee is given by the Guarantors, on the terms set out in clause 7 of the Trust Deed, to the Trustee in a form satisfactory to the Trustee of the payment of all moneys payable by the Substituted Company as such principal debtor;

(ii)	the Trustee is satisfied that the substitution will not be materially prejudicial to the interests of the Noteholders; and

(iii)	certain other conditions set out in the Trust Deed are complied with.

14.	Enforcement

The Trustee may, at any time, at its discretion and without notice, institute such proceedings against the Issuers and/or the Guarantors or any of them as it may think fit to enforce the terms of the Trust Deed and the Notes and the Coupons, but it need not take any such proceedings or any other action under the Trust Deed unless (a) it shall have been so directed by an Extraordinary Resolution of the Noteholders or so requested in writing by Noteholders holding at least one quarter in principal amount of the Notes outstanding, and (b) it shall have been indemnified and/or secured to its satisfaction. No Noteholder or Couponholder may proceed directly against the Issuers or any Guarantor unless the Trustee, having become bound so to proceed, fails to do so within a reasonable time and such failure is continuing.

15.	Indemnification of the Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility. The Trustee is entitled to enter into business transactions with the Issuers and any entity related to the Issuers without accounting for any profit.

16.	Further Issues

The Issuers may from time to time without the consent of the Noteholders or Couponholders create and issue further securities either having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest on them) and so that such further issue shall be consolidated and form a single series with the outstanding securities of any series (including the Notes) or upon such terms as the Issuers may determine at the time of their issue. References in these Conditions to the Notes include (unless the context requires otherwise) any other securities issued pursuant to this Condition and forming a single series with the Notes. Any further securities forming a single series with the outstanding securities of any series (including the Notes) constituted by the Trust Deed or any deed supplemental to it shall, and any other securities may (with the consent of the Trustee), be constituted by a deed supplemental to the Trust Deed. The Trust Deed contains provisions for convening a single meeting of the Noteholders and the holders of securities of other series where the Trustee so decides.

17.	Notices

Notices to Noteholders will be valid if published in a leading newspaper having general circulation in London (which is expected to be the Financial Times) or, if in the opinion of the Trustee such publication shall not be practicable, in an English language newspaper of general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the first date on which publication is made. Couponholders will be deemed for all purposes to have notice of the contents of any notice given to the Noteholders in accordance with this paragraph.

18.	Contracts (Rights of Third Parties) Act 1999

No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Note, but this does not affect any right or remedy of any person which exists or is available apart from that Act.

19.	Governing Law

(a)	Governing Law: The Trust Deed and the Notes are governed by and shall be construed in accordance with English law.

(b)	Jurisdiction: The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with the Notes and the Trust Deed and accordingly any legal action or proceedings arising out of or in connection with the Notes or the Trust Deed (“Proceedings”) may be brought in such courts. Each of the Issuers and the Guarantors have in the Trust Deed irrevocably submitted to the jurisdiction of such courts and waived any objection to the courts of England on the grounds that they are an inconvenient or inappropriate forum.

(c)	Appointment of Process Agent: Each of the Issuers and the Guarantors have in the Trust Deed, irrevocably and unconditionally appointed Westfield Shoppingtowns Limited as its agent for service of process in England in respect of any Proceedings and has undertaken that in the event of such agent ceasing so to act it will appoint such other person as the Trustee may approve as its agent for that purpose.

SUMMARY OF PROVISIONS RELATING TO THE € NOTES AND THE £ NOTES WHILE

IN GLOBAL FORM

The Temporary Global Note for each series of Notes and the Permanent Global Note for each series of Notes contain provisions which apply to the Notes while they are in global form, some of which modify the effect of the Conditions of the Notes set out in this Offering Circular. Terms defined in the Conditions have the same meaning in the paragraphs below. The following is a summary of certain of those provisions.

Exchange

Each Temporary Global Note is exchangeable in whole or in part for interests in the relevant Permanent Global Note on or after a date which is expected to be 8 August 2005 upon certification as to non-U.S. beneficial ownership in the form set out in each Temporary Global Note. Each Permanent Global Note is exchangeable in whole but not in part (free of charge to the holder) for definitive Notes described below (i) if the relevant Permanent Global Note is held on behalf of a clearing system and such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so, (ii) if the Issuers would suffer a material disadvantage in respect of the Notes as a result of a change in the laws or regulations (taxation or otherwise) of any Relevant Taxing Jurisdiction which would not be suffered were the Notes in definitive form and a certificate to such effect signed by two Authorised Officers of any Issuer is delivered to the Trustee, or (iii) upon written notice to the Trustee by or on behalf of persons owning beneficial interests of 20% or more in the principal amount of the Permanent Global Note. Thereupon (in the case of (i) or (iii) above) the holder may give notice to the Trustee, and (in the case of (ii) above) the Issuers may give notice to the Trustee and the Noteholders, of its intention to exchange the relevant Permanent Global Note for Definitive Notes on or after the Exchange Date specified in the Notice.

On or after the Exchange Date (as defined below) the holder of the relevant Permanent Global Note may surrender such Permanent Global Note to or to the order of the Paying Agent. In exchange for the relevant Permanent Global Note, the Issuers will deliver, or procure the delivery of, an equal aggregate principal amount of duly executed and authenticated definitive Notes in bearer form, serially numbered, in the denomination of £50,000 and integral multiples of £1,000 thereafter to a maximum of £99,000 (in the case of the £ Notes) or €50,000 and integral multiples of €1,000 thereafter to a maximum of €99,000 (in the case of the € Notes) (having attached to them all Coupons in respect of interest which has not already been paid on such Permanent Global Note), security printed in accordance with any applicable legal and stock exchange requirements and in or substantially in the form set out in Schedule 3 to the Trust Deed. On exchange of the relevant Permanent Global Note, the Issuer will, if the holder so requests, procure that it is cancelled and returned to the holder together with any relevant Definitive Notes.

If a Definitive Note is issued prior to the first interest payment date under the Notes, the recipient of each Definitive Note shall make United States tax representations substantially identical to those set forth in the Certificates in Schedule 4 to the Trust Deed (Form of Temporary Global Note), as of the date of the issuance of the Definitive Note, with appropriate modifications to take into account the fact that the issuance is of a Definitive Note (as opposed to a Temporary or Permanent Global Note). Such representations shall be in form and substance reasonably satisfactory to the Issuers and shall be made to the Issuers.

“Exchange Date” means a day falling not less than 60 days after that on which the notice requiring exchange is given pursuant to (i), (ii) or (iii) above and on which banks are open for business in the city in which the specified office of the Paying Agent is located and, except in the exchange pursuant to (i) above, in the cities in which the relevant clearing systems is located.

Payments

No payment will be made on a Temporary Global Note unless exchange for an interest in the relevant Permanent Global Note is improperly withheld or refused. Payments of principal, premium (if any) and interest in respect of Notes represented by a Permanent Global Note will be made against presentation for endorsement and, if no further payment falls to be made in respect of the Notes, surrender of the relevant Permanent Global Note to or to the order of the Principal Paying Agent or such other Paying Agent as shall have been notified to the Noteholders for such purpose. A record of each payment so made will be endorsed in the appropriate schedule to each Permanent Global Note, which endorsement will be prima facie evidence that such payment has been made in respect of the Notes.

No person shall however be entitled to receive any payment on the Permanent Global Note falling due after the Exchange Date, unless exchange of the Permanent Global Note for Definitive Notes is improperly withheld or refused by or on behalf of the Issuers. Payments with respect to the Permanent Global Note may not be made to an address or a bank account maintained within the United States or any of its possessions; the Permanent Global Note may not be presented for payment within the United States or any of its possessions; and demand for payment under the Permanent Global Note may not be made within the United States or any of its possessions.

Notices

So long as the Notes are represented by the relevant Global Notes and such Global Note is held on behalf of Euroclear, Clearstream or any other clearing system as shall have been designated by the Issuers and approved by the Trustee (such approval not to be unreasonably withheld or delayed) (the “Alternative Clearing System”), notices to Noteholders may be given by delivery of the relevant notice to that clearing system for communication by it to entitled accountholders in substitution for publication as required by the Conditions, provided that, so long as the Notes are listed by the UK Listing Authority and are admitted for trading on the London Stock Exchange plc’s market for listed securities and are admitted to the official list of the Irish Stock Exchange, the UK Listing Authority and the London Stock Exchange and the Irish Stock Exchange so agree.

Prescription

Claims against the Issuers and the Guarantors in respect of principal, premium (if any) and interest on the Notes while the Notes are represented by a Permanent Global Note will become void unless they are presented for payment within a period of 10 years (in the case of principal and premium (if any)) and five years (in the case of interest) from the appropriate Relevant Date (as defined in Condition 8).

Meetings

The holder of a Permanent Global Note will be treated at any meeting of Noteholders as having one vote in respect of each €1,000, in the case of the € Notes, and each £1,000, in the case of the £ Notes, in principal amount of the Notes for which a Permanent Global Note may be exchanged, provided always that such holder of a Permanent Global Note may not exercise any such vote unless the principal amount of Notes for which the relevant Permanent Global Note may be exchanged is equal to or exceeds £50,000, in the case of the £ Notes, or €50,000, in the case of the € Notes. The Trustee may allow a person with an interest in the Notes in respect of which a Global Note has been issued to attend and speak at a meeting of Noteholders on appropriate proof of his identity and interest.

Purchase and Cancellation

Cancellation of any Note represented by a Global Note required to be cancelled following its redemption or purchase will be effected by endorsement by or on behalf of the Principal Paying Agent of the reduction in the principal amount of the relevant Global Note on the relevant part of the schedule thereto.

Trustee’s Powers

In considering the interests of Noteholders while a Permanent Global Note is held on behalf of a clearing system, the Trustee may have regard to any information provided to it by such clearing system or its operator as to the identity (either individually or by category) of its accountholders with entitlements to the relevant Permanent Global Note and may consider such interests as if such accountholders were the holder of the relevant Permanent Global Note.

Denominations

For so long as the Notes are represented by a Global Note and Euroclear and Clearstream, Luxembourg so permit, the Notes shall be tradeable in minimum nominal amounts of £50,000 and integral multiples of £1,000 thereafter, in the case of the £ Notes, and in minimum nominal amounts of €50,000 and integral multiples of €1,000 thereafter, in the case of the € Notes. However, as specified under “Exchange” above, if definitive notes are required to be issued they will only be printed and issued in denominations of £50,000 (and integral multiples of £1,000 thereafter to a maximum of £99,000) or €50,000 (and integral multiples of €1,000 thereafter to a maximum of €99,000), as the case may be. Trading in definitive notes in the denominations £51,000 to £99,000 and €51,000 to €99,000, respectively may be more difficult. Further as specified under “Meetings” above, at any meeting of Noteholders while the Notes are represented by a Global Note any vote cast shall only be valid if the principal amount of Notes for which the relevant Permanent Global Note may be exchanged is equal to or exceeds £50,000, in the case of the £ Notes, or €50,000, in the case of the € Notes.

Optional redemption

For so long as all of the Notes are represented by one or both of the Global Notes, no drawing of Notes will be required under Condition 6(c) in the event that the Issuers exercise their call option pursuant to Condition 6(c) in respect of less than the aggregate principal amount of the Notes outstanding at such time and in such event Notes to be redeemed under Condition 6(c) will be selected in accordance with the rules and procedures of Euroclear and/or Clearstream, Luxembourg and/or any Alternative Clearing System (as the case may be).

DESCRIPTION OF THE WESTFIELD GROUP

Overview of the Westfield Group

In July 2004, WHL, WT and WAT completed a transaction to staple their ASX-listed securities to form the Westfield Group. The stapled securities of the Westfield Group are quoted and trade together on the ASX under the code “WDC”. The Westfield Group refers to this transaction as the “Stapling Transaction”.

Notwithstanding the Stapling Transaction, the Westfield Group continues to conduct all of its operations through WHL, WT, WAT and their respective subsidiaries. Although WHL, WT and WAT each continue to exist as separate legal entities, WHL, WT and WAT now operate as a coordinated economic group, with a common public investor base, common business objectives and a common membership of their boards of directors.

The Westfield Group is the world’s largest listed retail property group and the eighth largest entity listed on the ASX, in each case, based on an A$29.4 billion equity market capitalisation as at 6 June 2005. The Westfield Group’s property investment portfolio as at 31 December 2004 consisted of interests in 126 shopping centres located in Australia, New Zealand, the United States and the United Kingdom, with a gross value of approximately A$40.3 billion and comprised of approximately 10.0 million square metres of GLA and contained more than 20,000 retail outlets. Since 31 December 2004, the Westfield Group has acquired additional interests in properties in Australia, the United States and the United Kingdom and sold its interest in a centre in the United Kingdom. See “Recent Developments” on page 114.

As at 31 December 2004, the properties that the Westfield Group owned or managed contained more than 20,000 retailers. The Westfield Group had total assets of A$34.3 billion as at 31 December 2004 and total revenue from trading activities of A$1.6 billion for the shortened financial year ended 31 December 2004 (being the six month period 1 July 2004 to 31 December 2004), of which A$719.9 million was derived from its Australian and New Zealand operations, A$882.7 million was derived from its U.S. operations, and A$10.3 million was derived from its United Kingdom operations.

The Westfield Group is an internally managed, vertically integrated shopping centre group. It operates in the following business segments:

•	shopping centre ownership;

•	property management and leasing;

•	property development, design and construction; and

•	funds and asset management.

Westfield Group Structure Chart

The following chart sets forth the Westfield Group’s current structure through which it holds its property investment portfolio:

*	As at 31 December 2004, a 6.2% economic interest in Westfield America, Inc. was held by third party investors.

Business Segments

Shopping Centre Ownership

As at 31 December 2004, the Westfield Group had total assets (comprising shopping centres and other assets) of A$34.3 billion which included a property investment portfolio of 126 shopping centres in four countries with a gross value of approximately A$40.3 billion and with approximately 10.0 million square metres of GLA.

The Westfield Group’s shopping centres are geographically diverse, spread across five states in Australia and 14 states in the United States, as well as in New Zealand and the United Kingdom. The Westfield Group’s size and geographic diversity significantly reduce its dependence upon any single tenant or property. As at 31 December 2004, the Westfield Group’s largest property represented 6.5% of total property assets, and its ten largest properties represented 24.7% of total property assets. The Westfield Group’s shopping centres are generally located near or in major metropolitan areas, anchored by long-term tenancies with major retailers and incorporate a wide cross section of specialty retailers and national chain store operators. The Westfield Group’s shopping centre investments are undertaken on both a wholly owned basis and through joint ventures, primarily with major institutional investors.

Australia and New Zealand. As at 31 December 2004, the Westfield Group owned interests in 51 shopping centres in Australia and New Zealand, comprised of approximately 3.3 million square metres of GLA. Of these 51 centres, 29 centres are wholly owned, 21 centres are held through joint ventures or co-ownership arrangements, and one centre is held through a lease arrangement. As at 31 December 2004, the gross value of these investments was A$17.6 billion of which the book value of the Westfield Group’s proportionate interest was A$14.3 billion. The Westfield Group manages 45 of the 51 shopping centres. As at 31 December 2004, the Westfield Group’s Australian and New Zealand property portfolio had an occupancy level in excess of 99.5%. Since 31 December 2004, the Westfield Group has entered into conditional agreements to acquire interests in three Australian shopping centres, currently owned by GPT, with a total GLA of approximately 0.2 million square metres for a total acquisition cost of A$842.4 million. See “Recent Developments” on page 114.

United States. As at 31 December 2004, the Westfield Group owned interests in 66 shopping centres, comprised of approximately 6.3 million square metres of GLA. Of the 66 centres, 54 centres are wholly owned and 12 are held through joint ventures or co-ownership arrangements. As at 31 December 2004, the gross value of these investments was A$18.0 billion of which the book value of the Westfield Group’s proportionate interest was A$15.6 billion. As at 31 December 2004, the Westfield Group managed 65 of the 66 shopping centres. In addition, at 31 December 2004, it managed 10 U.S. airport concessions. As at 31 December 2004, the Westfield Group’s United States portfolio had an occupancy rate of 94.2%.

United Kingdom. As at 31 December 2004, the Westfield Group owned interests in and managed nine shopping centres, comprised of approximately 0.4 million square metres of GLA. As at 31 December 2004, the gross value of these nine properties was A$4.7 billion of which the book value of the Westfield Group’s proportionate interest was A$3.6 billion. As at 31 December 2004, the Westfield Group’s United Kingdom portfolio had an occupancy rate in excess of 99%.

The table below provides summary information on the Westfield Group’s shopping centre portfolio as at 31 December 2004:

Geographic Location	Number of Shopping Centres	Total GLA (millions of square metres)	Book Value A$ million	Occupancy Rate	Average Specialty Store Rent
					Amount		Annual Growth	Number of Retailers
Australia & New Zealand	51	3.3	14,286	>99.5%	A$	1,111 psm	4.9%	10,600
					NZ$	958 psm
United States	66	6.3	15,645	94.2%	US$	37.88 psf	4.3%	9,000
United Kingdom	9	0.4	3,616	>99.0%	UK£	444 psm	4.7%	1,000

Property Management and Leasing

Property management involves leasing and day-to-day management and marketing of the Westfield Group’s shopping centre portfolio and other properties. The Westfield Group’s shopping centres are designed to provide an efficient and dynamic environment for retailers and a quality shopping experience for consumers, thereby creating a platform for the Westfield Group’s retailers to enhance their performance and for the Westfield Group to maximise its returns. The Westfield Group works to build and maintain long-term relationships with its retailers in addition to developing strong relationships with consumers by supporting the local communities of its shopping centres through various marketing activities.

Property Development, Design and Construction

The Westfield Group’s property development activities are vertically integrated and involve the development, design, construction and initial leasing of shopping centres, primarily for properties that it owns or manages. These activities include purchasing land, obtaining approvals from regulatory authorities, conducting negotiations with major retailers, preparing feasibility studies and acting as architect, project manager and general contractor for each shopping centre development and redevelopment project. The Westfield Group’s redevelopment projects are designed to maximise returns on investment from both increased rental income and capital appreciation of the asset.

The Westfield Group currently has a redevelopment program of approximately A$3.7 billion of projects under construction with a further estimated A$1.5 billion to A$2.0 billion of new projects commencing each year for at least the next three years. The redevelopment program is spread quite evenly across each geographic area.

Australia and New Zealand. The Westfield Group currently has A$480 million and NZ$170 million of projects under construction in Australia and New Zealand, respectively. These projects include redevelopment of Westfield Innaloo in Perth, Australia, development of Westfield Helensvale on Queensland’s Gold Coast, Australia, redevelopment of Westfield Tuggerah on the New South Wales Central Coast, Australia, redevelopment of Westfield Liverpool in Sydney, Australia, upgrade of Westfield Mt Druitt in Sydney, Australia and redevelopment of Westfield Queensgate in Wellington, New Zealand. In addition, during the 12 months ended 31 December 2004, the Westfield Group’s largest project to date, the redevelopment of Westfield Bondi Junction in Sydney, Australia was completed for a total cost of A$974 million. The centre was valued at A$1.22 billion as at 31 December 2004.

United States. The Westfield Group currently has six projects under construction totalling approximately US$0.7 billion – US$140 million redevelopment of Westfield Wheaton in Wheaton, Maryland, US$30 million redevelopment of Westfield Gateway in Lincoln, Nebraska, US$70 million redevelopment of Westfield Chesterfield, St Louis, Missouri, US$140 million redevelopment of Westfield Century City in Los Angeles, California, US$120 million redevelopment of Westfield Connecticut Post in Milford, Connecticut and US$420 million redevelopment of Westfield San Francisco in California (Westfield’s 50% share – US$210 million).

United Kingdom. The Westfield Group currently has a redevelopment program for two projects that are under construction. Work is currently under way on a UK£310 million project at The Eagle Centre, Derby in which the Westfield Group has a 50% interest. Also under way is the development of a new shopping centre at White City in inner west London. Following the Westfield Group’s acquisition of an additional 25% of White City (see “Recent Developments” on page 114), the capital cost of the Westfield Group’s share of the development will be approximately UK£720 million to UK£740 million, payable on completion of the project which is expected in the first half of 2008.

Funds and Asset Management

The Westfield Group manages certain assets on behalf of institutional and other investors for which it receives management fees. The Westfield Group generally undertakes these activities on a joint venture basis. In addition, it manages Carindale Property Trust which is an Australian publicly listed property trust that owns a 50% interest in Westfield Carindale in Brisbane, Australia.

Business Strategy

The Westfield Group’s primary business objective is to provide superior returns for investors through a combination of capital and income growth. Its strategies to achieve this objective are to:

Maximise Financial Performance Through Intensive Management and Redevelopment of its Shopping Centres

The Westfield Group concentrates on actively managing its shopping centres, developing strong relationships with retailers and providing efficient and customer-friendly service to consumers while strictly controlling operating costs. The Westfield Group believes that this is one of the most important strategies that differentiates its management philosophy from those of its competitors. The Westfield Group brands its centres in the United States, Australia and New Zealand as “Westfield” centres through advertising, promotions and customer service programs. It believes branding will build shopper recognition and loyalty, especially in multi-centre markets.

The Westfield Group’s management strategy includes undertaking initiatives designed to increase customer traffic through its shopping centres, which improves sales turnover of its retail tenants and, ultimately, the Westfield Group’s rental income. Initiatives include increasing occupancy levels, increasing revenue by increasing rentable area within the existing building structure, the introduction of cost control efficiencies resulting in a reduction of operating costs, maximising the temporary and specialty leasing program, improving the merchandise mix and range of tenants, developing emerging themes such as entertainment, cinemas, converting non-productive space to mall GLA and promoting centres with intensive marketing.

The Westfield Group seeks to increase rental income by leasing currently unleased space, increasing base rents as current leases with below market rents expire, increasing occupancy levels, increasing rentable area in its shopping centres and repositioning its centres to increase sales productivity and expand market penetration and market base. The Westfield Group believes that advertising is also critical to improving customer traffic. It has in-house marketing staff to provide advertising, promotional and media services to its shopping centres.

In addition, the Westfield Group continually evaluates the redevelopment potential of its properties as it believes that redevelopment and expansion are key to maximising the use and performance of its assets and increasing the Westfield Group’s income growth and capital appreciation. Further, the Westfield Group believes that redevelopment of its existing shopping centres is important to keep pace with the evolving demands of the community they serve and to meet the changing needs of consumers and retailers. Management believes that redevelopment provides a cost-efficient means for its existing centres both to better compete within their existing markets and to attract new customers and retailers and therefore attain a strong market position and an expanded customer and retailer base.

Pursue Selective Acquisitions

The Westfield Group’s acquisition strategy is to acquire additional shopping centres in the markets in which it currently operates or in new geographic markets that meet its investment criteria, including the acquisition of joint venture interests in properties with capital appreciation potential. In general, the Westfield Group’s investment criteria include the goals that the property be of a quality consistent with its existing portfolio, that the property has potential for increased income and value through redevelopment and that the property generates sufficient income pending any such redevelopment to support the acquisition costs. All these criteria may not be met on an individual property basis where the Westfield Group acquires property portfolios, in which case, it assesses the portfolio as a whole.

In addition, the Westfield Group follows a clustering strategy with respect to the markets in which it operates, such that it seeks to acquire several shopping centres in the same market to achieve economies of scale. Clustering also facilitates branding and allows for regional advertising which is important to major retailers.

Maintain and Enhance its Financial Strength

The Westfield Group believes that financial strength is important to growth in its industry, particularly in the development and acquisition of properties. Management believes that the Westfield Group’s diverse revenue base and strong cash flow contribute to its financial strength, which provides the Westfield Group with an advantage over many of its competitors. In addition, its financial strength, combined with its reputation and experience, has enabled it to redevelop its existing properties and to take advantage of investment opportunities. The Westfield Group believes that the consummation of this offering will further enhance its financial strength to support its growth in the future.

As a result of the Stapling Transaction, the Westfield Group has greater access to equity and debt capital on more attractive terms as a result of:

•	increased appeal to a broader range of investors due to its size, scope and structure;

•	increased financial flexibility due to its credit rating, its ability to raise debt in offshore debt markets and in different currencies, and its larger capital base;

•	potential reduced earnings volatility due to portfolio diversification; and

•	internalisation of management and development.

Competitive Advantages

The Westfield Group believes it has the following competitive advantages:

Geographic Diversity of Property Portfolio and Clustering Philosophy.

Its shopping centres are geographically diverse, spread across five states in Australia and 14 states in the United States, as well as in New Zealand and the United Kingdom. The broad geographic diversity of its properties provides it with a diversified revenue base. In addition, its size and geographic diversity significantly reduces its dependence upon any single tenant or property. As at 31 December 2004, its largest property represented 6.5% of total property assets, and its ten largest properties represented 24.7% of total property assets. In addition, as a result of the Westfield Group’s clustering philosophy, it is able to achieve economies of scale within its geographic markets.

Redevelopment Capability and Global Redevelopment Program.

The Westfield Group currently has a redevelopment program of approximately A$3.7 billion of projects under construction with a further estimated A$1.5 billion to A$2.0 billion of new projects commencing each year for at least the next three years. Its redevelopment capabilities are vertically integrated and involve the development, design, construction and initial leasing of shopping centres, which allows it to control design and construction costs and amend or alter redevelopment plans during the course of construction, if necessary. The Westfield Group’s redevelopments are designed to maximise returns on investment from both increased rental income and capital appreciation of the asset. Further, the Westfield Group has extensive experience and a solid track record of completing projects on time and within budget. It believes that its redevelopment program enhances its internal growth potential and ensures that its shopping centres remain competitive in their existing markets. Due to the current economic conditions in the markets in which the Westfield Group operates, it believes that redevelopment of its properties generally results in higher yields than could be achieved through acquisition of new properties. Accordingly, the Westfield Group views redevelopment as an attractive avenue of investment.

Experienced and Intensive Management.

The Westfield Group’s senior management team has extensive experience in the retail real estate industry, including experience in the acquisition, leasing, management, financing, redevelopment and development of real estate assets. Its operating philosophy involves the intensive management of its shopping centres with a focus on increasing occupancy levels, improving the merchandise mix and range of tenants, converting non-productive space to mall GLA and promoting centres with intensive marketing. The Westfield Group believes that this approach enables it to increase income at its shopping centres while controlling operating costs.

Financial Strength

The Westfield Group believes that its financial strength provides it with an advantage over many of its competitors. The Westfield Group believes that its financial strength improves its ability to redevelop its existing properties and to take advantage of investment opportunities. In addition, the Westfield Group believes that the Stapling Transaction has improved its access to and cost of capital, including access to the capital markets in the United States, Europe, Australia and Asia. In the 12 month period since announcing the Stapling Transaction, the Westfield Group has refinanced an aggregate of approximately A$8.5 billion of secured and unsecured debt facilities through the US Rule 144A market and a global syndicated banking facility (see below). As at 31 December 2004, on an audited consolidated basis, the Westfield Group had secured borrowings of A$4.9 billion and unsecured borrowings of A$8.9 billion.

Financing

As at 31 December 2004, the Westfield Group’s total borrowings amounted to A$13.8 billion and cash assets totalled A$0.3 billion. Net debt (total borrowings less cash) of A$13.5 billion represented 39.4% of its total assets at that date.

As at 31 December 2004, the Westfield Group had A$21.1 billion of financing facilities.

The maturity profile of the Westfield Group’s total borrowings and financing facilities as at 31 December 2004, were as follows:

	Total Borrowings(1)	Financing Facilities(2)
	A$ billion	A$ billion

Due within one year	1.2	2.1
Due between one and five years	7.3	10.6
Due after five years	5.3	8.4

Total	13.8	21.1

(1)	Excludes redeemable preference shares of A$0.3 billion.
(2)	Includes redeemable preference shares of A$0.3 billion.
(3)	Available unused financing facilities as at 31 December 2004 totalled A$7.0 billion.

In October 2004, the Westfield Group successfully launched its debut bond issue in the US$ debt market which comprised US$500,000,000 Guaranteed Senior Floating Rate Notes due 2007, US$700,000,000 4.375% Guaranteed Senior Notes due 2010 and US$1,400,000,000 5.125% Guaranteed Senior Notes due 2014. This transaction was the largest ever REIT transaction priced in the US$ debt market and the largest bond transaction in the US Rule 144A market by an Australian corporate issuer. These bonds have been rated “A-” and “A2” by S&P and Moody’s, respectively.

In December 2004, the Westfield Group successfully closed a US$4.0 billion global syndicated bank facility with a group of Australian domestic and international banks, the largest ever in the Australian banking market.

Master Negative Pledge Deed Poll

In connection with the Stapling Transaction, WHL, WML as the responsible entity of WT and WAML as the responsible entity of WAT (WML and WAML hereinafter referred to, collectively, as “Responsible Entities”) entered into a Master Negative Pledge Deed Poll, or Master Negative Pledge, which contains certain undertakings and financial covenants, representations and warranties by WHL and the Responsible Entities in respect of themselves and certain other controlled entities. The Master Negative Pledge is given for the benefit of each present and future “finance party” of the Westfield Group. The term “finance party” is defined as any person designated as a finance party for the purposes of the Master Negative Pledge in a finance document. To the extent that a document relating to financing arrangements of the Westfield Group is designated as a finance document and each bank or financial institution providing such arrangements to the Westfield Group is designated a finance party, such banks or financial institutions will be entitled to the benefits of the Master Negative Pledge. The holders of the Notes will not be designated as finance parties and, therefore, will not be entitled to the benefits of the Master Negative Pledge. The Master Negative Pledge also sets forth the basis upon which defaults or events of defaults may occur under the financing arrangements of the obligors to the Master Negative Pledge and the acceleration rights of finance parties in that event. The undertakings contained in the Master Negative Pledge include, among others:

•	the provision of certain financial statements;

•	maintenance of certain financial ratios;

•	maintenance of certain insurance;

•	compliance with laws;

•	limitations on the Westfield Group’s ability to enter into any merger or consolidation, subject to certain exceptions;

•	limitations on the creation of liens other than permitted liens;

•	certain trust-related undertakings given by the Responsible Entities with respect to WT and WAT; and

•	limitations on the sale, transfer or disposal of assets, subject to certain exceptions.

Master Guarantee Deed Poll

In addition to the Master Negative Pledge, WHL, WML and WAML and certain subsidiaries of WHL, WT and WAT (not including WEA and WALP) entered into a Master Guarantee Deed Poll, or Master Guarantee, pursuant to which WHL, WML and WAML and those subsidiaries of WHL, WT and WAT agreed to unconditionally and irrevocably guarantee the monetary obligations of a “debtor” to a “guarantee beneficiary”. The term “debtor” is defined initially as the finance subsidiaries of WHL, WT and WAT. The term “guarantee beneficiary” is defined as any person designated as a “guarantee beneficiary” for the purposes of the Master Guarantee in respect of a finance document. As in the case of the Master Negative Pledge, to the extent that a document or instrument relating to financing or hedging arrangements of the Westfield Group is designated as a finance document and each bank, financial institution or other person is designated as a guarantee beneficiary, such banks, financial institution and other persons will be entitled to the benefits of the Master Guarantee. In addition, each debtor guarantees the monetary obligations of the other debtors to a guarantee beneficiary. The trust deed governing the Notes will not be designated as a finance document and, as a result, holders of the Notes will not be entitled to the benefits of the Master Guarantee. However, as the obligations of the Issuers will be guaranteed severally by each of WHL, WML and WAML, and guaranteed on a joint and several basis by the finance subsidiaries of each of them (other than the Issuers), holders of the Notes will in effect have the benefit of the Westfield Group credit.

One of the Issuers, WEA Finance LLC, is owned by WALP. It is expected that WEA Finance LLC will on-lend its proceeds from the issue of the Notes to the WEA Group. In this regard, WEA and WALP have provided a guarantee to WEA Finance LLC in respect of the monetary obligations of members of the WEA Group to WEA Finance LLC.

The Westfield Group anticipates that substantially all of its future unsecured indebtedness in respect of bank debt will be subject to the Master Negative Pledge and Master Guarantee or similar arrangements, like those contained in the Trust Deeds constituting the Notes.

Credit Ratings

The long term senior unsecured credit ratings of the Westfield Group are “A- /Outlook Stable” from Standard & Poor’s and “A2/ Stable” from Moody’s.

The short term senior unsecured credit ratings of the Westfield Group are “A2” from Standard & Poor’s and “P1” from Moody’s.

Competition

The Westfield Group faces competition from other Australian, New Zealand, United States and United Kingdom property groups and other commercial organisations active in the Australian, New Zealand, United States and United Kingdom property markets, as well as the threat of new competitors emerging both generally and in particular trade areas. Competition in the property market may lead either to an over-supply of retail premises through over-development or to prices for existing properties or land for development being inflated through competing bids by potential purchasers or to the maximum rents to be achieved from existing properties being adversely impacted. Accordingly, the existence of such competition may have a material adverse impact on the Westfield Group’s ability to secure tenants for its properties at satisfactory rental rates and on a timely basis and to acquire properties or develop land at satisfactory cost.

In addition, a majority of the Westfield Group’s shopping centres are located in developed retail and commercial areas, many of which compete with other malls or neighbourhood shopping centres within their primary trade area. The amount of rentable space in the relevant primary trade area, the quality of facilities and the nature of stores at such competing shopping centres could each have a material adverse effect on the Westfield Group’s ability to lease space and on the level of rents it can obtain. In addition, retailers at its shopping centres face increasing competition from other forms of retailing, such as discount shopping centres and clubs, outlet malls, catalogues, video and home shopping networks, and direct mail, telemarketing and shopping via the Internet. Further, the Westfield Group competes with other real estate investors for acquisition of new retail shopping centres.

Insurance

The Westfield Group carries liability, business interruption, fire, earthquake and terrorism insurance covering all of its properties under various policies. Management believes that the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of management, its properties are adequately insured. The Westfield Group’s terrorism insurance is subject to certain exclusions. The earthquake insurance that the Westfield Group carries on its properties located in seismically active areas are in amounts and with deductibles that management believes are commercially reasonable.

Environmental Regulation

As an owner, operator and manager of real property, the Westfield Group is subject to various federal, state, provincial and local environmental and safety laws. Among other things, these laws impose liability on present and former property owners and operators for costs and damages related to soil and water contamination from hazardous or toxic substances. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or release of such hazardous or toxic substances. This means that the Westfield Group could be liable for contamination caused by tenants or for contamination that occurred prior to such properties being purchased by the Westfield Group. The presence of these substances, or the failure to remediate such property, may adversely affect the Westfield Group’s ability to sell such property or to borrow using such property as collateral, and may cause the Westfield Group to incur substantial cleanup costs. Persons who arrange for the disposal of hazardous or toxic substances may also be liable for the costs of removal or remediation at the disposal facility to which such materials were sent.

A number of the Westfield Group’s properties contain, or at one time contained, underground storage tanks used to store waste oils or other petroleum products primarily related to auto service centre establishments, or emergency electrical generation equipment. At some of these properties, site assessments have revealed soil and groundwater contamination associated with such tanks. In the past, the costs of remediation with respect to such matters has not been material. Although the Westfield Group cannot provide assurances, it does not expect these costs will have a material adverse effect on its results of operations.

Environmental and safety laws also regulate the management of, and may impose liability for, personal injuries associated with exposure to asbestos-containing materials. Asbestos-containing materials are present in a number of the Westfield Group’s shopping centres as a consequence of building practices typical at the time the centres were constructed. Generally, the Westfield Group removes asbestos containing materials as required in the ordinary course of any renovation, reconstruction, or expansion. If any of its centres undergoes renovation or demolition in the future, the Westfield Group may incur substantial costs for the removal and disposal of such materials.

It is the Westfield Group’s practice on acquisition to, if practicable, subject the properties to Phase I or similar environmental assessment (which generally involves a review of records and visual inspection of the property, but no soil or ground water sampling) by independent consultants. These environmental audits have not revealed, nor is management aware of, any environmental liability that management believes will have a material adverse effect on the Westfield Group’s results of operations. Based on these assessments and past experience, management believes that the Westfield Group’s shopping centres are in material compliance with environmental laws. However, the Westfield Group cannot provide assurances that:

•	existing environmental assessments of its properties reveal all potential environmental liabilities;

•	any previous owner, occupant or tenant of a property did not create any material environmental condition not known to the Westfield Group;

•	the current environmental condition of its properties will not be affected by tenants and occupants, by the condition of nearby properties, or by other unrelated third parties; or

•	changes in environmental laws or their interpretation will not result in environmental liabilities.

Employees

As at 31 December 2004, the Westfield Group had a total of 4,759 employees including full time, part time and casual staff.

Legal Proceedings

Each of WHL, WT and WAT is involved in litigation and administrative proceedings arising in the ordinary course of its business. None of WHL, WT and WAT believe that such matters, if determined against any of them, will have a material adverse effect on its business, financial position or results of operations.

Directors and Senior Management

WHL, WML and WAML each have a common membership of their boards of directors.

The following table sets forth certain information regarding the directors and senior management of the Westfield Group as at the date of this Offering Circular:

Name	Age	Positions(s)
Frank P. Lowy, AC	74	Executive Chairman
Frederick G. Hilmer, AO	60	Deputy Chairman/Non-Executive Director
David H. Lowy, AM	50	Deputy Chairman/Non-Executive Director
Roy L. Furman	66	Non-Executive Director
David M. Gonski, AO	51	Non-Executive Director
Stephen P. Johns	58	Non-Executive Director
Peter S. Lowy	46	Managing Director
Steven M. Lowy	42	Managing Director
John B. Studdy, AM	75	Non-Executive Director
Francis T. Vincent	67	Non-Executive Director
Gary H Weiss	52	Non-Executive Director
Dean R. Wills, AO	71	Non-Executive Director
Carla M. Zampatti, AM	65	Non-Executive Director
Peter Allen	43	Group Chief Financial Officer
Mark Bloom	46	Deputy Chief Financial Officer
Richard Green	63	Vice Chairman—Operations, United States
Michael Gutman	49	Chief Operating Officer, United Kingdom/Europe
Robert Jordan	51	Chief Operating Officer, Australia and New Zealand
Domenic Panaccio	46	Deputy Chief Financial Officer
Elliott Rusanow	31	Finance Director, United Kingdom/Europe
John Schroder	41	Chief Operating Officer, United States
Peter Schwartz	45	General Counsel, United States
Mark Stefanek	51	Chief Financial Officer, United States
Simon Tuxen	47	Group General Counsel and Company Secretary
Tim Walsh	55	General Counsel, Australia and New Zealand
Kenneth Wong	49	President—United States Operations

Directors

Frank P. Lowy, AC. Mr. Lowy is executive chairman and co-founder of the Westfield Group. Mr. Lowy is a member of the board of the Reserve Bank of Australia, a director of Daily Mail and General Trust plc (UK), and chairman of the Lowy Institute for International Policy and the Football Federation of Australia Limited. Mr. Lowy is chairman of the Westfield Group Nomination Committee.

Frederick G. Hilmer, AO. Mr. Hilmer is a non-executive director and a non-executive deputy chairman of WHL, WML and WAML. Mr. Hilmer was first appointed to the boards of WHL and WML in 1991. He was first appointed to the board of WAML in 1996. In 2002, Mr. Hilmer resigned from the boards of WML and WAML but was reappointed to those boards in July 2004 following the Stapling Transaction. Mr. Hilmer is the chief executive officer and a director of John Fairfax Holdings Limited and was appointed to that position in 1998. Between 1989 and 1997, Mr. Hilmer was dean and Professor of Management at the Australian Graduate School of Management of the University of New South Wales. Mr. Hilmer is chairman of the Westfield Group Audit & Compliance Committee and the Remuneration Committee.

David H. Lowy, AM. Mr. Lowy is a non-executive director and a non-executive deputy chairman of WHL, WML and WAML. Mr. Lowy joined Westfield in 1977, was appointed as an executive director of WHL in 1981, WML in 1982 and WAML in 1996. He became managing director in 1987, a position he held until June 2000. In June 2000, Mr. Lowy was appointed as a non-executive deputy chairman of WHL. He resigned from the boards of WML and WAML in 2002 but was reappointed to those boards in July 2004 following the Stapling Transaction. Mr. Lowy is a principal of LFG Holdings and is the founder and president of Temora Aviation Museum. Mr. Lowy is chairman of the Westfield Group Risk Management Committee.

Roy L. Furman. Mr. Furman was appointed as a non-executive director of WHL and WML in July 2004. Mr. Furman is also a non-executive director of WAML a position that he has held since May 2002. Mr. Furman is based in the United States and is vice chairman of Jefferies & Company and chairman of Jefferies Capital Partners, a group of private equity funds. He was co-founder of Furman Selz (1973), an international investment banking, institutional brokerage and money-management firm. Mr. Furman is a member of the Westfield Group Remuneration Committee.

David M. Gonski, AO. Mr. Gonski was appointed as a non-executive director of WHL and WML in 1985. He was appointed as a non-executive director of WAML in 1996. In May 2002, Mr. Gonski resigned from the boards of WML and WAML but was reappointed to those boards in July 2004 following the Stapling Transaction. Mr. Gonski is chairman of Investec Wentworth Pty Ltd. and Coca-Cola Amatil Limited. He is a director of ANZ Banking Group Limited. He is president of the Art Gallery of NSW Trust and chairman of the National Institute of Dramatic Art and the Australia Council. On 1 August 2005, Mr Gonski will assume the office of Chancellor of the University of New South Wales. Mr. Gonski is a member of the Westfield Group Audit & Compliance Committee, the Remuneration Committee and the Nomination Committee.

Stephen P. Johns. Mr. Johns was appointed as an executive director of WHL and WML in 1985 and WAML in 1996. From 1970 until 2003, Mr. Johns held a number of positions with the Westfield Group including group finance director and executive director, capital markets. Mr. Johns became a non-executive director of the three boards in October 2003. Mr. Johns is also a director of Brambles Industries Limited and Brambles Industries plc, a member of the Council of Governors of Ascham School, a director of Ascham Foundation Limited and a director of Sydney Symphony Orchestra Holdings Pty Limited. Mr. Johns is a member of the Westfield Group Audit & Compliance Committee and the Risk Management Committee.

Peter S. Lowy. Mr. Lowy joined Westfield in 1983 and was appointed as an executive director of WHL in 1987, of WML in 1986 and of WAML in 1996. Mr. Lowy has resided in the United States since 1990 and was appointed a managing director in 1997. He serves on the Executive Committee and the Board of Governors for the National Association of Real Estate Investment Trusts and is on the Board of Directors of the Association of Foreign Investors in Real Estate, is on the Rand Corporation’s Center for Terrorism Risk Management Policy Advisory Board, is a member of ICSC and is founding chairman of the e-Fairness Coalition. Mr. Lowy is also a director of the Lowy Institute for International Policy.

Steven M. Lowy. Mr. Lowy joined Westfield in 1987. Mr. Lowy was appointed as an executive director of WHL and WML in 1989 and an executive director of WAML in 1996. In 1997, he was appointed a managing director. Mr. Lowy is a director of the Victor Chang Cardiac Research Institute and a director of the Lowy Institute for International Policy.

John B. Studdy, AM. Mr. Studdy was appointed as a non-executive director of WML and WAML in January 2004 and of WHL in July 2004. Mr. Studdy is a non-executive director of Angus & Coote (Holdings) Limited and a director and former chairman of Ten Network Holdings Limited. He is also an honorary vice president of the International Federation of MS Societies, emeritus president of The MS Society of New South Wales and chairman of the Pain Management Research Institute and ING Foundation. Mr. Studdy is a member of the Westfield Group Audit & Compliance Committee.

Francis T. Vincent. Mr. Vincent was appointed as a non-executive director of WML in July 2004 and WHL in November 2004. Mr Vincent is also a non-executive director of WAML, a position he has held since May 2002. Mr. Vincent is based in the United States and is a director of Time Warner, Inc.. Mr. Vincent has held the positions of executive vice president of the Coca-Cola Company, president and chief executive officer for Columbia Pictures Industries, Inc., and associate director of the Division of Corporation Finance of the United States Securities and Exchange Commission.

Gary H. Weiss. Dr. Weiss was appointed as a non-executive director of WML in May 2002 and WHL and WAML in July 2004. Dr. Weiss is an executive director of Guinness Peat Group plc, chairman of Coats Holdings Ltd, Ariadne Australia Limited and MEM Group Limited. He is also a director of Capral Aluminum Limited and Tower Limited and various other public companies in Australia. Dr. Weiss is a member of the Westfield Group Risk Management Committee.

Dean R. Wills, AO. Mr. Wills is a non-executive director and was appointed to the boards of WHL and WML in 1994, and WAML in 1996. In May 2002, Mr. Wills resigned from the boards of WML and WAML but was reappointed to those boards in July 2004 following the Stapling Transaction. Mr. Wills is chairman of Transfield Services Limited, the Coca-Cola Australia Foundation and John Fairfax Holdings Limited. Mr. Wills is also a fellow of the Australian Institute of Company Directors (AICD) and a fellow of the Australian Marketing Institute (AMI). Mr. Wills is a member of the Westfield Group Nomination Committee.

Carla M. Zampatti, AM. Ms. Zampatti is a non-executive director and was appointed to the boards of WHL, WML and WAML in 1997. In May 2002, Ms. Zampatti resigned from the boards of WML and WAML but was reappointed to those boards in July 2004 following the Stapling Transaction. Ms. Zampatti is executive chairman of the Carla Zampatti Group, chairman of the Special Broadcasting Service (SBS), a director of McDonald’s Australia Limited and a trustee of the Sydney Theatre Company Foundation Trust. Ms. Zampatti is a member of the Westfield Group Nomination Committee.

The business address of each of the directors is Level 24, Westfield Towers, 100 William Street, Sydney, NSW 2011, Australia.

Senior Management

Peter Allen. Mr. Allen joined Westfield in 1996 and was appointed Group Chief Financial Officer of the Westfield Group in 2004. Mr. Allen is based in Australia. Prior to this appointment, Mr. Allen was Director Finance for the Westfield Group’s UK operations based in London.

Mark Bloom. Mr. Bloom joined Westfield in March 2003 as Deputy Chief Financial Officer. Prior to joining Westfield, Mr. Bloom was Executive Director—Finance for the Liberty Group Ltd in Johannesburg.

Richard Green. Mr. Green joined Westfield in 1980. Mr. Green is responsible for new business initiatives in the United States, manages relationships with top United States retail clients and advises on development issues for the Westfield Group’s United States shopping centres.

Michael Gutman. Mr. Gutman joined Westfield in 1993. In 1999, Mr. Gutman was appointed Joint Chief Operating Officer responsible for development, design and construction in Australia and New Zealand. In early 2003, Mr. Gutman relocated to the United Kingdom as Chief Operating Officer, United Kingdom/Europe.

Robert Jordan. Mr. Jordan joined Westfield in 1987. In 1999, Mr. Jordan was appointed Joint Chief Operating Officer responsible for management, marketing and leasing in Australia and New Zealand and in 2003, he was appointed Chief Operating Officer for Australia and New Zealand.

Domenic Panaccio. Mr. Panaccio joined Westfield in 2004 as Chief Financial Officer of WAT and Deputy Chief Financial Officer of the Westfield Group. Prior to joining the Westfield Group, Mr. Panaccio spent 21 years with the Fosters Group where he held senior positions in the finance and capital markets areas.

Elliott Rusanow. Mr. Rusanow joined Westfield in 1999. In October 2003, Mr. Rusanow was appointed Director—Investor Relations & Equity Markets, having previously held the positions of Executive Assisting the Managing Director and Manager, Westfield Trust. In December 2004, Mr. Rusanow was appointed Finance Director, United Kingdom/Europe and relocated to London.

John Schroder. Mr. Schroder joined Westfield in 1994. In 2000, Mr. Schroder transferred to the United States from Australia and holds the position of Chief Operating Officer, responsible for development and leasing for the Westfield Group’s United States portfolio.

Peter Schwartz. Mr. Schwartz joined Westfield in 2002. Mr. Schwartz was a partner at Debevoise & Plimpton in New York from 1994 to 2002 and an associate at the firm from 1984 to 1993. At Debevoise, Mr. Schwartz began working with Westfield in 1986.

Mark Stefanek. Mr. Stefanek joined Westfield in 1994 and was appointed Chief Financial Officer, United States in 1997. With extensive experience in real estate finance and development, Mr. Stefanek is responsible for the United States’ treasury, accounting, financial reporting and tax compliance.

Simon Tuxen. Mr. Tuxen joined Westfield in 2002 as General Counsel and Company Secretary. Prior to joining the Westfield Group, Mr. Tuxen was the General Counsel of BIL International Limited in Singapore and the Group Legal Manager of the Jardine Matheson Group in Hong Kong. Mr. Tuxen was a partner of Mallesons Stephen Jaques from 1987 to 1993.

Tim Walsh. Mr. Walsh joined Westfield in 1987 as Company Secretary and General Counsel. Mr. Walsh has been in his current position as General Counsel—Australia and New Zealand since 1997.

Kenneth Wong. Mr. Wong joined Westfield in 2003 as Co-Chief Operating Officer—Development. Before coming to the Westfield Group, Mr. Wong served nine years with The Walt Disney Company where he held a number of key executive positions, including President of Walt Disney Imagineering. In early 2004, Mr. Wong was appointed to the position of President—United States Operations.

Board Practices

Prior to the Stapling Transaction, WHL, WT and WAT each had a separate board of directors but, following the Stapling Transaction, each board now has a common membership. The ultimate responsibility for corporate governance resides with the board of directors. It is the policy of the board that its membership should reflect an appropriate balance between executives possessing extensive direct experience and expertise in the core business activities of the Westfield Group, and non-executive members who have outstanding track records and reputations attained at the highest levels of industry, and who are able to bring to the board a broad range of general commercial expertise and experience.

The membership of the board is reviewed by the Nomination Committee and by the full board from time to time having regard to the ongoing needs of the Westfield Group. Each of Ms. Zampatti, Dr Weiss and Messrs. Furman, Gonski, Hilmer, Studdy, Vincent and Wills have been determined by the board as meeting the independence standard in the board’s charter. In making this determination, the board assesses whether a director is:

•	independent of management;

•	free of any business or other relationship that could materially interfere or be perceived to materially interfere with such director’s unfettered and independent judgment; and

•	capable of making decisions without bias and which are in the best interests of all investors.

Full board meetings are held at regular intervals throughout the year, with additional meetings being held as necessary. Directors are provided with board reports containing sufficient information to enable informed discussion of all agenda items in advance of board meetings. Any non-executive director may, if that director deems it necessary, seek independent legal advice on any matter connected with the performance of their duties. In such cases, the Westfield Group will reimburse the reasonable costs of such advice. Directors are asked to notify the Chairman or the Company Secretary in advance of seeking such advice.

The board has also adopted a code of conduct, which formalised long-standing and well understood ethical principles practiced by the board. The code of conduct covers personal conduct, conflicts of interest, confidentiality and director independence.

Board Responsibilities

The board of directors is accountable to investors of the Westfield Group and seeks to ensure that the business objectives of the Westfield Group are aligned with the expectations of investors and that the operations of the Westfield Group are being effectively managed in a manner that is properly focused on those business objectives as well as conforming to legal and ethical requirements.

The board of directors has established an Audit & Compliance Committee, a Remuneration Committee, a Risk Management Committee and a Nomination Committee. The board may establish other board committees from time to time to deal with specific matters.

Audit & Compliance Committee

The Audit & Compliance Committee consists of four members, Mr. Hilmer, who is the chairman, and Messrs. Gonski, Johns and Studdy. All members of the Audit & Compliance Committee must be non-executive directors and a majority of the members of the Committee must consist of independent directors in accordance with the independence requirements set forth in the board charter of the Westfield Group.

All members of the Audit & Compliance Committee must be financially literate and at least one member must have significant relevant financial or accounting experience. In addition, at least one member must have a significant relevant understanding of the business of the Westfield Group.

The primary function of the Audit & Compliance Committee is to ensure that an effective internal control framework exists within the Westfield Group, through the establishment and maintenance of adequate internal controls to safeguard the assets of the business and to ensure the integrity and reliability of financial and management reporting systems.

The Audit & Compliance Committee:

•	reviews and reports to the board on the half year and annual reports and financial statements of the Westfield Group;

•	is responsible for making recommendations regarding the appointment, evaluation and removal of the Westfield Group’s external auditor and reviewing and reporting to the board on the adequacy, scope and quality of the annual statutory audit and half year statutory audit review and on the integrity of the financial statements;

•	reviews the effectiveness of the Westfield Group’s internal control environment, including the effectiveness of internal control procedures;

•	monitors and reviews the reliability of financial reporting;

•	monitors and reviews the compliance of the Westfield Group with applicable laws and regulations;

•	monitors the scope of the internal audit function to ensure that its resources are adequate and effectively used, including the co-ordination of the internal and external audit functions; and

•	monitors the adequacy and effectiveness of compliance systems in relation to the legal exposures of the Westfield Group.

The Audit & Compliance Committee has accepted, as a matter of principle, the need to have in place an adequate compliance and control framework based upon appropriate written procedures, policies and guidelines to enable areas of legal risk to the business to be identified and appropriately reacted to, and to ensure that members of staff are informed as to those areas of material legal risk relevant to the operational activities in which they are engaged.

Compliance officers have been appointed for the Australian, United States, United Kingdom and New Zealand operations of the Westfield Group. Those officers are responsible for reviewing and monitoring the efficacy of compliance systems within the Westfield Group on an ongoing basis to ensure appropriate measures are in place to educate staff as to their compliance responsibilities, and to report to the Audit & Compliance Committee on those matters.

The Audit & Compliance Committee meets with the internal and external auditors at least twice a year (and more frequently if required) to review the adequacy of existing external audit arrangements and the scope of the audit. The internal and external auditors have a direct line of communication at any time to either the chairman of the Audit & Compliance Committee or the chairman of the board.

The Audit & Compliance Committee reports to the full board after each Committee meeting.

Remuneration Committee

The Remuneration Committee consists of three members, Mr. Hilmer, who is the chairman, and Messrs. Furman and Gonski. A majority of the members of the Remuneration Committee must be independent, non-executive directors.

The responsibilities of the Remuneration Committee include: determining and reviewing remuneration policies to apply to members of the board and executives within the Westfield Group; determining the specific remuneration packages for executive directors (including base pay, incentive payments, equity-linked plan participation and other contractual benefits); reviewing contractual rights of termination for members of the senior executive team; reviewing the policy for participation by senior executives in equity-linked or other incentive plans and reviewing management’s recommendations for the grant of awards to executives under the equity-linked or other incentive plans.

Remuneration packages are set at levels designed to attract and retain high calibre senior executives capable of meeting the specific management needs of the Westfield Group. The salaries of executive directors are reviewed on an annual basis with that review being undertaken by the Remuneration Committee.

Fees paid to non-executive directors are determined by the board, within the current maximum aggregate limit set by investors. Directors’ fees are reviewed annually by the board within that limit, taking into consideration the level of fees paid to non-executive directors by companies of a similar size and stature.

Risk Management Committee

The Risk Management Committee consists of three members, Mr. David Lowy, who is the chairman, and Mr Johns and Dr Weiss. The objective of the Risk Management Committee is to assist the board by monitoring and reviewing the corporate policies for identifying and managing risks associated with the business of the Westfield Group and the adequacy of management’s practices and procedures in implementing those policies. All the members of the Risk Management Committee must be non-executive directors.

Nomination Committee

The Nomination Committee consists of four members, Mr. Frank Lowy, who is the chairman, Ms. Zampatti and Messrs. Gonski and Wills. A majority of the members of the Nomination Committee must be independent, non-executive directors. The Nomination Committee is responsible for advising the board on the appointment of suitably qualified directors who are able to meet the needs of the Westfield Group as well as the ongoing evaluation and review of the performance of the board. The functions undertaken by the Committee include: assessing the skills of the current board members against the collective skill set required by the board; making recommendations to the board regarding its composition and reviewing the effectiveness of the board; identifying suitable candidates to fill vacancies on the board and ensuring the existence of proper succession planning processes and plans for the board.

Corporate Governance

The Westfield Group, through its boards and senior executives recognise the need to establish and maintain corporate governance policies and practices that reflect both the requirements of the market regulators and participants and the expectations of investors and others who deal with the Westfield Group. These policies and practices will remain under constant review as the corporate governance environment and good practices evolve.

In March 2003, the ASX Corporate Governance Council (the “Council”) published the ASX’s Principles of Good Corporate Governance and Best Practice Recommendations. The reporting obligations under the recommendations apply to an entity’s first financial year commencing after January 2003.

The Westfield Group has adopted all of the recommendations except the recommendation that listed entities have an independent director as chairman and that the roles of chairman and chief executive officer are not held by the same person. The boards believe that Mr. Frank Lowy is the most appropriate person to act as chairman notwithstanding that he is the chief executive officer and is not an independent director.

Certain Relationships and Related Party Transactions

General

Each of WT and WAT are managed by subsidiaries of WHL. In addition, WHL owns interests in WAT. Accordingly, there are certain related party transactions among WHL, WT and WAT. Such transactions are discussed more fully in note 39 to the Westfield Group’s consolidated financial statements for the shortened financial year ended 31 December 2004, note 24 to WT’s consolidated financial statements for the year ended 31 December 2004 and note 25 to WAT’s consolidated financial statements for the year ended 31 December 2004, each included elsewhere in this Offering Circular.

The Corporations Act contains restrictions on public companies, such as WHL, from providing financial benefits to related parties unless approved by members. In connection with the Stapling Transaction, WHL and the Responsible Entities entered into a stapling deed, which was approved by members of WHL, allowing WHL to give financial benefits to related parties under the stapling deed or pursuant to any transaction entered into in accordance with the stapling deed.

As part of the Stapling Transaction, each of WML and WAML obtained an exemption from the Australian Securities and Investments Commission from compliance with provisions of the Corporations Act to enable WML and WAML as responsible entities of WT and WAT, respectively, to provide financial benefits to the other trust and its wholly owned subsidiaries and to WHL and its wholly owned subsidiaries.

Executive Officer Loans

As at 31 December 2004, the Westfield Group had outstanding loans of A$1.1 million in the aggregate to executive officers based in Australia and US$3.2 million in the aggregate to executive officers based in the United States. The loans bear interest at various rates and mature at various times through 2010.

Stapling Transaction

In July 2004, WHL, WT and WAT completed a transaction to staple their ASX-listed securities to form the Westfield Group. As a result of the Stapling Transaction, the securities of WHL, WT and WAT are quoted and trade together as stapled securities on the ASX under the code “WDC”. Although WHL, WT and WAT each continue to exist as separate legal entities, WHL, WT and WAT now operate as a coordinated economic group, with a common public investor base, common business objectives and a common membership of their boards of directors.

The rationale for the Stapling Transaction was to create an optimal structure for future growth of the Westfield Group. In the 12 months since announcing the Stapling Transaction, the primary rationale for the transaction has been validated through recent property and financing transactions in the United Kingdom, the United States and Australia.

In connection with the Stapling Transaction, WHL, WT and WAT entered into a stapling deed, pursuant to which WHL, WML and WAML set forth their agreement regarding the coordination of the operations of WHL, WT and WAT. The stapling deed provides, among other things, that:

•	WHL, WML and WAML agree to share accounting and other information and to cooperate in operating WHL, WT and WAT, providing information to investors, valuing assets, preparing accounts, holding meetings, issuing securities and making distributions;

•	Ordinary shares of WHL and ordinary units in each of WT and WAT may only be issued or transferred as part of stapled securities;

•	For the benefit of WT and WAT, WHL agrees that while stapling applies it must procure each of its controlled entities, to enter into any agreement, document or arrangement or do any act in respect of any financing, provided that such financing is in the interests of the holders of the stapled securities as a whole, does not breach or violate the provisions of, or cause acceleration of the payment of, any existing or future indebtedness, and does not result in a deemed or constructive transfer of shares in WEA held by any entity to another entity;

•	WHL, WML and WAML will agree on the allocation of the amount payable for the issue, redemption or buy back of stapled securities. The allocation must be determined on the basis of fair value as agreed by WHL, WML and WAML. In the absence of an agreement, an independent accountant will determine the allocation of the amount payable based on fair value having regard to the respective net tangible asset backing of the WHL shares, WT units and WAT units and other factors that the independent accountant considers relevant; and

•	If there are any disagreements about stapling issues, WHL, WT and WAT will use their best efforts to resolve them and negotiate in good faith before instituting any proceedings.

Pursuant to the stapling deed, the stapling of the WHL, WT and WAT securities shall remain in effect until such time as (1) the stapling of such securities becomes unlawful or prohibited under the ASX listing rules or (2) the shareholders of WHL and the members of WT and WAT determine by special resolution to unstaple the securities. Upon any such unstapling of the securities, each of WHL, WT and WAT will be required to repay to the other relevant parties any outstanding amount under any loan or any amount which the parties have agreed is the responsibility of WHL, WT or WAT, as applicable.

DESCRIPTION OF THE ISSUERS

General

WT Finance (Aust) Pty Limited, Westfield Europe Finance plc and WEA Finance LLC are the co-issuers of the Notes. Each series of the Notes will be the joint and several obligations of the Issuers. WT Finance (Aust) Pty Limited is an Australian corporation and a wholly owned finance subsidiary of WT. Westfield Europe Finance plc is an Irish company and a wholly owned finance subsidiary of WHL. WEA Finance LLC is a Delaware limited liability company and a majority owned indirect finance subsidiary of WAT. The principal executive offices of WT Finance (Aust) Pty Limited are located at Level 24, Westfield Towers, 100 William Street, Sydney, New South Wales 2011, Australia, and the principal executive offices of WEA Finance LLC are located at 11601 Wilshire Boulevard, 11th Floor, Los Angeles, California. The registered office of Westfield Europe Finance plc is at 5 Harbourmaster Place, International Financial Services Centre, Dublin 1, Ireland.

The primary purpose of each Issuer is to borrow funds on behalf of the Westfield Group and advance the net proceeds of such borrowings to the Parent Guarantors or subsidiaries of the Parent Guarantors. The Westfield Group expects that substantially all of the future unsecured borrowings in respect of bank debt of each of the Issuers and the other finance subsidiaries of each of WHL, WT and WAT will be guaranteed by, amongst others, WHL, WML as the responsible entity and trustee of WT and WAML as the responsible entity and trustee of WAT, under the Westfield Group’s Master Guarantee Deed Poll (see “Description of the Westfield Group – Financing - Master Guarantee Deed Poll” on page 83) or arrangements similar to those contained in the Trust Deeds constituting the Notes (see “Borrowing and Credit Structure for the Notes” on page 100).

None of the Issuers have any subsidiaries.

Directors and Executive Officers

The directors and/or executive officers of each Issuer are as follows:

Westfield Europe Finance plc

Name	Title

Peter Allen	Executive Director
Christian Currivan	Non-Executive Director
Michael Whelan	Non-Executive Director

The business address for Mr. Allen is Level 24, Westfield Towers, 100 William Street, Sydney, NSW 2011, Australia. The business address for Messrs. Currivan and Whelan is 5 Harbourmaster Place, International Financial Services Centre, Dublin 1, Ireland.

WT Finance (Aust) Pty Limited

Name	Title

Steven Lowy	Executive Director and Managing Director
Peter Allen	Executive Director and Group Chief Financial Officer
Mark Bloom	Deputy Chief Financial Officer
Domenic Panaccio	Deputy Chief Financial Officer
Simon Tuxen	Group General Counsel and Company Secretary
Brian Mackrill	Group Treasurer

The business address for each of the directors is Level 24, Westfield Towers, 100 William Street, Sydney, NSW 2011, Australia.

WEA Finance LLC

Name	Title

Peter Lowy	President and Chief Executive Officer
Mark Stefanek	Chief Financial Officer, United States
Richard Green	Vice Chairman of Operations
Peter Schwartz	General Counsel, United States

The business address for each of the executive officers is 11601 Wilshire Boulevard, 11th Floor, Los Angeles 90025-1748, California, United States.

Capitalisation and Indebtedness of the Issuers

The following table sets forth the capitalisation and indebtedness of each Issuer as at 31 December 2004 except for Westfield Europe Finance plc which was incorporated on 11 May 2005:

Westfield Europe Finance plc

As at 6 June 2005
€
Short-term borrowings:
Unsecured borrowings	—
Secured borrowings	—

Total short-term borrowings	—

Long-term borrowings:
Unsecured borrowings	—
Secured borrowings	—

Total long-term borrowings	—

Shareholders’ equity:
Contributed equity	40,000
Reserves	—
Retained profits	—

Total shareholders’ equity	40,000

Total capitalisation	40,000

WT Finance (Aust) Pty Limited

As at 31 December 2004
A$
Short-term borrowings:
Unsecured borrowings	—
Secured borrowings	—

Total short-term borrowings	—

Long term borrowings:
Unsecured borrowings	2,535,857,845
Secured borrowings	—

Total long-term borrowings	2,535,857,845

Shareholders’ equity:
Contributed equity	2
Reserves	—
Retained profits	—

Total shareholders’ equity	2

Total capitalisation	2,535,857,847

WEA Finance LLC

As at 31 December 2004
$US
Short-term borrowings:
Unsecured borrowings	—
Secured borrowings	—

Total short-term borrowings	—

Long-term borrowings:
Unsecured borrowings	1,345,000,000
Secured borrowings	—

Total long-term borrowings	1,345,000,000

Shareholders’ equity:
Contributed equity	10,000
Reserves	—
Retained profits	26,826

Total shareholders’ equity	36,826

Total capitalisation	1,345,036,826

Since 31 December 2004, there has been an increase in the long-term unsecured borrowings of WT Finance (Aust) Pty Limited and WEA Finance LLC of A$650 million and US$335 million, respectively. The proceeds from these increases in long-term unsecured borrowings were on-lent to other members of the Westfield Group. Except for these increases in long-term unsecured borrowings, there has been no material change in the capitalisation and indebtedness of WT Finance (Aust) Pty Limited or WEA Finance LLC since 31 December 2004.

There has been no material change in the capitalisation or indebtedness of Westfield Europe Finance plc since 6 June 2005.

DESCRIPTION OF THE PARENT GUARANTORS

Westfield Holdings Limited

WHL is the legal entity through which the Westfield Group conducts its shopping centre development, design, construction and management, marketing and leasing operations and its funds and asset management activities. WHL is also the property funds manager of WT, WAT and the Carindale Property Trust. As at 31 December 2004, the total gross value of assets under management was approximately A$40.3 billion, which included 126 shopping centres aggregating approximately 10.0 million square metres of GLA and contained more than 20,000 retail outlets.

WHL is an Australian corporation and was incorporated in 1979 following a corporate reorganisation of Westfield Limited (formerly known as Westfield Development Corporation Limited (“WDCL”)), which had been listed on the ASX since 1960. Initially, WDCL’s business focused on the development of shopping centres. However, by the mid-1960s, WDCL began to focus primarily on the acquisition and development of shopping centres for the purpose of investment. By 1979, WHL was engaged in the development, design, construction and management of shopping centres, funds and asset management, and property ownership.

WHL first entered the U.S. market in 1977. WHL acquired an interest in CenterMark Properties, Inc. (subsequently renamed Westfield America, Inc.) in 1994, signalling a turning point for WHL in the United States. Following the acquisition, WHL’s portfolio increased to 25 regional shopping centres. In 1996, a majority interest in WEA was acquired by WAT with the proceeds from its initial public offering in Australia, and WHL retained an 18.6% interest in WEA and had a 29.7% interest in WAT. As at 31 December 2004, WHL owned a 13.6% economic interest in WEA and a 4.7% interest in WAT. As at 31 December 2004, WHL had total assets of A$2.8 billion.

WHL’s trading income is derived primarily from properties owned by WT and WAT as well as a number of joint ventures, partnerships and airport concessions in the United States. WHL’s trading income also includes the results of operating one shopping centre (Eastgardens) under a head lease arrangement, or participating ground lease, in Australia.

WHL also derives investment income from its aggregate ownership interest in WAT and its subsidiary, WEA, in addition to investment income from its direct interests in shopping centres through partnerships in the United Kingdom. WHL’s investment income is partially offset by net interest expense incurred with respect to funding of these investments.

WHL is subject to taxation on income derived in Australia, New Zealand, the United States and the United Kingdom at tax rates prevailing in each of those jurisdictions.

Westfield Trust

WT is the primary entity through which the Westfield Group owns its interests in regional shopping centres in Australia and New Zealand. WT also holds a 49% interest (the remaining 51% interest is held by WHL) in the UK properties acquired as part of the transaction with Duelguide plc in 2004. WT is the successor to Westfield Property Trust, which was organised in 1979 and listed on the ASX in that year. In 1982, Westfield Property Trust was wound up and WT was launched to provide property investors with the opportunity to invest in a retail property entity that closely replicated direct ownership and generated rental income and capital returns.

WT was listed on the ASX in August 1982 through an initial public offering, the proceeds of which were used to acquire the assets of Westfield Property Trust. At the time of listing, WT’s portfolio consisted of six shopping centres in Australia with a total gross value of A$128 million. WT entered New Zealand in 1998. Thereafter, WT expanded its property portfolio through a number of acquisitions. During 2003, WT acquired interests in 12 shopping centres with a gross value of A$2.6 billion, including Sydney Central Plaza, Sydney, Australia for A$400.8 million and nine regional shopping centres as part of the acquisition of AMP Shopping Centre Trust, Australia for A$1.9 billion.

Prior to the Stapling Transaction, WT was the largest listed property trust on the ASX based on equity market capitalisation. As at 31 December 2004, WT had total assets of A$16.4 billion.

WT generates the majority of its revenues from leases with retail tenants including:

•	base minimum rents, cart and kiosk rentals,

•	percentage rents based on tenants’ sales, and

•	recoveries of substantially all of its recoverable expenditures, which consist of property operating expenses, property rates and taxes, repairs and maintenance, and advertising and promotional expenditures.

WT is currently treated as a flow through entity for Australian tax purposes and is therefore generally not subject to Australian income tax, including capital gains tax, provided WT distributes its trust income.

Westfield America Trust

WAT is the primary entity through which the Westfield Group owns its interests in regional shopping centres in the United States. WAT was organised and listed on the ASX in 1996 and was the first listed property trust in Australia to invest solely in the United States. Prior to the Stapling Transaction, WAT was the second largest listed property trust on the ASX based on equity market capitalisation. As at 31 December 2004, WAT had total assets of A$17.1 billion.

WAT completed its initial public offering and listed on the ASX on 3 July 1996, replicating the investment model established by WT but with retail property assets solely in the United States. The proceeds from WAT’s initial public offering were used to acquire a 67.2% interest in WEA. WEA was subsequently listed on the New York Stock Exchange in May 1997. At listing, WEA’s portfolio consisted of 22 shopping centres across seven states in the United States with a total value of US$1.8 billion. Thereafter, WEA’s portfolio grew significantly through acquisition, redevelopment and expansion to a total of 66 shopping centres across 14 states with a total gross value of A$18.0 billion as at 31 December 2004.

WEA operates as a real estate investment trust, or REIT, in the United States. In order to continue to qualify as a REIT, WEA is required to distribute at least 90% of its taxable income in addition to satisfying certain other legislative requirements.

In October 2001, WAT completed a US$268 million buyout of the minority interest in WEA, which resulted in the delisting of WEA from the New York Stock Exchange. As at 31 December 2004, WAT owned an 80.2% economic interest in WEA and WHL owned a 13.6% economic interest in WEA. The remaining 6.2% economic interest was held by third party investors.

WAT generates the majority of its revenues from leases with retail tenants including:

•	base minimum rents, cart and kiosk rentals,

•	percentage rents based on tenants’ sales volume, and

•	recoveries of substantially all of its recoverable expenditures, which consist of property operating expenses, property tax, repairs and maintenance, and advertising and promotional expenditures.

WAT is currently treated as a flow through entity for Australian tax purposes and is therefore generally not subject to Australian income tax, including capital gains tax, provided WAT distributes its trust income.

BORROWING AND CREDIT STRUCTURE FOR THE NOTES

The following chart sets out the Westfield Group’s borrowing and credit structure for the Notes:

The Notes will be the joint and several obligations of the Issuers. As indicated in the chart above, the obligations of the Issuers under the Notes will be guaranteed on a several basis by WHL, WML and WAML and will be guaranteed on a joint and several basis by the other finance subsidiaries of WHL, WT and WAT. Because the obligations of the Issuers are guaranteed by WHL, WML and WAML, holders of the Notes will effectively receive the benefit of the Westfield Group credit.

The Westfield Group funding structure was established to facilitate the financing of the Westfield Group’s business in different geographic locations and ensuring that, as far as practicable, all of its unsecured lenders, including prospective purchasers of the Notes, rank pari passu with one another irrespective of the Westfield Group subsidiary they lend into. Accordingly, finance subsidiaries, represented by the Subsidiary Guarantors and Co-Issuers, were established in each of the principal geographic locations in which the Westfield Group operates. The primary purpose of these finance subsidiaries is to borrow on behalf of the Westfield Group and on-lend the funds to other members of the Westfield Group, including the Parent Guarantors and their subsidiaries. To ensure that external financiers rank pari passu irrespective of the finance subsidiary they lend to, the finance subsidiaries enter into mutual cross-guarantees for the benefit of all of their external financiers. The finance subsidiaries’ principal liabilities are represented by external borrowings and their principal assets are intra-group loans. The assets of the Westfield Group are held primarily by the Parent Guarantors and their operating subsidiaries. In order to ensure that external financiers to the funding structure obtain the benefit of the Westfield Group’s credit, lenders to the finance subsidiaries have the benefit of several guarantees issued by each of the Parent Guarantors.

Accordingly, a greater level of disclosure has been made in the Offering Circular in respect of the Parent Guarantors with lesser emphasis placed on the Subsidiary Guarantors as prospective investors will, in practice, primarily look to the comfort provided by the Parent Guarantors.

RISK FACTORS ASSOCIATED WITH INVESTING IN THE NOTES

Investing in the Notes offered by this Offering Circular involves risk. Prospective purchasers should consider carefully the risks described below before deciding to buy the Notes. If any of the following risks actually occurs, the Westfield Group’s business, financial condition and results of operations would likely suffer. In this case, the trading price of the Notes could decline, and holders of the Notes may lose all or part of their investment.

Risks Relating to the Westfield Group’s Business and Industry

General risks relating to investment in real property and fluctuations in the value and income of retail properties

Returns from an investment in shopping centres depend largely upon the amount of rental income generated from the property and the expenses incurred in the operations, including the management and maintenance of the property as well as changes in the market value of the property.

Rental income and the market value of properties may be adversely affected by a number of factors, including:

•	the overall conditions in the national and local economy, such as growth in gross domestic product, employment trends and the level of inflation and interest rates;

•	local real estate conditions, such as the level of demand for and supply of retail space;

•	the perception of prospective tenants and shoppers of the attractiveness, convenience and safety of the shopping centres;

•	the convenience and quality of competing shopping centres and other retail options such as the Internet, as well as trends in the retail industry;

•	the financial condition of tenants and, in particular, anchors;

•	high vacancy rates;

•	changes in retail tenancy laws; and

•	external factors including major world events such as war and terrorist attacks, and acts of God such as floods and earthquakes.

In addition, other factors may adversely affect a shopping centre’s value without necessarily affecting its current revenues and operating income, including:

•	changes in laws and governmental regulations, including retail tenancy, zoning, planning, environmental or tax laws;

•	changes in market assessment of current values of shopping centre assets;

•	potential environmental or other legal liabilities;

•	unforeseen capital expenditure;

•	supply and demand for retail properties;

•	availability of financing;

•	changes in interest rates;

•	supply of new retail facilities and other investment assets; and

•	demand for shopping centres from investors.

Leasing terms and tenant default

The performance of the Westfield Group depends on its ability to lease space in its shopping centres on economically favourable terms, if at all. In addition, as substantially all of the Westfield Group’s earnings are derived from rental income, the results of operations may be adversely affected if a significant number of tenants or anchors were unable to meet their obligations under their leases or if there is a decrease in demand for new retail space in redeveloped shopping centres. If the retail sales of stores operating in the Westfield Group’s shopping centres decline significantly due to economic conditions, tenants may terminate their leases or might be unable to pay their existing minimum rents or common area maintenance charges since these rents and charges would represent a high percentage of their sales. Further, if tenants’ sales decline, new tenants would be less likely to be willing to pay minimum rent as high as they would otherwise pay. During times of economic recession, these risks increase.

In the United States, a temporary leasing program has been established pursuant to which some shopping mall space is leased on a short-term basis, usually for a term of between 30 days to eleven months, pending the ability to secure suitable long-term tenants. Such space may be unable to be re-let on the expiration of a short-term lease, which could adversely affect the results of operations.

Bankruptcy or store closures of major tenants

Anchors generally occupy approximately 54%, 57% and 35% of the total GLA of the Westfield Group’s shopping centres in Australia and New Zealand, the United States and the United Kingdom, respectively.

The bankruptcy or insolvency, or a downturn in the business, of an anchor tenant or an anchor-owned store, or the failure of any anchor tenant to renew its lease when it expires, could adversely affect the results of operations of the Westfield Group because anchor tenants play an important part in generating customer traffic and making centres desirable locations. Further, in certain geographic locations, including Australia and New Zealand, where anchor tenants account for a significant amount of the Westfield Group’s total rental income, any bankruptcy or insolvency of any such anchor tenants could adversely affect the results of operations of the Westfield Group. Many anchor tenants have a clause in their leases that allows the anchor tenant to cease operating, reduce their rent, or terminate their lease if other anchor stores or a percentage of non-anchor tenants at the same property are not occupied and operating. Also, some of the non-anchor tenant leases permit those tenants to terminate their leases or reduce their rent if a number of anchor stores or a percentage of non-anchor stores cease to operate at such properties for a specified period of time. Further, these actions could adversely affect the Westfield Group’s ability to re-let the space that is vacated.

The leases of some of the anchor tenants, and the reciprocal easement agreements to which some of the anchor-owned stores are parties, may permit some of the anchors to transfer their interests in shopping centres to other retailers. The transfer to a new anchor tenant could adversely affect customer traffic in a shopping centre and thereby reduce the income generated by that centre and could also allow some other anchors and other tenants to make reduced rental payments or to terminate their leases at that centre. Each of these developments could adversely affect the Westfield Group’s income.

A negative change in the financial condition of any of the anchor tenants discussed above could result in a substantial decrease in the revenues such tenants provide the Westfield Group.

Liquidity of property investments

Investments in property are relatively illiquid, and some of the Westfield Group’s properties are subject to contractual limitations on transfer in the case of joint venture properties. This illiquidity limits the Westfield Group’s ability to vary its portfolio promptly in response to changes in economic or other conditions. There is no assurance that the Westfield Group will be able to dispose of a property at the desired time or at a price greater than its total investment in the property.

Decline in the financial performance of a shopping centre

Significant expenditures associated with each real estate investment, such as mortgage payments, maintenance costs and taxes, are generally not reduced when circumstances cause a reduction in income from the investment. Under these circumstances, the value of the relevant property would be adversely affected.

Competition

The Westfield Group faces competition from other Australian, New Zealand, United States and United Kingdom property groups and other commercial organisations active in the Australian, New Zealand, United States and United Kingdom property markets, as well as the threat of new competitors emerging both generally and in particular trade areas. Competition in the property market may lead to an over-supply of retail premises through over-development, to prices for existing properties or land for development being inflated through competing bids by potential purchasers or to the maximum rents to be achieved from existing properties being adversely impacted. Accordingly, the existence of such competition may have a material adverse impact on the Westfield Group’s ability to secure tenants for properties at satisfactory rental rates and on a timely basis and to acquire properties or develop land at satisfactory cost.

In addition, all of the Westfield Group’s shopping centres are located in developed retail and commercial areas, many of which compete with other malls or neighbourhood shopping centres within their primary trade area. The amount of rentable space in the relevant primary trade area, the quality of facilities and the nature of stores at such competing shopping centres could each have a material adverse effect on the ability of the Westfield Group to lease space and on the level of rents that can be obtained. In addition, retailers at the Westfield Group’s shopping centres face increasing competition from other forms of retailing, such as discount shopping centres and clubs, outlet malls, catalogues, video and home shopping networks, direct mail, telemarketing and shopping via the Internet. Further, the Westfield Group competes with other real estate investors for acquisition of new retail shopping centres.

Acquisition of new centres

The Westfield Group intends to continue to pursue acquisitions of property assets as opportunities arise. Such acquisitions involve a number of risks inherent in assessing the values, strengths, weaknesses and profitability of the property assets. While the Westfield Group’s policy is to undertake appropriate due diligence in order to assess these risks, unexpected problems and latent liabilities or contingencies such as existence of hazardous substances, for example asbestos or other environmental liabilities, may still emerge.

Additionally, the indirect acquisition of properties through, for example, the takeover of another listed property owning entity, may not allow for the usual standard of due diligence for a specific property acquisition to be undertaken.

Acquisition activities will also involve the following risks:

•	that the acquired properties will not achieve anticipated rental rates or occupancy levels;

•	that assumptions or judgments with respect to improvements to the financial returns (including the occupancy rates and rents of a completed project) of acquired properties may prove inaccurate;

•	that acquisition opportunities which the Westfield Group explores and on which it expends funds are abandoned;

•	the need for anchor tenants, financier and co-owner or joint venture approvals, if applicable, for expansion activities; and

•	the need to obtain necessary regulatory licenses and approvals for expansion activities.

By growing through acquisition, the Westfield Group will face the operational and financial risks commonly encountered with such a strategy, including continuity or assimilation of operations or employees, dissipation of management resources and impairment of relationships with employees and tenants of the acquired property as a result of changes in ownership and management. In addition, depending on the type of transaction, it can take a period of time to completely realise its full benefits. Moreover, during a period following such a transaction, the Westfield Group’s operating results may decrease compared to the operating results prior to the transaction.

The Westfield Group may also face financial risks associated with incurring additional indebtedness to make acquisitions, such as reducing its liquidity, access to capital markets and financial stability.

Redevelopments

The future growth prospects and performance of the Westfield Group depends in part upon the continued development and improvement of its existing properties. The Westfield Group will be subject to the risks associated with expansion and redevelopment activities, including risks resulting from:

•	construction not being completed on budget and on schedule;

•	the development risk that properties may not be leased on the terms anticipated by the feasibility study prepared for the particular project; or

•	the inability to obtain funding on favourable terms or at all for its proposed development program.

Development and expansion activities may also involve the following risks:

•	failure to obtain, or delay in obtaining, required permits, licenses or approvals;

•	changes in laws and governmental regulations including zoning, planning and environmental laws;

•	industrial disputes may delay projects and/or add to the cost of developments;

•	construction costs of a project may exceed original estimates or available financing, possibly making the project unprofitable;

•	temporary disruption of income from a property;

•	failure to maintain occupancy rates for existing retail space and the inability to lease new retail space;

•	loss of customers due to inconvenience caused by construction; and

•	income derived from redeveloped centres being lower than expected.

If a development project is unsuccessful or does not proceed, the investment cost may exceed the value of the project on completion or the Westfield Group may incur pre-development costs that have to be written off. The Westfield Group’s income may be adversely affected in these circumstances.

Insurance risk

The Westfield Group carries material damage, business interruption and liability insurance on its properties with policy specifications and insured limits that are customarily carried for similar properties. However, potential losses of a catastrophic nature such as those arising from floods, earthquakes, terrorism or other similar catastrophic events, may be either uninsurable, or in management’s judgment, not insurable on a financially reasonable basis, or may not be insured at full replacement cost or may be subject to larger deductibles.

The Westfield Group currently carries insurance with respect to terrorism and will continue to seek appropriate coverage having regard to the nature of its properties and operations. The scope of renewal of insurance, including in respect of acts of terrorism, will be dependent on a number of factors such as the continued availability of coverage, the nature of risks to be covered, the extent of the proposed coverage and costs involved.

If an uninsured loss occurs or if for any reason the Westfield Group is unable to recover its loss (for example, as a result of the financial failure of an insurer), both the Westfield Group’s invested capital in and anticipated profits from the affected property could be lost.

Many of the Westfield Group’s debt instruments, including mortgage loans secured by certain properties, unsecured facilities, WEA’s revolving credit agreement and the Notes offered under this Offering Circular contain customary covenants requiring the maintenance of insurance. If the Westfield Group fails to maintain insurance as required under these covenants, insurance covenants under debt instruments would be breached which would allow the lenders to declare an event of default and accelerate repayment of the debt. In addition, lenders’ requirements regarding coverage for these risks could adversely affect the Westfield Group’s ability to finance or refinance its properties and to expand its portfolio.

Conflicts of interest with unrelated third parties in jointly owned properties

As at 31 December 2004, there are 42 shopping centres in the Westfield Group’s portfolio that are co-owned with other owners. Generally, the Westfield Group has a 50% interest in these co-owned shopping centres although, in a number of cases, its interest is greater than or less than 50%.

From time to time major decisions are required to be made in respect of co-owned properties, for example, redevelopment and refurbishment, refinancing, the sale of shopping centres or surplus land and the purchase of additional land. Co-owners may have economic or other business interests or goals which are inconsistent with the Westfield Group’s business interests or goals, and may be in position to take actions contrary to the Westfield Group’s policies or objectives. Disputes between the Westfield Group and co-owners may result in litigation or arbitration that would increase the Westfield Group’s expenses and prevent its officers and/or directors from focusing their time and effort on the Westfield Group’s business.

In addition, pre-emptive provisions or rights of first refusal apply to sales or transfers of interests in these co-owned properties. These provisions may work to the Westfield Group’s disadvantage because, among other things, it might be required to make decisions about buying or selling interests in these properties at a time that is disadvantageous to it.

There is also the risk that these co-owners might become bankrupt or default on their obligations or otherwise act in a manner that adversely affects the Westfield Group.

Financing and refinancing risks

The real estate investment and development industry tends to be highly capital intensive. The Westfield Group’s ability to raise funds on favourable terms for future acquisitions, development activity and refinancing depends on a number of factors including general economic, political and capital market conditions and credit availability. These factors could increase the cost of funding or reduce the availability of funding for new projects or increase the refinancing risk for maturing debt facilities.

Risk associated with interest rate hedging

The Westfield Group is subject to the risk of rising interest rates associated with borrowing on a floating rate basis. The Westfield Group seeks to manage its exposure to adverse fluctuations in floating interest rates by using interest rate hedging arrangements. Such arrangements involve risk, such as the risk that counterparties may fail to honour their obligations under these arrangements, and that such arrangements may not be effective in reducing the Westfield Group’s exposure to interest rate changes. Failure to hedge effectively against interest rate changes may adversely affect its results of operations.

Fluctuations in currency exchange rates

The Westfield Group derives A$, NZ$, US$ and UK£ denominated earnings from its investment in Australia, New Zealand, United States and United Kingdom shopping centres, respectively. The Westfield Group manages the impact of exchange rate movements on its earnings by entering into hedging transactions. To the extent that exchange rate movements affecting these currencies are not hedged, they will affect the financial performance of the Westfield Group. The effect may be negative depending on the nature of the actual exchange rate movement and the extent to which the risk to exchange rate movements has been hedged.

Counterparty credit risk

Counterparty credit risk is the risk of a loss being sustained by the Westfield Group as a result of payment default by the counterparty with whom the Westfield Group has placed funds on deposit or entered into hedging transactions to hedge its interest rate and foreign exchange risks. The extent of the loss could be the full amount of the deposit or, in the case of hedging transactions, the cost of replacing those transactions. Under the Westfield Group’s treasury risk management policy it only deals with counterparties with certain minimum credit ratings and has set its maximum exposure to each of its counterparties based on such credit ratings. There can be no assurance that the Westfield Group will successfully manage this risk or that such payment defaults by counterparties will not adversely affect its financial condition or performance.

Regulatory issues and changes in laws

The Westfield Group is subject to the usual business risk that there may be changes in laws that reduce its income or increase its costs. For example, there could be changes in retail tenancy laws that limit the Westfield Group’s recovery of certain property operating expenses, changes or increases in real estate taxes that cannot be recovered from its tenants or changes in environmental laws that require significant capital expenditure.

The Westfield Group’s ability to take advantage of acquisition opportunities in Australia and New Zealand also may be limited by regulatory issues or regulatory intervention based on competition grounds.

Taxation

Changes in tax laws, or changes in the way tax laws are interpreted in the various jurisdictions in which the Westfield Group operates, may impact its future tax liabilities.

WT and WAT are currently treated as flow through entities for Australian tax purposes and are therefore generally not subject to Australian income tax, including capital gains tax, provided they distribute their trust income. If this status were lost due to the failure to satisfy the exclusions from the application of the provisions in Division 6B or 6C of the Income Tax Assessment Act 1936, then WT or WAT or both would be taxed at the corporate tax rate of 30% of its net taxable income.

Adverse consequences could arise in the event WEA, a U.S. subsidiary of WAT, fails to qualify as a real estate investment trust, or REIT, under United States income tax laws. Qualification as a REIT involves the application of highly technical and complex provisions. Although WEA believes that it has operated and currently operates in a manner so as to qualify as a REIT, no assurance can be given that WEA is, or will remain, so qualified. Although WEA is not aware of pending legislation that would adversely affect WEA’s ability to operate as a REIT, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the laws with respect to its qualification as a REIT.

If WEA fails to qualify as a REIT in any taxable year, then WEA will be required to pay U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. If WEA loses its REIT status, then net earnings of WEA available for investment or distribution to shareholders would be significantly reduced for each of the years involved and WEA would no longer be required to make distributions to its shareholders.

United States withholding tax generally applies to dividends paid by WEA at a rate of 15% except in the case of an investor that holds directly or indirectly a greater than 10% interest in WEA. Such investors may be subject to United States withholding tax at a rate of 30% rather than 15% on their share of dividends from WEA.

Safety regulations and requirements for disabled people

A number of Australian, United Kingdom, New Zealand and United States laws, including the U.S. Americans with Disabilities Act of 1990, and regulations exist that may require modifications to existing buildings on the Westfield Group’s properties or restrict some renovations by requiring improved access to such buildings by disabled persons. Additional legislation or regulations may impose further obligations on owners with respect to improved access by disabled persons. The costs of compliance with such laws and regulations may be substantial, and limits or restrictions on completion of some renovations may limit implementation of the Westfield Group’s investment strategy in some instances or reduce overall returns on its investments. The Westfield Group could be adversely affected by the costs of compliance with such laws and regulations. In particular, there are regulations that are currently being considered in Australia, which, if they become law, would impose additional requirements on the Westfield Group to provide access by disabled persons to its Australian shopping centres.

Environmental regulations

As an owner and operator of real property in Australia, New Zealand, the United States and the United Kingdom, the Westfield Group is subject to extensive regulation under environmental laws. These laws vary by jurisdiction and are subject to change. Current and future environmental laws could impose significant costs or liabilities on the Westfield Group.

For instance, under certain environmental laws, current or former owners or operators of real property may become liable for costs and damages resulting from soil or water contaminated by hazardous substances (for example, as a result of leaking underground storage tanks). These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances. Persons who arrange for the disposal of hazardous substances (for example, at a landfill) also may be liable. In some cases, liability may be joint and several. These laws may result in significant costs to the Westfield Group or impair its ability to sell or rent real property or to borrow money using contaminated property as collateral, on terms acceptable to it or at all.

In addition, the presence of hazardous substances on the Westfield Group’s properties could result in personal injury claims. These claims could result in costs or liabilities which could exceed the value of the property on which hazardous substances are present.

Asbestos-containing materials are present in a number of the Westfield Group’s shopping centres as a consequence of building practices typical at the time the centres were constructed. Environmental and safety laws regulate these materials and allow personal injury claims for damages due to exposure to such materials. Although the costs and liabilities associated with such laws have not been material to the Westfield Group in the past, no assurance can be given that they will not be material in the future.

The Westfield Group generally conducts environmental reviews (not including soil and groundwater sampling) of properties that it acquires and develops. However, these reviews may fail to identify all environmental problems. Based on these reviews and past experience, the Westfield Group is not aware of any environmental claims or other liabilities that would require material expenditure. However, the Westfield Group could become subject to such claims or liabilities in the future.

Terrorist attacks

Future terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, in Bali on October 12, 2002 and in Madrid on March 11, 2004, and other acts of terrorism or war could harm the demand for and the value of the Westfield Group’s properties. Certain of the Westfield Group’s properties are well-known landmarks or located near well-known landmarks and may be perceived as more likely terrorist targets than similar, less recognisable properties, which could potentially reduce the demand for and value of these properties. Further, future terrorist attacks could discourage consumers from shopping in public places such as shopping centres. A decrease in consumer retail demand or tenancy demand could make it difficult for the Westfield Group to renew the leases, or re-let its properties, at lease rates equal to or above historical rates or then-prevailing market rates. To the extent that tenants are impacted by future attacks, their ability to continue to honour obligations under their existing leases could be adversely affected.

Risks Relating to the Notes

Debt levels

The Westfield Group currently has a significant amount of debt. As at 31 December 2004, net debt (total borrowings less cash) was A$13.5 billion. The Westfield Group’s leverage ratio, calculated in accordance with the leverage ratio covenant of net debt to net assets under the Trust Deeds constituting the Notes, was 39.3% as at the same date.

The material consequences of having significant debt levels are as follows:

•	a substantial portion of cash from operating activities will be needed to pay interest on debt;

•	to the extent that facilities mature and are not replaced or extended, the Westfield Group will need to fund repayment of debt out of its operating cash flow;

•	flexibility in planning for, or reacting to, changes in the Westfield Group’s business and the industry in which it operates may be limited because available cash flow after paying principal and interest on debt may not be sufficient to make the capital and other expenditures needed to address these changes;

•	adverse economic or industry conditions are more likely to have a negative effect on the Westfield Group’s business because, during periods in which the Westfield Group experiences lower earnings and cash flow, it will be required to devote a proportionally greater amount of its cash flow to paying principal and interest on debt;

•	the Westfield Group may be at a competitive disadvantage to its competitors that have relatively less debt and have more cash flow available to devote to capital expenditures and other strategic purposes;

•	the Westfield Group’s ability to obtain financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited because of the restrictions contained in debt agreements, including the Trust Deeds constituting the Notes;

•	the Westfield Group’s ability to make acquisitions and take advantage of significant business opportunities may be negatively affected if it needs to obtain the consent of its lenders to take any such action or if, because of existing debt levels, it is not able to obtain additional financing for these opportunities; and

•	the Westfield Group may not be able to obtain the necessary lines of credit to enable it to put in place its desired level of cover to hedge its interest rate and foreign currency risks.

If the Westfield Group’s cash flow and capital resources are not sufficient to make principal and interest payments on its debt and fund its working capital and other business needs, which may result from industry specific or general economic conditions or other events that are beyond its control, the Westfield Group could be forced to:

•	reduce or delay scheduled capital expenditures or forgo other business opportunities;

•	sell material assets or operations;

•	raise additional equity capital;

•	restructure or refinance its debt; or

•	undertake other protective measures.

Some of these transactions could occur at times or on terms that are disadvantageous to the Westfield Group. The incurrence of additional debt will increase the leverage risks discussed above.

In addition, if one or more of these occur, the Westfield Group’s credit ratings could change. Any downgrade by either Moody’s or Standard & Poor’s could adversely affect its financial condition and its business operations by increasing costs for, or limiting or preventing it from securing, additional financing for future business or liquidity needs.

Repayment of debt

The Westfield Group’s ability to pay the principal and interest on its debt depends on the future performance of its business which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond its control. The Westfield Group’s historical financial results have been, and it is anticipated that the Westfield Group’s future financial results will continue to be, subject to fluctuations. The Westfield Group’s business may not generate sufficient cash flow from operations to enable it to satisfy its debt and other obligations, and it may not realise currently anticipated revenues, cost savings and operating performance, including revenues and savings anticipated as a result of the Stapling Transaction. In addition, the Westfield Group may not have sufficient financing facilities in the future to enable it to repay its debt, including the Notes and amounts outstanding under its financing arrangements, or to fund other liquidity needs. If the Westfield Group is unable to meet its debt service obligations or fund other liquidity needs, the Westfield Group may attempt to restructure or refinance its debt or seek additional equity capital or it may be required to sell assets. These financing transactions could occur at times or on terms that are disadvantageous to the Westfield Group. Because of the terms of its other indebtedness, the Westfield Group may not be able to restructure or refinance its debt on terms satisfactory to it.

Increase in debt levels

The Westfield Group may be able to incur substantial additional debt in the future. It is the Westfield Group’s current intention to maintain a ratio of net debt to net assets, or leverage ratio, in the mid 40% range. These leverage levels may be reviewed and modified from time to time without notice to or any approval of security holders. Specifically, the Westfield Group may decide to exceed its current debt level for a major acquisition provided that it believes it can return to the desired leverage ratio within a short period of time.

The Westfield Group’s ability to incur additional indebtedness depends, in part, upon the satisfaction of certain financial covenants contained in the agreements governing its indebtedness, including the Trust Deeds constituting the Notes. The amount of indebtedness that can be incurred will vary as a result of changes in the Westfield Group’s earnings and cash flows and the value of its assets. Based on the Westfield Group’s audited consolidated statement of financial position as at 31 December 2004, its leverage ratio, calculated in accordance with the leverage ratio covenant of net debt to net assets under the Trust Deeds constituting the Notes, was 39.3% as at the same date.

Unsecured debt

The Notes and the Guarantees will be unsecured. As at 31 December 2004, on an audited consolidated basis, the Westfield Group had A$4.9 billion of secured indebtedness outstanding. To the extent that the Issuers or the Guarantors have granted security interests over their assets, the secured lenders will be entitled to exercise the remedies available to such lenders under applicable laws. Depending on the relevant circumstances and applicable laws, if the Issuers default on the Notes or the Guarantors default on the Guarantees, or after the bankruptcy, liquidation or reorganisation of any of them, then any assets that are secured will be used to satisfy the obligations under that secured indebtedness before payment on the Notes or the Guarantees can be made. In such case, there may only be limited assets available to make payments on the Notes or the Guarantees in the event of an acceleration of the Notes. The Westfield Group can give no assurance that there will be sufficient assets to pay amounts due on the Notes. As a result, Noteholders may receive less rateably than the lenders of the Westfield Group’s secured indebtedness. If there is not enough collateral to satisfy the obligations of the secured indebtedness, then, subject to the provisions of applicable laws, the amounts remaining unpaid on the secured indebtedness would share equally with all unsubordinated unsecured indebtedness.

Impact of laws relating to creditors’ rights, fraudulent conveyance, Australian and New Zealand insolvency laws and similar laws

WHL, WT, WAT and certain of the Guarantors are constituted or organised under either the laws of the Commonwealth of Australia or New Zealand and, therefore, insolvency proceedings with respect to them would be likely to proceed under, and be governed by, Australian or New Zealand insolvency law, as applicable. The procedural and substantive provisions of Australian or New Zealand insolvency laws afford debtors and unsecured creditors only limited protection from the claims of secured creditors. It may not be possible for the Guarantors, the Issuers or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them. As at 31 December 2004, on an audited consolidated basis, the Westfield Group had secured borrowings of A$4.9 billion.

Fraudulent conveyance laws or similar provisions or principles have been enacted or exist for the protection of creditors in a number of jurisdictions, and guarantees of the Notes by some of the Guarantors may be subject to claims that they should be subordinated or avoided in favour of creditors of the Subsidiary Guarantors.

Under applicable fraudulent conveyance provisions of the U.S. Bankruptcy Code or comparable provisions of U.S. state and federal non-bankruptcy law, the issuance by the Westfield Group’s subsidiaries of the Guarantees could be subject to a court’s review. These courts could require Noteholders to return payments received from, or prevent payments being made by, a Subsidiary Guarantor in the event of the bankruptcy or other financial difficulty of that Subsidiary Guarantor. Under these laws, a guarantee could be avoided if the issuance of the guarantee is found to constitute a fraudulent conveyance. The issuance of a guarantee will generally be a fraudulent conveyance if the Subsidiary Guarantor issued the guarantee with the intent to hinder, delay or defraud its current or future creditors, or the Subsidiary Guarantor received less than reasonably equivalent value or fair consideration in return for the guarantee, and any of the following is also true:

•	the Subsidiary Guarantor was insolvent when it issued the guarantee or was rendered insolvent by reason of the guarantee;

•	the Subsidiary Guarantor was left with an unreasonably small amount of capital after issuing the guarantee; or

•	the Subsidiary Guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured.

Even if a court determined that a guarantor was not insolvent at the time the Notes were issued, payments under the Guarantees may constitute fraudulent transfers or preferences or may be otherwise avoided on other grounds. To the extent that the Guarantee of any of the Subsidiary Guarantors is voided as a fraudulent conveyance or otherwise held to be unenforceable, a claim by a Noteholder against that Subsidiary Guarantor could be lost or limited, and it could be required to return payments previously received from any such Subsidiary Guarantor.

Under Australian law, if an order to wind-up were to be made against any Guarantor and a liquidator was appointed for any such Guarantor, the liquidator would have the power to investigate the validity of past transactions and may seek various court orders, including orders to void certain transactions entered into prior to the winding-up of such Guarantor and for the repayment of money. These include transactions entered into within a specified period of the winding-up that a court considers uncommercial transactions or transactions entered into when winding-up is imminent that have the effect of preferring a creditor or creditors or otherwise defeating, delaying or interfering with the rights of creditors.

In addition to the matters described above, under the laws of the jurisdictions where the Guarantors are organised, the Guarantees given by those other Guarantors may be set aside, subordinated or otherwise avoided by the application of fraudulent conveyance, financial assistance, bankruptcy, examination, insolvency and administration, statutory management, equitable subordination principles or other similar provisions or principles existing under the laws of the relevant jurisdiction, including as a result of the application of laws in relation to the duties of directors to act in good faith and for proper purposes. In addition, other debts and liabilities of those Guarantors, such as certain employee entitlements or amounts owed to tax authorities, may rank ahead of claims under the Guarantees in the event of administration or insolvency or statutory management or similar proceedings. If one or more of the Guarantees are set aside or otherwise avoided, a claim by a Noteholder against the Guarantors giving those Guarantees could be lost or limited and it is possible that it will only have a claim against the Issuers and any remaining Guarantors.

Liquidity of the Notes

The Notes will be new securities for which there currently is no established trading market. Although application has been made for the Notes to be admitted to the official list of the London

Stock Exchange and Irish Stock Exchange, no assurance can be given that a liquid market will develop for the Notes, that Notes can be sold at a particular time or that the price received on the sale of Notes will be favourable. The Notes are subject to restrictions on transfer, which are described under the “Subscription and Sale” section of this Offering Circular. The liquidity of any market for the Notes will depend on a number of factors, including:

•	the number of holders of the Notes;

•	the Westfield Group’s operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market for the Notes; and

•	prevailing interest rates.

An active market for the Notes may not develop and, if it develops, it may not continue.

Structural subordination of claims of Noteholders to other creditors

WHL is a holding company and substantially all of its operations are carried on through its subsidiaries. Its principal source of income is, and its ability to meet its financial obligations is therefore dependent on the level of, dividends, loan repayments, distributions and other intercompany transfers of funds it receives from its subsidiaries. There is no contractual obligation for its subsidiaries to make regular dividend payments to it. In addition, the ability of the directors of a subsidiary of WHL to declare dividends or the amount of dividends they may pay will depend on that subsidiary’s operating results and will be subject to applicable laws and regulations. For example, under Australian law, dividends may only be made out of distributable profits and under New Zealand law, distributions may only be paid if the directors of the subsidiary are satisfied on reasonable grounds that the subsidiary will, immediately after the distribution, remain solvent. Claims of creditors of WHL’s subsidiaries have priority as to the assets of such subsidiaries to the claims of WHL. Consequently, the claims of the holders of Notes issued by the Issuers and guaranteed by WHL are structurally subordinated, in the event of the insolvency of WHL and its subsidiaries, to the claims of the creditors of subsidiaries of WHL (other than any of the Issuers and the Subsidiary Guarantors that are subsidiaries of WHL).

WML is the trustee and responsible entity of WT, and WAML is the trustee and responsible entity of WAT. All of the operations are conducted and assets are owned by each of the respective trusts and the subsidiaries of the respective trusts. WML and WAML, as Parent Guarantors, will only be able to satisfy the claims of its creditors, including claims of holders of the Notes issued by the Issuers and guaranteed by WML and WAML (as trustees and responsible entities of WT and WAT, respectively) under the Guarantees, out of the assets of the trusts, including any dividends, loan repayments, distributions or other intercompany transfers of funds that such trust receives from its subsidiaries. There is no contractual obligation for subsidiaries of WT or WAT to make regular dividend payments or distributions to the relevant responsible entity of WT or WAT. Claims of creditors of subsidiaries of the trusts have priority as to the assets of such subsidiaries to the claims of WML and WAML. Consequently, in the event of the insolvency of either WT or WAT, the claims of the holders of Notes issued by the Issuers and guaranteed by WML and WAML (as trustees and responsible entities of WT and WAT, respectively) will be structurally subordinated to the claims of the creditors of subsidiaries of WT and WAT (other than any of the Issuers and the Subsidiary Guarantors that are subsidiaries of those trusts).

Ability of Issuers to repay Notes

Each Issuer is a subsidiary of one of WHL, WT and WAT, and substantially all of their assets consist of loans to WHL, WT and WAT and their respective subsidiaries. Therefore, each of the Issuers is dependent on loan repayments or intercompany transfers of funds it receives from such entities.

Rights of creditors of Westfield Group subsidiaries not guaranteeing the Notes.

Not all of the current and future subsidiaries of WHL, WT or WAT will guarantee the Notes. In the event that any of these non-guaranteeing subsidiaries become insolvent, liquidate, reorganise, dissolve or otherwise wind up, the assets of those subsidiaries will be used first to satisfy the claims of their creditors. Consequently, claims of Noteholders will be structurally subordinated to all of the claims of the creditors of such non-guaranteeing subsidiaries.

Limited liability of the Responsible Entities

Each Responsible Entity guarantees the obligations of the Issuers under the Notes solely in its capacity as responsible entity and trustee of the relevant trust (namely WT and WAT). The liability of a Responsible Entity in relation to its guarantee of the Notes is limited to and can be enforced against it only to the extent to which such liability can be satisfied out of the assets of the relevant trust from which the Responsible Entity is actually indemnified for the liability.

None of the assets of a Responsible Entity (other than assets which are held by the Responsible Entity in its capacity as responsible entity and trustee of the relevant trust and out of which the Responsible Entity is actually indemnified for the liability and which are available to the Responsible Entity in accordance with the terms of the constitution of the relevant trust to meet its obligations in relation to its guarantee of Notes) are available to meet claims under the guarantee of the Notes given by that Responsible Entity.

In addition, a Responsible Entity is not entitled to indemnification out of the assets of the relevant trust (and therefore an investor’s ability to recover amounts owing under the guarantee of the Notes given by the Responsible Entity) if the Responsible Entity acts fraudulently, negligently or breaches its duty with respect to the relevant trust (whether or not such breach is in respect of the guarantee of the Notes given by the Responsible Entity). A Responsible Entity is not liable to satisfy any obligation or liability from its personal assets, except to the extent that the obligation or liability is not satisfied because there is a reduction in the extent of the Responsible Entity’s indemnification out of the assets of the relevant trust as a result of any fraud, negligence or breach of duty on the part of the Responsible Entity. See “Terms and Conditions of the Notes–Guarantees” on page 32 (€ Notes) and page 53 (£ Notes).

RECENT DEVELOPMENTS

The following information details recent material developments in the business of the Westfield Group (including the Issuers and the Guarantors) since 31 December 2004.

Australia. In February 2005, the Westfield Group entered into conditional agreements with GPT, an Australian listed property trust, for the acquisition of interests in three of GPT’s Australian shopping centres.

Completion of the transaction was conditional on approval by members of GPT. Approval was given at a meeting of members of GPT held on 2 June 2005.

The GPT transaction involves the acquisition of:

•	a 50% interest in Penrith Plaza, in Sydney, for A$425.4 million (after acquisition costs). This includes payment for development costs in connection with the centre’s current expansion.

•	a 50% interest in Woden Plaza, Canberra, for A$262.0 million (after acquisition costs); and

•	a 25% interest in Sunshine Plaza, Maroochydore, Queensland, for A$155.0 million (after acquisition costs). The acquisition of this interest is subject to pre-emptive rights in favour of Australia Prime Property Fund, the current joint owner of this property, giving a total acquisition cost of A$842.4 million.

Penrith Plaza and Woden Plaza are quality major regional shopping centre assets in established metropolitan markets in Sydney and Canberra. Sunshine Plaza is a quality major regional shopping centre on the rapidly growing Sunshine Coast, north of Brisbane. Following closing, the Westfield Group will manage the Penrith Plaza and Woden Plaza centres.

In June 2005, the Westfield Group announced that it had finalised a foreign currency hedging arrangement over approximately US$4.0 billion of its borrowings.

As noted at the time of the Stapling Transaction, the Westfield Group put in place cross currency swaps, the effect of which was to increase US Dollar debt and reduce Australian Dollar debt. As a result, the value of the Westfield Group’s US Dollar borrowings and cross currency swaps closely equated to the value of the Westfield Group’s US Dollar property assets and created a balance sheet hedge against movements in exchange rates.

Any movement in asset values as a result of exchange rate fluctuations remains unrealised unless assets are sold. However, cross currency swaps will impact upon the Westfield Group’s cashflow on rollover or maturity of the swap.

In order to manage the cashflow impact of maturing cross currency swaps, the Westfield Group entered into put and call options (“collar”) over US$4.0 billion of its borrowings. The “collar” matures in the six month period ending 31 December 2006 and has an average exchange rate upper limit of A$1.00 = US$0.7950 and an average exchange rate lower limit of A$1.00 = USD$0.7230.

This hedging arrangement was achieved at “zero cost” and is not expected to have any impact on the Westfield Group’s forecast distribution for the 12 months ending 31 December 2005.

United States. In January 2005, the Westfield Group acquired a 100% interest in Chicago Ridge, Illinois for A$138.7 million (US$108 million) which has expanded its Chicago cluster to seven regional centres. In February 2005, the Westfield Group acquired an additional interest in Valencia Town Centre in Santa Clarita, California for A$88.9 million (US$69.2 million) and assumed management, leasing and development responsibilities for this super regional centre. As a result of these acquisitions, the Westfield Group currently has interests in and manages 67 shopping centres in the United States.

In May 2005, the Westfield Group reached agreement to acquire a 100% interest in the Sunrise Mall in Massapequa, New York for A$183.6 million (US$143 million). The Westfield Group currently has six shopping centres in the New York/New Jersey/Connecticut tri-state market. Sunrise Mall will be branded Westfield Sunrise, and represents the seventh Westfield centre in the tri-state market. On completion of this transaction the Westfield Group will have interests in and manage 68 shopping centres in the United States.

The mall is a two-level, 115,000 square metre super regional shopping centre anchored by Sears, Macy’s, JCPenney and Wal-Mart, with 128 in-line specialty stores including The Limited, Victoria’s Secret, Pacific Sunwear, New York & Co., H&M and Gap, along with three freestanding outparcels.

United Kingdom. In March 2005, the Westfield Group, together with its joint venture partner, the BT Pension Scheme (Britel), a major United Kingdom pension fund managed by Hermes Property Asset Management, sold the Brunel Centre in Swindon for A$321.9 million (UK£130 million). Since 31 December 2004, the Westfield Group has also been focused on the integration of the recently acquired centres of Merry Hill, Birmingham and Sprucefield, Northern Ireland and the development sites at White City, London, Bradford, West Yorkshire near Leeds, Sprucefield, Northern Ireland and Stratford City, East London into the portfolio.

In March 2005, the Westfield Group also commenced its first development project in the United Kingdom with the commencement of construction at Derby.

In May 2005, the Westfield Group reached agreement with its co-owners (Multiplex Group and companies associated with the Reuben Brothers) of White City under which the Westfield Group will acquire an additional 25% interest in White City for A$161 million (UK£65 million). This will increase the Westfield Group’s ownership of White City to 50% on project completion.

In a separate transaction, the Westfield Group has been appointed development manager and leasing agent for the White City project and on completion, shopping centre and asset manager. This appointment was agreed with Commerz Grunbestiz Investment GmbH (“CGI”) (on behalf of Hauinvest Europa, Germany’s largest open end property fund), the owner of the remaining 50% interest in the project.

The White City project is a super regional shopping centre development. Upon completion in the first half of 2008, the centre will have approximately 150,000 square metres of retail and leisure space, making it the largest shopping centre in greater London. The Multiplex Group is the builder for the White City project.

TAXATION

Certain United States Federal Income Tax Consequences

PROSPECTIVE INVESTORS IN THE NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THE OFFERING CIRCULAR IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY NOTEHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON NOTEHOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSIONS ARE WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE NOTES; AND (C) NOTEHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR, INCLUDING WITH RESPECT TO THE EFFECTS OF STATE LOCAL AND NON-UNITED STATES TAX LAWS.

The following is a general discussion of certain anticipated United States federal income tax consequences of the acquisition, ownership and disposition of Notes to a non-United States holder as defined below that acquires the Notes for cash at their original issue price pursuant to this offer. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under United States federal income tax laws (such as financial institutions, broker dealers, insurance companies, expatriates, tax-exempt organisations, or persons that are, or hold their Notes through, partnerships or other pass-through entities) or to persons that hold Notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ from those summarised below. Moreover, the discussion does not address any tax consequences other than United States federal income tax consequences. This summary deals only with persons who hold the Notes as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). No opinion of counsel or IRS ruling has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

For purposes of this discussion, a “United States Holder” means a beneficial owner of a Note (as determined for United States federal income tax purposes) other than a partnership that is, or is treated as, a citizen or individual resident of the United States, a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organised in or under the laws of the United States or any political subdivision thereof or therein, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A “non-United States Holder” means any beneficial owner of a Note other than a partnership that is not a “United States Holder.” If a partnership (including any entity treated as a partnership or other pass through entity for United States federal income tax purposes) is a holder of a Note, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of such partnership. Partners and partnerships should consult their tax advisors as to the particular federal income tax consequences applicable to them.

Payments of Interest. A non-United States Holder will generally not be subject to United States federal income or withholding tax on interest paid on the Notes, if the interest is not effectively connected with a United States trade or business, provided that the non-United States Holder:

(1)	does not actually or constructively, directly or indirectly, own 10% or more of WEA Finance LLC’s capital or profits; and

(2)	is not a controlled foreign corporation that is related to the Westfield Group (directly or indirectly) through stock ownership; and

(3)	is not a bank that acquired a Note in connection with an extension of credit made pursuant to a loan entered into in the ordinary course of business.

However, to the extent that such interest is effectively connected with the non-United States Holders’ conduct of a trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-United States Holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a United States branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the Unites States.

Disposition of Notes. A non-United States Holder will generally not be subject to United States federal income taxation with respect to gain realised on the sale, exchange or other disposition of a Note, unless

(1)	the non-United States Holder holds the Note in connection with the conduct of a United States trade or business; or

(2)	in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realised and certain other conditions are met.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally not apply to payments of principal and interest made outside the United States by the Issuer or any of its paying agents to a non-U.S. Holder. For these purposes, payment made to an address in the United States or by transfer to an account maintained by the holder in the United States will not be considered made outside the United States. However, if interest or principal payments are collected by a broker, custodian, nominee or other agent acting on behalf of a beneficial owner of a Note or if proceeds of the sale of a Note are paid to or through a non-United States office of a broker and such custodian, nominee, other agent or broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 per cent or more of whose gross income from all sources for the three-year period ending with the close of the taxable year preceding the year of business within the United States, information reporting would be required with respect to payments made to the non-U.S. Holder unless such non-U.S. Holder complies with the identification procedures in IRS Form W-8. Proceeds from a sale of a Note would generally not be subject to backup withholding unless the sale is effected through the United States office of a broker or a non-United States office of a broker described above.

Certain Australian Income Tax Consequences

General

The following is a general summary of the material Australian income tax consequences arising under the Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997 (the “Tax Act”), and any relevant regulations, rulings or judicial or administrative interpretations as of the date of this Offering Circular in relation to an investment in the Notes by a holder of the Notes who:

•	is not a resident of Australia for tax purposes (a “Non-Resident Investor”);

•	does not carry on business in Australia or have a permanent establishment or fixed base in Australia;

•	is not an associate of the Issuers within the meaning of Section 128F of the Tax Act; and

•	purchased the Notes for cash at the original issue price pursuant to this offer.

This general summary is not intended to be nor should it be construed to be legal or tax advice to any particular investor. Prospective purchasers are urged to contact their tax advisors for specific advice relating to their particular circumstances.

Payments of Interest under the Notes by Australian Issuer

Australian Interest Withholding Tax. Payments of interest or amounts in the nature of interest on the Notes by an Australian incorporated Issuer (an “Australian Issuer”) to a Non-Resident Investor will be subject to a 10% interest withholding tax unless either the exemption provided by Section 128F of the Tax Act or a tax treaty applies. If Section 128F of the Tax Act does apply, there will be no Australian interest withholding tax on payments of interest or amounts in the nature of interest.

The Australian Issuer intends to issue the Notes in a manner which will satisfy the public offer test and which otherwise will meet the requirement of Section 128F of the Tax Act. If that is done, then based on the current legislation and administration policy of the Australian Taxation Office, the exemption will be available.

If it is ultimately determined that a Non-Resident Investor is subject to interest withholding tax or deduction on any payment to be made by the Australian Issuer, the Non-Resident Investor may be entitled to additional amounts in certain circumstances.

Double Tax Treaty. Even if exemption from the 10% Australian interest withholding tax provided by Section 128F of the Tax Act does not apply, a Non-Resident Investor may be eligible for relief from such tax under a tax treaty between Australia and the Non-Resident Investor’s country of residence. For example, if a Non-Resident Investor, that is unrelated to the Australian Issuer, is a U.K. resident financial institution (as defined for treaty purposes), the interest received by it on the Notes may be exempt from Australian interest withholding tax under the terms of the treaty between Australia and the United Kingdom.

Payments of Interest under the Notes by United States and Irish Issuers

Australian Interest Withholding Tax. Payments of interest or amounts in the nature of interest on the Notes by a United States or Irish incorporated Issuer to a Non-Resident Investor will not be subject to Australian interest withholding tax.

Profits or Gains on Disposal of the Notes

Any profit or gain made on disposal of the Notes will not be subject to Australian tax provided that such profit or gain does not have an Australian source (as described under “—Australian Source” below).

To the extent that the amounts received on disposal of the Notes include amounts of interest or in the nature of interest, Australian interest withholding tax may apply in certain circumstances. However, Section 128F may apply to exempt such amounts from Australian interest withholding tax (see “—Australian Interest Withholding Tax” above).

Australian Source. Whether a profit or gain on disposal of the Notes has an Australian source is a question of fact that will be determined on the basis of the circumstances existing at the time of the disposal. In general, the profit or gain should not have an Australian source provided that the Notes are:

•	acquired and held outside Australia;

•	held in connection with a business conducted exclusively outside Australia; and

•	are disposed of to a non-resident directly or to a non-resident through a non-resident agent.

However, this is not an exhaustive list of the factors that can determine source, nor would the absence of one of these elements, of itself, mean that there is an Australian source, as it will depend on all the relevant circumstances.

Double Tax Treaty. If the profit or gain on disposal of a Note is deemed to have an Australian source, a Non-Resident Investor may be eligible for relief from Australian tax on such profit or gain, under a double tax treaty between Australia and the Non-Resident Investor’s country of residence. For example, under the double tax treaty between Australia and the United Kingdom, a Non-Resident Investor that qualifies for the benefits available under the treaty to a United Kingdom resident (as defined in that treaty) may be eligible for relief from Australian tax on its profit or gain on the disposal of a Note. Prospective purchasers should consult their tax advisors regarding their entitlement to benefits under a tax treaty.

Payments under Guarantees

Australian Guarantors. The Guarantors may be required to make payments under the Guarantees in the event of default by the Issuers. Such payments by Guarantors incorporated in Australia may be subject to Australian interest withholding tax depending on whether or not the amounts are characterised as interest or in the nature of interest. If an amount is not characterised as interest, the Australian incorporated Guarantors would not have an obligation to deduct interest withholding tax.

While it is not finally resolved under Australian law whether a payment made under a guarantee falls under this definition of interest, the Australian Taxation Office has issued a taxation determination that states that it will regard a payment made by a guarantor as being in the nature of interest and that the exemption in Section 128F of the Tax Act (discussed under —“Australian Interest Withholding Tax” above) could apply to such a payment. This ruling is binding on the Australian Taxation Office unless and until it is withdrawn.

If it is ultimately determined that Australian interest withholding tax or deduction applies on any payment to be made by an Australian incorporated Guarantor, a Non-Resident Investor may be entitled under the Trust Deeds to additional amounts in certain circumstances.

Certain Irish Tax Consequences

The following is a summary based on the laws and practices currently in force in Ireland regarding the tax position of investors beneficially owning their Notes and should be treated with appropriate caution. Particular rules may apply to certain classes of taxpayers holding Notes. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Prospective investors in the Notes should consult their professional advisers on the tax implications of the purchase, holding, redemption or sale of the Notes and the receipt of interest thereon under the laws of their country of residence, citizenship or domicile.

Withholding Tax

In general, tax at the standard rate of income tax (currently 20 per cent), is required to be withheld from payments of Irish source interest. However, an exemption from withholding on interest payments exists under Section 64 of the Taxes Consolidation Act, 1997 (the “1997 Act”) for certain securities (quoted Eurobonds) issued by a body corporate (such as the Issuer) which are in bearer form, interest bearing and quoted on a recognised stock exchange (which would include the Irish Stock Exchange).

Any interest paid on such quoted Eurobonds can be paid free of withholding tax provided:

1.	the person by or through whom the payment is made is not in Ireland; or

2.	the payment is made by or through a person in Ireland, and either:

2.1.	the quoted Eurobond is held in a clearing system recognised by the Irish Revenue Commissioners (Euroclear and Clearstream, Luxembourg are so recognised), or

2.2.	the person who is the beneficial owner of the quoted Eurobond and who is beneficially entitled to the interest is not resident in Ireland and has made a declaration to a relevant person (such as an Irish paying agent) in the prescribed form.

So long as the Notes are in bearer form (whether as Global Notes or as Notes in definitive form), are quoted on a recognised stock exchange and are held in Euroclear and/or Clearstream, Luxembourg, interest on the Notes can be paid by the Issuer and any paying agent acting on behalf of the Issuer without any withholding or deduction for or on account of Irish income tax.

If, for any reason, the quoted Eurobond exemption referred to above does not or ceases to apply, the Issuer can still pay interest on the Notes free of withholding tax provided it is a “qualifying company” (within the meaning of Section 110 of the 1997 Act) and provided the interest is paid to a person resident in a “relevant territory” (i.e. a member state of the European Union (other than Ireland) or in a country with which Ireland has a double taxation agreement). For this purpose, residence is determined by reference to the law of the country in which the recipient claims to be resident. This exemption from withholding tax will not apply, however, if the interest is paid to a company in connection with a trade or business carried on by it through a branch or agency located in Ireland.

In certain circumstances, Irish tax will be required to be withheld at the standard rate from interest on any quoted Eurobond, where such interest is collected by a bank in Ireland on behalf of any Noteholder who is Irish resident.

Taxation of Noteholders

Notwithstanding that a Noteholder may receive interest on the Notes free of withholding tax, the Noteholder may still be liable to pay Irish income tax. Interest paid on the Notes may have an Irish source and therefore be within the charge to Irish income tax and levies. Ireland operates a self assessment system in respect of income tax and any person, including a person who is neither resident nor ordinarily resident in Ireland, with Irish source income comes within its scope.

However, interest on the Notes will be exempt from Irish income tax if the recipient of the interest is resident in a relevant territory provided either (i) the Notes are quoted Eurobonds and are exempt from withholding tax as set out above (ii) in the event of the Notes not being or ceasing to be quoted Eurobonds exempt from withholding tax, if the Issuer is a qualifying company within the meaning of Section 110 of the 1997 Act, or (iii) if the Issuer has ceased to be a qualifying company, the recipient of the interest is a company.

Notwithstanding these exemptions from income tax, a corporate recipient that carries on a trade in Ireland through a branch or agency in respect of which the Notes are held or attributed, may have a liability to Irish corporation tax on the interest.

Interest on the Notes which does not fall within the above exemptions may be within the charge to Irish income tax.

Capital Gains Tax

A holder of Notes will be subject to Irish tax on capital gains on a disposal of Notes unless such holder is neither resident nor ordinarily resident in Ireland and does not carry on a trade in Ireland through a branch or agency in respect of which the Notes are used or held.

Capital Acquisitions Tax

A gift or inheritance comprising of Notes will be within the charge to capital acquisitions tax if either (i) the disponer or the donee/successor in relation to the gift or inheritance is resident or ordinarily resident in Ireland (or, in certain circumstances, if the disponer is domiciled in Ireland irrespective of his residence or that of the donee/successor) or (ii) if the Notes are regarded as property situate in Ireland. Bearer notes are generally regarded as situated where they are physically located at any particular time, but the Notes may be regarded as situated in Ireland regardless of their physical location as they secure a debt due by an Irish resident debtor and they may be secured over Irish property. Accordingly, if such Notes are comprised in a gift or inheritance, the gift or inheritance may be within the charge to tax regardless of the residence status of the disponer or the donee/successor.

Stamp Duty

No stamp duty or similar tax is payable on the issue, transfer or redemption of the Notes whether they are represented by Global Notes or Definitive Notes.

EU Savings Directive

On 3 June, 2003 the Council of the European Union (ECOFIN) adopted a directive regarding the taxation of interest income. Each EU Member State must implement the directive by enacting legislation that requires paying agents (within the meaning of the directive) established within its territory to provide to the relevant competent authority details of interest payments made to any individual and certain intermediate entities resident in another EU Member State. The competent authority of the EU Member State of the paying agent (within the meaning of the directive) is then required to communicate this information to the competent authority of the EU Member State of which the beneficial owner of the interest is a resident.

Austria, Belgium and Luxembourg may opt instead to withhold tax from interest payments within the meaning of the directive.

Member States must apply the respective provisions with effect from 1 July, 2005. Ireland has implemented the directive into national law. Any Irish paying agent making an interest payment on behalf of the Issuer after 1 July 2005 to an individual, and certain residual entities defined in the 1997 Act, resident in another EU Member State will have to provide details of the payment to the Irish Revenue Commissioners who in turn will provide such information to the competent authorities of the member state of residence of the individual or residual entity concerned.

SUBSCRIPTION AND SALE

ABN AMRO Bank N.V., Barclays Bank PLC, BNP Paribas, Deutsche Bank AG, London Branch, Credit Suisse First Boston (Europe) Limited, HSBC Bank plc, Morgan Stanley & Co. International Limited and The Royal Bank of Scotland plc (the “Managers”) have, pursuant to a Subscription Agreement dated 21 June 2005, jointly and severally agreed with the Issuers, subject to the satisfaction of certain conditions, to subscribe for the principal amount of the Notes set forth opposite its name below, at 99.496 per cent. of their principal amount plus accrued interest, if any, in respect of the € Notes and 99.149 per cent. of their principal amount plus accrued interest, if any, in respect of the £ Notes.

Managers	Principal Amount of 2012 € Notes	Principal Amount of 2017 £ Notes
ABN AMRO Bank N.V.	135,000,000	135,000,000
Barclays Bank PLC	135,000,000	135,000,000
BNP Paribas	135,000,000	135,000,000
Deutsche Bank AG, London Branch	135,000,000	135,000,000
Credit Suisse First Boston (Europe) Limited	15,000,000	15,000,000
HSBC Bank plc	15,000,000	15,000,000
Morgan Stanley & Co. International Limited	15,000,000	15,000,000
The Royal Bank of Scotland plc	15,000,000	15,000,000

	€600,000,000	£600,000,000

The Issuers have agreed to pay to the Managers a combined management and underwriting commission and selling concession of 0.275 per cent. of such principal amount in respect of the € Notes and 0.35 per cent. of such principal amount in respect of the £ Notes. In addition, the Issuers have agreed to reimburse the Managers for certain of their expenses in connection with the issue of the Notes. The Subscription Agreement entitles the Managers to terminate it in certain circumstances prior to payment being made to the Issuers. The Issuers and the Guarantors have in the Subscription Agreement agreed to indemnify the Managers against certain liabilities.

None of the Issuers, nor any of their affiliates over which they exercise management or voting control, nor any person acting on their behalf will, for a period of 30 days after the date of this Offering Circular, without the prior written consent of the Managers, distribute or issue, or authorise the distribution or issue of, any unsecured public debt securities (other than short-term commercial paper (whether by roll over or otherwise), bills of exchange, notes issued in support of syndicated or other bank debt and similar instruments) in the European Capital Markets.

General

No action has been or will be taken in any jurisdiction by the Managers or the Issuers or the Guarantors that would or is intended to, permit a public offering of the Notes, or possession or distribution of the Offering Circular (in preliminary, proof or final form) or any other offering or publicity material relating to the Notes, in any country or jurisdiction where action for that purpose is required.

United States

The Notes have not been and will not be registered under the U.S. Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act. Terms used in this paragraph have the respective meanings given to them by Regulation S.

Each Manager has agreed that, except as permitted by the Subscription Agreement, it will not offer, sell or deliver the Notes (a) as part of their distribution at any time or (b) otherwise until 40 days after the later of the commencement of the offering and the Closing Date within the United States or to, or for the account or benefit of, U.S. persons, and that it will have sent to each dealer to which it sells any Notes during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Notes within the United States or to, or for the account or benefit of U.S. persons. Terms used in this paragraph have the respective meanings given to them by Regulation S.

In addition, until 40 days after the commencement of the offering, an offer or sale of Notes within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the U.S. Securities Act.

The Notes are subject to United States tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a United States person, except in certain transactions permitted by the United States tax regulations. Terms used in this paragraph have the respective meanings given to them by the United States Internal Revenue Code and the regulations thereunder. Payments with respect to the Notes or the Coupons may not be made to an address or a bank account maintained within the United States or any of its possessions. Neither the Notes nor the Coupons may be presented for payment within the United States or any of its possessions and demand for payment under the Notes or the Coupons may not be made within the United States or any of its possessions.

United Kingdom

Each Manager has represented, warranted and agreed that:

(i)	it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to admission of the Notes to listing in accordance with Part VI of the Financial Services and Markets Act 2000 (the “FSMA”) except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the FSMA;

(ii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom;

(iii)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuers or the Parent Guarantors.

Netherlands

The Notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution, or at any time thereafter, directly or indirectly, other than to individuals or legal entities who or which trade or invest in securities in the conduct of a profession or trade within the meaning of section 2 of the exemption regulation to the Netherlands Securities Market Supervision Act 1995, as amended from time to time, (“Vrijstellingsregeling Wet toezicht effectenverkeer 1995”), which includes banks, securities firms, insurance companies, pension funds, investment institutions, central governments, large international and supranational organisations, other institutional investors and other parties, including treasury departments of commercial enterprises, which are regularly active in the financial markets in a professional manner.

This Offering Circular may not be distributed in The Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of a profession or trade within the meaning of section 2 of the exemption regulation to the Netherlands Securities Market Supervision Act 1995, as amended from time to time, (“Vrijstellingsregeling Wet toezicht effectenverkeer 1995”), which includes banks, securities firms, insurance companies, pension funds, investment institutions, central governments, large international and supranational organisations, other institutional investors and other parties, including treasury departments of commercial enterprises, which are regularly active in the financial markets in a professional manner.

Republic of Italy

The offering of the Notes has not been cleared by CONSOB (the Italian Securities Exchange Commission) pursuant to Italian securities legislation and, accordingly, no Notes may be offered, sold or delivered nor may copies of this Offering Circular or of any other document relating to the Notes be distributed in the Republic of Italy, except:

(i)	to professional investors (“operatori qualificati”), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1st July 1998, as amended; or

(ii)	in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of 24th February, 1998 (the “Financial Services Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of 14th May 1999, as amended.

Any offer, sale or delivery of the Notes or distribution of copies of the Offering Circular or any other document relating to the Notes in the Republic of Italy under (i) or (ii) above must be:

(a)	made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act and Legislative Decree No. 385 of 1st September 1993 (the “Banking Act”), as amended; and

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy pursuant to which the issue or the offer of securities in the Republic of Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in the Republic of Italy and their characteristics; and

(c)	in accordance with any other applicable laws and regulations.

Germany

The Notes have not been and will not be publicly offered in the Federal Republic of Germany and, accordingly, no securities sales prospectus (Verkaufsprospekt) for a public offering of the Notes in the Federal Republic of Germany in accordance with the Securities Sales Prospectus Act of 9 September 1998, as amended (Wertpapier-Verkaufsprospektgesetz, the “Prospectus Act”), has been or will be published or circulated in the Federal Republic of Germany. Each Manager has represented and agreed that it has only offered and sold and will only offer and sell the Notes in the Federal Republic of Germany in accordance with the provisions of the Prospectus Act and any other laws applicable in the Federal Republic of Germany governing the issue, sale and offering of securities. Any resale of the Notes in the Federal Republic of Germany may only be made in accordance with the provisions of the Prospectus Act and any other laws applicable in the Federal Republic of Germany governing the sale and offering of securities.

France

Each of the Managers has represented, warranted and agreed that (i) it has not offered or sold and will not offer or sell, directly or indirectly, any Notes to the public in the Republic of France and (ii)

offers and sales of Notes will be made in the Republic of France only to qualified investors (investisseurs qualifiés), all as defined in, and in accordance with, Articles L.411-1 and L.411-2 of the French Code monétaire et financier and Décret No. 98-880 dated 1 October 1998.

In addition each of the Managers, Issuers and the Parent Guarantors has represented, warranted and agreed that it has not distributed or caused to be distributed and will not distribute or cause to be distributed in the Republic of France, this Offering Circular or any other offering material relating to the Notes other than to investors to whom offers and sales of Notes in the Republic of France may be made as described above.

Ireland

Each of the Managers has represented and agreed that:

(a)	otherwise or elsewhere than in circumstances which do not constitute an offer to the public in Ireland or elsewhere within the meaning of the Irish Companies Acts 1963 to 2003, (i) prior to application for listing of the Notes being made and the Irish Stock Exchange having approved this Offering Circular in accordance with the Regulations, it has not offered and will not offer or sell any Notes in Ireland or elsewhere by means of any document or other means of visual reproduction of any of the Notes; (ii) subsequent to application for listing of the Notes having been made and the Irish Stock Exchange approving this Offering Circular in accordance with the Regulations, it has not offered or sold and will not offer or sell, in Ireland or elsewhere, any Notes by means of any document except where the offer or sale is effected by means of the Offering Circular or any other document comprising listing particulars relating to the Notes, prepared in accordance with the Regulations and approved by the Irish Stock Exchange and in each case accompanied by an application form for the Notes or by means of a document, accompanied by such an application form, in each case where such application form indicates where the Offering Circular (or such other document as aforesaid) may be obtained or inspected;

(b)	it will not make in Ireland an offer of Notes to which the European Communities (Transferable Securities and Stock Exchange) Regulations, 1992 of Ireland would apply, except in accordance with the provisions of those regulations;

(c)	it has only issued or passed on, and will only issue or pass on, in Ireland or elsewhere, any document received by it in connection with the issue of Notes to person who are persons to whom the document may otherwise lawfully be issued or passed on;

(d)	it has complied and will comply with all applicable provisions of the Investment Intermediaries Act, 1995 of Ireland (as amended) with respect to anything done by it in relation to the Notes or operating in, or otherwise involving, Ireland and, in the case of a Manager acting under and within the terms of an authorisation to do so for the purposes of EU Council Directive 93/22/EC of 10 May 1993 (as amended or extended), it has complied with any codes of conduct made under the Investment Intermediaries Act, 1995 of Ireland (as amended) and, in the case of a Manager acting within the terms of an authorisation granted to it for the purposes of EU Council Directive 2000/12/EC of 20 March 2000 (as amended or extended), it has complied with any codes of conduct or practice made under section 117(1) of the Central Bank Act, 1989 of Ireland (as amended); and

(e)	in respect of an offer of the Notes to the public in Ireland or elsewhere within the meaning of the Irish Companies Acts 1963 to 2003, it will comply with the requirements of the Sections 56 and 57 of the Irish Companies Act, 1963.

Australia

Each Manager has acknowledged that no prospectus or other disclosure document in relation to the Notes has been lodged with, or registered by, the Australian Securities and Investments Commission (“ASIC”) or the Australian Stock Exchange Limited, and has also agreed that:

•	it has not directly or indirectly made or invited, and will not make or invite, an offer for the issue, sale or purchase of the Notes in Australia (including an offer or invitation which is received by a person in Australia); and

•	it has not distributed or published, and will not distribute or publish this Offering Circular or any other offering material or advertisement relating to the Notes in Australia.

In addition, each Manager has agreed that it will not (directly or indirectly) sell any of the Notes (or any interest in any of the Notes) to any person known or reasonably suspected by such Manager to be an associate of any of the Issuers within the meaning of section 128F(9) of the Australian Income Tax Assessment Act 1936 (Cth).

New Zealand

Each of the Managers has severally represented and agreed that it has not and will not offer, sell or deliver the Notes, and it has not distributed and will not distribute any offering circular or advertisement in relation to the Notes, in each case in New Zealand other than to persons whose principal business is the investment of money or who, during the course of and for the purpose of their business, habitually invest money as referred to in Section 3(2)(a)(ii) of the New Zealand Securities Act 1978; to persons who in all circumstances can be properly regarded as having been selected otherwise than as a member of the public; to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the Notes before the allotment of those Notes (disregarding any amounts payable, or paid, out of money lent by the Issuers or any associated person of the Issuers); or in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or re-enactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

GENERAL INFORMATION

Listing

The admission of the Notes to the Official List, subject to the issue of the Notes, will be expressed as a percentage of their principal amount (excluding accrued interest). It is expected that admission to the Official List and to trading on the London Stock Exchange’s market for listed securities will be granted for the Notes on or about 27 June 2005. It is also expected that admission to the Official List of the Irish Stock Exchange will be granted for the Notes on or about 21 June 2005. Prior to official listing and admission to trading, dealings in the Notes will be permitted by the London Stock Exchange and the Irish Stock Exchange in accordance with their respective rules.

Clearing

The Notes have been accepted for clearance through the facilities of Euroclear and Clearstream, Luxembourg (the “Clearing Systems”). The International Security Identification Number (ISIN) is XS0222105727, in the case of the € Notes, and XS0222107186, in the case of the £ Notes. The Common Code is 022210572, in the case of the € Notes, and 022210718 in the case of the £ Notes. The reference name in the Clearing Systems for all three Issuers is “Westfield Finance” and the domicile of the Notes solely for the purposes of the Clearing Systems is presently Australia.

Corporate Information

The registered office of each of the Parent Guarantors is located at Level 24, Westfield Towers, 100 William Street, Sydney, New South Wales 2011, Australia. The Westfield Group’s telephone number is +61-2-9358-7000 and its facsimile number is +61-2-9358-7077. Its web site is located at www.westfield.com. The information on the Westfield Group’s web site is not part of this Offering Circular.

Incorporation

Issuers

WT Finance (Aust) Pty Limited ABN 16 108 806 711 was incorporated and registered in Australia as a proprietary company limited by shares on 22 April 2004. The principal legislation under which WT Finance (Aust) Pty Limited operates is the Corporations Act. Its registered office is Level 24 Westfield Towers, 100 William Street, Sydney, NSW 2011, Australia. It was previously named A.C.N 108 806 711 Pty Limited and changed its name to WT Finance (Aust) Pty Limited on 16 July 2004.

Westfield Europe Finance plc was incorporated and registered in Ireland as a public company limited by shares on 11 May 2005 and with registered number 401989. The principal legislation under which Westfield Europe Finance plc operates is the Irish Companies Act 1963-2003. Its registered office is 5 Harbourmaster Place, International Financial Services Centre, Dublin 1, Ireland.

WEA Finance LLC was formed in the State of Delaware, United States of America, as a limited liability company on 30 April 2004. Its registered office in the State of Delaware is Trust Corporation Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, United States.

Parent Guarantors

Westfield Holdings Limited ABN 66 001 671 496 was incorporated in Australia as a public company limited by shares on 11 January 1979 as part of a corporate reorganisation of Westfield Limited (formerly Westfield Development Corporation Limited) which had been listed on the ASX since 1960. The principal legislation under which WHL operates is the Corporations Act. Its registered office is Level 24 Westfield Towers, 100 William Street, Sydney, NSW 2011, Australia.

Westfield Management Limited ABN 41 001 670 579 was incorporated in Australia as a public company limited by shares on 11 January 1979. It is the responsible entity of Westfield Trust ARSN 090 849 746 which was established in Australia as a unit trust on 1 April 1982. Westfield Trust was listed on the ASX in 1982. Westfield Trust is the successor to Westfield Property Trust which was established in 1979 and listed on the ASX in that year. The principal legislation under which Westfield Management Limited operates is the Corporations Act. Its registered office is Level 24 Westfield Towers, 100 William Street, Sydney, NSW 2011, Australia.

Westfield America Management Limited ABN 66 072 780 619 was incorporated in Australia as a public company limited by shares on 12 February 1996. It is the responsible entity of Westfield America Trust ARSN 092 058 449 which was established in Australia as a unit trust on 28 March 1996. Westfield America Trust was listed on the ASX in 1996. The principal legislation under which Westfield America Management Limited operates is the Corporations Act. Its registered office is Level 24 Westfield Towers, 100 William Street, Sydney, NSW 2011, Australia.

Authorisation

Each of the Issuers and Guarantors has obtained all necessary consents, approvals and authorisations in its jurisdiction of incorporation or establishment in connection with the issue and performance of the Notes. The issue of the Notes was authorised by resolution of each board of directors or duly constituted committee of the board of WT Finance (Aust) Pty Limited and Westfield Europe Finance plc passed on or about 9 June 2005 and the board of directors of the parent of WEA Finance LLC passed on 2 June 2005. The giving of the guarantees in respect of the Notes was authorised by a resolution of the board of directors of each of the Guarantors on or about 9 June 2005 (and, in the case of WCI Finance LLC, by a resolution of the board of directors of the parent of WCI Finance LLC on 2 June 2005).

Material contracts

The following contracts directly concerning the issue of the Notes have been entered into by a member of the Westfield Group immediately preceding the publication of this Offering Circular or will, shortly after the date of this Offering Circular, be entered into by a member of the Westfield Group and are, or may be, material:

(a)	the Trust Deeds expected to be dated 27 June 2005 between the Issuers, the Guarantors and Deutsche Trustee Company Limited as Trustee, inter alia, constituting the Notes and appointing the Trustee to act in that capacity and under which such commission in respect of the services of the Trustee as shall be agreed between the Issuers and the Trustee are to be paid;

(b)	the Paying Agency Agreement expected to be dated 27 June 2005 between the Issuers, the Guarantors, the Trustee and Deutsche Bank AG, London Branch and others setting out, inter alia, the terms of appointment and duties of Deutsche Bank AG, London Branch, in its capacity as Principal Paying Agent and under which such commissions in respect of the services of the agents as shall be agreed between them and the Issuers are to be paid; and

(c)	the Subscription Agreement dated 21 June 2005, the principal terms of which are summarised in “Subscription and Sale”.

Litigation

No member of the Westfield Group (including, for the avoidance of doubt, each Issuer and each Guarantor) is or has been involved in nor, so far as the Westfield Group is aware, has pending or threatened by or against it, any legal or arbitration proceedings which may have, or have had during the 12 months preceding the date of this Offering Circular, a significant effect on the Westfield Group’s financial position.

Each of WHL, WT and WAT is involved in litigation and administrative proceedings arising in the ordinary course of its business. None of WHL, WML or WAML believe that such matters, if determined against any of them, would have a material adverse effect on its business, financial position or results of operations.

General

Save as disclosed in this Offering Circular, there has been no significant change in the financial or trading position of the Issuers, the Guarantors or of the Westfield Group since 31 December 2004, and no material adverse change in the financial position or prospects of the Issuers, the Guarantors or of the Westfield Group since 31 December 2004.

The statutory accounts for the financial years ended 30 June 2003 and 2004, for WHL, 31 December 2003 and 2004 for each of WT and WAT and for the shortened financial year 1 July 2004 to 31 December 2004 for the newly formed Westfield Group (comprising WHL and its controlled entities including WT and WAT and each of their controlled entities) and the audited accounts for the period from incorporation on 22 April 2004 to 31 December 2004 for WT Finance (Aust) Pty Limited were audited by Ernst & Young. The audit report in respect of each of those consolidated financial statements was unqualified.

Consents

Ernst & Young has given and has not withdrawn its written consent to the inclusion in this Offering Circular of its name, and references to it and the information produced by it in the form and context in which it appears and have authorised the contents of their reports for the purposes of Regulations 6(1)(e) of the Financial Services and Markets Act 2000 (Official Listing of Securities) Regulations 2001.

Documents available for inspection

Copies of the following documents may be inspected free of charge at the offices of Freshfields Bruckhaus Deringer, 65 Fleet Street, London EC4Y 1HS during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) for a period of 14 days from the publication of this Offering Circular:

(a)	the constituent documents of the Issuers and the Guarantors;

(b)	the statutory accounts for the financial years ended 30 June 2003 and 2004, for WHL, 31 December 2003 and 2004 for each of WT and WAT and for the shortened financial year 1 July 2004 to 31 December 2004 for the newly formed Westfield Group (comprising WHL and its controlled entities including WT and WAT and each of their controlled entities) and the audited accounts for the period from incorporation on 22 April 2004 to 31 December 2004 for WT Finance (Aust) Pty Limited;

(c)	this Offering Circular; and

(d)	the material contracts (subject to modification) referred to above.

Legend

Each Note will bear the following legend: “Any United States person who holds this Note or any Note covered hereby will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the United States Internal Revenue Code.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Westfield Group (comprising Westfield Holdings Limited and its controlled entities including Westfield Trust and Westfield America Trust)
Consolidated Financial Statements for the Shortened Financial Year Ended 31 December 2004	F-2

Westfield Holdings Limited
Consolidated Financial Statements for the Year Ended 30 June 2004 and 2003	F-75

Westfield Trust
Consolidated Financial Statements for the Year Ended 31 December 2004 and 2003	F-133

Westfield America Trust
Consolidated Financial Statements for the Year Ended 31 December 2004 and 2003	F-179

WT Finance (Aust) Pty Limited
Audited accounts for the period from incorporation 22 April 2004 to 31 December 2004	F-230

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Statement of Financial Performance

for the shortened financial year ended 31 December 2004(1)

		CONSOLIDATED		PARENT COMPANY
	Note	31 Dec 04(1) $ Million	30 Jun 04(1) $ Million	31 Dec 04(1) $ Million	30 Jun 04(1) $ Million

Revenue from ordinary activities

Shopping centre rental and other property income		1,517.2	62.0	0.0	0.1
Property development income		72.9	953.2	—	—
Property and funds management income		22.8	230.7	—	—
Interest income	40(h)(v)	7.5	4.4	—	—
Dividends/interest from subsidiaries		—	—	263.5	495.0

Total revenue from trading activities		1,620.4	1,250.3	263.5	495.1
Revenue from asset sales/termination of interest rate swaps	2	256.2	3.2	—	—

Total revenue from ordinary activities		1,876.6	1,253.5	263.5	495.1

Expenses from ordinary activities

Shopping centre and other property outgoings		(493.2)	(55.3)	0.0	(0.1)
Property development costs		(64.5)	(812.7)	—	—
Property and funds management costs		(9.6)	(151.1)	—	—
Corporate costs		(12.2)	(13.1)	(2.9)	(4.5)

Total expenses from trading activities		(579.5)	(1,032.2)	(2.9)	(4.6)
Merger and capital restructure charges	3	—	(519.7)	—	(433.4)
Costs of assets sold/transaction costs written off	2	(224.7)	(3.2)	—	—
Write back of previously written down subsidiaries		—	—	91.9	—

Total expenses from ordinary activities		(804.2)	(1,555.1)	89.0	(438.0)

Share of net profits of equity accounted entities before Merger charges		104.0	210.3	—	—
Share of Merger charges included in associates net profit		—	(5.1)	—	—

Share of net profits of equity accounted entities	26(b)	104.0	205.2	—	—
Borrowing costs	4	(262.2)	(17.1)	(5.6)	—

Profit/(loss) from ordinary activities before tax expense		914.2	(113.5)	346.9	57.1

Tax (expense)/benefit relating to ordinary activities	5	(44.8)	(82.9)	0.8	1.8

Profit/(loss) from ordinary activities after tax expense		869.4	(196.4)	347.7	58.9

Less: net profit attributable to outside equity interest	24	(36.5)	—	—	—

Net profit/(loss) from ordinary activities attributable to Members of the Westfield Group	21	832.9	(196.4)	347.7	58.9

Increase in asset revaluation reserve	20(a)	2,626.0	184.9	—	—
Net exchange difference on translation of the financial report of self sustaining foreign operations	20(b)	(98.0)	(4.2)	—	—

Total revenues, expenses and valuation adjustments attributable to members of the Westfield Group and recognised directly in equity		2,528.0	180.7	—	—

Total changes in equity other than those resulting from transactions with owners as owners attributable to members of the Westfield Group	22, 25	3,360.9	(15.7)	347.7	58.9

(1)	By an order dated 21 May 2004, made by the Australian Securities and Investments Commission (“ASIC”) pursuant to subsection 340(1) of the Corporations Act 2001 (“Corporations Act”), the shortened financial year ended 31 December 2004 is defined as the six month period 1 July 2004 to 31 December 2004. The comparative period ended 30 June 2004 is defined as the twelve month period 1 July 2003 to 30 June 2004.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Statement of Financial Performance continued

for the shortened financial year ended 31 December 2004

		CONSOLIDATED
	Note	31 Dec 04(1) Cents	30 Jun 04(1) Cents

Basic earnings per security

Profit from trading activities before tax expense		52.45	n/a
Less tax expense		(2.66)	n/a

Profit from trading activities after tax expense		49.79	n/a
Profit from asset sales/transaction costs written off		1.87	n/a
Outside equity interest		(2.17)	n/a

Basic earnings per security	6	49.49	n/a

Diluted earnings per security	6	49.01	n/a

Details of net profit, other equity adjustments and earnings per share attributable to Westfield Holdings Limited

(excludes amounts attributable to Westfield Trust and Westfield America Trust)

		CONSOLIDATED
	Note	31 Dec 04(1) $ Million	30 Jun 04(1) $ Million

Net profit from ordinary activities attributable to Members of the Westfield Group		832.9	(196.4)
Less net profit from ordinary activities attributable to Members of Westfield Trust and Westfield America Trust		(765.0)	—

Net profit from ordinary activities attributable to Members of Westfield Holdings Limited (“Parent Company”)		67.9	(196.4)

Increase in asset revaluation reserve		240.2	184.9
Net exchange difference on translation of the financial report of self sustaining foreign operations		(72.5)	(4.2)

Total revenues, expenses and valuation adjustments attributable to Members of the Parent Company and recognised directly in equity		167.7	180.7

Total changes in equity other than those resulting from transactions with owners as owners attributable to Members of the Parent Company		235.6	(15.7)

Basic earnings per share
Profit from trading activities before tax expense		6.05	24.51
Less tax expense		(1.68)	(4.94)

Profit from trading activities after tax expense		4.37	19.57
Net (loss)/profit from asset sales/transaction costs written off		(0.33)	—
Merger and other capital restructure charges		—	(31.27)

Basic earnings per share	6	4.04	(11.70)

Diluted earnings per share	6	3.99	(11.70)

(1)	By an order dated 21 May 2004, made by ASIC pursuant to subsection 340(1) of the Corporations Act the shortened financial year ended 31 December 2004 is defined as the six month period 1 July 2004 to 31 December 2004. The comparative period ended 30 June 2004 is defined as the twelve month period 1 July 2003 to 30 June 2004.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Statement of Proposed Dividend/Distribution

for the shortened financial year ended 31 December 2004(1)

		CONSOLIDATED
	Note	31 Dec 04(1) $ Million	30 Jun 04(1) $ Million

Net profit/(loss) from ordinary activities attributable to Members of the Westfield Group		832.9	(196.4)
Add:
Net profit from asset sales/transaction costs written off		(31.5)	—
Project profits eliminated in the Westfield Group		74.3	—
Merger and other capital restructure charges		—	524.8
Prior year 50% distribution policy		—	(164.2)

Dividend/distribution proposed	28	875.7	164.2

Dividend/distribution per security (cents)	28	52.03	28.92

(1)	By an order dated 21 May 2004, made by the ASIC pursuant to subsection 340(1) of the Corporations Act, the shortened financial year ended 31 December 2004 is defined as the six month period 1 July 2004 to 31 December 2004. The comparative period ended 30 June 2004 is defined as the twelve month period 1 July 2003 to 30 June 2004.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Statement of Financial Position

as at 31 December 2004

		CONSOLIDATED		PARENT COMPANY
	Note	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

Current assets

Cash assets	27(a)	236.2	71.7	0.1	1.0
Trade receivables	7	26.0	—	—	—
Receivables	8	158.8	167.4	1,496.8	679.0
Inventories	9	20.4	66.1	—	—
Tax receivable	5	32.5	12.0	—	—
Other assets	10	267.2	117.6	—	—

Total current assets		741.1	434.8	1,496.9	680.0

Non current assets

Property investments	11	27,706.8	30.3	0.3	0.3
Equity accounted investments	26(a)	3,789.6	2,083.4	—	—
Other investments	13	592.7	4.4	1,307.4	1,215.0
Fixed assets	14	147.9	150.2	—	—
Receivables	8	13.0	1.7	—	—
Deferred tax assets	5	11.2	17.9	11.6	21.2
Other assets	10	1,278.7	298.5	—	—

Total non current assets		33,539.9	2,586.4	1,319.3	1,236.5

Total assets		34,281.0	3,021.2	2,816.2	1,916.5

Current liabilities

Payables	15	797.6	220.3	552.2	897.1
Interest bearing liabilities	16	1,198.9	12.2	908.7	—
Non interest bearing liabilities		—	2.1	—	—
Tax payable	5	61.1	46.6	41.5	22.1
Dividend payable		—	77.4	—	77.4
Other liabilities	17	186.9	32.9	—	—

Total current liabilities		2,244.5	391.5	1,502.4	996.6

Non current liabilities

Payables	15	61.5	14.2	—	—
Interest bearing liabilities	16	12,859.6	1,063.6	—	—
Deferred tax liabilities	5	177.0	141.0	155.1	139.0
Other liabilities	17	435.6	63.2	—	—

Total non current liabilities		13,533.7	1,282.0	155.1	139.0

Total liabilities		15,778.2	1,673.5	1,657.5	1,135.6

Net assets		18,502.8	1,347.7	1,158.7	780.9

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Statement of Financial Position continued

as at 31 December 2004

		CONSOLIDATED		PARENT COMPANY
	Note	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

Equity attributable to Members of Westfield Holdings Limited

Contributed equity	18(b)	727.4	696.2	730.3	699.1
Reserves	20	436.5	268.9	40.1	40.1
Retained profits	21	449.4	382.6	388.3	41.7

Total Equity attributable to Members of Westfield Holdings Limited	22, 23	1,613.3	1,347.7	1,158.7	780.9

Equity attributable to Members of Westfield Trust and Westfield America Trust

Contributed equity	18(b)	10,682.7	—	—	—
Reserves	20	4,481.4	—	—	—
Retained profits	21	1,073.4	—	—	—

Total Equity attributable to Members of Westfield Trust and Westfield America Trust	22	16,237.5	—	—	—

Total Equity attributable to Members of the Westfield Group	22	17,850.8	1,347.7	1,158.7	780.9

Outside Equity Interests

Contributed equity	24	536.1	—	—	—
Reserves	24	115.9	—	—	—
Retained profits	24	—	—	—	—

Total Outside Equity Interests	24	652.0	—	—	—

Total Equity	25	18,502.8	1,347.7	1,158.7	780.9

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Statement of Cash Flows

for the shortened financial year ended 31 December 2004(1)

		CONSOLIDATED		PARENT COMPANY
	Note	31 Dec 04(1) $ Million	30 Jun 04(1) $ Million	31 Dec 04(1) $ Million	30 Jun 04(1) $ Million

Cash flows from operating activities

Receipts in the course of operations (including GST)		1,779.2	1,327.2	257.9	495.0
Payments in the course of operations (including GST)		(681.6)	(1,095.3)	(3.2)	(4.6)
Dividends/distributions received from equity accounted associates		84.5	201.7	—	—
Net income and withholding taxes paid		(29.1)	(70.4)	(31.4)	(12.1)
Goods and services taxes paid to suppliers for investing activities		(21.1)	—	—	—
Goods and services taxes paid to government bodies		(30.7)	(30.7)	—	—

Net cash flows from operating activities	27(b)	1,101.2	332.5	223.3	478.3

Cash flows from investing activities

Acquisition of property investments		(727.0)	—	—	—
Payments for capital expenditure of property investments		(603.0)	—	—	—
Acquisition of listed investments		(484.6)	—	—	—
Proceeds from the sale of property investments		191.5	—	—	—
Net payments for investments in equity accounted investments		(749.3)	(39.1)	—	—
Payment for the purchases of investments in subsidiaries		—	—	(0.5)	(341.0)
Payments for the purchases of property, plant and equipment		(70.9)	(59.6)	—	—
Proceeds from sale of property, plant and equipment		53.3	3.1	—	—
Loans repaid by/(advanced to) related entities		3.4	16.6	(1,095.8)	74.7

Net cash flows used in investing activities		(2,386.6)	(79.0)	(1,096.3)	(266.3)

Cash flows from financing activities

Proceeds from the issues of securities		26.8	3.3	26.8	3.3
Extinguishment of share option		(80.7)	(32.9)	(6.7)	(32.9)
Stapling dividend/distribution on implementation of the Merger		(1,125.1)	—	(1.1)	—
Securities issued on implementation of the Merger		1,125.1	—	11.1	—
Maturity/(purchase) of interest rate option		45.0	(40.9)	—	—
Net proceeds from interest bearing liabilities		2,304.4	78.0	—	—
Related parties net proceeds from interest bearing liabilities		—	—	958.4	—
Net proceeds from/(repayments of) non interest bearing deposits		43.8	(57.8)	(39.0)	—
Merger and capital restructure charges		(57.0)	(18.7)		(18.7)
Dividends/distributions paid		(638.7)	(163.3)	(77.4)	(163.3)
Dividends/distributions paid by controlled entities to outside equity interests		(41.4)	—	—	—
Interest received		9.7	4.4	—	—
Borrowing costs		(425.0)	(17.3)	—	—

Net cash flows from/(used in) financing activities		1,186.9	(245.2)	872.1	(211.6)

Net (decrease)/increase in cash held		(98.5)	8.3	(0.9)	0.4
Add opening cash brought forward		60.8	52.7	1.0	0.6
Initial cash contributed by WT and WAT to the Westfield Group pursuant to the Merger	27(e)	257.0	—	—	—
Effects of exchange rate changes on opening cash brought forward		0.8	(0.2)	—	—

Cash at the end of the year	27(a)	220.1	60.8	0.1	1.0

(1)	By an order dated 21 May 2004, made by ASIC pursuant to subsection 340(1) of the Corporations Act the shortened financial year ended 31 December 2004 is defined as the six month period 1 July 2004 to 31 December 2004. The comparative period ended 30 June 2004 is defined as the twelve month period 1 July 2003 to 30 June 2004.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES

(a)	Basis of preparation

This General Purpose Financial Report has been prepared on the basis of historical cost accounting and does not purport to disclose current values except where indicated in respect of the revaluation of non current assets, which are carried at fair value. The Financial Report has been drawn up in accordance with the Corporations Act 2001 (“the Act”), applicable Accounting Standards and other mandatory professional reporting requirements, including Urgent Issues Group Consensus Views.

The accounting policies adopted are consistent with those applied in the previous financial year except as otherwise stated.

(b)	Accounting for the Westfield Group

The Westfield Group was established in July 2004 by the stapling of securities of each of Westfield Holdings Limited (“Parent Company”), Westfield Trust (“WT”) and Westfield America Trust (“WAT”). The securities trade as one security on the Australian Stock Exchange under the code WDC. The stapling transaction is referred to as the “Merger”.

As a result of the Merger the Parent Company, for accounting purposes, gained control of WT and WAT and has consolidated WT and WAT from 2 July 2004, being the date an order made by the Supreme Court of New South Wales approving the scheme of arrangement of the Parent Company was lodged with ASIC. Accordingly, this transaction is accounted for as an “in substance” acquisition under Australian GAAP. The “in substance” purchase consideration of WT and WAT by the Parent Company is determined as the fair value of the net assets of each of these entities.

This Financial Report has been prepared based upon an “in substance” acquisition by the Parent Company of WT and WAT and in recognition of the fact that the securities issued by the Parent Company, WT and WAT have been stapled and cannot be traded separately.

For more details on the Merger refer to Note 43.

(c)	Change of financial year end date

By an order dated 21 May 2004, made by ASIC pursuant to subsection 340(1) of the Act, the Directors of the Parent Company have been relieved from compliance with subsection 323D(2)(b) and 323D(5) of the Act. Accordingly, the Parent Company has changed its financial year end to 31 December and has complied with Chapter 2M of the Act in respect of the period 1 July 2004 to 31 December 2004 (“the Shortened Financial Year”), as if the Shortened Financial Year was a financial year. The comparative period ended 30 June 2004 is defined as the twelve month period 1 July 2003 to 30 June 2004.

(d)	Consolidation and classification

The consolidated Financial Report comprise the Financial Statements and notes to the Financial Statements of the Parent Company, and each of its controlled entities which includes WT and WAT (“Subsidiaries”) as from the date the Parent Company obtained control until such time control ceased. The Parent Company and Subsidiaries are collectively referred to as the economic entity known as the Westfield Group (“the Group”). Subsidiaries are detailed in Note 41. Where entities adopt accounting policies which differ from those of the Parent Company, adjustments have been made so as to achieve consistency within the Westfield Group. In preparing the consolidated Financial Statements all inter-entity transactions and balances are eliminated in full.

By an order dated 5 November 2001, made by ASIC pursuant to subsection 340(1) of the Act, the Directors of Westfield Management Limited as responsible entity of WT have been relieved from compliance with subsection 323D(3) of the Act insofar as that subsection requires them to ensure the financial years of the controlled entity Carindale Property Trust (“CPT”), coincides with the financial year of WT.

Notwithstanding that the financial year of CPT ends on 30 June, the consolidated Financial Statements have been made out so as to include the accounts for a period coinciding with the financial year of the Parent Company being 31 December 2004.

(e)	Investments

(i)	Property investment

Land and buildings are considered as having the function of an investment and therefore are regarded as a composite asset, the overall value of which is influenced by many factors, the most prominent being income yield, rather than by the diminution of value of the building content due to effluxion of time. Accordingly, the buildings and all components thereof, including integral plant and equipment, are not depreciated.

At each reporting date, the fair value of each asset is assessed to ensure its carrying value does not materially differ from its fair value. Where the carrying value materially differs from fair value, an adjustment is made as appropriate.

The assessment of the fair value of individual property investments includes confirmation by full independent valuations, which are conducted at least every three years, and by annual independent updates of these full independent valuations. In determining the fair value, the capitalisation of net income method and the discounting of future net cash flows to their present value have been used.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES CONTINUED

(e)	Investments continued

(ii)	Property investments under redevelopment and construction and development projects

Property investments under redevelopment are carried at fair value based on the last independent valuation prior to the commencement of the redevelopment. Upon completion of the redevelopment the carrying value of property investment under redevelopment and the construction and development project is treated as a single property investment and valued in accordance with Note 1(e)(i).

Construction and development projects are carried at cost or net realisable value. Amounts capitalised to construction projects include the cost of acquisition, development costs, rates and taxes in respect of qualifying assets and borrowing costs during development.

(iii)	Joint Ventures

Joint venture operations

The Westfield Group has significant co-ownership interests in a number of properties through unincorporated joint ventures. These interests are held directly, jointly as tenants in common. The Westfield Group’s proportionate share in the income, expenditure, assets and liabilities of property interests held as tenants in common have been included in their respective classifications in the financial report.

Joint venture entities

The Westfield Group has significant co-ownership interests in a number of properties through property partnerships or trusts. These joint venture entities are accounted for using the equity method of accounting. Investments in equity accounted joint ventures are carried at fair value being the lower of the equity accounted amount or recoverable amount.

(iv)	Associates

Where the Westfield Group exerts significant influence but not control, equity accounting is applied. Investments in equity accounted associates are carried at fair value being the lower of the equity accounted amount or recoverable amount.

(v)	Other investments

Listed investments in entities other than associates are stated at fair value based on their market values. Unlisted investments other than associates are stated at fair value of the Group’s interest in the underlying assets or cost.

(vi)	Controlled entities

Where an entity either began or ceased to be a controlled entity during the reporting period, the results are included only from the date control commenced or up to the date control ceased. Outside equity interests are shown as a separate item in the consolidated financial statements.

Incremental interests acquired in controlled entities are reflected at their fair values. Adjustments have been made to the relevant equity interests to reflect any differences between the purchase price and the fair value. Adjustments have also been made to each class of equity interests to reflect the appropriate proportionate ownership interests.

In May 2002, WAT together with Simon Property Group (“Simon”) and The Rouse Company (“Rouse”), acquired the assets and liabilities of Rodamco North America, N.V. (“RNA”). As part of this acquisition, the Westfield Group acquired a 52.7% equity ownership in Head Acquisition LP (“Head LP”) and accounts for its interest in properties held by Head LP in accordance with the substance of the partnership agreement, resulting in the consolidation of those properties for which it has control and 100% economic ownership.

(f)	Foreign currencies

(i)	Translation of foreign currency transactions

Foreign currency transactions are converted to Australian dollars at exchange rates ruling at the date of those transactions or at hedge rates where applicable.

Amounts payable and receivable in foreign currency at balance date are translated to Australian dollars at exchange rates ruling at that date. Exchange differences arising from amounts payable and receivable are treated as operating revenue or expense in the period in which they arise, except as noted below.

(ii)	Translation of accounts of foreign operations

The Statement of Financial Position of foreign self-sustaining subsidiaries and equity accounted associates are translated at exchange rates ruling at balance date and the Statement of Financial Performance of foreign self-sustaining subsidiaries and equity accounted associates are translated at average exchange rates for the period. Exchange differences arising on translation of the interests in foreign self-sustaining operations and equity accounted associates are taken directly to the Foreign Currency Translation Reserve. On consolidation, exchange differences and the related tax effect on loans and cross currency swaps denominated in foreign currencies which hedge net investments in foreign self-sustaining operations and equity accounted associates are taken directly to the Foreign Currency Translation Reserve.

Other exchange differences, costs and premiums on contracts to hedge specific foreign currency denominated transactions, assets or liabilities are brought to account with the underlying transactions, assets or liabilities. Exchange differences, costs and premiums on all other hedge contracts are included as revenue or expense in the period in which the exchange differences arise.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES CONTINUED

(g)	Revenue from ordinary activities

Revenues from rents and other property income are brought to account on an accruals basis and, if not received at balance date, are reflected in the Statement of Financial Position as receivables and are carried at fair value. Recoveries from tenants are recognised as income in the year the applicable costs are accrued. Profits from the sale of property investments are recognised upon settlement and after contractual duties are completed.

Revenue from external parties for property development and construction is recognised on a percentage completion basis. Stage of completion is assessed by independent quantity surveyors. Revenue from property and funds management is recognised on an accruals basis, in accordance with the terms of the relevant management contracts.

All other revenues are recognised on an accruals basis.

(h)	Expenses from ordinary activities

Expenses from ordinary activities including rates, taxes and other outgoings, are brought to account on an accruals basis and any related payables are carried at cost. All other expenses are brought to account on an accruals basis.

(i)	Taxation

Tax effect accounting has been adopted, whereby income tax expense has been calculated on pre-tax accounting profits after adjusting for permanent differences. The tax effect of timing differences which occur where items are assessed or deducted for income tax purposes in a period different to that for accounting, where appropriate, is shown in deferred tax liability and deferred tax asset, as applicable, at taxation rates applicable when such timing differences are expected to reverse.

(i)	Parent Company

The Parent Company and its Australian resident wholly owned subsidiaries have formed a Tax Consolidation Group. Accordingly, the Parent Company has assumed the income tax assets, liabilities, expenses and revenues of the Tax Consolidation Group. However, the Parent Company has entered into tax funding arrangements with its Australian resident wholly owned subsidiaries, so that each subsidiary has agreed to pay or receive a tax equivalent amount to or from the Parent Company based on the net taxable amount or loss, including timing differences, of the subsidiary at the current tax rate. Amounts owing to or from the Parent Company are in accordance with the tax funding arrangement and are recognised as a component of income tax expense or revenue and inter entity receivables and payables.

(ii)	WT

Under current Australian income tax legislation, WT is not liable to Australian income tax, including capital gains tax, provided that Members are presently entitled to the income of the Trust as determined in accordance with WT’s Constitution. WT’s New Zealand controlled entities are subject to New Zealand tax on their earnings. Dividends paid by those entities to WT are subject to New Zealand dividend withholding tax.

Under current Australian income tax legislation, holders of the stapled securities of the Westfield Group may be entitled to receive a foreign tax credit for New Zealand withholding tax deducted from dividends paid by WT’s New Zealand controlled entities to WT. No New Zealand dividend withholding tax was deducted in the shortened financial year to 31 December 2004.

(iii)	WAT

Under current Australian income tax legislation, WAT is not liable to income tax, including capital gains tax, provided that Members are presently entitled to the income of the Trust as determined in accordance with WAT’s Constitution.

Westfield America, Inc. (“WEA”), is a Real Estate Investment Trust (“REIT”) for United States income tax purposes. To maintain its REIT status, WEA is required to distribute at least 90% of its taxable income to shareholders and meet certain asset and income tests as well as certain other requirements. As a REIT, WEA will generally not be liable for federal and state income taxes in the United States, provided it satisfies the necessary requirements and distributes 100% of its taxable income to its shareholders.

Under current Australian income tax legislation, holders of the stapled securities of the Westfield Group are generally entitled to receive a foreign tax credit for United States withholding tax deducted from dividends paid to WAT by WEA.

(j)	Goods and Services Tax (“GST”)

Revenues, expenses and assets are recognised net of the amount of GST except where the GST incurred on purchase of goods and services is not recoverable from the tax authority, in which case the GST is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable. Receivables and payables are stated with the amounts of GST included.

The net amount of GST payable or receivable to government authorities is included as part of receivables or payables in the Statement of Financial Position.

Cash flows are included in the Statement of Cash Flows on a gross basis and the GST component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority are classified as operating cash flows.

Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the taxation authority.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES CONTINUED

(k)	Borrowing costs

Borrowing costs include interest, amortisation of discounts or premiums relating to borrowings and other costs incurred in connection with the arrangement of borrowings. Borrowing costs are expensed unless they relate to a qualifying asset. A qualifying asset is an asset which generally takes more than 12 months to get ready for its intended use or sale. In these circumstances, the borrowing costs are capitalised to the cost of the asset. Where funds are borrowed by the Group for the acquisition or construction of a qualifying asset, the amount of borrowing costs capitalised are those incurred in relation to that borrowing.

(I)	Property development projects and construction contracts

Property development projects for external parties are brought to account at the lower of cost and net realisable value. Where appropriate, cost includes the cost of acquisition, development, rates, taxes and financing costs incurred during development, provided the resultant carrying value does not exceed the expected recoverable amount. Profit is recognised on property sales to the extent that it is probable that economic benefits will flow to the entity on settlement and after contractual duties are completed.

Work in progress represents the value of work actually completed and is assessed in terms of the contract, and provision made for losses, if any, anticipated. Profits are recognised on unconditional construction contracts when construction has reached the stage when the costs to complete can be reliably estimated. Stage of completion is assessed by independent quantity surveyors.

(m)	Depreciation and amortisation

Fixed assets and deferred costs are carried at acquisition cost or recoverable amount less depreciation and amortisation. Depreciation and amortisation is applied over the estimated economic life using the straight line method from the date of acquisition or from the time the asset is ready for use. The estimated economic lives of items in the asset class plant and equipment ranges from 3 to 15 years.

(n)	Leases

Leases are classified at their inception as either operating or finance leases based on the economic substance of the agreement so as to reflect the risks and benefits incidental to ownership.

(i)	Operating leases

The minimum lease payments of operating leases, where the lessor effectively retains substantially all of the risks and benefits of ownership of the leased item, are recognised as an expense on a straight-line basis.

(ii)	Finance leases

Leases which effectively transfer substantially all of the risks and benefits incidental to ownership of the leased item to the Group are capitalised at the present value of the minimum lease payments and disclosed as property investment under lease.

Capitalised lease assets are depreciated over the shorter of the estimated useful life of the assets and the lease term. Minimum lease payments are allocated between interest expense and reduction of the lease liability.

(o)	Employee benefits

The liability for employees’ entitlements to wages, salaries, bonuses and annual leave is accrued to balance date based on the Group’s present obligation to pay resulting from the employees’ services provided. The liability for employees’ entitlements to long service leave is provided to balance date based on the present values of the estimated future cash flows to be paid by the Group resulting from the employees’ services provided.

(p)	Contributed equity

Issued and paid up capital is recognised at the fair value of the consideration received by the Westfield Group. Any transaction costs arising on the issue of ordinary shares are recognised directly in equity as a reduction of the share proceeds received.

(q)	Cash flows

Cash on hand, at bank and short-term deposits are stated at nominal value. For the purposes of the Statement of Cash Flows, cash includes cash on hand and at bank, short-term money market deposits and bank accepted bills of exchange readily convertible to cash, net of bank overdrafts and short term loans. Bank overdrafts are carried at the principal amount. Interest is charged as an expense as it accrues.

(r)	Derivative and other financial instruments

The Westfield Group’s activities expose it to changes in interest rates and foreign exchange rates. There are policies and limits in respect of the use of derivative and other financial instruments to hedge cash flows subject to interest rate and currency risks. Management reports to the Board on a regular basis as to the monitoring of the policies in place. The Westfield Group does not trade in derivative financial instruments for speculative purposes.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES CONTINUED

(r)	Derivative and other financial instruments continued

The accounting policies adopted in relation to material financial instruments are detailed as follows:

(i)	Financial assets

Receivables

Trade and sundry debtors are carried at cost, less provision for doubtful debts, and are due within 30 days.

Other loans

Loans are carried at cost. Interest is credited as income on an accruals basis.

(ii)	Financial liabilities

Payables

Trade and sundry creditors are carried at cost, and are generally payable within 60 days.

Interest bearing liabilities

Interest bearing liabilities are carried at cost or at their fair value at the time of acquisition in the case of assumed liabilities. Interest is charged as an expense on an accruals basis. Terms and conditions are set out in Note 16.

(iii)	Interest rate swaps

The Group enters into interest rate swap agreements that are used to convert certain variable interest rate borrowings to fixed interest rates. The swaps are entered into with the objective of hedging the risk of interest rate fluctuations in respect of underlying borrowings. Net receipts and payments in relation to interest rate swaps are recognised as interest income or interest expense as appropriate on an accruals basis over the life of the hedges. Terms and conditions are set out in Note 34(a).

(iv)	Cross currency swaps and forward exchange contracts

The Group enters into cross currency swaps and forward exchange contracts where it agrees to buy or sell specified amounts of foreign currencies in the future at predetermined exchange rates. The objective is to minimise the risk of exchange rate fluctuation in respect of certain of its foreign currency denominated assets, liabilities, revenues and expenses. The value of the cross currency swaps and forward exchange contracts are brought to account in conjunction with the assets and liabilities as recorded on the Statement of Financial Position at the end of the financial year, or in conjunction with the revenue and expense in the period to which the hedges relate. Terms and conditions are set out in Note 34(b).

The Group only enters into derivative financial instruments to hedge certain underlying assets, liabilities, revenues and expenses. The Group continually reviews its exposures and revises its treasury policies and procedures. Revenues or expenses arising from changes in the net market values of hedging instruments are matched and brought to account with the carrying values and income streams of the underlying assets or liabilities.

The unrealised gains receivable/losses payable in respect of all currency hedges are recorded on the Statement of Financial Position.

(v)	Disclosure of fair values

Recognised financial assets and liabilities are recorded at balance date at their net fair values with the exception of investments in associates which are carried at lower of cost or equity accounted values refer Note 1(e). The fair value of unrecognised financial instruments is set out in Note 34.

Applicable market rates, values, prices and terms in respect of derivative and other financial instruments are set out in the notes to these Financial Statements.

(s)	Rounding

In accordance with ASIC Class Order 98/0100, the amounts shown in the Financial Report have, unless otherwise indicated, been rounded to the nearest tenth of a million dollars. Amounts shown as 0.0 represent amounts less than $50,000 that have been rounded down.

(t)	Comparative figures

The financial information presented for the current reporting period ending 31 December 2004 comprises the Westfield Group as a single reporting entity for the shortened financial year, being the six month period from 1 July 2004 to 31 December 2004. The comparative financial information presented for the reporting period ended 30 June 2004 comprises only the Parent Company as a reporting entity for the 12 month period 1 July 2003 to 30 June 2004 and therefore is not comparable to the current reporting period.

Where applicable, certain comparative figures are restated in order to comply with the current period’s presentation of the Financial Statements.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

	CONSOLIDATED		PARENT COMPANY
	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

2 DETAILS OF ASSETS SOLD/TRANSACTION COSTS WRITTEN OFF

Revenues from asset sales	249.4	3.2	—	—
Cost of assets sold	(214.7)	(3.2)	—	—
Proceeds on termination of excess interest rate swaps	6.8	—	—	—
Transaction and other capital costs written off	(10.0)	—	—	—

	31.5	—	—	—

3 MERGER AND OTHER CAPITAL RESTRUCTURE EXPENSES

Recoverable amount write down of investments in equity accounted associates	—	(458.1)	—	—
Termination of excess interest rate swaps on close out of excess cross currency swaps in respect of equity accounted associates	—	(18.9)	—	—
Recoverable amount write down of investments in subsidiaries	—	—	—	(398.9)
Merger costs	—	(34.5)	—	(34.5)
Other capital restructure costs	—	(8.2)	—	—

	—	(519.7)	—	(433.4)

4 BORROWING COSTS

Gross borrowing costs	(273.0)	(17.1)	—	—
Related party borrowing costs	—	—	(5.6)	—
Borrowing costs capitalised to construction projects	10.8	—	—	—

	(262.2)	(17.1)	(5.6)	—

5 TAX

Income tax	(26.5)	(80.2)	0.8	1.8
Withholding tax	(18.3)	(2.7)	—	—

	(44.8)	(82.9)	0.8	1.8

The prima facie tax on profit from ordinary activities before tax expense is reconciled to the tax expense provided in the financial statements as follows:

Prima facie tax expense on profit from ordinary activities at 30% (30 June 2004: 30%)	(274.3)	34.0	(104.1)	(17.1)

Adjusted for non assessable profit from ordinary activities
WT profit assessable to security holder	103.7	—	—	—
WAT profit assessable to security holder	125.2	—	—	—
Write back of subsidiaries	—	—	27.6	—

Tax effect of permanent differences
Differential tax rates of foreign operations	19.0	42.2	—	—
Assessable items not included in profit from ordinary activities	(19.1)	—	—	—
Non deductible Merger and capital restructure costs	—	(155.9)	—	(130.0)
Prior year under/(over) provision	0.7	(0.5)	—	—
Other items	—	(2.7)	(0.1)	0.4
Inter entity dividends	—	—	77.4	148.5

Tax (expense)/revenue attributed to ordinary activities	(44.8)	(82.9)	0.8	1.8

Tax assets and liabilities

Current

Tax receivable	32.5	12.0	—	—
Tax payable	61.1	46.6	41.5	22.1

Non Current

Deferred tax assets	11.2	17.9	11.6	21.2
Deferred tax liabilities	177.0	141.0	155.1	139.0

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

	CONSOLIDATED
	31 Dec 04 Cents	30 Jun 04 (restated) Cents
6 EARNINGS PER SECURITY

Basic earnings per security attributable to Members of the Westfield Group	49.49	n/a
Diluted earnings per security attributable to Members of the Westfield Group	49.01	n/a

Basic earnings per share attributable to Members of the Parent Company	4.04	(11.70)
Diluted earnings per share attributable to Members of the Parent Company	3.99	(11.70)

Basic earnings per security is calculated as net profit attributable to Members divided by the weighted average number of ordinary securities.

Diluted earnings per security is calculated as net profit attributable to Members divided by the weighted average number of ordinary securities and dilutive potential ordinary securities, adjusted for any bonus element.

The following reflects the income and security data used in the calculations of basic and diluted earnings per security/share:

	$ Million	$ Million

Earnings used in calculating basic and diluted earnings per security attributable to Members of the Westfield Group	832.9	n/a
Earnings used in calculating basic and diluted earnings per share attributable to Members of the Parent Company	67.9	(196.4)

	Number of securities	Number of securities

Weighted average number of ordinary securities used in calculating basic earnings per security	1,683,063,141	1,678,186,749
Bonus element of security options which are considered to be dilutive	16,267,861	—

Adjusted weighted average number of ordinary securities used in calculating diluted earnings per security	1,699,331,002	1,678,186,749

Non dilutive options in respect of ordinary securities	438,800	20,505,102

Conversions, calls, subscription or issues after 31 December 2004

Since the end of the shortened financial year:

-	10,267,941 stapled securities have been issued as a consequence of the exercise of options; and

-	15,544,151 stapled securities have been issued pursuant to the Westfield Group Distribution Reinvestment Plan.

There have been no other conversions to, calls of, or subscriptions for ordinary securities or issues of potential ordinary securities since the reporting date and before the completion of this report.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

		CONSOLIDATED		PARENT COMPANY
	Note	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

7 TRADE RECEIVABLES

Trade receivables		39.7	—	—	—
Less: provision for doubtful debts		(13.7)	—	—	—

		26.0	—	—	—

8 RECEIVABLES

Current

Sundry debtors		150.6	95.9	—	—
Dividend/distribution receivable		8.2	71.5	—	—
Loans to controlled entities		—	—	1,496.8	679.0

		158.8	167.4	1,496.8	679.0

Non current

Other receivables		13.0	1.7	—	—

		13.0	1.7	—	—

9 INVENTORIES

Work in progress		151.8	1,049.9	—	—
Less: progress payments received		(123.7)	(945.3)	—	—
progress payments receivable		(7.7)	(38.5)	—	—

		20.4	66.1	—	—

10 OTHER ASSETS

Current

Receivables under forward exchange contracts		192.1	21.0	—	—
Prepayments, deferred costs and deposits		45.4	55.7	—	—
Receivables under cross currency contracts		16.8	—	—	—
Deferred loss on forward exchange contracts		7.5	—	—	—
Deferred loss on interest rate hedges		5.4	—	—	—
Prepaid interest rate hedge option		—	40.9	—	—

		267.2	117.6	—	—

Non current

Receivables under cross currency contracts		715.8	167.1	—	—
Receivables under forward exchange contracts		378.7	56.3
Loans and advances	40(h)(v)	60.5	63.9	—	—
Deferred loss on interest rate hedges		58.4	—	—	—
Prepayments and deferred costs		48.4	11.2	—	—
Deferred loss on forward exchange contracts		16.9	—	—	—

		1,278.7	298.5	—	—

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

		CONSOLIDATED		PARENT COMPANY
	Note	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

11 PROPERTY INVESTMENTS

Shopping centre investments	12	26,953.8	—	—	—
Construction and development projects		753.0	30.3	0.3	0.3

		27,706.8	30.3	0.3	0.3

Movement in property investments
Balance at the beginning of the year		30.3	28.0	0.3	0.3
Initial property investments contributed by WT and WAT pursuant to the Merger		25,715.4	—	—	—
Acquisition of properties		651.8	—	—	—
Disposal of properties		(159.7)	—	—	—
Redevelopment costs		673.9	2.3	—	—
Net revaluation increment		2,300.6	—	—	—
Retranslation of foreign operations		(1,505.5)	—	—	—

Balance at the end of the year		27,706.8	30.3	0.3	0.3

	Note	31 Dec 04 $ Million

12 DETAILS OF PROPERTY INVESTMENTS

Consolidated Australian shopping centres	12(a)	11,814.9
Consolidated New Zealand shopping centres	12(b)	1,599.0
Consolidated United States shopping centres	12(d)	13,539.9

Total consolidated shopping centres	11	26,953.8

Equity accounted Australian shopping centres	12(a),26(d)	871.7
Equity accounted United Kingdom shopping centres	12(c),26(d)	3,616.1
Equity accounted United States shopping centres	12(d),26(d)	2,104.9

Total equity accounted shopping centres	26(d)	6,592.7

		33,546.5

Property investments are carried at their original acquisition costs together with capital expenditure since acquisition or at their latest full independent valuation or latest independent update. Total acquisition costs include incidental costs of acquisition such as property taxes on acquisition.

At each reporting date, the fair value of each asset is assessed to ensure its carrying value does not materially differ from its fair value. Where the carrying value materially differs from fair value, an adjustment is made as appropriate.

Full independent valuations

The shopping centres are independently valued using both the capitalisation of net income method and the discounting of future net cash flows to their present value. Capital expenditure since valuation includes purchases of sundry properties (and associated expenses such as stamp duty, legal fees, etc.) and capital expenditure in respect of completed projects which have taken place since or has not been included in the latest valuation of the shopping centres.

Independent updates

The most recent independent valuation of the shopping centre is used in conjunction with current financial information to prepare a independent update valuation using the discounting of future net cash flows to their present value method. No formal inspection of the property is performed and the independent update assumes that there have been no material physical changes to the property since the independent valuation.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

12(a)	DETAILS OF SHOPPING CENTRE INVESTMENTS – AUSTRALIA

Consolidated Australian shopping centres	Ownership interest %	Consolidated interest %	Carrying value 31 Dec 04 $ Million	Latest independent valuation		Valuer of latest full or update valuation
				Date	Full (F)/ update (U)

Airport West	50.0	50.0	100.9	12-04	U	Colliers International C&V Pty Limited
Bay City	50.0	50.0	82.0	12-04	U	CB Richard Ellis Pty Limited
Belconnen	100.0	100.0	474.7	12-04	U	Colliers International C&V Pty Limited
Bondi Junction	100.0	100.0	1,220.8	12-04	F	CB Richard Ellis Pty Limited
Booragoon	25.0	25.0	138.7	12-04	U	CB Richard Ellis Pty Limited
Burwood	100.0	100.0	514.7	12-04	F	Knight Frank
Carindale	25.0	50.0	280.3	12-04	F	Colliers International C&V Pty Limited
Carousel	100.0	100.0	464.7	12-04	F	Colliers International C&V Pty Limited
Centrepoint	100.0	100.0	339.8	12-04	F	CB Richard Ellis Pty Limited
Chatswood	100.0	100.0	659.6	12-04	U	CB Richard Ellis Pty Limited
Chermside	100.0	100.0	529.7	12-04	F	Knight Frank
Doncaster	100.0	100.0	369.8	12-04	U	CB Richard Ellis Pty Limited
Figtree	100.0	100.0	85.0	12-04	F	Knight Frank
Fountain Gate	100.0	100.0	509.7	06-04	F	Knight Frank
Hornsby	100.0	100.0	574.7	12-04	F	CB Richard Ellis Pty Limited
Hurstville	50.0	50.0	213.4	06-04	F	Knight Frank
Imperial Arcade	100.0	100.0	95.2	06-04	F	Knight Frank
Innaloo(1)	100.0	100.0	70.4	12-02	F	Knight Frank
Knox	30.0	30.0	208.4	12-04	U	CB Richard Ellis Pty Limited
Kotara	100.0	100.0	259.9	12-04	U	CB Richard Ellis Pty Limited
Liverpool(1)	50.0	50.0	183.8	12-02	F	CB Richard Ellis (N2) Pty Limited
Macquarie	50.0	50.0	304.8	12-04	U	CB Richard Ellis Pty Limited
Marion	50.0	50.0	332.3	12-04	U	Colliers International C&V Pty Limited
Miranda	50.0	50.0	444.7	12-04	F	Knight Frank
Mt Gravatt	75.0	75.0	442.3	12-04	U	CB Richard Ellis Pty Limited
North Lakes	50.0	50.0	49.5	07-04	F	Knight Frank
North Rocks	100.0	100.0	66.2	06-04	F	Knight Frank
Pacific Fair	40.0	40.0	343.8	12-04	U	CB Richard Ellis Pty Limited
Parramatta(1)	100.0	100.0	836.2	12-02	F	CB Richard Ellis (N2) Pty Limited
Plenty Valley	50.0	50.0	17.4	06-04	F	Knight Frank
Skygarden	100.0	100.0	159.9	06-04	F	Knight Frank
Strathpine	100.0	100.0	209.9	12-04	F	Knight Frank
Sydney Central Plaza	100.0	100.0	417.8	12-04	U	CB Richard Ellis Pty Limited
Tuggerah(1)	100.0	100.0	253.4	12-01	F	CB Richard Ellis Pty Limited
Warrawong	100.0	100.0	157.9	12-04	U	Colliers International C&V Pty Limited
Warringah Mall	25.0	25.0	197.4	12-04	U	CB Richard Ellis Pty Limited
Whitford City	50.0	50.0	205.2	06-04	F	Knight Frank

Total consolidated centres			11,814.9

Equity accounted Australian shopping centres (refer Note 26(d))	Ownership interest %	Equity accounted interest %	Carrying value 31 Dec 04 $ Million	Latest independent valuation		Valuer of latest full or update valuation
				Date	Full (F)/ update (U)

Karrinyup	25.0	25.0	89.5	12-04	U	CB Richard Ellis Pty Limited
Macquarie	5.0	5.0	30.5	12-04	U	CB Richard Ellis Pty Limited
Mt Druitt(1)	50.0	50.0	126.0	12-03	F	CB Richard Ellis Pty Limited
Pacific Fair	4.0	4.0	34.4	12-04	U	CB Richard Ellis Pty Limited
Southland	50.0	50.0	395.0	12-04	U	CB Richard Ellis Pty Limited
Tea Tree Plaza	50.0	50.0	196.3	12-04	U	Colliers International C&V Pty Limited

Total equity accounted centres			871.7

Total Australian portfolio			12,686.6

(1)	Properties currently under redevelopment or where redevelopment is expected to commence within the next 12 months.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

12(b)	DETAILS OF SHOPPING CENTRE INVESTMENTS – NEW ZEALAND

Consolidated New Zealand shopping centres	Ownership interest %	Consolidated interest %	Carrying value 31 Dec 04 NZ$ Million	Latest independent valuation		Valuer of latest full or update valuation
				Date	Full (F)/ update (U)

Chartwell	100.0	100.0	64.0	12-04	F	Collier Jardine New Zealand Limited
Downtown	100.0	100.0	51.0	12-04	F	Collier Jardine New Zealand Limited
Glenfield	100.0	100.0	148.3	12-04	F	CB Richard Ellis Limited
Manukau	100.0	100.0	191.8	12-04	F	CB Richard Ellis Limited
Newmarket	100.0	100.0	151.3	12-04	F	CB Richard Ellis Limited
Pakuranga	100.0	100.0	78.4	12-04	F	CB Richard Ellis Limited
Queensgate(1)	100.0	100.0	115.4	12-04	F	CB Richard Ellis Limited
Riccarton	100.0	100.0	289.9	12-04	F	Collier Jardine New Zealand Limited
Shore City	100.0	100.0	109.7	12-04	F	CB Richard Ellis Limited
St Lukes	100.0	100.0	357.9	12-04	F	Collier Jardine New Zealand Limited
WestCity	100.0	100.0	174.4	12-04	F	Collier Jardine New Zealand Limited

Total New Zealand portfolio			1,732.1

Exchange rate			1.0832
Total New Zealand portfolio in $A			1,599.0

(1)	Properties currently under redevelopment or where redevelopment is expected to commence within the next 12 months.

12(c)	DETAILS OF SHOPPING CENTRE INVESTMENTS – UNITED KINGDOM

Equity accounted United Kingdom shopping centres (refer Note 26(d))	Ownership interest %	Equity accounted interest %	Carrying value 31 Dec 04 UK£ Million	Latest independent valuation			Valuer of latest full or update valuation
				Date		Full (F)/ update (U)

Broadmarsh(1)	75.0	75.0	62.5	06-04		F	Knight Frank Grubb & Ellis
Brunei	50.0	50.0	64.2	12-04		F	Knight Frank Grubb & Ellis
CastleCourt	50.0	50.0	120.7	12-04		F	Knight Frank Grubb & Ellis
Eagle(1)	50.0	50.0	79.1	06-04		F	Knight Frank Grubb & Ellis
Friary	50.0	50.0	63.6	12-04		F	Knight Frank Grubb & Ellis
Merry Hill(2)	100.0	100.0	875.0	12-04		F	Chesterton
Millgate	50.0	50.0	59.3	12-04		F	Knight Frank Grubb & Ellis
Royal Victoria Place	50.0	50.0	60.8	12-04		F	Knight Frank Grubb & Ellis
Sprucefield(2)	100.0	100.0	75.0		(3)

Total United Kingdom centres			1,460.2

Exchange rate			0.4038
Total United Kingdom centres in A$			3,616.1

(1)	Properties currently under redevelopment or where redevelopment is expected to commence within the next 12 months.
(2)	Refer Note 26(a)(iii).
(3)	Acquired in November 2004.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

12(d)	DETAILS OF SHOPPING CENTRE INVESTMENTS – UNITED STATES

Consolidated United States shopping centres	Ownership interest %	Consolidated interest %	Carrying value 31 Dec 04 US$ Million	Latest independent valuation			Valuer of latest full or update valuation
				Date		Full (F)/ update (U)

Annapolis	100.0	100.0	394.3	12-04		U	PricewaterhouseCoopers LLP
Belden Village	100.0	100.0	155.1	12-04		U	Weiser Realty Advisors, LLC
Brandon	100.0	100.0	217.3	12-04		U	Weiser Realty Advisors, LLC
Capital(1)	100.0	100.0	75.1	06-04		F	American Appraisals, Inc.
Century City(1)	100.0	100.0	429.7		(2)
Chesterfield(1)	100.0	100.0	130.6	03-02		F	Landauer Associates, Inc.
Citrus Park	100.0	100.0	208.9	12-04		U	Weiser Realty Advisors, LLC
Connecticut Post(1)	100.0	100.0	140.2	04-02		F	Landauer Associates, Inc.
Countryside	100.0	100.0	191.4	12-04		U	Weiser Realty Advisors, LLC
Crestwood	100.0	100.0	132.6	12-04		U	PricewaterhouseCoopers LLP
Downtown Plaza	100.0	100.0	173.7	12-04		F	Cushman & Wakefield of California, Inc.
Eagle Rock	100.0	100.0	43.9	12-04		U	Cushman & Wakefield of California, Inc.
Eastland	100.0	100.0	108.6	12-04		U	PricewaterhouseCoopers LLP
Eastridge	100.0	100.0	43.0	12-04		U	Weiser Realty Advisors, LLC
Enfield	100.0	100.0	75.1	12-04		U	PricewaterhouseCoopers LLP
Fox Hills	100.0	100.0	156.7	12-04		U	Cushman & Wakefield of California, Inc.
Fox Valley	100.0	100.0	231.9	12-04		U	Weiser Realty Advisors, LLC
Franklin Park(1)	100.0	100.0	167.7		(2)
Galleria at Roseville	100.0	100.0	283.7	12-04		U	Weiser Realty Advisors, LLC
Gateway(1)	100.0	100.0	70.9	03-02		F	Landauer Associates, Inc.
Great Northern	100.0	100.0	156.8	12-04		U	Weiser Realty Advisors, LLC
Hawthorn	100.0	100.0	231.7	12-04		U	Weiser Realty Advisors, LLC
Horton Plaza	100.0	100.0	338.5	12-04		U	PricewaterhouseCoopers LLP
Independence	77.5	100.0	140.1	12-04		U	Weiser Realty Advisors, LLC
Louis Joliet	100.0	100.0	108.8	12-04		U	PricewaterhouseCoopers LLP
Mainplace	100.0	100.0	241.6	12-04		U	Weiser Realty Advisors, LLC
Meriden	100.0	100.0	169.2	12-04		U	Weiser Realty Advisors, LLC
Mid Rivers	100.0	100.0	172.6	12-04		U	PricewaterhouseCoopers LLP
Midway	100.0	100.0	88.2	12-04		U	Weiser Realty Advisors, LLC
Mission Valley	75.8	100.0	265.2	12-04		F	Cushman & Wakefield of California, Inc.
North County	100.0	100.0	199.9	12-04		U	Weiser Realty Advisors, LLC
Northwest	100.0	100.0	81.4	12-04		U	PricewaterhouseCoopers LLP
Oakridge	100.0	100.0	333.4	12-04		U	PricewaterhouseCoopers LLP
Old Orchard	100.0	100.0	383.3	12-04		U	Weiser Realty Advisors, LLC
Palm Desert	100.0	100.0	168.7	12-04		U	Cushman & Wakefield of California, Inc.
Parkway	100.0	100.0	307.4	12-04		F	PricewaterhouseCoopers LLP
Plaza Bonita	100.0	100.0	197.7	12-04		U	PricewaterhouseCoopers LLP
Promenade	100.0	100.0	75.7	12-04		U	Cushman & Wakefield of California, Inc.
Richland	100.0	100.0	55.0	12-04		U	Weiser Realty Advisors, LLC
San Francisco Centre(1)	100.0	100.0	150.6		(2)
Santa Anita	89.7	100.0	351.4	12-04		F	PricewaterhouseCoopers LLP
Sarasota	100.0	100.0	92.9	12-04		U	Weiser Realty Advisors, LLC
Solano	100.0	100.0	165.7	12-04		U	Cushman & Wakefield of California, Inc.
Southcenter	100.0	100.0	216.3	12-04		U	Weiser Realty Advisors, LLC
South County	100.0	100.0	179.7	12-04		U	PricewaterhouseCoopers LLP
Southgate	100.0	100.0	88.5	12-04		U	Weiser Realty Advisors, LLC
Southlake	100.0	100.0	207.7	12-04		U	Weiser Realty Advisors, LLC
Southpark	100.0	100.0	189.2	12-04		U	Weiser Realty Advisors, LLC
South Shore	100.0	100.0	239.9	12-04		U	Weiser Realty Advisors, LLC
Topanga(1)	100.0	100.0	200.1	12-03		F	PricewaterhouseCoopers LLP
Trumbull	100.0	100.0	255.3	12-04		U	Weiser Realty Advisors, LLC
Vancouver	100.0	100.0	123.8	12-04		U	PricewaterhouseCoopers LLP

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

12(d)	DETAILS OF SHOPPING CENTRE INVESTMENTS – UNITED STATES

Consolidated United States shopping centres	Ownership interest %	Consolidated interest %	Carrying value 31 Dec 04 US$ Million	Latest independent valuation			Valuer of latest full or update valuation
				Date		Full (F)/ update (U)

West County	100.0	100.0	308.7	12-04		U	Weiser Realty Advisors, LLC
West Covina	100.0	100.0	255.7	12-04		F	PricewaterhouseCoopers LLP
West Park	100.0	100.0	57.9	12-04		U	PricewaterhouseCoopers LLP
West Valley(1)	100.0	100.0	29.8	04-02		F	Landauer Associates, Inc.
Westland	100.0	100.0	24.7	12-04		U	PricewaterhouseCoopers LLP
Wheaton(1)	100.0	100.0	169.4	06-03		F	PricewaterhouseCoopers LLP
Department stores	100.0	100.0	90.6	05-03		F	Landauer Associates, Inc.

Total consolidated centres			10,543.5

Exchange Rate			0.7787
Total consolidated centres in A$			13,539.9

Equity accounted United States shopping centres (refer Note 26(d))	Ownership interest %	Equity accounted interest %	Carrying value 31 Dec 04 US$ Million	Latest independent valuation			Valuer of latest full or update valuation
				Date		Full (F)/ update (U)

Fashion Square	50.0	50.0	101.3	12-04		U	Cushman & Wakefield of California, Inc.
Garden State Plaza	50.0	50.0	538.4	12-04		U	PricewaterhouseCoopers LLP
Montgomery	50.0	50.0	214.2	12-04		U	PricewaterhouseCoopers LLP
North Bridge	33.3	33.3	124.3	12-04		U	Weiser Realty Advisors, LLC
Plaza Camino Real	40.0	40.0	79.5	12-04		U	PricewaterhouseCoopers LLP
UTC	50.0	50.0	156.7	12-04		U	Cushman & Wakefield of California, Inc.
Valencia Town Center	25.0	25.0	—		(2)
Valley Fair	50.0	50.0	424.7	12-04		U	PricewaterhouseCoopers LLP

Total equity accounted centres			1,639.1

Exchange Rate			0.7787
Total equity accounted centres in A$			2,104.9

Total United States portfolio			12,182.6

Exchange Rate			0.7787
Total United States portfolio in A$			15,644.8

(1)	Properties currently under redevelopment or where redevelopment is expected to commence within the next 12 months.
(2)	Initial interest acquired in May 2002.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

	CONSOLIDATED		PARENT COMPANY
	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

13 OTHER INVESTMENTS

Listed investments, at cost (market value $485.4 million)	481.3	—	—	—
Listed investments, at market value	5.8	4.4	—	—
Unlisted investments, at cost	105.6	—	—	—
Investments in subsidiaries	—	—	1,307.4	1,215.0

	592.7	4.4	1,307.4	1,215.0

Movement in other investments
Balance at the beginning of the year	4.4	2.9	1,215.0	1,272.9
Initial other investments contributed by WAT pursuant to the Merger	117.5	—	—	—
Additions	481.3	—	0.5	341.0
Write back/(write down) of subsidiaries	—	—	91.9	(398.9)
Net revaluation increment	1.4	1.5	—	—
Retranslation of foreign operations	(11.9)	—	—	—

Balance at the end of the year	592.7	4.4	1,307.4	1,215.0

14 FIXED ASSETS

At cost	269.5	217.6	—	—
Accumulated depreciation	(121.6)	(122.5)	—	—

	147.9	95.1	—	—
At recoverable amount	—	55.1	—	—

Total fixed assets	147.9	150.2	—	—

Movement in fixed assets
Balance at the beginning of the year	150.2	113.7	—	—
Additions	71.1	59.6	—	—
Disposals	(53.5)	(3.0)	—	—
Depreciation expense	(10.0)	(17.3)	—	—
Write down due to exchange rate movement	(1.8)	(1.7)	—	—
Retranslation of foreign operations and other differences	(8.1)	(1.1)	—	—

Balance at the end of the year	147.9	150.2	—	—

Fixed assets of $147.9 million (30 June 04: $150.2 million) comprises the following: aircraft $84.0 million (30 June 04: $86.1 million); property, plant and equipment $33.4 million (30 June 04: $34.7 million); and other fixed assets $30.5 million (30 June 04: $29.4 million).

	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

15 PAYABLES

Current

Trade, sundry creditors and accruals	781.8	206.2	0.2	1.4
Employee benefits	15.8	14.1	—	—
Loans from controlled entities	—	—	552.0	895.7

	797.6	220.3	552.2	897.1

Non current

Sundry creditors and accruals	48.5	2.3	—	—
Employee benefits	13.0	11.9	—	—

	61.5	14.2	—	—

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

		CONSOLIDATED		PARENT COMPANY
	Note	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

16 INTEREST BEARING LIABILITIES

Current

Unsecured
Bank overdraft(1)	27(a)	16.1	10.9	—	—
Bank facilities(1)		744.4	1.3	—	—
Medium term notes(1)		226.2	—	—	—
Loans from controlled entities		—	—	908.7	—
Secured
Bank facilities(4)		212.2	—	—	—

		1,198.9	12.2	908.7	—

Non current

Unsecured
Bank facilities(1)		2,018.3	1,063.6	—	—
Commercial paper		360.0	—	—	—
Convertible notes(2)		841.4	—	—	—
Notes payable(3)		3,338.8	—	—	—
Medium term notes(1)		1,288.1	—	—	—
Secured
Bank facilities(4)		4,729.1	—	—	—

		12,575.7	1,063.6	—	—

Redeemable Preference Shares
Convertible redeemable preference shares(5)		99.0	—	—	—
Other redeemable preference shares/units(6)		184.9	—	—	—

		283.9	—	—	—

		12,859.6	1,063.6	—	—

The maturity profile in respect of interest bearing liabilities, excluding redeemable preference shares, is set out below:
Due within one year		1,198.9	12.2	908.7	—
Due between one and five years		7,278.5	1,063.6	—	—
Due after five years		5,297.2	—	—	—

		13,774.6	1,075.8	908.7	—

The Westfield Group maintains a range of interest bearing liabilities. The sources of funding are spread over various counterparties to minimise credit risk and the terms of the instruments are negotiated to achieve a balance between capital availability and the cost of debt.

Refer Note 27(c) for details relating to financing facilities. Refer Note 34(a) for details relating to fixed rate debt and derivatives which hedge the floating rate liabilities.

(1)	These instruments are subject to negative pledge arrangements which require the Westfield Group to comply with certain minimum financial requirements.

(2)	Convertible notes

On 1 December 2003, Westfield Management Limited, as responsible entity of WT, issued 850,000 unsecured WT notes to Deutsche Bank AG Sydney Branch, with a settlement value of $839.1 million. The notes are for a five year term maturing on 5 January 2009 and have a face value of $1,000 per note. Interest on the notes is payable semi annually in arrears on 5 January and 5 July each year, commencing on 5 July 2004 at a rate set by the bank bill swap rate plus a margin of 0.10 per cent per annum. The terms of the notes allow for the redemption of the notes in certain circumstances including a change in applicable tax laws and a change in control of the Responsible Entity. In conjunction with the issue of the notes, the Responsible Entity issued to Deutsche Bank AG 850,000 call options over units in WT (“WT 2009 Options”). The terms of these options were subsequently amended to permit the delivery of stapled securities in the Westfield Group on exercise of an option (refer Note 19(c)).

On 22 December 2004, the Responsible Entity was granted a waiver by the ASX to the extent necessary to permit the Responsible Entity to amend, without member approval, the terms of the WT 2009 Options by including provisions to allow the Responsible Entity the discretion to elect to satisfy the exercise of a WT 2009 Option by making payment to the holder of the option an amount in Australian dollars instead of delivering stapled securities. The cash amount is calculated by reference to the volume weighted average price per stapled security over a 10 day period (adjusted for distributions) to which the relevant holder of a WT 2009 Option would have been entitled.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

16	INTEREST BEARING LIABILITIES CONTINUED

(3)	Notes payable

Guaranteed Senior Notes of US$2,600.0 million were raised in the US corporate 144A bond market. The issue comprised US$1,400.0 million of 10 year, US$700.0 million of 6 year fixed rate notes and US$500.0 million of 3 year floating rate notes. These notes are subject to negative pledge arrangements which require the Westfield Group to comply with certain minimum financial requirements.

(4)	Secured liabilities

Current and Non Current Secured liabilities is $4,941.3 million. Secured liabilities are borrowings secured by mortgages over properties that have an aggregate value of $11,278.6 million. These properties are as follows: Annapolis, Belden Village, Carindale, Century City, Chatswood, Chesterfield, Citrus Park, Crestwood, Department Stores, Downtown Plaza, Eagle Rock, Eastland, Enfield, Fox Hills, Fox Valley, Franklin Park, Galleria at Roseville, Gateway, Hawthorn, Horton Plaza, Independence, Louis Joliet, Main Place, Meriden, Mid Rivers, Mission Valley, Mission Valley West, North County, Northwest, Old Orchard Centre, Parkway, Plaza Bonita, Richland, San Francisco Centre, Santa Anita, Solano, South County, South Shore, Southcenter, Southlake, Southpark, Vancouver, West County, West Covina and West Park.

The terms of the debt facilities preclude the properties from being used as security for other debt without the permission of the first mortgage holder. The debt facilities also require the properties to be insured.

In addition, undrawn facilities are secured by the following properties with an aggregate value of $1,036.9 million: Capital Mall, North County, Midway, Promenade, Southgate, Trumbull and Westland.

(5)	Convertible redeemable preference shares (“CPS”)

The CPS that were issued by WAT in August and December 1998 were issued at a price of US$180.00 each and are not quoted on any stock exchange.

The holders of Series G CPS are entitled to receive an annual dividend equal to the greater of (i) 9.3% of the liquidation value of the preferred shares, increasing at 1.5% per annum in 2002 and at 3% per annum thereafter; and (ii) the US$ equivalent of the distribution on the number of stapled securities into which the preference shares are then exchangeable.

Each Series G CPS is convertible into 10 shares of Series A common stock (“Series A common shares”) in WEA (subject to adjustment for dilution etc). The Series G CPS are entitled to one-tenth of a vote per Series G CPS on all matters submitted to a vote of the holders of the common shares and Series A common shares in WEA. The Series A common shares will pay a dividend equal to the US$ equivalent of the distribution on the number of stapled securities into which such Series A common shares are then exchangeable. The holders of the Series A common shares will be entitled to 1.10 votes per share on all matters submitted to a vote of the holders of WEA common shares.

While not a term of the Series G CPS, the original holder of the Series G CPS can, subject to certain conditions, require WEA to redeem a number of the Series G CPS or Series A common shares, or a combination thereof, on the last business date of May of 2005 and each year thereafter in an amount up to US$25 million at any one time. During the period no Series G CPS were redeemed by WEA pursuant to the arrangement.

After the purchase by WEA (as described below) of 266,130 Series G CPS and the cancellation of the same number of Series G Special Options in WAT, the maximum aggregate amount which may be redeemed pursuant to the exercise of these rights is US$77,096,703.

Security Capital Preferred Growth Incorporated (“SCPG”) held 694,445 shares of Series G CPS and 694,445 Series G Special Options. Each Special Option allows SCPG to exchange 1 Series G CPS for 34.6632 stapled securities. SCPG notified WAT that SCPG intended to realise US$100 million by exercising a portion of the Series G Special Options and sell the stapled securities in the market. In lieu thereof, on 13 August 2004 WEA repurchased 266,130 of Series G CPS for US$100 million as a consequence of which 266,130 Special Options were cancelled for no consideration (as they are not exercisable once SCPG no longer owned the Series G CPS).

The Series G CPS are redeemable by WEA at any time after 12 August 2008 at 100% of the liquidation preference. If WEA is wound up, Series G CPS will carry with it a liquidation preference of US$180.00.

(6)	Other redeemable preference shares

The other redeemable preference shares/units comprise: (i) Partnership interest in the Urban Shopping Centres, L.P. (the “Urban OP”); (ii) 10% of the Series G Partnership Preferred Units (“Series G units”) issued to the Jacobs Group; (iii) Series H Partnership Preferred Units (“Series H units”); and (iv) a Preferred Partnership interest in Head Acquisition L.P. (“Head LP”).

In connection with the acquisition of RNA, WEA, Rouse and Simon acquired a 94.44% general partnership interest of Urban Shopping Centres, L.P. (the “Urban OP”). WEA’s share of the general partnership interest is 52.7%. The 5.56% limited partnership interest in the Urban OP is held by certain third party investors (the “Limited Partners”). The Limited Partners have 1,946,080 units and the right to sell their units in the Urban OP to the Urban OP at any time during the first calendar month of each calendar quarter beginning 8 November 2005 or on or prior to the first anniversary of the date of the death of such Limited Partner for cash.

The Limited Partners have the right to receive quarterly distributions from available cash of the Urban OP in accordance with a tiered distribution schedule. If the partners do not receive a certain level of distributions, interest accrues at a rate of 8% per annum on the unpaid distributions.

The Jacobs Group holds 13,391,343 Series G Units in the Operating Partnership. The holder has the right that requires WEA to purchase up to 10% of the shares redeemed for cash.

The former partners in the San Francisco Centre hold 360,000 Series H Units in the Operating Partnership. The Series H Units are entitled to receive quarterly distributions equal to US$1.4944 per Series H Unit.

For each year beginning 2005, at any time after 15 February and prior to 15 May, the holders of the Series H Units may elect to have the Operating Partnership make a cash distribution on all Series H Units of US$73.1178 per Series H Unit on 30 June of such year. For each year beginning 2006, at any time after 15 May and prior to 15 August, the Partnership may elect to make a cash distribution on all Series H Units of US$75,361 per Series H Units on 30 September of such year. Each such distribution is a “Special Distribution”. On the date the Special Distribution is due and payable, each Series H Unit automatically converts into one Series H-1 Partnership Preferred Unit (a “Series H-1 Unit”).

Each Series H-1 Unit will be entitled to receive quarterly distributions equal to US$0.125 for the first four calendar quarters after the Series H-1 Units are issued (the “Base Year”) and for each calendar quarter thereafter, US$0.125 multiplied by a Growth Factor. The Growth Factor is an amount equal to one plus or minus, 25% of the percentage increase or decrease in the distributions payable with respect to a partnership common unit of the Operating Partnership for such calendar quarter relative to 25% of the aggregate distributions payable with respect to a partnership common unit for the Base Year. On 16 September 2003, WEA sold its entire interest in WEA HRE-Abbey, Inc. In connection with the transaction, the acquirer has a preferred limited partner interest in Head LP. The holder of this interest receives a rate of return per annum equal to 3-month LIBOR plus 0.90%.

On October 2004, the Urban OP redeemed its Series D units for cash at their stated value. WEA’s share of this redemption was US$45.5 million.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

	CONSOLIDATED		PARENT COMPANY
	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

17 OTHER LIABILITIES

Current

Deferred gain on interest rate hedges	87.4	11.9	—	—
Deferred gain on forward exchange contracts	81.8	21.0	—	—
Payables under forward exchange contracts	17.7	—	—	—

	186.9	32.9	—	—

Non current

Deferred gain on forward exchange contracts	240.3	56.2	—	—
Deferred gain on interest rate hedges	168.3	7.0	—	—
Payables under forward exchange contracts	27.0	—	—	—

	435.6	63.2	—	—

	Shares	Shares	Shares	Shares

18 CONTRIBUTED EQUITY

(a) Number of securities on issue

Balance at the beginning of the year	566,249,327	564,265,850	566,249,327	564,265,850
Securities issued to implement the Westfield Group Merger(1)
- Securities issued to Members of WT	629,615,967	—	629,615,967	—
- Securities issued to Members of WAT	483,255,917	—	483,255,917	—
Securities issued on exercise of options	3,978,180	1,983,477	3,978,180	1,983,477

Balance at the end of the year for the Parent Company and Westfield Group	1,683,099,391	566,249,327	1,683,099,391	566,249,327

(1)	The Merger was implemented on 16 July 2004, being the date on which securities were issued to Members of each other entity and “stapled” such that the Westfield Group stapled securities trade as one security on the ASX under the code WDC. Each stapled security comprises of one share in the Parent Company, one unit in WT and one unit in WAT. Accordingly, the number of shares on issue in the Parent Company equals the numbers of stapled securities in the Westfield Group.

Stapled securities have the right to receive dividends from the Parent Company and distributions from WT and WAT as declared and, in the event of winding up of the Parent Company, WT and WAT, to participate in the proceeds from the sale of all surplus assets in proportion to the number of and amounts paid up on stapled securities held.

Holders of stapled securities can vote their shares and units in accordance with the Corporations Act, either in person or by proxy, at a meeting of either the Parent Company, WT and WAT (as the case maybe).

	$ Million	$ Million	$ Million	$ Million

(b) Amount of contributed equity

of the Parent Company	727.4	696.2	730.3	699.1

of WT and WAT	10,682.7	—	—	—

of the Westfield Group	11,410.1	696.2	730.3	699.1

Movement in contributed equity
Balance at the beginning of the year	696.2	715.2	699.1	718.1
Initial equity contributed by WT and WAT pursuant to the Merger	10,766.7	—	—	—
Stapling distributions – return of capital	(1,124.0)	—	—	—
Securities issued to implement the Merger	1,125.1	—	11.1	—
Net extinguishment of options	(53.9)	(19.0)	20.1	(19.0)

Balance at the end of the year	11,410.1	696.2	730.3	699.1

Since the end of the shortened financial year:

-	10,267941 stapled securities have been issued for a cash consideration of $137.1 million as a consequence of the exercise of options; and

-	15,544,151 stapled securities have been issued for a cash consideration of $258.7 million pursuant to the Westfield Group Distribution Reinvestment Plan.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

		CONSOLIDATED
	Note	31 Dec 04 Options	30 Jun 04 Options

19 OPTIONS OVER WESTFIELD GROUP SECURITIES

Options on issue at 31 December 2004

- Executive options	19(a)(i)	1,233,600	8,070,990
- Possfund options	19(b)	5,300,000	7,950,000
- WT 2009 options	19(c)	850,000	—
- Series G Special options	19(d)	428,315	—

Balance at the end of the year*	19(e)	7,811,915	16,020,990

Movement in options over Westfield Group securities
Balance at the beginning of the year		16,020,990	23,531,112
Movement in Executive options
Options issued during the period	19(a)(ii)	—	1,591,931
Options exercised during the period
- extinguished by issuance of new shares	19(a)(iii)	(3,096,090)	(507,370)
- extinguished by transfer of existing shares	19(a)(iv)	(322,500)	(2,435,893)
- extinguished by issuance of new shares for $nil consideration equal to the difference between market value and the exercise price	19(a)(v)	(3,275,000)	(5,685,250)
Options lapsed during the period	19(a)(vi)	(143,800)	(423,540)
Movement in Possfund options		—	7,950,000
Options issued during the period
Options exercised during the period
- extinguished by payment of cash equal to the difference between market value and the exercise price	19(b)(ii)	(2,650,000)	(8,000,000)
Options contributed by WT and WAT pursuant to the Merger
WT 2009 Options	19(c)	850,000	—
Series G Special Options	19(d)(i)	694,445	—
Movement in Series G Special Options
Options cancelled for $nil consideration during the period	19(d)(ii)	(266,130)	—

Balance at the end of the year*		7,811,915	16,020,990

*	At 31 December 2004, 7,811,915 options were convertible to 84,847,306 stapled securities.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

19	OPTIONS OVER WESTFIELD GROUP SECURITIES CONTINUED

(a)	Options issued pursuant to the Executive Option Plans

(i)	Executive options balance at the beginning and end of the year:

Issue date	Expiry date	Exercise Price	Note	Number exercisable at 31 Dec 04	Number on issue at 31 Dec 04	Number(a) on issue at 2 Jul 04	Number on issue at 30 Jun 04
1 Oct 1999	1 Oct 2004	$9.310		—	—	—	120,000
1 Oct 1999	1 Oct 2004	$9.310		—	—	—	3,750,000
4 Nov 1999	4 Nov 2004	$9.820		—	—	—	55,000
23 Dec 1999	23 Dec 2004	$10.080		—	—	102,500	376,060
3 Feb 2000	3 Feb 2005	$9.160		—	—	—	62,500
10 Apr 2000	10 Apr 2005	$9.320	(b)	25,000	50,000	50,000	270,000
22 Sep 2000	22 Sep 2005	$12.550	(b)	55,000	110,000	110,000	360,000
9 Nov 2000	9 Nov 2005	$13.460		—	—	—	75,000
22 Dec 2000	22 Dec 2005	$14.210	(b)	10,000	20,000	20,000	20,000
30 Apr 2001	30 Apr 2006	$13.030	(b)	12,500	50,000	50,000	250,000
6 Aug 2001	6 Aug 2006	$15.050	(b)	101,250	405,000	405,000	455,000
12 Nov 2001	12 Nov 2006	$17.360	(b)	25,000	100,000	100,000	100,000
20 Mar 2002	20 Mar 2007	$17.140	(b)	—	75,000	75,000	75,000
15 Apr 2002	15 Apr 2007	$17.040		—	—	25,000	25,000
26 Jun 2002	26 Jun 2007	$15.370		—	—	100,000	100,000
24 Jul 2002	24 Jul 2007	$14.760		—	—	—	150,000
25 Oct 2002	25 Oct 2007	$12.910	(b)	—	71,500	71,500	271,500
20 Dec 2002	20 Dec 2007	$13.800	(b)	—	35,000	35,000	145,000
28 Feb 2003	28 Feb 2008	$13.140		—	—	—	142,500
28 Feb 2003	28 Feb 2010	$13.140		—	—	—	575,000
10 Jun 2003	10 Jun 2008	$0.000		—	—	—	20,710
19 Aug 2003	19 Aug 2008	$15.600	(b)	—	30,000	30,000	30,000
1 Sep 2003	1 Sep 2008	$15.560	(b)	—	233,800	252,600	252,600
1 Sep 2003	1 Sep 2008	$0.000	(c)	—	3,300	3,300	25,500
13 Nov 2003	13 Nov 2008	$14.810	(b)	—	50,000	50,000	50,000
19 Dec 2003	19 Dec 2008	$0.000		—	—	—	127,550
1 Jan 2004	1 Jan 2009	$0.000		—	—	—	112,070
28 Feb 2004	28 Feb 2011	$13.550		—	—	—	75,000

				228,750	1,233,600	1,479,900	8,070,990

(a)	Under the terms of the Executive Option Plan and the Executive Performance Share Plan as a result of the Merger the vesting dates of the options were accelerated, so that Executives had the right to exercise all their options until 2 July 2004, being the effective date of the Merger. Any options outstanding at this date continue with the original vesting dates.
(b)	Under the terms of the Executive Option Plan under which these options were granted, 25% of these options may be exercised at any time after the third anniversary of their respective grant dates, 25% of these options may be exercised at any time after the fourth anniversary of the grant dates and the remaining 50% of these options may be exercised on the fifth anniversary of their grant dates.
(c)	Under the terms of the Executive Performance Share Plan under which these options were granted, 25% of these options may be exercised at any time after the third anniversary of their respective grant dates, 25% of these options may be exercised at any time after the fourth anniversary of the grant dates and the remaining 50% of these options may be exercised on the fifth anniversary of their grant dates.

The rules of the Executive Option Plan and the Executive Performance Share Plan have been amended to permit the Parent Company to satisfy the exercise of an option in one of the following ways:

(i)	issuing or transferring a Westfield Group stapled security to the Executive option holder;

(ii)	paying the Executive option holder an amount equal to the difference between the market value of a Westfield Group stapled security as at the date of exercise (determined under section 139FA of the Income Tax Assessment Act 1936) and the exercise price for the Executive Option (“Profit Element”); or

(iii)	issuing or transferring Westfield Group stapled securities to the Executive Option holder equal to the value of the Profit Element.

These options have no entitlement to dividends/distributions of the Westfield Group.

The stapled security price at 31 December 2004 was $16.43. The market value in excess of the exercise price of the Executive options currently on issue at 31 December 2004 is $2.1 million, representing $1.72 per option.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

19	OPTIONS OVER WESTFIELD GROUP SECURITIES CONTINUED

(a)	Options issued pursuant to the Executive Option Plans continued

(ii)	Executive options issued during the period:

Issue date	Expiry date	Exercise price	Note	Number issued
				31 Dec 04	30 Jun 04

1 Sep 2003	1 Sep 2008	$15.560	(a)	—	252,600
13 Nov 2003	13 Nov 2008	$14.810	(a)	—	50,000
19 Aug 2006	19 Aug 2008	$15.600	(a)	—	30,000
1 Oct 2003	1 Oct 2008	$15.010	(a)	—	240,000
27 Feb 2004	27 Feb 2009	$13.550	(a)	—	400,000
28 Feb 2004	28 Feb 2011	$13.550	(a)	—	150,000

				—	1,122,600

1 Sep 2003	1 Sep 2008	$0.000	(b)	—	93,890
19 Dec 2003	19 Dec 2008	$0.000	(b)	—	127,550
1 Jan 2004	1 Jan 2009	$0.000	(b)	—	112,070
1 Mar 2004	1 Mar 2009	$0.000	(b)	—	135,821

				—	469,331

				—	1,591,931

(a)	Pursuant to the Group’s Executive Option Plan, no options (2004: 1,122,600) over unissued ordinary shares were granted during the financial year. The exercise price for the options was set at 105% of the market value of the Group’s shares at the time the options were issued. The Group has a policy of not recognising a value for options granted with an exercise price at or above current market value. Accordingly, no amounts have been recorded in the Statement of Financial Performance in respect of the issue of these options. These options have no entitlement to dividends and no voting rights. The value of these options issued during the year, based upon the higher of cost or Black-Scholes valuation model, was $nil million (2004: $2.7 million).
(b)	Pursuant to the Group’s Executive Performance Share Plan, no awards (2004: 469,331) over unissued ordinary shares were granted during the financial year. The exercise price for the awards was $nil. The Group has a policy of not recognising a value for options granted with an exercise price at or above current market value. Accordingly, no amounts have been recorded in the Statement of Financial Performance in respect of the issue of these awards. These options have no entitlement to dividends and no voting rights. The value of these awards issued during the year, based upon the higher of cost or Black-Scholes valuation model, was $nil million (2004: $6.5 million).

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

19	OPTIONS OVER WESTFIELD GROUP SECURITIES CONTINUED

(a)	Options issued pursuant to the Executive Option Plans continued

(iii)	Options exercised during the period and extinguished by the issuance of new shares:

Issue date	Expiry date	Exercise date	Exercise price $	Number of shares issued	Cash received at exercise date $ Million	Fair value of shares at exercise date $ Million

For the shortened financial year ended 31 December 2004:
1 Oct 1999	1 Oct 2004	1 Jul 2004	9.31	2,500,000	23.3	38.7
23 Dec 1999	23 Dec 2004	1 Jul 2004	10.08	18,560	0.2	0.3
10 Jun 2003	10 Jun 2008	1 Jul 2004	—	20,710	—	0.3
1 Sep 2003	1 Sep 2008	1 Jul 2004	—	10,400	—	0.2
19 Dec 2003	19 Dec 2008	1 Jul 2004	—	127,550	—	2.0
1 Jan 2004	1 Jan 2009	1 Jul 2004	—	112,070	—	1.7
23 Dec 1999	23 Dec 2004	2 Jul 2004	10.08	162,500	1.6	2.5
22 Sep 2000	22 Sep 2005	2 Jul 2004	12.55	25,000	0.3	0.4
25 Oct 2002	25 Oct 2007	2 Jul 2004	12.91	65,000	0.8	1.0
28 Feb 2003	28 Feb 2008	2 Jul 2004	13.14	42,500	0.6	0.7
1 Sep 2003	1 Sep 2008	2 Jul 2004	—	11,800	—	0.2

				3,096,090	26.8	48.0

For the year ended 30 June 2004:
14 Sept 1998	14 Sept 2003	16 Jul 2003	7.54	50,000	0.4	0.7
14 Sept 1998	14 Sept 2003	15 Aug 2003	7.54	110,000	0.8	1.6
14 Sept 1998	14 Sept 2003	14 Sep 2003	7.54	80,000	0.6	1.2
23 Dec 1999	23 Dec 2004	15 Sep 2003	10.08	10,000	0.1	0.1
22 Sept 2000	22 Sept 2005	26 Sept 2003	12.55	8,750	0.1	0.1
23 Dec 1999	23 Dec 2004	26 Nov 2003	10.08	8,750	0.1	0.1
22 Sept 2000	22 Sept 2005	8 Dec 2003	12.55	43,750	0.5	0.6
23 Dec 1999	23 Dec 2004	18 Dec 2003	10.08	8,750	0.1	0.1
23 Dec 1999	23 Dec 2004	23 Dec 2003	10.08	7,500	0.1	0.1
23 Dec 1999	23 Dec 2004	30 Jan 2004	10.08	6,440	0.1	0.1
23 Dec 1999	23 Dec 2004	8 Mar 2004	10.08	10,000	0.1	0.1
23 Dec 1999	23 Dec 2004	21 May 2004	10.08	25,000	0.3	0.4
28 Feb 2003	28 Feb 2008	3 Jun 2004	—	49,750	—	0.7
1 Sep 2003	1 Sep 2008	3 Jun 2004	—	6,200	—	0.1
1 Oct 1999	1 Oct 2004	4 Jun 2004	9.31	5,000	—	0.1
1 Sep 2003	1 Sep 2008	4 Jun 2004	—	1,200	—	0.0
1 Sep 2003	1 Sep 2008	10 Jun 2004	—	2,700	—	0.0
1 Sep 2003	1 Sep 2008	11 Jun 2004	—	4,100	—	0.1
1 Sep 2003	1 Sep 2008	16 Jun 2004	—	2,500	—	0.0
10 June 2003	10 June 2008	16 Jun 2004	—	35,160	—	0.5
1 Sep 2003	1 Sep 2008	22 Jun 2004	—	2,700	—	0.0
1 Sep 2003	1 Sep 2008	23 Jun 2004	—	8,600	—	0.1
1 Sep 2003	1 Sep 2008	24 Jun 2004	—	4,900	—	0.1
10 Jun 2003	10 Jun 2008	24 Jun 2004	—	7,420	—	0.1
1 Sep 2003	1 Sep 2008	30 Jun 2004	—	8,200	—	0.1

				507,370	3.3	7.4

The fair value of shares at the exercise date is measured as the quoted price at the close of trade on that date.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

19	OPTIONS OVER WESTFIELD GROUP SECURITIES CONTINUED

(a)	Options issued pursuant to the Executive Option Plans continued

(iv)	Options exercised during the period and extinguished by the transfer of existing shares:

Issue date	Expiry date	Exercise date	Exercise price $	Number of shares issued	Cash received at transfer date $ Million	Fair value of shares at transfer date $ Million

For the shortened financial year ended 31 December 2004:
1 Oct 1999	1 Oct 2004	02 Jul 2004	9.31	90,000	0.8	1.4
4 Nov 1999	4 Nov 2004	02 Jul 2004	9.82	55,000	0.5	0.9
3 Feb 2000	3 Feb 2005	02 Jul 2004	9.16	62,500	0.6	1.0
10 Apr 2000	10 Apr 2005	02 Jul 2004	9.32	20,000	0.2	0.3
30 Apr 2001	30 Apr 2006	02 Jul 2004	13.03	50,000	0.7	0.8
20 Dec 2002	20 Dec 2007	02 Jul 2004	13.80	45,000	0.6	0.7

				322,500	3.4	5.1

For the year ended 30 June 2004:
9 Jun 1999	9 Jun 2004	2 Jul 2003	9.45	5,000	0.0	0.1
9 Jun 1999	9 Jun 2004	3 Sep 2003	9.45	15,000	0.1	0.2
9 Jun 1999	9 Jun 2004	10 Sep 2003	9.45	12,500	0.1	0.2
10 April 2000	10 April 2005	19 Sep 2003	9.32	37,500	0.3	0.5
1 Oct 2002	1 Oct 2007	1 Oct 2003	—	71,580	—	1.0
1 Oct 1999	1 Oct 2004	1 Oct 2003	9.31	70,000	0.7	1.0
1 Oct 1999	1 Oct 2004	17 Oct 2003	9.31	10,000	0.1	0.1
1 Oct 1999	1 Oct 2004	6 Nov 2003	9.31	7,500	0.1	0.1
1 Oct 1999	1 Oct 2004	8 Dec 2003	9.31	31,250	0.3	0.4
1 Oct 1999	1 Oct 2004	27 Jan 2004	9.31	10,000	0.1	0.1
9 Jun 1999	9 Jun 2004	28 Jan 2004	9.45	12,500	0.1	0.2
27 Feb 2003	27 Feb 2010	27 Feb 2004	—	32,420	—	0.4
3 Feb 2000	3 Feb 2005	16 Mar 2004	9.16	31,250	0.3	0.4
1 Oct 2002	1 Oct 2007	4 Jun 2004	—	88,760	—	1.3
27 Feb 2003	27 Feb 2010	4 Jun 2004	—	129,670	—	1.9
20 Mar 2003	20 Mar 2008	4 Jun 2004	—	186,752	—	2.8
20 Mar 2003	20 Mar 2007	4 Jun 2004	—	13,390	—	0.2
1 Mar 2004	1 Mar 2009	4 Jun 2004	—	135,821	—	2.0
9 Jun 1999	9 Jun 2004	9 Jun 2004	9.45	387,500	3.7	5.7
1 Oct 1999	1 Oct 2004	9 Jun 2004	9.31	15,000	0.1	0.2
1 Oct 1999	1 Oct 2004	15 Jun 2004	9.31	15,000	0.1	0.2
1 Oct 1999	1 Oct 2004	17 Jun 2004	9.31	120,000	1.1	1.9
10 Apr 2000	10 Apr 2005	17 Jun 2004	9.32	25,000	0.2	0.4
1 Oct 1999	1 Oct 2004	24 Jun 2004	9.31	45,000	0.4	0.7
1 Oct 1999	1 Oct 2004	25 Jun 2004	9.31	227,500	2.1	3.5
10 Apr 2000	10 Apr 2005	25 Jun 2004	9.32	30,000	0.3	0.5
1 Oct 1999	1 Oct 2004	30 Jun 2004	9.31	537,500	5.0	8.3
4 Nov 1999	4 Nov 2004	30 Jun 2004	9.82	30,000	0.3	0.5
10 Apr 2000	10 Apr 2005	30 Jun 2004	9.32	87,500	0.8	1.3
22 Dec 2000	22 Dec 2005	30 Jun 2004	14.21	15,000	0.2	0.2

				2,435,893	16.7	36.3

The fair value of shares at the exercise date is measured as the quoted price at the close of trade on that date. These options were granted to executives over shares purchased by the Westfield Group and held in trust for the executives. Cash received from the executives is equal to the amount of the exercise price.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

19	OPTIONS OVER WESTFIELD GROUP SECURITIES CONTINUED

(a)	Options issued pursuant to the Executive Option Plans continued

(v)	Options exercised during the period and extinguished by the issue of new shares for $nil consideration equal to the difference between market value and the exercise price

Issue date	Expiry date	Exercise date	Exercise price $	Number of options exercised	Number of shares issued	Fair value of shares at transfer date $ Million

For the shortened financial year ended 31 December 2004:
1 Oct 1999	1 Oct 2004	01 Jul 2004	9.31	1,250,000	497,680	7.7
23 Dec 1999	23 Dec 2004	01 Jul 2004	10.08	75,000	26,128	0.4
10 Apr 2000	10 Apr 2005	01 Jul 2004	9.32	100,000	39,750	0.6
22 Sep 2000	22 Sep 2005	01 Jul 2004	12.55	75,000	14,152	0.2
9 Nov 2000	9 Nov 2005	01 Jul 2004	13.46	75,000	9,742	0.2
30 Apr 2001	30 Apr 2006	01 Jul 2004	13.03	150,000	23,649	0.4
6 Aug 2001	6 Aug 2006	01 Jul 2004	15.05	50,000	1,354	0.0
25 Oct 2002	25 Oct 2007	01 Jul 2004	12.91	85,000	14,062	0.2
20 Dec 2002	20 Dec 2007	01 Jul 2004	13.80	15,000	1,619	0.0
28 Feb 2003	28 Feb 2010	01 Jul 2004	13.14	75,000	11,292	0.2
28 Feb 2004	28 Feb 2011	01 Jul 2004	13.55	75,000	9,304	0.1
1 Oct 1999	1 Oct 2004	02 Jul 2004	9.31	30,000	11,913	0.2
23 Dec 1999	23 Dec 2004	02 Jul 2004	10.08	17,500	6,114	0.1
10 Apr 2000	10 Apr 2005	02 Jul 2004	9.32	100,000	39,648	0.6
22 Sep 2000	22 Sep 2005	02 Jul 2004	12.55	150,000	28,097	0.4
24 July 2002	24 July 2007	02 Jul 2004	14.76	150,000	6,620	0.1
25 Oct 2002	25 Oct 2007	02 Jul 2004	12.91	50,000	8,197	0.1
20 Dec 2002	20 Dec 2007	02 Jul 2004	13.80	30,000	3,190	0.0
20 Dec 2002	20 Dec 2007	02 Jul 2004	13.80	20,000	2,186	0.0
28 Feb 2003	28 Feb 2008	02 Jul 2004	13.14	100,000	14,905	0.2
22 Feb 2003	22 Feb 2010	02 Jul 2004	13.14	500,000	74,554	1.2
23 Dec 1999	23 Dec 2004	23 Dec 2004	10.08	102,500	37,934	0.6

				3,275,000	882,090	13.5

For the year ended 30 June 2004:
3 Sep 1998	3 Sep 2003	4 Jul 2003	7.58	1,590,000	763,942	10.9
23 Dec 1999	23 Dec 2004	3 Jun 2004	10.08	46,250	14,567	0.2
23 Dec 1999	23 Dec 2004	4 Jun 2004	10.08	25,000	7,904	0.1
25 Oct 2002	25 Oct 2007	10 Jun 2004	12.91	40,000	5,192	0.1
20 Dec 2002	20 Dec 2007	10 Jun 2004	13.80	25,000	1,745	0.0
9 June 1999	9 June 2004	11 Jun 2004	9.45	30,000	10,961	0.2
1 Oct 1999	1 Oct 2004	11 Jun 2004	9.31	10,000	3,748	0.1
23 Dec 1999	23 Dec 2004	11 Jun 2004	10.08	10,000	3,231	0.0
22 Sep 2000	22 Sep 2005	11 Jun 2004	12.55	20,000	3,143	0.0
20 Dec 2002	20 Dec 2007	11 Jun 2004	13.80	20,000	1,464	0.0
23 Dec 1999	23 Dec 2004	16 Jun 2004	10.08	60,000	19,632	0.3
22 Sep 2000	22 Sep 2005	16 Jun 2004	12.55	40,000	6,494	0.1
25 Oct 2002	25 Oct 2007	16 Jun 2004	12.91	15,000	2,075	0.0
1 Oct 1999	1 Oct 2004	22 Jun 2004	9.31	80,000	31,578	0.5
23 Dec 1999	23 Dec 2004	22 Jun 2004	10.08	50,000	17,255	0.3
30 Apr 2001	30 Apr 2006	22 Jun 2004	13.03	25,000	3,836	0.1
13 Jan 2003	13 Jan 2008	22 Jun 2004	13.80	30,000	3,102	0.0
28 Feb 2003	28 Feb 2008	22 Jun 2004	13.14	10,000	1,463	0.0
23 Dec 1999	23 Dec 2004	23 Jun 2004	10.08	20,000	6,946	0.1
25 Oct 2002	25 Oct 2007	23 Jun 2004	12.91	13,500	2,215	0.0
20 Dec 2002	20 Dec 2007	23 Jun 2004	13.80	10,000	1,064	0.0
23 Dec 1999	23 Dec 2004	24 Jun 2004	10.08	37,500	13,267	0.2

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

19	OPTIONS OVER WESTFIELD GROUP SECURITIES CONTINUED

(a)	Options issued pursuant to the Executive Option Plans continued

(v)	Options exercised during the period and extinguished by the issue of new shares for $nil consideration equal to the difference between market value and the exercise price

Issue date	Expiry date	Exercise date	Exercise price $	Number of options exercised	Number of shares issued	Fair value of shares at transfer date $ Million

For the year ended 30 June 2004 continued
22 Sep 2000	22 Sep 2005	24 Jun 2004	12.55	100,000	19,542	0.3
1 Oct 2002	1 Oct 2007	24 Jun 2004	13.52	240,000	31,975	0.5
25 Oct 2002	25 Oct 2007	24 Jun 2004	12.91	200,000	34,469	0.5
27 Feb 2003	27 Feb 2008	24 Jun 2004	13.19	400,000	61,754	1.0
28 Feb 2003	28 Feb 2008	24 Jun 2004	13.14	1,160,500	182,884	2.9
28 Feb 2003	28 Feb 2010	24 Jun 2004	13.14	75,000	11,820	0.2
1 Oct 2003	1 Oct 2008	24 Jun 2004	15.01	240,000	9,049	0.1
27 Feb 2004	27 Feb 2009	24 Jun 2004	13.55	400,000	52,522	0.8
27 Feb 2004	27 Feb 2011	24 Jun 2004	13.55	75,000	9,848	0.2
4 Nov 1999	4 Nov 2004	30 Jun 2004	9.82	30,000	11,617	0.2
23 Dec 1999	23 Dec 2004	30 Jun 2004	10.08	76,250	27,050	0.4
22 Sep 2000	22 Sep 2005	30 Jun 2004	12.55	196,250	37,794	0.6
25 Oct 2002	25 Oct 2007	30 Jun 2004	12.91	35,000	6,115	0.1
20 Dec 2002	20 Dec 2007	30 Jun 2004	13.80	75,000	8,530	0.1
10 Apr 2000	10 Apr 2005	30 Jun 2004	9.32	75,000	30,315	0.5
31 Mar 2003	31 Mar 2008	30 Jun 2004	13.14	100,000	15,999	0.3

				5,685,250	1,476,107	21.9

The fair value of shares issued at the exercise date is measured as the volume weighted average trading price of the 5 days preceding that date.

(vi)	Executive options lapsed during the period:

Issue date	Expiry date	Exercise price	Number 31 Dec 04	Number 30 Jun 04
1 Oct 1999	1 Oct 2004	$9.310	—	10,000
23 Dec 1999	23 Dec 2004	$10.080	—	32,500
10 Apr 2000	10 Apr 2005	$9.320	—	112,500
22 Sep 2000	22 Sep 2005	$12.550	—	46,250
22 Dec 2000	22 Dec 2005	$14.210	—	15,000
6 Aug 2001	6 Aug 2006	$15.050	—	75,000
11 Jan 2002	11 Jan 2007	$17.340	—	25,000
20 Dec 2002	20 Dec 2007	$13.800	—	80,000
1 Sep 2003	1 Sep 2008	$0.000	—	27,290
26 Jun 2002	26 Jun 2007	$15.370	100,000	—
15 Apr 2002	15 Apr 2007	$17.040	25,000	—
1 Sep 2003	1 Sep 2008	$15.560	18,800	—

			143,800	423,540

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

19	OPTIONS OVER WESTFIELD GROUP SECURITIES CONTINUED

(b)	(i) Possfund Options

These options were issued to Possfund Custodian Trustee Limited (“Possfund”) at an exercise price per option of $12.84 on 1 April 2004 with an expiry date 22 May 2005. They may be exercised at any time during the period commencing on 1 April 2004 and expiring on 22 May 2005.

These options have no entitlement to dividends.

The terms of the Possfund Options allow the Parent Company, at its election, on exercise of an option to either:

(i)	issue or transfer one stapled security in respect of each option exercised subject to payment of the exercise price;

(ii)	issue or transfer the number of stapled securities whose value represents the difference between the market value of the shares that would otherwise have been issued on exercise of the option as at the date of their exercise and their exercise price (that difference being the “Profit Component”); or

(iii)	pay to Possfund an amount equal to the Profit Component.

(ii)	Options exercised by Possfund

On 4 October 2004 Possfund exercised 2,650,000 options at an exercise price of $12.84. Under the terms of the Possfund option agreement, the exercise of the options was extinguished by the payment of $6,726,495 to Possfund, being the difference between the volume weighted average trading price for the 20 business days preceding 4 October 2004 and the exercise price of the options.

(c)	WT 2009 Options

On 1 December 2003 the Responsible Entity of WT issued 850,000 call options over ordinary units in WT to Deutsche Bank AG Sydney Branch. The options are exercisable at any time between 1 January 2004 and 5 January 2009. The options were issued at a strike price of $3.75.

As a result of the Merger, the terms of the WT 2009 Options were amended so that the strike price is $13.3928 (being the old strike price of $3.75 divided by the 0.28 WT Merger ratio) and the exercise property will become Westfield Group stapled securities. The number of Westfield Group securities to be issued on exercise of a WT 2009 Option will be calculated by dividing $1,000 being the exercise price per WT 2009 Option by the strike price (as may be amended from time to time).

On 22 December 2004, the Responsible Entity was granted a waiver by the ASX to the extent necessary to permit the Responsible Entity to amend, without member approval, the terms of the WT 2009 Options by including provisions to allow the Responsible Entity the discretion to elect to satisfy the exercise of a WT 2009 Option by making payment to the holder of the option an amount in Australian dollars instead of delivering stapled securities. The cash amount is calculated by reference to the volume weighted average sale price per stapled security over a 10 day period (adjusted for distributions) to which the relevant holder of a WT 2009 Option would have been entitled.

(d)	(i) Series G Special Options

Each Series G Special Option (“Series G Option”) entitles the holder to deliver a Series G CPS (or the number of Series A common shares into which a Series G CPS has been converted). On exercise the holder will receive 34.6632 Westfield Group stapled securities. The ratio would have been appropriately adjusted where, instead of delivering a Series G CPS, the holder would have delivered the number of WEA Series A common shares into which a Series G CPS had been converted. The Series G Options are exercisable any time after September 2003 and expire on the date being 10 days prior to the date of termination of WAT.

(ii)	Series G Special Options cancelled

On 13 August 2004 the Westfield Group acquired from the original holder 266,130 Series G Preferred Shares for US$100 million. As a consequence of this transaction and because the original holder no longer owns the Series G Preferred Share, 266,130 Series G Special Options were cancelled for $nil consideration.

(e)	Details of movements in options since 31 December 2004 and the date of this report

Number of options

Options on issue at 31 December 2004	7,811,915
WT 2009 Options
- extinguished by issuance of new securities	138,100
Possfund Options
- extinguished by the payment of cash equal to the difference between the market value and the exercise price	5,300,000

Balance of options on issue at the date of this report	2,373,815

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

		CONSOLIDATED		PARENT COMPANY
	Note	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

20 RESERVES

of the Parent Company		436.5	268.9	40.1	40.1
of WT and WAT		4,481.4	—	—	—

of the Westfield Group		4,917.9	268.9	40.1	40.1

Total reserves of the Westfield Group
Asset revaluation reserve	20(a)	6,072.9	422.5	40.1	40.1
Foreign currency translation reserve	20(b)	(1,166.4)	(153.6)	—	—
Option premium reserve	20(c)	11.4	—	—	—

		4,917.9	268.9	40.1	40.1

(a) Asset revaluation reserve

of the Parent Company		662.7	422.5	40.1	40.1
of WT and WAT		5,410.2	—	—	—

of the Westfield Group		6,072.9	422.5	40.1	40.1

The nature and purpose of the asset revaluation reserve is to record unrealised increments and decrements in the value of non current assets. There are no restrictions on the distribution of the balance to the Members of the Westfield Group.

Movement in asset revaluation reserve

Balance at the beginning of the year		422.5	237.6	40.1	40.1
Initial asset revaluation reserves contributed by WT and WAT pursuant to the Merger		3,024.4	—	—	—
Current period movement
- Net increment on revaluation of property investments		2,162.3	—	—	—
- Share of equity accounted entities asset revaluation reserve		462.3	270.0	—	—
- Write down of equity accounted investments		—	(86.6)	—	—
- Revaluation increment on other listed investments		1.4	1.5	—	—

Total current period movement		2,626.0	184.9	—	—

Balance at the end of the year		6,072.9	422.5	40.1	40.1

Attributable to:
Parent Company and its controlled entities		4,994.0	2.2	40.1	40.1
Equity accounted entities		1,078.9	420.3	—	—

		6,072.9	422.5	40.1	40.1

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

	CONSOLIDATED		PARENT COMPANY
	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

20 RESERVES CONTINUED

(b) Foreign currency translation reserve
of the Parent Company	(226.2)	(153.6)	—	—
of WT and WAT	(940.2)	—	—	—

of the Westfield Group	(1,166.4)	(153.6)	—	—

The nature and purpose of the foreign currency translation reserve is to record net exchange differences arising from the translation of financial statements of self sustaining foreign controlled entities.

Movement in foreign currency translation reserve

Balance at the beginning of the year	(153.6)	(149.4)	—	—
Initial foreign currency translation reserves contributed by WT and WAT pursuant to the Merger	(914.8)	—	—	—
Current period foreign exchange movement
- controlled foreign entities	(569.7)	(0.8)	—	—
- equity accounted associates	(154.8)	(22.6)	—	—
- foreign currency loans and derivatives	652.1	18.4	—	—
- tax effect	(25.6)	0.8	—	—

Total current period foreign exchange movement	(98.0)	(4.2)	—	—

Balance at the end of the year	(1,166.4)	(153.6)	—	—

Attributable to:
Parent Company and its controlled entities	(925.9)	(11.3)	—	—
Equity accounted entities	(240.5)	(142.3)	—	—

	(1,166.4)	(153.6)	—	—

(c) Option premium reserve

of the Parent Company	—	—	—	—
of WT and WAT	11.4	—	—	—

of the Westfield Group	11.4	—	—	—

The nature and purpose of the option premium reserve is to record proceeds received upon issue of options.

Movement in option premium reserve

Balance at the beginning of the year	—	—	—	—
Initial option premium reserves contributed by WT and WAT pursuant to the Merger	11.7	—	—	—
Cancellation of options	(0.3)	—	—	—

Balance at the end of the year	11.4	—	—	—

21 RETAINED PROFITS

of the Parent Company	449.4	382.6	388.3	41.7
of WT and WAT	1,073.4	—	—	—

of the Westfield Group	1,522.8	382.6	388.3	41.7

Movement in retained profits

Balance at the beginning of the year	382.6	819.7	41.7	223.5
Initial retained profits contributed by WAT pursuant to the Merger	308.4	—	—	—
Profit/(loss) from ordinary activities after tax expense	832.9	(196.4)	347.7	58.9
Amounts transferred from asset revaluation reserve	—	—	—	—
Amounts transferred to capital profits reserve	—	—	—	—
Stapling dividend paid pursuant to the Merger	(1.1)	—	(1.1)	—
Dividends paid or provided for	—	(240.7)	—	(240.7)

Balance at the end of the year	1,522.8	382.6	388.3	41.7

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

	CONSOLIDATED		PARENT COMPANY
	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

22 TOTAL EQUITY ATTRIBUTABLE TO MEMBERS OF THE WESTFIELD GROUP

of the Parent Company	1,613.3	1,347.7	1,158.7	780.9
of WT and WAT	16,237.5	—	—	—

of the Westfield Group	17,850.8	1,347.7	1,158.7	780.9

Movement in total equity attributable to members of the Westfield Group

Balance at the beginning of the year	1,347.7	1,623.1	780.9	981.7
Total changes in equity recognised in the Statement of Financial Performance	3,360.9	(15.7)	347.7	58.9
Transactions with owners as owners
Initial equity contributed by WT and WAT pursuant to the Merger
- Contributed equity	10,766.7	—	—	—
- Asset revaluation reserve	3,024.4	—	—	—
- Foreign currency translation reserve	(914.8)	—	—	—
- Option premium reserve	11.7	—	—	—
- Retained profits	308.4	—	—	—
- Net extinguishment of options	(54.2)	(19.0)	20.1	(19.0)
- Stapling dividends/distributions	(1,125.1)	—	(1.1)	—
- Securities issued on implementation of the Merger	1,125.1	—	11.1	—
- Dividends paid or provided for	—	(240.7)	—	(240.7)

Balance at the end of the year	17,850.8	1,347.7	1,158.7	780.9

23 MOVEMENT IN TOTAL EQUITY ATTRIBUTABLE TO MEMBERS OF THE PARENT COMPANY

Balance at the beginning of the year	1,347.7	1,623.1	780.9	981.7
Net profit from ordinary activities attributable to Members of the Parent Company	67.9	(196.4)	347.7	58.9
Asset revaluation movement
- Net increment on revaluation of property investments	151.6	—	—	—
- Share of equity accounted entities asset revaluation reserve	87.2	270.0	—	—
- Write down of equity accounted investments	—	(86.6)	—	—
- Revaluation increment on other listed investments	1.4	1.5	—	—
Foreign exchange movement
- controlled foreign entities	(129.3)	(0.8)	—	—
- equity accounted associates	(59.5)	(22.6)	—	—
- foreign currency loans and derivatives	141.8	18.4	—	—
- tax effect	(25.6)	0.8	—	—
Transactions with owners as owners
- Net extinguishment of options	20.1	(19.0)	20.1	(19.0)
- Stapling dividends/distributions	(1.1)	—	(1.1)	—
- Securities issued on implementation of the Merger	11.1	—	11.1	—
- Dividends paid or provided for	—	(240.7)	—	(240.7)

Balance at the end of the year	1,613.3	1,347.7	1,158.7	780.9

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

	CONSOLIDATED		PARENT COMPANY
	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

24 OUTSIDE EQUITY INTERESTS

Contributed equity	536.1	—	—	—
Asset revaluation reserve	264.7	—	—	—
Foreign currency translation reserve	(148.8)	—	—	—
Retained profits	—	—	—	—

Total outside equity interest	652.0	—	—	—

Movement in outside equity interest

Balance at the beginning of the year	—	—	—	—
Initial outside equity interests contributed by WT and WAT pursuant to the Merger	604.9	—	—	—
Net increment on revaluation of property investments	141.2	—	—	—
Exchange movements arising on translation of the financial statements of self sustaining foreign controlled entities	(78.7)	—	—	—
Profit after tax attributable to other outside equity interests	36.5	—	—	—
Dividends/distributions paid or provided for to other outside equity interests	(51.9)	—	—	—

Balance at the end of the year	652.0	—	—	—

As at 31 December 2004, the outside equity interest is primarily interests in operating partnerships of Westfield America, Inc. and units of Carindale Property Trust.

25 TOTAL EQUITY

Balance at the beginning of the year	1,347.7	1,623.1	780.9	981.7
Total changes in equity recognised in the Statement of Financial Performance	3,360.9	(15.7)	347.7	58.9
Transactions with owners as owners
Initial equity contributed by WT and WAT pursuant to the Merger
- Contributed equity	10,766.7	—	—	—
- Asset revaluation reserve	3,024.4	—	—	—
- Foreign currency translation reserve	(914.8)	—	—	—
- Option premium reserve	11.7	—	—	—
- Retained profits	308.4	—	—	—
- Net extinguishment of options	(54.2)	(19.0)	20.1	(19.0)
- Stapling distributions – return of capital	(1,125.1)	—	(1.1)	—
- Stapling distributions/dividends	1,125.1	—	11.1	—
- Dividends paid or provided for	—	(240.7)	—	(240.7)
Total changes in outside equity interests	652.0	—	—	—

Balance at the end of the year	18,502.8	1,347.7	1,158.7	780.9

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

26	DETAILS OF EQUITY ACCOUNTED ENTITIES

			ECONOMIC INTEREST		CONSOLIDATED CARRYING VALUE
Name of entity	Type of equity	Balance date	31 Dec 04%	30 Jun 04%	31 Dec 04 $ Million	30 Jun 04 $ Million

(a) Equity accounted entities carrying value Australia and New Zealand investments(1)
AMP Wholesale Shopping Centre Trust No. 2	Units	30 Jun	10.0	—	49.9	—
Karrinyup	Units	30 Jun	25.0	—	89.6	—
Mt Druitt	Units	30 Jun	50.0	—	121.4	—
SA Shopping Centre Trust	Units	31 Dec	50.0	—	21.0	—
Southland	Units	30 Jun	50.0	—	385.4	—
Tea Tree Plaza	Units	30 Jun	50.0	—	197.3	—

					864.6	—

United Kingdom investments(1)
Broadmarsh(2)	Partnership interest	31 Dec	75.0	75.0	163.9	168.5
Brunei	Partnership interest	31 Dec	50.0	50.0	71.3	60.7
CastleCourt	Partnership interest	31 Dec	50.0	50.0	153.1	142.8
Duelguide(3)	Company	31 Dec	50.0	—	751.9	—
Eagle	Partnership interest	31 Dec	50.0	50.0	116.6	113.4
Friary	Partnership interest	31 Dec	50.0	50.0	71.6	66.4
Mill Gate	Partnership interest	31 Dec	50.0	50.0	79.5	77.4
Royal Victoria Place	Partnership interest	31 Dec	50.0	50.0	67.4	60.9

					1,475.3	690.1

United States investments(1)
Fashion Square	Partnership units	31 Dec	50.0	—	131.4	—
Garden State Plaza	Partnership units	31 Dec	50.0	—	371.5	—
Montgomery	Partnership units	31 Dec	50.0	—	170.4	—
North Bridge	Partnership units	31 Dec	33.3	—	76.2	—
Plaza Camino Real	Partnership units	31 Dec	40.0	—	81.9	—
San Francisco Emporium	Partnership units	31 Dec	50.0	—	100.5	—
UTC	Partnership units	31 Dec	50.0	—	155.6	—
Valencia Town Centre	Partnership units	31 Dec	25.0	—	—	—
Valley Fair	Partnership units	31 Dec	50.0	—	320.8	—
Other retail and property investments	Units/shares	31 Dec	43.3	—	41.4	—
WAT and Westfield America, Inc. (“WEA”)(4)	Common stock, preferred stock and units	31 Dec	—	17.7	—	1,393.3

					1,449.7	1,393.3

Total equity accounted investments					3,789.6	2,083.4

(1)	All equity accounted property partnerships, trusts and companies operate solely as retail property investors.
(2)	The Group has a 75% economic interest in Broadmarsh. The Group has equal representation and voting rights on the Board of Broadmarsh resulting in joint control, and as a consequence, significant influence. Accordingly, Broadmarsh has been accounted for as an associate in accordance with AASB 1016: Accounting for Investments in Associates.
(3)	On 24 November 2004 DGL Acquisitions Limited (“DGL”) acquired a 100% interest in Duelguide plc (“Duelguide”), the company which owns the former London listed Chelsfield plc (“Chelsfield”), for cash consideration totalling £585 million.

DGL is 50% owned by Westfield Group entities and 50% owned by R&M Investments (BVI) Limited (“R&M’’), a company that is jointly owned by entities associated with Multiplex Limited and Messrs. David and Simon Reuben.

In an agreement dated 17 October 2004, the shareholders of DGL agreed to allocate the direct ownership of the assets and liabilities of Duelguide to the Westfield Group and R&M. It is anticipated that this allocation and associated restructure will be implemented over the next 12 months. In accordance with this agreement, the Westfield Group’s allocation of Duelguide’s assets and liabilities is as follows:

Shopping Centres	Million
- Merry Hill (100%)	£875.0
- Sprucefield (100%)	£75.0
Development assets	£170.0

Total Assets	£1,120.0
Bank borrowings and other liabilities	£816.5

Westfield Group cash consideration	£303.5

The assets of Duelguide, including assets allocated to the Westfield Group, are currently subject to cross guarantees associated with Duelguide’s borrowings, including borrowings allocated to R&M. These encumbrances are expected to be removed on implementation of the aforementioned allocation and associated restructure. Pending this implementation the Westfield Group’s interest in DGL has been accounted for under the equity method. The assets and liabilities underlying this equity investment are considered to be the specific Duelguide assets and liabilities that have been allocated directly to the Westfield Group.

(4)	As result of the Merger, the Parent Company is considered, for accounting purposes, to have gained control of WAT and WEA. Accordingly, the Parent Company’s investment in WAT and WEA has been consolidated at 31 December 2004 in accordance with AASB 1024: Consolidated Accounts.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

26	DETAILS OF EQUITY ACCOUNTED ENTITIES CONTINUED

	AUSTRALIA & NEW ZEALAND		UNITED KINGDOM		UNITED STATES		CONSOLIDATED
	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

(b) Details of the Westfield Group’s aggregate share of equity accounted entities net profit
Shopping centre and other property income	43.7	—	66.8	89.1	102.1	597.5	212.6	686.6
Interest income	—	—	0.5	0.6	—	0.8	0.5	1.4

Total revenue from ordinary activities	43.7	—	67.3	89.7	102.1	598.3	213.1	688.0
Property outgoings	(12.4)	—	(21.8)	(17.5)	(24.7)	(300.0)	(58.9)	(317.5)
Borrowing costs	(0.6)	—	(26.5)	(42.9)	(23.1)	(117.6)	(50.2)	(160.5)

Net profit from equity accounted entities before tax expense	30.7	—	19.0	29.3	54.3	180.7	104.0	210.0

Income tax expense	—	—	—	—	—	(4.8)	—	(4.8)

Share of net profits of equity accounted entities	30.7	—	19.0	29.3	54.3	175.9	104.0	205.2

(c) Carrying value of the Westfield Group’s investments in equity accounted entities
Balance at the beginning of the year	—	—	690.1	513.6	1,393.3	1,828.3	2,083.4	2,341.9
Initial equity accounted entities contribution by WT and WAT pursuant to the Merger	799.2	—	—	—	1,163.8	—	1,963.0	—
Net assets of joint ventures and associates no longer equity accounted	—	—	—	—	(1,393.3)	—	(1,393.3)	—
Additions	0.4	—	776.4	34.5	32.7	5.3	809.5	39.8
Disposals	—	—	—	—	—	—	—	—
Share of associates net profit	30.7	—	19.0	29.3	54.3	175.9	104.0	205.2
Dividends and distributions paid, net of tax	(31.1)	—	(15.8)	(19.4)	(37.6)	(182.5)	(84.5)	(201.9)
Share of revaluation increment	65.4	—	45.1	100.4	351.8	169.5	462.3	269.9
Recoverable amount write down of equity accounted entities	—	—	—	—	—	(544.6)	—	(544.6)
Foreign currency translation differences	—	—	(39.5)	31.7	(115.3)	(58.6)	(154.8)	(26.9)

Carrying value of investments in equity accounted associates	864.6	—	1,475.3	690.1	1,449.7	1,393.3	3,789.6	2,083.4

(d) Details of the Westfield Group’s aggregate share of equity accounted entities assets and liabilities
Cash	2.6	—	32.7	32.0	21.8	37.6	57.1	69.6
Receivables	2.5	—	2.7	7.8	4.8	32.1	10.0	39.9
Property investments (refer Note 12)	871.7	—	3,616.1	1,301.9	2,104.9	2,534.1	6,592.7	3,836.0
Construction and development projects	27.1	—	453.4	—	108.6	—	589.1	—
Other retail and property investments	—	—	—	—	41.4	—	41.4	—
Other assets	—	—	8.0	1.6	6.8	106.7	14.8	108.3

Total assets	903.9	—	4,112.9	1,343.3	2,288.3	2,710.5	7,305.1	4,053.8

Payables	(24.6)	—	(80.9)	(48.6)	(15.7)	(228.7)	(121.2)	(277.3)
Interest bearing liabilities	(14.7)	—	(2,556.7)	(604.6)	(822.9)	(1,088.5)	(3,394.3)	(1,693.1)

Total liabilities	(39.3)	—	(2,637.6)	(653.2)	(838.6)	(1,317.2)	(3,515.5)	(1,970.4)

Net assets	864.6	—	1,475.3	690.1	1,449.7	1,393.3	3,789.6	2,083.4

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

26	DETAILS OF EQUITY ACCOUNTED ENTITIES CONTINUED

	AUSTRALIA & NEW ZEALAND		UNITED KINGDOM		UNITED STATES		CONSOLIDATED
	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

(e) Details of the Westfield Group’s aggregate share of equity accounted entities lease commitments

Operating lease receivables
Future minimum rental revenues under non-cancellable operating retail property leases
Due within one year	105.6	—	244.6	137.8	112.7	32.1	462.9	169.9
Due between one and five years	262.3	—	854.8	445.3	375.0	110.6	1,492.1	555.9
Due after five years	188.1	—	189.9	90.4	286.0	82.3	664.0	172.7

	556.0	—	1,289.3	673.5	773.7	225.0	2,619.0	898.5

Operating lease payables
Expenditure contracted but not provided for
Due within one year	—	—	7.6	7.3	0.1	—	7.7	7.3
Due between one and five years	—	—	32.0	31.4	0.3	0.1	32.3	31.5
Due after five years	—	—	1,954.0	1,975.6	0.6	0.1	1,954.6	1,975.7

	—	—	1,993.6	2,014.3	1.0	0.2	1,994.6	2,014.5

(f) Details of the Westfield Group’s aggregate share of equity accounted entities capital expenditure commitments
Estimated capital expenditure commitments contracted at balance date but not provided for
Due within one year	25.4	—	14.5	1.1	78.7	80.9	118.6	82.0
Due between one and five years	—	—	0.7	—	78.7	42.3	79.4	42.3
Due after five years	—	—	—	—	—	—	—	—

	25.4	—	15.2	1.1	157.4	123.2	198.0	124.3

(g) Details of the Westfield Group’s aggregate share of equity accounted entities contingent liabilities
Performance guarantees	—	—	—	—	1.6	31.6	1.6	31.6

	—	—	—	—	1.6	31.6	1.6	31.6

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

			CONSOLIDATED		PARENT COMPANY
	Note		31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

27 NOTES TO STATEMENT OF CASH FLOWS

(a) Components of Cash

Cash			234.2	69.6	0.1	1.0
Cash – restricted(1)			2.0	2.1	—	—

Cash assets	27	(c)	236.2	71.7	0.1	1.0

Overdrafts and short term loans	16		(16.1)	(10.9)	—	—

			220.1	60.8	0.1	1.0

(1) The utilisation of the amount is restricted to the settlement of specific obligations and liabilities.

(b) Reconciliation of profit from ordinary activities after income tax to net cash flows from operating activities

Profit/(loss) from ordinary activities after income tax			869.4	(196.4)	347.7	58.9
Merger costs and capital restructure charges			—	519.7	—	433.5
Share of Merger charges included in associates net profit			—	5.1	—	—

			869.4	328.4	347.7	492.4

Amortisation and depreciation			10.4	17.8	—	—
Share of associates profit in excess of dividend and distribution			(19.5)	(1.9)	—	—
Profit on disposal of non current assets			(31.5)	(0.0)	—	—
Interest income			(7.5)	(4.4)	(5.6)	—
Borrowing costs			262.2	17.1	5.6	—
Write back of previously written down subsidiaries			—	—	(91.9)	—
Decrease/(increase) in other assets attributable to operating activities			17.7	(24.5)	(32.5)	(14.1)

Net cash flows from operating activities			1,101.2	332.5	223.3	478.3

(c) Financing facilities

Committed financing facilities available to the Group:
Total financing facilities at the end of the year			21,077.3	1,666.9
Amounts utilised(1)			(14,126.2)	(1,072.8)

Available financing facilities			6,951.1	594.1
Cash			236.2	71.7

Financing resources available at the end of the year			7,187.3	665.8

(1)	Amounts utilised include overdraft, borrowings and bank guarantees. Amounts which are denominated in foreign currencies are translated at exchange rates ruling at balance date.

These facilities comprise fixed and floating rate secured facilities, fixed and floating rate notes and unsecured interest only floating rate facilities. Certain facilities are also subject to negative pledge arrangements which require the Westfield Group to comply with specific minimum financial requirements.

	$ Million	$ Million

(d) Maturity profile of financing facilities

Maturity profile in respect of the above financing facilities:
Due within one year	2,061.6	59.2
Due between one year and five years	10,637.8	1,607.7
Due after five years	8,377.9	—

	21,077.3	1,666.9

(e)	Non cash acquisitions

As a result of the Merger Westfield Holdings Limited acquired, for accounting purposes, WT for $7,854.7 million and WAT for $7,124.7 million. The purchase consideration discharged in cash for both entities was $nil. At acquisition date the amount of cash held by the acquired entities was $41.4 million for WT and $215.6 million for WAT. At acquisition date the other assets and liabilities of WT were property investments $12,189.8 million, equity accounted investments $799.2 million, other assets $167.5 million, borrowings $4,611.4 million, other liabilities $731.8 million and of WAT were property investments $13,233.5 million, equity accounted investments $1,133.3 million, other assets $553.9 million, borrowings $7,021.3 million, other liabilities $990.3 million.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

	CONSOLIDATED		PARENT COMPANY
	31 Dec 04 $ Million	30 Jun 04 $ Million	31 Dec 04 $ Million	30 Jun 04 $ Million

28 DIVIDENDS/DISTRIBUTIONS

(a) Current year final dividend/distribution proposed

Parent Company 4.47 cents per share 100% franked (30 June 2004: 13.58 cents per share 50% franked)	75.2	77.4	75.2	77.4
WT 20.74 cents per unit, 42.0% estimated tax advantaged(1)(2)	349.0	—	—	—
WAT 26.82 cents per unit, 42.6% estimated tax advantaged(1)	451.5	—	—	—

Westfield Group 52.03 cents per stapled security	875.7

Dividends/distributions provided for were paid on 28 February 2005. Dividends to be paid by the Parent Company will be franked at the corporate tax rate of 30%. The record date for these dividends/distributions was 14 February 2005.

The Westfield Group Distribution Reinvestment Plan (DRP) was in operation for the distribution payable on 28 February 2005. DRP securities issued during the period rank for distribution from the first day following the date on which they are issued.

(1)	For security holders that are individuals, the taxable component of the WT cash distribution is estimated to be 12.03 cents per unit. This taxable component includes capital gains (discounted by 50%) of 1.16 cents per unit arising from property disposals during the period.
(2)	The estimated tax advantaged component of the WT and WAT’s distributions reduces the cost base of members’ units. If the cost base is reduced to $nil any remaining tax advantaged amounts may be taxable as capital gains.

	$ Million	$ Million	$ Million	$ Million

(b) Dividends/Distributions paid during the year

Dividend/distribution in respect of the 6 months to 30 June 2004
Parent Company 13.58 cents per share 50% franked	77.4	76.6	77.4	76.6
WT 12.71 cents per unit, 42.0% estimated tax advantaged	283.7	—	—	—
WAT 7.80 cents per unit, 42.6% estimated tax advantaged	243.6	—	—	—
Dividend in respect of the 6 months to 31 December 2003
Parent Company 15.34 cents per share 50% franked	—	86.7	—	86.7
Special capital distribution
WAT 0.90 cents per unit	34.0	—	—	—
Stapling dividend paid 16 July 2004
Parent Company 0.2 cents per share 100% franked	1.1	—	1.1	—
WT $1.01 per unit 100% tax advantaged	635.9	—	—	—
WAT $1.01 per unit 100% tax advantaged	488.1	—	—	—

	1,763.8	163.3	78.5	163.3

Dividends paid by the Parent Company have been franked at the corporate tax rate of 30%.

(c) Franking credit balance of the Parent Company

The amount of franking credits available on a tax paid basis for future distributions are:
- franking credits balance as at the end of the year at the corporate tax rate of 30% (30 June 2004: 30%).	16.0	1.6	16.0	1.6
- franking credits arising from the payment of income tax provided in this financial report.	41.5	22.1	41.5	22.1
Franking credits available for distribution(1)	57.5	23.7	57.5	23.7
- franking debits that will arise from the payment of the final dividend.	(32.2)	(16.6)	(32.2)	(16.6)
- franking debits from the payment of the one off stapling dividend paid 16 July 2004.	—	(0.5)	—	(0.5)

Franking credits available for future distributions	25.3	6.6	25.3	6.6

(1)	The franking credits available for distribution (tax paid basis) of $57.5 million (30 June 2004: $23.7 million) will fully frank a dividend of $134.2 million (30 June 2004: $55.3 million).

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

	CONSOLIDATED		PARENT COMPANY
	31 Dec 04 $	30 Jun 04 $	31 Dec 04 $	30 Jun 04 $

29 NET TANGIBLE ASSET BACKING
Net tangible asset backing per security	10.61	2.38	0.69	1.38

Net tangible asset backing per security is calculated by dividing Total Equity attributable to Members of the Westfield Group by the number of securities on issue. The number of securities used in the calculation of net tangible asset backing is 1,683,099,391 (30 June 2004: 566,249,327).

	$ Million	$ Million	$ Million	$ Million

30 LEASE COMMITMENTS

Operating lease receivables

Substantially all of the property owned and leased by the Westfield Group is leased to third party retailers. Lease terms vary between retailers and some leases include percentage rental payments based on sales revenue.

Future minimum rental revenues under non-cancellable operating retail property leases
Due within one year	1,906.2	38.1	—	—
Due between one and five years	5,167.4	88.5	—	—
Due after five years	3,970.6	5.4	—	—

	11,044.2	132.0	—	—

These amounts do not include percentage rentals which may become receivable under certain leases on the basis of retailer sales in excess of stipulated minimums and do not include recovery of outgoings.

Operating lease payables
Expenditure contracted but not provided for
Due within one year	59.1	47.5	—	—
Due between one and five years	157.4	138.8	—	—
Due after five years	329.6	32.0	—	—

	546.1	218.3	—	—

Retail property leases	459.2	121.5	—	—
Offices and other operating leases	86.9	96.8	—	—

	546.1	218.3	—	—

31 CAPITAL EXPENDITURE COMMITMENTS

Estimated capital expenditure commitments contracted at balance date but not provided for
Due within one year	856.9	21.2	—	—
Due between one and five years	85.1	—	—	—
Due after five years	—	—	—	—

	942.0	21.2	—	—

32 CONTINGENT LIABILITIES

Performance guarantees	157.6	77.5	—	—
Special tax assessment municipal bonds	65.8	—	—	—
Borrowings of subsidiaries and controlled entities	—	—	5,573.6	1,075.7
Other liabilities of subsidiaries	—	—	—	10.9

	223.4	77.5	5,573.6	1,086.6

From time to time, in the normal course of business, the Westfield Group is involved in lawsuits. The Directors believe that the ultimate outcome of such pending litigation will not materially affect the results of operations or the financial position of the Westfield Group.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

33	SEGMENT INFORMATION

Primary Geographic Segment

	AUSTRALIA & NEW ZEALAND		UNITED KINGDOM		UNITED STATES		CONSOLIDATED
	31 Dec 04	30 Jun 04	31 Dec 04	30 Jun 04	31 Dec 04	30 Jun 04	31 Dec 04	30 Jun 04
	$ Million	$ Million	$ Million	$ Million	$ Million	$ Million	$ Million	$ Million

Segment revenue

Segment trading revenue	719.9	692.2	10.3	30.6	882.7	523.1	1,612.9	1,245.9
Equity accounted entities net profit	30.7	—	19.0	29.3	54.3	175.9	104.0	205.2

Total segment revenue	750.6	692.2	29.3	59.9	937.0	699.0	1,716.9	1,451.1

Interest income							7.5	4.4
Proceeds from sale of non current assets							256.2	3.2

Consolidated total revenue							1,980.6	1,458.7

Segment profit

Segment result before corporate overheads, interest, sale of investments and taxation	501.5	115.8	13.4	21.3	634.7	300.0	1,149.6	437.1
Corporate overheads and net interest expense							(266.9)	(30.9)
Net asset sales/transaction costs written off							31.5	—
Merger and capital restructure charges							—	(519.7)
Tax expense							(44.8)	(82.9)

Consolidated operating profit/(loss) after tax							869.4	(196.4)

Segment assets

Segment assets	15,378.7	159.3	1,508.5	735.0	15,601.1	1,623.4	32,488.3	2,517.7
Corporate assets							1,792.7	503.5

Consolidated total assets							34,281.0	3,021.2

Segment liabilities

Segment liabilities	331.8	152.8	26.6	21.0	350.9	51.8	709.3	225.6
Corporate liabilities							15,068.9	1,447.9

Consolidated total liabilities							15,778.2	1,673.5

Other segment information

Investment in equity accounted associates included in segment assets	864.6	—	1,475.3	690.1	1,449.7	1,393.3	3,789.6	2,083.4
Additions to segment non current assets	1,394.7	13.9	771.3	36.3	509.7	48.7	2,675.7	98.9

Secondary Business Segment

The Westfield Group operates in one business segment being a internally managed, vertically integrated global retail property group.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

34	DERIVATIVE FINANCIAL INSTRUMENTS

(a)	(i) Summary of interest rate hedges at 31 December 2004

			31 Dec 04	30 Jun 04
	Note		$ Million	$ Million

Interest payable
Principal amounts of all interest bearing liabilities:
Current interest bearing liabilities	16		1,198.9	12.2
Non current interest bearing liabilities	16		12,859.6	1,063.6
Share of equity accounted entities interest bearing liabilities	26	(d)	3,394.3	1,693.1
Cross currency swaps
– A$	34	(b)(ii)	166.3	—
– UK£162.0 million (30 June 2004: UK£162.0 million)	34	(b)(ii)	401.2	424.5
– US$4,367.5 million (30 June 2004: US$537.5 million)	34	(b)(ii)	5,608.7	780.1

			23,629.0	3,973.5

Principal amounts of fixed interest rate liabilities:
Fixed rate loans
– A$	34	(a)(ii)	1,064.2	—
– UK£231.1 million (30 June 2004: UK£nil)	34	(a)(ii)	572.3	—
– US$6,345.3 million (30 June 2004: US$nil)	34	(a)(ii)	8,148.6	—
Fixed rate derivatives
– A$	34	(a)(ii)	2,909.3	—
– UK£404.5 million* (30 June 2004: UK£112.0 million)	34	(a)(ii)	1,001.7	293.5
– US$4,097.6 million* (30 June 2004: US$205.7 million)	34	(a)(ii)	5,262.1	298.5

			18,958.2	592.0

*	Fixed rate derivatives in US$ and UK£ are substantially comprised of interest rate derivatives related to US$ and UK£ cross currency swaps disclosed above.

In addition to the above fixed rate liabilities the Group also had floating rate liabilities of $4,670.7 million outstanding at 31 December 2004 at an average interest rate including margin of 4.8%.

			31 Dec 04	30 Jun 04
	Note		$ Million	$ Million

Interest receivable
Principal amounts of all interest bearing assets:
Cross currency swaps
– A$	34	(b)(i)	6,716.4	1,371.7
– NZ$208.5 million (30 June 2004: NZ$nil)	34	(b)(i)	192.5	—

			6,908.9	1,371.7

Principal amounts of fixed interest rate assets:
Fixed rate derivatives – A$	34	(a)(ii)	5,750.5	384.2

In addition to the above fixed rate assets the Group also had floating rate assets of $1,158.4 million outstanding at 31 December 2004 at an average interest rate including margin of 6.0%.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

34	DERIVATIVE FINANCIAL INSTRUMENTS CONTINUED

(a)	(ii) Interest rates

Notional principal or contract amounts of the Westfield Group’s consolidated and share of equity accounted fixed rate debt and interest rate derivatives:

	Interest rate derivatives			Fixed rate borrowings			Interest rate derivatives			Fixed rate borrowings
	31 Dec 04		31 Dec 04	31 Dec 04		31 Dec 04	30 Jun 04		30 Jun 04	30 Jun 04	30 Jun 04
Fixed rate debt and derivatives contracted as at the reporting date and outstanding at	Principal amount Million		Average rate including margin %	Principal amount Million		Average rate including margin %	Principal amount Million		Average rate including margin %	Principal amount Million	Average rate including margin %

Australian Dollar (‘A$’) receivable
31 December 2004	A$	5,750.5	6.27		—	—	A$	384.2	6.67	—	—
31 December 2005	A$	5,640.5	6.30		—	—	A$	424.2	6.80	—	—
31 December 2006	A$	4,049.0	6.74		—	—	A$	549.0	6.79	—	—
31 December 2007	A$	3,440.0	6.74		—	—	A$	140.0	6.77	—	—
31 December 2008	A$	3,300.0	6.76		—	—		—	—	—	—
31 December 2009	A$	3,300.0	6.76		—	—		—	—	—	—
31 December 2010	A$	2,800.0	6.76		—	—		—	—	—	—
31 December 2011	A$	2,300.0	6.77		—	—		—	—	—	—
31 December 2012	A$	1,550.0	6.79		—	—		—	—	—	—
31 December 2013	A$	250.0	6.72		—	—		—	—	—	—

Australian Dollar (‘A$’) payable
31 December 2004	A$	(2,909.3)	6.36	A$	(1,064.2)	5.68		—	—	—	—
31 December 2005	A$	(2,691.0)	6.68	A$	(896.7)	6.16		—	—	—	—
31 December 2006	A$	(3,055.1)	6.81	A$	(525.4)	6.45		—	—	—	—
31 December 2007	A$	(2,756.9)	6.69	A$	(353.7)	6.41		—	—	—	—
31 December 2008	A$	(2,931.7)	6.89	A$	(157.1)	6.41		—	—	—	—
31 December 2009	A$	(2,732.3)	6.92	A$	(158.5)	6.44		—	—	—	—
31 December 2010	A$	(2,513.7)	6.78		—	—		—	—	—	—
31 December 2011	A$	(1,841.6)	6.85		—	—		—	—	—	—
31 December 2012	A$	(1,422.1)	6.77		—	—		—	—	—	—
31 December 2013	A$	(124.9)	6.90		—	—		—	—	—	—

UK Pounds (‘UK£’) payable
31 December 2004	UK£	(404.5)	5.59	UK£	(231.1)	7.57	UK£	(112.0)	5.63	—	—
31 December 2005	UK£	(497.9)	5.69		—	—	UK£	(112.0)	5.63	—	—
31 December 2006	UK£	(497.9)	5.69		—	—	UK£	(112.0)	5.63	—	—
31 December 2007	UK£	(497.9)	5.52		—	—	UK£	(112.0)	4.88	—	—
31 December 2008	UK£	(385.9)	5.73		—	—		—	—	—	—
31 December 2009	UK£	(385.9)	5.73		—	—		—	—	—	—
31 December 2010	UK£	(292.5)	5.61		—	—		—	—	—	—
31 December 2011	UK£	(292.5)	5.61		—	—		—	—	—	—
31 December 2012	UK£	(292.5)	5.61		—	—		—	—	—	—
31 December 2013	UK£	(292.5)	5.61		—	—		—	—	—	—

US Dollars (‘US$’) payable
31 December 2004	US$	(4,097.6)	2.90	US$	(6,345.3)	5.01	US$	(205.7)	4.62	—	—
31 December 2005	US$	(4,405.6)	3.22	US$	(6,241.2)	5.02	US$	(245.5)	5.54	—	—
31 December 2006	US$	(4,110.6)	5.37	US$	(5,863.8)	5.07	US$	(317.5)	5.47	—	—
31 December 2007	US$	(3,942.1)	5.70	US$	(5,663.2)	5.08	US$	(71.9)	5.05	—	—
31 December 2008	US$	(3,520.6)	5.75	US$	(5,219.6)	5.11		—	—	—	—
31 December 2009	US$	(3,616.3)	6.25	US$	(4,320.7)	5.14		—	—	—	—
31 December 2010	US$	(3,314.8)	6.39	US$	(3,471.1)	5.30		—	—	—	—
31 December 2011	US$	(2,555.5)	6.37	US$	(2,557.4)	5.32		—	—	—	—
31 December 2012	US$	(1,504.6)	6.43	US$	(2,166.1)	5.30		—	—	—	—
31 December 2013	US$	(690.2)	6.77	US$	(1,668.4)	5.22		—	—	—	—
31 December 2014	US$	(129.9)	5.04	US$	(5.7)	6.02		—	—	—	—

At 31 December 2004, the aggregate fair value compared to the aggregate book value of fixed rate debt amounted to an unrealised surplus of $108.1 million (30 June 2004: $nil) and the aggregate fair value compared to the aggregate book value of interest rate derivatives amounted to an unrealised deficit of $175.8 million (30 June 2004: unrealised deficit of $19.5 million). This has not been recorded in the Statement of Financial Performance.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

34	DERIVATIVE FINANCIAL INSTRUMENTS CONTINUED

(b)	Exchange rates

(i)	Cross currency swaps in respect of the Westfield Group’s foreign currency assets and liabilities

Cross currency swaps contracted as at the reporting date and outstanding at	Weighted average exchange rate		Principal amount (payable)/receivable
			31 Dec 04		31 Dec 04		30 Jun 04	30 Jun 04
	31 Dec 04	30 Jun 04	Million		Million		Million	Million

New Zealand dollars (“NZ$”)

Contracts to receive NZ$ and pay A$
31 December 2004	1.2535	—	A$	(166.3)	NZ$	208.5	—	—
31 December 2005	1.1906	—	A$	(94.5)	NZ$	112.5	—	—
31 December 2006	1.1906	—	A$	(94.5)	NZ$	112.5	—	—
31 December 2007	1.1906	—	A$	(94.5)	NZ$	112.5	—	—

At 31 December 2004, the Westfield Group’s NZ$ denominated net assets excluding the above cross currency swaps amounted to NZ$1,603.7 million (net of NZ$319.3 million debt).

	Weighted average exchange rate		Principal amount (payable)/receivable
			31 Dec 04		31 Dec 04	30 Jun 04		30 Jun 04
	31 Dec 04	30 Jun 04	Million		Million	Million		Million

UK£

Contracts to receive A$ and pay UK£
31 December 2004	0.3801	0.3801	A$	426.2	UK£(162.0)	A$	426.2	UK£(162.0)

At 31 December 2004, the Westfield Group’s UK£ denominated net assets excluding the above cross currency swaps amounted to UK£236.3 million (net of UK£378.2 million debt).

	Weighted average exchange rate		Principal amount (payable)/receivable
			31 Dec 04		31 Dec 04		30 Jun 04		30 Jun 04
	31 Dec 04	30 Jun 04	Million		Million		Million		Million

US$

Contracts to receive A$ and pay US$
31 December 2004	0.6943	0.5684	A$	6,290.2	US$	(4,367.5)	A$	945.5	US$	(537.5)
31 December 2005	0.6965	0.5651	A$	6,163.1	US$	(4,292.5)	A$	818.4	US$	(462.5)
31 December 2006	0.6965	0.5651	A$	6,163.1	US$	(4,292.5)	A$	818.4	US$	(462.5)
31 December 2007	0.6988	0.5816	A$	6,035.2	US$	(4,217.5)	A$	795.2	US$	(462.5)
31 December 2008	0.6988	0.5816	A$	6,035.2	US$	(4,217.5)	A$	795.2	US$	(462.5)
31 December 2009	0.6987	0.5968	A$	4,977.3	US$	(3,477.5)	A$	774.9	US$	(462.5)
31 December 2010	0.6940	0.5946	A$	4,110.3	US$	(2,852.5)	A$	777.8	US$	(462.5)
31 December 2011	0.7200	0.7541	A$	3,086.0	US$	(2,222.0)	A$	241.3	US$	(182.0)
31 December 2012	0.7199	0.7541	A$	2,225.2	US$	(1,602.0)	A$	241.3	US$	(182.0)
31 December 2013	0.7181	0.7659	A$	1,160.0	US$	(833.0)	A$	95.3	US$	(73.0)

At 31 December 2004, the Westfield Group’s US$ denominated net assets excluding the above cross currency swaps amounted to US$4,893.0 million (net of US$6,573.1 million debt).

The unrealised surplus of the aggregate fair value compared to the aggregate book value of cross currency swaps has been recorded in the Foreign Currency Translation Reserve, in accordance with accounting policy Note 1(f)(ii).

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

34	DERIVATIVE FINANCIAL INSTRUMENTS continued

(b)	Exchange rates continued

(ii)	Forward exchange contracts to hedge the Westfield Group’s foreign currency income

Forward exchange contracts contracted as at the reporting date and outstanding at	Weighted average exchange rate
			31 Dec 04		31 Dec 04		30 Jun 04		30 Jun 04
	31 Dec 04	30 Jun 04	Million		Million		Million		Million

NZ$

Contracts to buy A$ and sell NZ$
31 December 2005	1.1120	—	A$	114.4	NZ$	(127.2)		—		—
31 December 2006	1.1224	—	A$	108.3	NZ$	(121.5)		—		—
31 December 2007	1.1191	—	A$	116.5	NZ$	(130.4)		—		—
31 December 2008	1.1212	—	A$	92.8	NZ$	(104.0)		—		—
31 December 2009	1.1187	—	A$	41.1	NZ$	(46.0)		—		—

US$

Contracts to buy A$ and sell US$
31 December 2005	0.6294	0.5690	A$	437.8	US$	(275.6)	A$	103.5	US$	(58.9)
31 December 2006	0.6079	0.5342	A$	371.3	US$	(225.7)	A$	84.1	US$	(44.9)
31 December 2007	0.6035	0.5370	A$	379.0	US$	(228.7)	A$	93.7	US$	(50.3)
31 December 2008	0.6327	0.5563	A$	232.3	US$	(147.0)	A$	48.5	US$	(27.0)
31 December 2009	0.6932	—	A$	85.4	US$	(59.2)		—		—

Differences arising on settlement of forward exchange contracts which hedge the Group’s foreign currency denominated income are recognised when the underlying foreign currency income is recorded in the financial statements. As at 31 December 2004, the aggregate fair value of the above hedging contracts amounted to an unrealised surplus of $207.4 million (30 June 2004: unrealised surplus of $56.6 million).

The net unrealised surplus recognised in the Statement of Financial Position is $297.7 million and has been calculated using the year end rate as opposed to the market rate used in the above calculation in accordance with the requirements of AASB 1012: Foreign Currency Translation.

(c)	Credit risks

In accordance with the policies determined by the Board of the Westfield Group, credit risk is spread among a number of creditworthy counterparties within specified limits. At 31 December 2004, the Group had 58% of its aggregate credit risk spread over three counterparties each with an S&P long term rating of AA- or higher. The remainder is spread over counterparties each with less than 10% of the aggregate credit risk and with an S&P long term rating of A or higher. The aggregate credit risk in respect of derivative financial instruments is $1,581.8 million (30 June 2004: $302.0 million).

(d)	Other financial assets and liabilities

All financial assets and liabilities except those set out in Note 34 are recorded at book value where book value approximates fair value.

(e)	International Financial Reporting Standards (“IFRS”)

Refer Note 42 for assessment of hedge effectiveness of fixed rate debt, interest rate derivatives, cross currency swaps and forward exchange contracts under IFRS.

	CONSOLIDATED				PARENT COMPANY
	31 Dec 04		30 Jun 04		31 Dec 04	30 Jun 04
	Million		Million		Million	Million

35 UNHEDGED FOREIGN CURRENCY NET ASSETS

NZ$ denominated net assets	NZ$	1,812.2	NZ$	0.5	—	—
UK£ denominated net assets	UK£	74.3	UK£	42.0	—	—
US$ denominated net assets	US$	525.5	US$	346.5	—	—

Total A$ equivalent		2,531.9		613.4	—	—

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

	CONSOLIDATED		PARENT COMPANY
	31 Dec 04 $000	30 Jun 04 $000	31 Dec 04 $000	30 Jun 04 $000

36 AUDITORS’ REMUNERATION

Amounts received or due and receivable by the auditors of the parent company and any other entity in the economic entity for:
- Audit or review of the financial reports	2,283	1,017	60	56
- Assurance and compliance services	230	—	—	—
- Accounting services	222	243	—	—
- Taxation advice and compliance	15	124	—	—
- Information technology technical services	—	17	—	—
- Independent accounts report relating to the US 144A bond issue	1,011	—	—	—
- Independent accounts report relating to the Merger	—	1,456	—	—
- Other services	22	205	—	—

	3,783	3,062	60	56

Amounts received or due and receivable by Affiliates of the auditors of the parent company for:
- Audit or review of the financial reports	1,271	325	—	—
- Assurance and compliance services	172	—	—	—
- Accounting services	—	2	—	—
- Taxation advice and compliance	220	333	—	—
- Information technology technical services	8	12	—	—
- Other services	—	8	—	—

	1,671	680	—	—

	5,454	3,742	60	56

37	SUPERANNUATION COMMITMENTS

The Group sponsors accumulation style superannuation funds to provide retirement benefits to its employees. There are no unfunded liabilities in respect of these superannuation funds and plans. The Group does not sponsor defined benefits style superannuation funds and plans.

38	EMPLOYEES

At 31 December 2004 the Group employed 4,759 (30 June 2004: 4,352) staff, including full time, part time and casual staff.

39	RELATED PARTY DISCLOSURES

Information required to be disclosed concerning relationships, transactions and balances with related parties of the Westfield Group is set out in this note unless disclosed elsewhere in this Financial Report.

Inter group transactions

During the shortened financial year, there were transactions on commercial terms between the Parent Company, entities within the wholly-owned Group and entities controlled by the Parent Company under which the Parent Company received dividends/interest and paid management fees/interest. The Parent Company also subscribed for capital in entities in the wholly-owned Group.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

40	DIRECTOR AND EXECUTIVE DISCLOSURES

(a)	Details of Specified Directors and Specified Executives

(i)	Specified directors

FP Lowy, AC	Chairman – Executive Director
FG Hilmer, AO	Deputy Chairman – Non-Executive Director
DH Lowy, AM	Deputy Chairman – Non-Executive Director
R A Ferguson	Non-Executive Director (resigned 13 July 2004)
RL Furman	Non-Executive Director (appointed 13 July 2004)
DM Gonski, AO	Non-Executive Director
SP Johns	Non-Executive Director
PS Lowy	Managing Director – Executive Director
SM Lowy	Managing Director – Executive Director
JB Studdy, AM	Non-Executive Director (appointed 13 July 2004)
FT Vincent	Non-Executive Director (appointed 12 November 2004)
GH Weiss	Non-Executive Director (appointed 13 July 2004)
DR Wills, AO	Non-Executive Director
CM Zampatti, AM	Non-Executive Director

(ii)	Specified executives

P Allen	Group Chief Financial Officer
R Green	Vice Chairman – Operations, United States
M Gutman	Chief Operating Officer, UK and Europe
R Jordan	Chief Operating Officer, Australia and New Zealand
K Wong	President – United States Operations

(b)	Remuneration Policy

The Remuneration Policy of the Group is determined and administered by the Remuneration Committee.

The responsibilities of the Remuneration Committee include:

•	determining and reviewing remuneration policies to apply to members of the Board and to executives within the Group;

•	determining the specific remuneration packages for Executive Directors and key members of the senior executive team (including base pay, incentive payments equity-linked plan participation and other contractual benefits);

•	reviewing contractual rights of termination for members of the senior executive team;

•	reviewing the appropriateness of the Group’s succession planning policies;

•	reviewing policy for participation by senior executives in equity-linked plans;

•	reviewing management’s recommendations of the total proposed awards to be issued under each plan; and

•	administering the equity-linked plans as required in accordance with the rules of the plans.

The current members of the Committee are:

FG Hilmer, AO	Chairman – Independent Director
RL Furman	Member – Independent Director
DM Gonski, AO	Member – Independent Director

The Committee met four times in the six month period from 1 July 2004 to 31 December 2004. All members of the Committee attended the meetings.

Remuneration of Non-Executive Directors

The remuneration of the Non-Executive Directors is determined by the Board, acting on recommendations made by the Remuneration Committee. The objective of the Committee in making its recommendations is to attract, retain and properly motivate Non-Executive Directors who will, through their contribution to the Board and the Westfield Group, work towards creating sustainable value for members and stakeholders.

In making recommendations to the Board, the Remuneration Committee takes into account advice from independent consultants and advisers on domestic and international trends in non-executive director remuneration. In arriving at recommendations, the advisers will consider a wide range of factors including the Westfield Group’s financial profile, the complexity and geographic spread of its business and the size and scope of the workload and responsibilities assumed by Non-Executive Directors.

Non-Executive Director remuneration comprises a base fee (which is inclusive of superannuation guarantee contributions), a committee attendance fee and, where relevant, an additional fee for deputy chair of the Board and for committee chair.

The aggregate pool available for payment of fees to Non-Executive Directors of the Westfield Group is currently a maximum of $1.8 million. That figure was approved by members at the annual general meeting of the Company held in November 2004.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

40	DIRECTOR AND EXECUTIVE DISCLOSURES CONTINUED

(b)	Remuneration Policy continued

Remuneration of Non-Executive Directors continued

Non-Executive Directors are not entitled to superannuation entitlements, other than entitlements arising from contributions deducted from the base fees paid to Non-Executive Directors as required by law. Non-Executive Directors are not entitled to any payment on termination other than the balance of any outstanding fees or participate in the Westfield Group’s equity-linked long term incentive plans.

Following the merger of the Westfield Group, Non-Executive Directors will no longer be entitled to allocate any part of their fee to the Non-Executive Directors’ Share Acquisition Plan.

Non-Executive Directors are not paid or entitled to a cash bonus, performance related bonus or share based compensation. None of the Non-Executive Directors were paid an amount before they took office as consideration for agreeing to hold office.

Remuneration of Managing Directors and Specified Executives

Recognising that the Westfield Group operates in a highly competitive global environment, the Board has adopted policies and processes which:

•	enable the Group to attract and retain key executives who will create sustainable value for members;

•	properly motivate and reward executives having regard to the overall performance of the Group, the performance of the executive measured against pre-determined objectives and the external compensation environment;

•	appropriately align the interests of executives with members; and

•	comply with applicable legal requirements and appropriate standards of governance.

The Group’s current remuneration structure combines base salary with short term cash incentives and long term equity-linked incentives. The total remuneration package of each executive is designed to ensure an appropriate mix of base salary with short and long term incentives. As executives gain seniority in the Group, the balance of this mix moves to a higher proportion of variable and long term rewards which are considered to be “at risk” and which are dependent upon the performance of the Group and of the relevant executive. The Remuneration Committee considers that this structure places an appropriate premium on performance and helps reinforce the alignment between the interests of executives and stakeholders in the Westfield Group.

Implementation of this policy has over time, resulted in Westfield attracting and retaining experienced senior executives who provide stability and continuity for the Westfield Group.

(i)	Base Salary

Base salary is set by reference to the executive’s position, performance and experience. In order to attract and retain executives of the highest quality and in the expectation that executives will meet the high standards set by the Westfield Group, the Group aims to set competitive rates of base salary. Base salary levels are benchmarked regularly against local and (where appropriate) international competitors and are reviewed on an annual basis having regard to performance, external market forces and where relevant, promotion.

(ii)	Short Term Variable Bonus

Variable rewards are closely linked to the performance of the executive measured against objectives which are established each year pursuant to a performance review and development system. Under that system, senior management and the executive work together to establish agreed business and personal development objectives. These objectives are designed to recognise and reward both financial and non-financial performance. The objectives will vary according to the role of the particular executive and will typically relate to development, construction, retail management or corporate targets.

A target figure (as a percentage of base pay) for the short term variable cash component of the compensation package is advised to the executive at the commencement of each year. The actual bonus awarded is determined by reference to the performance of the executive against the agreed performance objectives, the corporate performance of the Group and any other aspect of the executive’s performance which is considered relevant in the context of the review. Determination of the annual performance bonus is at the discretion of the Remuneration Committee.

In special circumstances, executives may earn an additional bonus in excess of the agreed target percentage of base pay in recognition of the contribution made by that executive to a major transaction or corporate project. As with the annual performance bonus, payment of a special bonus is at the discretion of the Remuneration Committee.

Cash based incentives in respect of the Managing Directors and the Group’s most senior executives are determined by the Remuneration Committee having regard to personal objectives which are set as part of the performance review and development system and to more general operational and financial objectives of the Westfield Group (for example, growth in earnings and distributions). The measures are chosen based on key contributions expected of that executive in order to enhance the overall performance of the Group. The Remuneration Committee will also consider the role which the executive played in any major acquisition or capital transaction during the year as this may have had a significant impact on the contribution made by that executive and played a vital role in the success of the Westfield Group in that year.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

40	DIRECTOR AND EXECUTIVE DISCLOSURES CONTINUED

(b)	Remuneration Policy continued

Remuneration of Managing Directors and Specified Executives continued

(iii)	Equity-Linked Incentives

Following the merger, the Westfield Group has introduced two new equity-linked incentive plans: the Executive Deferred Award Plan (the EDA Plan) and the Partnership Incentive Plan (the PIP Plan).

These new Plans replace the Executive Option Plan and the Executive Performance Share Plan as the ongoing equity-linked incentive plans of the Group. At the time of the merger, the outstanding awards under the Executive Option Plan and Performance Share Plan became eligible for exercise as a consequence of the restructuring. As noted in the 2004 Annual Report of the Company, the vast majority of those outstanding options and awards were exercised at the time of the merger. No further options or awards will be granted under those Plans.

Prior to 2002, the Company used options with an exercise price at or above market value as the principal means of providing long term equity incentives. The Group subsequently moved to the issue of awards under the Executive Share Performance Plan. Essentially, each award issued under the Executive Share Performance Plan represents a right to receive one Westfield Group stapled security on vesting.

In introducing the EDA Plan and the PIP Plan in 2004, the Westfield Group has retained the same philosophy. That is, rather than issuing options with an exercise price at or above the market, awards granted under the new Plans are more in the nature of restricted stock where the executive would be entitled to receive a Westfield Group security on exercise. However, as explained below, the new plans are synthetic and executives receive cash payments rather than actual securities.

The relevant common features of both the EDA Plan and the PIP Plan are as follows:

•	based on principles and remuneration bands agreed with the Remuneration Committee, participating executives earn the opportunity to participate based on a set percentage of their base salary. For example, an employee earning a base salary of $150,000 may be granted the opportunity to participate in the Plan of up to 10% of that base salary or $15,000;

•	immediately prior to the commencement of participation in the Plan, that dollar amount is converted into an award which is based on the then current market price of Westfield Group stapled securities. In the above example, assuming a market price of $15.00 per stapled security, the participant would receive an award equal to the economic benefit of 1,000 Westfield Group stapled securities;

•	during the vesting period of three to four years, distributions paid on stapled securities are nominally reinvested under the Plans such that the number of stapled securities in an award (and on which the payout is calculated) will increase during the life of the award;

•	assuming the executive remains employed by the Group through the vesting period (see below) and, in the case of the PIP Plan, any relevant performance hurdles are satisfied, the executive will receive a payout equal to the capital value of the stapled securities in the award. That is, the executive receives a cash payment (rather than actual securities) which reflects the capital value of the number of “synthetic securities” comprised in that award as at the vesting date.

As noted above, receipt of a cash payout under either the EDA Plan or the PIP Plan generally requires that the executive remain employed by the Westfield Group throughout the vesting period. In special circumstances (eg. death, redundancy or retirement) the Board retains a discretion under the Plans to allow vesting of all or part of the awards granted under the Plans.

The Westfield Group equity linked Plans

The EDA Plan is a plan in which senior and high performing executives participate. In 2004/2005 year, it is expected that approximately 190 executives world-wide will receive awards.

The issue of awards under the EDA Plan is based on the same criteria as the short term variable bonus. That is, the grant of entitlements is closely linked to the performance of the executive measured against objectives established each year pursuant to a performance review and development system. Those objectives are designed to recognise achievement of both financial and non-financial objectives. Executives qualify to receive a payout of that deferred compensation by satisfying the requirement that they remain in the employment of the Westfield group through the vesting period. That vesting period is currently three years. There are no additional performance hurdles applicable during the vesting period.

The EDA is intended to use the deferral of vesting of a portion of the short-term incentive as part of a broader strategy for retaining those executives participating in the Plan.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

40	DIRECTOR AND EXECUTIVE DISCLOSURES CONTINUED

(b)	Remuneration Policy continued

Remuneration of Managing Directors and Specified Executives continued

(iii)	Equity-Linked Incentives continued

The Westfield Group equity linked Plans continued

The PIP Plan was established in 2004 following the vesting of existing options under the Executive Option Plan and Executive Performance Share Plan as a consequence of the merger. As noted above, the structure of the PIP Plan reflects the decision by the Group to move away from market priced options as the preferred form of long term incentive.

Only the senior leadership team of the Westfield Group, including the Managing Directors, will participate in the PIP Plan. The Executive Chairman does not participate in the PIP Plan.

The PIP Plan itself is designed to encourage a “partnership” amongst the senior leadership team of the Westfield Group which will emphasise the strategic leadership role of that team. Through the PIP Plan, the members of that partnership will be provided with a benefit which is fully aligned with the interests of securityholders in two principal respects:

•	qualification for awards under the PIP Plan each year will be subject to the Group achieving performance hurdles which will relate to the financial and operating targets of the Group in the financial year together with any other matters which the Board or Remuneration Committee consider appropriate; and

•	the payout received by executives participating in the PIP Plan will be affected by distributions paid during the vesting period and movements in the price of Westfield Group securities between the qualification date and vesting.

The performance hurdle in respect of the financial year ending 31 December 2005 relates to the Westfield Group achieving the distribution per security consistent with the forecasts made in the Explanatory Memorandum issued in May 2004 in connection with the merger. Satisfaction of this hurdle will be determined by comparing the forecast annual distribution of $1.065 with the aggregate distribution per security made in respect of that period. As is the case with the performance incentive payable to the Executive Chairman, if that target in respect of the 2005 financial year is not achieved, no awards will be issued under the PIP Plan.

The Remuneration Committee has chosen a performance hurdle based on achieving forecast distributions per security because of the importance of achieving that target as confirmation of the successful implementation of the merger. The Committee acknowledges the financial, operational, accounting and legal complexities inherent in a transaction of the magnitude of the merger and believes that achieving the forecast distributions is an important step in confirming the confidence which investors and other stakeholders have shown in the merged Westfield Group.

The performance hurdle(s) applicable under the PIP Plan will be considered and re-set annually by the Remuneration Committee and advised to executives at the same time as they are advised of the potential number of “synthetic securities” for which they will qualify if the performance hurdles are achieved. More than one hurdle may be set in any year.

The year in which the performance hurdles apply is known as the Qualifying Year. Actual performance against the hurdles which apply during the Qualifying Year will determine the final number of awards which the executive will receive at the end of that year. No payments are made to the executive at the end of that Qualifying Year. Rather, the awards in the PIP Plan are issued at that time and will vest on two dates – 50% at the end of year three and 50% at the end of year four. No other performance hurdles are imposed during the vesting period.

By adopting this combination of the application of performance hurdles in the Qualifying Year and the subsequent three to four year vesting period, the Westfield Group aims, through the issue of awards under the PIP Plan, to incentivise achievement of targeted objectives and assist in the retention of the senior leadership team for an extended period. Given that the vesting period does not include the Qualifying Year, executives participating in the PIP Plan will be required to remain with the Group for a period of five years in order to get the full benefit of each award.

The operation of the PIP Plan and the manner of calculation of the pay-out to which the executive is entitled is as described above.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

40	DIRECTOR AND EXECUTIVE DISCLOSURES CONTINUED

(c)	Remuneration of Specified Directors and Specified Executives

	PRIMARY					POST EMPLOYMENT		EQUITY	TOTAL
	Salary & fees		Annual leave & long service leave movement(12)	Cash bonus	Non- monetary benefits	Superannuation	Retirement benefits	Options
	$		$	$	$	$	$	$	$

Specified Directors

FP Lowy, AC (Chairman)(1)
31 December 2004	4,000,000		(20,045)	2,000,000	315,053	—	50,752	—	6,345,760
30 June 2004	495,282		—	13,400,000	718,597	—	78,132	—	14,692,011

FG Hilmer, AO (Deputy Chairman)
31 December 2004	114,000		—	—	—	—	—	—	114,000
30 June 2004	110,000		—	—	—	70,000	—	—	180,000

DH Lowy, AM (Deputy Chairman)(2)
31 December 2004	102,000		—	—	—	—	—	—	102,000
30 June 2004	90,000		—	—	—	70,000	—	655,630	815,630

RL Furman (Non-Executive Director): appointed 13 July 2004
31 December 2004	81,000		—	—	—	—	—	—	81,000

RA Ferguson (Non-Executive Director): resigned 13 July 2004
31 December 2004	—		—	—	—	—	—	—	—
30 June 2004	65,000		—	—	—	70,000	—	—	135,000

DM Gonski, AO (Non-Executive Director)
31 December 2004	94,000		—	—	—	—	—	—	94,000
30 June 2004	72,500		—	—	—	70,000	—	—	142,500

SP Johns (Non-Executive Director)
31 December 2004	304,000	(3)	—	—	—	—	—	—	304,000
30 June 2004	539,694		—	100,000	—	57,788	—	262,252	959,734

PS Lowy (Managing Director)(4)
31 December 2004	931,635		—	1,000,000	92,116	—	—	—	2,023,751
30 June 2004	1,144,412		—	3,508,280	48,403	—	—	655,630	5,356,725

SM Lowy (Managing Director)(5)
31 December 2004	750,000		330,477	1,000,000	—	—	—	—	2,080,477
30 June 2004	850,000		—	3,650,000	—	—	—	655,630	5,155,630

JB Studdy, AM (Non-Executive Director): appointed 13 July 2004
31 December 2004	85,000		—	—	—	—	—	—	85,000

FT Vincent (Non-Executive Director): appointed 12 November 2004
31 December 2004	75,000	(6)	—	—	—	—	—	—	75,000

GH Weiss (Non-Executive Director): appointed 13 July 2004
31 December 2004	84,000		—	—	—	—	—	—	84,000

DR Wills, AO (Non-Executive Director)
31 December 2004	78,000		—	—	—	—	—	—	78,000
30 June 2004	60,000		—	—	—	70,000	—	—	130,000

CM Zampatti, AM (Non-Executive Director)
31 December 2004	78,000		—	—	—	—	—	—	78,000
30 June 2004	60,000		—	—	—	70,000	—	—	130,000

Total Remuneration: Specified Directors
31 December 2004	6,776,635		310,432	4,000,000	407,169	—	50,752	—	11,544,988

30 June 2004*	3,486,888		—	20,658,280	767,000	477,788	78,132	2,229,142	27,697,230

*	Group totals in respect of the financial year ended 30 June 2004 do not necessarily equal the sums of amounts disclosed for 30 June 2004 individuals specified in 31 December 2004, as different individuals were specified in 30 June 2004.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

40	DIRECTOR AND EXECUTIVE DISCLOSURES CONTINUED

(c)	Remuneration of Specified Directors and Specified Executives continued

	PRIMARY					POST EMPLOYMENT		EQUITY		TOTAL
	Salary & fees	Annual leave & long service leave movement(12)	Cash bonus	Long-term incentive plans(13)	Non- monetary benefits	Superannuation	Retirement benefits	Options	Other
	$	$	$	$	$	$	$	$	$	$

Specified Executives

P Allen (Group Chief Financial Officer)(7)
31 December 2004	425,000	230,704	350,000	38,889	101,940	—	—	—	563,826	1,710,359
30 June 2004	731,707	—	731,707	—	290,232	21,951	—	2,633,102	—	4,408,699

R Green (Vice Chairman – Operations, United States)(8)
31 December 2004	682,501	—	1,023,751	—	20,254	—	—	—	—	1,726,506
30 June 2004	1,403,312	—	1,929,554	—	34,371	—	—	—	—	3,367,237

M Gutman (Chief Operating Officer, UK and Europe)(9)
31 December 2004	402,313	54,845	377,169	27,988	328,217	—	—	—	125,723	1,316.255

R Jordan (Chief Operating Officer, Australia and New Zealand)(10)
31 December 2004	400,000	135,866	770,000	18,889	—	—	—	—	—	1,324,755
30 June 2004	841,596	—	450,000	—	—	—	—	1,674,837	—	2,966,433

K Wong (President – United States Operations)(11)
31 December 2004	341,250	41,786	409,500	—	50,666	—	—	—	—	843,202
30 June 2004	701,656	—	701,656	—	36,329	29,578	—	3,402,662	38,392	4,910,273

Total Remuneration: Specified Executives
31 December 2004	2,251,064	463,201	2,930,420	85,766	501,077	—	—	—	689,549	6,921,077

30 June 2004*	4,411,471	—	4,812,917	—	360,932	51,529	337,000	10,334,906	38,392	20,347,147

*	Group totals in respect of the financial year ended 30 June 2004 do not necessarily equal the sums of amounts disclosed for 30 June 2004 individuals specified in 31 December 2004, as different individuals were specified in 30 June 2004.
(1)	As disclosed in the Explanatory memorandum issued in connection with the Merger and further outlined in the 2004 Annual Report of the Company, the remuneration arrangements for Mr F Lowy, AC have been varied by agreement following the merger of the Westfield Group. The term of Mr F Lowy’s service contract is open ended. The remuneration under that contract will be reviewed by the Remuneration Committee every two years. The current arrangements provide, in respect of the 12 month periods ending 30 June 2005 and 30 June 2006, for a base salary of $8 million and an annual performance bonus of $4 million and $5 million payable if the Westfield Group achieves the forecast distribution of $1.03 and $1.10 per stapled security in respect of those years.

Mr F Lowy’s service contract provides for a retirement benefit of one month’s salary for each year of service on termination of his services. This benefit will continue to be calculated based on his salary in the 2003/2004 year (increased annually by CPI) and not the higher amount payable in accordance with the post merger arrangements. The amount accrued for the shortened financial year was $50,752. Mr F Lowy’s service contract does not contain provision for any payment on termination by the Company (with or without cause) other than the retirement benefit outlined above. Any other termination payment will be at the discretion of the Board acting on the recommendation of the Remuneration Committee.

Annual leave and long service leave entitlements accrued at 31 December 2004 are calculated based on Mr F Lowy’s salary for the 2003/04 year (increased annually by CPI). Non-monetary benefits of $315,053 relate to Mr F Lowy’s contractual entitlements to private usage of the Group’s aircraft. The entitlement to private usage of the Group’s aircraft by Mr F Lowy is up to a maximum of 75 hours per annum. The value of private usage (including fringe benefits tax) in any year is disclosed as remuneration. Unused entitlements are carried forward to future periods. No options or awards were issued to the Chairman in the financial year.

(2)	During the financial period Mr D Lowy exercised executive options. The options had been granted to Mr D Lowy in 1999 when he was Managing Director of the Company. Details of the options are set out in Note 40(d).
(3)	Following Mr S Johns’ retirement as an executive director in October 2003, Mr S Johns has continued to provide consultancy services in relation to special projects (including major acquisitions) and other corporate finance, treasury and investor relation issues. The fees of $304,000 include $75,000 Non-Executive Director fees, $10,000 Audit and Compliance Committee fees, $9,000 Risk Management Committee fees and $210,000 consultancy fees. The consultancy agreement is for a minimum period of 2 years commencing 1 October 2003.
(4)	Mr P Lowy has been with the Westfield Group since 1983. He has resided in the United States since 1990. He was appointed as Managing Director since 1997. Mr P Lowy’s salary and bonus is reviewed annually by the Remuneration Committee. No formal service contract is in place. In the event of termination, any termination payment and period would be determined by the Board on the recommendation of the Remuneration Committee. Mr P Lowy’s salary disclosed is equivalent to US$750,000 ($1,023,751). Mr P Lowy’s base salary is US$1,500,000 per annum. Mr P Lowy will participate in the EDA plan from 1 January 2005 and in the PIP plan from 1 January 2006 but only if the performance hurdle in the qualifying year is met. Refer to Note 40(b)(iii) for a detailed summary of the EDA Plan and PIP Plan. No options or awards were issued to Mr P Lowy during the financial year. As disclosed in the 2004 Annual Report, Mr P Lowy exercised options in the financial year ended 30 June 2004.
(5)	Mr S Lowy has been with the Westfield Group since 1987. He was appointed as Managing Director since 1997. Mr S Lowy’s salary and bonus is reviewed annually by the Remuneration Committee. No formal service contract is in place. In the event of termination, any termination payment and period would be determined by the Board on the recommendation of the Remuneration Committee. Mr S Lowy’s base salary is $1,500,000 per annum. Mr S Lowy will participate in the EDA plan from 1 January 2005 and in the PIP plan from 1 January 2006 but only if the performance hurdle in the qualifying year is met. Refer to Note 40(b)(iii) for a detailed summary of the EDA Plan and PIP Plan. No options or awards were issued to Mr S Lowy during the financial year. Details of executive options exercised by Mr S Lowy in the financial year are set out in Note 40(d).
(6)	Mr F Vincent joined the Board of the Company on 12 November 2004. He was appointed as a director of Westfield Management Limited on 13 July 2004 and Westfield America Management Limited on 29 May 2002. Mr Vincent’s total fee of $75,000 includes $54,620 for his directorships of Westfield Management Limited and Westfield America Management Limited.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

40	DIRECTOR AND EXECUTIVE DISCLOSURES CONTINUED

(c)	Remuneration of Specified Directors and Specified Executives continued

(7)	Mr P Allen has been with the Westfield Group in excess of nine years. There is no formal service contract for Mr P Allen. Mr P Allen relocated from the United Kingdom in mid 2004. Although he gained the title of Group Chief Financial Officer on 1 October 2004, he acted in that capacity for the entire financial period. On 1 September 2004, Mr P Allen was issued an award of $350,000 under the EDA Plan. The vesting period is 3 years. There are no performance hurdles applicable during the vesting period. The amortisation of $38,889 is for the 4 months to 31 December 2004. Non-monetary benefits comprised loan forgiveness. Other benefits of $563,826 relate to losses, costs and expenses incurred by Mr P Allen in connection with his relocation to the Sydney office on short notice.
(8)	Mr R Green has a service agreement with the Company which expires on 31 December 2005. Mr Green’s annual compensation amount is US$1 million and a bonus of US$1.5 million. The agreement may be terminated for cause by giving 30 days written notice. There is no provision for termination without cause. No termination benefit is payable.
(9)	Mr M Gutman relocated to the UK office in 2003. Mr M Gutman has a two year service agreement with the company ending on 31 July 2005. Mr M Gutman’s base salary is GBP320,000 per annum.

At the end of the term, if Mr M Gutman does not continue with the Group, the company will pay one year’s base salary and other accrued entitlements. Any unvested awards granted under the equity-linked incentive plans will vest and may be exercised by the executive.

On 1 September 2004, Mr M Gutman was issued an award of GBP100,000 ($251,889) under the EDA Plan. The vesting period is 3 years. There are no performance hurdles applicable during the vesting period. The amortisation of $27,988 is for the 4 months to 31 December 2004. Non-monetary benefits comprised normal expatriate benefits including accommodation plus fringe benefit tax on those benefits. Other benefits of $125,723 relate to losses, costs and expenses incurred by Mr M Gutman in connection with his relocation to the UK office.

(10)	Mr R Jordan has been with the Westfield Group in excess of seventeen years. There is no formal service contract for Mr R Jordan. Mr R Jordan’s bonus includes a special performance bonus in recognition of Mr R Jordan having met certain additional performance objectives. On 1 September 2004, Mr R Jordan was issued an award of $170,000 under the EDA Plan. The vesting period is 3 years. There are no performance hurdles applicable during the vesting period. The amortisation of $18,889 is for the 4 months to 31 December 2004.
(11)	Mr K Wong has a three year service agreement with the Company ending on 27 February 2006. Mr Wong’s base salary is US$500,000 per annum. For the years ending 31 December 2004 and 2005, Mr Wong is guaranteed a minimum bonus of US$500,000. During the period, non-monetary benefits provided to him comprised medical benefits and deferred remuneration entitlements including a contribution by the Group to the deferred remuneration plan.

The Company may terminate Mr Wong’s service agreement with or without cause. On termination for cause he will receive any base salary due and owing on the date of termination, any pro-rated bonuses earned but not paid and any accrued leave entitlements. On termination without cause, he will receive 12 months base salary; any bonus earned but not paid and any accrued leave entitlements. Any unvested awards granted under the equity-linked incentive plans will vest and may be exercised by the executive.

(12)	The amounts referred to reflect an increase in the accrued liability for annual and long service leave during the shortened financial year.
(13)	Refer Note 40(b)(iii).
(14)	No options were granted to Non-Executive Directors in the shortened financial year. No options held by Non-Executive Directors lapsed during the shortened financial year.
(15)	No options or awards were issued to the Specified Executives under the Executive Option Plan or Executive Performance Share Plan. All specified Executives will participate in the PIP Plan from 1 January 2006 but only if the performance hurdle in the Qualifying Year is met.

(d)	Option holdings of Specified Directors and Specified Executives

During the shortened financial year, no options and awards (“Options”) were issued to executives under the Executive Option Plan and the Executive Performance Share Plan (together the “Option Plans”).

On 25 May 2004, The Supreme Court of New South Wales ordered, under section 411 of the Corporations Act, that a meeting of Westfield Holdings Limited shareholders be held to vote on the proposed merger by stapling. Under the terms of the Option Plans, the convening of the scheme meeting gave Optionholders a right to exercise all outstanding Options including an accelerated right in respect of previously unvested Options. In accordance with the terms of Option Plans, that right could be exercised at any time prior to the effective date of the merger being 2 July 2004. Options over Westfield shares not exercised prior to that date reverted to their previous terms of exercise and were converted to Options over stapled securities on a 1:1 basis in accordance with amendments made to the Option Plans. That conversion was consistent with the merger ratios applied in the scheme of arrangement. In all other respects the terms of the Option Plans remain substantially unaltered. Under the terms of the Option Plans, Westfield was able to satisfy the exercise of an Executive Option in one of the following ways:

(i)	issuing or transferring a Westfield share to the Executive Optionholder;

(ii)	paying the Optionholder an amount equal to the difference between market value of a Westfield Share as at the date of exercise (determined under section 139FA of the Income Tax Assessment Act 1936) and the exercise price for the Option (“Profit Element”); or

(iii)	issuing or transferring a Westfield share to the Executive Optionholder equal to the value of the Profit Element.

Westfield used methods (i) and (iii) to satisfy the entitlements of Optionholders who elected to exercise Options prior to the effective date of the merger. In some cases, Westfield utilised the Westfield shares held by the Westfield Executive Option Trust to satisfy the entitlements of Optionholders. That Trust had previously acquired Westfield shares to enable Westfield, at its discretion, to satisfy the exercise of an Option by way of a transfer of a Westfield share to Optionholders on exercise of Options.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

40	DIRECTOR AND EXECUTIVE DISCLOSURES CONTINUED

(d)	Option holdings of Specified Directors and Specified Executives continued

	Balance at beginning of period 1 Jul 2004	Options exercised	Accelerated balance at end of period 31 Dec 2004	Vesting as a result of merger during the period

Specified Directors

DH Lowy, AM	1,250,000	(1,250,000)	—	625,000	*
SM Lowy	1,250,000	(1,250,000)	—	625,000	*

Specified Executives

M Gutman	420,710	(420,710)	—	333,210

Total	2,920,710	(2,920,710)	—	1,583,210

*	The original last vesting date for these options was 1 October 2004.

(e)	Shares issued/transferred on the exercise of remuneration options

	Options exercised Number		Shares issued/ transferred Number	Paid $ per Share	Unpaid $ per Share

Specified Directors

DH Lowy, AM	1,250,000		1,250,000	9.31	—
SM Lowy	1,250,000		1,250,000	9.31	—

Specified Executives

M Gutman	420,170	(1)	104,705	—	—

Total	2,920,170		2,604,705

(1)	Under the terms of the option plan, the Company is able to issue a Westfield share to the Executive Optionholder equal to the value of the profit element.

(f)	Shareholding of Specified Directors and Specified Executives

Stapled securities held in Westfield Group (WDC) (number)		Balance 1 July 2004	Granted as remuneration	On exercise of options	Net change Other(2)	Balance(1) 31 Dec 2004

Specified Directors

FP Lowy, AC DH Lowy, AM PS Lowy SM Lowy	}	155,136,087		2,500,000	8,814,251 (3)	166,450,338
RL Furman		—				—
DM Gonski, AO		164,229			135,298	299,527
FG Hilmer, AO		91,454			97,979	189,433
SP Johns		1,598,400			230,565	1,828,965
JB Studdy, AM		21,190			17,383	38,573
FT Vincent		—				—
GH Weiss		—				—
DR Wills, AO		20,000				20,000
CM Zampatti, AM		221,654				221,654

Specified Executives

P Allen		244,279			(78,248)	166,031
R Green		—				—
M Gutman		220,300		104,705	58,585	383,590
R Jordan		724,869				724,869
K Wong		114,276			(114,276)	—

Total		158,556,738	—	2,604,705	9,161,537	170,322,980

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

40	DIRECTOR AND EXECUTIVE DISCLOSURES CONTINUED

(f)	Shareholding of Specified Directors and Specified Executives continued

(1)	The Accounting Standard AASB 1046, Director and Executive Disclosures by Disclosing Entities, paragraph 8.5 requires that the equity interests held directly, indirectly or beneficially by each specified director and specified executive, including their personally-related entities be included. Personally-related entities include the interests held by the specified director and/or specified executives’ relatives, spouses and any entities jointly or severally controlled by them.
(2)	A significant proportion of the changes listed in this column are not the result of the sale or acquisition of Westfield Group stapled securities by the specified directors and/or specified executives but as a result of the impact of the conversion of units held by the directors in Westfield Trust and/or Westfield America Trust to Westfield Group stapled securities.
(3)	The aggregate interest of the Lowy directors includes family holdings and interests held by Amondi Pty Limited as trustee of the Westfield Executive Option Plan Trust, the US Executive Share Plan Trust and Westfield C Fund Pty Limited as trustee of the Westfield Superannuation C Fund. The net change includes the acquisitions, transfers and disposals of those entities. The Lowy directors did not dispose of any shares.

(g)	Loans to Specified Directors and Specified Executives

Loan disclosures

	Balance at beginning of period $000	Interest charged $000		Interest not charged $000	Provision for loan forgiveness $000	Balance at end of period $000	Highest owing in period $000

Specified Executive

P Allen	100	—	(1)	—	(50)	50	100

Total Specified Executive	100	—		—	(50)	50	100

Terms and conditions of loans

Loan to executive is interest free. The loan agreement provided for the principal to be forgiven by July 2005.

(1)	The current period non monetary benefits (as disclosed in Note 40(c)) includes a total amount of interest and FBT liability of $4,854 calculated based on Mr P Allen’s opening loan of $100,000 at 5% per annum.

(h)	Other transactions and balances with Specified Directors and Specified Executives

(i)	During the shortened financial year, the Trustee of the Westfield Executive Option Plan Trust (“Trust”) acquired nil (30 June 2004: nil) and disposed of 322,500 (30 June 2004: 1,777,500) shares in the Parent Company in accordance with the rules of the Westfield Holdings Limited Executive Option Plan. At 31 December 2004 the Trust held 5,869,425 (30 June 2004: 6,191,925) shares.

(ii)	During the shortened financial year, the Trustee of the US based executive option plan trust acquired nil (30 June 2004: 138,409) shares and disposed nil (30 June 2004: 655,897) shares in the Parent Company in accordance with the rules of the Westfield Holdings Limited Executive Performance Share Plan. At 31 December 2004 the US based Trust held nil (30 June 2004: nil) shares.

(iii)	During the shortened financial year the Trustees of the Westfield Superannuation Funds disposed of 1,221,284 (30 June 2004: 1,134,461) shares in the Parent Company in accordance with the Rules of the Superannuation Funds.

(iv)	During the shortened financial year:

(a)	an aggregate amount of $193,620 (30 June 2004: $512,166) was recognised as income relating to services provided by the Westfield Group on commercial terms to director related entities of FP Lowy, DH Lowy, PS Lowy and SM Lowy, of which an aggregate amount of $7,556 (30 June 2004: $219,336) was recognised as a current receivable from such Director related entities as at 31 December 2004 for the usage of such assets; and

(b)	an aggregate amount of $24,711 (30 June 2004: $109,983) was recognised as an expense relating to business usage by the Westfield Group on commercial terms of assets owned by Director related entities of FP Lowy, DH Lowy, PS Lowy and SM Lowy.

(v)	During the shortened financial year, in accordance with the Rules of the Westfield Holdings Limited Executive Option Plan (“Option Plan”) which was established in accordance with the Listing Rules of Australian Stock Exchange Limited and approved by Members of the Parent Company at its Annual General Meeting on 12 November 1998, the Trust repaid loans from the Westfield Group of $3,409,400 (30 June 2004: $16,618,636). As at 31 December 2004 the amount owing by the Trust was $60,452,678 (30 June 2004: $63,862,078 ). During the period $808,807 (30 June 2004: $2,270,114) interest was charged on this loan. This interest charge has been included in interest income of the Westfield Group.

(vi)	During the shortened financial year, transactions occurred between the Westfield Group and Specified Directors and Specified Executives which were within normal employee, customer or supplier relationships on terms and conditions no more favourable than those available to other employees, customers or suppliers, being the performance of contracts of employment; the reimbursement of expenses; and the payment of dividends by the Parent Company in respect of ordinary shares held in the Parent Company.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

41	DETAILS OF CONTROLLED ENTITIES,

PROPORTIONATELY CONSOLIDATED AND EQUITY ACCOUNTED ENTITIES

	31 DEC 04 – INTEREST			30 JUN 04 – INTEREST
	Beneficial		Consolidated		Consolidated
Name of entity	Parent Company %	Westfield Group %	or Equity accounted %	Beneficial interest %	or Equity accounted %

ENTITIES INCORPORATED IN AUSTRALIA

Parent Company

Westfield Holdings Limited	100.0	100.0	100.0	100.0	100.0

Consolidated Controlled Entities

Adurant Pty Limited	100.0	100.0	100.0	100.0	100.0
Alphen Pty Limited	100.0	100.0	100.0	100.0	100.0
Annsa Pty Ltd	100.0	100.0	100.0	100.0	100.0
Bobian Pty Limited	100.0	100.0	100.0	85.0	100.0
Bondi Junction Trust	—	100.0	100.0	—	—
Carindale Property Trust	—	50.0	100.0	—	—
Cavemont Pty Limited	100.0	100.0	100.0	100.0	100.0
Croissy Pty Limited	100.0	100.0	100.0	100.0	100.0
Descon Invest Pty Limited	100.0	100.0	100.0	100.0	100.0
Fountain Gate Trust	—	100.0	100.0	—	—
Gaural Pty Limited	100.0	100.0	100.0	100.0	100.0
Greissen Limited	100.0	100.0	100.0	100.0	100.0
Lourens Pty Limited	100.0	100.0	100.0	100.0	100.0
Lycus Pty Limited	100.0	100.0	100.0	100.0	100.0
Marchet Limited	100.0	100.0	100.0	100.0	100.0
Market Street Investment Trust	—	100.0	100.0	—	—
Market Street Property Trust	—	100.0	100.0	—	—
Nauthiz Pty Limited	100.0	100.0	100.0	100.0	100.0
Orta Pty Limited	100.0	100.0	100.0	100.0	100.0
Parliv Pty Limited	100.0	100.0	100.0	100.0	100.0
Regional Shopping Centre Nominees Pty Limited	100.0	100.0	100.0	100.0	100.0
Risemond Pty Limited	100.0	100.0	100.0	100.0	100.0
Salazar Pty Limited (In liquidation)	100.0	100.0	100.0	100.0	100.0
Samel Pty Limited	100.0	100.0	100.0	100.0	100.0
Titania Services Pty Limited	100.0	100.0	100.0	100.0	100.0
Variscite Pty Limited	100.0	100.0	100.0	100.0	100.0
VIC Shopping Centre Trust	—	100.0	100.0	—	—
WD Trust	—	100.0	100.0	—	—
WestArt Trust	—	100.0	100.0	—	—
Westfield (NZ) Sub Trust	—	100.0	100.0	—	—
Westfield Alliances (NZ) Pty Limited	100.0	100.0	100.0	85.0	100.0
Westfield Alliances Carindale Pty Limited	85.0	100.0	100.0	85.0	100.0
Westfield Alliances Pty Limited	100.0	100.0	100.0	85.0	100.0
Westfield America Management Limited	100.0	100.0	100.0	100.0	100.0
Westfield America Trust	4.7	100.0	100.0	4.7	4.7
Westfield American Investments Pty Limited	100.0	100.0	100.0	100.0	100.0
Westfield Capital Assets Pty Limited	100.0	100.0	100.0	100.0	100.0
Westfield Capital Corporation Finance Pty Limited	100.0	100.0	100.0	100.0	100.0
Westfield Capital Corporation Limited	100.0	100.0	100.0	100.0	100.0
Westfield Capital Financial Services Limited	100.0	100.0	100.0	100.0	100.0
Westfield Carindale Management Limited	100.0	100.0	100.0	—	—
Westfield Chatswood Trust	—	100.0	100.0	—	—
Westfield Custodian Pty Limited	100.0	100.0	100.0	100.0	100.0
Westfield Design and Construction Pty Limited	100.0	100.0	100.0	100.0	100.0
Westfield Developments Pty Limited	100.0	100.0	100.0	100.0	100.0

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

41	DETAILS OF CONTROLLED ENTITIES,

PROPORTIONATELY CONSOLIDATED AND EQUITY ACCOUNTED ENTITIES CONTINUED

	31 DEC 04 – INTEREST			30 JUN 04 – INTEREST
	Beneficial		Consolidated		Consolidated
Name of entity	Parent Company %	Westfield Group %	or Equity accounted %	Beneficial interest %	or Equity accounted %

ENTITIES INCORPORATED IN AUSTRALIA CONTINUED

Consolidated Controlled Entities continued

Westfield European Investments Pty Limited	100.0	100.0	100.0	100.0	100.0
Westfield Finance (Aust) Limited (formerly Mitcec Limited)	100.0	100.0	100.0	100.0	100.0
Westfield Funds Management Limited	100.0	100.0	100.0	100.0	100.0
Westfield Internet Shoppingtown Pty Limited	100.0	100.0	100.0	100.0	100.0
Westfield Limited	100.0	100.0	100.0	100.0	100.0
Westfield Management Limited	100.0	100.0	100.0	100.0	100.0
Westfield Morley Trust	—	100.0	100.0	—	—
Westfield No. 1 Pty Limited	100.0	100.0	100.0	85.0	100.0
Westfield No. 4 Pty Limited	100.0	100.0	100.0	85.0	100.0
Westfield Northgate Trust	—	100.0	100.0	—	—
Westfield Number 2 Sub Trust	—	100.0	100.0	—	—
Westfield Number 3 Sub Trust	—	100.0	100.0	—	—
Westfield Number 4 Sub Trust	—	100.0	100.0	—	—
Westfield Projects (Australia) Limited	100.0	100.0	100.0	100.0	100.0
Westfield Promotion Fund Management Pty Limited	100.0	100.0	100.0	100.0	100.0
Westfield Queensland Pty Limited	100.0	100.0	100.0	100.0	100.0
Westfield RSCF Management Limited	100.0	100.0	100.0	100.0	100.0
Westfield Services Pty Limited	100.0	100.0	100.0	100.0	100.0
Westfield Services Trust	100.0	100.0	100.0	100.0	100.0
Westfield Shopping Centre Management Co (A.C.T.) Pty Limited	100.0	100.0	100.0	100.0	100.0
Westfield Shopping Centre Management Co (Qld.) Pty Limited	100.0	100.0	100.0	100.0	100.0
Westfield Shopping Centre Management Co (S.A.) Pty Ltd	100.0	100.0	100.0	100.0	100.0
Westfield Shopping Centre Management Co (Vic.) Pty Limited	100.0	100.0	100.0	100.0	100.0
Westfield Shopping Centre Management Co Pty Limited	100.0	100.0	100.0	100.0	100.0
Westfield Shoppingtown Carousel Pty Limited	100.0	100.0	100.0	100.0	100.0
Westfield Shoppingtown Property Trust	—	100.0	100.0	—	—
Westfield Sub Trust A	—	100.0	100.0	—	—
Westfield Sub Trust B	—	100.0	100.0	—	—
Westfield Sub Trust C	—	100.0	100.0	—	—
Westfield Sub Trust D	—	100.0	100.0	—	—
Westfield Sub Trust E	—	100.0	100.0	—	—
Westfield Sub Trust F	—	100.0	100.0	—	—
Westfield Sub Trust G	—	100.0	100.0	—	—
Westfield Sub Trust H	—	100.0	100.0	—	—
Westfield Sub Trust I	—	100.0	100.0	—	—
Westfield Sub Trust J	—	100.0	100.0	—	—
Westfield Sub Trust K	—	100.0	100.0	—	—
Westfield Trust	—	100.0	100.0	—	—
Westfield Tuggerah Trust	—	100.0	100.0	—	—
Westfield U.S. Investments Pty Limited	100.0	100.0	100.0	100.0	100.0
WestNM Trust	100.0	100.0	100.0	100.0	100.0
WestUS Pty Limited	100.0	100.0	100.0	100.0	100.0
WestUS Trust	100.0	100.0	100.0	100.0	100.0
WFA Finance (Aust) Pty Limited	4.7	100.0	100.0	—	—
Woodfield Pty Limited	100.0	100.0	100.0	100.0	100.0
WRS Pty Limited	100.0	100.0	100.0	100.0	100.0
WT Finance (Aust) Pty Limited	—	100.0	100.0	—	—
Zed Investments Pty Limited	100.0	100.0	100.0	100.0	100.0

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

41	DETAILS OF CONTROLLED ENTITIES,

PROPORTIONATELY CONSOLIDATED AND EQUITY ACCOUNTED ENTITIES CONTINUED

	31 DEC 04 – INTEREST			30 JUN 04 – INTEREST
	Beneficial		Consolidated		Consolidated
Name of entity	Parent Company %	Westfield Group %	or Equity accounted %	Beneficial interest %	or Equity accounted %

ENTITIES INCORPORATED IN AUSTRALIA CONTINUED

Proportionately Consolidated Joint Ventures

Westfield Airport West	—	50.0	50.0	—	—
Westfield Bay City	—	50.0	50.0	—	—
Westfield Belconnen	—	50.0	50.0	—	—
Westfield Carindale	—	25.0	50.0	—	—
Westfield Hurstville	—	50.0	50.0	—	—
Westfield Liverpool	—	50.0	50.0	—	—
Westfield Marion	—	50.0	50.0	—	—
Westfield Miranda	—	50.0	50.0	—	—
Westfield North Lakes	—	50.0	50.0	—	—
Westfield Parramatta	—	50.0	50.0	—	—
Westfield Plenty Valley	—	50.0	50.0	—	—
Westfield Whitford City	—	50.0	50.0	—	—

Equity Accounted Entities

AMP Wholesale Shopping Centre Trust No.2	—	10.0	10.0	—	—
Karrinyup Shopping Centre Trust	—	25.0	25.0	—	—
Mt Druitt Shopping Centre Trust	—	50.0	50.0	—	—
SA Shopping Centre Trust	—	50.0	50.0	—	—
Southland Trust	—	50.0	50.0	—	—
Tea Tree Plaza Trust	—	50.0	50.0	—	—

ENTITIES INCORPORATED IN JERSEY

Consolidated Controlled Entities

The Westfield Jersey Unit Trust	100.0	100.0	100.0	100.0	100.0
Westfield Management Jersey Limited	100.0	100.0	100.0	100.0	100.0
Westfield Management Jersey (Nominee) Limited	100.0	100.0	100.0	100.0	100.0
Westfield UK Acquisitions (Jersey) Limited	51.0	100.0	100.0	—	—

Equity Accounted Entities

W (No.1) GP (Nominee A) Limited	50.0	50.0	50.0	50.0	50.0
W (No.1) GP (Nominee B) Limited	50.0	50.0	50.0	50.0	50.0
W (No.2) GP (Nominee A) Limited	50.0	50.0	50.0	50.0	50.0
W (No.2) GP (Nominee B) Limited	50.0	50.0	50.0	50.0	50.0
W (No.3) GP (Nominee A) Limited	50.0	50.0	50.0	50.0	50.0
W (No.3) GP (Nominee B) Limited	50.0	50.0	50.0	50.0	50.0
W (No.4) GP (Nominee A) Limited	50.0	50.0	50.0	50.0	50.0
W (No.4) GP (Nominee B) Limited	50.0	50.0	50.0	50.0	50.0
W (No.5) GP (Nominee A) Limited	50.0	50.0	50.0	50.0	50.0
W (No.5) GP (Nominee B) Limited	50.0	50.0	50.0	50.0	50.0
W (No.6) GP (Nominee A) Limited	50.0	50.0	50.0	50.0	50.0
W (No.6) GP (Nominee B) Limited	50.0	50.0	50.0	50.0	50.0

ENTITIES INCORPORATED IN LUXEMBOURG

Consolidated Controlled Entities

Darmor SA	100.0	100.0	100.0	100.0	100.0

ENTITIES INCORPORATED IN MALAYSIA

Consolidated Controlled Entities

Westasia Malls Sdn. Bhd.	100.0	100.0	100.0	100.0	100.0
Westfield Shoppingtowns Corporation Sdn Bhd	100.0	100.0	100.0	100.0	100.0

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

41	DETAILS OF CONTROLLED ENTITIES,

PROPORTIONATELY CONSOLIDATED AND EQUITY ACCOUNTED ENTITIES CONTINUED

	31 DEC 04 – INTEREST			30 JUN 04 – INTEREST
	Beneficial		Consolidated		Consolidated
Name of entity	Parent Company %	Westfield Group %	or Equity accounted %	Beneficial interest %	or Equity accounted %

ENTITIES INCORPORATED IN NEW ZEALAND

Consolidated Controlled Entities

Albany Shopping Centre (No 2) Limited	—	100.0	100.0	—	—
Albany Shopping Centre Limited	—	100.0	100.0	—	—
Cedarville Properties Limited	—	100.0	100.0	—	—
Chartwell Shopping Centre Limited	—	100.0	100.0	—	—
Downtown Shopping Centre (No 2) Limited	—	100.0	100.0	—	—
Downtown Shopping Centre Limited	—	100.0	100.0	—	—
Glenfield Mall Limited	—	100.0	100.0	—	—
Johnsonville Shopping Centre Limited	—	100.0	100.0	—	—
Kroftfield Properties Limited	—	100.0	100.0	—	—
Manukau City Centre Limited	—	100.0	100.0	—	—
Petavid Investments Limited	—	100.0	100.0	—	—
Queensgate Centre Limited	—	100.0	100.0	—	—
Redisville Enterprises Limited	—	100.0	100.0	—	—
Riccarton Shopping Centre (1997) Limited	—	100.0	100.0	—	—
Shore City Centre (1993) Limited	—	100.0	100.0	—	—
St Lukes Group (No. 2) Limited	—	100.0	100.0	—	—
St Lukes Group Holdings Limited	—	100.0	100.0	—	—
St Lukes Group Limited	—	100.0	100.0	—	—
St Lukes Square (1993) Limited	—	100.0	100.0	—	—
The Plaza Pakuranga Limited	—	100.0	100.0	—	—
WestCity Shopping Centre Limited	—	100.0	100.0	—	—
Westfield (New Zealand) Limited	100.0	100.0	100.0	100.0	100.0
Westfield Finance (NZ) Limited	100.0	100.0	100.0	100.0	100.0
Westfield Leasing (NZ) Limited	100.0	100.0	100.0	100.0	100.0
Westfield Properties (New Zealand) Limited	100.0	100.0	100.0	100.0	100.0
Westfield Shopping Centre Management Co (NZ) Limited	100.0	100.0	100.0	100.0	100.0
Westfield Trust (NZ) Limited	—	100.0	100.0	—	—
WT Finance (NZ) Limited	—	100.0	100.0	—	—

ENTITIES INCORPORATED IN SINGAPORE

Consolidated Controlled Entities

WRMS Pte Limited	100.0	100.0	100.0	100.0	100.0

ENTITIES INCORPORATED IN UNITED KINGDOM

Consolidated Controlled Entities

Westfield Acquisitions PLC	51.0	100.0	100.0	—	—
Westfield Shoppingtowns Limited	100.0	100.0	100.0	100.0	100.0
Westfield UK General Partner Limited	100.0	100.0	100.0	100.0	100.0
Westfield UK Limited Partnership	100.0	100.0	100.0	100.0	100.0
Westfield UK (Nominee) Limited	100.0	100.0	100.0	100.0	100.0
Westfield Wholesale General Partner Limited	100.0	100.0	100.0	100.0	100.0
Westfield Wholesale (Nominee) Limited	100.0	100.0	100.0	100.0	100.0

Equity Accounted Entities

Broadmarsh Retail General Partner Limited	75.0	75.0	75.0	75.0	75.0
DGL Acquisitions Limited	25.5	50.0	50.0	—	—
The Broadmarsh Retail Limited Partnership	75.0	75.0	75.0	75.0	75.0
Wimslow (No. 1) General Partner Limited	50.0	50.0	50.0	50.0	50.0
Wimslow(No. 1) Limited Partnership	50.0	50.0	50.0	50.0	50.0

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

41	DETAILS OF CONTROLLED ENTITIES,

PROPORTIONATELY CONSOLIDATED AND EQUITY ACCOUNTED ENTITIES CONTINUED

	31 DEC 04 – INTEREST			30 JUN 04 – INTEREST
	Beneficial		Consolidated		Consolidated
Name of entity	Parent Company %	Westfield Group %	or Equity accounted %	Beneficial interest %	or Equity accounted %

ENTITIES INCORPORATED IN UNITED KINGDOM CONTINUED

Equity Accounted Entities continued

Wimslow (No. 2) General Partner Limited	50.0	50.0	50.0	50.0	50.0
Wimslow (No. 2) Limited Partnership	50.0	50.0	50.0	50.0	50.0
Wimslow (No. 3) General Partner Limited	50.0	50.0	50.0	50.0	50.0
Wimslow (No. 3) Limited Partnership	50.0	50.0	50.0	50.0	50.0
Wimslow (No. 4) General Partner Limited	50.0	50.0	50.0	50.0	50.0
Wimslow (No. 4) Limited Partnership	50.0	50.0	50.0	50.0	50.0
Wimslow (No. 5) General Partner Limited	50.0	50.0	50.0	50.0	50.0
Wimslow (No. 5) Limited Partnership	50.0	50.0	50.0	50.0	50.0
Wimslow (No. 6) General Partner Limited	50.0	50.0	50.0	50.0	50.0
Wimslow (No. 6) Limited Partnership	50.0	50.0	50.0	50.0	50.0

ENTITIES INCORPORATED IN UNITED STATES

Consolidated Controlled Entities

1801 Avenue of the Stars LP	17.3	93.8	100.0	—	—
Agoura Hills Acquisition LLC	17.3	93.8	100.0	17.3	17.3
Anita Associates	15.5	84.1	100.0	15.5	15.5
Annapolis Holdings LLC	17.3	93.8	100.0	17.3	17.3
Annapolis Land LLC	17.3	93.8	100.0	17.3	17.3
Annapolis Mall Limited Partnership	17.3	93.8	100.0	17.3	17.3
Annapolis Mall LLC	17.3	93.8	100.0	17.3	17.3
Annapolis Manager LLC	17.3	93.8	100.0	17.3	17.3
Annapolis Parcel LLC	17.3	93.8	100.0	17.3	17.3
Annapolis Shoppingtown LLC	17.3	93.8	100.0	17.3	17.3
Arch Real Estate LLC	17.3	93.8	100.0	17.3	17.3
Avenue of the Stars GP Inc	17.3	93.8	100.0	—	—
Bellweather Properties of Florida (Limited)	17.3	93.8	100.0	17.3	17.3
Brandon Land Partners, Ltd.	17.3	93.8	100.0	17.3	17.3
Brandon Shopping Center Partners, Ltd.	17.3	93.8	100.0	17.3	17.3
Capital Mall Company	17.3	93.8	100.0	17.3	17.3
Capital Mall Holdings LLC	17.3	93.8	100.0	17.3	17.3
Capital Mall Land LLC	17.3	93.8	100.0	17.3	17.3
Capital Shopping Center LLC	17.3	93.8	100.0	17.3	17.3
Capital Shopping Center, Inc.	17.3	93.8	100.0	17.3	17.3
CC Building GP LLC	17.3	93.8	100.0	17.3	17.3
CC Building L.P	17.3	93.8	100.0	17.3	17.3
Century City Mall Partners, LLC	17.3	93.8	100.0	17.3	17.3
Century City Mall, LLC	17.3	93.8	100.0	17.3	17.3
Chesterfield Parcel LLC	17.3	93.8	100.0	17.3	17.3
Citrus Park Venture Limited Partnership	17.3	93.8	100.0	17.3	17.3
CMF, Inc.	17.3	93.8	100.0	17.3	17.3
Connecticut Post Mall LLC	17.3	93.8	100.0	17.3	17.3
Connecticut Post Mall No.2 LLC	17.3	93.8	100.0	17.3	17.3
Crestwood Holdings LLC	17.3	93.8	100.0	17.3	17.3
Crestwood Plaza, Inc.	17.3	93.8	100.0	17.3	17.3
Downtown Plaza Holdings LLC	17.3	93.8	100.0	17.3	17.3
Downtown Plaza LLC	17.3	93.8	100.0	17.3	17.3
Eagle Rock Holdings LLC	17.3	93.8	100.0	17.3	17.3
Eagle Rock Manager LLC	17.3	93.8	100.0	17.3	17.3

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

41	DETAILS OF CONTROLLED ENTITIES,

PROPORTIONATELY CONSOLIDATED AND EQUITY ACCOUNTED ENTITIES CONTINUED

	31 DEC 04 – INTEREST			30 JUN 04 – INTEREST
	Beneficial		Consolidated		Consolidated
Name of entity	Parent Company %	Westfield Group %	or Equity accounted %	Beneficial interest %	or Equity accounted %

ENTITIES INCORPORATED IN UNITED STATES CONTINUED

Consolidated Controlled Entities continued

Eagle Rock Plaza LLC	17.3	93.8	100.0	17.3	17.3
Eagle Rock Properties, Inc.	17.3	93.8	100.0	17.3	17.3
Eastland Holdings LLC	17.3	93.8	100.0	17.3	17.3
Eastland Manager LLC	17.3	93.8	100.0	17.3	17.3
Eastland Shopping Center L.P	17.3	93.8	100.0	17.3	17.3
Enfield Holdings II LLC	17.3	93.8	100.0	17.3	17.3
Enfield Holdings LLC	17.3	93.8	100.0	17.3	17.3
Enfield Land LLC	17.3	93.8	100.0	17.3	17.3
Enfield Square LLC	17.3	93.8	100.0	17.3	17.3
Enfield Square, Inc.	17.3	93.8	100.0	17.3	17.3
EWH Escondido Associates L.P.	17.3	93.8	100.0	17.3	17.3
Fashion Square, LLC	17.3	93.8	100.0	17.3	17.3
FH Financing LLC	17.3	93.8	100.0	17.3	17.3
Fox Hills Holdings I LP	17.3	93.8	100.0	17.3	17.3
Fox Hills Holdings II LLC	17.3	93.8	100.0	17.3	17.3
Fox Hills Mall L.P.	17.3	93.8	100.0	17.3	17.3
Fox Hills Mall, Inc.	17.3	93.8	100.0	17.3	17.3
Fox Valley Mall LLC	17.3	93.8	100.0	17.3	17.3
Franklin Park Parcel LLC	17.3	93.8	100.0	17.3	17.3
Great Northern Partnership	17.3	93.8	100.0	17.3	17.3
Growth Head GP, LLC	17.3	93.8	100.0	17.3	17.3
GSP Holdings LLC	17.3	93.8	100.0	17.3	17.3
Hahn UPI	13.7	74.4	100.0	13.7	13.7
Hawthorn Theatre LLC	17.3	93.8	100.0	17.3	17.3
Hawthorn, L.P	17.3	93.8	100.0	17.3	17.3
Head Acquisition, L.P.	17.3	93.8	100.0	17.3	17.3
Horton Land LLC	17.3	93.8	100.0	17.3	17.3
Horton Plaza Holdings I LP	17.3	93.8	100.0	17.3	17.3
Horton Plaza Holdings II LLC	17.3	93.8	100.0	17.3	17.3
Horton Plaza L.P.	17.3	93.8	100.0	17.3	17.3
Horton Plaza, Inc.	17.3	93.8	100.0	17.3	17.3
Independence Mall Associates L.P.	13.4	72.7	100.0	13.4	13.4
Independence Mall Holdings LLC	17.3	93.8	100.0	17.3	17.3
Independence Service, Inc.	13.4	72.7	100.0	13.4	13.4
Independence Shoppingtown LLC	13.4	72.7	100.0	13.4	13.4
Louis Joliet Holdings LLC	17.3	93.8	100.0	17.3	17.3
Louis Joliet Shoppingtown LP	17.3	93.8	100.0	17.3	17.3
MainPlace Shoppingtown LLC	17.3	93.8	100.0	17.3	17.3
Meriden Holdings LLC	17.3	93.8	100.0	17.3	17.3
Meriden Square #1 LLC	17.3	93.8	100.0	17.3	17.3
Meriden Square #2 LLC	17.3	93.8	100.0	17.3	17.3
Meriden Square #3 LLC	17.3	93.8	100.0	17.3	17.3
Meriden Square Partnership	17.3	93.8	100.0	17.3	17.3
Mid Rivers Holdings LLC	17.3	93.8	100.0	17.3	17.3
Mid Rivers Land Holdings LLC	17.3	93.8	100.0	17.3	17.3
Mid Rivers Land LLC	17.3	93.8	100.0	17.3	17.3
Mid Rivers Land LLC II	17.3	93.8	100.0	17.3	17.3
Mid Rivers Land, Inc.	17.3	93.8	100.0	17.3	17.3

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

41	DETAILS OF CONTROLLED ENTITIES,

PROPORTIONATELY CONSOLIDATED AND EQUITY ACCOUNTED ENTITIES CONTINUED

	31 DEC 04 – INTEREST			30 JUN 04 – INTEREST
	Beneficial		Consolidated		Consolidated
Name of entity	Parent Company %	Westfield Group %	or Equity accounted %	Beneficial interest %	or Equity accounted %

ENTITIES INCORPORATED IN UNITED STATES CONTINUED

Consolidated Controlled Entities continued

Mid Rivers Mall LLC	17.3	93.8	100.0	17.3	17.3
Mid Rivers Office Development I, Inc.	17.3	93.8	100.0	17.3	17.3
Mid Rivers, Inc.	17.3	93.8	100.0	17.3	17.3
Mission Valley Center LLC	17.3	93.8	100.0	17.3	17.3
Mission Valley Finance Corporation	17.3	93.8	100.0	17.3	17.3
Mission Valley Manager LLC	17.3	93.8	100.0	17.3	17.3
Mission Valley Partnership	13.1	71.1	100.0	13.1	13.1
Mission Valley Service, Inc.	13.1	71.1	100.0	13.1	13.1
Montgomery Mall Properties, Inc.	17.3	93.8	100.0	17.3	17.3
North County Fair L.P.	17.3	93.8	100.0	17.3	17.3
Northwest Mall Holdings LLC	17.3	93.8	100.0	17.3	17.3
Northwest Plaza LLC	17.3	93.8	100.0	17.3	17.3
Northwest Plaza, Inc.	17.3	93.8	100.0	17.3	17.3
Oakridge Mall L.P.	17.3	93.8	100.0	17.3	17.3
Oakridge Mall, Inc.	17.3	93.8	100.0	17.3	17.3
Old Orchard Urban Limited Partnership	17.3	93.8	100.0	17.3	17.3
Parkway Plaza Holdings I L.P.	17.3	93.8	100.0	17.3	17.3
Parkway Plaza Holdings II LLC	17.3	93.8	100.0	17.3	17.3
Parkway Plaza L.P.	17.3	93.8	100.0	17.3	17.3
Parkway Plaza, Inc.	17.3	93.8	100.0	17.3	17.3
PCRGP L.P.	17.3	93.8	100.0	17.3	17.3
Plaza Bonita Holdings I LP	17.3	93.8	100.0	17.3	17.3
Plaza Bonita Holdings II LLC	17.3	93.8	100.0	17.3	17.3
Plaza Bonita II LLC	17.3	93.8	100.0	17.3	17.3
Plaza Bonita II LP	17.3	93.8	100.0	17.3	17.3
Plaza Bonita Inc.	17.3	93.8	100.0	17.3	17.3
Plaza Bonita L.P.	17.3	93.8	100.0	17.3	17.3
Plaza Camino Real LLC	17.3	93.8	100.0	17.3	17.3
Plaza West Covina L.P.	17.3	93.8	100.0	17.3	17.3
Plaza West Covina, Inc.	17.3	93.8	100.0	17.3	17.3
Promenade L.P.	17.3	93.8	100.0	17.3	17.3
Residential Real Estate I LLC	17.3	93.8	100.0	17.3	17.3
Residential Rental and Investments, Inc.	17.3	93.8	100.0	17.3	17.3
Roseville Shoppingtown LLC	17.3	93.8	100.0	17.3	17.3
S.F. Shopping Centre Associates, L.P.	17.3	93.8	100.0	17.3	17.3
Santa Ana Venture	17.3	93.8	100.0	17.3	17.3
Santa Anita Fashion Park L.P.	17.3	93.8	100.0	17.3	17.3
Santa Anita GP LLC	17.3	93.8	100.0	17.3	17.3
Santa Anita Service, Inc.	15.5	84.1	100.0	15.5	15.5
Sarasota Shoppingtown LLC	17.3	93.8	100.0	17.3	17.3
Sargent Drive Acquisition LLC	17.3	93.8	100.0	17.3	17.3
Sargent Drive Holding LLC	17.3	93.8	100.0	17.3	17.3
Solano Mall L.P.	17.3	93.8	100.0	17.3	17.3
South County Center LLC	17.3	93.8	100.0	17.3	17.3
South County Holdings LLC	17.3	93.8	100.0	17.3	17.3
South County Post Office LLC	17.3	93.8	100.0	17.3	17.3
South County Properties, Inc.	17.3	93.8	100.0	17.3	17.3
South County Shoppingtown LLC	17.3	93.8	100.0	17.3	17.3

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

41	DETAILS OF CONTROLLED ENTITIES,

PROPORTIONATELY CONSOLIDATED AND EQUITY ACCOUNTED ENTITIES CONTINUED

	31 DEC 04 – INTEREST			30 JUN 04 – INTEREST
	Beneficial		Consolidated		Consolidated
Name of entity	Parent Company %	Westfield Group %	or Equity accounted %	Beneficial interest %	or Equity accounted %

ENTITIES INCORPORATED IN UNITED STATES CONTINUED

Consolidated Controlled Entities continued

South Shore Mall Holdings LLC	17.3	93.8	100.0	17.3	17.3
South Shore Mall LLC	17.3	93.8	100.0	17.3	17.3
South Shore Manager LLC	17.3	93.8	100.0	17.3	17.3
Southgate Plaza LLC	17.3	93.8	100.0	17.3	17.3
SSM Land LLC	17.3	93.8	100.0	17.3	17.3
The Connecticut Post Limited Partnership	17.3	93.8	100.0	17.3	17.3
Topanga Center, Inc.	17.3	93.8	100.0	17.3	17.3
Topanga Plaza L.P.	17.3	93.8	100.0	17.3	17.3
Topanga Plaza Owner LLC	17.3	93.8	100.0	17.3	17.3
Trumbull Department Stores, Inc.	17.3	93.8	100.0	17.3	17.3
Trumbull Mall LLC	17.3	93.8	100.0	17.3	17.3
Trumbull Shopping Center # 1 LLC	17.3	93.8	100.0	17.3	17.3
Trumbull Shopping Center # 2 LLC	17.3	93.8	100.0	17.3	17.3
UC Century Genpar, LLC	17.3	93.8	100.0	17.3	17.3
UPI Associates	3.0	16.4	100.0	3.0	3.0
Urban Roseville LLC	17.3	93.8	100.0	17.3	17.3
Urban Shopping Centers, L.P.	17.3	93.8	100.0	17.3	17.3
Vancouver Holdings LLC	17.3	93.8	100.0	17.3	17.3
Vancouver Mall II Limited Partnership	17.3	93.8	100.0	17.3	17.3
Vancouver Mall II LLC	17.3	93.8	100.0	17.3	17.3
Vancouver Mall LLC	17.3	93.8	100.0	17.3	17.3
WALP Service, Inc.	17.3	93.8	100.0	17.3	17.3
WAP HC, Inc.	17.3	93.8	100.0	17.3	17.3
WCMI (Texas), Inc.	100.0	100.0	100.0	100.0	100.0
WEA Belden LLC	17.3	93.8	100.0	17.3	17.3
WEA Brandon I GP, LLC	17.3	93.8	100.0	17.3	17.3
WEA Brandon II GP, LLC	17.3	93.8	100.0	17.3	17.3
WEA Century City GP, LLC	17.3	93.8	100.0	17.3	17.3
WEA Chesterfield LLC	17.3	93.8	100.0	17.3	17.3
WEA Citrus GP, LLC	17.3	93.8	100.0	17.3	17.3
WEA Countryside GP, LLC	17.3	93.8	100.0	17.3	17.3
WEA Crestwood Plaza LLC	17.3	93.8	100.0	17.3	17.3
WEA CT Houses LLC	17.3	93.8	100.0	17.3	17.3
WEA Eastridge LP	17.3	93.8	100.0	17.3	17.3
WEA Finance LLC	17.3	93.8	100.0	17.3	17.3
WEA Fox Valley GP, LLC	17.3	93.8	100.0	17.3	17.3
WEA Galleria GP, LLC	17.3	93.8	100.0	17.3	17.3
WEA Garden State Plaza GP, LLC	17.3	93.8	100.0	17.3	17.3
WEA Gateway LLC	17.3	93.8	100.0	17.3	17.3
WEA Great Northern GP II, LLC	17.3	93.8	100.0	17.3	17.3
WEA Great Northern GP, LLC	17.3	93.8	100.0	17.3	17.3
WEA Great Northern Mall, LLC	17.3	93.8	100.0	17.3	17.3
WEA GSP, Inc.	17.3	93.8	100.0	17.3	17.3
WEA Hawthorn Shopping Center GP, LLC	17.3	93.8	100.0	17.3	17.3
WEA Hawthorn Theatre MM, LLC	17.3	93.8	100.0	17.3	17.3
WEA MainPlace GP, LLC	17.3	93.8	100.0	17.3	17.3
WEA Meriden Square LLC	17.3	93.8	100.0	17.3	17.3
WEA Meriden Square No.2 LLC	17.3	93.8	100.0	17.3	17.3

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

41	DETAILS OF CONTROLLED ENTITIES,

PROPORTIONATELY CONSOLIDATED AND EQUITY ACCOUNTED ENTITIES CONTINUED

	31 DEC 04 – INTEREST			30 JUN 04 – INTEREST
	Beneficial		Consolidated		Consolidated
Name of entity	Parent Company %	Westfield Group %	or Equity accounted %	Beneficial interest %	or Equity accounted %

ENTITIES INCORPORATED IN UNITED STATES CONTINUED

Consolidated Controlled Entities continued

WEA Meriden Square No.3 LLC	17.3	93.8	100.0	17.3	17.3
WEA Meriden Square, Inc.	17.3	93.8	100.0	17.3	17.3
WEA Midway LLC	17.3	93.8	100.0	17.3	17.3
WEA North Bridge LLC	17.3	93.8	100.0	17.3	17.3
WEA North County Fair LLC	17.3	93.8	100.0	17.3	17.3
WEA NY Houses LLC	17.3	93.8	100.0	17.3	17.3
WEA NY II, Inc.	17.3	93.8	100.0	17.3	17.3
WEA NY, Inc.	17.3	93.8	100.0	17.3	17.3
WEA Old Orchard GP, LLC	17.3	93.8	100.0	17.3	17.3
WEA Palm Desert L.P.	17.3	93.8	100.0	17.3	17.3
WEA Richland LLC	17.3	93.8	100.0	17.3	17.3
WEA San Francisco GP, LLC	17.3	93.8	100.0	17.3	17.3
WEA Southcenter LLC	17.3	93.8	100.0	17.3	17.3
WEA Southlake LLC	17.3	93.8	100.0	17.3	17.3
WEA Southpark LLC	17.3	93.8	100.0	17.3	17.3
WEA Valley Fair L.P.	17.3	93.8	100.0	17.3	17.3
WEA Valley Fair UTC L.P.	17.3	93.8	100.0	17.3	17.3
West County Center LLC	17.3	93.8	100.0	17.3	17.3
West County Holdings LLC	17.3	93.8	100.0	17.3	17.3
West County Shoppingtown LLC	17.3	93.8	100.0	17.3	17.3
West Covina Holdings I LP	17.3	93.8	100.0	17.3	17.3
West Covina Holdings II LLC	17.3	93.8	100.0	17.3	17.3
West Park Mall LLC	17.3	93.8	100.0	17.3	17.3
West Park Mall, Inc.	17.3	93.8	100.0	17.3	17.3
West Park Partners L.P.	17.3	93.8	100.0	17.3	17.3
West Park Shopping Center, Inc.	17.3	93.8	100.0	17.3	17.3
West Valley Development LLC	17.3	93.8	100.0	17.3	17.3
West Valley L.P.	17.3	93.8	100.0	17.3	17.3
West Valley Partnership	17.3	93.8	100.0	17.3	17.3
Westfield America G.P., Inc.	17.3	93.8	100.0	17.3	17.3
Westfield America GP LLC	17.3	93.8	100.0	17.3	17.3
Westfield America Investor L.P.	17.3	93.8	100.0	17.3	17.3
Westfield America Limited Partnership	17.3	93.8	100.0	17.3	17.3
Westfield America M.S., Inc.	17.3	93.8	100.0	17.3	17.3
Westfield America of Annapolis, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield America of Bonita, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield America of Meriden Square, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield America of Missouri, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield America of Vancouver, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield America of West Covina, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield America, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield Beneficiary 1, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield Beneficiary 2, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield Benefit, Inc.	100.0	100.0	100.0	100.0	100.0
Westfield Branding LLC	17.3	93.8	100.0	17.3	17.3
Westfield Centers LLC	17.3	93.8	100.0	17.3	17.3
Westfield Century City TRS, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield Concession Management, Inc.	100.0	100.0	100.0	100.0	100.0

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

41	DETAILS OF CONTROLLED ENTITIES,

PROPORTIONATELY CONSOLIDATED AND EQUITY ACCOUNTED ENTITIES CONTINUED

	31 DEC 04 – INTEREST			30 JUN 04 – INTEREST
	Beneficial		Consolidated		Consolidated
Name of entity	Parent Company %	Westfield Group %	or Equity accounted %	Beneficial interest %	or Equity accounted %

ENTITIES INCORPORATED IN UNITED STATES CONTINUED

Consolidated Controlled Entities continued

Westfield Corporation, Inc.	100.0	100.0	100.0	100.0	100.0
Westfield Emporium LLC	17.3	93.8	100.0	17.3	17.3
Westfield Europe LLC	100.0	100.0	100.0	100.0	100.0
Westfield Franklin Park II, LLC	17.3	93.8	100.0	17.3	17.3
Westfield Franklin Park Mall, LLC	17.3	93.8	100.0	17.3	17.3
Westfield Garden State LLC	17.3	93.8	100.0	17.3	17.3
Westfield Gift Card Management, Inc.	100.0	100.0	100.0	100.0	100.0
Westfield Growth II L.P.	17.3	93.8	100.0	17.3	17.3
Westfield Growth L.P.	17.3	93.8	100.0	17.3	17.3
Westfield Head LP	17.3	93.8	100.0	17.3	17.3
Westfield Independence LLC	17.3	93.8	100.0	17.3	17.3
Westfield Independence Mall Limited Partnership	17.3	93.8	100.0	17.3	17.3
Westfield Louis Joliet, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield Management Acquisition, Inc.	100.0	100.0	100.0	100.0	100.0
Westfield Management Company, General Partnership	100.0	100.0	100.0	100.0	100.0
Westfield Management, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield MerchantWired, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield Mission Valley Corporation	17.3	93.8	100.0	17.3	17.3
Westfield North Bridge Inc.	17.3	93.8	100.0	17.3	17.3
Westfield Project Management Corporation, Inc.	100.0	100.0	100.0	100.0	100.0
Westfield Sacramento Acquisition Associates L.P.	17.3	93.8	100.0	17.3	17.3
Westfield San Francisco LLC	17.3	93.8	100.0	17.3	17.3
Westfield San Francisco TRS, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield Services, Inc.	100.0	100.0	100.0	100.0	100.0
Westfield SF L.P.	17.3	93.8	100.0	17.3	17.3
Westfield Subsidiary REIT 1, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield Subsidiary REIT 2, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield Topanga Owner L.P.	17.3	93.8	100.0	17.3	17.3
Westfield U.S. Advisory, Limited Partnership	100.0	100.0	100.0	100.0	100.0
Westfield U.S. Management, Limited Partnership	100.0	100.0	100.0	100.0	100.0
Westfield Urban Preferred LLC	17.3	93.8	100.0	17.3	17.3
Westfield Urban TRS, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield WRI, Inc.	17.3	93.8	100.0	17.3	17.3
Westfield WTC Holding LLC	17.3	93.8	100.0	17.3	17.3
Westland Milford Properties, Inc.	17.3	93.8	100.0	17.3	17.3
Westland Partners, Inc.	17.3	93.8	100.0	17.3	17.3
Westland Properties, Inc.	17.3	93.8	100.0	17.3	17.3
Westland Shopping Center L.P.	17.3	93.8	100.0	17.3	17.3
Westland South Shore Mall L.P.	17.3	93.8	100.0	17.3	17.3
Westland Town Center LLC	17.3	93.8	100.0	17.3	17.3
Wheaton Plaza No. 1 LLC	17.3	93.8	100.0	17.3	17.3
Wheaton Plaza Regional Shopping Center L.L.P.	17.3	93.8	100.0	17.3	17.3
WPI Meriden Square, Inc.	17.3	93.8	100.0	17.3	17.3

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

41	DETAILS OF CONTROLLED ENTITIES,

PROPORTIONATELY CONSOLIDATED AND EQUITY ACCOUNTED ENTITIES CONTINUED

	31 DEC 04 – INTEREST			30 JUN 04 – INTEREST
	Beneficial		Consolidated		Consolidated
Name of entity	Parent Company %	Westfield Group %	or Equity accounted %	Beneficial interest %	or Equity accounted %

ENTITIES INCORPORATED IN UNITED STATES CONTINUED

Equity Accounted Entities

Abbey Acquisition, LLC	7.5	40.6	43.3	7.5	7.5
DTA Holding LLC	7.5	40.6	43.3	7.5	7.5
Emporium Development LLC	8.7	46.9	50.0	8.7	8.7
Fashion Square Service TRS, Inc	8.7	46.9	50.0	8.7	8.7
GSP Service TRS, Inc	8.7	46.9	50.0	8.7	8.7
Mid Rivers Limited Partnership	5.8	31.3	33.3	5.8	5.8
Montgomery Mall Borrower LLC	8.7	46.9	50.0	8.7	8.7
Montgomery Mall Condo LLC	8.7	46.9	50.0	8.7	8.7
Montgomery Mall LLC	8.7	46.9	50.0	8.7	8.7
Montgomery Mall of Maryland LLC	8.7	46.9	50.0	8.7	8.7
Montgomery Service, Inc.	8.7	46.9	50.0	8.7	8.7
Northbridge Retail Company L.L.C	5.8	31.3	33.3	5.8	5.8
Northbridge Service TRS, Inc	5.8	31.3	33.3	5,8	5.8
Plaza Camino Real	6.9	37.5	40.0	6.9	6.9
Plaza Camino Service, Inc.	6.9	37.5	40.0	6.9	6.9
RN 116 Company, L.L.C	5.8	31.3	33.3	5.8	5.8
RN 120 Company, L.L.C	5.8	31.3	33.3	5.8	5.8
RN 124/125 Company, L.L.C	5.8	31.3	33.3	5.8	5.8
RN 540 Hotel Company L.L.C	5.8	31.3	33.3	5.8	5.8
Sherman Oaks Fashion Associates, LP	8.7	46.9	50.0	8.7	8.7
Tri-Party Miscellaneous, LLC	7.5	40.6	43.3	7.5	7.5
Tri-Party Non-856 Assets LLC	7.5	40.6	43.3	7.5	7.5
University Towne Center LLC	8.7	46.9	50.0	8.7	8.7
V F Mall LLC	8.7	46.9	50.0	8.7	8.7
Valencia Town Center Associates, LP	4.3	23.5	25.0	4.3	4.3
Valley Fair UTC LLC	8.7	46.9	50.0	8.7	8.7
VF/UTC Service, Inc.	8.7	46.9	50.0	8.7	8.7
Westfield Paramus 1, Inc.	8.7	46.9	50.0	8.7	8.7
Westfield Paramus 2, Inc.	8.7	46.9	50.0	8.7	8.7
Westfield Paramus Holdings LLC 1	8.7	46.9	50.0	8.7	8.7
Westfield Paramus Holdings LLC 2	8.7	46.9	50.0	8.7	8.7
Westland Garden State Plaza Limited Partnership	8.7	46.9	50.0	8.7	8.7

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

42	IMPACTS OF ADOPTING INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”)

The Australian Accounting Standards Board (“AASB”) has issued Australian equivalents to those IFRS that will be applicable for reporting periods commencing from 1 January 2005.

The key differences between Australian Generally Accepted Accounting principles (“AGAAP’) and IFRS identified by management to date as potentially having significant effect on the financial position and financial performance of the Group are summarised below. The summary should not be taken as an exhaustive list of all the differences between AGAAP and IFRS.

The key differences between AGAAP and IFRS identified by management to date reflects the current interpretation of IFRS that were issued in July 2004 and that will be applicable from 1 January 2005.

Upon adoption of IFRS, the Westfield Group will be required to restate comparatives to reflect the new IFRS accounting policies. This will require initial adjustments to be made retrospectively to retained earnings at 1 July 2004.

Regulatory bodies that promulgate AGAAP and IFRS have significant ongoing projects that could affect the differences between AGAAP and IFRS described below. The Westfield Group’s financial statements in the future could be materially impacted by these changes.

Changes expected to apply from 1 July 2004

(i)	Investment Property Revaluation

Under AGAAP, changes in the fair value of the Westfield Group’s shopping centres are reflected through the asset revaluation reserve. Decreases are also reflected through the asset revaluation reserve to the extent they reduce previously recognised increments and otherwise are charged to the operating result in the Statement of Financial Performance.

Under IFRS, changes in the fair value of the Westfield Group’s shopping centres are reflected through the operating result in the statement of financial performance. On transition to IFRS the balance of the asset revaluation reserve will be transferred to retained earnings.

(ii)	Foreign Currency Translation

Under AGAAP, where operations classified as self-sustaining have a functional currency that differs from the Australian parent, the Statement of Financial Position of the foreign operations must be translated to Australian dollars at year end rates and the Statement of Financial Performance at average rate with translation movements being recognised in the Foreign Currency Translation Reserve. Further, Australian GAAP requires the financial statements of Australian entities to be presented in Australian dollars.

Under IFRS, the assets, liabilities and operations of an entity are required to be measured using the functional currency of that entity. The functional currency can be Australian dollars or another currency. Further, under IFRS, an entity may present its financial statements in a currency other than its functional currency. Translation adjustments arising from the re-measurement of an entity’s financial statements from functional to presentation currency are recorded in the Foreign Currency Translation Reserve.

(iii)	Taxation

The tax charge in the Statement of Financial Performance under AGAAP is based on taxable profit for the period. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are not assessable or deductible. Under AGAAP, depreciation allowances for tax purposes and revaluation of investment properties do not have an impact on tax expense in the Statement of Financial Performance. A liability is only recognised once there is an intention to sell the investment property and the sale would give rise to a tax obligation. The tax effect of other items of income or expense that are recognised in the Statement of Financial Performance but are taxable or deductible in other years are included in income tax expense and are reflected as deferred tax assets and liabilities in the Statement of Financial Position. The Westfield Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted at the Statement of Financial Position date.

The introduction of IFRS will require a change to the deferred tax or balance sheet liability method of accounting for taxation. Deferred tax is the tax expected to be payable or recoverable, by the entity, on differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. A deferred tax liability is recognised for depreciation allowances for tax purposes and revaluations of investment properties in WAT. No provision is required for investment properties in WT as WT is essentially a flow through entity for tax purposes.

On implementation of IFRS, an opening adjustment to shareholders equity will be required, which will decrease net assets with annual deferred tax charges through the Statement of Financial Performance thereafter to reflect the increase/decrease in the difference between tax values and fair values of the investment properties held by the Group. The additional IFRS deferred tax liability at 31 December 2004 is between $1,450 million and $1,550 million, including approximately $275 million brought forward at 1 July 2004, approximately $1,050 million in respect of acquisitions during the period and approximately $200 million in respect of property revaluations, deferred tax and currency movements during the period.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

42	IMPACTS OF ADOPTING IFRS CONTINUED

Changes expected to apply from 1 July 2004 continued

(iv)	Employee Share and Option Ownership Schemes

Under AGAAP, no remuneration expense is recognised in the Statement of Financial Performance in respect of employee options issued.

Under IFRS, an entity is required to determine the fair value of options issued to employees as remuneration. The fair value of the options are measured at the grant date and will be recognised as an expense through the Statement of Financial performance over the period from the grant date to the vesting date.

At 31 December 2004 under IFRS the Group’s Executive Option Plan Trust as set out in note 40(h) is required to be consolidated. Accordingly, the number of securities on issue will decrease by 5,869,425 and the net assets will decrease by approximately $60.0 million.

(v)	Leasehold Properties

Under AGAAP, ground rent obligations for leasehold land which meets the definition of an operating lease have not been recorded as an asset or liability in a Statement of Financial Position.

Under IFRS, it is expected that ground rent obligations for leasehold land that meets the definition of an investment property will be required to be treated as finance leases. This would result in an increase in investment properties and liabilities by an amount equal to the present value of the minimum future lease payments. At 31 December 2004 the Group’s ground rent obligations for leasehold land is approximately $170 million.

Changes expected to apply from 1 January 2005

(i)	Foreign Currency Derivatives

Under AGAAP, gains and losses on foreign currency derivatives are deferred and recorded with the underlying transactions being hedged:

(a)	for hedges of foreign revenues, gains and losses are reflected in the Statement of Financial Performance as the underlying earnings are recognised; and

(b)	for hedges of net investments in foreign operations, gains and losses are reflected in the foreign currency translation reserve.

Under IFRS, hedge accounting cannot be applied to derivatives entered into to hedge the foreign exchange exposure relating to revenues denominated in a foreign operations functional currency. Accordingly, such derivatives are measured at fair value and gains and losses are reflected in the Statement of Financial Performance as they arise. The foreign exchange exposure on net investments in foreign operations can be hedged under IFRS provided that certain strict tests are met relating to hedge designation, documentation and effectiveness. If these tests are satisfied then the hedging derivative is measured at fair value and gains and losses reflected in the Foreign Currency Translation Reserve. However, to the extent that the hedge does not satisfy the above tests then a corresponding portion of the gain or loss is reflected in the operating result in the Statement of Financial Performance immediately.

At 31 December 2004 all of the Group’s cross currency swaps as set out in note 34(b)(i) are considered to be effective under IFRS. At 31 December 2004 all of the Group’s forward exchange contracts as set out in note 34(b)(ii) are considered to be ineffective under IFRS.

(ii)	Interest Rate Derivatives

Under AGAAP, derivatives that are used to hedge exposure to fluctuations in floating interest rates are not measured at fair value. Instead payments and receipts on swaps are recognised in the Statement of Financial Performance as they arise and premiums paid on options are amortised over the period of the hedge.

Under IFRS, derivatives taken out to reduce exposures to fluctuations in floating interest rates may be accounted for as cash flow hedges provided that the hedge designation, documentation and effectiveness tests can be met. If these tests are satisfied then the hedging derivative is measured at fair value and gains or losses are reflected directly in equity until the hedged transaction occurs, when they are released to the Statement of Financial Performance. For fully effective hedges, this results in a profit and loss outcome similar to AGAAP. However, to the extent that the hedges do not satisfy the above tests then a corresponding portion of the gain or loss is reflected in the operating result in the Statement of Financial Performance immediately.
At 31 December 2004 all of the Group’s fixed rate debt as set out in note 34(a) is considered to be effective under IFRS. At 31 December 2004 substantially all of the Group’s interest rate derivatives, with an aggregate unrealised loss of $175.8 million, as set out in note 34(a) are considered to be ineffective under IFRS.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

42	IMPACTS OF ADOPTING IFRS CONTINUED

Changes expected to apply from 1 January 2005 continued

(iii)	Trust Units

Under AGAAP, units in fixed life property trusts are considered to be contributed equity of the unit trust. Under IFRS, the interpretation of AASB 132 Financial Instruments: Presentation and Disclosure in respect of the classification of units on issue for fixed life property trusts between liabilities and equity is currently under debate by the accounting profession. It is possible that fixed life property trusts will be required to classify units on issue as a financial liability rather than equity under AGAAP. This would result in the distributions to unit holders being classified as interest expense rather than as distributions to equity holders.

It should be noted that the possible classification of trust units as a liability would not alter the underlying economic interest of the unit holders in the net assets and net profits attributable to unit holders of the stapled entity.

In March 2005 the Australian Accounting Standards Board (AASB) decided to advise the International Accounting Standards Board (IASB) of its tentative decision to issue guidance that the existence of a termination date for the life of a trust does not prevent units issued by fixed life listed property trusts from being classified as equity and that this interpretation of AASB 132 is IFRS compliant. The AASB plans to finallise its position on this matter at its April 2005 meeting.

At 31 December 2004 the Group’s equity attributable to fixed life property trust units amounted to $16,889.5 million.

It is expected that other less significant adjustments may also be identified.

Management of the transition to IFRS

The Group has commenced transitioning its accounting policies and financial reporting from current Australian Standards to the Australian Equivalent of IFRS by allocating internal resources and engaging expert consultants to conduct impact assessments to isolate key areas of the Group that will be impacted by the transition to IFRS. As the Group has changed the financial year end to 31 December, and as a result of ASIC relief determining that the shortened financial year begins on 1 July 2004, priority has been given to finalising the preparation of the opening balance sheet in accordance with IFRS. This opening balance sheet will form the basis of accounting for IFRS in the future, and is required when the Group prepares its first fully compliant financial report for the year ended 31 December 2005. These approximations could change as further work is undertaken by the IFRS project team and other less significant adjustments are also expected to be identified.

43	DETAILS OF THE WESTFIELD GROUP MERGER

In July 2004, the Westfield Group was formed by the stapling of the securities of the Parent Company, WT and WAT (“Merger”).

The Merger was implemented by way of a Court approved scheme of arrangement (“Share Scheme”) of the Parent Company and amendments to the constitutions of each of the Parent Company, WT and WAT.

On 25 June 2004, members of each of the Parent Company, WT and WAT approved the Merger. As a result of the Merger the Parent Company is considered, for accounting purposes, to have gained control of WT and WAT and has consolidated WT and WAT from 2 July 2004, being the date an order made by the Supreme Court of New South Wales approving the Share Scheme was lodged with ASIC.

The Merger was implemented on 16 July 2004 (“Implementation Date”), being the date on which securities were issued to investors in each other entity and “stapled” such that the Westfield Group stapled securities trade as one security on the Australian Stock Exchange under the code WDC. The stapled security comprises one share in the Parent Company, one WT unit and one WAT unit. The following occurred on the Implementation Date:

•	members of WT holding units on 12 July 2004 (“Stapling Record Date”) had their units converted into 0.28 restructured WT units and members of WAT had their units converted into 0.15 restructured WAT units;

•	a fully franked “stapling” dividend of $0.002 per share in the Parent Company was paid to members of the Parent Company holding shares on the Stapling Record Date and applied to subscribe for one restructured WT unit for $0.001 and one restructured WAT unit for $0.001 for each share in the Parent Company held by the member;

•	a stapling distribution of $1.01 was paid to members of WT holding units on the Stapling Record Date and applied to subscribe for one share in the Parent Company for $0.01 and one restructured WAT unit for $1.00 for each restructured WT unit held;

•	a stapling distribution of $1.01 was paid to members of WAT holding units on the Stapling Record Date and applied to subscribe for one share in the Parent Company for $0.01 and one restructured WT unit for $1.00 for each restructured WAT unit held;

•	members of the Parent Company holding shares on the Stapling Record Date received one stapled security for each share held;

•	members of each of WT and WAT received one stapled security for each restructured WT unit or restructured WAT unit (as the case may be) held on the Stapling Record Date.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Notes to the financial statements

for the shortened financial year ended 31 December 2004

43	DETAILS OF THE WESTFIELD GROUP MERGER CONTINUED

The Merger ensures a common investor base in each of the Parent Company, WT and WAT other than a number of entities controlled by the Parent Company (“Cross Holders”) holding units and options in WAT. The Cross Holders held 553,895,741 units in WAT prior to the Merger. The Cross Holders participated in the consolidation of WAT units but did not participate in the issue of stapled securities or the stapling distribution. As a result of the consolidation the Cross Holders currently hold 83,084,363 restructured units in WAT and will continue to receive distributions which are paid on WAT units. The cross holdings have been eliminated in full, in this financial report.

As a result of the Merger, the Cross Holders’ unit holdings in WAT has been reduced from 14.7% to 4.7%.

The Cross Holders also hold a total of 27,661,209 Special Options in WAT. These special options have been eliminated in full, in this financial report.

The Parent Company and the Responsible Entities of WT and WAT entered into the Stapling Deed (effective 2 July 2004) which sets out the terms of the relationship between the entities with respect to the stapled securities. The Stapling Deed ensures that the entities must operate on a co-operative basis for the benefit of holders of Stapled Securities as a whole.

As a consequence of the Merger the Parent Company, the Responsible Entities of WT and WAT and certain subsidiaries of each of them (each an “Obligor”) executed guarantee and negative pledge documentation in respect of financial accommodation provided for the benefit of the Westfield Group.

Under the guarantee documentation, each Obligor unconditionally and irrevocably grants a guarantee for the benefit of Westfield Group lenders in respect of the debts and monetary obligations of certain subsidiaries of the Parent Company, WT and WAT.

The Master Negative Pledge Deed Poll given by the Parent Company, and the Responsible Entities of WT and WAT contains, amongst other things, certain undertakings, financial covenants, representations and warranties in respect of themselves and their controlled entities for the benefit of lenders to the Westfield Group. This document also sets out the basis upon which defaults or events of defaults may occur under the financing arrangements of Obligors and the acceleration rights of Westfield Group lenders in that event.

As a result of the Merger investors in the Westfield Group will receive distributions from each component of the stapled security comprising dividends from the Parent Entity and distributions from each of WT and WAT. The distribution policy of the Westfield Group is to distribute its reported after tax profit as presented on an AGAAP basis and adjusted for an amount equivalent to the project profits that the Group would have reflected in its statement of financial performance but for the Merger and other amounts which the Directors may determine to take into account in order to reflect the capital profits or losses and other items as considered appropriate. It is intended that the Westfield Group distributions be paid to investors half yearly and no later than two months after the end of each half year.

44	SUBSEQUENT EVENTS

Since the end of the financial year the Westfield Group has:

•	acquired a 100% interest in the Chicago Ridge shopping centre in Chicago Ridge, Illinois for US$108.0 million;

•	acquired an additional 25% interest in Valencia Town Center in Santa Clarita, California for a net purchase price of US$69.2 million;

•	entered into agreements with General Property Trust (conditional on unitholders of General Property Trust approving the internalisation of management) for the acquisition of a 50% interest in Penrith Plaza in Sydney’s west, a 50% interest in Woden Plaza, Canberra and a 25% interest in Sunshine Plaza, Queensland for a total of $842.4 million; and

•	sold its 50% interest in the Brunei Centre in Swindon, United Kingdom for £65 million.

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Directors’ Declaration

The Directors of Westfield Holdings Limited (“Company”) declare that:

(a)	in the Directors’ opinion, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable;

(b)	in the Directors’ opinion, the Financial Statements and notes thereto are in accordance with the Corporations Act 2001, including sections 296 and 297; and

(c)	they have been provided with the declarations required by section 295A of the Corporations Act 2001 (Cwlth).

Made on 30 March 2005 in accordance with a resolution of the Board of Directors.

FP Lowy, AC	FG Hilmer, AO
Chairman	Deputy Chairman

Westfield Group comprising Westfield Holdings Limited and its Controlled Entities

Independent Audit Report

to the Members of Westfield Holdings Limited

Scope

The financial report and directors’ responsibility

The financial report comprises the statement of financial position, statement of financial performance, statement of cash flows, accompanying notes to the financial statements, and the directors’ declaration for Westfield Holdings Limited (the Company) and the consolidated entity, for the shortened financial year ended 31 December 2004(1). The consolidated entity comprises both the Company and the entities it controlled during that period.

The directors of the Company are responsible for preparing a financial report that gives a true and fair view of the financial position and performance of the Company and the consolidated entity, and that complies with Accounting Standards in Australia, in accordance with the Corporations Act 2001. This includes responsibility for the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial report.

Audit approach

We conducted an independent audit of the financial report in order to express an opinion on it to the members of the Company. Our audit was conducted in accordance with Australian Auditing Standards in order to provide reasonable assurance as to whether the financial report is free of material misstatement. The nature of an audit is influenced by factors such as the use of professional judgement, selective testing, the inherent limitations of internal control, and the availability of persuasive rather than conclusive evidence. Therefore, an audit cannot guarantee that all material misstatements have been detected.

We performed procedures to assess whether in all material respects the financial report presents fairly, in accordance with the Corporations Act 2001, including compliance with Accounting Standards in Australia, and other mandatory financial reporting requirements in Australia, a view which is consistent with our understanding of the Company’s and the consolidated entity’s financial position, and of their performance as represented by the results of their operations and cash flows.

We formed our audit opinion on the basis of these procedures, which included:

•	examining, on a test basis, information to provide evidence supporting the amounts and disclosures in the financial report, and

•	assessing the appropriateness of the accounting policies and disclosures used and the reasonableness of significant accounting estimates made by the directors.

While we considered the effectiveness of management’s internal controls over financial reporting when determining the nature and extent of our procedures, our audit was not designed to provide assurance on internal controls.

We performed procedures to assess whether the substance of business transactions was accurately reflected in the financial report. These and our other procedures did not include consideration or judgement of the appropriateness or reasonableness of the business plans or strategies adopted by the directors and management of the Company.

Independence

We are independent of the Company, and have met the independence requirements of Australian professional ethical pronouncements and the Corporations Act 2001. We have given to the directors of the Company a written Auditor’s Independence Declaration, a copy of which is included in the Directors’ Report. In addition to our audit of the financial report, we were engaged to undertake the services disclosed in the notes to the financial statements. The provision of these services has not impaired our independence.

Audit opinion

In our opinion, the financial report of Westfield Holdings Limited is in accordance with:

(a)	the Corporations Act 2001, including:

(i)	giving a true and fair view of the financial position of Westfield Holdings Limited and the consolidated entity at 31 December 2004 and of their performance for the shortened financial year ended on that date; and

(ii)	complying with Accounting Standards in Australia and the Corporations Regulations 2001; and

(b)	other mandatory financial reporting requirements in Australia.

Ernst & Young	Brian Long
Partner
Sydney
30 March 2005

(1)	The shortened financial year is defined as the period 1 July 2004 to 31 December 2004.

WESTFIELD HOLDINGS LIMITED

STATEMENT OF FINANCIAL PERFORMANCE

for the year ended 30 June 2004

			CONSOLIDATED		PARENT COMPANY
	Note		2004 $000	2003 $000	2004 $000	2003 $000

Revenue from trading activities	3		1,245,934	1,101,851	495,110	195,199
Other revenue	3		7,578	45,568	—	4,502

Revenue from ordinary activities	3		1,253,512	1,147,419	495,110	199,701

Expenses from trading activities	4		(1,032,209)	(922,616)	(4,629)	(13,050)
Other expenses	4		(3,183)	(44,443)	—	—

Expenses before Merger and capital restructure charges	4		(1,035,392)	(967,059)	(4,629)	(13,050)
Merger and capital restructure charges
– write down of associates/subsidiaries	2,4		(477,019)	—	(398,916)	—
– charges	2,4		(42,703)	—	(34,495)	—

Total Merger and capital restructure charges	2,4		(519,722)	—	(433,411)	—

Expenses from ordinary activities	4		(1,555,114)	(967,059)	(438,040)	(13,050)

Share of net profits of equity accounted associates before Merger charges			210,342	222,782	—	—
Share of Merger charges included in associates net profit	2		(5,105)	—	—	—

Share of net profits of equity accounted associates	27	(b)	205,237	222,782	—	—

Borrowing costs			(17,094)	(42,710)	—	—

(Loss)/profit from ordinary activities before income tax (expense)/benefit			(113,459)	360,432	57,070	186,651

Income tax (expense)/benefit relating to ordinary activities	5		(82,909)	(72,046)	1,876	3,826

(Loss)/profit from ordinary activities after income tax (expense)/benefit	2,19		(196,368)	288,386	58,946	190,477

Increase in asset revaluation reserve	18	(a)	184,915	56,864	—	—
Net exchange difference on translation of the financial report of foreign controlled entities and equity accounted associates	18	(b)	(4,258)	(119,957)	—	—

Total revenues, expenses and valuation adjustments attributable to members of Westfield Holdings Limited and recognised directly in equity			180,657	(63,093)	—	—

Total changes in equity other than those resulting from transactions with owners as owners attributable to members of Westfield Holdings Limited	20		(15,711)	225,293	58,946	190,477

			Cents	Cents

Basic earnings per share before Merger and capital restructure charges	6		58.10	51.13
Diluted earnings per share before Merger and capital restructure charges	6		57.70	50.63

Basic earnings per share	6		(34.74)	51.13
Diluted earnings per share	6		(34.41)	50.63

Dividend per share	22		28.92	25.57

WESTFIELD HOLDINGS LIMITED

STATEMENT OF FINANCIAL POSITION

as at 30 June 2004

			CONSOLIDATED		PARENT COMPANY
	Note		2004 $000	2003 $000	2004 $000	2003 $000

Current assets
Cash assets	21	(a)	71,733	54,998	1,028	592
Receivables	7		69,969	58,695	678,940	827,262
Dividends and distributions receivable			71,439	65,648	—	—
Inventories	8		66,122	68,112	—	—
Income tax receivable			11,994	3,125	—	—
Other assets	9		143,479	48,931	—	—

Total current assets			434,736	299,509	679,968	827,854

Non current assets
Equity accounted investments	10		2,083,462	2,341,850	—	—
Other investments	11		34,752	31,053	1,215,335	1,273,250
Fixed assets	12		150,190	113,707	—	—
Receivables	7		63,862	80,481	—	—
Deferred tax assets			17,894	31,805	21,199	25,940
Other assets	9		236,269	223,228	—	—

Total non current assets			2,586,429	2,822,124	1,236,534	1,299,190

Total assets			3,021,165	3,121,633	1,916,502	2,127,044

Current liabilities
Payables	13		232,228	220,254	897,089	1,006,496
Interest bearing liabilities	14		12,154	2,333	—	—
Non interest bearing liabilities			2,108	16,065	—	—
Current tax liabilities			46,583	39,212	22,101	25,551
Dividend payable	22		77,432	—	77,432	—
Other liabilities	15		20,980	15,984	—	—

Total current liabilities			391,485	293,848	996,622	1,032,047

Non current liabilities
Payables	13		21,186	14,651	—	—
Interest bearing liabilities	14		1,063,595	985,943	—	—
Deferred tax liabilities			140,986	138,444	138,981	113,238
Other liabilities	15		56,261	65,578	—	—

Total non current liabilities			1,282,028	1,204,616	138,981	113,238

Total liabilities			1,673,513	1,498,464	1,135,603	1,145,285

Net assets			1,347,652	1,623,169	780,899	981,759

Equity
Contributed equity	16		696,142	715,192	699,082	718,132
Reserves	18		268,888	88,231	40,129	40,129
Retained profits	19		382,622	819,746	41,688	223,498

Total equity	20		1,347,652	1,623,169	780,899	981,759

WESTFIELD HOLDINGS LIMITED

STATEMENT OF CASH FLOWS

for the year ended 30 June 2004

			CONSOLIDATED		PARENT COMPANY
	Note		2004 $000	2003 $000	2004 $000	2003 $000

Cash flows from operating activities
Receipts from customers			1,327,135	1,215,691	39	86
Payments to suppliers and employees			(1,095,315)	(960,841)	(4,651)	(7,486)
Dividends and distributions received			201,700	199,854	494,999	195,000
Income taxes paid			(70,371)	(47,840)	(12,091)	(2,001)
Goods and services taxes paid			(30,650)	(30,717)	—	—

Net cash flows from operating activities	21	(b)	332,499	376,147	478,296	185,599

Cash flows from investing activities
Payment for purchases of property, plant and equipment			(59,642)	(25,919)	—	—
Proceeds from sale of property, plant and equipment			3,101	39	—	—
Payment for purchases of equity accounted investments			(39,210)	(19,533)	—	—
Payment for purchases of investments in subsidiaries			—	—	(341,000)	(370)
Proceeds from sale and realisation of equity accounted and other investments			110	64,212	—	500
Loans repaid by/(advanced to) other entities			16,619	(73,520)	74,706	(56,721)
Dividends and distributions received			109	181	23	113

Net cash flows used in investing activities			(78,913)	(54,540)	(266,271)	(56,478)

Cash flows from financing activities
Proceeds from issues of securities			3,285	6,320	3,285	6,790
Extinguishment of share option			(32,865)	—	(32,865)	—
Merger and capital restructure costs			(18,684)	—	(18,684)	—
Purchase of interest rate option			(40,911)	—	—	—
Interest bearing liabilities			78,027	(144,405)	—	—
Non interest bearing liabilities and deposits			(57,777)	10,362	—	—
Dividends paid	22	(c)	(163,324)	(141,094)	(163,324)	(141,094)
Interest received			4,413	2,002	—	4,502
Borrowing costs			(17,371)	(45,870)	—	—

Net cash flows used in financing activities			(245,207)	(312,685)	(211,588)	(129,802)

Net increase in cash held			8,379	8,922	437	(681)
Add opening cash brought forward			52,665	47,575	592	1,499
Effects of exchange rate changes on opening cash brought forward			(165)	(3,832)	(1)	(226)

Cash at the end of the year	21	(a)	60,879	52,665	1,028	592

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES

(a)	Basis of Preparation and Accounting Policies

This General Purpose Financial Report has been prepared on the basis of historical cost accounting and does not purport to disclose current values except where indicated in respect of the revaluation of non current assets. The Financial Statements have been drawn up in accordance with the Corporations Act 2001, applicable Accounting Standards and other mandatory professional reporting requirements, including Urgent Issues Group Consensus Views.

The accounting policies adopted are consistent with those applied in the previous financial year except as otherwise stated.

(b)	Consolidation and Classification

The Consolidated Financial Statements comprise the Financial Statements of the chief entity, Westfield Holdings Limited (“Parent Company”), and each of its controlled entities (“Subsidiaries”) as from the date the Parent Company obtains control until such time control ceases. The Parent Company and Subsidiaries are collectively referred to as the economic entity known as the Westfield Holdings Limited Group (“Group”). Subsidiaries are detailed in Note 36. Where entities adopt accounting policies which differ from those of the Group, adjustments have been made so as to achieve consistency within the Group. In preparing the Consolidated Financial Statements all inter-company transactions and balances are eliminated.

On 25 June 2004 the members of the Parent Company, Westfield Trust (“WFT”) and Westfield America Trust (“WAT”) voted in favour of combining the three entities by way of stapling their securities (“the Merger”) to form the Westfield Group (although each entity will remain in separate legal existence), thus creating a common investor base. As a result of the Merger, the Parent Company is considered, for accounting purposes, to have gained control of WFT and WAT and will consolidate WFT and WAT from the date control is obtained. As the Merger was not effective until 2 July 2004, being the date an order made by the Supreme Court of New South Wales approving the share scheme was lodged with the Australian Securities and Investment Commission, WFT and WAT have not been consolidated in this financial report. Refer to Note 37 for further details on the Merger.

(c)	Associated Entities

An associated entity is one over which the Group exercises significant influence but not control. Associated entities are brought to account under the equity method of accounting.

(d)	Revenue and Expenses from Ordinary Activities

Revenue from property development and construction is recognised on a percentage completion basis. Stage of completion is assessed by independent quantity surveyors.

Revenue from property and funds management is recognised on an accruals basis, in accordance with the terms of the relevant management contracts.

All other revenues and expenses are brought to account on an accruals basis.

(e)	Foreign Currencies

Foreign currency transactions are converted to Australian dollars at exchange rates ruling at the date of those transactions.

Amounts payable and receivable in foreign currency at balance date are translated to Australian dollars at exchange rates ruling at that date. Exchange differences arising from amounts payable and receivable are treated as operating revenue or expense in the period in which they arise, except as noted below.

The Statement of Financial Position of foreign self-sustaining subsidiaries and equity accounted associates are translated at exchange rates ruling at balance date and the Statement of Financial Performance of foreign self-sustaining subsidiaries and equity accounted associates are translated at average exchange rates for the period. Exchange differences arising on translation of the interests in foreign self-sustaining operations and equity accounted associates are taken directly to the Exchange Fluctuation Reserve. On consolidation, exchange differences and the related tax effect on loans and cross currency swaps denominated in foreign currencies which hedge net investments in foreign self-sustaining operations and equity accounted associates are taken directly to the Exchange Fluctuation Reserve.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES (continued)

(e)	Foreign Currencies (continued)

Other exchange differences, costs and premiums on contracts to hedge specific foreign currency denominated transactions, assets or liabilities are brought to account with the underlying transactions, assets or liabilities. Exchange differences, costs and premiums on all other hedge contracts are included as revenue or expense in the period in which the exchange differences arise.

(f)	Derivative and Other Financial Instruments

The Group’s activities expose it to changes in interest rates and foreign exchange rates. There are policies and limits approved by the Board of Directors in respect of the usage of derivative and other financial instruments to hedge cash flows subject to interest rate and currency risks. Management reports to the Board on a regular basis as to the monitoring of the policies in place.

The accounting policies adopted in relation to material financial instruments are detailed as follows:

(i)	Financial Assets

Investments in Listed and Unlisted Securities

Refer Note 1(h) below.

Receivables

Trade and sundry debtors are carried at cost, less provision for doubtful debts, and are due within 30 days.

Other Loans

Loans are carried at cost. Interest is credited as income on an accruals basis.

(ii)	Financial Liabilities

Payables

Trade and sundry creditors are carried at cost, and are generally payable within 60 days.

Bank and Other Loans

Loans are carried at cost. Interest is charged as an expense on an accruals basis. Terms and conditions are set out in Note 21(c).

Cross Currency Swaps and Forward Exchange Contracts

The Group enters into cross currency swaps and forward exchange contracts where it agrees to buy or sell specified amounts of foreign currencies in the future at predetermined exchange rates. The objective is to minimise the risk of exchange rate fluctuation in respect of certain of its foreign currency denominated assets, liabilities, revenues and expenses. The value of the cross currency swaps and forward exchange contracts are brought to account in conjunction with the assets and liabilities as recorded on the Statement of Financial Position at the end of the financial year, or in conjunction with the revenue and expense in the period to which the hedges relate. Terms and conditions are set out in Note 28(b) and 28(c).

The Group only enters into derivative financial instruments to hedge certain underlying assets, liabilities, revenues and expenses. The Group does not trade in derivative financial instruments for speculative purposes. The Group continually reviews its exposures and revises its treasury policies and procedures. Revenues or expenses arising from changes in the net market values of hedging instruments are matched and brought to account with the carrying values and income streams of the underlying assets or liabilities.

Interest Rate Swaps

The Group enters into interest rate swap agreements that are used to convert certain variable interest rate borrowings to fixed interest rates. The swaps are entered into with the objective of hedging the risk of interest rate fluctuations in respect of underlying borrowings. Net receipts and payments in relation to interest rate swaps are recognised as interest income or interest expense as appropriate on an accruals basis over the life of the hedges. Terms and conditions are set out in Note 28(a).

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES (continued)

(f)	Derivative and Other Financial Instruments (continued)

(ii)	Financial Liabilities (continued)

Disclosure of Fair Values

Recognised financial assets and liabilities are recorded at balance date at their net fair values with the exception of investments in associates which are carried at lower of cost or equity accounted values refer note 1(h). The fair value of unrecognised financial instruments is set out in Note 28.

Applicable market rates, values, prices and terms in respect of derivative and other financial instruments are set out in the notes to these Financial Statements.

(g)	Borrowing Costs

Borrowing costs include interest, amortisation of discounts or premiums relating to borrowings and other costs incurred in connection with the arrangement of borrowings. Borrowing costs are expensed as incurred unless they relate to a qualifying asset. A qualifying asset is an asset which generally takes more than 12 months to get ready for its intended use or sale. In these circumstances, the borrowing costs are capitalised to the cost of the asset. Where funds are borrowed by the Group for the acquisition or construction of a qualifying asset, the amount of borrowing costs capitalised are those incurred in relation to that borrowing.

(h)	Investments

The carrying amount of this class of assets is reviewed annually by the Directors. Where applicable, the potential effect of any capital gains tax in respect of revalued assets has been taken into account in determining the carrying amount.

In line with the Group’s principal activities, its material investments are in retail property interests. Investments in retail property take the form of interests in retail property owning companies, partnerships and trusts as well as direct interests in retail property.

Investments in associated entities are accounted for using the equity method and are stated at values based on the Group’s equity share of those associates underlying net asset values, including property assets at fair value. Fair value is based on independent valuations assessed principally upon the capitalisation of net income of the underlying property assets, which are supported by discounting future net cash flows to their present value.

Listed investments in entities other than associates are stated at fair value based on their market values.

Unlisted investments other than associates are stated at fair value of the Group’s interest in the underlying assets.

Investments in subsidiaries are carried at the lower of cost or net realisable value.

The carrying value of foreign currency denominated investments have been translated into Australian dollars at the exchange rates at balance date.

(i)	Property Development Projects and Construction Contracts

Property development projects are brought to account at the lower of cost and net realisable value. Where appropriate, cost includes the cost of acquisition, development, rates, taxes and financing costs incurred during development, provided the resultant carrying value does not exceed the expected recoverable amount. Profit is recognised on property sales to the extent that it is probable that economic benefits will flow to the entity on settlement and after contractual duties are completed.

Work in progress represents the value of work actually completed and is assessed in terms of the contract, and provision made for losses, if any, anticipated. Profits are recognised on unconditional construction contracts when construction has reached the stage when the costs to complete can be reliably estimated. Stage of completion is assessed by independent quantity surveyors.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES (continued)

(j)	Depreciation and Amortisation

Fixed assets and deferred costs are carried at acquisition cost or recoverable amount less depreciation and amortisation. Depreciation and amortisation is applied over the estimated economic life using the straight line method from the date of acquisition or from the time the asset is ready for use. The estimated economic lives of items in the asset class plant and equipment is 3 to 15 years.

(k)	Income Tax

Tax effect accounting has been adopted, whereby income tax expense has been calculated on pre-tax accounting profits after adjusting for permanent differences. The tax effect of timing differences which occur where items are assessed or deducted for income tax purposes in a period different to that for accounting, where appropriate, is shown in Deferred Tax Liability and Deferred Tax Asset, as applicable, at taxation rates applicable when such timing differences are expected to reverse.

The Parent Company and its Australian resident wholly owned subsidiaries have formed a Tax Consolidation Group. Accordingly, the Parent Company will assume the income tax assets, liabilities, expenses and revenues of the Tax Consolidation Group. However, the Parent Company has entered into tax funding arrangements with its Australian resident wholly owned subsidiaries, so that each subsidiary has agreed to pay or receive a tax equivalent amount to or from the Parent Company based on the net taxable amount or loss, including timing differences, of the subsidiary at the current tax rate. Amounts owing to or from the Parent Company are in accordance with the tax funding arrangement and are recognised as a component of income tax expense or revenue and inter entity receivables and payables.

(l)	Goods and Services Tax (“GST”)

Revenues, expenses and assets are recognised net of the amount of GST except where the GST incurred on purchase of goods and services is not recoverable from the tax authority, in which case the GST is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable. Receivables and payables are stated with the amounts of GST included.

The net amount of GST payable or receivable is included as part of receivables or payables in the Statement of Financial Position.

Cash flows are included in the Statement of Cash Flows on a gross basis and the GST component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority are classified as operating cash flows.

Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the taxation authority.

(m)	Leases

A distinction is made between finance leases which effectively transfer from the lessor to the lessee substantially all the risks and benefits incidental to ownership of the leased property, and operating leases under which the lessor effectively retains all such risks and benefits. Operating lease payments are charged to the Statement of Financial Performance in the periods to which they relate.

(n)	Cash Assets

Cash on hand, at bank and short term deposits are stated at nominal value. For the purposes of the Statement of Cash Flows, cash includes cash on hand and at bank, short term money market deposits and bank accepted bills of exchange readily convertible to cash, net of bank overdrafts and short term loans. Bank overdrafts are carried at the principal amount. Interest is charged as an expense as it accrues.

(o)	Employee Entitlements

The liability for employees’ entitlements to wages, salaries and annual leave is accrued to balance date based on the Group’s present obligation to pay resulting from the employees’ services provided. The liability for employees’ entitlements to long service leave is provided to balance date based on the present values of the estimated future cash flows to be paid by the Group resulting from the employees’ services provided.

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES (continued)

(p)	Contributed Equity

Issued and paid up capital is recognised at the fair value of the consideration received by the company. Any transaction costs arising on the issue of ordinary shares are recognised directly in equity as a reduction of the share proceeds received.

(q)	Recoverable Amount

The carrying amount of non current assets is assessed annually and where the carrying value materially exceeds its recoverable amount, the asset is written down. In determining recoverable amount, the expected net cash flows have been discounted to their present value using a market determined risk adjusted discount rate or, where applicable, a direct sales comparison method.

(r)	Rounding

Pursuant to ASIC Class Order 98/0100, the amounts shown in the Financial Report have, unless otherwise indicated, been rounded to the nearest thousand dollars.

(s)	Comparative Figures

Where applicable, certain comparative figures are restated in order to comply with the current year’s presentation of the Financial Statements.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

	CONSOLIDATED		PARENT COMPANY
	2004 $000	2003 $000	2004 $000	2003 $000
2 PROFIT FROM ORDINARY ACTIVITIES BEFORE MERGER AND CAPITAL RESTRUCTURE CHARGES

(Loss)/profit from ordinary activities after income tax expense	(196,368)	288,386	58,946	190,477
Add back
Merger and capital restructure charges
– Write down of equity accounted associates/investments in subsidiaries	477,019	—	(398,916)	—
– Capital restructure charges	8,208	—	—	—
– Merger charges	34,495	—	(34,495)	—

	519,722	—	(433,411)	—
– Share of Merger charges included in associates net profit	5,105	—	—	—

	524,827	—	(433,411)	—

Profit from ordinary activities after tax and before Merger and capital restructure charges	328,459	288,386	492,357	190,477

3 REVENUE FROM ORDINARY ACTIVITIES

Revenue from trading activities
Property development and construction	953,186	828,043	—	—
Property and funds management	239,617	228,587	—	—
Property investment	53,131	45,221	111	199
Dividends from subsidiaries	—	—	494,999	195,000

Total revenue from trading activities	1,245,934	1,101,851	495,110	195,199

Other revenue
Interest income
– Other corporations	2,097	2,051	—	13
– Related corporations	2,270	—	—	4,489
Proceeds on disposal of non current assets	3,211	43,517	—	—

Total other revenue	7,578	45,568	—	4,502

Total revenue from ordinary activities	1,253,512	1,147,419	495,110	199,701

	CONSOLIDATED		PARENT COMPANY
	2004 $000	2003 $000	2004 $000	2003 $000
4 EXPENSES FROM ORDINARY ACTIVITIES

Expenses from trading activities
Cost of materials and supplies	(723,221)	(635,548)	(49)	(35)
Employment expense	(233,317)	(216,208)	(551)	(434)
Corporate overheads	(13,820)	(10,832)	(4,028)	(3,843)
Operating lease rental expense	(44,760)	(38,453)	—	—
Depreciation and amortisation	(17,838)	(20,441)	—	—
Realised foreign currency loss	747	(1,134)	(1)	(8,738)

Total expenses from trading activities	(1,032,209)	(922,616)	(4,629)	(13,050)

Other expenses
Write back of non current assets	—	6,396	—	—
Foreign currency:
– Net write down of fixed assets due to exchange rate movement	(1,697)	(18,424)	—	—
– Unrealised gain on currency loans funding fixed assets	1,697	9,909	—	—
Book value of non current assets sold	(3,183)	(42,324)	—	—

Total other expenses	(3,183)	(44,443)	—	—

Merger and capital restructure charges (i)
Recoverable amount write down of investments in equity accounted associates (ii)	(458,086)	—	—	—
Termination of excess interest rate swaps on close out of excess cross currency swaps in respect of equity accounted associates	(18,933)	—	—	—
Recoverable amount write down of investments in subsidiaries	—	—	(398,916)	—

	(477,019)	—	(398,916)	—
Merger charges (iii)	(34,495)	—	(34,495)	—
Capital restructure charges	(8,208)	—	—	—

	(42,703)	—	(34,495)	—

Total Merger and capital restructure charges	(519,722)	—	(433,411)	—

Total expenses from ordinary activities	(1,555,114)	(967,059)	(438,040)	(13,050)

(i)	No income tax benefit has been applied to these expenses
(ii)	The Group’s investment in WAT participated in the consolidation of WAT units but did not participate in the issue of stapled securities or the stapling distribution. As a result, the Group’s investment in WAT was diluted and the resultant reduction in carrying value of $544.7 million was charged to the Statement of Financial Performance ($458.1 million) and the Asset Revaluation Reserve ($86.6 million).
(iii)	Parent Company’s share of Merger charges.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

	CONSOLIDATED		PARENT COMPANY
	2004 $000	2003 $000	2004 $000	2003 $000
5 INCOME TAX EXPENSE

The prima facie tax on (loss)/profit from ordinary activities before income tax is reconciled to the income tax expense provided in the financial statements as follows:
Prima facie tax receivable/(payable) on (loss)/profit from ordinary activities at 30% (2003: 30%)	34,038	(108,130)	(17,121)	(55,995)
Tax effect of permanent differences
Differential tax rates of foreign operations	42,171	38,286	—	—
Non deductible Merger and capital restructure charges	(155,917)	—	(130,023)	—
Prior year under provision	(497)	(545)	—	—
Other items	(2,704)	(1,657)	520	1,321
Inter-company dividends	—	—	148,500	58,500

Income tax (expense)/benefit attributable to ordinary activities	(82,909)	(72,046)	1,876	3,826

	CONSOLIDATED
	2004 cents	2003 cents
6 EARNINGS PER SHARE

Basic earnings per share before Merger and capital restructure charges	58.10	51.13
Diluted earnings per share before Merger and capital restructure charges	57.70	50.63
Basic earnings per share	(34.74)	51.13
Diluted earnings per share	(34.41)	50.63

Basic earnings per share is calculated as net profit attributable to members, adjusted to exclude costs of servicing equity (other than dividends), divided by the weighted average number of ordinary shares, adjusted for any bonus element.

Diluted earnings per share is calculated as net profit attributable to members, adjusted to exclude costs of servicing equity (other than dividends) and other non discretionary changes in revenues or expenses during the period that would result from the dilution of potential ordinary shares, divided by the weighted average number of ordinary shares and dilutive potential ordinary shares, adjusted for any bonus element.

The following reflects the income and share data used in the calculations of basic and diluted earnings per share:

	CONSOLIDATED
	2004 $000	2003 $000

Net profit after tax and before Merger and capital restructure charges	323,354	288,386
Share of associates Merger charges	5,105	—

Earnings used in calculating basic and diluted earnings per share after tax and before Merger and capital restructure charges	328,459	288,386
Merger and capital restructure charges	(519,722)	—
Share of associates Merger charges	(5,105)	—

Earnings used in calculating basic and diluted earnings per share	(196,368)	288,386

6	EARNINGS PER SHARE (continued)

	No. of Shares	No. of Shares

Weighted average number of ordinary shares used in calculating basic earnings per share	565,314,865	563,985,762
Bonus element of share options which are considered to be dilutive	5,343,531	5,615,598

Adjusted weighted average number of ordinary shares used in calculating diluted earnings per share	570,658,396	569,601,360

Non dilutive options in respect of ordinary shares	1,600,100	4,442,486

Conversions, calls, subscription or issues after 30 June 2004

Since the end of the financial year:

–	3,940,066 ordinary shares have been issued pursuant to the executive share incentive scheme and the executive option plan; and

–	1,112,871,884 ordinary shares have been issued on 16 July 2004 pursuant to the Merger.

There have been no other conversions to, calls of, or subscriptions for ordinary shares or issues of potential ordinary shares since the reporting date and before the completion of this report.

			CONSOLIDATED		PARENT COMPANY
	Note		2004 $000	2003 $000	2004 $000	2003 $000
7 RECEIVABLES

CURRENT
Trade debtors			70,417	59,160	—	—
Less: provision for doubtful debts			(448)	(465)	—	—
Amounts due from subsidiaries			—	—	678,940	827,262

			69,969	58,695	678,940	827,262

NON CURRENT
Loans and advances	32	(h)(v)	63,862	80,481	—	—

8 INVENTORIES

Work in progress			1,049,896	617,768	—	—
Less: progress payments received			(945,304)	(520,362)	—	—
progress payments receivable			(38,470)	(29,294)	—	—

			66,122	68,112	—	—

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

			CONSOLIDATED		PARENT COMPANY
	Note		2004 $000	2003 $000	2004 $000	2003 $000
9 OTHER ASSETS

CURRENT
Sundry debtors			25,965	26,239	—	—
Prepayments and deposits			55,623	6,708	—	—
Prepaid interest rate hedge option			40,911	—	—	—
Receivables under forward exchange contracts			20,980	14,859	—	—
Unrealised exchange loss on forward exchange contracts			—	1,125	—	—

			143,479	48,931	—	—

NON CURRENT
Sundry debtors and other assets			12,902	11,591	—	—
Receivables under cross currency contracts			167,106	146,059	—	—
Receivables under forward exchange contracts			56,261	65,578	—	—

			236,269	223,228	—	—

10 EQUITY ACCOUNTED INVESTMENTS

Listed investments			1,393,292	1,828,276	—	—
Unlisted investments			690,170	513,574	—	—

	27	(a)	2,083,462	2,341,850	—	—

11 OTHER INVESTMENTS

Listed investments at market value			4,427	3,082	—	—
Unlisted investments			30,325	27,971	308	308
Investments in subsidiaries			—	—	1,215,027	1,272,942

			34,752	31,053	1,215,335	1,273,250

12 FIXED ASSETS

At cost			217,633	160,992	—	—
Accumulated depreciation			(122,567)	(107,901)	—	—

			95,066	53,091	—	—
At recoverable amount			55,124	60,616	—	—

Total fixed assets			150,190	113,707	—	—

Opening balance			113,707	130,746	—	—
Additions			59,642	25,918	—	—
Disposals			(3,073)	(42)	—	—
Depreciation expense			(17,279)	(19,901)	—	—
Write down due to exchange rate movement			(1,697)	(18,424)	—	—
Retranslation of foreign operations and other differences			(1,110)	(4,590)	—	—

Closing balance			150,190	113,707	—	—

Fixed assets of $150.2 million (2003: $113.7 million) comprises the following items: aircraft $86.1 million (2003: $60.6 million); property, plant and equipment $34.7 million (2003: $29.2 million); and other fixed assets $29.4 million (2003: $23.9 million).

			CONSOLIDATED		PARENT COMPANY
	Note		2004 $000	2003 $000	2004 $000	2003 $000
13 PAYABLES

CURRENT
Trade creditors and accruals			138,082	160,467	—	—
Sundry creditors and accruals			80,007	46,428	1,431	559
Employee entitlements			14,139	13,359	—	—
Amounts owing to subsidiaries			—	—	895,658	1,005,937

			232,228	220,254	897,089	1,006,496

NON CURRENT
Sundry creditors and accruals			9,269	3,316	—	—
Employee entitlements			11,917	11,335	—	—

			21,186	14,651	—	—

14 INTEREST BEARING LIABILITIES

CURRENT
Bank overdraft unsecured	21	(a)	10,854	2,333	—	—
Bank loans – unsecured			1,300	—	—	—

			12,154	2,333	—	—

NON CURRENT
Bank loans – unsecured			1,063,595	985,943	—	—

Refer Note 21(c) for terms and conditions in respect of the Group’s financing facilities.

15 OTHER LIABILITIES

CURRENT
Payables under forward exchange contracts			—	1,125	—	—
Unrealised exchange gain on forward exchange contracts			20,980	14,859	—	—

			20,980	15,984	—	—

NON CURRENT
Unrealised exchange gain on forward exchange contracts			56,261	65,578	—	—

			56,261	65,578	—	—

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

			CONSOLIDATED		PARENT COMPANY
	Note		2004 $000	2003 $000	2004 $000	2003 $000
16 CONTRIBUTED EQUITY

Issued and fully paid ordinary shares
Balance at the beginning of the year			715,192	708,872	718,132	711,342
Extinguishment of Possfund options	17	(a)(i)	(32,865)	—	(32,865)	—
Exercise of Executive options			3,285	6,320	3,285	6,790
Issue of share options to Possfund	17	(a)(ii)	10,530	—	10,530	—

Balance at the end of the year			696,142	715,192	699,082	718,132

			Shares	Shares	Shares	Shares

Number of shares on issue
Balance at the beginning of the year			564,265,850	563,226,350	564,265,850	563,226,350
Extinguishment of Executive options			1,983,477	1,039,500	1,983,477	1,039,500

Balance at the end of the year			566,249,327	564,265,850	566,249,327	564,265,850

Since the end of the financial year:

–	2,813,560 ordinary shares were issued for cash consideration totalling $26.8 million and 1,126,506 ordinary shares were issued for $nil consideration following the exercise of the executive option plan and executive performance share plan options over 6,591,090 unissued ordinary shares; and

–	to implement the Westfield Group Merger, refer note 37(a), 629,615,967 ordinary shares were issued to Members of WFT for cash consideration totalling $6.3 million and 483,255,917 ordinary shares were issued to Members of WAT for cash consideration totalling $4.8 million.

Ordinary shares have the right to receive dividends as declared and, in the event of winding up of the company, to participate in the proceeds from the sale of all surplus assets in proportion to the number of and amounts paid up on shares held.

Ordinary shares entitle their holder to one vote, either in person or by proxy, at a meeting of the Company.

			PARENT COMPANY
	Note		2004 Number of Options	2003 Number of Options
17 SHARE OPTIONS

Balance at the beginning of the year			23,531,112	20,732,000
Movement in Possfund options
Options exercised during the year
– extinguished by payment of cash equal to the difference between market value and the exercise price	17	(a)(i)	(8,000,000)	—
Options issued during the year	17	(a)(ii)	7,950,000	—
Movement in Executive options
Options issued during the year	17	(b)(ii)	1,591,931	4,463,612
Options exercised during the year
– extinguished by issuance of new shares	17	(b)(iii)	(507,370)	(1,039,500)
– extinguished by transfer of existing shares	17	(b)(iv)	(2,435,893)	(206,250)
– extinguished by issuance of new shares for $nil consideration equal to the difference between market value and the exercise price	17	(b)(v)	(5,685,250)	—
Options lapsed during the year	17	(b)(vi)	(423,540)	(418,750)

Balance at the end of the year (I)			16,020,990	23,531,112

Options on issue to Possfund	17	(a)(ii)	7,950,000	8,000,000
Options on issue pursuant to the Executive Option Plans (II)	17	(b)(i)	8,070,990	15,531,112

	17	(c)	16,020,990	23,531,112

(I)	6,591,090 Executive options were exercised between the end of the financial year and 2 July 2004 being the effective Merger date, leaving 7,950,000 Possfund Options and 1,479,900 Executive Options outstanding on 2 July 2004. As a result of the Merger the outstanding options on 2 July 2004 will, on exercise, receive Westfield Group stapled securities.
(II)	Represents 1.43% (2003: 2.75%) of the issued shares of the Parent Company.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

17	SHARE OPTIONS (continued)

(a)	(i) Options exercised by Possfund

On 13 August 2003 Possfund exercised 50,000 options, issued on 22 May 2000, at an exercise price of $8.74. Under the terms of the Possfund Option agreement, the exercise of the options was extinguished by the payment of $302,875 to Possfund, being the difference between the volume weighted average trading price for the 20 days preceding 13 August 2003 and the exercise price of the options.

On 1 April 2004 Possfund exercised 7,950,000 options, issued on 22 May 2000, at an exercise price of $8.74. Under the terms of the Possfund Option agreement, the exercise of the options was extinguished by the payment of $32,562,405 to Possfund, being the difference between the volume weighted average trading price for the 20 days preceding 1 April 2004 and the exercise price of the options.

(ii)	Possfund Options

These options were issued to Possfund Custodian Trustee Limited (“Possfund”) at an exercise price per option of $12.84 on 1 April 2004 with an expiry date 22 May 2005. They may be exercised at any time during the period commencing on 1 April 2004 and expiring on 22 May 2005.

These options have no entitlement to dividends and no voting rights. The value of these options issued during the year, based upon the Black-Scholes valuation model, was $10.5 million.

The Terms of the Possfund Options, allowed the Parent Company, at its election on exercise of an option, to either:

(i)	issue or transfer one share in respect of each option exercised subject to payment of the exercise price;

(ii)	issue or transfer the number of shares whose value represents the difference between the market value of the shares that would otherwise have been issued on exercise of the option as at the date of their exercise and their exercise price (that difference being the “profit component”); or

(iii)	paying to Possfund an amount equal to the profit component.

Following the stapling of securities on 16 July 2004, the terms of the Possfund Options will allow the Group, on exercise of a Possfund Option, to issue or transfer to Possfund the number of Stapled Securities that Possfund would have received had it exercised those options prior to the stapling of securities. Also, following the stapling of securities, the terms of the Possfund Options will allow the calculation of the profit component on the basis of the market value of Stapled Securities.

17	SHARE OPTIONS (continued)

(b)	Options issued pursuant to the Executive Option Plans

(i)	Executive options balance at the beginning and end of the year:

Issue date	Expiry date	Exercise price	Note		Number on issue at 2 July 2004	(a)Number on issue at 30 June 2004	Number Exercisable at 30 June 2003	Number on issue at 30 June 2003
3 Sep 1998	3 Sep 2003	$7.580			—	—	—	1,590,000
14 Sep 1998	14 Sep 2003	$7.540			—	—	—	240,000
9 Jun 1999	9 Jun 2004	$9.450			—	—	212,500	462,500
1 Oct 1999	1 Oct 2004	$9.310			—	120,000	120,000	813,750
1 Oct 1999	1 Oct 2004	$9.310			—	3,750,000	1,062,500	4,250,000
4 Nov 1999	4 Nov 2004	$9.820			—	55,000	28,750	115,000
23 Dec 1999	23 Dec 2004	$10.080		(b)	102,500	376,060	191,250	810,000
3 Feb 2000	3 Feb 2005	$9.160			—	62,500	—	93,750
10 Apr 2000	10 Apr 2005	$9.320		(b)	50,000	270,000	150,000	637,500
22 Sep 2000	22 Sep 2005	$12.550		(b)	110,000	360,000	—	815,000
9 Nov 2000	9 Nov 2005	$13.460			—	75,000	—	75,000
22 Dec 2000	22 Dec 2005	$14.210		(b)	20,000	20,000	—	50,000
30 Apr 2001	30 Apr 2006	$13.030		(b)	50,000	250,000	—	275,000
6 Aug 2001	6 Aug 2006	$15.050		(b)	405,000	455,000	—	530,000
12 Nov 2001	12 Nov 2006	$17.360		(b)	100,000	100,000	—	100,000
11 Jan 2002	11 Jan 2007	$17.340			—	—	—	25,000
20 Mar 2002	20 Mar 2007	$17.140		(b)	75,000	75,000	—	75,000
15 Apr 2002	15 Apr 2007	$17.040		(b)	25,000	25,000	—	25,000
26 Jun 2002	26 Jun 2007	$15.370		(b)	100,000	100,000	—	100,000
24 Jul 2002	24 Jul 2007	$14.760			—	150,000	—	150,000
1 Oct 2002	1 Oct 2007	$0.000			—	—	—	160,340
1 Oct 2002	1 Oct 2007	$13.520			—	—	—	240,000
25 Oct 2002	25 Oct 2007	$12.910		(b)	71,500	271,500	—	575,000
20 Dec 2002	20 Dec 2007	$13.800		(b)	35,000	145,000	—	355,000
13 Jan 2003	13 Jan 2008	$13.800			—	—	—	30,000
27 Feb 2003	27 Feb 2008	$13.190			—	—	—	400,000
27 Feb 2003	27 Feb 2010	$0.000			—	—	—	162,090
28 Feb 2003	28 Feb 2008	$13.140			—	142,500	—	885,000
28 Feb 2003	28 Feb 2008	$13.140			—	—	—	428,000
28 Feb 2003	28 Feb 2008	$0.000			—	—	—	49,750
28 Feb 2003	28 Feb 2010	$13.140			—	575,000	—	650,000
20 Mar 2003	20 Mar 2007	$0.000			—	—	—	13,390
20 Mar 2003	20 Mar 2008	$0.000			—	—	—	186,752
31 Mar 2003	31 Mar 2008	$13.140			—	—	—	100,000
10 Jun 2003	10 Jun 2008	$0.000			—	20,710	—	63,290
19 Aug 2003	19 Aug 2008	$15.600		(b)	30,000	30,000	—	—
1 Sep 2003	1 Sep 2008	$15.560		(b)	252,600	252,600	—	—
1 Sep 2003	1 Sep 2008	$0.000		(c)	3,300	25,500	—	—
13 Nov 2003	13 Nov 2008	$14.810		(b)	50,000	50,000	—	—
19 Dec 2003	19 Dec 2008	$0.000			—	127,550	—	—
1 Jan 2004	1 Jan 2009	$0.000			—	112,070	—	—
28 Feb 2004	28 Feb 2011	$13.550			—	75,000	—	—

					1,479,900	8,070,990	1,765,000	15,531,112

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

17	SHARE OPTIONS (continued)

b)	Options issued pursuant to the Executive Option Plans (continued)

(i)	Executive options balance at the beginning and end of the year: (continued)

(a)	Under the terms of the Executive Option Plan and Executive Performance Share plan as a result of the Merger, the vesting dates of the options and share awards were accelerated, so that Executives had the right to exercise all their options and/or share awards until 2 July 2004, being the effective date of the Merger. Any options or share awards outstanding at this date continue with the original vesting dates, as described in Note 17(b)(i)(b) below.

(b)	Under the terms of the 1998 Executive Option Plan under which these options were granted, 25% of these options may be exercised at any time after the third anniversary of their respective grant dates, 25% of these options may be exercised at any time after the fourth anniversary of the grant dates and the remaining 50% of these options may be exercised on the fifth anniversary of their grant dates.

(c)	Under the terms of the 1998 Executive Performance Share Plan under which these share awards were granted, 25% of these share awards may be exercised at any time after the third anniversary of their respective grant dates, 25% of these share awards may be exercised at any time after the fourth anniversary of the grant dates and the remaining 50% of these share awards may be exercised on the fifth anniversary of their grant dates.

The Rules of the Executive Option Plan permitted the Parent Company to satisfy the exercise of an Executive Option in one of the following ways:

(i)	issuing or transferring a share to the Executive Option holder;

(ii)	paying the Executive Option holder an amount equal to the difference between the market value of a share as at the date of exercise (determined under section 139FA of the Income Tax Assessment Act 1936) and the exercise price for the Executive Option (“Profit Element”); or

(iii)	issuing or transferring shares to the Executive Option holder equal to the value of the Profit Element.

These options have no entitlement to dividends and no voting rights.

As a result of the Merger, the Option Plan Rules and the Executive Performance Share Plan Rules were amended. Executive options and share awards outstanding and not exercised on or before 2 July 2004 will now receive stapled securities on exercise of an Executive option or share award, subject to the terms and conditions of the respective plans.

The share price at 30 June 2004 was $15.40 (2003: $14.60). The market value in excess of the exercise price of the executive options currently on issue at 30 June 2004 is $37.1 million (2003: $66.7 million), representing $4.88 (2003: $4.59) per option.

17	SHARE OPTIONS (continued)

(b)	Options issued pursuant to the Executive Option Plans (continued)

(ii)	Executive options issued during the year:

Issue date	Expiry date	Exercise price	Note		Number Issued 2004	Number Issued 2003
24 Jul 2002	26 Jul 2007	$14.760		(a)	—	150,000
1 Oct 2002	1 Oct 2007	$13.520		(a)	—	240,000
25 Oct 2002	25 Oct 2007	$12.910		(a)	—	575,000
20 Dec 2002	20 Dec 2007	$13.800		(a)	—	370,000
13 Jan 2003	13 Jan 2008	$13.800		(a)	—	30,000
27 Feb 2003	27 Feb 2008	$13.190		(a)	—	400,000
28 Feb 2003	28 Feb 2008	$13.140		(a)	—	885,000
28 Feb 2003	28 Feb 2008	$13.140		(a)	—	428,000
28 Feb 2003	28 Feb 2010	$13.140		(a)	—	650,000
31 Mar 2003	31 Mar 2008	$13.140		(a)	—	100,000
1 Sep 2003	1 Sep 2008	$15.560		(a)	252,600	—
13 Nov 2003	13 Nov 2008	$14.810		(a)	50,000	—
19 Aug 2006	19 Aug 2008	$15.600		(a)	30,000	—
1 Oct 2003	1 Oct 2008	$15.010		(a)	240,000	—
27 Feb 2004	27 Feb 2009	$13.550		(a)	400,000	—
28 Feb 2004	28 Feb 2011	$13.550		(a)	150,000	—

					1,122,600	3,828,000

1 Oct 2002	1 Oct 2007	$0.000		(b)	—	160,340
27 Feb 2003	27 Feb 2010	$0.000		(b)	—	162,090
28 Feb 2003	28 Feb 2010	$0.000		(b)	—	49,750
20 Mar 2002	20 Mar 2007	$0.000		(b)	—	13,390
20 Mar 2003	20 Mar 2008	$0.000		(b)	—	186,752
10 Jun 2003	10 Jun 2008	$0.000		(b)	—	63,290
1 Sep 2003	1 Sep 2008	$0.000		(b)	93,890	—
19 Dec 2003	19 Dec 2008	$0.000		(b)	127,550	—
1 Jan 2004	1 Jan 2009	$0.000		(b)	112,070	—
1 Mar 2004	1 Mar 2009	$0.000		(b)	135,821	—

					469,331	635,612

					1,591,931	4,463,612

(a)	Pursuant to the Company’s Executive Option Plan, options over 1,122,600 (2003: 3,828,000) unissued ordinary shares were granted during the financial year. The exercise price for the options was set at 105% of the market value of the Company’s shares at the time the options were issued. The Company has a policy of not recognising a value for options granted, accordingly no amounts have been recorded in the Statement of Financial Performance in respect of the issue of these options. These options have no entitlement to dividends and no voting rights. The value of these options issued during the year, based upon the higher of cost or Black-Scholes valuation model, was $2.7 million (2003: $12.0 million).
(b)	Pursuant to the Company’s Executive Performance Share Plan, share awards over 469,331 (2003: 635,612) unissued ordinary shares were granted during the financial year. The exercise price for the awards was $nil. The Company has a policy of not recognising a value for awards granted, accordingly no amounts have been recorded in the Statement of Financial Performance in respect of the issue of these awards. These awards have no entitlement to dividends and no voting rights. The value of these awards issued during the year, based upon the higher of cost or Black-Scholes valuation model, was $6.5 million (2003: $8.1 million).

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

17	SHARE OPTIONS (continued)

(b)	Options issued pursuant to the Executive Option Plans (continued)

(iii)	Options exercised during the year and extinguished by the issuance of new shares:

Issue date	Expiry date	Exercise date	Exercise price $	Number of shares issued	Cash received at exercise date $000	Fair value of shares at exercise date $000
For the year ended 30 June 2004:
14 Sept 1998	14 Sept 2003	16 Jul 2003	7.540	50,000	377	724
14 Sept 1998	14 Sept 2003	15 Aug 2003	7.540	110,000	829	1,620
14 Sept 1998	14 Sept 2003	14 Sep 2003	7.540	80,000	603	15
23 Dec 1999	23 Dec 2004	15 Sep 2003	10.080	10,000	101	146
22 Sept 2000	22 Sept 2005	26 Sept 2003	12.550	8,750	110	127
23 Dec 1999	23 Dec 2004	26 Nov 2003	10.080	8,750	88	128
22 Sept 2000	22 Sept 2005	8 Dec 2003	12.550	43,750	549	614
23 Dec 1999	23 Dec 2004	18 Dec 2003	10.080	8,750	88	120
23 Dec 1999	23 Dec 2004	23 Dec 2003	10.080	7,500	76	104
23 Dec 1999	23 Dec 2004	30 Jan 2004	10.080	6,440	65	86
23 Dec 1999	23 Dec 2004	8 Mar 2004	10.080	10,000	101	130
23 Dec 1999	23 Dec 2004	21 May 2004	10.080	25,000	252	368
28 Feb 2003	28 Feb 2008	3 Jun 2004	—	49,750	—	740
1 Sep 2003	1 Sep 2008	3 Jun 2004	—	6,200	—	92
1 Oct 1999	1 Oct 2004	4 Jun 2004	9.310	5,000	47	75
1 Sep 2003	1 Sep 2008	4 Jun 2004	—	1,200	—	18
1 Sep 2003	1 Sep 2008	10 Jun 2004	—	2,700	—	40
1 Sep 2003	1 Sep 2008	11 Jun 2004	—	4,100	—	62
1 Sep 2003	1 Sep 2008	16 Jun 2004	—	2,500	—	38
10 June 2003	10 June 2008	16 Jun 2004	—	35,160	—	533
1 Sep 2003	1 Sep 2008	22 Jun 2004	—	2,700	—	42
1 Sep 2003	1 Sep 2008	23 Jun 2004	—	8,600	—	135
1 Sep 2003	1 Sep 2008	24 Jun 2004	—	4,900	—	76
10 Jun 2003	10 Jun 2008	24 Jun 2004	—	7,420	—	116
1 Sep 2003	1 Sep 2008	30 Jun 2004	—	8,200	—	126

				507,370	3,286	6,275

For the year ended 30 June 2003:
13 Nov 1997	13 Nov 2002	3 Jul 2002	5.990	100,000	599	1,501
23 Jun 1995	18 Sep 2002	12 Jul 2002	2.246	49,500	111	747
13 Nov 1997	13 Nov 2002	5 Aug 2002	5.990	100,000	599	1,400
13 Nov 1997	13 Nov 2002	13 Sep 2002	5.990	150,000	899	1,994
28 Nov 1997	28 Nov 2002	27 Sep 2002	6.070	275,000	1,669	3,561
13 Nov 1997	13 Nov 2002	13 Nov 2002	5.990	175,000	1,048	2,249
5 Feb 1998	5 Feb 2003	7 Dec 2002	7.100	75,000	533	1,034
23 Dec 1999	23 Dec 2004	23 Dec 2002	10.080	7,500	76	104
5 Feb 1998	5 Feb 2003	5 Feb 2003	7.100	100,000	710	1,301
23 Dec 1999	23 Dec 2004	10 Jun 2003	10.080	7,500	76	115

				1,039,500	6,320	14,006

The fair value of shares at the exercise date is measured as the quoted price at the close of trade on that date.

17	SHARE OPTIONS (continued)

(b)	Options issued pursuant to the Executive Option Plans (continued)

(iv)	Options exercised during the year and extinguished by the transfer of existing shares:

Issue date	Expiry date	Exercise date	Exercise price $	Number of shares issued	Cash received at transfer date $000	Fair value of shares at transfer date $000
For the year ended 30 June 2004:
9 Jun 1999	9 Jun 2004	2 Jul 2003	9.450	5,000	47	72
9 Jun 1999	9 Jun 2004	3 Sep 2003	9.450	15,000	142	221
9 Jun 1999	9 Jun 2004	10 Sep 2003	9.450	12,500	118	185
10 April 2000	10 April 2005	19 Sep 2003	9.320	37,500	350	540
1 Oct 2002	1 Oct 2007	1 Oct 2003	—	71,580	—	1,013
1 Oct 1999	1 Oct 2004	1 Oct 2003	9.310	70,000	652	991
1 Oct 1999	1 Oct 2004	17 Oct 2003	9.310	10,000	93	141
1 Oct 1999	1 Oct 2004	6 Nov 2003	9.310	7,500	70	107
1 Oct 1999	1 Oct 2004	8 Dec 2003	9.310	31,250	291	438
1 Oct 1999	1 Oct 2004	27 Jan 2004	9.310	10,000	93	135
9 Jun 1999	9 Jun 2004	28 Jan 2004	9.450	12,500	118	164
27 Feb 2003	27 Feb 2010	27 Feb 2004	—	32,420	—	418
3 Feb 2000	3 Feb 2005	16 Mar 2004	9.160	31,250	286	394
1 Oct 2002	1 Oct 2007	4 Jun 2004	—	88,760	—	1,324
27 Feb 2003	27 Feb 2010	4 Jun 2004	—	129,670	—	1,935
20 Mar 2003	20 Mar 2008	4 Jun 2004	—	186,752	—	2,786
20 Mar 2003	20 Mar 2007	4 Jun 2004	—	13,390	—	200
1 Mar 2004	1 Mar 2009	4 Jun 2004	—	135,821	—	2,026
9 Jun 1999	9 Jun 2004	9 Jun 2004	9.450	387,500	3,662	5,743
1 Oct 1999	1 Oct 2004	9 Jun 2004	9.310	15,000	140	222
1 Oct 1999	1 Oct 2004	15 Jun 2004	9.310	15,000	140	225
1 Oct 1999	1 Oct 2004	17 Jun 2004	9.310	120,000	1,117	1,873
10 Apr 2000	10 Apr 2005	17 Jun 2004	9.320	25,000	233	390
1 Oct 1999	1 Oct 2004	24 Jun 2004	9.310	45,000	419	702
1 Oct 1999	1 Oct 2004	25 Jun 2004	9.310	227,500	2,118	3,485
10 Apr 2000	10 Apr 2005	25 Jun 2004	9.320	30,000	280	460
1 Oct 1999	1 Oct 2004	30 Jun 2004	9.310	537,500	5,004	8,278
4 Nov 1999	4 Nov 2004	30 Jun 2004	9.820	30,000	295	462
10 Apr 2000	10 Apr 2005	30 Jun 2004	9.320	87,500	816	1,348
22 Dec 2000	22 Dec 2005	30 Jun 2004	14.210	15,000	213	231

				2,435,893	16,697	36,509

For the year ended 30 June 2003:
9 Jun 1999	9 Jun 2004	1 Jul 2002	9.450	7,500	71	113
9 Jun 1999	9 Jun 2004	17 Jul 2002	9.450	5,000	47	71
1 Oct 1999	1 Oct 2004	1 Oct 2002	9.310	55,000	512	702
1 Oct 1999	1 Oct 2004	7 Oct 2002	9.310	5,000	47	62
9 Jun 1999	9 Jun 2004	29 Nov 2002	9.450	6,250	59	88
1 Oct 1999	1 Oct 2004	12 Mar 2003	9.310	31,250	291	397
9 Jun 1999	9 Jun 2004	9 Jun 2003	9.450	12,500	118	189
1 Oct 1999	1 Oct 2004	9 Jun 2003	9.310	7,500	70	113
1 Oct 1999	1 Oct 2004	25 Jun 2003	9.310	12,500	116	185
10 Apr 2000	10 Apr 2005	25 Jun 2003	9.320	12,500	117	185
9 Jun 1999	9 Jun 2004	30 Jun 2003	9.450	20,000	189	292
3 Feb 2000	3 Feb 2005	30 Jun 2003	9.160	31,250	286	456

				206,250	1,923	2,853

The fair value of shares at the exercise date is measured as the quoted price at the close of trade on that date. These options were granted to executives over shares purchased by the Group and held in trust for the executives. Cash received from the executives is equal to the amount of the exercise price.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

17	SHARE OPTIONS (continued)

(b)	Options issued pursuant to the Executive Option Plans (continued)

(v)	Options exercised during the year and extinguished by the issue of new shares for $nil consideration equal to the difference between market value and the exercise price

Issue date	Expiry date	Exercise date	Exercise price $	Number of Options exercised	Number of shares issued	Fair value of shares at exercise date $000
For the year ended 30 June 2004:
3 Sep 1998	3 Sep 2003	4 Jul 2003	7.580	1,590,000	763,942	10,909
23 Dec 1999	23 Dec 2004	3 Jun 2004	10.080	46,250	14,567	214
23 Dec 1999	23 Dec 2004	4 Jun 2004	10.080	25,000	7,904	117
25 Oct 2002	25 Oct 2007	10 Jun 2004	12.910	40,000	5,192	77
20 Dec 2002	20 Dec 2007	10 Jun 2004	13.800	25,000	1,745	26
9 June 1999	9 June 2004	11 Jun 2004	9.450	30,000	10,961	163
1 Oct 1999	1 Oct 2004	11 Jun 2004	9.310	10,000	3,748	56
23 Dec 1999	23 Dec 2004	11 Jun 2004	10.080	10,000	3,231	48
22 Sep 2000	22 Sep 2005	11 Jun 2004	12.550	20,000	3,143	47
20 Dec 2002	20 Dec 2007	11 Jun 2004	13.800	20,000	1,464	22
23 Dec 1999	23 Dec 2004	16 Jun 2004	10.080	60,000	19,632	294
22 Sep 2000	22 Sep 2005	16 Jun 2004	12.550	40,000	6,494	97
25 Oct 2002	25 Oct 2007	16 Jun 2004	12.910	15,000	2,075	31
1 Oct 1999	1 Oct 2004	22 Jun 2004	9.310	80,000	31,578	486
23 Dec 1999	23 Dec 2004	22 Jun 2004	10.080	50,000	17,255	266
30 Apr 2001	30 Apr 2006	22 Jun 2004	13.030	25,000	3,836	59
13 Jan 2003	13 Jan 2008	22 Jun 2004	13.800	30,000	3,102	48
28 Feb 2003	28 Feb 2008	22 Jun 2004	13.140	10,000	1,463	23
23 Dec 1999	23 Dec 2004	23 Jun 2004	10.080	20,000	6,946	107
25 Oct 2002	25 Oct 2007	23 Jun 2004	12.910	13,500	2,215	34
20 Dec 2002	20 Dec 2007	23 Jun 2004	13.800	10,000	1,064	16
23 Dec 1999	23 Dec 2004	24 Jun 2004	10.080	37,500	13,267	207
22 Sep 2000	22 Sep 2005	24 Jun 2004	12.550	100,000	19,542	305
1 Oct 2002	1 Oct 2007	24 Jun 2004	13.520	240,000	31,975	499
25 Oct 2002	25 Oct 2007	24 Jun 2004	12.910	200,000	34,469	538
27 Feb 2003	27 Feb 2008	24 Jun 2004	13.190	400,000	61,754	963
28 Feb 2003	28 Feb 2008	24 Jun 2004	13.140	1,160,500	182,884	2,853
28 Feb 2003	28 Feb 2010	24 Jun 2004	13.140	75,000	11,820	184
1 Oct 2003	1 Oct 2008	24 Jun 2004	15.010	240,000	9,049	141
27 Feb 2004	27 Feb 2009	24 Jun 2004	13.550	400,000	52,522	819
28 Feb 2004	28 Feb 2011	24 Jun 2004	13.550	75,000	9,848	154
4 Nov 1999	4 Nov 2004	30 Jun 2004	9.820	30,000	11,617	182
23 Dec 1999	23 Dec 2004	30 Jun 2004	10.080	76,250	27,050	423
22 Sep 2000	22 Sep 2005	30 Jun 2004	12.550	196,250	37,794	591
25 Oct 2002	25 Oct 2007	30 Jun 2004	12.910	35,000	6,115	96
20 Dec 2002	20 Dec 2007	30 Jun 2004	13.800	75,000	8,530	133
10 Apr 2000	10 Apr 2005	30 Jun 2004	9.320	75,000	30,315	474
31 Mar 2003	31 Mar 2008	30 Jun 2004	13.140	100,000	15,999	250

				5,685,250	1,476,107	21,952

There were no options exercised and extinguished by the issue of new shares for $nil consideration equal to the difference between market value and the exercise price during the year ended 30 June 2003.

The fair value of shares issued at the exercise date is measured as the volume weighted average trading price for the 5 days preceding that date.

17	SHARE OPTIONS (continued)

(b)	Options issued pursuant to the Executive Option Plans (continued)

(vi)	Executive options lapsed during the year:

Issue date	Expiry date	Exercise price	Number 2004	Number 2003
9 Jun 1999	9 Jun 2004	$9.450	—	53,750
22 Sep 2000	22 Sep 2005	$12.550	—	55,000
1 Nov 2000	1 Nov 2005	$13.100	—	125,000
9 Nov 2000	9 Nov 2005	$13.460	—	30,000
22 Dec 2000	22 Dec 2005	$14.210	—	20,000
30 Apr 2001	30 Apr 2006	$13.030	—	100,000
6 Aug 2001	6 Aug 2006	$15.050	—	20,000
20 Dec 2002	20 Dec 2007	$13.800	—	15,000
1 Oct 1999	1 Oct 2004	$9.310	10,000	—
23 Dec 1999	23 Dec 2004	$10.080	32,500	—
10 Apr 2000	10 Apr 2005	$9.320	112,500	—
22 Sep 2000	22 Sep 2005	$12.550	46,250	—
22 Dec 2000	22 Dec 2005	$14.210	15,000	—
6 Aug 2001	6 Aug 2006	$15.050	75,000	—
11 Jan 2002	11 Jan 2007	$17.340	25,000	—
20 Dec 2002	20 Dec 2007	$13.800	80,000	—
1 Sep 2003	1 Sep 2008	$0.000	27,290	—

			423,540	418,750

(c)	Details of movements in share options since 30 June 2004 and the date of this report

	Exercise date	Issue date	Expiry date	Exercise price	Number of Options
Possfund Options as at 30 June 2004					7,950,000
Executive Options as at 30 June 2004					8,070,990
Executive Options exercised since the end of the year and on or before 2 July 2004
– extinguished by issuance of new shares
	1 Jul 04	1 Oct 1999	1 Oct 2004	$9.310	2,500,000
	1 Jul 04	23 Dec 1999	23 Dec 2004	$10.080	18,560
	1 Jul 04	10 Jun 2003	10 Jun 2008	$0.000	20,710
	1 Jul 04	1 Sep 2003	1 Sep 2008	$0.000	10,400
	1 Jul 04	19 Dec 2003	19 Dec 2008	$0.000	127,550
	1 Jul 04	1 Jan 2004	1 Jan 2009	$0.000	112,070
	2 Jul 04	23 Dec 1999	23 Dec 2004	$10.080	162,500
	2 Jul 04	22 Sep 2000	22 Sep 2005	$12.550	25,000
	2 Jul 04	25 Oct 2002	25 Oct 2007	$12.910	65,000
	2 Jul 04	28 Feb 2003	28 Feb 2008	$13.140	42,500
	2 Jul 04	1 Sep 2003	1 Sep 2008	$0.000	11,800

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

17	SHARE OPTIONS (continued)

(c)	Details of movements in share options since 30 June 2004 and the date of this report (continued)

	Exercise date	Issue date	Expiry date	Exercise price	Number of Options

– extinguished by transfer of existing shares
	2 Jul 04	1 Oct 1999	1 Oct 2004	$9.310	90,000
	2 Jul 04	4 Nov 1999	4 Nov 2004	$9.820	55,000
	2 Jul 04	3 Feb 2000	3 Feb 2005	$9.160	62,500
	2 Jul 04	10 Apr 2000	10 Apr 2005	$9.320	20,000
	2 Jul 04	30 Apr 2001	30 Apr 2006	$13.030	50,000
	2 Jul 04	20 Dec 2002	20 Dec 2007	$13.800	45,000

– extinguished by the issue of new shares for $nil consideration equal to the difference between the market value and the exercise price.
	1 Jul 04	1 Oct 1999	1 Oct 2004	$9.310	1,250,000
	1 Jul 04	23 Dec 1999	23 Dec 2004	$10.080	75,000
	1 Jul 04	10 Apr 2000	10 Apr 2005	$9.320	100,000
	1 Jul 04	22 Sep 2000	22 Sep 2005	$12.550	75,000
	1 Jul 04	9 Nov 2000	9 Nov 2005	$13.460	75,000
	1 Jul 04	30 Apr 2001	30 Apr 2006	$13.030	150,000
	1 Jul 04	6 Aug 2001	6 Aug 2006	$15.050	50,000
	1 Jul 04	25 Oct 2002	25 Oct 2007	$12.910	85,000
	1 Jul 04	20 Dec 2002	20 Dec 2007	$13.800	15,000
	1 Jul 04	28 Feb 2003	28 Feb 2010	$13.140	75,000
	1 Jul 04	28 Feb 2004	28 Feb 2011	$13.550	75,000
	2 Jul 04	1 Oct 1999	1 Oct 2004	$9.310	30,000
	2 Jul 04	23 Dec 1999	23 Dec 2004	$10.080	17,500
	2 Jul 04	10 Apr 2000	10 Apr 2005	$9.320	100,000
	2 Jul 04	22 Sep 2000	22 Sep 2005	$12.550	150,000
	2 Jul 04	24 July 2002	24 July 2007	$14.760	150,000
	2 Jul 04	25 Oct 2002	25 Oct 2007	$12.910	50,000
	2 Jul 04	20 Dec 2002	20 Dec 2007	$13.800	30,000
	2 Jul 04	20 Dec 2002	20 Dec 2007	$13.800	20,000
	2 Jul 04	28 Feb 2003	28 Feb 2008	$13.140	100,000
	2 Jul 04	22 Feb 2003	22 Feb 2010	$13.140	500,000

Executive Options as at 2 July 2004					1,479,900

Options issued pursuant to the Merger
– WFT 2009 Options (i)		16 July 2004	5 Jan 2009	$338.00	850,000
– WAT Series F Special Options (ii)					52,500
– WAT Series G Special Options (iii)					694,445
– WAT Series G1 Special Options (iv)					277,778
– WAT Series H Special Options (v)					14,070,072
– WAT Series I Special Options (vi)					13,260,859

Options issued pursuant to the Merger					29,205,654

Balance of share options on issue as at the date of this report					38,635,554

17	SHARE OPTIONS (continued)

(c)	Details of movements in share options since 30 June 2004 and the date of this report (continued)

(i)	On 1 December 2003 the Responsible Entity of WFT issued 850,000 call options over ordinary units in WFT to Deutsche Bank AG Sydney Branch. The options are exercisable at any time between 1 January 2004 and 5 January 2009. The options were issued at a strike price of $3.75.

As a result of the Merger the terms of the WFT Options were amended so that the strike price will be $13.3928 (being the old strike price of $3.75 divided by the 0.28 WFT Merger ratio) and the exercise property will become Westfield Group stapled securities. The number of Westfield Group securities to be issued on exercise of a WFT option will be calculated by dividing $1,000 being the exercise price per WFT option by the strike price (as may be amended from time to time). The Option terms were also amended to exclude capital distributions of project profits triggering an adjustment to the strike price.

Accordingly, the Parent Company and WAT have each granted 850,000 options to the Responsible Entity of WFT to enable WFT to satisfy its obligations to deliver the Westfield Group securities to the holder of the WFT Option on exercise of that WFT Option. The exercise price payable by WFT to the Parent Company is $338.00 (33.8% of the exercise price of the WFT Option).

(ii)	Each WAT Series F Special Option (“Series F Option”) entitled the holder the right to subscribe for 1,049 fully paid ordinary units in WAT in exchange for either US$1,000 or 1 Series F Cumulative Preferred Stock (“Series F Preferred Share”) in Westfield America Inc. (“WEA”). The Series F Option are exercisable during the period 1 June 2007 and 1 June 2020.

As a result of the Merger, on exercise of a Series F Option the holder will receive 157.35 Westfield Group stapled securities in exchange for either US$1,000 or 1 Series F Cumulative Preferred Stock in WEA. The number of Westfield Group securities to be issued on exercise of all Series F Options would be 8,260,875.

Accordingly, the Parent Company and WFT have each granted 52,500 options to the Responsible Entity of WAT to enable WAT to satisfy its obligations to deliver Westfield Group securities to the holder of the Series F Option on exercise of that Series F Option. Where the exercise of a Series F Option is satisfied by delivery of US$1,000, WAT must pay the Parent Company US$338.00 (33.8% of the exercise price). Where the exercise of the Series F Option is satisfied by delivery of a Series F Preferred Share WAT must pay the Parent Company US$338.00 being 33.8% of US$1,000 (being the value of the Series F Preferred Share under the Option).

(iii)	Each WAT Series G Special Option (“Series G Option”) entitled the holder to deliver a Series G Preferred Share in WEA (or the number of Series A common shares into which series G preferred Share has been converted) (“Series G Preferred Share”). On exercise the holder would have received 231.0883 ordinary units in WAT. The ratio would have been appropriately adjusted where, instead of delivering a Series G Preferred Share, the holder would have delivered the number of WEA Series A common shares into which a Series G Preferred Share had been converted. The Series G Options are exercisable any time after September 2003 and expire on the date being 10 days prior to the date of termination of WAT.

As a result of the Merger, on exercise of a Series G Option the holder will receive 34.6632 Westfield Group stapled securities in exchange for one Series G Preferred Share. The number of Westfield Group securities to be issued on exercise of all Series G Options would be 24,071,717.

Accordingly, the Parent Company and WFT have each granted 694,445 options to the Responsible Entity of WAT to enable WAT to satisfy its obligations to deliver Westfield Group securities to the holder of the Series G Option on exercise of that Series G Option. Where the exercise of the Series G Option is satisfied by delivery of a Series G Preferred Share (or common shares into which the Preferred Share has converted) WAT must pay the Parent Company 33.8% of the value of a Series G Preferred Share (or common shares into which the Preferred Share has converted) at the time of exercise.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

17	SHARE OPTIONS (continued)

(c)	Details of movements in share options since 30 June 2004 and the date of this report (continued)

(iv)	Each WAT Series G1 Special Option (“Series G1 Option”) entitled the holder to deliver a Series D Preferred Share in WEA (or the number of common shares into which a series D preferred Share has been converted) (“Series D Preferred Share”). On exercise the holder would have received 231.0883 ordinary units in WAT. The ratio would have been appropriately adjusted where, instead of delivering a Series D Preferred Share, the holder would have delivered the number of WEA common shares into which a Series D Preferred Share had been converted. The Series G1 Options are exercisable any time after September 2003 and expire on the date being 10 days prior to the date of termination of WAT.

As a result of the Merger, on exercise of a Series G1 Option the holder will receive 34.6632 Westfield Group stapled securities in exchange for one Series D Preferred Share. The number of Westfield Group securities to be issued on exercise of all Series G1 Options would be 9,628,687.

Accordingly, the Parent Company and WFT have each granted 277,778 options to the Responsible Entity of WAT to enable WAT to satisfy its obligations to deliver Westfield Group securities to the holder of the Series G1 Option on exercise of that Series G1 Option. Where the exercise of the Series G1 Option is satisfied by delivery of a Series D Preferred Share (or common shares into which the Preferred Share has converted) WAT must pay the Parent Company 33.8% of the value of Series D Preferred Share (or common shares into which the Preferred Share has converted) at the time of exercise.

(v)	Each WAT Series H Special Option (“Series H Option”) entitled the holder to deliver a Common Share in WEA (“Common Share”). On exercise the holder would have received 20.3271 ordinary units in WAT. The Series H Options are exercisable any time after September 2003 and expire on the date being 10 days prior to the date of termination of WAT.

As a result of the Merger, on exercise of a Series H Option the holder will receive 3.049 Westfield Group stapled securities in exchange for one Common Share. The number of Westfield Group securities to be issued on exercise of all Series H Options would be 42,900,564.

Accordingly, the Parent Company and WFT have each granted 14,070,072 options to the Responsible Entity of WAT to enable WAT to satisfy its obligations to deliver Westfield Group securities to the holder of the Series H Option on exercise of that Series H Option. Where the exercise of the Series H Option is satisfied by delivery of a WEA Common Share WAT must pay the Parent Company 33.8% of the value of the Common Share at the time of exercise.

(vi)	Each WAT Series I Special Option (“Series I Option”) entitled the holder to deliver a Common Share in WEA (“Common Share”). On exercise the holder would have received 21.0773 ordinary units in WAT. The Series I Options are exercisable any time after May 2004 and expire on the date being 10 days prior to the date of termination of WAT.

As a result of the Merger, on exercise of a Series I Option the holder is entitled to 3.1616 Westfield Group stapled securities in exchange for one Common Share. The number of Westfield Group securities to be issued on exercise of all Series I Options would be 41,925,466.

Accordingly, the Parent Company and WFT have each granted 13,260,859 options to the Responsible Entity of WAT to enable WAT to satisfy its obligations to deliver Westfield Group securities to the holder of the Series I Option on exercise of that Series I Option. Where the exercise of the Series I Option is satisfied by delivery of a WEA Common Share WAT must pay the Parent Company 33.8% of the value of the Common Share at the time of exercise.

			CONSOLIDATED		PARENT COMPANY
			2004	2003	2004	2003
	Note		$000	$000	$000	$000
18 RESERVES

Asset revaluation reserve	18	(a)	422,504	237,589	40,129	40,129
Exchange fluctuation reserve	18	(b)	(153,616)	(149,358)	—	—

			268,888	88,231	40,129	40,129

Movement in reserves
(a) Asset revaluation reserve
The nature and purpose of the asset revaluation reserve is to record unrealised movements in the value of non current assets.
Balance at the beginning of the year			237,589	180,725	40,129	40,129
Share of equity accounted associates asset revaluation reserve increment			270,020	56,159	—	—
Write down of equity accounted investments (i)			(86,559)	—	—	—
Revaluation increment on other listed investments			1,454	705	—	—

Balance at the end of the year			422,504	237,589	40,129	40,129

Represented by:
Equity accounted associates			420,345	236,884	—	—
Other assets			2,159	705	40,129	40,129

			422,504	237,589	40,129	40,129

(i)     The Group’s investment in WAT participated in the consolidation of WAT units but did not participate in the issue of stapled securities or the stapling distribution. As a result, the Group’s investment in WAT was diluted and the resultant reduction in carrying value of $544.7 million was charged to the Statement of Financial Performance ($458.1 million) and the Asset Revaluation Reserve ($86.6 million).

(b) Exchange fluctuation reserve

The nature and purpose of the exchange fluctuation reserve is to record net exchange differences arising from the translation of net investments in foreign self sustaining controlled entities and equity accounted associates.

Balance at the beginning of the year			(149,358)	(29,401)	—	—
Foreign exchange movement on
– equity accounted foreign associates and controlled foreign entities			(23,503)	(397,487)
– foreign currency loans and derivatives			18,384	341,093	—	—
– tax effect			861	(63,563)	—	—

Balance at the end of the year			(153,616)	(149,358)	—	—

Represented by:
Equity accounted associates			(142,344)	(138,966)	—	—
Subsidiaries			(11,272)	(10,392)	—	—

			(153,616)	(149,358)	—	—

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

			CONSOLIDATED		PARENT COMPANY
			2004	2003	2004	2003
	Note		$000	$000	$000	$000
19 RETAINED PROFITS

Balance at the beginning of the year			819,746	599,235	223,498	100,896
(Loss)/profit from ordinary activities after income tax expense			(196,368)	288,386	58,946	190,477
Net effect of changes in accounting policies
AASB 1044: Provisions, Contingent Liabilities and Contingent Assets – Provision for Dividends	20		—	73,219	—	73,219
Dividends paid or provided for	22		(240,756)	(141,094)	(240,756)	(141,094)

Balance at the end of the year			382,622	819,746	41,688	223,498

20 TOTAL EQUITY

Balance at the beginning of the year			1,623,169	1,459,431	981,759	852,367
Total changes in equity recognised in the Statement of Financial Performance			(15,711)	225,293	58,946	190,477
Issue of share option			10,530	—	10,530	—
Issue of securities (net of costs)			3,285	6,320	3,285	6,790
Extinguishment of share option			(32,865)	—	(32,865)	—
Net effect of changes in accounting policies
AASB 1044: Provisions, Contingent Liabilities and Contingent Assets – Provision for Dividends			—	73,219	—	73,219
Dividends paid or provided for	22		(240,756)	(141,094)	(240,756)	(141,094)

Total equity at the end of the year			1,347,652	1,623,169	780,899	981,759

21 NOTES TO THE STATEMENT OF CASH FLOWS

(a) Components of Cash
Cash	21	(c)	69,625	38,933	1,028	592
Cash-restricted (i)			2,108	16,065	—	—

Cash assets			71,733	54,998	1,028	592

Overdrafts and short term loans	14		(10,854)	(2,333)	—	—

			60,879	52,665	1,028	592

(i)	The utilisation of this amount is restricted to the settlement of specific obligations and liabilities.

	CONSOLIDATED		PARENT COMPANY
	2004	2003	2004	2003
	$000	$000	$000	$000
21 NOTES TO THE STATEMENT OF CASH FLOWS (continued)

(b) Reconciliation of (loss)/profit from ordinary activities after income tax to net cash flows from operating activities
Profit from ordinary activities after income tax	(196,368)	288,386	58,946	190,477
Share of Merger costs included in associates net profit	5,105	—	—	—
Merger costs and capital restructure charges	519,722	—	433,411	—

	328,459	288,386	492,357	190,477
Amortisation and depreciation	17,838	20,441	—	—
Share of associates profit in excess of dividend and distribution	(1,912)	(4,123)	—	—
Profit on disposal of non current assets	(28)	(1,193)	—	—
Dividend and distribution income	(109)	(181)	(23)	(113)
Interest income	(4,367)	(2,051)	—	(4,502)
Borrowing costs	17,094	42,710	—	—
Write back of non current assets	—	(6,396)	—	—
Foreign currency
– Write down of fixed assets due to exchange rate movement	1,697	18,424	—	—
– Unrealised gain on currency loans funding fixed assets	(1,697)	(9,909)	—	—
– Realised (gain)/loss	(747)	1,134	—	—
Increase in net tax liability	12,538	24,206	27,034	109,135
(Increase)/decrease in other assets attributable to operating activities	(36,267)	4,699	(41,072)	(109,398)

Net cash flows from operating activities	332,499	376,147	478,296	185,599

(c) Financing Facilities
Committed financing facilities available to the Group:
Total financing facilities at the end of the year	1,666,884	1,565,781
Amounts utilised (i)	(1,072,831)	(998,363)

Available financing facilities	594,053	567,418
Cash	69,625	38,933

Financing resources available at the end of the year	663,678	606,351

The maturity profiles in respect of the above financing facilities are:
Due within one year	59,162	51,300
Due between one and five years	1,607,722	1,514,481

Total financing facilities	1,666,884	1,565,781

(i)	Amounts utilised include overdraft, borrowings and bank guarantees. Amounts which are denominated in foreign currencies are translated at exchange rates ruling at balance date.

These facilities are interest only floating rate facilities. These facilities are subject to negative pledge arrangements which require the Group to comply with certain minimum financial requirements.

As a result of the Merger and in addition to the above Group facilities the Westfield Group has entered into a US$2.25 billion 364 day bridging facility with various financial institutions. This facility is an interest only floating rate facility. The facility is subject to negative pledge arrangements which require the Westfield Group to comply with certain minimum financial requirements. This facility did not become effective until the Merger was implemented, therefore at 30 June 2004 this facility had not been utilised.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

	CONSOLIDATED		PARENT COMPANY
	2004	2003	2004	2003
	$000	$000	$000	$000
22 DIVIDENDS

(a) Current year final dividend proposed and provided for in the Statement of Financial Position
13.58 cents per share at 50% franked	77,432	—	77,432	—

Dividends proposed will be franked at the corporate tax rate of 30% and were paid on 31 August 2004.

(b) Prior year final dividend proposed and not provided for in the Statement of Financial Position
13.55 cents per share at 50% franked	—	76,458	—	76,458

(c) Dividends paid during the year
Current year interim dividend
15.34 cents per share at 50% franked
(2003: 12.02 cent per share at 40% franked)	86,728	67,823	86,728	67,823
Previous year final dividend
13.55 cents per share at 50% franked
(2002: 13.00 cent per share at 40% franked)	76,596	73,271	76,596	73,271

	163,324	141,094	163,324	141,094

Dividends paid have been franked at the corporate tax rate of 30%.

(d) Franking credit balance
The amount of franking credits available on a tax paid basis for future distributions are:
– franking credits balance as at the end of the year at the corporate tax rate of 30% (2003: 30%)	1,636	153	1,636	153
– franking credits arising from the payment of income tax provided in this financial report	22,101	25,551	22,101	25,551

Franking credits available for distribution (i)	23,737	25,704	23,737	25,704

– franking debits that will arise from the payment of the final dividend provided (2003: proposed)	(16,593)	(16,384)	(16,593)	(16,384)
– franking debits that will arise from the payment of the one-off stapling dividend paid 16 July 2004	(489)	—	(489)	—

Franking credits available for future distributions	6,655	9,320	6,655	9,320

(i)	The franking credits available for distribution (tax paid basis) of $23.7 million (2003: $25.7 million) will fully frank a dividend of $55.3 million (2003: $60.0 million).

(e)	Stapling Dividend paid 16 July 2004

On 16 July 2004 a one-off fully franked stapling dividend of $0.002 per share was paid to Westfield Holdings Limited shareholders. This stapling dividend was wholly applied to subscribe for one restructured WFT unit at $0.001 per unit and one restructured WAT unit at $0.001 per unit. The total of this stapling dividend was $1.14 million.

	CONSOLIDATED		PARENT COMPANY
	2004	2003	2004	2003
	$000	$000	$000	$000
23 LEASE COMMITMENTS

Operating lease payables
Expenditure contracted but not provided for
Due within one year	47,526	42,105	—	—
Due between one and five years	138,801	186,961	—	—
Due after five years	32,025	35,075	—	—

	218,352	264,141	—	—

Retail property leases	121,534	167,324	—	—
Offices and other operating leases	96,818	96,817	—	—

	218,352	264,141	—	—

The average term of operating lease contracts payable at 30 June 2004 is 3.4 years (2003: 4.0 years).

Operating lease receivables
Future minimum rental revenues under non-cancellable operating retail property leases
Due within one year	38,128	35,982	—	—
Due between one and five years	88,543	101,759	—	—
Due after five years	5,354	5,571	—	—

	132,025	143,312	—	—

24 CAPITAL EXPENDITURE COMMITMENTS

Estimated capital expenditure commitments contracted at balance date but not provided for
Due within one year	21,190	8,461	—	—
Due between one and five years	—	—	—	—

	21,190	8,461	—	—

25 CONTINGENT LIABILITIES

Performance guarantees	77,489	72,633	—	—
Borrowings of subsidiaries	—	—	1,075,749	988,276
Gross liability in respect of derivative contracts of subsidiaries	—	—	2,318,187	1,665,339
Other liabilities of subsidiaries	—	—	10,900	72,719

	77,489	72,633	3,404,836	2,726,334

From time to time, in the normal course of business, the Group is involved in lawsuits. The directors believe that the ultimate outcome of such pending litigation will not materially affect the results of operations or the financial position of the Group.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

26	SEGMENTAL INFORMATION

PRIMARY GEOGRAPHIC SEGMENT

	AUSTRALASIA(i)		UNITED STATES			UNITED KINGDOM		CONSOLIDATED
	2004	2003	2004		2003	2004	2003	2004	2003
	$000	$000	$000		$000	$000	$000	$000	$000

Segment revenue
Segment trading revenue	692,163	634,870	523,117		425,721	30,654	41,260	1,245,934	1,101,851
Equity accounted net profit of associates	—	—	175,935	(ii)	194,160	29,302	28,622	205,237	222,782

Total segment revenue	692,163	634,870	699,052		619,881	59,956	69,882	1,451,171	1,324,633

Interest income								4,367	2,051
Proceeds from sale of non current assets								3,211	43,517

Consolidated total revenue								1,458,749	1,370,201

Segment profit
Segment result before corporate overheads, interest, sale of investments and taxation	115,783	105,346	300,006	(ii)	284,385	21,381	23,326	437,170	413,057
Corporate overheads and net interest expense								(30,907)	(52,625)
Merger and capital restructure charges								(519,722)	—
Income tax expense								(82,909)	(72,046)

Consolidated operating (loss)/profit after tax								(196,368)	288,386

Segment assets
Segment assets	159,348	134,313	1,623,400	(iii)	2,023,240	734,933	547,519	2,517,681	2,705,072
Corporate assets								503,484	416,561

Consolidated total assets								3,021,165	3,121,633

Segment liabilities
Segment liabilities	152,818	162,511	51,800		37,636	21,025	11,596	225,643	211,743
Corporate liabilities								1,447,870	1,286,721

Consolidated total liabilities								1,673,513	1,498,464

Other segment information
Investment in equity accounted associates included in segment assets	—	—	1,393,292	(iii)	1,828,276	690,170	513,574	2,083,462	2,341,850
Additions to segment non current assets	13,867	10,688	48,735		9,236	36,250	25,528	98,852	45,452
Depreciation and amortisation	9,007	10,455	6,969		8,699	1,862	1,287	17,838	20,441

(i)	Australasia combines Australia and New Zealand.
(ii)	Includes $5.1 million of associates share of Merger charges included in associates net profit.
(iii)	The Group’s investment in WAT participated in the consolidation of WAT units but did not participate in the issue of stapled securities or the stapling distribution. As a result, the Group’s investment in WAT was diluted and the resultant reduction in carrying value of $544.7 million was charged to the Statement of Financial Performance ($458.1 million) and the Asset Revaluation Reserve ($86.6 million).

26	SEGMENTAL INFORMATION (continued)

SECONDARY BUSINESS SEGMENT

	PROPERTY DEVELOPMENT AND CONSTRUCTION		PROPERTY AND FUNDS MANAGEMENT		PROPERTY INVESTMENT		CONSOLIDATED
	2004	2003	2004	2003	2004	2003	2004	2003
	$000	$000	$000	$000	$000	$000	$000	$000

Segment revenue
Segment trading revenue	953,186	828,043	239,617	228,587	53,131	45,221	1,245,934	1,101,851
Equity accounted net profit of associates	—	—	—	—	205,237	222,782	205,237	222,782

Total segment revenue	953,186	828,043	239,617	228,587	258,368	268,003	1,451,171	1,324,633

Interest income							4,367	2,051
Proceeds from sale of non current assets							3,211	43,517

Consolidated total revenue							1,458,749	1,370,201

Segment assets
Segment assets	185,461	167,150	142,569	99,371	2,189,651	2,438,551	2,517,681	2,705,072
Corporate assets							503,484	416,561

Consolidated total assets							3,021,165	3,121,633

Other segment information
Additions to segment non current assets	29,821	9,288	29,821	15,365	39,210	20,799	98,852	45,452

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

27	DETAILS OF EQUITY ACCOUNTED ASSOCIATES

			ECONOMIC INTEREST		CONSOLIDATED CARRYING VALUE
Name of entity	Type of Equity	Balance Date	2004	2003	2004 $000	2003 $000

(a) Equity accounted entities
United States investments
Westfield America Trust (“WAT”) and controlled entity Westfield America Inc ( “WEA”) (i)	Common stock, preferred stock and units	31 Dec	25.3%	26.2%	1,393,292	1,828,276

					1,393,292	1,828,276

United Kingdom investments
Broadmarsh Retail Limited Partnership (“Broadmarsh”) (ii)	Partnership interest	30 June	75.0%	75.0%	168,455	180,297
Wilmslow Nos 1 to 6 Limited Partnership (“Wilmslow”)	Partnership interest	30 June	50.0%	50.0%	521,715	333,277

					690,170	513,574

					2,083,462	2,341,850

During the financial year, WAT and WEA operated solely as retail property investors in the United States. Broadmarsh and Wilmslow operated solely as retail property investors in the United Kingdom.

(i)	At 30 June 2004 the Group held an aggregate 25.3% interest in WAT and its controlled entities (“WEA”) represented by 14.7% direct interest in WAT and a 14.1% direct interest in WEA. As a result of the Merger the aggregate interest was diluted to 17.7% represented by a 4.7% direct interest in WAT (WAT held a 76.4% interest in WEA) and a direct 14.1% interest in WEA.
(ii)	The Group has a 75% economic interest in Broadmarsh. The Group has equal representation and voting rights on the Board of Broadmarsh resulting in joint control, and as a consequence, significant influence. Accordingly, Broadmarsh has been accounted for as an associate in accordance with AASB 1016: Accounting for Investments in Associates.

	UNITED STATES		UNITED KINGDOM		CONSOLIDATED
	2004 $000	2003 $000	2004 $000	2003 $000	2004 $000	2003 $000

(b) Details of the Group’s aggregate share of equity accounted associates net profit
WAT and its controlled entity WEA	185,859	199,424	—	—	185,859	199,424
The Groups’ share of WAT merger charges	(5,105)	—	—	—	(5,105)	—
Broadmarsh	—	—	8,139	8,519	8,139	8,519
Wilmslow	—	—	21,163	18,938	21,163	18,938
Two Rivers (i)	—	—	—	1,165	—	1,165

Profit from equity accounted associates before income tax expense	180,754	199,424	29,302	28,622	210,056	228,046

Income tax expense	(4,819)	(5,264)	—	—	(4,819)	(5,264)

Share of net profits of equity accounted associates	175,935	194,160	29,302	28,622	205,237	222,782

(i)	The Group’s interest in Two Rivers Limited Partnership was acquired on 14 March 2001 and was subsequently sold in 2 tranches on 6 September 2002 and 31 January 2003.

27	DETAILS OF EQUITY ACCOUNTED ASSOCIATES (continued)

	UNITED STATES		UNITED KINGDOM		CONSOLIDATED
	2004 $000	2003 $000	2004 $000	2003 $000	2004 $000	2003 $000

(c) Carrying value of the Group’s investments in equity accounted associates
Balance at the beginning of the year	1,828,276	2,101,087	513,574	577,463	2,341,850	2,678,550
Additions	5,282	—	34,479	19,529	39,761	19,529
Disposals	—	—	—	(42,282)	—	(42,282)
Share of associates net profit	175,935	194,160	29,302	28,622	205,237	222,782
Dividends and distributions, net of tax	(182,528)	(192,746)	(19,420)	(25,913)	(201,948)	(218,659)
Recoverable amount write down of equity accounted associate	(544,645)	—	—	—	(544,645)	—
Share of revaluation increment	169,526	56,159	100,494	—	270,020	56,159
Foreign currency translation differences	(58,554)	(330,384)	31,741	(43,845)	(26,813)	(374,229)

Carrying value of investments in equity accounted associates	1,393,292	1,828,276	690,170	513,574	2,083,462	2,341,850

(d) Details of the Group’s aggregate share of equity accounted associates assets, liabilities, share capital and reserves
Cash	37,554	47,729	31,984	34,244	69,538	81,973
Receivables	32,102	37,229	7,853	4,226	39,955	41,455
Property investments (i)	2,534,102	3,630,428	1,301,949	1,131,874	3,836,051	4,762,302
Other assets	106,689	148,084	1,643	4,422	108,332	152,506
Payables	(228,653)	(304,548)	(48,626)	(52,912)	(277,279)	(357,460)
Interest bearing liabilities	(1,088,502)	(1,730,646)	(604,633)	(608,280)	(1,693,135)	(2,338,926)

Net assets	1,393,292	1,828,276	690,170	513,574	2,083,462	2,341,850

Share capital	1,263,088	1,797,130	561,924	499,154	1,825,012	2,296,284
Asset revaluation reserve	305,173	237,889	100,493	—	405,666	237,889
Other reserves	1,690	25	—	—	1,690	25
Foreign currency translation reserve	(201,219)	(246,143)	—	—	(201,219)	(246,143)
Undistributed income	24,560	39,375	27,753	14,420	52,313	53,795

Shareholders’ equity	1,393,292	1,828,276	690,170	513,574	2,083,462	2,341,850

(i)	The Group’s United States investment is held through the listed entity WAT and WAT’s unlisted controlled entity WEA. The United States property investments, which comprise 66 properties, are carried at fair value determined by directors based upon appraisals conducted by independent valuers.

The Group’s United Kingdom property investments, which comprise 7 properties, are carried at fair value determined by directors based upon appraisals conducted by independent valuers.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

27	DETAILS OF EQUITY ACCOUNTED ASSOCIATES (continued)

	UNITED STATES		UNITED KINGDOM		CONSOLIDATED
	2004 $000	2003 $000	2004 $000	2003 $000	2004 $000	2003 $000

(e) The Group’s share of capital expenditure commitments, contingent liabilities and lease rentals in respect of equity accounted associates
Capital expenditure commitments
Due within one year	80,889	92,553	—	—	80,889	92,553
Due between one and five years	42,338	46,651	—	—	42,338	46,651

	123,227	139,204	—	—	123,227	139,204

Contingent liabilities
Performance guarantees	31,648	46,583	—	—	31,648	46,583

Lease rental commitments

At balance date WAT and its controlled entity WEA have operating lease expenditure commitments which are not required to be disclosed in their half year report. At 31 December 2003, the total commitment was $224.5 million. The annual non recourse ground lease payments in connection with the World Trade Center 99 year lease was terminated on 23 December 2003 as a result of WAT disposing of its interest in the World Trade Center for US$140.0 million.

In addition four centres in the United Kingdom are subject to head leases granted by local authorities, with lease terms of predominantly 150 years, resulting in a commitment to pay the head lessors 10% to 33% of the rental income of the shopping centres.

28	DERIVATIVE FINANCIAL INSTRUMENTS

(a)	Interest rates

US$, UK£ and A$ notional principal or contract amounts of interest rate derivatives for the hedging of interest rate exposures on the Group’s foreign currency assets and liabilities are:

	CONSOLIDATED
	Average rate		Amounts
	excluding margin		(Payable)/Receivable
Interest rate derivatives contracted	2004	2003	2004		2003
as at the reporting date and outstanding at:			‘000		‘000
US$ fixed rate payable swaps
30 June 2003	—	4.67%		—	US$	(795,600)
30 June 2004	4.50%	5.21%	US$	(312,600)	US$	(634,100)
30 June 2005	4.85%	5.31%	US$	(177,600)	US$	(461,100)
30 June 2006	4.76%	5.02%	US$	(284,000)	US$	(424,000)
30 June 2007	4.71%	5.03%	US$	(317,500)	US$	(381,600)
30 June 2008	4.33%	—	US$	(71,900)		—

UK£ fixed rate payable swaps
30 June 2003	—	5.67%		—		£(60,000)
30 June 2004	4.88%	4.88%		£(112,000)		£(112,000)
30 June 2005	4.88%	4.88%		£(112,000)		£(112,000)
30 June 2006	4.88%	4.88%		£(112,000)		£(112,000)
30 June 2007	4.13%	4.13%		£(112,000)		£(112,000)

A$ fixed rate receivable swaps
30 June 2003	—	5.76%		—	A$	1,041,000
30 June 2004	5.99%	6.04%	A$	413,200	A$	890,000
30 June 2005	6.04%	5.99%	A$	314,200	A$	742,000
30 June 2006	6.03%	6.06%	A$	484,200	A$	682,000
30 June 2007	6.04%	6.13%	A$	549,000	A$	602,000
30 June 2008	6.02%	—	A$	140,000		—

At 30 June 2004 the aggregate fair value compared to the aggregate book value of the above hedging arrangements amounted to a deficit of $19.5 million (2003: deficit of $65.5 million).

(b)	Exchange rates

	CONSOLIDATED
	2004		2004		2003		2003
	‘000		‘000		‘000		‘000

US Dollars (“US$”)
Contracts to pay US$ and receive A$ (hedging US dollar denominated net assets)
Maturing within one year	A$	127,119	US$	(75,000)	A$	204,804	US$	(142,662)
Maturing between one and five years		—		—	A$	237,311	US$	(135,000)
Maturing after five years	A$	754,215	US$	(462,462)	A$	1,038,657	US$	(629,800)

	A$	881,334	US$	(537,462)	A$	1,480,772	US$	(907,462)

At 30 June 2004 the Group’s US$ denominated net assets amounted to			US$	883,987			US$	1,131,455

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

28	DERIVATIVE FINANCIAL INSTRUMENTS (continued)

(b)	Exchange rates (continued)

	CONSOLIDATED
	2004		2004		2003		2003
	‘000		‘000		‘000		‘000

UK Pound (“UK£”)
Contracts to pay UK£ and receive A$ (hedging UK£ denominated net assets)
Maturing between one and five years	A$	426,171		£(162,000)	A$	426,171		£(162,000)

	A$	426,171		£(162,000)	A$	426,171		£(162,000)

At 30 June 2004 the Group’s UK£ denominated net assets amounted to				£203,950				£171,673

(c) Forward Exchange Contracts
Maturing within 12 months
Contracts to buy A$ and sell US$	A$	135,942	(US$	79,600)	A$	75,465-77,387	(US$	40,300)
Contracts to buy A$ and sell NZ$				—	A$	6,268	(NZ$	8,450)
Maturing between 12 to 24 months
Contracts to buy A$ and sell US$	A$	77,378	(US$	43,100)	A$	67,310	(US$	34,600)
Maturing after 24 months
Contracts to buy A$ and sell US$	A$	187,387	(US$	100,600)	A$	242,949	(US$	128,700)

Differences arising on settlement of forward exchange contracts which hedge the Group’s foreign currency denominated income are recognised when the underlying foreign currency income is recorded in the financial statements. As at 30 June 2004, the aggregate fair value of the above hedging contracts amounted to a surplus of $57.3 million (2003: surplus of $51.1 million).

In addition, at 30 June 2004 there were forward exchange contracts to sell A$11.0 million (2003: A$12.5 million) and buy US$8.0 million (2003: US$8.2 million). These are to hedge specific US$ denominated expenses, payable within 12 months.

(d)	Credit risks

At 30 June 2004 the Group had no significant concentration of credit risk with any single counterparty or groups of counterparties. In accordance with the policies determined by the Board of Directors, credit risk is spread among a number of counterparties. The counterparties to derivative financial instruments consist of a number of prime financial institutions. The aggregate credit risk in respect of derivative financial instruments is $302.0 million (2003: $206.6 million).

(e)	Interest rate option

At 30 June 2004 there were interest rate option contracts with expiry within 12 months. A subsidiary of the Parent Company has the right (but not the obligation) to enter into fixed rate swaps to pay fixed on the notional principal amount of US$4.1 billion and receive fixed on an A$ equivalent, to be based on the A$/US$ spot exchange rate upon the expiry of the option. In the event the option is exercised, the average fixed rate (excluding margin) on the US$ payable swaps is to be 3.14% lower than the fixed rate on the A$ receivable swaps at the time the option is exercised.

At 30 June 2004 the aggregate fair value compared to the aggregate book value of the above hedging arrangements amounted to a surplus of $24.3 million.

	CONSOLIDATED				PARENT COMPANY
	2004		2003		2004	2003
	$000		$000		$000	$000
29 UNHEDGED FOREIGN CURRENCY MONETARY ITEMS

US$ denominated net assets	US$	346,525	US$	223,993	—	—
UK£ denominated net assets	UK£	41,950	UK£	9,673	—	—
NZ$ denominated net assets	NZ$	538	NZ$	10,157	—	—

Total A$ equivalent		613,361		368,462	—	—

30 AUDITORS’ REMUNERATION

Amounts received or due and receivable by the auditors of the parent company and any other entity in the economic entity for:
- Audit or review of the financial reports		1,017		931	60	56
- Independent Accountants Report relating to Merger		1,456		—	—	—
- Accounting services		243		299	—	—
- Taxation advice and compliance		124		272	—	—
- Information technology technical services		17		63	—	—
- Acquisitions and other capital transactions		—		149	—	—
- Other services		205		16	—	—

		3,062		1,730	60	56

Amounts received or due and receivable by Affiliates of the auditors of the parent company for:
- Audit or review of the financial reports		325		348	—	—
- Accounting services		2		18	—	—
- Taxation advice and compliance		333		395	—	—
- Information technology technical services		—		12	—	—
- Other services		—		8	—	—

		660		781	—	—

		3,722		2,511	60	56

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

31	ECONOMIC DEPENDENCY

Group entities act as manager of WFT and as the property manager and developer of properties in which WFT, directly or indirectly, has an interest. These activities, charged at normal commercial rates, contributed the following amounts to the Group’s revenue for the financial year: $38.1 million (2003: $28.4 million) in respect of funds management activities; $65.4 million (2003: $59.8 million) in respect of property management activities; and $497.8 million (2003: $391.7 million) in respect of development and construction activities. During the year, a Group entity pursuant to licensing arrangements, provided the WFT internet sites for marketing and promotion. Licence fees payable are based on normal commercial terms and are included in the above revenue amount in respect of property management activities.

Group entities act as manager of the WAT and as manager and adviser of its controlled entity WEA. Group entities also act as the property manager and developer of properties in which, directly or indirectly, WAT and WEA have an interest. These activities, charged at normal commercial rates, contributed the following amounts to the Group’s revenue for the financial year: $39.5 million (2003: $30.3 million) in respect of funds management activities; $62.7 million (2003: $69.7 million) in respect of property management activities; and $409.7 million (2003: $307.3 million) in respect of development and construction activities. During the year a Group entity entered into certain licensing arrangements to provide WEA internet sites for marketing and promotion. Licence fees payable are based on normal commercial terms and are included in the above revenue amount in respect of property management activities.

In the United Kingdom, Group entities act as the property manager and developer for associate entities in which they have an interest. These activities, charged at normal commercial rates, contributed to the Group’s revenue for the financial year: $11.2 million (2003: $12.9 million) in respect of management activities and $19.4 million (2003: $28.4 million) in respect of development and construction activities.

As at 30 June 2004 an aggregate amount of $70.0 million (2003: $58.7 million) was recognised as a current receivable from the entities referred to above.

32	DIRECTOR AND EXECUTIVE DISCLOSURES

(a)	Details of Specified Directors and Specified Executives

(i) Specified directors

FP Lowy, AC	Chairman – Executive Director
FG Hilmer, AO	Deputy Chairman – Non-Executive Director
DH Lowy, AM	Deputy Chairman – Non-Executive Director
RA Ferguson	Non-Executive Director (resigned 13 July 2004)
DM Gonski, AO	Non-Executive Director
SP Johns	Non-Executive Director (Executive Director until 30 September 2003)
PS Lowy	Managing Director – Executive Director
SM Lowy	Managing Director – Executive Director
DR Wills, AO	Non-Executive Director
CM Zampatti, AM	Non-Executive Director

(ii) Specified executives

P Allen	Director – Finance (formerly Chief Executive Officer – UK/Europe)
R Green	Vice Chairman – Operations, United States
R Jordan	Chief Operating Officer, Australia and New Zealand
M Teperson	Group Chief Financial Officer
K Wong	President – United States Operations

32	DIRECTOR AND EXECUTIVE DISCLOSURES (continued)

(b)	Remuneration Policy

The Remuneration Policy of the Group is determined and administered by the Remuneration Committee of the Company.

Recognising that the Westfield Group operates in a highly competitive global environment, the objective of the Remuneration Committee is to put in place policies and processes which:

•	enable the Group to attract and retain key executives who will create sustainable value for shareholders;

•	reward executives having regard to the overall performance of the Group, the performance of the executive measured against pre-determined objectives and the external compensation environment;

•	align the interests of executives with shareholders; and

•	comply with applicable legal requirements and appropriate standards of governance.

The Group’s current remuneration structure combines base salary with short term cash incentives and long term equity-based incentives. The total remuneration package of each executive is designed to ensure an appropriate mix of variable pay and short and long term incentives. As executives gain seniority in the Company, the balance of this mix moves to a higher proportion of variable and long term rewards which are considered to be ’at risk’ and dependent upon the performance of the Company and of the relevant executive. The view taken by the Remuneration Committee is that this structure places an appropriate premium on performance and helps achieve an alignment between the interests of executives and shareholders.

(i)	Base Pay

Base pay is set by reference to the executive’s position, performance and experience. The Company aims to set rates of base pay which are fully competitive with industry standards and reflect the high expectations of performance demanded by the Company. Base pay levels are regularly benchmarked against local and (where appropriate) international competitors. Base pay is not adjusted on an annual basis other than in recognition of performance, external market forces or as a consequence of promotion.

(ii)	Short Term Variable Bonus

Variable rewards are closely linked to the performance of the executive measured against objectives which are established each year pursuant to a performance review and development system. Under that system, management and the executive work together to establish agreed business and personal development objectives. These objectives are designed to recognise and reward both financial and non-financial performance.

Cash based incentives in respect of the Managing Directors are determined and approved by the Remuneration Committee while other senior executives are determined by the Managing Directors having regard to profit growth, achievement of operational objectives (eg. the completion of projects on time and on budget) and the underlying performance of the two managed investment vehicles. The Remuneration Committee will also consider the contributions made by an executive to any major acquisition and capital transactions during the year. The Managing Directors are also eligible for special bonuses as referred to below.

A maximum figure for executives (as a percentage of base pay ranging from 0% to 100%) for the short term variable cash component of the compensation package is advised to the executive at the commencement of each year.

The actual bonus awarded is determined by management by reference to the performance of the executive against the agreed performance objectives, corporate profitability and any other aspect of performance which is considered relevant in the context of the review. The annual performance bonus is completely discretionary.

In exceptional circumstances, executives may earn a special bonus in excess of the agreed maximum percentage of base pay in recognition of any extraordinary contribution made by an executive to a transaction or corporate project. As with the annual performance bonus, payment of a special bonus is completely discretionary.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

32	DIRECTOR AND EXECUTIVE DISCLOSURES (continued)

(b)	Remuneration Policy (continued)

(iii)	Equity-Based Incentives

Equity-Based Incentives are granted to executives who are able to influence shareholders’ wealth and are able to have a direct impact on the Company’s performance. The amount of any equity-based incentives granted depends on the seniority and on the performance of the executives. The grants are recommended by management and approved by the Remuneration Committee.

This section gives a brief outline of the Plans which operated in the financial year to 30 June 2004. These plans are currently under review. It is anticipated that new equity-based incentive plans will be introduced by the Merged Westfield Group in the current financial year.

1.	Executive Option Plan

Options have been regarded by the Company as a valuable long term incentive to be offered to key senior executives within the Group.

Generally, options are issued to high performing senior executives in recognition of their contribution to the financial and operating performance of the Group over the relevant period or to senior executives hired by the Group as an incentive to join the Group. As options typically vest over a 5 year period they are considered to be an important means of encouraging high performing employees to remain with the Group for an extended period.

Options are issued in accordance with the terms of the Option Plan Rules which typically provide for:

•	options to be issued at the discretion of the Board (that discretion is exercised through the Remuneration Committee of the Board);

•	options vest over a 5 year period (25% on the 3rd and 4th anniversary of the grant and 50% on the 5th anniversary). Generally, executives who are no longer employed in the Group at the time of vesting will not be entitled to exercise options; and

•	the issue of options with an exercise price equal to the market value of the Company’s shares determined at the time of grant plus a premium of 5%.

The Board is entitled under the Rules to impose conditions or performance hurdles which, if not satisfied or achieved over the life of the option (or another period specified in the terms of grant) will prevent the option being exercisable by the executive and ultimately will result in the option lapsing. Other than the 5% premium which is added to the exercise price (as referred to above) the Board has not, to this point in time, imposed specific performance hurdles as a condition to the right to exercise options. However the Board retains the right to do so in appropriate circumstances for future options. As noted above, the executive will generally be required to remain employed until the point of vesting in order to exercise the options and receive the benefit.

Where options are exercised, the Board may impose a restriction which requires that the shares acquired by the executive on exercise of an option not be sold for a specified period.

The typical terms of grant of options described above are not intended to fetter the powers and discretions of the Board under the Option Plan Rules to implement other arrangements.

2.	Executive Performance Share Plan

The Board also has the flexibility to make awards of shares in the Company (“awards”) to executives and officers as a long term equity based incentive. As with the Option Plan, the principal objective of the Share Plan is to align the financial interests of the participating executives and officers more closely with those of the shareholders.

In 2002, the Board adopted a policy of issuing awards under the Share Plan to executives who were eligible to receive long term equity incentives. In doing so, it was acknowledged that the issue of awards would replace the issue of options under the Option Plan as the principal means of providing long term equity incentives to most senior executives and officers within the Group.

Awards issued under the Share Plan are generally issued to executives as part of an annual incentive program. Essentially each award is a “zero priced option” whereby, on exercise, the executive is entitled to receive one ordinary share in the Company without paying any consideration.

32	DIRECTOR AND EXECUTIVE DISCLOSURES (continued)

(b)	Remuneration Policy (continued)

(iii)	Equity-Based Incentives (continued)

2.	Executive Performance Share Plan (continued)

Awards are issued under the terms of the Share Plan Rules, which typically provide for:

•	Awards to be issued at the discretion of the Board (that discretion is exercised through the Remuneration Committee of the Board); and

•	Awards to vest over a 5 year period (25% on the 3rd and 4th anniversary of the grant and 50% on the 5th anniversary). Generally, executives who are no longer employed in the Group at the time of vesting will not be entitled to exercise options.

As with the Option Plan, the Board is entitled under the Share Plan Rules to impose conditions or performance hurdles which if not satisfied or achieved over the life of the award will prevent the award being exercised by the executive, and ultimately will result in the award lapsing. The Board has not, to this point in time, imposed specific performance hurdles as a condition to the right to exercise options. However, the Board retains the right to do so should it be considered appropriate in the future. As noted above, the executive will generally be required to remain employed until the point of vesting in order to exercise the awards and receive the benefit.

In summary, the Share Plan gives the Board the ability to reward executives and officers in a manner which is carefully designed to advance the interests of the Company and its members. It enables the Company to encourage a culture of share ownership and, through this, commitment to the broader interests of the shareholders.

The typical terms of grant of awards described above are not intended to fetter the powers and discretions of the Board under the Share Plan Rules to implement other arrangements.

3.	Non-Executive Directors’ Remuneration and Share Acquisition Plan

Non-Executive Directors are entitled to be remunerated for their services as Directors. Fees paid to Non-Executive Directors are determined by the Board within the current maximum aggregate limit set by Members. Directors’ fees are reviewed annually by the Board within that limit, taking into consideration the level of fees paid to Non-Executive Directors by companies of a similar size and structure. As part of their remuneration, the Company makes Superannuation contributions to the individual directors accounts.

The Board recommended the Non-Executive Directors’ Plan because it believes it is in the Company’s best interests for Non-Executive Directors to have the opportunity to receive some or all of their annual remuneration in the form of awards of shares in the Company issued at market value.

The terms of the Non-Executive Directors’ Plan are broadly similar to those of the Performance Plan.

The ASX Listing Rules require that members approve the grant of awards of shares under any of the Plans referred to above to Directors of the Company or their associates.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

32	DIRECTOR AND EXECUTIVE DISCLOSURES (continued)

(c)	Remuneration of Specified Directors and Specified Executives

	Primary					Post Employment			Equity Options		Other		Total
	Salary & Fees $		Cash Bonus $		Non Monetary benefits $	Superannuation $	Retirement benefits $		Annual amortisation(13) $	Accelerated(12) amortisation(13) $	$		$

Specified Directors

FP Lowy, AC (Chairman)	495,282		13,400,000	(1)	718,597		78,132	(2)					14,692,011

FG Hilmer, AO (Deputy Chairman)	110,000					70,000							180,000

DH Lowy, AM (Deputy Chairman)	90,000					70,000			522,500	133,130			815,630

RA Ferguson (Non-Executive Director) resigned 13 July 2004	65,000					70,000							135,000

DM Gonski, AO (Non-Executive Director)	72,500					70,000							142,500

SP Johns (Non-Executive Director)	539,694	(3)	100,000			57,788			209,000	53,252			959,734

PS Lowy (Managing Director)	1,144,412	(4)	3,508,280	(5)	48,403				522,500	133,130			5,356,725

SM Lowy (Managing Director)	850,000	(4)	3,650,000	(6)					522,500	133,130			5,155,630

DR Wills, AO (Non-Executive Director)	60,000					70,000							130,000

C Zampatti, AM (Non-Executive Director)	60,000					70,000							130,000

Total Remuneration:
Specified Directors	3,468,888		20,658,280		767,000	477,788	78,132		1,776,500	452,642	—		27,697,230

Specified Executives

P Allen (Director – Finance, formerly Chief Executive Officer – UK/Europe)	731,707		731,707		290,232	21,951			521,207	2,111,895			4,408,699

R Green (Vice Chairman – Operations, United States)(8)	1,403,312		1,929,554		34,371								3,367,237

R Jordan (Chief Operating Officer, Australia and New Zealand)	841,596		450,000						439,691	1,235,146			2,966,433

M Teperson (Group Chief Financial Officer)	733,200		1,000,000	(9)			337,000	(10)	711,970	1,912,335			4,694,505

K Wong (President – United States Operations)(11)	701,656		701,656		36,329	29,578			487,513	2,915,149	38,392	(7)	4,910,273

Total Remuneration:
Specified Executives	4,411,471		4,812,917		360,932	51,529	337,000		2,160,381	8,174,525	38,392		20,347,147

32	DIRECTOR AND EXECUTIVE DISCLOSURES (continued)

(c)	Remuneration of Specified Directors and Specified Executives (continued)

(1)	Mr F Lowy’s remuneration arrangements have been varied by agreement between the parties following the merger by stapling. Mr F Lowy has agreed that a calculation of his bonus based on a fixed percentage of profit before tax of the Westfield Group is no longer appropriate. Mr F Lowy and the Company have agreed that:

(a)	the current year bonus will be calculated on the basis used in prior years (ie. profit before tax) but excluding merger costs and associated write-offs of $525 million incurred in connection with the merger. The actual bonus of $13.4 million compares with the forecast bonus of $13.7 million disclosed in the Explanatory Memorandum issued in connection with the merger proposal.

(b)	the bonus for the 2004/05 and 2005/06 financial years will be $4 million and $5 million respectively provided that the forecast distributions of $1.03 and $1.10 are achieved in respect of those financial years. Mr F Lowy’s annual salary will be $8 million in each of those years.

(2)	Mr F Lowy’s contract provides for a retirement benefit of 1 month’s salary for each year of service on termination of his services. Mr F Lowy has agreed that this benefit will continue to be calculated based on his salary in the 2003/04 year (increased annually by CPI) and not the higher amount payable in accordance with the post merger arrangements.

Annual leave and long service leave entitlements accrued at 30 June 2004 are and will be calculated based on Mr F Lowy’s salary for the 2003/04 year (increased annually by CPI).

(3)	Mr S Johns retired from his full time Executive Director role on 30 September 2003. From 1 October 2003, Mr S Johns commenced as Non-Executive director of Westfield Holdings Limited, Westfield Trust and Westfield America Trust. Under the terms of Mr S Johns’ service agreement, he is entitled to pro-rated Directors fees of $103,800 for the three entities and a monthly fee of $35,000 for his consultancy services. His salary for the period of employment as an Executive Director was $150,000 reduced by the release of the net movement in annual leave and long service provisions of $29,106 for the three months to September 2003. In addition he is entitled to a performance bonus of $100,000.

(4)	Mr P Lowy and Mr S Lowy’s salary and bonus are reviewed annually by the Remuneration Committee.

(5)	The current year bonus includes $1,052,484 (US$750,000) as a special bonus in relation to the successful completion of the Westfield Group Merger. This payment is in recognition of Mr P Lowy’s performance and is provided to him in accordance with the policy as described in Note 32(b)(ii). The current year also includes an annual performance bonus of $2,455,796 (US$1.75 million) in relation to the executive’s and Company’s performance over the year.

(6)	The current year bonus includes $1 million as a special bonus in relation to the successful completion of the Westfield Group Merger. This payment is in recognition of Mr S Lowy’s performance and is provided to him in accordance with the policy as described in Note 32(b)(ii). The current year also includes an annual performance bonus of $2.65 million in relation to the executive’s and Company’s performance over the year.

(7)	Dividend on restricted share awards.

(8)	Mr R Green has a service agreement with the Company which expires on 31 December 2005. Mr Green’s annual compensation amount is US$1 million and a bonus of US$1.5 million. The agreement may be terminated for cause by giving 30 days written notice.

(9)	The current year bonus includes $500,000 as a special bonus in relation to the successful completion of the Westfield Group Merger. This payment is in recognition of Mr M Teperson’s performance and is provided to him in accordance with the policy as described in Note 32(b)(ii). The current year also includes an annual performance bonus of $500,000 in relation to the executive’s and Company’s performance over the year.

(10)	This amount relates to the expiration of Mr M Teperson’s service agreement with the Company which will be 30 September 2004.

(11)	Mr K Wong’s service agreement with the company commenced from January 2003. Mr Wong’s base salary is US$500,000 per annum. For the years ending 31 December 2004 and 2005, Mr Wong is guaranteed a minimum bonus of US$500,000.

If Mr Wong’s service agreement is terminated with cause, he will receive any base salary due and owing, any pro-rated bonuses and any accrued annual leave.

If his services are terminated without cause, he will receive (a) the greater of the remaining salary payable under his 3 year contract or the annual value of his current base salary; (b) any bonus earned and not paid; (c) any accrued annual leave; and (d) all unvested stock grants and stock options which will automatically vest.

(12)	Refer Note 32(d).

(13)	The amortisation of executive options is based on the higher of cost or the value calculated under the Black-Scholes model determined at the date the options were granted.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

32	DIRECTOR AND EXECUTIVE DISCLOSURES (continued)

(d)	Option holdings of Specified Directors and Specified Executives

During the financial year options and awards (“Options”) were issued to certain executives under the Executive Option Plan and the Executive Performance Share Plan (together the “Option Plans”). The terms of the Option Plans are more fully described in Note 32(b) above.

On 25 May 2004, The Supreme Court of New South Wales ordered, under section 411 of the Corporations Act, that a meeting of Westfield Holdings Limited shareholders be held to vote on the proposed merger by stapling. Under the terms of the Option Plans, the convening of the scheme meeting gave Optionholders a right to exercise all outstanding Options including an accelerated right in respect of previously unvested Options. In accordance with the terms of Option Plans, that right could be exercised at any time prior to the effective date of the merger being 2 July 2004. Options over Westfield shares not exercised prior to that date reverted to their previous terms of exercise and were converted to Options over stapled securities on a 1:1 basis in accordance with amendments made to the Option Plans. That conversion was consistent with the merger ratios applied in the scheme of arrangement. In all other respects the terms of the Option Plans remain substantially unaltered.

Under the terms of the Option Plans, Westfield was able to satisfy the exercise of an Executive Option in one of the following ways:

(i)	issuing or transferring a Westfield share to the Executive Optionholder;

(ii)	paying the Optionholder an amount equal to the difference between market value of a Westfield Share as at the date of exercise (determined under section 139FA of the Income Tax Assessment Act 1936) and the exercise price for the Option (“Profit Element”); or

(iii)	issuing or transferring a Westfield share to the Executive Optionholder equal to the value of the Profit Element.

Westfield used methods (i) and (iii) to satisfy the entitlements of Optionholders who elected to exercise Options prior to the effective date of the merger. In some cases, Westfield utilised the Westfield shares held by the Westfield Executive Option Trust to satisfy the entitlements of Optionholders. That Trust had previously acquired Westfield shares to enable Westfield, at its discretion, to satisfy the exercise of an Option by way of a transfer of a Westfield share to Optionholders on exercise of Options.

	Balance at beginning of period 1 July 2003	Granted as Remuneration		Options Exercised	Balance at end of period 30 June 2004		Vested during the year	Accelerated Vesting as a result of merger during the year		Total Vested during the year

Specified Directors
DH Lowy, AM	1,250,000				1,250,000	(1)	312,500	625,000	(5)	937,500
SP Johns	500,000			(500,000)	—		125,000	250,000	(5)	375,000
PS Lowy	1,250,000			(1,250,000)	—		312,500	625,000	(5)	937,500
SM Lowy	1,250,000				1,250,000	(1)	312,500	625,000	(5)	937,500

Specified Executives(4)
P Allen	785,160			(785,160)	—		62,500	697,660		760,160
R Jordan	685,420			(685,420)	—		112,500	460,420		572,920
M Teperson	1,088,750			(988,750)	100,000	(3)	75,000	1,013,750		1,088,750
K Wong	562,090	400,000	(2)	(962,090)	—		32,420	929,670		962,090

Total	7,371,420	400,000		(5,171,420)	2,600,000		1,344,920	5,226,500		6,571,420

(1)	These options were exercised on 1 July 2004.
(2)	400,000 options granted on 27 February 2004 with an exercise price of $13.55. The Black-Scholes valuation of this option is $2.10 each. The first exercise date is 27 February 2007 and the last exercise date is 27 February 2009. These options were subject to accelerated vesting and were exercised during the period.
(3)	These options were exercisable as at 30 June 2004 at $15.37 per share. However, under the terms of the Merger these options reverted to the original vesting terms and conditions, post 2 July 2004.
(4)	Mr Richard Green did not have any options at any time during the financial year.
(5)	The original expiry date of these options was 1 October 2004. As a result of the Merger, they were able to be exercised at 30 June 2004 and 1 July 2004.

32	DIRECTOR AND EXECUTIVE DISCLOSURES (continued)

(e)	Shares issued/transferred on the exercise of remuneration options

	Options Exercised Number		Shares Issued/ Transferred Number		Paid $ per share	Unpaid $ per share

Specified Directors
PS Lowy	1,250,000	(1)	497,680	(2)	—	—
SP Johns	500,000		500,000		9.31	—

Specified Executives
P Allen	785,160	(1)	177,459		—	—
R Jordan	435,420	(1)	74,869		—	—
	50,000		50,000		9.32	—
	200,000		200,000		9.45	—

	685,420		324,869

M Teperson	851,250	(1)	138,685		—	—
	93,750		93,750		9.31	—
	43,750		43,750		12.55	—

	988,750		276,185

K Wong	962,090	(1)	276,366		—	—

Total	5,171,420		2,052,559

(1)	Under the terms of the option plan, the Company is able to issue a Westfield share to the Executive Optionholder equal to the value of the profit element.
(2)	These shares were issued on 1 July 2004 and accordingly they do not form part of the 3,429,449, net change of shares in Note 32(f). However, the shares were disposed of by Mr P Lowy on 1 July 2004.

(f)	Shareholding of Specified Directors and Specified Executives

Shares held in Westfield Holdings Limited (number)		Balance 1 July 2003	Granted as Remuneration	On Exercise of Options	Net Change Other	Balance 30 June 2004

Specified Directors
FP Lowy, AC DH Lowy, AM PS Lowy SM Lowy	}	158,565,536			(3,429,449)*	155,136,087
RA Ferguson		57,525				57,525
DM Gonski, AO		159,245			4,984	164,229
FG Hilmer, AO		76,555			14,899	91,454
SP Johns		1,098,400		500,000		1,598,400
DR Wills, AO		20,000				20,000
CM Zampatti, AM		196,005			25,649	221,654

Specified Executives
R Green		—				—
P Allen		205,490		177,279	(138,490)	244,279
K Wong		—		276,366	(162,090)	114,276
M Teperson		182,710		338,685		521,395
R Jordan		400,000		324,869		724,869

Total		160,961,466	—	1,617,199	(3,684,497)	158,894,168

*	The aggregate interest of the Lowy directors includes family holdings and interests held by Amondi Pty Limited as trustee of the Westfield Executive Option Plan Trust, the US Executive Share Plan Trust and Westfield C Fund Pty Limited as trustee of the Westfield Superannuation C Fund. The net change includes the acquisitions, transfers and disposals of those entities. The Lowy directors did not dispose of any shares.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

32	DIRECTOR AND EXECUTIVE DISCLOSURES (continued)

(g)	Loans to Specified Directors and Specified Executives

Loan disclosures

	Balance at beginning of period $000	Interest charged $000		Interest not charged $000	Provision for loan forgiveness $000	Balance at end of period $000	Highest owing in period $000

Specified Executive
P Allen	200	—	(1)		(100)	100	200

Total Specified Executive	200	—		—	(100)	100	200

Terms and conditions of loans

Loan to executive is interest free. The principal will be forgiven in July 2005.

(1)	The current year non monetary benefits (as disclosed in Note 32(c)) includes an interest amount of $32,750 calculated based on Mr P Allen’s original loan of $500,000 made on 6 July 2000.

(h)	Other transactions and balances with Specified Directors and Specified Executives

(i)	During the financial year, the Trustee of the Westfield Executive Option Plan Trust (“Trust”) acquired nil (2003: 300,000) and disposed of 1,777,500 (2003: 723,738) shares in the Parent Company in accordance with the rules of the Westfield Holdings Limited Executive Option Plan. At 30 June 2004 the Trust held 6,191,925 (2003: 7,969,425) shares.

(ii)	During the financial year, the Trustee of the US based Trust acquired 138,409 (2003: 517,488) shares and disposed 655,897 (2003: nil) shares in the Parent Company in accordance with the rules of the Westfield Holdings Limited Executive Performance Share Plan. At 30 June 2004 the US based Trust held nil (2003: 517,488) shares.

(iii)	During the financial year the Trustees of the Westfield Superannuation Funds disposed of 1,134,461 (2003: 165,737) shares in the Parent Company in accordance with the Rules of the Superannuation Funds.

(iv)	During the financial year:

(a)	an aggregate amount of $512,166 (2003: $161,731) was recognised as income relating to services provided by the Group on commercial terms to Director related entities of FP Lowy, DH Lowy, PS Lowy and SM Lowy, of which an aggregate amount of $219,336 (2003: $1,656) was recognised as a current receivable from such Director related entities as at 30 June 2004. The amount owing from Directors at the date of this report is $nil; and

(b)	an aggregate amount of $109,983 (2003: $201,851) was recognised as an expense relating to business usage by the Group on commercial terms of assets owned by Director related entities of FP Lowy, DH Lowy, PS Lowy and SM Lowy.

(v)	During the financial year, in accordance with the Rules of the Westfield Holdings Limited Executive Option Plan (“Option Plan”) which was established in accordance with the Listing Rules of Australian Stock Exchange Limited and approved by Members of the Parent Company at its Annual General Meeting on 12 November 1998, an entity in the Group advanced $nil (2003: $89,610,924) to the Trustee of the Westfield Executive Option Plan Trust (“Trust”) in order for it to fund its repayment of bank loans and to meet its expense obligations during the year. Furthermore, during the year, the Trust repaid loans from the Group of $16,618,636 (2003: $16,091,222). As at 30 June 2004 the amount owing by the Trust was $63,862,078 (2004: $80,480,714). During the year $2,270,114 (2003: $nil) interest was charged on this loan.

(vi)	During the financial year, transactions occurred between the Group and Specified Directors and Specified Executives which were within normal employee, customer or supplier relationships on terms and conditions no more favourable than those available to other employees, customers or suppliers, being the performance of contracts of employment; the reimbursement of expenses; and the payment of dividends by the Parent Company in respect of ordinary shares held in the Parent Company.

33	SUPERANNUATION COMMITMENTS

The Group sponsors accumulation style superannuation funds and plans to provide retirement benefits to its employees. There are no unfunded liabilities in respect of these superannuation funds and plans. The Group does not sponsor defined benefits style superannuation funds and plans.

34	EMPLOYEES

At 30 June 2004 the Group employed 4,352 (2003: 4,130) staff, including full time, part time and casual staff.

35	RELATED PARTY DISCLOSURES

Information required to be disclosed concerning relationships, transactions and balances with related parties of the Group is set out in this note unless disclosed elsewhere in these Financial Statements.

(a)	Other related party transactions

In connection with the acquisition by WFT of the issued capital in the AMP Shopping Centre Trust (now named WestArt Trust), the Group has agreed that it will rebate management fees derived from properties which form part of the WestArt Trust portfolio (“WestArt Properties”) and the manager’s service charge for WFT for the period from 11 August 2003 to 31 December 2005 (“Rebate Period”) to the extent necessary to enable WFT to derive a 7% p.a ungeared yield from the WestArt Properties which are held by WFT in the Rebate Period. The benefit of this rebate is limited to the aggregate of:

(a)	the property management fees derived by the Group from management of the WestArt Properties; and

(b)	the incremental manager’s service charge, attributable to the acquisition of the WestArt portfolio, derived by the Group in managing WFT.

The rebate does not apply in respect of any financial period after 31 December 2005 and is not transferable to any third party.

The Group has recognised $1.4 million as an expense relating to the rebate of management fees. At 30 June 2004, this had not been paid.

(b)	Inter Group transactions

During the financial year, there were transactions on commercial terms between the Parent Company and entities in the wholly-owned Group under which the Parent Company received dividends and paid management fees. The Parent Company also subscribed for capital in entities in the wholly-owned Group.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

36	THE WESTFIELD HOLDINGS LIMITED GROUP

Entities Incorporated in Australia
	Parent Company	Westfield Shopping Centre Management Co. (Vic.) Pty. Limited
	Westfield Holdings Limited	Westfield U.S. Investments Pty Limited
	Subsidiaries	WestNM Trust
	Adurant Pty Limited	WestUS Pty Limited
	Alphen Pty Limited	WestUS Trust
	Annsa Pty Ltd	Woodfield Pty Limited
#	Bobian Pty Limited	WRS Pty Limited
	Cavemont Pty Limited	Zed Investments Pty Limited
	Croissy Pty Limited	Entities Incorporated in the United States
	Descon Invest Pty Limited	WCMI (Texas), Inc.
	Gaural Pty Limited	Westfield Benefit, Inc.
	Greissen Limited	Westfield Concession Management, Inc.
	Lourens Pty Limited	Westfield Corporation, Inc.
	Lycus Pty Limited	# Westfield Gift Card Management, Inc.
	Marchet Limited	Westfield Management Acquisition, Inc.
	Nauthiz Pty Ltd	Westfield Management Company, General Partnership
	Orta Pty Limited	Westfield Project Management Corporation, Inc.
	Parliv Pty Limited	Westfield Services, Inc.
	Regional Shopping Centre Nominees Pty Limited	Westfield U.S. Advisory, Limited Partnership
	Risemond Pty Limited	Westfield U.S. Management, Limited Partnership
	Salazar Pty Limited (In liquidation)	* Wesfield Europe LLC
	Samel Pty Limited	Entities Incorporated in New Zealand
	Titania Services Pty Ltd	* Westfield Finance (NZ) Limited
	Variscite Pty Limited	Westfield Leasing (NZ) Limited
#	Westfield Alliances Carindale Pty Limited	Westfield (New Zealand) Limited
#	Westfield Alliances (NZ) Pty Limited	Westfield Properties (New Zealand) Limited
#	Westfield Alliances Pty Limited	Westfield Shopping Centre Management Co (NZ) Limited
	Westfield America Management Limited	Entities Incorporated in the United Kingdom
	Westfield American Investments Pty Limited	Westfield Shoppingtowns Limited
	Westfield Capital Assets Pty Limited	Westfield UK General Partner Limited
	Westfield Capital Corporation Finance Pty Limited	Westfield UK Limited Partnership
	Westfield Capital Corporation Limited	Westfield UK (Nominee) Limited
	Westfield Capital Financial Services Limited	* Westfield Wholesale General Partner Limited
	Westfield Custodian Pty Limited	* Westfield Wholesale (Nominee) Limited
	Westfield Design and Construction Pty Limited	Entities Incorporated in Jersey
	Westfield Developments Pty Limited	The Westfield Jersey Unit Trust
	Westfield European Investments Pty Limited	Westfield Management Jersey Limited
^	Westfield Finance (Aust) Limited	Westfield Management Jersey (Nominee) Limited
	Westfield Funds Management Limited	Entities Incorporated in Luxembourg
	Westfield Internet Shoppingtown Pty Limited	Darmor SA.
	Westfield Limited	Entities Incorporated in Malaysia
	Westfield Management Limited	Westasia Malls Sdn. Bhd.
#	Westfield No. 1 Pty Limited	Westfield Shoppingtowns Corporation Sdn Bhd
#	Westfield No. 4 Pty Limited	Entities Incorporated in Singapore
	Westfield (Parramatta) Pty Ltd	WRMS Pte Limited

Westfield Projects (Australia) Limited

Westfield Promotion Fund Management Pty Limited

Westfield Queensland Pty Limited

Westfield RSCF Management Limited

Westfield Services Pty Limited

Westfield Services Trust

Westfield Shoppingtown Carousel Pty Limited

Westfield Shopping Centre Management Co Pty Ltd

Westfield Shopping Centre Management Co. (A.C.T.) Pty. Limited

Westfield Shopping Centre Management Co. (Qld) Pty. Limited

Westfield Shopping Centre Management Co. (S.A.) Pty. Ltd.

Westfield Holdings Limited owns, either directly or indirectly,

a 100% (2003: 100%) interest in the above subsidiaries’

issued ordinary capital. except as noted below:

#  Denotes subsidiaries that are 85% owned, directly or indirectly, by Westfield Holdings Limited.

*  This entity became a subsidiary during the financial year.

^   Formerly Mitcec Limited

37	SIGNIFICANT TRANSACTIONS AND SUBSEQUENT EVENTS

(a)	The Westfield Group Merger

On 22 April 2004, Westfield Holdings Limited (“Parent Company”) announced a proposal to staple the securities of the Parent Company with those of WFT and WAT to form the Westfield Group (“Merger”).

The Merger was implemented by way of a Court approved scheme of arrangement (“Share Scheme”) of the Parent Company and amendments to the constitutions of each of the Parent Company, WFT and WAT.

On 25 June 2004, members of each of the Parent Company, WFT and WAT approved the Merger. As a result of the Merger the Parent Company is considered, for accounting purposes, to have gained control of WFT and WAT and will consolidate WFT and WAT from the date control is obtained. As the Merger was not effective until 2 July 2004, being the date an order made by the Supreme Court of New South Wales approving the Share Scheme was lodged with the Australian Securities and Investment Commission, WFT and WAT have not been consolidated in this financial report.

The Merger was implemented on 16 July 2004 (“Implementation Date”), being the date on which securities were issued to investors in each other entity and “stapled” such that the Westfield Group stapled securities trade as one security on the Australian Stock Exchange under the code WDC. The stapled security comprises one share in the Parent Company, one WFT unit and one WAT unit. The following occurred on the Implementation Date:

•	members of WFT holding units on 12 July 2004 (“Stapling Record Date”) had their units converted into 0.28 restructured WFT units and members of WAT had their units converted into 0.15 restructured WAT units;

•	a fully franked “stapling” dividend of $0.002 per share in the Parent Company was paid to members of the Parent Company holding shares on the Stapling Record Date and applied to subscribe for one restructured WFT unit for $0.001 and one restructured WAT unit for $0.001 for each share in the Parent Company held by the member;

•	a stapling distribution of $1.01 was paid to members of WFT holding units on the Stapling Record Date and applied to subscribe for one share in the Parent Company for $0.01 and one restructured WAT unit for $1.00 for each restructured WFT unit held;

•	a stapling distribution of $1.01 was paid to members of WAT holding units on the Stapling Record Date and applied to subscribe for one share in the Parent Company for $0.01 and one restructured WFT unit for $1.00 for each restructured WAT unit held;

•	members of the Parent Company holding shares on the Stapling Record Date received one stapled security for each share held;

•	members of each of WFT and WAT received one stapled security for each restructured WFT unit or restructured WAT unit (as the case may be) held on the Stapling Record Date.

As a result of the above, 629,615,967 ordinary shares of the Parent Company were issued to members of WFT for cash consideration totalling $6.3 million and 483,255,917 ordinary shares of the Parent Company were issued to members of WAT for cash consideration totalling $4.8 million.

The Merger ensures a common investor base in each of the Parent Company, WFT and WAT other than a number of entities controlled by the Parent Company (“Cross Holders”) holding units and options in WAT. The Cross Holders held 553.9 million units in WAT prior to the Merger. The Cross Holders participated in the consolidation of WAT units but did not participate in the issue of stapled securities or the stapling distribution. As a result of the consolidation the Cross Holders currently hold 83,084,363 restructured units in WAT and will continue to receive distributions which are paid on WAT units. These units may not be transferred to third parties, except to other wholly owned subsidiaries of the Parent Company. The units held by the Cross Holders will remain for the life of WAT. The Cross Holders will continue to be able to vote at meetings of WAT.

As a result of the Merger, the Cross Holders’ unit holdings in WAT has been reduced from 14.7% to 4.7% (on an undiluted basis).

The Cross Holders also hold a total of 27,661,209 Special Options in WAT. For the terms and conditions (including the restructuring of those options) of the WAT Series F, G1, H and I Special Options refer note 17(c).

As a result of the Merger, the Parent Company issued 850,000 options to WFT and 28,355,654 options to WAT to enable each of WFT and WAT to satisfy the delivery of a stapled security on exercise of options currently on issue in each of those entities.

For terms and conditions refer to Note 17(c).

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

37	SIGNIFICANT TRANSACTIONS AND SUBSEQUENT EVENTS (continued)

(a)	The Westfield Group merger (continued)

The Parent Company and the Responsible Entities of WFT and WAT entered into the Stapling Deed (effective 2 July 2004) which sets out the terms of the relationship between the entities with respect to the stapled securities. The Stapling Deed ensures that the entities must operate on a co-operative basis for the benefit of holders of Stapled Securities as a whole.

As a consequence of the Merger the Parent Company, the Responsible Entities of WFT and WAT and certain subsidiaries of each of them (each an “Obligor”) have recently executed guarantee and negative pledge documentation in respect of financial accommodation provided for the benefit of the Westfield Group.

Under the guarantee documentation, each Obligor unconditionally and irrevocably grants a guarantee for the benefit of Westfield Group Lenders in respect of the debts and monetary obligations of certain subsidiaries of Westfield Holdings, the Responsible Entity of WFT, or the Responsible Entity of WAT.

The Master Negative Pledge Deed Poll given by the Parent Company, and the Responsible Entities of WFT and WAT contains, amongst other things, certain undertakings, financial covenants, representations and warranties in respect of themselves and their controlled entities for the benefit of Lenders to the Westfield Group. This document also sets out the basis upon which defaults or events of defaults may occur under the financing arrangements of Obligors and the acceleration rights of Westfield Group Lenders in that event.

The Westfield Group has entered into a US$2.25 billion 364-day bridging facility agreement with various financial institutions. This is a floating interest rate facility. The facility is subject to negative pledge arrangements which, amongst other things, requires the Westfield Group to comply with certain minimum financial requirements.

In order to implement the Merger, the Constitutions of each of the Parent Company, WFT and WAT were amended. These amendments were approved by Members of each entity at the meetings held on 25 June 2004.

Under the amended constitutions for each of WFT and WAT, the responsible entities are entitled to be paid a management fee equal to the reasonable estimate of its costs in providing their services as responsible entity.

As a result of the Merger investors in the Westfield Group will receive distributions from each component of the stapled security comprising dividends from the Parent Entity and distributions from each of WFT and WAT. The distribution policy of the Westfield Group is to distribute its reported after tax profit as presented on a AGAAP basis and adjusted for an amount equivalent to the project profits that the Group would have reflected in its statement of financial performance but for the Merger and other amounts which the Directors may determine to take into account in order to reflect the capital profits or losses and other items as considered appropriate. It is intended that the Westfield Group distributions be paid to investors half yearly and no later than two months after the end of each half year.

(b)	Change in Balance Date

As a result of the Merger, the Group has received ASIC relief to change its financial year end from 30 June to 31 December. This will result in the first financial year of the Westfield Group to be a six month period ending 31 December 2004 (“shortened financial year”).

38	IMPACTS OF ADOPTING INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”)

The Australian Accounting Standards Board (“AASB”) has issued Australian equivalents to those IFRS that will be applicable for reporting periods commencing from 1 January 2005.

As a result of the stapling of securities of the Group, WFT and WAT the key differences discussed below are based on the Westfield Group and not on the Westfield Holdings Limited Group.

(a)	Key Differences between Australian Generally Accepted Accounting Practices (“AGAAP”) and IFRS

The key differences between AGAAP and IFRS identified by management to date as potentially having significant effect on the financial position and financial performance of the Group are summarised below. The summary should not be taken as an exhaustive list of all the differences between AGAAP and IFRS. No attempt has been made to identify all disclosure, presentation or classification differences that would affect the manner in which transactions or events are presented.

The key differences between AGAAP and IFRS identified by management to date reflects the current interpretation of IFRS standards and proposals that are expected to apply to the Westfield Group from 1 January 2005 comprising:

•	Australian equivalents to IFRS that were issued in July 2004 and that will be applicable from 1 January 2005; and

•	an International Accounting Standards Board’s exposure draft of an amendment to the Business Combinations Standard that addresses the application of the purchase method of accounting to a stapling transaction of the type proposed for the formation of the Westfield Group.

Regulatory bodies that promulgate AGAAP and IFRS have significant ongoing projects that could affect the differences between AGAAP and IFRS described below. The Westfield Group’s financial statements in the future could be materially impacted by these changes.

(i)	Investment Property Revaluation

Under AGAAP, changes in the fair value of the Westfield Group’s shopping centres are reflected through the asset revaluation reserve. Decreases are also reflected through the asset revaluation reserve to the extent they reduce previously recognised increments and otherwise are charged to the operating result in the statement of financial performance.

Under IFRS, changes in the fair value of the Westfield Group’s shopping centres are reflected through the operating result in the statement of financial performance.

(ii)	Foreign Currency Translation

Under AGAAP, the statement of financial position and the statement of financial performance of the Westfield Group’s integrated foreign operations are translated to A$ at historic exchange rates. On consolidation, exchange differences arising on translation of foreign monetary items of integrated foreign operations are taken directly to the operating result in the statement of financial performance.

Under IFRS, those foreign operations must determine their functional currency (being the currency in which the entity operates and determines pricing decisions). Exchange differences arising on translation from functional currency to Australian dollars are taken directly to the foreign currency translation reserve.

Where operations classified as self-sustaining under AGAAP have a functional currency that differs from the Australian parent, translation movements continue to be recognised in the foreign currency translation reserve under IFRS.

(iii)	Financial Instruments and Derivatives

Foreign Currency Derivatives

Under AGAAP, gains and losses on foreign currency derivatives are deferred and brought to account with the underlying transactions being hedged:

(i)	for hedges of foreign earnings, gains and losses are reflected in the statement of financial performance as the underlying earnings are recognised; and

(ii)	for hedges of net investments in foreign operations, gains and losses are reflected in the foreign currency translation reserve.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2004

38	IMPACTS OF ADOPTING IFRS (continued)

(a)	Key Differences between AGAAP and IFRS (continued)

(iii)	Financial Instruments and Derivatives (continued)

Foreign	Currency Derivatives (continued)

Under IFRS, hedge accounting cannot be applied to derivatives entered into to hedge the foreign exchange exposure relating to foreign earnings. Accordingly, such derivatives are measured at fair value and gains and losses are reflected in the statement of financial performance as they arise. The foreign exchange exposure on net investments in foreign operations can be hedged under IFRS provided that certain strict tests are met relating to hedge designation, documentation and effectiveness. If these tests are satisfied then the hedging derivative is measured at fair value and gains and losses reflected in the foreign currency translation reserve. However, to the extent that the hedge does not satisfy the above tests then a corresponding portion of the gain or loss is reflected in the operating result in the statement of financial performance immediately.

Interest Rate Derivatives

Under AGAAP, derivatives that are used to hedge exposure to fluctuations in floating interest rates are not measured at fair value. Instead payments and receipts on swaps are recognised in the statement of financial performance as they arise and premiums paid on options are amortised over the period of the hedge.

Under IFRS, derivatives taken out to reduce exposures to fluctuations in floating interest rates may be accounted for as cash flow hedges provided that the hedge designation, documentation and effectiveness tests can be met. If these tests are satisfied then the hedging derivative is measured at fair value and gains or losses are reflected directly in equity until the hedged transaction occurs, when they are released to the statement of financial performance. For fully effective hedges, this results in a profit and loss outcome similar to AGAAP. However, to the extent that the hedges do not satisfy the above tests then a corresponding portion of the gain or loss is reflected in the operating result in the statement of financial performance immediately.

(iv)	Taxation

The tax charge in the statement of financial performance under AGAAP is based on taxable profit for the period. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are not assessable or deductible. Under AGAAP, depreciation allowances for tax purposes and revaluation of investment properties does not have an impact on the tax expense in the statement of financial performance. A liability is only recognised once there is an intention to sell the investment property and the sale would give rise to a tax obligation. The tax effect of other items of income or expense that are recognised in the statement of financial performance but are taxable or deductible in other years are included in income tax expense and are reflected as deferred tax assets and liabilities in the statement of financial position. The Westfield Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted at the statement of financial position date.

The introduction of IFRS will require a change to the deferred tax or balance sheet liability method of accounting for taxation. Deferred tax is the tax expected to be payable or recoverable, by the entity, on differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. A deferred tax liability is recognised for depreciation allowances for tax purposes and revaluations of investment properties in the Westfield Group.

On implementation of IFRS, an opening adjustment to shareholders equity will be required, which will reduce net assets with annual deferred tax charges through the statement of financial performance thereafter to reflect the increase/decrease in the difference between tax values and fair values of the investment properties held by the Westfield Group. The Westfield Group’s liability for deferred tax is calculated using tax rates that are expected to apply when the liability is settled or the asset realised.

(b)	Management of the transition to IFRS

The Group has commenced transitioning its accounting policies and financial reporting from current Australian Standards to the Australian Equivalent of IFRS by allocating internal resources and engaging expert consultants to conduct impact assessments to isolate key areas of the Group that will be impacted by the transition to IFRS. As the Group has changed the financial year end to 31 December, and as a result of ASIC relief determining that the shortened financial year begins on 1 July 2004, priority has been given to considering the preparation of an opening balance sheet in accordance with IFRS. This opening balance sheet will form the basis of accounting for IFRS in the future, and is required when the Group prepares its first fully compliant financial report for the year ended 31 December 2005.

DIRECTORS’ DECLARATION

The Directors of Westfield Holdings Limited (“Company”) declare that:

(a)	the financial statements of the Company and the consolidated entity for the year ended 30 June 2004 (“Financial Statements”) and the notes thereto comply with the accounting standards;

(b)	the Financial Statements and the notes thereto give a true and fair view of the financial position and performance of the Company together with all the entities it is required by the accounting standards to include in those statements;

(c)	in the Directors’ opinion, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable; and

(d)	in the Directors’ opinion, the Financial Statements and notes thereto are in accordance with the Corporations Act 2001, including sections 296 and 297.

Made on 23 September 2004 in accordance with a resolution of the Board of Directors.

FP Lowy, AC
Chairman

SP Johns
Director

INDEPENDENT AUDIT REPORT

Independent audit report to members of Westfield Holdings Limited

Scope

The financial report and directors’ responsibility

The financial report comprises the statement of financial position, statement of financial performance, statement of cash flows, accompanying notes to the financial statements, and the directors’ declaration for Westfield Holdings Limited (the company) and the consolidated entity, for the year ended 30 June 2004. The consolidated entity comprises both the company and the entities it controlled during that year.

The directors of the company are responsible for preparing a financial report that gives a true and fair view of the financial position and performance of the company and the consolidated entity, and that complies with Accounting Standards in Australia, in accordance with the Corporations Act 2001. This includes responsibility for the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial report.

Audit approach

We conducted an independent audit of the financial report in order to express an opinion on it to the members of the company. Our audit was conducted in accordance with Australian Auditing Standards, in order to provide reasonable assurance as to whether the financial report is free of material misstatement. The nature of an audit is influenced by factors such as the use of professional judgement, selective testing, the inherent limitations of internal control, and the availability of persuasive rather than conclusive evidence. Therefore, an audit cannot guarantee that all material misstatements have been detected.

We performed procedures to assess whether in all material respects the financial report presents fairly, in accordance with the Corporations Act 2001, including compliance with Accounting Standards in Australia, and other mandatory financial reporting requirements in Australia, a view which is consistent with our understanding of the company’s and the consolidated entity’s financial position, and of their performance as represented by the results of their operations and cash flows.

We formed our audit opinion on the basis of these procedures, which included:

•	examining, on a test basis, information to provide evidence supporting the amounts and disclosures in the financial report, and

•	assessing the appropriateness of the accounting policies and disclosures used and the reasonableness of significant accounting estimates made by the directors.

While we considered the effectiveness of management’s internal controls over financial reporting when determining the nature and extent of our procedures, our audit was not designed to provide assurance on internal controls.

We performed procedures to assess whether the substance of business transactions was accurately reflected in the financial report. These and our other procedures did not include consideration or judgment of the appropriateness or reasonableness of the business plans or strategies adopted by the directors and management of the company.

Independence

We are independent of the company, and have met the independence requirements of Australian professional ethical pronouncements and the Corporations Act 2001. In addition to our audit of the financial report, we were engaged to undertake the services disclosed in the notes to the financial statements. The provision of these services has not impaired our independence.

Audit opinion

In our opinion, the financial report of Westfield Holdings Limited is in accordance with:

(a)	the Corporations Act 2001, including:

(i)	giving a true and fair view of the financial position of Westfield Holdings Limited and the consolidated entity at 30 June 2004 and of their performance for the year ended on that date; and

(ii)	complying with Accounting Standards in Australia and the Corporations Regulations 2001; and

(b)	other mandatory financial reporting requirements in Australia.

Ernst & Young

B J Long
Partner
Sydney

Date: 23 September 2004

Westfield Trust

Statement of Financial Performance

for the financial year ended 31 December 2004

			CONSOLIDATED		PARENT ENTITY
	Note 1(l)		2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

Revenues from ordinary activities

Shopping centre rental and other property income			1,192.6	1,030.5	448.0	407.7
Distributions from subsidiaries			—	—	486.1	404.1
Interest income			5.8	2.8	4.2	1.4

Total revenues from trading activities			1,198.4	1,033.3	938.3	813.2
Revenues from asset sales	21		198.7	882.0	189.7	757.2

Total revenues from ordinary activities			1,397.1	1,915.3	1,128.0	1,570.4

Expenses from ordinary activities

Shopping centre and other property outgoings	16		343.5	297.2	118.0	111.5
Change in accounting policy – prior year amounts			—	(19.2)	—	(19.2)
Manager’s service charge			28.4	33.2	26.7	31.3
Corporate costs			8.1	5.9	6.9	5.7
Foreign currency exchange gain/loss			(1.4)	1.0	10.6	10.7

Total expenses from trading activities			378.6	318.1	162.2	140.0
Merger charges			34.5	—	34.5	—
Costs of assets sold	21		163.0	862.6	154.1	742.1

Total expenses from ordinary activities			576.1	1,180.7	350.8	882.1

Share of net profits of equity accounted entities	29	(b)	58.5	57.0	—	—
Borrowing costs	17		(290.6)	(218.4)	(201.1)	(137.5)

Profit from ordinary activities before tax expense			588.9	573.2	576.1	550.8

Tax expense relating to ordinary activities			0.6	0.4	0.6	0.4

Profit from ordinary activities after tax expense			588.3	572.8	575.5	550.4

Less: net profit attributable to outside equity interests			6.9	8.7	—	—

Net profit from ordinary activities attributable to Members of Westfield Trust (“WT”)	13		581.4	564.1	575.5	550.4

Increase in asset revaluation reserve	12	(a)	1,187.2	339.6	1,310.9	353.3

Cost of raising equity			—	(2.0)	—	(2.0)
Net exchange difference on translation of the financial report of self-sustaining foreign operations	12	(d)	117.8	—	—	—

Total revenues, expenses and valuation adjustments attributable to Members of WT and recognised directly in equity			1,305.0	337.6	1,310.9	351.3

Total changes in equity other than those resulting from transactions with Members as Members attributable to Members of WT	14		1,886.4	901.7	1,886.4	901.7

Westfield Trust

Statement of Distribution Paid and Proposed

for the financial year ended 31 December 2004

		CONSOLIDATED		PARENT ENTITY
	Note 1(l)	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

Net profit from ordinary activities attributable to Members of WT		581.4	564.1	575.5	550.4
Add/(less):
Amounts transferred to capital profits reserve (profit from asset sales)		(35.7)	(19.4)	(35.6)	(15.1)
Change in accounting policy – prior year amounts not distributed		—	(19.2)	—	(19.2)
Amounts transferred from reserves		87.0	—	92.8	9.4

Distribution paid/proposed		632.7	525.5	632.7	525.5

Distribution paid	13	283.7	254.3	283.7	254.3
Distribution proposed	13	349.0	271.2	349.0	271.2

Distribution paid/proposed		632.7	525.5	632.7	525.5

Distribution paid per unit (cents)		12.71	12.22	12.71	12.22
Distribution proposed per unit (cents)		20.74	12.41	20.74	12.41

Distribution paid/proposed (cents)		33.45	24.63	33.45	24.63

Westfield Trust

Statement of Financial Position

as at 31 December 2004

			CONSOLIDATED		PARENT ENTITY
	Note 1(l)		2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

Current assets

Cash assets			39.0	39.5	16.4	19.4
Receivables	2		64.3	53.7	34.9	18.5
Other assets	3		731.2	96.2	799.3	148.2

Total current assets			834.5	189.4	850.6	186.1

Non-current assets

Receivables	2		—	19.6	—	—
Property investments	4		13,792.9	11,548.4	13,013.0	10,906.1
Equity accounted investments	29	(c)	861.2	797.6	—	—
Other investments	5		841.1	—	841.1	—
Other assets	3		67.2	48.3	55.1	43.7

Total non-current assets			15,562.4	12,413.9	13,909.2	10,949.8

Total assets			16,396.9	12,603.3	14,759.8	11,135.9

Current liabilities

Payables	6		428.3	315.0	309.6	217.2
Interest-bearing liabilities	7		965.8	425.9	738.0	—
Distribution payable	8		—	274.5	—	271.2

Total current liabilities			1,394.1	1,015.4	1,047.6	488.4

Non-current liabilities

Interest-bearing liabilities	7		5,929.8	4,221.7	4,757.1	3,373.0
Other liabilities	9		136.3	75.9	136.3	75.9

Total non-current liabilities			6,066.1	4,297.6	4,893.4	3,448.9

Total liabilities			7,460.2	5,313.0	5,941.0	3,937.3

Net assets			8,936.7	7,290.3	8,818.8	7,198.6

Equity attributable to Members of WT

Contributed equity	10		5,304.8	5,287.3	5,304.8	5,287.3
Reserves	12		3,165.0	1,892.1	3,165.0	1,892.1
Retained profits	13		349.0	19.2	349.0	19.2

Total equity attributable to Members of WT			8,818.8	7,198.6	8,818.8	7,198.6

Outside equity interests

Contributed equity			94.0	94.0	—	—
Reserves			23.9	(2.3)	—	—
Retained profits			—	—	—	—

Total outside equity interests	15		117.9	91.7	—	—

Total equity	14		8,936.7	7,290.3	8,818.8	7,198.6

Westfield Trust

Statement of Cash Flows

for the financial year ended 31 December 2004

			CONSOLIDATED		PARENT ENTITY
	Note 1(l)		2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

Cash flows from operating activities

Receipts in the course of operations (including GST)			1,293.3	1,109.7	489.2	436.9
Payments in the course of operations (including GST)			(454.3)	(387.3)	(185.5)	(154.0)
Distributions received from subsidiaries			—	—	449.9	329.7
Distributions received from equity accounted associates			59.8	48.1	—	—
Income taxes paid			(0.6)	(0.6)	(0.6)	(0.6)
Goods and services tax paid to suppliers for investing activities			(53.5)	(50.7)	(11.4)	(9.5)
Goods and services tax paid to government bodies			(33.1)	(11.4)	(13.4)	(10.3)

Net cash flows provided by operating activities	26	(b)	811.6	707.8	728.2	592.2

Cash flows from investing activities

Acquisition of property investments			(663.8)	(2,142.6)	(513.7)	(2,142.6)
Payments for capital expenditure of property investments			(432.4)	(505.4)	(369.6)	(445.7)
Proceeds from the sale of property investments			278.4	833.7	249.7	697.2
Acquisition of listed investments			(484.6)	—	(484.6)	—
Payments for the purchase of other investments			(359.8)	—	(359.8)	—
Distributions received from investments			5.2	—	5.2	—
Net receipts/(payments) for investments in equity accounted associates			2.6	(23.1)	—	—

Net cash flows used in investing activities			(1,654.4)	(1,837.4)	(1,472.8)	(1,891.1)

Cash flows from financing activities

Proceeds from the issue of securities (units)			169.3	488.4	169.3	488.4
Security issue costs			—	(2.0)	—	(2.0)
Net proceeds from interest-bearing liabilities			1,694.9	1,402.4	1,534.2	1,494.9
Distributions paid			(554.9)	(495.4)	(554.9)	(495.4)
Stapling distributions on implementation of the Merger			483.8	—	483.8	—
Securities issued on implementation of the Merger			(635.9)	—	(635.9)	—
Dividends/distributions paid by controlled entities to outside equity interests			(6.5)	(6.0)	—	—
Interest received			5.1	2.5	1.0	1.4
Borrowing costs			(313.5)	(251.5)	(245.3)	(176.3)

Net cash flows provided by financing activities			842.3	1,138.4	752.2	1,311.0

Net (decrease)/increase in cash held			(0.5)	8.8	7.6	12.1
Add opening cash brought forward			39.5	29.7	19.4	18.0
Effects of exchange rate changes on opening cash brought forward			—	1.0	(10.6)	(10.7)

Cash at the end of the year	26	(a)	39.0	39.5	16.4	19.4

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES

(a)	Basis of preparation

This General Purpose Financial Report has been prepared on the basis of historical cost accounting and does not purport to disclose current values except for the Economic Entity’s property investments which are carried at fair value. The Financial Report has been prepared in accordance with the Corporations Act 2001, applicable Accounting Standards and other mandatory professional reporting requirements, including Urgent Issues Group Consensus Views.

The accounting policies adopted are consistent with those applied in the previous financial year except as otherwise stated.

During the financial year the securities of WT were stapled with those of Westfield Holdings Limited (“Westfield Holdings”) and Westfield America Trust (“WAT”) to form the Westfield Group. The stapled securities are quoted on the Australian Stock Exchange under ASX code WDC. The stapling transaction is referred to as the “Merger”. Refer Note 32 for further details.

As a result of the Merger, WT no longer provides for distributions on an accruals basis. A provision is recognised for distributions when they have been declared, determined or publicly recommended by the directors on or before the reporting date.

The accounting policy in relation to the treatment of fees for the renewal of leases changed during the prior year. WT incurs ongoing leasing costs (“lease fee”) as part of the Real Estate Management Fee payable to Westfield Holdings Limited. The lease fee was previously expensed when incurred. The amended policy requires the lease fee to be amortised over the lease period to which it relates. The prior year impact resulting from the change in accounting policy was a net benefit of $0.7 million included in the Statement of Financial Performance. This amount has been included in distributable income. The unexpired lease fee in relation to prior periods included in the Statement of Financial Performance totalled $19.2 million. This amount was not included in distributable income.

(b)	Principles of consolidation

The Consolidated Financial Report includes the results, assets and liabilities of WT (“Parent Entity”), its controlled entities, proportionately consolidated joint ventures and equity accounted joint ventures.

WT, its controlled entities and proportionately consolidated joint ventures are collectively referred to as the “Group”. The Group and equity accounted entities are referred to as the “Economic Entity”.

The Group has significant co-ownership interests in a number of properties. These interests are held directly, jointly as tenant in common or through 50% ownership interests in property trusts and companies. The Group’s proportionate share in the income, expenditure, assets and liabilities of property interests held as tenant in common have been included in their respective classifications in these Financial Statements.

Where entities adopt accounting policies which differ from those of the Parent Entity, adjustments have been made so as to ensure consistency with the Parent Entity, and compliance with applicable Australian Accounting Standards. All inter-entity balances and transactions, and unrealised profits arising from intra-Economic Entity transactions, have been eliminated in full.

The names of the controlled entities, proportionately consolidated joint ventures, and equity accounted joint ventures, and the Economic Entity’s beneficial interests therein are set out in Note 30.

(c)	Investments

(i)	Property investments

Land and buildings are considered as having the function of an investment and therefore are regarded as a composite asset, the overall value of which is influenced by many factors, the most prominent being income yield, rather than by the diminution of value of the building content due to effluxion of time. Accordingly, the buildings and all components thereof, including integral plant and equipment, are not depreciated.

At each reporting date, the fair value of each asset is assessed to ensure its carrying value does not materially differ from its fair value. Where the carrying value materially differs from fair value, an adjustment is made as appropriate.

The assessment of the fair value of an individual property investment includes confirmation by full independent valuations, which are conducted at least every three years and by annual independent updates of these full independent valuations. In determining the fair value the capitalisation of net income method and the discounting of future net cash flows to their present value have been used.

Property investments under redevelopment are carried at fair value based on the last independent valuation prior to the commencement of the redevelopment. Upon completion of the redevelopment the carrying value of property investment under redevelopment and the construction and development project is treated as a single property investment and valued in accordance with Note 1(c)(i).

(ii)	Construction projects

Construction projects are carried at cost or net realisable value. Amounts capitalised to construction projects include the cost of acquisition and development costs in respect of qualifying assets and borrowing costs during development.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES CONTINUED

(c)	Investments continued

(iii)	Controlled entities

Investments in controlled entities are carried at fair value and are revalued at each balance date to reflect the Parent Entity’s interest in the underlying net asset value of controlled entities and equity accounted joint ventures.

(iv)	Joint ventures

Joint venture operations

The Group has significant co-ownership interests in a number of properties through unincorporated joint ventures. These interests are held directly, jointly as tenant in common. The Group’s proportionate share in the income, expenditure, assets and liabilities of property interests held as tenant in common have been included in their respective classifications in the Financial Report.

Joint venture entities

The Economic Entity has significant co-ownership interests in a number of properties through property partnerships or trusts. These joint venture entities are accounted for using the equity method of accounting. Investments in equity accounted joint ventures are carried at the lower of the equity accounted amount or recoverable amount.

(v)	Other investments

Listed investments in entities other than associates are stated at fair value based on their market values. Unlisted investments other than associates are stated at fair value of WT’s interest in the underlying assets or at cost.

(d)	Foreign currencies

Translation of foreign currency transactions

Foreign currency transactions are converted to Australian dollars at exchange rates ruling at the date of those transactions or at hedge rates where applicable.

Amounts payable and receivable in foreign currency at balance date are translated to Australian dollars at exchange rates ruling at that date. Exchange differences arising from amounts payable and receivable are treated as operating revenue or expense in the period in which they arise, except as noted below.

Translation of financial reports of foreign entities

The Statement of Financial Position of foreign self-sustaining subsidiaries and equity accounted entities are translated at exchange rates ruling at balance date and the Statement of Financial Performance of foreign self-sustaining subsidiaries and equity accounted entities are translated at average exchange rates for the period. Exchange differences arising on translation of the interests in foreign self-sustaining operations and equity accounted entities are taken directly to the Foreign Currency Translation Reserve. On consolidation, exchange differences on loans and cross currency swaps denominated in foreign currencies which hedge net investments in foreign self-sustaining operations and equity accounted entities are taken directly to the Foreign Currency Translation Reserve.

Other exchange differences, costs and premiums on contracts to hedge specific foreign currency denominated transactions, assets or liabilities are brought to account with the underlying transactions, assets or liabilities. Exchange differences, costs and premiums on all other hedge contracts are included as revenue or expense in the period in which the exchange differences arise.

(e)	Taxation

Under current Australian income tax legislation, WT is not liable to Australian income tax, including capital gains tax, provided that members are presently entitled to the income of the Trust as determined in accordance with WT’s constitution. The Group’s New Zealand controlled entities are subject to New Zealand tax on their earnings. Dividends paid by those entities to WT are subject to New Zealand dividend withholding tax.

Under current Australian income tax legislation, Members of WT may be entitled to receive a foreign tax credit for New Zealand withholding tax deducted from dividends paid by New Zealand controlled entities to WT. No New Zealand dividend withholding tax was deducted in the year to 31 December 2004.

(f)	Revenues from ordinary activities

Revenues from rents and other property income are brought to account on an accruals basis, and if not received at balance date, are reflected in the Statement of Financial Position as receivables and are carried at fair value. Percentage rent is brought to account on an accruals basis. Recoveries from tenants are recognised as income in the financial year the applicable costs are accrued. Profits from the sale of property investments are recognised upon settlement or after contractual duties are completed.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES CONTINUED

(g)	Expenses from ordinary activities

Expenses from ordinary activities, including rates, taxes and other outgoings, are brought to account on an accruals basis and any related payables are carried at cost. All other expenses are brought to account on an accruals basis.

(h)	Cash flows

Cash on hand, at bank and short term deposits are stated at their nominal amount. For purposes of the Statement of Cash Flows, cash includes cash on hand and at bank, short term money market deposits and bank accepted bills of exchange readily convertible to cash, net of bank overdrafts. Bank overdrafts are carried at their principal amount. Interest is charged as an expense as it accrues.

(i)	Borrowing costs

Borrowing costs include interest, amortisation of discounts or premiums relating to borrowings and other costs incurred in connection with the arrangement of borrowings. Borrowing costs are expensed unless they relate to a qualifying asset. A qualifying asset is an asset which generally takes more than 12 months to get ready for its intended use or sale. In these circumstances, the borrowing costs are capitalised to the cost of the asset. Where funds are borrowed by WT for the acquisition or construction of a qualifying asset, the amount of borrowing costs capitalised are those incurred in relation to that borrowing.

(j)	Property development projects

Property development projects are brought to account at the lower of cost and net realisable value. Where appropriate, cost includes the cost of acquisition, development, rates, taxes and financing costs incurred during development, provided the resultant carrying value does not exceed the expected recoverable amount.

(k)	Derivatives and other financial instruments

The Economic Entity’s activities expose it to changes in interest rates and foreign exchange rates. There are policies and limits in respect of the use of derivative and other financial instruments to hedge cash flows subject to interest rate and currency risks. Management reports to the Board of Directors of Westfield Management Limited (“Responsible entity”) on a regular basis as to the monitoring of the policies in place. The Economic Entity does not trade in derivative financial instruments for speculative purposes.

The accounting policies adopted in relation to material financial instruments are detailed as follows:

(i)	Financial assets

Receivables

Trade and sundry debtors are carried at cost, less provision for doubtful debts, and are due within 30 days.

Other loans

Loans are carried at cost. Interest is credited as income on an accruals basis.

(ii)	Financial liabilities

Payables

Trade and sundry creditors are carried at cost, and are generally payable within 60 days.

Interest-bearing liabilities

Interest-bearing liabilities are carried at cost or at their fair value at the time of acquisition in the case of assumed liabilities. Interest is charged as an expense on an accruals basis. Terms and conditions are set out in Note 7.

(iii)	Interest rate swaps

The Economic Entity enters into interest rate swap agreements that are used to convert certain variable interest rate borrowings to fixed interest rates. The swaps are entered into with the objective of hedging the risk of interest rate fluctuations in respect of underlying borrowings. Net receipts and payments in relation to interest rate swaps are recognised as interest income or interest expense as appropriate on an accruals basis over the life of the hedges. Terms and conditions are set out in Note 28(a)(ii).

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES CONTINUED

(k)	Derivatives and other financial instruments continued

(iv)	Cross currency swaps and forward exchange contracts

The Economic Entity enters into cross currency swaps and forward exchange contracts where it agrees to buy or sell specified amounts of foreign currencies in the future at predetermined exchange rates. The objective is to minimise the risk of exchange rate fluctuation in respect of certain of its foreign currency denominated assets, liabilities, revenues and expenses. The value of the cross currency swaps and forward exchange contracts are brought to account in conjunction with the assets and liabilities as recorded on the Statement of Financial Position at the end of the financial year, or in conjunction with the revenue and expense in the period to which the hedges relate. Terms and conditions are set out in Note 28(b).

The Economic Entity only enters into derivative financial instruments to hedge certain underlying assets, liabilities, revenues and expenses. The Economic Entity continually reviews its exposures and revises its treasury policies and procedures. Revenues or expenses arising from changes in the net market values of hedging instruments are matched and brought to account with the carrying values and income streams of the underlying assets or liabilities.

The unrealised gains receivable/losses payable in respect of all currency hedges are recorded on the Statement of Financial Position.

(v)	Disclosure of fair values

Recognised financial assets and liabilities are recorded at balance date at their net fair values with the exception of investments in associates which are carried at lower of cost or equity accounted values refer Note 1(c). The fair value of unrecognised financial instruments is set out in Note 28.

Applicable market rates, values, prices and terms in respect of derivative and other financial instruments are set out in the notes to these Financial Statements.

(l)	Rounding

Pursuant to ASIC Class Order 98/0100, the amounts shown in the Financial Report have, unless otherwise indicated, been rounded to the nearest tenth of a million dollars. Amounts shown as 0.0 represent amounts less than $50,000 that have been rounded down.

(m)	Comparative figures

Where applicable, certain comparative figures are restated in order to comply with the current period’s presentation of the Financial Statements.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

2 RECEIVABLES

Current

Trade receivables	8.2	6.4	0.4	0.3
Less: provision for doubtful debts	(1.9)	(1.6)	—	(0.1)

	6.3	4.8	0.4	0.2
Other receivables	58.0	48.9	34.5	18.3

	64.3	53.7	34.9	18.5

Non-current

Other loans	—	19.6	—	—

	—	19.6	—	—

3 OTHER ASSETS

Current

Prepayments	18.1	19.5	12.2	12.2
Deferred loss on forward exchange contracts	13.3	9.1	13.3	9.1
Receivables under cross currency contracts	16.8	—	—	—
Deferred costs	23.3	7.6	18.2	7.3
Amounts due from subsidiaries	—	—	95.9	59.6
Loans receivable from related entities	659.7	—	659.7	—
Amounts due from assets sold	—	60.0	—	60.0

	731.2	96.2	799.3	148.2

Non-current

Deferred costs	35.4	32.8	32.7	28.2
Deferred loss on forward exchange contracts	22.4	15.5	22.4	15.5
Receivables under cross currency contracts	9.4	—	—	—

	67.2	48.3	55.1	43.7

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

4 PROPERTY INVESTMENTS

Shopping centre investments	13,396.0	10,551.9	4,550.9	3,910.5
Construction projects	396.9	996.5	118.7	95.2

	13,792.9	11,548.4	4,669.6	4,005.7

Investments in subsidiaries and equity accounted entities at the Responsible Entity’s valuation based on underlying net asset value	—	—	8,343.4	6,900.4

	13,792.9	11,548.4	13,013.0	10,906.1

Movement in property investments
Balance at the beginning of the year	11,548.4	8,942.4	10,906.1	8,524.4
Acquisitions of property	598.6	2,519.3	509.2	2,202.0
Disposal of property	(161.4)	(811.5)	(152.5)	(679.1)
Additions including construction projects	533.2	582.1	444.2	529.0
Net revaluation increment	1,148.0	316.1	1,306.0	329.8
Currency translation differences	126.1	—	—	—

Balance at the end of the year	13,792.9	11,548.4	13,013.0	10,906.1

5 OTHER INVESTMENTS(i)

Non-current

Listed investments, at cost (market value $485.4 million)(ii)	481.3	—	481.3	—
Unlisted investments, at cost(iii)	359.8	—	359.8	—

	841.1	—	841.1	—

Movement in other investments
Balance at the beginning of the year	—	—	—	—
Additions	841.1	—	841.1	—

Balance at the end of the year	841.1	—	841.1	—

(i)	All other investments operate solely as retail property investors.
(ii)	During the period, WT acquired a 6.53% interest in the General Property Trust for $481.3 million.
(iii)	On 24 November 2004, WT acquired a 49% interest in Westfield UK Acquisitions (Jersey) plc for a total cost of $359.8 million. The Group has an economic interest of 49% which carries no voting rights. Accordingly, this interest has been accounted for as a simple investment and has not been accounted for as an associate in accordance with AASB 1016: Accounting for Investments in Associates.

	$ Million	$ Million	$ Million	$ Million

6 PAYABLES

Current

Trade creditors	126.9	99.2	42.8	33.7
Sundry creditors and accruals	288.1	206.7	253.5	174.4
Net payable on deficit from currency hedge contracts	13.3	9.1	13.3	9.1

	428.3	315.0	309.6	217.2

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

7 INTEREST-BEARING LIABILITIES

Current

Unsecured
Bank facilities(i)	739.6	—	—	—
Medium term notes(i)	226.2	425.9	—	—
Loans from controlled entity	—	—	738.0	—

	965.8	425.9	738.0	—

Non-current

Unsecured
Bank facilities(i)	1,516.2	1,290.2	530.0	585.8
Medium term notes(i)	1,288.1	1,514.3	1,050.0	1,370.0
Convertible notes(ii)	841.4	839.3	841.4	839.3
Commercial paper	360.0	400.0	360.0	400.0
Other loans	32.6	85.0	—	—
Loans from controlled entity	—	—	1,975.7	177.9
Notes payable(iii)	1,797.8	—	—	—
Secured
Other loans(iv)	93.7	92.9	—	—

	5,929.8	4,221.7	4,757.1	3,373.0

	6,895.6	4,647.6	5,495.1	3,373.0

The maturity profile in respect of interest bearing liabilities is set out below:
Due within one year	965.8	425.9	738.0	—
Due between one and five years	4,293.0	2,857.1	2,942.4	1,993.1
Due after five years	1,636.8	1,364.6	1,814.7	1,379.9

	6,895.6	4,647.6	5,495.1	3,373.0

WT maintains a range of interest bearing liabilities. The sources of funding are spread over various counterparties to minimise credit risk and the terms of the instruments are negotiated to achieve a balance between capital availability and the cost of debt.

Refer Note 26 for details relating to financing facilities. Refer Note 28(a)(ii) for details relating to fixed rate debt and derivatives which hedge the floating rate liabilities.

(i)	These instruments are subject to negative pledge arrangements which require WT to comply with certain minimum financial requirements.
(ii)	On 1 December 2003, the Responsible Entity issued 850,000 unsecured notes to Deutsche Bank AG Sydney Branch, with a settlement value of $839.1 million. The notes are for a five year term maturing on 5 January 2009 and have a face value of $1,000 per note. Interest on the notes is payable semi annually in arrears on 5 January and 5 July each year, commencing on 5 July 2004 at a rate set by the bank bill swap rate plus a margin of 0.10 per cent per annum. The terms of the notes allow for the redemption of the notes in certain circumstances including a change in applicable tax laws and a change in control of the Responsible Entity. In conjunction with the issue of the notes, the Responsible Entity issued to Deutsche Bank AG 850,000 call options over ordinary units in WT (refer Note 11).

On 22 December 2004, the Responsible Entity was granted a waiver by the ASX to the extent necessary to permit the Responsible Entity as responsible entity of WT to amend without member approval the terms of the Deutsche 2009 Options by including provisions to allow the Responsible Entity the discretion to elect to satisfy the exercise of a Deutsche 2009 Option by making payment to the holder of the option an amount in Australian dollars as opposed to delivering stapled securities. The cash amount is calculated by reference to the volume weighted average sale price per stapled security over a 10 day period (adjusted for distributions) to which the relevant holder of a Deutsche 2009 Option would have been entitled.

(iii)	Guaranteed Senior Notes of US$2,600.0 million were raised in the US 144A bond market by the Westfield Group, of which WT was assigned US$1,400.0 million (A$1,797.8 million). The issue comprised US$1,400.0 million of 10year, US$700.0 million of 6 year fixed rate notes and US$500.0 million of 3 year floating rate notes. WT’s share comprised US$550.0 million of 10 year, US$600.0 million of 6 year fixed rate notes and US$250.0 million of 3 year floating rate notes. These notes are subject to negative pledge arrangements which require the Westfield Group to comply with certain minimum financial requirements.
(iv)	Non-current secured liabilities is $93.7 million. Secured liabilities are borrowings secured by mortgages over properties that have an aggregate value of $338.3 million. These properties are Carindale and Chatswood Myer.

The terms of the debt facilities preclude the properties from being used as security for other debt without the permission of the first mortgage holder. The debt facilities also require the properties to be insured.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

8 DISTRIBUTION PAYABLE

Distribution payable to Members	—	271.2	—	271.2
Distribution payable to outside equity interests	—	3.3	—	—

	—	274.5	—	271.2

9 OTHER LIABILITIES

Non-current

Other non-current liabilities	44.7	60.4	44.7	60.4
Net payable on deficit from currency hedge contracts	22.4	15.5	22.4	15.5
Payables under cross currency contracts with related entity	69.2	—	69.2	—

	136.3	75.9	136.3	75.9

10	CONTRIBUTED EQUITY

Number of units on issue	Units	Units	Units	Units

Balance at the beginning of the year	2,199,068,672	2,052,132,908	2,199,068,672	2,052,132,908
DRP units issued during the year	49,520,572	86,325,764	49,520,572	86,325,764
Placement units issued during the year	—	60,610,000	—	60,610,000
Consolidation of units pursuant to the terms of the Merger	(1,618,973,277)	—	(1,618,973,277)	—
Units issued to implement the Westfield Group Merger(1)	1,053,445,310	—	1,053,445,310	—
Issue of units pursuant to exercise of Executive Options	38,114	—	38,114	—

Balance at the end of the year	1,683,099,391	2,199,068,672	1,683,099,391	2,199,068,672

(1)	The Merger was implemented on 16 July 2004, being the date on which securities were issued to Members of each other entity and “stapled” such that the Westfield Group stapled securities trade as one security on the Australian Stock Exchange under the code WDC. Each stapled security comprises one share in Westfield Holdings, one unit in WT and one unit in WAT. Accordingly, the number of units on issue in WT equals the number of stapled securities in the Westfield Group.

Stapled Securities have the right to receive distributions from WT, distributions from WAT and dividends from Westfield Holdings as declared and, in the event of winding up of the WT, WAT and Westfield Holdings to participate in the proceeds from the sale of all surplus assets in proportion to the number of and amounts paid up on stapled securities held.

Holders of stapled securities can vote their shares or units in accordance with the Corporations Act, either in person or by proxy, at a meeting of either WT, WAT and Westfield Holdings (as the case may be).

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

Amount of contributed equity

Balance at the beginning of the year	5,287.3	4,809.7	5,287.3	4,809.7
DRP units (net of costs) issued during the year	169.3	279.6	169.3	279.6
Placement units (net of costs*) issued during the year	—	198.0	—	198.0
Stapling transaction (Note 32)
– Stapling distribution – return of capital	(635.9)	—	(635.9)	—
– Issue of restructured WT units	483.9	—	483.9	—
Securities issued on exercise of Executive Options	0.2	—	0.2	—

Balance at the end of the year	5,304.8	5,287.3	5,304.8	5,287.3

*	The transaction costs recognised directly in equity amounted to nil (31 December 2003: $2.0 million).

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

10	CONTRIBUTED EQUITY CONTINUED

Ordinary units

On 27 February 2004, 49,520,572 ordinary units were issued for $169.3 million at a price of $3.42 per unit fully paid pursuant to WT’s Distribution Reinvestment Plan (“DRP”). DRP units issued during the period ranked for distribution from 1 March 2004.

On 23 December 2004, WT issued 38,114 ordinary units as a consequence of the exercise of options pursuant to Westfield Holdings Executive Option Plan. The units were issued for $0.2 million pursuant to the terms of the stapling option. The units issued rank for distribution from 1 July 2004.

Since the end of the financial year:

–	10,194,473 stapled securities have been issued for a cash consideration of $137.1 million as a consequence of the exercise of options. WT’s share is $51.4 million; and

–	15,544,151 stapled securities have been issued for a cash consideration of $258.7 million pursuant to the Distribution Reinvestment Plan. WT’s share is $129.0 million.

11	OPTIONS OVER WESTFIELD GROUP SECURITIES

At the time of the Merger, each of WT, Westfield Holdings and WAT had options on issue. Under the terms of the Merger Implementation Deed each of WT, Westfield Holdings and WAT agreed that, on exercise of an option in any of the other entities, it would issue securities to enable the other entity to satisfy the exercise of the option by the delivery of a stapled security. Accordingly, at the time of implementation of the Merger WT issued 9,429,000 options to Westfield Holdings and 28,355,654 options to WAT to satisfy the delivery of a stapled security on exercise of options currently on issue in each of those entities.

(a)	Options issued pursuant to the Executive Option Plans

Executive options balance at the beginning and end of the year:

Issue date	Expiry date	Exercise price	Note		Number exercisable at 31 Dec 04	Number on issue at 31 Dec 04	Number on issue at 16 Jul 04	Number on issue at 31 Dec 03

23 Dec 1999	23 Dec 2004	$3.780			—	—	102,500	—
10 Apr 2000	10 Apr 2005	$3.495		(a)	25,000	50,000	50,000	—
22 Sep 2000	22 Sep 2005	$4.706		(a)	55,000	110,000	110,000	—
22 Dec 2000	22 Dec 2005	$5.329		(a)	10,000	20,000	20,000	—
30 Apr 2001	30 Apr 2006	$4.886		(a)	12,500	50,000	50,000	—
6 Aug 2001	6 Aug 2006	$5.644		(a)	101,250	405,000	405,000	—
12 Nov 2001	12 Nov 2006	$6.510		(a)	25,000	100,000	100,000	—
20 Mar 2002	20 Mar 2007	$6.428		(a)	—	75,000	75,000	—
15 Apr 2002	15 Apr 2007	$6.390			—	—	25,000	—
26 Jun 2002	26 Jun 2007	$5.764			—	—	100,000	—
25 Oct 2002	25 Oct 2007	$4.841		(a)	—	71,500	71,500	—
20 Dec 2002	20 Dec 2007	$5.175		(a)	—	35,000	35,000	—
19 Aug 2003	19 Aug 2008	$5.850		(a)	—	30,000	30,000	—
1 Sep 2003	1 Sep 2008	$5.835		(a)	—	233,800	252,600	—
1 Sep 2003	1 Sep 2008	$0.000		(b)	—	3,300	3,300	—
13 Nov 2003	13 Nov 2008	$5.554		(a)	—	50,000	50,000	—

					228,750	1,233,600	1,479,900	—

(a)	Under the terms of the Westfield Holdings Executive Option Plan under which these options were granted, 25% of these options may be exercised at any time after the third anniversary of their respective grant dates, 25% of these options may be exercised at any time after the fourth anniversary of the grant dates and the remaining 50% of these options may be exercised on the fifth anniversary of their grant dates.
(b)	Under the terms of the Westfield Holdings Executive Performance Share Plan under which these options were granted, 25% of these options may be exercised at any time after the third anniversary of their respective grant dates, 25% of these options may be exercised at any time after the fourth anniversary of the grant dates and the remaining 50% of these options may be exercised on the fifth anniversary of their grant dates.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

11	OPTIONS OVER WESTFIELD GROUP SECURITIES CONTINUED

The rules of the Executive Option and Share Plans permit Westfield Holdings to satisfy the exercise of an Executive Option in one of the following ways:

(i)	issuing or transferring a Westfield Group stapled security to the Executive Option holder;

(ii)	paying the Executive Option holder an amount equal to the difference between the market value of a Westfield Group stapled security as at the date of exercise (determined under section 139FA of the Income Tax Assessment Act 1936) and the exercise price for the Executive Option (“Profit Element”); or

(iii)	issuing or transferring Westfield Group stapled securities to the Executive Option holder equal to the value of the Profit Element.

These options have no entitlement to dividends/distributions of the Westfield Group.

The stapled security price at 31 December 2004 was $16.43. The market value in excess of the exercise price of the executive options currently on issue at 31 December 2004 is $2.1 million, representing $1.72 per option.

Accordingly, the Parent Entity and the Responsible Entity of WAT have each granted 1,479,900 options to Westfield Holdings to enable Westfield Holdings to satisfy its obligations to deliver the stapled securities to the holders of the Executive Options on exercise of that Executive Option. The exercise price payable by Westfield Holdings to the Parent Entity is as shown in the above table (being 37.5% of the exercise price of this Westfield Holdings option).

As noted in Note 11(b), 38,114 Executive Options were exercised on 23 December 2004 resulting in WAT and WT issuing a corresponding amount of units to enable the delivery of a stapled security.

(b)	Options exercised during the year and extinguished by the issue of new shares for $nil consideration equal to the difference between market value and the exercise price

Issue date	Expiry date	Exercise date	Exercise price $	Number of options exercised	Number of shares issued	Fair value of shares at exercise date $ Million

23 Dec 1999	23 Dec 2004	23 Dec 2004	3.78	102,500	38,114	0.2

				102,500	38,114	0.2

The fair value of shares at the exercise date is measured as the quoted price at the close of trade on that date. (c) Executive options lapsed during the year

Issue date	Expiry date	Exercise price $	Number 31 Dec 04	Number 31 Dec 03

26 Jun 2002	26 Jun 2007	5.76	100,000	—
15 Apr 2002	15 Apr 2007	6.39	25,000	—
1 Sep 2003	1 Sep 2008	5.84	18,800	—

			143,800	—

(d)	Possfund Options

On 1 April 2004, Westfield Holdings issued 7,950,000 options to Possfund Custodian Trustees Limited at an exercise price of $12.84 per option (“Possfund Options”).

The Possfund Options had an exercise period commencing 1 April 2004 and expiring 22 May 2005.

These options have no entitlement to dividends.

The terms of the Possfund Options, allowed Westfield Holdings, at its election on exercise of an option, to either:

(i)	issue or transfer one stapled security in respect of each option exercised subject to payment of the exercise price;

(ii)	issue or transfer the number of stapled securities whose value represents the difference between the market value of the shares that would otherwise have been issued on exercise of the option as at the date of their exercise and their exercise price (that difference being the “Profit Component”); or

(iii)	pay to Possfund an amount equal to the Profit Component.

The Parent Entity and the Responsible Entity of WT have each granted 7,950,000 options to Westfield Holdings to enable Westfield Holdings to deliver stapled securities on the exercise of a Possfund Option. The exercise price payable by Westfield Holdings to the Parent Entity is $4.82 (37.5% of the exercise price of a Possfund Option).

On 4 October 2004 Possfund exercised 2,650,000 options at an exercise price of $12.84. Under the terms of the option agreement, the exercise of the options was extinguished by the payment of $6,726,495 to Possfund, being the difference between the volume weighted average trading price for the 20 days preceding 4 October 2004 and the exercise price of the options.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

11	OPTIONS OVER WESTFIELD GROUP SECURITIES CONTINUED

(e)	Deutsche 2009 Options

On 1 December 2003 the Responsible Entity of WT issued 850,000 call options over ordinary units in WT to Deutsche Bank AG Sydney Branch (“2009 Options”). The Deutsche 2009 options are exercisable at any time between 1 January 2004 and 5 January 2009. The Deutsche 2009 options were issued at a strike price of $3.75.

As a result of the Merger, the terms of the Deutsche 2009 Options were amended so that the strike price will be $13.3928 (being the old strike price of $3.75 divided by the 0.28 WT Merger ratio) and the exercise property will become Westfield Group stapled securities. The number of Westfield Group securities to be issued on exercise of a Deutsche 2009 Option will be calculated by dividing $1,000 being the exercise price per Deutsche 2009 option by the strike price (as may be amended from time to time). The option terms were also amended to exclude capital distributions of project profits triggering an adjustment to the strike price.

On 22 December 2004, the Responsible Entity was granted a waiver by the ASX to the extent necessary to permit the Responsible Entity of WT to amend without member approval the terms of Deutsche 2009 Options by including provisions to allow the Responsible Entity the discretion to elect to satisfy the exercise of a Deutsche 2009 Option by making payment to the holder of the option an amount in Australian dollars as opposed to delivering stapled securities. The cash amount is calculated by reference to the volume weighted average sale price per stapled security over a 10 day period (adjusted for distributions) to which the relevant holder of a Deutsche 2009 Option would have been entitled.

(f)	Series F Special Options

The WAT Series F Special Option entitles the holder the right to be issued 157.35 fully paid stapled securities in exchange for either US$1,000 ($1,284.19) or 1 Series F Cumulative Preferred Stock (‘Series F Preferred Share’) in Westfield Amercia, Inc. (“WEA”). The Series F Special Options are exercisable during the period commencing on 1 June 2007 and ending on 1 June 2020. As at 31 December 2004, there were 52,500 Series F Special Options on issue which are convertible to 8,260,875 stapled securities.

The Parent Entity and Westfield Holdings have each granted 52,500 options to the Responsible Entity of WAT to enable WAT to satisfy its obligations to deliver the Westfield Group securities to the holder of the Series F Option on exercise of that Series F Option. Where the exercise of the Series F Option is satisfied by delivery of US$1,000, WAT must pay the Parent Entity US$375.00 (37.5% of the exercise price). Where the exercise price of the Series F Option is satisfied by the delivery of a Series F Preferred Share WAT must pay the Parent Entity US$375.00 being 37.5% of US$1,000 (being the value of the Series F Preferred Share under the Option).

(g)	Series G Special Options

The WAT Series G Special Options are exercisable at any time after September 2003 and expire on the date being 10 days prior to the date of termination of WAT. Each Series G Special Option entitles the holder to deliver a Series G Cumulative Redeemable Preferred Share (Series G CPS) in WEA (or the number of Series A common shares into which a Series G CPS has been converted). On exercise the holder will receive 34.6632 stapled securities. The ratio will be appropriately adjusted where, instead of delivering a Series G CPS, the holder delivers the number of Series A common shares into which a Series G CPS has converted. As at 31 December 2004, there were 428,315 WAT Series G Special Options on issue which are exchangeable for 14,846,769 stapled securities.

On 13 August 2004, WEA repurchased 266,130 of Series G CPS for US$100 million as a consequence of which 266,130 WAT Series G Special Options were cancelled for no consideration (as they are not exercisable once the Series G CPS had been repurchased).

The Parent Entity and Westfield Holdings have each granted 694,445 options to the Responsible Entity of WAT to enable WAT to satisfy its obligations to deliver the Westfield Group securities to the holder of the Series G Option on exercise of that Series G Option. Where the exercise of the Series G Option is satisfied by delivery of a Series G Preferred Share (or common shares into which the Preferred Share has converted) WAT must pay the Parent Entity 37.5% of the value of a Series G Preferred Share (or common shares into which the Preferred Share has converted) at the time of exercise.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

11	OPTIONS OVER WESTFIELD GROUP SECURITIES CONTINUED

(h)	Series G1 Special Options

The WAT Series G1 Special Options are exercisable any time after September 2003 and expire on the date being 10 days prior to the date of termination of WAT. Each Series G1 Special Option entitles the holder to deliver a Series D Cumulative Redeemable Preference Share (“Series D CPS”) in WEA (or the number of common shares into which a Series D CPS has been converted). On exercise the holder of a Series G1 Special Option will receive 34.6632 stapled securities. The ratio will be appropriately adjusted where, instead of delivering a Series D CPS, the holder delivers the number of WEA common shares into which a Series D CPS has been converted. As at 31 December 2004, there were 277,778, Series G Special Options on issue which are convertible to 9,628,687 stapled securities.

The Parent Entity and Westfield Holdings have each granted 277,778 options to the Responsible Entity of WAT to enable WAT to satisfy its obligations to deliver Westfield Group securities to the holder of the Series G1 Option on exercise of that Series G1 Option. Where the exercise of the Series G Option is satisfied by delivery of a Series D Preferred Share (or common shares into which the Preferred Share has converted) WAT must pay the Parent Entity 37.5% of the value of a Series D Preferred Share (or common shares into which the Preferred Share has converted) at the time of exercise.

(i)	Series H Special Options

The WAT Series H Special Options are exercisable any time after September 2003 and expire on the date being 10 days prior to the date of termination of WAT. The Series H Special Options are exercisable by the holder delivering a common share in WEA. On exercise the holder of a Series H Special Option will receive 3.049 stapled securities. As at 31 December 2004, there were 14,070,072 Series H Special Options on issue which are convertible to 42,900,564 stapled securities.

The Parent Entity and Westfield Holdings have each granted 14,070,072 options to the Responsible Entity of WAT to enable WAT to satisfy its obligations to deliver the Westfield Group securities to the holder of the Series H Option on exercise of that Series H Option. Where the exercise of the Series H Option is satisfied by delivery of a WEA Common Share WAT must pay the Parent Entity 37.5% of the value of a Common Share at the time of exercise.

(j)	Series I Special Options

The WAT Series I Special Options are exercisable any time after May 2004 and expire on the date being 10 days prior to the date of termination of WAT. The Series I Special Options are exercisable by the holder delivering a common share in WEA. On exercise the holder of a Series I Special Option will receive 3.1616 stapled securities. As at 31 December 2004, there were 13,260,859 Series I Special Options on issue which are convertible to 41,925,466 stapled securities.

Accordingly, the Parent Entity and Westfield Holdings have each granted 13,260,859 options to the Responsible Entity of WAT to enable WAT to satisfy its obligations to deliver the Westfield Group securities to the holder of the Series I Option on exercise of that Series I Option. Where the exercise of the Series I Option is satisfied by delivery of a WEA Common Share WAT must pay the Parent Entity 37.5% of the value of a Common Share at the time of exercise.

Other

Additionally, WT was issued 28.4 million options by WAT and 9.4 million options by Westfield Holdings to enable WT to satisfy the delivery of a stapled security on exercise of the Deutsche 2009 options issued by WT that are currently on issue.

(k)	Details of Movements in Options since 31 December 2004 and the date of this report

Number of Options

Options on issue at 31 December 2004	35,473,124
WT Deutsche 2009 Options
– extinguished by issuance of new shares	(138,100)
Possfund Options
– extinguished by the payment of cash equal to the difference between the market value and the exercise price	(5,300,000)

Balance of options on issue at the date of this report	30,035,024

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

12 RESERVES

Asset revaluation reserve	2,814.3	1,679.6	2,917.3	1,664.7
Capital profits reserve	241.2	220.8	236.8	216.5
Option premium reserve	10.9	10.9	10.9	10.9
Foreign currency translation reserve	98.6	(19.2)	—	—

	3,165.0	1,892.1	3,165.0	1,892.1

Movement in reserves

(a) Asset revaluation reserve

The nature and purpose of the asset revaluation reserve is used to record unrealised revaluation increments and decrements in the value of non-current assets. There are no restrictions on the distribution of the balance to the Members of WT.

Movement in asset revaluation reserve

Balance at the beginning of the year	1,679.6	1,340.0	1,664.7	1,320.8
Net increment on revaluation of property investments	1,187.2	339.6	1,310.9	353.3
Amounts transferred to retained profits during the year	(52.5)	—	(58.3)	(9.4)

Balance at the end of the year	2,814.3	1,679.6	2,917.3	1,664.7

(b) Capital profits reserve

The nature and purpose of the capital profits reserve is used to record profits and losses from the sale of non-current investments.

Movement in capital profits reserve

Balance at the beginning of the year	220.8	201.4	216.5	201.4
Amounts transferred from distributable income	35.7	19.4	35.6	15.1
Amounts transferred to retained profits during the year	(15.3)	—	(15.3)	—

Balance at the end of the year	241.2	220.8	236.8	216.5

(c) Option Premium Reserve(1)

The nature and purpose of the option premium reserve is used to record proceeds received upon the issue of options.

Movement in option premium reserve

Balance at the beginning of the year	10.9	—	10.9	—
Premium on issue of options	—	10.9	—	10.9

Balance at the end of the year	10.9	10.9	10.9	10.9

(d) Foreign currency translation reserve

The nature and purpose of the foreign currency translation reserve is used to record exchange differences arising from the translation of the financial statements of self-sustaining foreign operations.

Movement in foreign currency translation reserve

Balance at the beginning of the year	(19.2)	(19.2)	—	—
Foreign exchange movement on:
– controlled foreign entities	117.8	—	—	—

Balance at the end of the year	98.6	(19.2)	—	—

(1)	On 1 December 2003, the Responsible Entity of WT issued 850,000 call options over ordinary units in WT to Deutsche Bank AG Sydney Branch (“Deutsche 2009 Options”). The Deutsche 2009 options are exercisable at any time between 1 January 2004 and 5 January 2009. The Deutsche 2009 options were issued at a strike price of $3.75.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

12	RESERVES CONTINUED

As a result of the Merger the terms of the Deutsche 2009 Options were amended so that the strike price will be $13.3928 (being the old strike price of $3.75 divided by the 0.28 WT Merger ratio) and the exercise property will become Westfield Group stapled securities. The number of Westfield Group securities to be issued on exercise of a Deutsche 2009 Option will be calculated by dividing $1,000 being the exercise price per Deutsche 2009 option by the strike price (as may be amended from time to time). The option terms were also amended to exclude capital distributions of project profits triggering an adjustment to the strike price.

On 22 December 2004, the Responsible Entity was granted a waiver by the ASX to the extent necessary to permit the Responsible Entity as responsible entity of WT to amend without member approval the terms of Deutsche 2009 Options by including provisions to allow the Responsible Entity the discretion to elect to satisfy the exercise of a Deutsche 2009 Option by making payment to the holder of the option an amount in Australian dollars as opposed to delivering stapled securities. The cash amount is calculated by reference to the volume weighted average sale price per stapled security over a 10 day period (adjusted for distributions) to which the relevant holder of a Deutsche 2009 Option would have been entitled.

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

13 RETAINED PROFITS

Balance at the beginning of the year	19.2	—	19.2	—
Net profit from ordinary activities attributable to Members of WT	581.4	564.1	575.5	550.4
Distributions paid	(283.7)	(525.5)	(283.7)	(525.5)
Transfer from (to) capital profits reserve	(20.4)	(19.4)	(20.3)	(15.1)
Transfer from (to) asset revaluation reserve	52.5	—	58.3	9.4

Balance at the end of the year	349.0	19.2	349.0	19.2

In accordance with the provisions of WT’s Constitution dated 1 April 1982 as amended, the Responsible Entity determined that $19.2 million relating to the change in accounting policy in respect of the treatment of prior year’s lease fees, not be included in Distributable Income for the year ended 31 December 2003.

The proposed distribution for the 6 months ended 31 December 2004 is $349.0 million.

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

14 TOTAL EQUITY ATTRIBUTABLE TO MEMBERS OF WESTFIELD TRUST

Balance at the beginning of the year	7,290.3	6,423.6	7,198.6	6,331.9
Total changes in equity recognised in the Statement of Financial Performance	1,886.4	901.7	1,886.4	901.7
Premium on issue of options	—	10.9	—	10.9
Transactions with owners as owners
– Contributions of equity (net of costs)	169.3	479.6	169.3	479.6
Stapling transactions
– Stapling distribution paid	(635.9)	—	(635.9)	—
– Units issued to Members of WAT and Westfield Holdings	483.9	—	483.9	—
Distributions paid/payable	(283.7)	(525.5)	(283.7)	(525.5)
Issue of units pursuant to exercise of Executive Options	0.2	—	0.2	—
Total changes in outside equity interests (refer Note 15)	26.2	—	—	—

Balance at the end of the year	8,936.7	7,290.3	8,818.8	7,198.6

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

15 OUTSIDE EQUITY INTERESTS

Contributed equity	94.0	94.0	—	—
Asset revaluation reserve	27.7	1.5	—	—
Capital profits reserve	(3.8)	(3.8)	—	—

	117.9	91.7	—	—

Movement in outside equity interests
Balance at the beginning of the year	91.7	91.7	—	—
Increment on revaluation of property investments	26.2	—	—	—
Dividends paid and payable to outside equity interests	—	—	—	—

Balance at the end of the year	117.9	91.7	—	—

16 RATES, TAXES AND OTHER PROPERTY OUTGOINGS

Rates, taxes and other property outgoings include the following charges:
Property maintenance and repairs expense	28.1	23.1	10.2	8.6
Operating lease expense	2.1	2.0	—	—

17 BORROWING COSTS

Gross borrowing costs	324.1	252.2	229.5	168.8
Borrowing costs capitalised to property developments	(33.5)	(33.8)	(28.4)	(31.3)

	290.6	218.4	201.1	137.5

18 CAPITAL EXPENDITURE COMMITMENTS

Estimated capital expenditure commitments contracted at balance date but not provided for
Due within one year	411.8	213.3	204.7	1.0
Due between one year and five years	2.9	2.2	1.1	—
Due after five years	—	—	—	—

	414.7	215.5	205.8	1.0

19 CONTINGENT LIABILITIES

Performance guarantees	30.0	33.5	30.0	33.5
Borrowings of controlled entities	—	—	3,522.1	—
Borrowings of associates of the Responsible Entity	2,051.5	—	2,051.5	—

	2,081.5	33.5	5,603.6	33.5

From time to time, in the normal course of business, WT is involved in several lawsuits. The Directors believe that the ultimate outcome of such pending litigation will not materially affect the results of operations or the financial position of WT.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED		PARENT ENTITY
	2004 $‘000	2003 $‘000	2004 $‘000	2003 $‘000

20 AUDITORS’ REMUNERATION

Amounts received or due and receivable by Ernst & Young
– Audit or review of the financial reports of the Parent Entity and any other entity in the Economic Entity	1,117	952	887	776
– Other services in relation to the Parent Entity and any other entity in the Economic Entity
– Other compliance audit services	381	331	161	162
– Independent Accountants Report – Merger	1,456	—	1,456	—
– Independent Accountants Report – 144A Bond Issue	337	—	337	—
– Other services	199	304	111	124

	3,490	1,587	2,952	1,062

Amounts received or due and receivable by a related practice of Ernst & Young Australia:
– Audit or review of the financial reports	89	128	—	—
– Other compliance audit services	—	84	—	—

	89	212	—	—

Audit fees incurred in undertaking audits of the equity accounted entities are included in the share of equity accounted entities’ net profit. The amounts received or due and receivable by Ernst & Young in auditing the equity accounted entities’ accounts and managed investment scheme compliance plans for the year amounted to $78,800 (31 December 2003: $72,687).

	$ Million	$ Million	$ Million	$ Million

21 DETAILS OF ASSETS SOLD

Asset sales

Revenues from asset sales	198.7	882.0	189.7	757.2
Costs of assets sold	(163.0)	(862.6)	(154.1)	(742.1)

	35.7	19.4	35.6	15.1

Included in the above profit from asset sales for the year ended 31 December 2003 is an expense of $63.0 million in relation to the termination of interest rate swaps associated with borrowings that were repaid with the proceeds from asset sales.

22	LEASE COMMITMENTS

Operating lease receivables

Substantially all of the property owned by the Economic Entity is leased to third party retailers. Lease terms vary between retailers and some leases include percentage rental payments based on sales revenue.

	$ Million	$ Million	$ Million	$ Million

Future minimum rental revenues under non-cancellable operating retail property leases:
Due within one year	1,057.7	807.0	276.6	258.0
Due between one and five years	2,619.6	2,006.0	681.0	611.0
Due after five years	2,081.6	1,662.0	530.7	526.0

	5,758.9	4,475.0	1,488.3	1,395.0

These amounts do not include percentage rentals which may become receivable under certain leases on the basis of retailer sales in excess of stipulated minimums and do not include recovery of outgoings.

	$ Million	$ Million	$ Million	$ Million

Operating lease payables
Expenditure contracted but not provided for:
Due within one year	2.3	2.3	—	—
Due between one and five years	6.4	6.7	—	—
Due after five years	76.3	36.6	—	—

	85.0	45.6	—	—

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

23	SEGMENT INFORMATION

PRIMARY GEOGRAPHIC SEGMENT

	AUSTRALIA		NEW ZEALAND		CONSOLIDATED
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

Segment revenue

Segment trading revenue	1,034.9	878.9	157.7	151.6	1,192.6	1,030.5
Equity accounted entities net profit	58.5	57.0	—	—	58.5	57.0

Total segment revenue	1,093.4	935.9	157.7	151.6	1,251.1	1,087.5

Interest income					5.8	2.8
Proceeds from sale of non current assets					198.7	882.0

Consolidated total revenue					1,455.6	1,972.3

Segment profit

Segment result before corporate overheads, interest, sale of investments and taxation	796.6	704.7	111.0	104.8	907.6	809.5
Corporate overheads and net interest expense					(319.9)	(255.7)
Profit from sale of non current assets					35.7	19.4
Merger and capital restructure charges					(34.5)	—
Tax expense					(0.6)	(0.4)

Consolidated operating profit after tax					588.3	572.8

Segment assets

Segment assets	13,770.8	10,982.5	1,802.9	1,449.7	15,573.7	12,432.2
Corporate assets					823.2	171.1

Consolidated total assets					16,396.9	12,603.3

Segment liabilities

Segment liabilities	(97.3)	(346.4)	(34.9)	(27.3)	(132.2)	(373.7)
Corporate liabilities					(7,328.0)	(4,939.3)

Consolidated total liabilities					(7,460.2)	(5,313.0)

Other segment information

Investment in equity accounted associates included in segment assets	861.2	797.6	—	—	861.2	797.6
Additions to segment non current assets	402.8	535.8	130.4	46.3	533.2	582.1
Depreciation and amortisation	—	—	—	—	—	—

SECONDARY BUSINESS SEGMENT

WT operates in one business segment being the ownership of shopping centres.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

24	RELATED PARTY DISCLOSURES

The Responsible Entity, a subsidiary of Westfield Holdings, is considered to be a related party of the Economic Entity.

During the six months to 30 June 2004, WT and Westfield Holdings were separate economic entities and transacted on normal commercial terms as separate entities with respect to the following:

(a)	Property management fee

(b)	Manager’s service charge

(c)	Reimbursement of expenses

(d)	Construction contracts

(e)	Rebates

Following the Merger (referred to in Note 32) in July 2004, WT and Westfield Holdings became stapled economic entities and during the six months to 31 December 2004, transacted on normal commercial terms as stapled entities with respect to the following:

(a)	Property management fee

(b)	Manager’s service charge

(c)	Reimbursement of expenses

(d)	Construction contracts

(e)	Rebates

(f)	Loans and financial derivatives

(a)	Property management fee

The Property management fee for the year ended 31 December 2004 was $48.2 million (31 December 2003: $49.8 million) of which $3.5 million (31 December 2003: $4.2 million) was payable to associates of the Responsible Entity at 31 December 2004.

(b)	Manager’s service charge

The Manager’s service charge expensed and payable for the year ended 31 December 2004 was $28.4 million (31 December 2003: $32.8 million) of which $6.8 million (31 December 2003: $17.5 million) was payable to associates of the Responsible Entity at 31 December 2004.

(c)	Reimbursement of expenses

Reimbursement of expenses to associates of the Responsible Entity were $50.4 million (31 December 2003: $46.5 million) for the year ended 31 December 2004.

(d)	Construction contracts

During the year, the Economic Entity entered into $473.7 million (31 December 2003: $103.9 million) of construction contracts in relation to the development and redevelopment of the Economic Entity’s shopping centres with associates of the Responsible Entity.

During the year, amounts paid (excluding GST) to associates of the Responsible Entity for construction contracts amounted to $376.3 million (31 December 2003: $487.2 million).

(e)	Rebates

In connection with the acquisition of the issued capital in the AMP Shopping Centre Trust (now named WestArt Trust), Westfield Holdings has agreed that it will rebate Property Management Fees derived from properties which form part of the WestArt Trust portfolio (“WestArt properties”) and the Manager’s Service Charge for the period from 11 August 2003 to 31 December 2005 (“Rebate Period”) to the extent necessary to enable WT to derive a 7% p.a. ungeared yield from the WestArt properties which are held by WT in the Rebate Period. The benefit of this rebate is limited to the aggregate of:

(a)	Property management fees incurred for management of the WestArt properties; and

(b)	incremental Manager’s service charge incurred attributable to the acquisition of the WestArt portfolio.

The rebate does not apply in respect of any financial period after 31 December 2005 and is not transferable to any third party.

The rebate for the period 1 January 2004 to 31 December 2004 was $1.4 million.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

24	RELATED PARTY DISCLOSURES CONTINUED

(f)	Loans and financial derivatives

Cross currency swaps with WAT

WT and WAT entered into cross currency swaps on 3 November 2004. The terms, interest and principals amounts are as follows:

(i)	WT receives from WAT, on a quarterly basis, floating rate on a principal of US$80.0 million in exchange for WT paying to WAT, on a quarterly basis, floating rate on a principal of A$107.4 million. The maturity date of this instrument is 2 November 2007.

(ii)	WT receives from WAT, on a semi-annual basis, a commercial fixed rate on a principal of US$600.0 million in exchange for WT paying WAT, on a semi-annual basis, a commercial fixed rate on a principal of A$804.2 million. The maturity date of this instrument is 15 November 2010.

(iii)	WT receives from WAT, on a semi-annual basis, a commercial fixed rate on a principal of US$550.0 million in exchange for WT paying WAT, on a semi-annual basis, a commercial fixed rate on a principal of A$737.2 million. The maturity date of this instrument is 15 November 2014.

Interest rate swap with WAT

WT and WAT entered into an interest rate swap on 13 December 2004 for the value of $200 million. The interest rate swap has a delayed start date of July 2006 and continues until February 2015.

Loans to Westfield Holdings

During the financial year, WT advanced loans to Westfield Holdings. The balance of these loans at year end is $659.7 million with accrued interest of $3.2 million.

25	DIRECTOR DISCLOSURES

(a)	Details of Specified Directors

(i)	Specified directors

FP Lowy, AC	Chairman – Executive Director
FG Hilmer, AO	Deputy Chairman – Non-Executive Director (appointed 13 July 2004)
DH Lowy, AM	Deputy Chairman – Non-Executive Director (appointed 13 July 2004)
RL Furman	Non-Executive Director (appointed 13 July 2004)
DM Gonski, AO	Non-Executive Director (appointed 13 July 2004)
SP Johns	Non-Executive Director
PS Lowy	Managing Director – Executive Director
SM Lowy	Managing Director – Executive Director
JB Studdy, AM	Non-Executive Director
FT Vincent	Non-Executive Director (appointed 13 July 2004)
GH Weiss	Non-Executive Director
DR Wills, AO	Non-Executive Director (appointed 13 July 2004)
CM Zampatti, AM	Non-Executive Director (appointed 13 July 2004)
JR Broadbent	Non-Executive Director (resigned 13 July 2004)
WJ Falconer, CNZM	Non-Executive Director (resigned 13 July 2004)
H Huizinga	Non-Executive Director (resigned 13 July 2004)
RC Mansfield, AO	Non-Executive Director (resigned 13 July 2004)

(b)	Remuneration Policy

The Remuneration Policy of the Group is determined and administered by the Remuneration Committee.

The responsibilities of the Remuneration Committee include:

•	determining and reviewing remuneration policies to apply to members of the Board and to executives within the Group;

•	determining the specific remuneration packages for Executive Directors and key members of the senior executive team (including base pay, incentive payments equity-linked plan participation and other contractual benefits);

•	reviewing contractual rights of termination for members of the senior executive team;

•	reviewing the appropriateness of the Group’s succession planning policies;

•	reviewing policy for participation by senior executives in equity-linked plans;

•	reviewing management’s recommendations of the total proposed awards to be issued under each plan; and

•	administering the equity-linked plans as required in accordance with the rules of the plans.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

25	DIRECTOR DISCLOSURES CONTINUED

(b)	Remuneration Policy continued

The current members of the Committee are:

FG Hilmer, AO	Chairman – Independent Director
RL Furman	Member – Independent Director
DM Gonski, AO	Member – Independent Director

The Committee met four times in the six month period from 1 July 2004 to 31 December 2004. All members of the Committee attended the meetings.

Remuneration of Non-Executive Directors

The remuneration of the Non-Executive Directors is determined by the Board, acting on recommendations made by the Remuneration Committee. The objective of the Committee in making its recommendations is to attract, retain and properly motivate Non-Executive Directors who will, through their contribution to the Board and the Westfield Group, work towards creating sustainable value for members and stakeholders.

In making recommendations to the Board, the Remuneration Committee takes into account advice from independent consultants and advisers on domestic and international trends in non-executive director remuneration. In arriving at recommendations, the advisers will consider a wide range of factors including the Westfield Group’s financial profile, the complexity and geographic spread of its business and the size and scope of the workload and responsibilities assumed by Non-Executive Directors.

Non-Executive Director remuneration comprises a base fee (which is inclusive of superannuation guarantee contributions), a committee attendance fee and, where relevant, an additional fee for deputy chair of the Board and for committee chair.

The aggregate pool available for payment of fees to Non-Executive Directors of the Westfield Group is currently a maximum of $1.8 million. That figure was approved by members at the Annual General Meeting of Westfield Holdings Limited held in November 2004.

Non-Executive Directors are not entitled to superannuation entitlements other than entitlements arising from contributions deducted from the base fees paid to Non-Executive Directors as required by law. Non-Executive Directors are not entitled to any payment on termination other than the balance of any outstanding fees or participate in the Westfield Group’s equity-linked long term incentive plans.

Following the merger of the Westfield Group, Non-Executive Directors will no longer be entitled to allocate any part of their fee to the Non-Executive Directors’ Share Acquisition Plan.

Non-Executive Directors are not paid or entitled to a cash bonus, performance related bonus or share based compensation. None of the Non-Executive Directors were paid an amount before they took office as consideration for agreeing to hold office.

Remuneration of Managing Directors

Recognising that the Westfield Group operates in a highly competitive global environment, the Board has adopted policies and processes which:

•	enable the Group to attract and retain key Managing Directors who will create sustainable value for members;

•	properly motivate and reward Managing Directors having regard to the overall performance of the Group, the performance of the Managing Director measured against predetermined objectives and the external compensation environment;

•	appropriately align the interests of Managing Directors with members; and

•	comply with applicable legal requirements and appropriate standards of governance.

The Group’s current remuneration structure combines base salary with short term cash incentives and long term equity-linked incentives. The total remuneration package of each Managing Director is designed to ensure an appropriate mix of base salary with short and long term incentives. As Managing Directors gain seniority in the Group, the balance of this mix moves to a higher proportion of variable and long term rewards which are considered to be “at risk” and which are dependent upon the performance of the Group and of the relevant Managing Director. The Remuneration Committee considers that this structure places an appropriate premium on performance and helps reinforce the alignment between the interests of Managing Directors and stakeholders in the Westfield Group.

In special circumstances, Managing Directors may earn an additional bonus in excess of the agreed target percentage of base pay in recognition of a contribution made by that Managing Director to a major transaction or corporate project. As with the annual performance bonus, payment of a special bonus is at the discretion of the Remuneration Committee.

Cash based incentives in respect of the Managing Directors are determined by the Remuneration Committee having regard to personal objectives which are set as part of the performance review and development system and to more general operational and financial objectives of the Westfield Group (for example, growth in earnings and distributions). The measures are chosen based on key contributions expected of that Managing Director in order to enhance the overall performance of the Group. The Remuneration Committee will also consider the role which the Managing Director played in any major acquisition or capital transaction during the year as this may have a significant impact on the contribution made by that Managing Director and played a vital role in the success of the Westfield Group in that year.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

25	DIRECTOR DISCLOSURES CONTINUED

(b)	Remuneration Policy continued

Remuneration of Managing Directors continued

Equity-Linked Incentives

Following the Merger, the Westfield Group has introduced two new equity-linked incentive plans: the Executive Deferred Award Plan (the EDA Plan) and the Partnership Incentive Plan (the PIP Plan).

These new Plans replace the Executive Option Plan and the Executive Performance Share Plan as the ongoing equity-linked incentive plans of the Group. At the time of the Merger, the outstanding awards under the Executive Option Plan and Performance Share Plan became eligible for exercise as a consequence of the restructuring. As noted in Westfield Holdings Limited’s 2004 Annual Report, the vast majority of those outstanding options and awards were exercised at the time of the Merger. No further options or awards will be granted under those Plans.

Prior to 2002, Westfield Holdings Limited used options priced at or above market value as the principal means of providing long term equity incentives. The Group subsequently moved to the issue of awards under the Executive Share Performance Plan. Essentially, each award issued under the Executive Share Performance Plan represents a right to receive one Westfield Group stapled security on vesting.

In introducing the EDA Plan and the PIP Plan in 2004, the Westfield Group has retained the same philosophy. That is, rather than issuing options with an exercise price at or above market value, awards granted under the new Plans are more in the nature of restricted stock where the executive would be entitled to receive a Westfield Group security on exercise. However, as explained below, the new plans are synthetic and the executives receive cash payments rather than actual securities.

The relevant common features of both the EDA Plan and the PIP Plan are as follows:

•	based on principles and remuneration bands agreed with the Remuneration Committee, participating Managing Directors earn the opportunity to participate based on a set percentage of their base salary. For example, an employee earning a base salary of $150,000 may be granted the opportunity to participate in the Plan of up to 10% of that base salary or $15,000;

•	immediately prior to the commencement of participation in the Plan, that dollar amount is converted into an award which is based on the then current market price of Westfield Group stapled securities. In the above example, assuming a market price of $15.00 per stapled security, the participant would receive an award equal to the economic benefit of 1,000 Westfield Group stapled securities;

•	during the vesting period of three to four years, distributions paid on stapled securities are nominally reinvested under the Plans such that the number of stapled securities in an award (and on which the payout is calculated) will increase during the life of the award;

•	assuming the Managing Director remains employed by the Group through the vesting period and, in the case of the PIP Plan, any relevant performance hurdles are satisfied, the Managing Director will receive a payout equal to the capital value of the stapled securities in the award. That is, the Managing Director receives a cash payment (rather than actual securities) which reflects the capital value of the number of “synthetic securities” comprised in that award as at the vesting date.

As noted above, receipt of a cash payout under either the EDA Plan or the PIP Plan generally requires that the Managing Director remain employed by the Westfield Group throughout the vesting period. In special circumstances (e.g. death, redundancy or retirement) the Board retains a discretion under the Plans to allow vesting of all or part of the awards granted under the Plans.

1.	The Westfield Group equity-linked Plans

The EDA Plan is a plan in which senior and high performing executives participate. In 2004/2005 year, it is expected that approximately 190 executives world-wide will receive awards.

The issue of awards under the EDA Plan is based on the same criteria as the short term variable bonus. That is, the grant of entitlements is closely linked to the performance of the executive measured against objectives established each year pursuant to a performance review and development system. Those objectives are designed to recognise achievement of both financial and non-financial objectives. Executives qualify to receive a payout of that deferred compensation by satisfying the requirement that they remain in the employment of the Westfield Group through the vesting period. That vesting period is currently three years. There are no additional performance hurdles applicable during the vesting period.

The EDA is intended to use the deferral of vesting of a portion of the short-term incentive as part of a broader strategy for retaining those executives participating in the Plan.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

25	DIRECTOR DISCLOSURES CONTINUED

(b)	Remuneration Policy continued

Remuneration of Managing Directors continued

Equity-Linked Incentives continued

2.	Partnership Incentive Plan

The PIP Plan was established in 2004 following the vesting of existing options under the Executive Option Plan and Executive Performance Share Plan as a consequence of the Merger. As noted above, the structure of the PIP Plan reflects the decision by the Group to move away from market priced options as the preferred form of long term incentive.

Only the senior leadership team of the Westfield Group, including the Managing Directors, will participate in the PIP Plan. The Executive Chairman does not participate in the PIP Plan.

The PIP Plan itself is designed to encourage a “partnership” amongst the senior leadership team of the Westfield Group which will emphasise the strategic leadership role of that team. Through the PIP Plan, the members of that partnership will be provided with a benefit which is fully aligned with the interests of securityholders in two principal respects:

•	qualification for awards under the PIP Plan each year will be subject to the Group achieving performance hurdles which will relate to the financial and operating targets of the Group in the financial year together with any other matters which the Board or Remuneration Committee consider appropriate; and

•	the payout received by executives participating in the PIP Plan will be affected by distributions paid during the vesting period and movements in the price of Westfield Group securities between the qualification date and vesting.

The performance hurdle in respect of the financial year ending 31 December 2005 relates to the Westfield Group achieving the distribution per security consistent with the forecasts made in the Explanatory Memorandum issued in May 2004 in connection with the Merger. Satisfaction of this hurdle will be determined by comparing the forecast annual distribution of $1.065 with the aggregate distribution per security made in respect of that period. As is the case with the performance incentive payable to the Executive Chairman, if that target in respect of the 2005 financial year is not achieved, no awards will be issued under the PIP Plan.

The Remuneration Committee has chosen a performance hurdle based on achieving forecast distributions per security because of the importance of achieving that target as confirmation of the successful implementation of the Merger. The Committee acknowledges the financial, operational, accounting and legal complexities inherent in a transaction of the magnitude of the Merger and believes that achieving the forecast distributions is an important step in confirming the confidence which investors and other stakeholders have shown in the merged Westfield Group.

The performance hurdle(s) applicable under the PIP Plan will be considered and reset annually by the Remuneration Committee and advised to executives at the same time as they are advised of the potential number of “synthetic securities” for which they will qualify if the performance hurdles are achieved. More than one hurdle may be set in any year.

The year in which the performance hurdles apply is known as the Qualifying Year. Actual performance against the hurdles which apply during the Qualifying Year will determine the final number of awards which the executive will receive at the end of that year. No payments are made to the executive at the end of that Qualifying Year. Rather, the awards in the PIP Plan are issued at that time and will vest on two dates – 50% at the end of year three and 50% at the end of year four. No other performance hurdles are imposed during the vesting period.

By adopting this combination of the application of performance hurdles in the Qualifying Year and the subsequent three to four year vesting period, the Westfield Group aims, through the issue of awards under the PIP Plan, to incentivise achievement of targeted objectives and assist in the retention of the senior leadership team for an extended period. Given that the vesting period does not include the Qualifying Year, executives participating in the PIP Plan will be required to remain with the Group for a period of five years in order to get the full benefit of each award.

The operation of the PIP Plan and the manner of calculation of the payout to which the executive is entitled is as described above.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

25	DIRECTOR DISCLOSURES CONTINUED

(c)	Remuneration of Specified Directors

	PRIMARY					POST EMPLOYMENT		EQUITY	TOTAL
	Salary & fees $		Annual leave & long service leave movement(7) $	Cash bonus $	Non- monetary benefits $	Superannuation $	Retirement benefits $	Options $	$

Specified Directors

FP Lowy, AC (Chairman)(1)
2nd half	4,000,000		(20,045)	2,000,000	315,053	—	50,752	—	6,345,760
1st half	247,641		—	6,357,000	359,299	—	39,066	—	7,003,006

FY 31 December 2004	4,247,641		(20,045)	8,357,000	674,352	—	89,818	—	13,348,766
FY 31 December 2003	—		—	—	—	—	—	—	—

FG Hilmer, AO (Deputy Chairman): appointed 13 July 2004
2nd half	114,000		—	—	—	—	—	—	114,000
1st half	—		—	—	—	—	—	—	—

FY 31 December 2004	114,000		—	—	—	—	—	—	114,000
FY 31 December 2003	—		—	—	—	—	—	—	—

DH Lowy, AM (Deputy Chairman): appointed 13 July 2004(2)
2nd half	102,000		—	—	—	—	—	—	102,000
1st half	—		—	—	—	—	—	—	—

FY 31 December 2004	102,000		—	—	—	—	—	—	102,000
FY 31 December 2003	—		—	—	—	—	—	—	—

RL Furman (Non-Executive Director): appointed 13 July 2004
2nd half	81,000		—	—	—	—	—	—	81,000
1st half	—		—	—	—	—	—	—	—

FY 31 December 2004	81,000		—	—	—	—	—	—	81,000
FY 31 December 2003	—		—	—	—	—	—	—	—

DM Gonski, AO (Non-Executive Director): appointed 13 July 2004
2nd half	94,000		—	—	—	—	—	—	94,000
1st half	—		—	—	—	—	—	—	—

FY 31 December 2004	94,000		—	—	—	—	—	—	94,000
FY 31 December 2003	—		—	—	—	—	—	—	—

SP Johns (Non-Executive Director)
2nd half	304,000	(3)	—	—	—	—	—	—	304,000
1st half	284,247		—	50,000	—	40,288	—	131,126	505,661

FY 31 December 2004	588,247		—	50,000	—	40,288	—	131,126	809,661
FY 31 December 2003	—		—	—	—	—	—	—	—

PS Lowy (Managing Director)(4)
2nd half	931,635		—	1,000,000	92,116	—	—	—	2,023,751
1st half	572,206		—	1,754,140	24,202	—	—	327,815	2,678,363

FY 31 December 2004	1,503,841		—	2,754,140	116,318	—	—	327,815	4,702,114
FY 31 December 2003	—		—	—	—	—	—	—	—

SM Lowy (Managing Director)(5)
2nd half	750,000		330,477	1,000,000	—	—	—	—	2,080,477
1st half	425,000		—	1,825,000	—	—	—	327,815	2,577,815

FY 31 December 2004	1,175,000		330,477	2,825,000	—	—	—	327,815	4,658,292
FY 31 December 2003	—		—	—	—	—	—	—	—

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

25	DIRECTOR DISCLOSURES CONTINUED

(c)	Remuneration of Specified Directors continued

	PRIMARY					POST EMPLOYMENT		EQUITY	TOTAL
	Salary & fees $		Annual leave & long service leave movement(7) $	Cash bonus $	Non- monetary benefits $	Superannuation $	Retirement benefits $	Options $	$

JB Studdy, AM (Non-Executive Director)
2nd half	85,000		—	—	—	—	—	—	85,000
1st half	40,450		—	—	—	3,638	—	—	44,088

FY 31 December 2004	125,450		—	—	—	3,638	—	—	129,088
FY 31 December 2003	27,500		—	—	—	—	—	—	27,500

FT Vincent (Non-Executive Director): appointed 13 July 2004
2nd half	75,000	(6)	—	—	—	—	—	—	75,000
1st half	—		—	—	—	—	—	—	—

FY 31 December 2004	75,000		—	—	—	—	—	—	75,000
FY 31 December 2003	—		—	—	—	—	—	—	—

GH Weiss (Non-Executive Director)
2nd half	84,000		—	—	—	—	—	—	84,000
1st half	18,350		—	—	—	1,650	—	—	20,000

FY 31 December 2004	102,350		—	—	—	1,650	—	—	104,000
FY 31 December 2003	40,000		—	—	—	—	—	—	40,000

DR Wills, AO (Non-Executive Director): appointed 13 July 2004
2nd half	78,000		—	—	—	—	—	—	78,000
1st half	—		—	—	—	—	—	—	—

FY 31 December 2004	78,000		—	—	—	—	—	—	78,000
FY 31 December 2003	—		—	—	—	—	—	—	—

CM Zampatti, AM (Non-Executive Director): appointed 13 July 2004
2nd half	78,000		—	—	—	—	—	—	78,000
1st half	—		—	—	—	—	—	—	—

FY 31 December 2004	78,000		—	—	—	—	—	—	78,000
FY 31 December 2003	—		—	—	—	—	—	—	—

JR Broadbent (Non-Executive Director): resigned 13 July 2004
2nd half	—		—	—	—	—	—	—	—
1st half	44,200		—	—	—	3,976	—	—	48,176

FY 31 December 2004	44,200		—	—	—	3,976	—	—	48,176
FY 31 December 2003	48,175		—	—	—	—	—	—	48,175

WJ Falconer, CNZM (Non-Executive Director): resigned 13 July 2004
2nd half	—		—	—	—	—	—	—	—
1st half	18,350		—	—	—	1,650	—	—	20,000

FY 31 December 2004	18,350		—	—	—	1,650	—	—	20,000
FY 31 December 2003	40,000		—	—	—	—	—	—	40,000

H Huizinga (Non-Executive Director): resigned 13 July 2004
2nd half	—		—	—	—	—	—	—	—
1st half	40,450		—	—	—	3,638	—	—	44,088

FY 31 December 2004	40,450		—	—	—	3,638	—	—	44,088
FY 31 December 2003	44,088		—	—	—	—	—	—	44,088

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

25	DIRECTOR DISCLOSURES CONTINUED

(c)	Remuneration of Specified Directors continued

	PRIMARY				POST EMPLOYMENT		EQUITY	TOTAL
	Salary & fees $	Annual leave & long service leave movement(7) $	Cash bonus $	Non- monetary benefits $	Superannuation $	Retirement benefits $	Options $	$

RC Mansfield, AO (Non-Executive Director): resigned 13 July 2004
2nd half	—	—	—	—	—	—	—	—
1st half	36,700	—	—	—	3,300	—	—	40,000

FY 31 December 2004	36,700	—	—	—	3,300	—	—	40,000
FY 31 December 2003	40,000	—	—	—	—	—	—	40,000

Total Remuneration: Specified Directors
2nd half	6,776,635	310,432	4,000,000	407,169	—	50,752	—	11,544,988
1st half	1,727,594	—	9,986,140	383,501	58,140	39,066	786,756	12,981,197

FY 31 December 2004	8,504,229	310,432	13,986,140	790,670	58,140	89,818	786,756	24,526,185

FY 31 December 2003	239,763	—	—	—	—	—	—	239,763

The remuneration of specified directors outlined above is consistent with the disclosures set out in the Westfield Group 31 December 2004 financial report (2nd half) and the Westfield Holdings Limited financial report for the year ended 30 June 2004 (1st half). Remuneration of specified directors for the Westfield Group cannot be meaningfully allocated between Westfield Holdings Limited, Westfield Trust and Westfield America Trust. As such the above outlined amounts represent the full remuneration of the specified directors for the Westfield Group.

(1)	As disclosed in the Explanatory Memorandum issuing in connection with the Merger and further outlined in the 2004 Annual Report of Westfield Holdings Limited, the remuneration arrangements for Mr F Lowy, AC have been varied by agreement following the merger of the Westfield Group. The terms of Mr F Lowy’s service contract is open ended. The remuneration under that contract will be reviewed by the Remuneration Committee every two years. The current arrangements provide, in respect of the 12 month periods ending 30 June 2005 and 30 June 2006, for a base salary of $8 million and an annual performance bonus of $4 million and $5 million payable if the Westfield Group achieves the forecast distribution of $1.03 and $1.10 per stapled security in respect of those years.

Mr F Lowy’s service contract provides for a retirement benefit of one month’s salary for each year of service on termination of his services. This benefit will continue to be calculated based on his salary in the 2003/2004 year (increased annually by CPI) and not the higher amount payable in accordance with the post merger arrangements. The amount accrued for the financial year was $50,752. Mr F Lowy’s service contract does not contain provision for any payment on termination by Westfield Holdings (with or without cause) other than the retirement benefit outlined above. Any other termination payment will be at the discretion of the Board acting on the recommendation of the Remuneration Committee.

Annual leave and long service leave entitlements accrued at 31 December 2004 are calculated based on Mr F Lowy’s salary for the 2003/04 year (increased annually by CPI). Non-monetary benefits of $315,053 relate to Mr F Lowy’s contractual entitlements to private usage of the Group’s aircraft. The entitlement to private usage of the Group’s aircraft by Mr F Lowy is up to a maximum of 75 hours per annum. The value of private usage (including fringe benefits tax) in any year is disclosed as remuneration. Unused entitlements are carried forward to future periods. No options or awards were issued to the Chairman in the financial year.

(2)	During the financial period Mr D Lowy exercised executive options. The options had been granted to Mr D Lowy in 1999 when he was Managing Director of Westfield Holdings. Details of the options are set out in Note 25(d).
(3)	Following Mr S Johns’ retirement as an executive director in October 2003, Mr S Johns has continued to provide consultancy services in relation to special projects (including major acquisitions) and other corporate finance, treasury and investor relation issues. The fees of $304,000 include $75,000 Non-Executive Director fees, $10,000 Audit and Compliance Committee fees, $9,000 Risk Management Committee fees and $210,000 consultancy fees. The consultancy agreement is for a minimum period of 2 years commencing 1 October 2003.
(4)	Mr P Lowy has been with the Westfield Group since 1983. He has resided in the United States since 1990. He was appointed as Managing Director since 1997. Mr P Lowy’s salary and bonus is reviewed annually by the Remuneration Committee. No formal service contract is in place. In the event of termination, any termination payment and period would be determined by the Board on the recommendation of the Remuneration Committee. Mr P Lowy’s salary disclosed is equivalent to US$750,000 ($1,023,751). Mr P Lowy’s base salary is US$1,500,000 per annum. Mr P Lowy will participate in the EDA plan from 1 January 2005 and in the PIP plan from 1 January 2006 but only if the performance hurdle in the qualifying year is met. Refer to Note 25(b) for a detailed summary of the EDA Plan and PIP Plan. No options or awards were issued to Mr P Lowy during the financial year. As disclosed in the 2004 Annual Report of Westfield Holdings Limited, Mr P Lowy exercised options in the financial year ended 30 June 2004.
(5)	Mr S Lowy has been with the Westfield Group since 1987. He was appointed as Managing Director since 1997. Mr S Lowy’s salary and bonus is reviewed annually by the Remuneration Committee. No formal service contract is in place. In the event of termination, any termination payment and period would be determined by the Board on the recommendation of the Remuneration Committee. Mr S Lowy’s base salary is $1,500,000 per annum. Mr S Lowy will participate in the EDA plan from 1 January 2005 and in the PIP plan from 1 January 2006 but only if the performance hurdle in the qualifying year is met. Refer to Note 25(b) for a detailed summary of the EDA Plan and PIP Plan. No options or awards were issued to Mr S Lowy during the financial year. Details of executive options exercised by Mr S Lowy in the financial year are set out in Note 25(d).
(6)	Mr F Vincent joined the Board of Westfield Holdings on 12 November 2004. He was appointed as a director of Westfield Management Limited on 13July 2004 and Westfield America Management Limited on 29 May 2002. Mr Vincent’s total fee of $75,000 includes $54,620 for his directorships of Westfield Management Limited and Westfield America Management Limited.
(7)	The amounts referred to reflect an increase in the accrued liability for annual and long service leave during the financial year.
(8)	No options were granted to Non-Executive Directors in the financial year. No options held by Non-Executive Directors lapsed during the financial year.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

25	DIRECTOR DISCLOSURES CONTINUED

(d)	Option holdings of Specified Directors

During the financial year, no options and awards (“Options”) were issued to the specified directors under the Executive Option Plan and the Executive Performance Share Plan (together the “Option Plans”).

On 25 May 2004, The Supreme Court of New South Wales ordered, under section 411 of the Corporations Act, that a meeting of Westfield Holdings shareholders be held to vote on the proposed merger by stapling. Under the terms of the Option Plans, the convening of the scheme meeting gave Optionholders a right to exercise all outstanding Options including an accelerated right in respect of previously unvested Options. In accordance with the terms of Option Plans, that right could be exercised at any time prior to the effective date of the merger being 2 July 2004. Options over Westfield Holdings shares not exercised prior to that date reverted to their previous terms of exercise and were converted to Options over stapled securities on a 1:1 basis in accordance with amendments made to the Option Plans. That conversion was consistent with the merger ratios applied in the scheme of arrangement. In all other respects the terms of the Option Plans remain substantially unaltered.

Under the terms of the Option Plans, Westfield Holdings was able to satisfy the exercise of an Executive Option in one of the following ways:

(i)	issuing or transferring a Westfield Holdings share to the Executive Optionholder;

(ii)	paying the Optionholder an amount equal to the difference between market value of a Westfield Holdings Share as at the date of exercise (determined under section 139FA of the Income Tax Assessment Act 1936) and the exercise price for the Option (“Profit Element”); or

(iii)	issuing or transferring a Westfield Holdings share to the Executive Optionholder equal to the value of the Profit Element.

Westfield Holdings used methods (i) and (iii) to satisfy the entitlements of Optionholders who elected to exercise Options prior to the effective date of the Merger. In some cases, Westfield Holdings utilised the Westfield Holdings shares held by the Westfield Executive Option Trust to satisfy the entitlements of Optionholders. That Trust had previously acquired Westfield Holdings shares to enable Westfield Holdings, at its discretion, to satisfy the exercise of an Option by way of a transfer of a Westfield Holdings share to Optionholders on exercise of Options.

	Balance at beginning of period 1 Jan 2004	Granted as remuneration	Options exercised	Balance at end of period 31 Dec 2004	Vested during the year

Specified Directors
DH Lowy, AM	1,250,000	—	(1,250,000)	—	625,000
SP Johns	500,000	—	(500,000)	—	250,000
PS Lowy	1,250,000	—	(1,250,000)	—	625,000
SM Lowy	1,250,000	—	(1,250,000)	—	625,000

Total	4,250,000	—	(4,250,000)	—	2,125,000

(e)	Shares issued/transferred on the exercise of remuneration options

	Options exercised Number	Shares issued/ transferred Number		Paid $ per Share	Unpaid $ per Share

Specified Directors
DH Lowy, AM	1,250,000	1,250,000		9.31	—
SP Johns	500,000	500,000		9.31	—
PS Lowy	1,250,000	497,680	(1)	—	—
SM Lowy	1,250,000	1,250,000		9.31	—

Total	4,250,000	3,497,680

(1)	Under the terms of the option plan, Westfield Holdings is able to issue a Westfield Holdings share to the Executive Optionholder equal to the value of the profit element.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

25	DIRECTOR DISCLOSURES CONTINUED

(f)	Shareholding of Specified Directors

Stapled securities held in Westfield Group (WDC) (number)		Balance (WFT) 1 Jan 2004	Granted as remuneration	On exercise of options	Net change(2) other		Balance(1) (WDC) 31 Dec 2004

Specified Directors
FP Lowy, AC DH Lowy, AM PS Lowy SM Lowy	}	42,885		2,997,680	163,409,773	(3)	166,450,338
RL Furman		—					—
DM Gonski, AO		12,000			287,527		299,527
FG Hilmer, AO		—			189,433		189,433
SP Johns		—		500,000	1,328,965		1,828,965
JB Studdy, AM		18,000			20,573		38,573
FT Vincent		—					—
GH Weiss		—					—
DR Wills, AO		—			20,000		20,000
CM Zampatti, AM		—			221,654		221,654
JR Broadbent		—			51,875		51,875
WJ Falconer, CNZM		—					—
H Huizinga		—					—
RC Mansfield, AO		10,000			(4,200)		5,800

Total		82,885	—	3,497,680	165,525,600		169,106,165

(1)	The Accounting Standard AASB 1046, Director and Executive Disclosures by Disclosing Entities, paragraph 8.5 requires that the equity interests held directly, indirectly or beneficially by each specified director and specified executive, including their personally-related entities be included. Personally related entities include the interests held by the specified directors’ and/or specified executives’ relatives, spouses and any entities jointly or severally controlled by them.
(2)	The majority of the changes listed in this column are not the result of sales or acquisitions of units in WT, but as a result of the impact of the merger ratio on WT units (that is 1 unit corresponding to 0.28 Westfield Group stapled securities) or as a result of the stapling of WT units to Westfield Holdings shares and/or WAT units already held by the director, or a combination of these factors.
(3)	The aggregate interest of the Lowy directors includes family holdings and interests held by Amondi Pty Limited as trustee of the Westfield Executive Option Plan Trust, the US Executive Share Plan Trust and Westfield C Fund Pty Limited as trustee of the Westfield Superannuation C Fund. The net change includes the acquisitions, transfers and disposals of those entities. The Lowy directors did not dispose of any shares.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

26 NOTES TO THE STATEMENT OF CASH FLOWS

(a) Components of cash

Cash	25.3	33.9	9.2	15.8
Funds on deposit	13.7	5.6	7.2	3.6

	39.0	39.5	16.4	19.4

(b) Reconciliation of profit from ordinary activities after income tax to net cash flows from operating activities

Profit from ordinary activities after income tax	588.3	572.8	575.5	550.4
Net borrowing costs	284.8	215.9	196.9	136.1
Profit on disposal of non-current assets	(35.7)	(19.4)	(35.6)	(15.1)
Change in accounting policy – prior year amounts	—	(19.2)	—	(19.2)
Increase in other assets attributable to operating activities	(24.4)	(41.3)	(19.2)	(70.7)
Foreign currency exchange gain/(loss) on cash assets	(1.4)	(1.0)	10.6	10.7

Net cash flows from operating activities	811.6	707.8	728.2	592.2

(c) Financing facilities

Committed financing facilities available to the Economic Entity:
Total financing facilities at the end of the year	7,855.8	5,606.5
Amounts utilised(1)	6,901.0	4,647.6

Available financing facilities	954.8	958.9
Cash	39.0	39.5

Financing resources available at the end of the year	993.8	998.4

(1)	Amounts utilised include overdraft, borrowings and bank guarantees. Amounts which are denominated in foreign currencies are translated at exchange rates ruling at balance date.

These facilities comprise floating rate secured facilities, fixed and floating rate notes and unsecured interest only floating rate facilities. Certain facilities are also subject to negative pledge arrangements which require the Economic Entity to comply with specific minimum financial requirements.

In addition to the above facilities and as a member of the Westfield Group, certain subsidiaries of WT are borrowers under a Global Syndicated Facility of US$4,000.0 million. The facility is a structured three and five-year interest only unsecured multicurrency facility. At year end there was US$3,855.0 million undrawn under this facility.

	2004 $ Million	2003 $ Million

(d) Maturity profile of financing facilities

Maturity profile in respect of the above financing facilities:
Due within one year	1,838.1	420.0
Due between one year and five years	4,380.9	3,817.2
Due after five years	1,636.8	1,369.3

	7,855.8	5,606.5

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

27	UNHEDGED FOREIGN CURRENCY MONETARY ITEMS

At 31 December 2004 net unhedged monetary liabilities denominated in New Zealand Dollars totalled NZ$25.0 million (31 December 2003: NZ$8.5 million) comprising gross unhedged monetary assets of NZ$9.1 million (31 December 2003: NZ$6.5 million) and gross unhedged monetary liabilities of NZ$34.1 million (31 December 2003: NZ$15.0 million).

28	DERIVATIVE FINANCIAL INSTRUMENTS

(a)	(i) Summary of interest rate hedges at 31 December 2004

	Note		31 Dec 04 $ Million	31 Dec 03 $ Million

Interest payable
Principal amounts of all interest bearing liabilities:
Current interest bearing liabilities	7		965.8	425.9
Non current interest bearing liabilities	7		5,929.8	4,221.7
Share of equity accounted entities interest bearing liabilities	29	(c)	14.8	14.6
Cross currency swaps
– A$	28	(b)(i)	1,815.1	166.3

			8,725.5	4,828.5

Principal amounts of fixed interest rate liabilities:
Fixed rate loans
– A$	28	(a)(ii)	1,080.0	1,080.0
– US$1,150.0 million (31 December 2003: US$nil)	28	(a)(ii)	1,476.8	—
Fixed rate derivatives*
– A$	28	(a)(ii)	4,498.7	2,938.0
– UK£292.5 million (31 December 2003: UK£nil)	28	(a)(ii)	724.4	—

			7,779.9	4,018.0

*	Fixed rate derivatives are substantially comprised of interest rate derivatives related to both interest-bearing liabilities and cross currency swap interest payables as disclosed above.

In addition to the above fixed rate liabilities the Economic Entity also had floating rate liabilities of $945.6 million outstanding at 31 December 2004 at an average interest rate including margin of 5.68%.

	Note		31 Dec 04 $ Million	31 Dec 03 $ Million

Interest receivable
Principal amounts of all interest bearing assets:
Cross currency swaps
– US$1,230.0 million (31 December 2003: US$nil)	28	(b)(i)	1,579.6	—
– NZ$208.5 million (31 December 2003: NZ$208.5)	28	(b)(i)	192.5	182.5
Loans receivable from related entities	3		659.7	—

			2,431.8	182.5

Principal amounts of fixed interest rate assets:
Fixed rate loans
– UK£151.6 million (31 December 2003: UK£nil)	28	(a)(ii)	375.4	—
Fixed rate derivatives
– US$1,150.0 million (31 December 2003: US$nil)	28	(a)(ii)	1,476.8	—

			1,852.2	—

In addition to the above fixed rate assets the Economic Entity also had floating rate assets of $579.6 million outstanding at 31 December 2004 at an average interest rate including margin of 4.41%.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

28	DERIVATIVE FINANCIAL INSTRUMENTS CONTINUED

(a)	(ii) Interest rates

Notional principal or contract amounts of the WT’s consolidated and share of equity accounted fixed rate debt and interest rate derivatives:

	Interest rate derivatives			Fixed rate borrowings			Interest rate derivatives			Fixed rate borrowings
	31 Dec 04		31 Dec 04	31 Dec 04		31 Dec 04	31 Dec 03		31 Dec 03	31 Dec 03		31 Dec 03
Fixed rate debt and derivatives contracted as at the reporting date and outstanding at	Principal amount Million		Average rate including margin %	Principal amount Million		Average rate including margin %	Principal amount Million		Average rate including margin %	Principal amount Million		Average rate including margin %

Australian Dollar (‘A$’)

31 December 2004	A$	(4,498.7)	6.34	A$	(1,080.0)	5.95	A$	(2,938.0)	6.27	A$	(1,080.0)	5.95
31 December 2005	A$	(4,277.4)	6.47	A$	(910.0)	5.80	A$	(2,723.0)	6.47	A$	(910.0)	5.80
31 December 2006	A$	(4,838.6)	6.57	A$	(535.0)	5.65	A$	(3,088.0)	6.62	A$	(535.0)	5.65
31 December 2007	A$	(4,535.7)	6.44	A$	(360.0)	5.36	A$	(2,788.0)	6.43	A$	(360.0)	5.36
31 December 2008	A$	(4,703.4)	6.53	A$	(160.0)	5.50	A$	(2,558.0)	6.56	A$	(160.0)	5.50
31 December 2009	A$	(4,496.5)	6.54	A$	(160.0)	5.50	A$	(2,353.0)	6.57	A$	(160.0)	5.50
31 December 2010	A$	(3,466.0)	6.48		—	—	A$	(1,728.0)	6.32		—	—
31 December 2011	A$	(2,787.2)	6.50		—	—	A$	(1,050.0)	6.29		—	—
31 December 2012	A$	(2,362.2)	6.45		—	—	A$	(625.0)	6.00		—	—
31 December 2013	A$	(1,062.2)	6.55		—	—	A$	(125.0)	6.63		—	—
31 December 2014	A$	(200.0)	6.28		—	—		—	—		—	—

UK Pounds (‘UK£’)

31 December 2004	UK£	(292.5)	5.61	UK£	151.6	5.61		—	—		—	—
31 December 2005	UK£	(292.5)	5.61		—	—		—	—		—	—
31 December 2006	UK£	(292.5)	5.61		—	—		—	—		—	—
31 December 2007	UK£	(292.5)	5.61		—	—		—	—		—	—
31 December 2008	UK£	(292.5)	5.61		—	—		—	—		—	—
31 December 2009	UK£	(292.5)	5.61		—	—		—	—		—	—
31 December 2010	UK£	(292.5)	5.61		—	—		—	—		—	—
31 December 2011	UK£	(292.5)	5.61		—	—		—	—		—	—
31 December 2012	UK£	(292.5)	5.61		—	—		—	—		—	—
31 December 2013	UK£	(292.5)	5.61		—	—		—	—		—	—

US Dollars (‘US$’)

31 December 2004	US$	1,150.0	4.73	US$	(1,150.0)	4.73		—	—		—	—
31 December 2005	US$	1,150.0	4.73	US$	(1,150.0)	4.73		—	—		—	—
31 December 2006	US$	1,150.0	4.73	US$	(1,150.0)	4.73		—	—		—	—
31 December 2007	US$	1,150.0	4.73	US$	(1,150.0)	4.73		—	—		—	—
31 December 2008	US$	1,150.0	4.73	US$	(1,150.0)	4.73		—	—		—	—
31 December 2009	US$	1,150.0	4.73	US$	(1,150.0)	4.73		—	—		—	—
31 December 2010	US$	550.0	5.13	US$	(550.0)	5.13		—	—		—	—
31 December 2011	US$	550.0	5.13	US$	(550.0)	5.13		—	—		—	—
31 December 2012	US$	550.0	5.13	US$	(550.0)	5.13		—	—		—	—
31 December 2013	US$	550.0	5.13	US$	(550.0)	5.13		—	—		—	—

At 31 December 2004, the aggregate fair value compared to the aggregate book value of fixed rate debt amounted to an unrealised surplus of $18.1 million (31 December 2003: unrealised surplus of $12.1 million) and the aggregate fair value compared to the aggregate book value of interest rate derivatives amounted to an unrealised deficit of $83.7 million (31 December 2003: unrealised surplus of $27.9 million). This has not been recorded in the Statement of Financial Performance.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

28	DERIVATIVE FINANCIAL INSTRUMENTS CONTINUED

(b)	Exchange rates

(i)	Cross currency swaps in respect of the WT’s foreign currency assets and liabilities

	Weighted average exchange rate		Principal amount (payable)/receivable
Cross currency swaps contracted as at the reporting date and outstanding at:			31 Dec 04		31 Dec 04		31 Dec 03		31 Dec 03
	31 Dec 04	31 Dec 03	Million		Million		Million		Million

New Zealand dollars (‘NZ$’)

Contracts to receive NZ$ and pay A$
31 December 2004	1.2535	1.2535	A$	(166.3)	NZ$	208.5	A$	(166.3)	NZ$	208.5
31 December 2005	1.1906	1.1906	A$	(94.5)	NZ$	112.5	A$	(94.5)	NZ$	112.5
31 December 2006	1.1906	1.1906	A$	(94.5)	NZ$	112.5	A$	(94.5)	NZ$	112.5
31 December 2007	1.1906	1.1906	A$	(94.5)	NZ$	112.5	A$	(94.5)	NZ$	112.5

At 31 December 2004, the Westfield Trust’s NZ$ denominated net assets excluding the above cross currency swaps amounted to NZ$1,610.1 million (net of NZ$292.8 million debt).

	Weighted average exchange rate		Principal amount (payable)/receivable
Cross currency swaps contracted as at the reporting date and outstanding at:			31 Dec 04		31 Dec 04		31 Dec 03	31 Dec 03
	31 Dec 04	31 Dec 03	Million		Million		Million	Million

US$

Contracts to receive US$ and pay A$
31 December 2004	0.7460	—	A$	(1,648.8)	US$	1,230.0	—	—
31 December 2005	0.7460	—	A$	(1,648.8)	US$	1,230.0	—	—
31 December 2006	0.7460	—	A$	(1,648.8)	US$	1,230.0	—	—
31 December 2007	0.7461	—	A$	(1,541.4)	US$	1,150.0	—	—
31 December 2008	0.7461	—	A$	(1,541.4)	US$	1,150.0	—	—
31 December 2009	0.7461	—	A$	(1,541.4)	US$	1,150.0	—	—
31 December 2010	0.7461	—	A$	(737.2)	US$	550.0	—	—
31 December 2011	0.7461	—	A$	(737.2)	US$	550.0	—	—
31 December 2012	0.7461	—	A$	(737.2)	US$	550.0	—	—
31 December 2013	0.7461	—	A$	(737.2)	US$	550.0	—	—

At 31 December 2004, the WT’s US$ denominated liabilities amounted to US$1,230.1 million.

The unrealised deficit of the aggregate fair value compared to the aggregate book value of cross currency swaps has been recorded in the Foreign Currency Translation Reserve, in accordance with accounting policy Note 1(d).

(ii)	Forward exchange contracts to hedge foreign currency income

	Weighted average exchange rate		31 Dec 04		31 Dec 04		31 Dec 03		31 Dec 03
Forward exchange contracts contracted as at the reporting date:	31 Dec 04	31 Dec 03	Million		Million		Million		Million

New Zealand dollars (‘NZ$’)

Contracts to buy A$ and sell NZ$and maturing in the following years
31 December 2005	1.2212	1.2333	A$	104.2	NZ$	(127.2)	A$	95.5	NZ$	(117.8)
31 December 2006	1.1963	1.2129	A$	101.6	NZ$	(121.5)	A$	84.5	NZ$	(102.5)
31 December 2007	1.1442	1.1758	A$	114.0	NZ$	(130.4)	A$	66.7	NZ$	(78.4)
31 December 2008	1.1311	1.1696	A$	91.9	NZ$	(104.0)	A$	30.8	NZ$	(36.0)
31 December 2009	1.1187	—	A$	41.1	NZ$	(46.0)		—		—

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

28	DERIVATIVE FINANCIAL INSTRUMENTS continued

(b)	Exchange rates continued

(ii)	Forward exchange contracts to hedge foreign currency income continued

Differences arising on settlement of forward exchange contracts which hedge the foreign currency denominated income are recognised when the underlying foreign currency income is recorded in the financial statements. As at 31 December 2004, the aggregate fair value of the above hedging contracts amounted to an unrealised deficit of $24.4 million (31 December 2003: unrealised deficit of $20.1 million).

The net unrealised deficit recognised in the Statement of Financial Position is $35.7 million and has been calculated using the year end rate as opposed to the market rate used in the above calculation in accordance with the requirements of AASB 1012: Foreign Currency Translation.

(c)	Credit risks

In accordance with the policies determined by the Board of the Responsible Entity of WT, credit risk is spread among a number of creditworthy counterparties within specified limits. At 31 December 2004, the Economic Entity had 81% of its aggregate credit risk spread over four counterparties each with an S&P long term rating of AA- or higher. The remainder is spread over counterparties each with less than 10% of the aggregate credit risk. The aggregate credit risk in respect of derivative financial instruments is $90.8 million (31 December 2003: $329.8 million).

(d)	Other financial assets and liabilities

All financial assets and liabilities except those set out in Note 28 are recorded at book value, where book value approximates fair value.

(e)	International Financial Reporting Standards (“IFRS”)

Refer Note 31 for assessment of hedge effectiveness of fixed rate debt, interest rate derivatives, cross currency swaps and forward exchange contracts under IFRS.

29	DETAILS OF EQUITY ACCOUNTED ENTITIES

(a)	Equity accounted entities

			ECONOMIC INTEREST		CONSOLIDATED CARRYING VALUE
Name	Type of equity	Balance date	2004%	2003%	2004 $ Million	2003 $ Million

AMP Wholesale Shopping Centre Trust No.2	Units	30 Jun	10	10	49.8	41.7
Karrinyup Shopping Centre Trust	Units	30 Jun	25	25	89.7	84.3
Mt Druitt Shopping Centre Trust	Units	30 Jun	50	50	119.2	123.9
SA Shopping Centre Trust	Units	31 Dec	50	50	21.0	15.6
Southland Trust	Units	30 Jun	50	50	385.1	350.8
Tea Tree Plaza Trust	Units	30 Jun	50	50	196.4	181.3

					861.2	797.6

					CONSOLIDATED
					2004 $ Million	2003 $ Million

(b) Details of the Group’s aggregate share of equity accounted entities’ net profit:

Shopping centre and other property income					85.5	84.5

Total revenue from ordinary activities					85.5	84.5

Property outgoings					25.7	26.6
Other expenses					0.2	0.2

Total expenses from ordinary activities					25.9	26.8

Borrowing costs					1.1	0.7

Share of net profits of equity accounted joint ventures					58.5	57.0

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED
	2004 $ Million	2003 $ Million

29 DETAILS OF EQUITY ACCOUNTED ENTITIES CONTINUED

(c) Details of the Group’s aggregate share of equity accounted entities’ assets and liabilities:

Cash	2.6	3.2
Receivables and prepayments	2.6	2.3
Property investments	871.7	808.9
Construction projects	24.0	16.4

Total assets	900.9	830.8

Payables	17.4	10.7
Interest bearing liabilities	14.8	14.6
Other liabilities	7.5	7.9

Total liabilities	39.7	33.2

Net assets	861.2	797.6

(d) Details of the Group’s carrying value of investments in equity accounted entities:

Balance at the beginning of the year	797.6	645.7
Acquisitions of equity accounted joint ventures	—	127.7
Additions/working capital movements during the year	(1.8)	0.7
Share of joint ventures’ net profit	58.5	57.0
Distributions paid	(58.5)	(57.0)
Share of revaluation increment	65.4	23.5

Carrying value of investments in equity accounted joint ventures	861.2	797.6

(e) Details of the Group’s aggregate share of equity accounted entities’ asset revaluation reserve:

Balance at the beginning of the year	192.9	143.6
Acquisitions of equity accounted joint ventures	—	25.8
Net increment on revaluation of non-current assets	65.4	23.5

Balance at the end of the year	258.3	192.9

(f) Details of the Group’s aggregate share of equity accounted entities’ retained profits:

Balance at the beginning of the year	—	—
Share of net profit for the year	58.5	57.0
Distributions paid during the year	(58.5)	(57.0)

Balance at the end of the year	—	—

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED
	2004 $ Million	2003 $ Million

29 DETAILS OF EQUITY ACCOUNTED ENTITIES CONTINUED

(g) Details of the Group’s aggregate share of equity accounted entities lease commitments:

Operating lease receivables
Future minimum rental revenues under non-cancellable operating retail property leases
Due within one year	105.6	105.3
Due between one and five years	262.3	244.0
Due after five years	188.1	199.7

	556.0	549.0

Operating lease payables
Expenditure contracted but not provided for
Due within one year	—	—
Due between one and five years	—	—
Due after five years	—	—

	—	—

(h) Details of the Group’s aggregate share of equity accounted entities capital expenditure commitments:

Estimated capital expenditure commitments contracted at balance date but not provided for
Due within one year	25.4	—
Due between one and five years	—	—
Due after five years	—	—

	25.4	—

(i) Details of the Group’s aggregate share of equity accounted entities contingent liabilities:

Performance guarantees	—	—

	—	—

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

30	DETAILS OF CONTROLLED, PROPORTIONATELY CONSOLIDATED AND EQUITY ACCOUNTED ENTITIES

	2004 INTEREST		2003 INTEREST
Name of Entity	Beneficial %	Consolidated or equity accounted %	Beneficial %	Consolidated or equity accounted %

Entities Incorporated in Australia

Parent Entity

Westfield Trust	100.0	100.0	100.0	100.0

Consolidated Controlled Entities
Bondi Junction Trust	100.0	100.0	100.0	100.0
Carindale Property Trust	50.0	100.0	50.0	100.0
Fountain Gate Trust	100.0	100.0	100.0	100.0
Market Street Investment Trust	100.0	100.0	100.0	100.0
Market Street Property Trust	100.0	100.0	100.0	100.0
VIC Shopping Centre Trust	100.0	100.0	100.0	100.0
WD Trust	100.0	100.0	100.0	100.0
WT (Aust.) Pty Limited	100.0	100.0	—	—
WestArt Trust	100.0	100.0	100.0	100.0
Westfield Chatswood Trust	100.0	100.0	100.0	100.0
Westfield Morley Trust	100.0	100.0	100.0	100.0
Westfield Northgate Trust	100.0	100.0	100.0	100.0
Westfield Number 2 Sub Trust	100.0	100.0	100.0	100.0
Westfield Number 3 Sub Trust	100.0	100.0	100.0	100.0
Westfield Number 4 Sub Trust	100.0	100.0	100.0	100.0
Westfield Shoppingtown Property Trust	100.0	100.0	100.0	100.0
Westfield (NZ) Sub Trust (formerly Westfield Sub Trust No. 2)	100.0	100.0	100.0	100.0
Westfield Tuggerah Trust	100.0	100.0	100.0	100.0
Westfield Sub Trust A	100.0	100.0	100.0	100.0
Westfield Sub Trust B	100.0	100.0	100.0	100.0
Westfield Sub Trust C	100.0	100.0	100.0	100.0
Westfield Sub Trust D	100.0	100.0	100.0	100.0
Westfield Sub Trust E	100.0	100.0	100.0	100.0
Westfield Sub Trust F	100.0	100.0	100.0	100.0
Westfield Sub Trust G	100.0	100.0	100.0	100.0
Westfield Sub Trust H	100.0	100.0	100.0	100.0
Westfield Sub Trust I	100.0	100.0	100.0	100.0
Westfield Sub Trust J	100.0	100.0	100.0	100.0
Westfield Sub Trust K	100.0	100.0	100.0	100.0

Equity Accounted Entities
AMP Wholesale Shopping Centre Trust No. 2	10.0	10.0	10.0	10.0
Karrinyup Shopping Centre Trust	25.0	25.0	25.0	25.0
Mt Druitt Shopping Centre Trust	50.0	50.0	50.0	50.0
SA Shopping Centre Trust	50.0	50.0	50.0	50.0
Southland Trust	50.0	50.0	50.0	50.0
Tea Tree Plaza Trust	50.0	50.0	50.0	50.0

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

30	DETAILS OF CONTROLLED, PROPORTIONATELY CONSOLIDATED AND EQUITY ACCOUNTED ENTITIES CONTINUED

	2004 INTEREST		2003 INTEREST
Name of Entity	Beneficial %	Consolidated or equity accounted %	Beneficial %	Consolidated or equity accounted %

Entities Incorporated in Australia continued

Proportionately Consolidated Joint Ventures
Westfield Airport West	50.0	50.0	50.0	50.0
Westfield Bay City	50.0	50.0	50.0	50.0
Westfield Belconnen	50.0	50.0	50.0	50.0
Westfield Carindale	25.0	50.0	25.0	50.0
Westfield Hurstville	50.0	50.0	50.0	50.0
Westfield Liverpool	50.0	50.0	50.0	50.0
Westfield Marion	50.0	50.0	50.0	50.0
Westfield Miranda	50.0	50.0	50.0	50.0
Westfield North Lakes	50.0	50.0	—	—
Westfield Parramatta	50.0	50.0	50.0	50.0
Westfield Plenty Valley	50.0	50.0	—	—
Westfield Whitford City	50.0	50.0	—	—

Entities Incorporated in New Zealand

Consolidated Controlled Entities
Westfield Trust (NZ) Limited	100.0	100.0	100.0	100.0
St Lukes Group Limited	100.0	100.0	100.0	100.0
St Lukes Group Holdings Limited	100.0	100.0	100.0	100.0
Albany Shopping Centre Limited	100.0	100.0	100.0	100.0
Albany Shopping Centre (No. 2) Limited	100.0	100.0	100.0	100.0
Cedarville Properties Limited	100.0	100.0	100.0	100.0
Chartwell Shopping Centre Limited	100.0	100.0	100.0	100.0
Downtown Shopping Centre Limited	100.0	100.0	100.0	100.0
Downtown Shopping Centre (No. 2) Limited	100.0	100.0	100.0	100.0
Glenfield Mall Limited	100.0	100.0	100.0	100.0
Johnsonville Shopping Centre Limited	100.0	100.0	100.0	100.0
Kroftfield Properties Limited	100.0	100.0	100.0	100.0
Manakau City Centre Limited	100.0	100.0	100.0	100.0
Petavid Investments Limited	100.0	100.0	100.0	100.0
Queensgate Centre Limited	100.0	100.0	100.0	100.0
Redisville Enterprises Limited	100.0	100.0	100.0	100.0
Riccarton Shopping Centre (1997) Limited	100.0	100.0	100.0	100.0
Shore City Centre (1993) Limited	100.0	100.0	100.0	100.0
St Lukes Group (No. 2) Limited	100.0	100.0	100.0	100.0
St Lukes Square (1993) Limited	100.0	100.0	100.0	100.0
The Plaza Pakuranga Limited	100.0	100.0	100.0	100.0
WestCity Shopping Centre Limited	100.0	100.0	100.0	100.0

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

31	IMPACTS OF ADOPTING INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”)

The Australian Accounting Standards Board (“AASB”) has issued Australian equivalents to those IFRS that will be applicable for reporting periods commencing from 1 January 2005.

The key differences between Australian Generally Accepted Accounting Principles (“AGAAP”) and IFRS identified by management to date as potentially having significant effect on the financial position and financial performance of the Group are summarised below. The summary should not be taken as an exhaustive list of all the differences between AGAAP and IFRS.

The key differences between AGAAP and IFRS identified by management to date reflects the current interpretation of Australian equivalents to IFRS that were issued in July 2004 and that will be applicable from 1 January 2005.

Upon adoption of IFRS, the Westfield Group will be required to restate comparatives to reflect the new IFRS accounting policies. This will require initial adjustments to be made retrospectively to retained earnings at 1 January 2004.

Regulatory bodies that promulgate AGAAP and IFRS have significant ongoing projects that could affect the differences between AGAAP and IFRS described below. WT’s financial statements in the future could be materially impacted by these changes.

Changes expected to apply from 1 January 2004

(i)	Investment Property Revaluation

Under AGAAP, changes in the fair value of WT’s shopping centres are reflected through the asset revaluation reserve. Decreases are also reflected through the asset revaluation reserve to the extent they reduce previously recognised increments and otherwise are charged to the operating result in the Statement of Financial Performance.

Under IFRS, changes in the fair value of WT’s shopping centres are reflected through the operating result in the Statement of Financial Performance. On transition to IFRS the balance of the asset revaluation reserve will be transferred to retained earnings.

(ii)	Foreign Currency Translation

Under AGAAP, where operations classified as self-sustaining have a functional currency that differs from the Australian parent, the Statement of Financial Position of the foreign operations must be translated to Australian dollars at year end rates and the Statement of Financial Performance at average rate with translation movements being recognised in the foreign currency translation reserve. Further, AGAAP requires the financial statements of Australian entities to be presented in Australian dollars.

Under IFRS, the assets, liabilities and operations of an entity are required to be measured using the functional currency of that entity. The functional currency can be Australian dollars or another currency. Further, under IFRS, an entity may present its financial statements in a currency other than its functional currency. Translation adjustments arising from the re-measurement of an entity’s financial statements from functional to presentation currency are recorded in foreign currency translation reserve.

(iii)	Taxation

Under current Australian income tax legislation WT is not liable to Australian income tax, including capital gains tax, provided that Members are presently entitled to the income of WT as determined in accordance with WT’s Constitution. The Group’s New Zealand controlled entities are subject to New Zealand tax on their earnings. Dividends paid by those entities to WT are subject to New Zealand dividend withholding tax.

Under current Australian income tax legislation, Members of WT may be entitled to receive a foreign tax credit for New Zealand withholding tax deducted from dividends paid by New Zealand controlled entities to WT.

Under AGAAP, depreciation allowances for tax purposes and revaluation of investment properties does not have an impact on tax expense in the Statement of Financial Performance. A liability is only recognised once there is an intention to sell the investment property and the sale would give rise to a tax obligation.

Under IFRS it is anticipated that there will be no significant effect on the financial position and performance of WT in respect of taxation.

(iv)	Leasehold Properties

Under AGAAP, ground rent obligations for leasehold land which meet the definition of an operating lease have not been recorded as an asset or a liability in a Statement of Financial Position.

Under IFRS, it is expected that ground rent obligations for leasehold land that meet the definition of an investment property will be required to be treated as finance leases. This would result in an increase in investment properties and liabilities by an amount equal to the present value of the minimum future lease payments. At 31 December 2004, WT’s ground rent obligations for leasehold land are approximately $50 million.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

31	IMPACTS OF ADOPTING IFRS CONTINUED

Changes expected to apply from 1 January 2005

(i)	Foreign Currency Derivatives

Under AGAAP, gains and losses on foreign currency derivatives are deferred and recorded with the underlying transactions being hedged:

(a)	for hedges of foreign revenues, gains and losses are reflected in the Statement of Financial Performance as the underlying revenues are recognised; and

(b)	for hedges of net investments in foreign operations, gains and losses are reflected in the foreign currency translation reserve.

Under IFRS, hedge accounting cannot be applied to derivatives entered into to hedge the foreign exchange exposure relating to revenues denominated in a foreign operations’ functional currency. Accordingly, such derivatives are measured at fair value and gains and losses are reflected in the Statement of Financial Performance as they arise. The foreign exchange exposure on net investments in foreign operations can be hedged under IFRS provided that certain strict tests are met relating to hedge designation, documentation and effectiveness. If these tests are satisfied then the hedging derivative is measured at fair value and gains and losses reflected in the foreign currency translation reserve. However, to the extent that the hedge does not satisfy the above tests then a corresponding portion of the gain or loss is reflected in the Statement of Financial Performance immediately.

At 31 December 2004, WT’s cross currency swaps as set out in Note 28(b)(i) are considered to be effective under IFRS. At 31 December 2004, all of WT’s forward exchange contracts, as set out in Note 28(b)(ii) are considered to be ineffective under IFRS.

(ii)	Interest Rate Derivatives

Under AGAAP, derivatives that are used to hedge exposure to fluctuations in floating interest rates are not measured at fair value. Instead payments and receipts on swaps are recognised in the Statement of Financial Performance as they arise and premiums paid on options are amortised over the period of the hedge.

Under IFRS, derivatives taken out to reduce exposures to fluctuations in floating interest rates may be accounted for as cash flow hedges provided that the hedge designation, documentation and effectiveness tests can be met. If these tests are satisfied then the hedging derivative is measured at fair value and gains or losses are reflected directly in equity until the hedged transaction occurs, when they are released to the Statement of Financial Performance. For fully effective hedges, this results in a profit and loss outcome similar to AGAAP. However, to the extent that the hedges do not satisfy the above tests then a corresponding portion of the gain or loss is reflected in the operating result in the Statement of Financial Performance immediately.

At 31 December 2004, all of WT’s fixed rate debt as set out in Note 28(a)(i) is considered to be effective under IFRS. At 31 December 2004, substantially all of WT’s interest rate derivatives with an aggregate unrealised deficit of $83.7 million, as set out in Note 28(a)(i) are considered to be ineffective under IFRS.

(iii)	Trust Units

Under AGAAP, units in fixed life property trusts are considered contributed equity of the unit trust. Under IFRS, the interpretation of AASB 132 Financial Instruments: Presentation and Disclosure in respect of the classification of units on issue for fixed life property trusts between liabilities and equity is currently under debate by the accounting profession. It is possible that fixed life property trusts will be required to classify units on issue as a financial liability rather than equity under AGAAP. This would result in the distributions to unitholders being classified as interest expense rather than as distribution to equity holders.

It should be noted that the possible classification of trust units as a liability would not alter the underlying economic interest of the unitholders in the net assets and net profits attributable to unit holders of the stapled entity.

In March 2005 the Australian Accounting Standards Board (AASB) decided to advise the International Accounting Standards Board (IASB) of its tentative decision to issue guidance that the existence of a termination date for the life of a trust does not prevent units issued by fixed life listed property trusts from being classified as equity and that this interpretation of AASB 132 is IFRS compliant. The AASB plans to finallise its position on this matter at its April 2005 meeting.

It is expected that other less significant adjustments may also be identified.

Management of the transition to IFRS

WT has commenced transitioning its accounting policies and financial reporting from current Australian Standards to the Australian Equivalent of IFRS by allocating internal resources and engaging expert consultants to conduct impact assessments to isolate key areas of WT that will be impacted by the transition to IFRS. Priority has been given to finalising the preparation of an opening balance sheet in accordance with IFRS. This opening balance sheet will form the basis of accounting for IFRS in the future, and is required when WT prepares its first fully compliant Financial Report for the year ended 31 December 2005. These approximations could change as further work is undertaken by the IFRS project team and other less significant adjustments are also expected to be identified.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

32	DETAILS OF THE WESTFIELD GROUP MERGER

In July 2004, the Westfield Group was formed by the stapling of the securities of Westfield Holdings (“Parent Company”), WT and WAT (“Merger”).

The Merger was implemented by way of a Court approved scheme of arrangement (“Share Scheme”) of the Parent Company and amendments to the Constitutions of each of the Parent Company, WT and WAT.

On 25 June 2004, Members of each of the Parent Company, WT and WAT approved the Merger. As a result of the Merger the Parent Company is considered, for accounting purposes, to have gained control of WT and WAT and will consolidate WT and WAT from 2 July 2004, being the date an order made by the Supreme Court of New South Wales approving the Share Scheme was lodged with ASIC.

The Merger was implemented on 16 July 2004 (“Implementation Date”), being the date on which securities were issued to investors in each other entity and “stapled” such that the Westfield Group stapled securities trade as one security on the Australian Stock Exchange under the code WDC. The stapled security comprises one share in the Parent Company, one WT unit and one WAT unit. The following occurred on the Implementation Date:

•	Members of WT holding units on 12 July 2004 (“Stapling Record Date”) had their units converted into 0.28 restructured WT units and Members of WAT had their units converted into 0.15 restructured WAT units;

•	a fully franked “stapling” dividend of $0.002 per share in the Parent Company was paid to Members of the Parent Company holding shares on the Stapling Record Date and applied to subscribe for one restructured WT unit for $0.001 and one restructured WAT unit for $0.001 for each share in the Parent Company held by the Member;

•	a stapling distribution of $1.01 was paid to Members of WT holding units on the Stapling Record Date and applied to subscribe for one share in the Parent Company for $0.01 and one restructured WAT unit for $1.00 for each restructured WT unit held;

•	a stapling distribution of $1.01 was paid to Members of WAT holding units on the Stapling Record Date and applied to subscribe for one share in the Parent Company for $0.01 and one restructured WT unit for $1.00 for each restructured WAT unit held;

•	Members of the Parent Company holding shares on the Stapling Record Date received one stapled security for each share held;

•	Members of each of WT and WAT received one stapled security for each restructured WT unit or restructured WAT unit (as the case may be) held on the Stapling Record Date.

The Merger ensures a common investor base in each of the Parent Company, WT and WAT other than a number of entities controlled by the Parent Company (“Cross Holders”) holding units and options in WAT. The Cross Holders held 553,895,741 units in WAT prior to the Merger. The Cross Holders participated in the consolidation of WAT units but did not participate in the issue of stapled securities or the stapling distribution. As a result of the consolidation the Cross Holders currently hold 83,084,363 restructured units in WAT and will continue to receive distributions which are paid on WAT units.

As a result of the Merger, the Cross Holders’ unit holdings in WAT have been reduced from 14.7% to 4.7%.

The Cross Holders also hold a total of 27,661,209 Special Options in WAT.

The Parent Company and the Responsible Entities of WT and WAT entered into the Stapling Deed (effective 2 July 2004) which sets out the terms of the relationship between the entities with respect to the stapled securities. The Stapling Deed ensures that the entities must operate on a co-operative basis for the benefit of holders of Stapled Securities as a whole.

As a consequence of the Merger, the Parent Company, the Responsible Entities of WAT and WT and certain subsidiaries of each of them (each an “Obligor”) have recently executed guarantee and negative pledge documentation in respect of financial accommodation provided for the benefit of the Westfield Group.

Under the guarantee documentation, each Obligor unconditionally and irrevocably grants a guarantee for the benefit of Westfield Group Lenders in respect of the debts and monetary obligations of certain subsidiaries of the Parent Company, WT and WAT.

The Master Negative Pledge Deed Poll given by the Parent Company, and the Responsible Entities of WT and WAT contains, amongst other things, certain undertakings, financial covenants, representations and warranties in respect of themselves and their controlled entities for the benefit of lenders to the Westfield Group. This document also sets out the basis upon which defaults or events of defaults may occur under the financing arrangements of Obligors and the acceleration rights of Westfield Group lenders in that event.

Westfield Trust

Notes to the financial statements

for the financial year ended 31 December 2004

32	DETAILS OF THE WESTFIELD GROUP MERGER CONTINUED

In order to implement the Merger, the Constitutions of each of the Parent Company, WT and WAT were amended. These amendments were approved by Members of each entity at the meetings held on 25 June 2004.

Under the amended Constitutions for each of WT and WAT, the responsible entities are entitled to be paid a management fee equal to the reasonable estimate of its costs in providing their services as responsible entity.

As a result of the Merger, investors in the Westfield Group will receive distributions from each component of the stapled security comprising dividends from the Parent Entity and distributions from each of WT and WAT. The distribution policy of the Westfield Group is to distribute its reported after tax profit as presented on an AGAAP basis and adjusted for an amount equivalent to the project profits that the Group would have reflected in its Statement of Financial Performance but for the Merger and other amounts which the Directors may determine to take into account in order to reflect the capital profits or losses and other items as considered appropriate. It is intended that the Westfield Group distributions be paid to investors half yearly and no later than two months after the end of each half year.

33	MATERIAL ACQUISITIONS

Duelguide acquisition

On 24 November 2004, WT acquired a 49% interest in Westfield UK Acquisitions (Jersey) plc for a total cost of $359.8 million.

General Property Trust acquisition

During the period, WT acquired a 6.53% interest in the General Property Trust for $481.3 million.

34	SUBSEQUENT EVENTS

Since the end of the financial year, WT has entered into conditional agreements with General Property Trust for the acquisition of a 50% interest in Penrith Plaza in Sydney’s west, a 50% interest in Woden Plaza, Canberra and a 25% interest in Sunshine Plaza, Queensland for a total of $842.4 million.

Since the end of the financial year, 10,267,941 WDC stapled securities were issued upon the exercise of options issued by WT to Deutsche Bank for $138.1 million.

The financial effect of each of the above events has not been recognised.

Westfield Trust

Directors’ Declaration

The Directors of Westfield Management Limited, the Responsible Entity of Westfield Trust (“Trust”), declare that:

(a)	in the Directors’ opinion, there are reasonable grounds to believe that the Trust will be able to pay its debts as and when they become due and payable;

(b)	in the Directors’ opinion, the Financial Statements and notes thereto are in accordance with the Corporations Act 2001 (Cwlth), including sections 296 and 297; and

(c)	they have been provided with the declarations required by section 295A of the Corporations Act 2001 (Cwlth).

Made on 30 March 2005 in accordance with a resolution of the Board of Directors.

FP Lowy, AC	FG Hilmer, AO
Chairman	Deputy Chairman

Westfield Trust

Independent Audit Report

to the members of Westfield Trust

Scope

The financial report and directors’ responsibility

The financial report comprises the statement of financial position, statement of financial performance, statement of cash flows, accompanying notes to the consolidated financial statements, and the Directors’ Declaration for Westfield Trust (the Trust) and the consolidated entity, for the year ended 31 December 2004. The consolidated entity comprises both the Trust and the entities it controlled during the year.

The directors of Westfield Management Limited, the Responsible Entity of the Trust, are responsible for preparing a financial report that gives a true and fair view of the financial position and performance of the Trust and the consolidated entity, and that complies with Accounting Standards in Australia, in accordance with the Corporations Act 2001. This includes responsibility for the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial report.

Audit approach

We conducted an independent audit of the financial report in order to express an opinion on it to the members of the Trust. Our audit was conducted in accordance with Australian Auditing Standards in order to provide reasonable assurance as to whether the financial report is free of material misstatement. The nature of an audit is influenced by factors such as the use of professional judgement, selective testing, the inherent limitations of internal control, and the availability of persuasive rather than conclusive evidence. Therefore, an audit cannot guarantee that all material misstatements have been detected.

We performed procedures to assess whether in all material respects the financial report presents fairly, in accordance with the Corporations Act 2001, including compliance with Accounting Standards in Australia, and other mandatory financial reporting requirements in Australia, a view which is consistent with our understanding of the consolidated entity’s financial position, and of their performance as represented by the results of their operations and cash flows.

We formed our audit opinion on the basis of these procedures, which included:

•	examining, on a test basis, information to provide evidence supporting the amounts and disclosures in the financial report, and

•	assessing the appropriateness of the accounting policies and disclosures used and the reasonableness of significant accounting estimates made by the directors.

While we considered the effectiveness of management’s internal controls over financial reporting when determining the nature and extent of our procedures, our audit was not designed to provide assurance on internal controls.

We performed procedures to assess whether the substance of business transactions was accurately reflected in the financial report. These and our other procedures did not include consideration or judgement of the appropriateness or reasonableness of the business plans or strategies adopted by the directors and management of the Responsible Entity of the Trust.

Independence

We are independent of the Trust, and have met the independence requirements of Australian professional ethical pronouncements and the Corporations Act 2001. In addition to our statutory audit work, we were engaged to undertake other non-audit services during the reporting period. The provision of these services has not impaired our independence.

Audit Opinion

In our opinion, the financial report of Westfield Trust is in accordance with:

(a)	the Corporations Act 2001, including:

(i)	giving a true and fair view of the financial position of Westfield Trust and the consolidated entity at 31 December 2004 and of its performance for the year ended on that date; and

(ii)	complying with Accounting Standards in Australia and the Corporations Regulations 2001; and

(b)	other mandatory financial reporting requirements in Australia.

Ernst & Young	Brian Long
Partner
Sydney
Date: 30 March 2005

Westfield America Trust

Statement of Financial Performance

for the financial year ended 31 December 2004

			CONSOLIDATED		PARENT ENTITY
	Note 1(l)		2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

Revenues from ordinary activities

Shopping centre rental and other property income			1,726.7	1,869.4	—	—
Interest income			8.5	3.5	84.2	1.8
Dividends from subsidiaries			—	—	666.2	595.0

Total revenues from trading activities			1,735.2	1,872.9	750.4	596.8
Revenue from asset sales/ termination of interest rate swaps	19		268.9	448.1	6.8	—
Revaluation increment on investments (reversal of previous decrement)	11	(a)	—	—	469.1	—

Total revenue from ordinary activities			2,004.1	2,321.0	1,226.3	596.8

Expenses from ordinary activities

Shopping centre and other property outgoings	16		510.7	576.3	—	—
Advisory and management fee	25		21.6	36.9	1.3	—
Corporate costs			4.2	7.1	2.4	2.1

Total expenses from trading activities			536.5	620.3	3.7	2.1
Merger charges			34.5	—	34.5	—
Cost of assets sold or written down/acquisition costs written off	19		263.9	425.6	—	—
Revaluation decrement on investments (due to exchange rate movement)	11	(a)	—	—	—	469.1

Total expenses from ordinary activities			834.9	1,045.9	38.2	471.2

Share of net profits of equity accounted entities from trading activities	15	(b)	82.1	75.7	—
Share of net profits of equity accounted entities from asset sale	15	(b)	—	7.8	—	—

Share of net profits of equity accounted entities	15	(b)	82.1	83.5	—	—

Borrowing costs

Interest and other borrowing costs			337.2	520.0	0.7	1.0
Coupon on convertible/redeemable preference shares / units			39.4	46.1	—	—

Total borrowing costs	17		376.6	566.1	0.7	1.0

Profit from ordinary activities before withholding tax expense			874.7	792.5	1,187.4	124.6

United States withholding tax expense			38.4	36.0	31.8	30.8

Profit from ordinary activities after withholding tax expense	29	(b)	836.3	756.5	1,155.6	93.8

Less – Net profit attributable to outside equity interests			138.5	159.7	—	—

Net profit from ordinary activities attributable to Members of Westfield America Trust (“WAT”)			697.8	596.8	1,155.6	93.8

Increase in asset revaluation reserve	11	(a)	1,899.3	275.5	1,626.1	(715.9)
Cost of raising equity	14		—	(7.1)	—	(0.8)
Net exchange difference on translation of financial report of self sustaining foreign operations	11	(c)	258.6	(1,488.3)	—	—

Total revenues, expenses and valuation adjustments attributable to Members of WAT and recognised directly in equity			2,157.9	(1,219.9)	1,626.1	(716.7)

Total changes in equity other than those resulting from Transactions with Members as Members of WAT	14		2,855.7	(623.1)	2,781.7	(622.9)

Westfield America Trust

Statement of Distribution Paid and Proposed

for the financial year ended 31 December 2004

		CONSOLIDATED		PARENT ENTITY
	Note 1(l)	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

Net profit from ordinary activities attributable to Members of WAT		697.8	596.8	1,155.6	93.8
Add/(Less):
Net profit from asset sales or write down/acquisition costs written off/termination of interest rate swaps	19	(5.4)	(23.9)	—	—
Reversal of Merger charges		34.5	—	34.5	—
Distribution from retained profits		38.6	0.7	44.5	—
Revaluation increment on investments		—	—	(469.1)	—
Amounts transferred from issued capital		—	—	—	479.8
Special capital distribution	14	34.0	—	34.0	—

Distribution paid/proposed		799.5	573.6	799.5	573.6

Distribution paid/payable		291.8	573.6	291.8	573.6
Special capital distribution paid		34.0	—	34.0	—
Distribution proposed		473.7	—	473.7	—

		799.5	573.6	799.5	573.6

Westfield America Trust

Statement of Financial Position

as at 31 December 2004

			CONSOLIDATED		PARENT ENTITY
	Note 1(l)		2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

Current assets

Cash assets			158.5	173.9	15.7	3.3
Trade receivables	2	(a)	58.7	44.6	—	—
Other receivables	2	(b)	283.7	4.7	486.4	182.5
Withholding tax receivable			26.5	22.9	26.5	22.9
Other assets	3		213.5	180.4	180.1	145.2

Total current assets			740.9	426.5	708.7	353.9

Non-current assets

Property investments	4		13,719.5	12,681.5	—	—
Equity accounted investments	15		1,458.1	772.1	—	—
Other investments	5		105.6	109.7	6,827.3	5,086.4
Other receivables	2	(b)	101.1	—	—	—
Other assets	3		939.7	611.5	799.7	478.5

Total non-current assets			16,324.0	14,174.8	7,627.0	5,564.9

Total assets			17,064.9	14,601.3	8,335.7	5,918.8

Current liabilities

Payables	6		398.3	406.7	60.8	8.6
Withholding tax payable			6.8	8.4	6.8	8.4
Distribution payable	7	(a)	—	310.1	—	310.1
Interest-bearing liabilities – borrowings	8		165.7	540.0	—	—
Other financial liabilities	7	(b)	179.1	145.1	179.1	145.1

Total current liabilities			749.9	1,410.3	246.7	472.2

Non-current liabilities

Payables	6		104.6	95.5	30.9	—
Interest-bearing liabilities:
Borrowings	8		6,130.2	5,745.9	—	—
Convertible/redeemable preference shares/units	9		302.8	438.9	—	—
Other financial liabilities	7	(b)	304.3	478.5	304.3	478.5

Total non-current liabilities			6,841.9	6,758.8	335.2	478.5

Total liabilities			7,591.8	8,169.1	581.9	950.7

Net assets			9,473.1	6,432.2	7,753.8	4,968.1

Equity attributable to Members of WAT

Contributed equity	10		5,647.4	5,425.3	5,254.5	4,958.4
Reserves	11		1,561.9	(594.3)	1,635.5	9.7
Retained profits	12		544.5	137.1	863.8	—

Total equity attributable to Members of WAT			7,753.8	4,968.1	7,753.8	4,968.1

Outside equity interests

Contributed equity			1,194.3	1,376.3	—	—
Reserves			509.9	45.9	—	—
Retained profits			15.1	41.9	—	—

Total outside equity interests	13		1,719.3	1,464.1	—	—

Total equity	14		9,473.1	6,432.2	7,753.8	4,968.1

Westfield America Trust

Statement of Cash Flows

for the financial year ended 31 December 2004

			CONSOLIDATED		PARENT ENTITY
	Note 1(l)		2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

Cash flows from operating activities

Receipts in the course of operations			1,697.0	1,829.1	—	—
Payments in the course of operations			(557.1)	(622.6)	(1.0)	(1.8)
Dividends and distributions received from subsidiaries			—	—	635.6	569.2
Withholding tax paid			(36.4)	(29.6)	(27.1)	(23.4)
Distributions received from equity accounted entities			63.6	72.7	—	—

Net cash flows from operating activities	29	(b)	1,167.1	1,249.6	607.5	544.0

Cash flows from investing activities

Acquisition of property investments			(117.5)	(431.4)	—	—
Payments for capital expenditure			(639.7)	(512.2)	—	—
Payments for the purchase of investments in subsidiaries			—	—	(141.1)	(568.2)
Proceeds from sale of property investments			86.8	322.2	—	—
Net payments for investments in equity accounted entities			(60.0)	(89.4)	—	—

Net cash flows used in investing activities			(730.4)	(710.8)	(141.1)	(568.2)

Cash flows from financing activities

Proceeds from issue of securities (units)			187.5	567.0	187.5	567.0
Extinguishment of options			(74.0)	—	—	—
Securities issued to implement the Merger			630.2	—	630.2	—
Stapling distributions to implement the Merger			(488.1)	—	(488.1)	—
Net proceeds from/(repayments of) interest-bearing liabilities			903.8	114.0	43.4	(19.0)
Interest and other borrowing costs paid			(498.7)	(649.2)	(0.8)	(1.0)
Interest received			8.5	3.3	58.7	1.8
Distributions paid			(635.9)	(522.1)	(635.9)	(522.1)
Loans advanced to related entities			(349.7)	—	(249.0)	—
Dividends paid by subsidiaries to outside equity interests			(135.6)	(146.2)	—	—

Net cash flows (used in)/from financing activities			(452.0)	(633.2)	(454.0)	26.7

Net (decrease)/increase in cash held			(15.3)	(94.4)	12.4	2.5
Add opening cash brought forward			173.9	268.3	3.3	0.8
Effects of exchange rate changes on opening cash brought forward			(0.1)	0.0	0.0	0.0

Cash at the end of the year	29	(a)	158.5	173.9	15.7	3.3

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES

(a)	Basis of preparation

This General Purpose Financial Report has been prepared on the basis of historical cost accounting and does not purport to disclose current values except where indicated in respect of the revaluation of non current assets, which are carried at fair value. The Financial Report has been drawn up in accordance with the Corporations Act 2001, applicable Accounting Standards and other mandatory professional reporting requirements, including Urgent Issues Group Consensus views.

The accounting policies adopted are consistent with those applied in the previous financial year except as otherwise stated.

During the financial year the securities of WAT were stapled with those of Westfield Holdings Limited (“Westfield Holdings”) and Westfield Trust (“WT”) to form the Westfield Group. The stapled securities are quoted on the Australian Stock Exchange (“ASX”) under ASX code WDC. The stapling transaction is referred to as “the Merger”. Refer Note 31 for further details.

As a result of the Merger, WAT no longer provides for distributions on an accruals basis. A provision is recognised for distributions when they have been declared, determined or publicly recommended by the directors on or before the reporting date.

(b)	Principles of consolidation

The Consolidated Financial Report includes the results, assets and liabilities of WAT (“Parent Entity”), its controlled entities and partially owned property partnerships as noted below.

The Parent Entity and its subsidiaries are collectively referred to as the “Group”. The Group and its equity accounted entities are collectively referred to as the “Economic Entity”.

The Group has significant co-ownership interests in a number of properties. These interests are held through partial ownership in property partnerships. In accordance with AASB 1024 “Consolidated Accounts”, the Group has consolidated partially owned property partnerships which it controls. In accordance with AASB 1006 “Interests in Joint Ventures” the equity method of accounting is used for partially owned property partnerships that are entities where the Economic Entity exerts significant influence but does not have control.

Where entities adopt accounting policies which differ from those of the Parent Entity, adjustments have been made so as to ensure consistency with the Parent Entity, compliance with applicable Australian Accounting Standards and the provisions of the Constitution of the Parent Entity. All inter-entity balances and transactions, and unrealised profits arising from intra-Economic Entity transactions, have been eliminated in full.

Incremental interests acquired in subsidiaries are reflected in this Financial Report at their fair values. Adjustments have been made to the relevant equity interests to reflect any differences between the purchase price and the fair value. Adjustments have also been made to each class of equity interests to reflect the appropriate proportionate ownership interests.

The names of the subsidiaries and the equity accounted entities, and the Economic Entity’s beneficial interests therein are set out in Note 28.

(c)	Foreign currencies

(i)	Translation of foreign currency transactions

Foreign currency transactions are converted to Australian dollars at exchange rates ruling at the date of those transactions or at hedge rates where applicable.

Amounts payable and receivable in foreign currency at balance date are translated to Australian dollars at exchange rates ruling at that date. Exchange differences arising from amounts payable and receivable are treated as operating revenue or expense in the period in which they arise, except as noted below.

(ii)	Translation of accounts of foreign operations

The Statement of Financial Position of foreign self-sustaining subsidiaries and equity accounted entities are translated at exchange rates ruling at balance date and the Statement of Financial Performance of foreign self-sustaining subsidiaries and equity accounted entities are translated at average exchange rates for the period. Exchange differences arising on translation of the interests in foreign self-sustaining operations and equity accounted entities are taken directly to the foreign currency translation reserve. On consolidation, exchange differences on loans and cross currency swaps denominated in foreign currencies which hedge net investments in foreign self-sustaining operations and equity accounted entities are taken directly to the foreign currency translation reserve.

Other exchange differences, costs and premiums on contracts to hedge specific foreign currency denominated transactions, assets or liabilities are brought to account with the underlying transactions, assets or liabilities. Exchange differences, costs and premiums on all other hedge contracts are included as revenue or expense in the period in which the exchange differences arise.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES CONTINUED

(d)	Revenues from ordinary activities

Revenues from rents and other property income, including percentage rent, are brought to account on an accruals basis and, if not received at balance date, are reflected in the Statement of Financial Position as receivables and are carried at fair value. Recoveries from tenants are recognised as income in the financial year the applicable costs are accrued. Profits from the sale of property investments are recognised upon settlement and after contractual duties are completed.

(e)	Expenses from ordinary activities

Expenses from ordinary activities including rates, taxes and other outgoings, are brought to account on an accruals basis and any related payables are carried at cost. All other expenses are brought to account on an accruals basis.

(f)	Taxation

Under current Australian income tax legislation, WAT is not liable for income tax including capital gains tax, provided that Members are presently entitled to the income of the Trust as determined in accordance with the Trust’s Constitution.

Westfield America, Inc. (“WEA”), is a Real Estate Investment Trust (“REIT”) for United States income tax purposes. To maintain its REIT status, WEA is required to distribute at least 90% of its taxable income to shareholders and meet certain asset and income tests as well as certain other requirements. As a REIT, WEA will generally not be liable for federal and state income taxes in the United States, provided it satisfies the necessary requirements and distributes 100% of its taxable income to its shareholders.

Under current Australian income tax legislation, Members of WAT are generally entitled to receive a foreign tax credit for US withholding tax deducted from dividends paid to WAT by WEA.

(g)	Investments

(i)	Property investments

Land and buildings are considered as having the function of an investment and therefore are regarded as a composite asset, the overall value of which is influenced by many factors, the most prominent being income yield, rather than by the diminution of value of the building content due to the effluxion of time. Accordingly, the buildings and all components thereof, including integral plant and equipment, are not depreciated.

At each reporting period, the carrying value of each investment property is assessed to ensure its carrying value does not materially differ from fair value. Where the carrying value differs materially from fair value, an adjustment is made as appropriate.

The assessment of the fair value of an individual property investment includes confirmation by full independent valuations, which are conducted at least every three years, and by annual independent updates of these full independent valuations. In determining the fair value the capitalisation of net income method and the discounting of future net cash flows to their present value have been used.

Property investments under redevelopment are carried at fair value based on the last independent valuation prior to the commencement of the redevelopment. Upon completion of the redevelopment the carrying value of property investment under redevelopment is treated as a single property investment and valued as stated above.

(ii)	Construction in progress

Construction in progress is carried at cost or net realisable value. Amounts capitalised to construction in progress include the cost of acquisition, development costs, rates and taxes in respect of qualifying assets and borrowing costs during development.

(iii)	Joint venture entities

The Economic Entity has significant co-ownership interests in a number of properties through property partnerships or trusts. These joint venture entities are accounted for using the equity method of accounting. Investments in joint venture entities are carried at the lower of the equity accounted amount or recoverable amount.

(iv)	Associates

Where the Group exerts significant influence but not control, equity accounting is applied. Investments in equity accounted associates are carried at the lower of the equity accounted amount or recoverable amount.

In May 2002, the Group together with Simon Property Group (“Simon”) and The Rouse Company (“Rouse”), acquired the shopping centre assets and liabilities of Rodamco North America, N.V. (“RNA”). As part of this acquisition, WAT acquired a 52.7% equity ownership in Head Acquisition LP (“HALP”) and accounts for its interest in properties held by HALP in accordance with the substance of the partnership agreement, resulting in the consolidation of those properties for which it has control and 100% economic ownership.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES CONTINUED

(g)	Investments continued

(v)	Subsidiaries

Investment in a controlled entity is carried at fair value and revalued at each balance date to reflect the Parent Entity’s proportionate interest in the underlying net asset value of the controlled entity.

The revaluation increments and decrements are recorded through the asset revaluation reserve. To the extent that there are revaluation decrements in excess of the balance in the asset revaluation reserve, the decrement is recorded through the Statement of Financial Performance. To the extent that a revaluation increment recovers a previous decrement recorded through the Statement of Financial Performance, the revaluation increment is charged to the Statement of Financial Performance.

(h)	Borrowing costs

Borrowing costs include interest, amortisation of discounts or premiums relating to borrowings and other costs incurred in connection with the arrangement of borrowings. Borrowing costs are expensed unless they relate to a qualifying asset. A qualifying asset is an asset which generally takes more than 12 months to get ready for its intended use or sale. In these circumstances, the borrowing costs are capitalised to the cost of the asset. Where funds are borrowed by the Economic Entity for the acquisition or construction of a qualifying asset, the amount of borrowing costs capitalised are those incurred in relation to that borrowing.

(i)	Properties subject to development

Expenses capitalised to properties subject to development include the cost of acquisition, development, rates, taxes and borrowing costs during development. After development is completed, borrowing costs and other holding charges are expensed as incurred.

(j)	Cash flows

Cash on hand, at bank and short-term deposits are stated at their nominal amount. For the purposes of the Statement of Cash Flows, cash includes cash on hand and at bank, short-term money market deposits and bank accepted bills of exchange readily convertible to cash, net of bank overdrafts. Bank overdrafts are carried at their principal amount. Interest is charged as an expense as it accrues.

(k)	Derivatives and other financial instruments

The Economic Entity’s activities expose it to changes in interest rates and foreign exchange rates. The Board of Westfield America Management Limited (“the Responsible Entity”) has adopted policies and limits in respect of the use of derivative and other financial instruments to hedge cash flows subject to interest rate and currency risks. Management reports to the Board on a regular basis as to the monitoring of the policies in place. The Economic Entity does not trade in derivative financial instruments for speculative purposes.

The accounting policies adopted in relation to material financial instruments are detailed as follows:

(i)	Financial assets

Receivables

Receivables are carried at cost less provision for doubtful debts and are generally due within 30 days.

Other loans

Loans are carried at cost. Interest is credited as income on an accruals basis.

(ii)	Financial liabilities

Payables

Trade and sundry creditors are carried at cost, and are generally payable within 60 days.

Interest-bearing liabilities

Interest bearing liabilities are carried at cost or at their fair value at the time of acquisition in the case of assumed liabilities. Interest is charged as an expense on an accruals basis. Terms and conditions are set out in Notes 8 and 9.

(iii)	Interest rate swaps

The Economic Entity enters into interest rate swap agreements that are used to convert certain variable interest rate borrowings to fixed interest rates. The swaps are entered into with the objective of hedging the risk of interest rate fluctuations in respect of underlying borrowings. Net receipts and payments in relation to interest rate swaps are recognised as interest income or interest expense as appropriate on an accruals basis over the life of the hedges. Terms and conditions are set out in Note 24(a).

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

1	STATEMENT OF PRINCIPAL ACCOUNTING POLICIES CONTINUED

(k)	Derivatives and other financial instruments continued

(iv)	Cross currency swaps and forward exchange contracts

The Economic Entity enters into cross currency swaps and forward exchange contracts where it agrees to buy or sell specified amounts of foreign currencies in the future at predetermined exchange rates. The objective is to minimise the risk of exchange rate fluctuation in respect of certain of its foreign currency denominated assets, liabilities, revenues and expenses. The value of the cross currency swaps and forward exchange contracts are brought to account in conjunction with the assets and liabilities as recorded on the Statement of Financial Position at the end of the financial year, or in conjunction with the revenue and expense in the period to which the hedges relate. Terms and conditions are set out in Note 24(b).

The Economic Entity only enters into derivative financial instruments to hedge certain underlying assets, liabilities, revenues and expenses. The Economic Entity continually reviews its exposures and revises its treasury policies and procedures. Revenues or expenses arising from changes in the net market values of hedging instruments are matched and brought to account with the carrying values and income streams of the underlying assets or liabilities.

The unrealised gains receivable/losses payable in respect of all currency hedges are recorded on the Statement of Financial Position.

(v)	Disclosure of fair values

Recognised financial assets and liabilities are recorded at balance date at their net fair values with the exception of investments in associates which are carried at lower of cost or equity accounted values refer Note 1(g). The fair value of unrecognised financial instruments is set out in Note 24.

Applicable market rates, values, prices and terms in respect of derivative and other financial instruments are set out in the notes to these Financial Statements.

(l)	Rounding

In accordance with ASIC Class Order 98/0100, the amounts shown in the Financial Report have, unless otherwise indicated, been rounded to the nearest tenth of a million dollars. Amounts shown as 0.0 represent amounts less than $50,000 that have been rounded down.

(m)	Comparative figures

Where applicable, certain comparative figures are restated in order to comply with the current year’s presentation of the Financial Statements.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

2(a) TRADE RECEIVABLES

Trade debtors	62.4	49.4	—	—
Less: Provision for doubtful debts	(3.7)	(4.8)	—	—

	58.7	44.6	—	—

2(b) OTHER RECEIVABLES

Current
Dividend receivable from subsidiary	—	—	204.8	182.5
Interest receivable	25.1	0.2	24.6	—
Interest receivable from related entities	6.2	—	5.4	—
Loan receivable from related entity	251.6	—	251.6	—
Restricted cash	0.8	4.5	—	—

	283.7	4.7	486.4	182.5

Non-current
Loans receivable from related entity	101.1	—	—	—

	101.1	—	—	—

3 OTHER ASSETS

Current
Net receivable under forward exchange contracts	174.7	145.1	174.7	145.1
Unrealised exchange loss on currency hedge contracts	4.4	—	4.4	—
Prepayments, deferred costs and other debtors	34.4	35.3	1.0	0.1

	213.5	180.4	180.1	145.2

Non-current
Net receivable under forward exchange contracts	299.7	478.5	299.7	478.5
Unrealised exchange loss on forward exchange contracts	4.6	—	4.6	—
Other debtors and deferred costs	140.0	133.0	—	—
Receivables under cross currency contracts	426.2	—	426.2	—
Receivables under cross currency contracts with related entity	69.2	—	69.2	—

	939.7	611.5	799.7	478.5

4 PROPERTY INVESTMENTS
Shopping centres, department stores and other property investments at fair value, based on independent valuations	13,453.4	12,526.8	—	—
Construction in progress	266.1	154.7	—	—

	13,719.5	12,681.5	—	—

Movement in property investments
Balance at beginning of the year	12,681.5	15,686.0
Acquisition of property	105.9	336.7
Additions including construction in progress	566.5	414.8
Disposal of property	(280.4)	(200.6)
Deconsolidation of previously consolidated entity now equity accounted	(844.2)	—
Retranslation of foreign operations	(425.3)	(3,837.8)
Consolidation of previously equity accounted entities	—	42.6
Net revaluation increment	1,915.5	239.8

Balance at end of the year	13,719.5	12,681.5

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

5 OTHER INVESTMENTS
Investment in subsidiary, at Responsible Entity’s valuation*	—	—	6,827.3	5,086.4
Unlisted investment at cost	105.6	109.7	—	—

	105.6	109.7	6,827.3	5,086.4

Movement in other investments
Balance at beginning of the year	109.7	—	5,086.4	5,703.2
Additions	—	109.7	141.1	568.2
Revaluation increment/(decrement)	—	—	1,599.8	(1,185.0)
Exchange difference	(4.1)	—	—	—

Balance at end of the year	105.6	109.7	6,827.3	5,086.4

*	Total investment in WEA, at Responsible Entity’s valuation based on the proportionate interest in the underlying net asset value of WEA.

	$ Million	$ Million	$ Million	$ Million

6 PAYABLES

Current
Trade creditors	223.0	222.1	—	—
Other creditors and accruals	168.6	178.8	59.4	8.6
Other payables to related entities	6.7	5.8	1.4	—

	398.3	406.7	60.8	8.6

Non-current
Other creditors and accruals	104.6	95.5	30.9	—

	104.6	95.5	30.9	—

7(a) DISTRIBUTION PAYABLE
Distribution payable to Members	—	310.1	—	310.1

	—	310.1	—	310.1

7(b) OTHER FINANCIAL LIABILITIES

Current
Unrealised exchange gain on forward exchange contracts	174.7	145.1	174.7	145.1
Hedge payable on currency contracts	4.4	—	4.4	—

	179.1	145.1	179.1	145.1

Non-current
Unrealised exchange gain on forward exchange contracts	299.7	478.5	299.7	478.5
Hedge payable on currency contracts	4.6	—	4.6	—

	304.3	478.5	304.3	478.5

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

8 INTEREST-BEARING LIABILITIES

Current
Unsecured
Bank facilities(i)	3.8	104.7	—	—
Secured
Bank facilities(iii)	161.9	435.3	—	—

	165.7	540.0	—	—

Non-current
Unsecured
Bank facilities(i)	161.3	17.7	—	—
Notes payable(ii)	1,541.0	—	—	—
Secured
Bank facilities(iii)	4,427.9	5,728.2	—	—

	6,130.2	5,745.9	—	—

The maturity profile in respect of interest bearing liabilities (excluding redeemable preference shares) is set out below:
Due within one year	165.7	540.0	—	—
Due between one and five years	2,498.2	2,492.3	—	—
Due after five years	3,632.0	3,253.6	—	—

	6,295.9	6,285.9	—	—

WAT maintains a range of interest bearing liabilities. The sources of funding are spread over various counterparties to minimise credit risk and the terms of the instruments are negotiated to achieve a balance between capital availability and the cost of debt.

Refer Note 29 for details relating to financing facilities. Refer Note 24(a) for details relating to fixed rate debt and derivatives which hedge the floating rate liabilities.

(i)	These instruments are subject to negative pledge arrangements which require the Group to comply with certain minimum financial requirements.
(ii)	Guaranteed Senior Notes of US$2,600.0 million were raised in the US 144A bond market by the Westfield Group, of which WEA Finance LLC was assigned US$1,200.0 million (A$1,541.0 million). The issue comprised US$1,400.0 million of 10 year fixed rate notes , US$700.0 million of 6 year fixed rate notes and US$500.0 million of 3 year floating rate notes. The Group’s share comprised US$850.0 million of 10 year fixed rate notes, US$100.0 million of 6 year fixed rate notes and US$250.0 million of 3 year floating rate notes. These notes are subject to negative pledge arrangements which require the Group to comply with certain minimum financial requirements.
(iii)	Current and non-current secured liabilities are $4,589.8 million (2003: $6,163.5 million). Secured liabilities are borrowings secured by mortgages over properties that have an aggregate value of $10,232.0 million (2003: $11,667.3 million). These properties are as follows: Annapolis, Belden Village, Century City, Chesterfield, Citrus Park, Crestwood, Department Stores, Downtown Plaza, Eagle Rock, Eastland, Enfield, Fox Hills, Fox Valley, Franklin Park, Galleria at Roseville, Gateway, Hawthorn, Horton Plaza, Independence, Louis Joliet, MainPlace, Meriden, Mid Rivers, Mission Valley, Mission Valley West, Northwest, Old Orchard, Parkway, Plaza Bonita, Richland, San Francisco Centre, Santa Anita, Solano, South County, South Shore, Southcenter, Southlake, Southpark, Vancouver, West County, West Covina and West Park.

In addition, undrawn facilities are secured by the following properties with an aggregate value of $1,038.6 million: Capital Mall, North County, Midway, Promenade, Southgate, Trumbull and Westland.

The terms of the debt facilities preclude the properties from being used as security for other debt without the permission of the first mortgage holder. The debt facilities also require the properties to be insured.

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

9 INTEREST-BEARING LIABILITIES: CONVERTIBLE REDEEMABLE PREFERENCE SHARES – NON-CURRENT
Convertible redeemable preference shares	163.2	233.5	—	—
Other redeemable preference shares/units	139.6	205.4	—	—

	302.8	438.9	—	—

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

9 INTEREST-BEARING LIABILITIES: CONVERTIBLE REDEEMABLE PREFERENCE SHARES – NON-CURRENT CONTINUED

Convertible Redeemable Preference Shares (“CPS”)

The CPS that were issued in August and December 1998 were issued at a price of US$180.00 each and are not quoted on any stock exchange.

The holders of the Series D CPS and Series G CPS are entitled to receive an annual dividend equal to the greater of (i) 9.3% of the liquidation value of the preferred shares, increasing at 1.5% per annum in 2002 and at 3% per annum thereafter; and (ii) the US$ equivalent of the distribution on the number of stapled securities into which the preference shares are then exchangeable.

Each Series G CPS is convertible into 10 shares of Series A common stock (“Series A common shares”) in WEA (subject to adjustment for dilution etc). The Series G CPS are entitled to one-tenth of a vote per Series G CPS on all matters submitted to a vote of the holders of the common shares and Series A common shares in WEA. The Series A common shares will pay a dividend equal to the US$ equivalent of the distribution on the number of stapled securities into which such Series A common shares are then exchangeable. The holders of the Series A common shares will be entitled to 1.10 votes per share on all matters submitted to a vote of the holders of WEA common shares.

While not a term of the Series G CPS, the original holder of the Series G CPS can, subject to certain conditions, require WEA to redeem a number of the Series G CPS or Series A common shares, or a combination thereof, on the last business date of May 2005 and each year thereafter in an amount up to US$25 million at any one time. No Series G CPS were redeemed by WEA pursuant to this arrangement in the financial year.

After the purchase by WEA (as described below) of 266,130 Series G CPS and the cancellation of the same number of Series G Special Options in WAT, the maximum aggregate amount which may be redeemed pursuant to the exercise of these rights is US$77,096,700.

Security Capital Preferred Growth Incorporated (“SCPG”) held 694,445 shares of Series G CPS and 694,445 Series G Special Options. Each Special Option allows SCPG to exchange 1 Series G CPS for 34.6632 stapled securities. SCPG notified WAT that SCPG intended to realise US$100 million by exercising a portion of the Series G Special Options and sell the stapled securities in the market. In lieu thereof, on 13 August 2004 WEA repurchased 266,130 of Series G CPS for US$100 million as a consequence of which 266,130 Special Options were cancelled for no consideration (as they are not exercisable once SCPG no longer owned the Series G CPS).

Each Series D CPS is convertible into 10 common shares in WEA, which will not form a separate series of shares.

The original holder of the Series D CPS and/or the common shares into which the Series D CPS have been converted can require WEA, subject to certain conditions, to redeem a number of the Series D CPS or common shares into which such preferred shares convert, or a combination thereof, on the last business date of May 2005 and each year thereafter in an amount up to US$10 million at any one time. The maximum aggregate amount which may be redeemed pursuant to those rights is US$50,000,040. No redemption occured during the financial year.

The Series D and Series G CPS are redeemable by WEA at any time after 12 August 2008 at 100% of the liquidation preference. If WEA is wound up, a Series D or Series G CPS will carry with it a liquidation preference of US$180.00.

Other Redeemable Preference Shares/Units

The other redeemable preference shares/units comprise: (i) Partnership interest in the Urban Shopping Centres, L.P. (the “Urban OP”); (ii) 10% of the Series G Partnership Preferred Units (“Series G units”) issued to the Jacobs Group; (iii) Series H Partnership Preferred Units (“Series H units”); and (iv) a Preferred Partnership interest in Head Acquisition L.P. (“Head LP”).

In connection with the acquisition of RNA, WEA, Rouse and Simon acquired a 94.44% general partnership interest of the Urban OP. WEA’s share of the general partnership interest is 52.7%. The 5.56% limited partnership interest in the Urban OP is held by certain third party investors (the “Limited Partners”). The Limited Partners have 1,946,080 units and the right to sell their units in the Urban OP to the Urban OP at any time during the first calendar month of each calendar quarter beginning 8 November 2005 or on or prior to the first anniversary of the date of the death of such Limited Partner for cash.

The Limited Partners have the right to receive quarterly distributions from available cash of the Urban OP in accordance with a tiered distribution schedule. If the partners do not receive a certain level of distributions, interest accrues at a rate of 8% per annum on the unpaid distributions.

The Jacobs Group holds 13,391,343 Series G units in the Operating Partnership. The holder has the right that requires WEA to purchase up to 10% of the shares redeemed for cash.

The former partners in the San Francisco Centre hold 360,000 Series H units in the Operating Partnership. The Series H Units are entitled to receive quarterly distributions equal to US$1.4944 per Series H unit.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

9 INTEREST-BEARING LIABILITIES: CONVERTIBLE REDEEMABLE PREFERENCE SHARES – NON-CURRENT CONTINUED

Other Redeemable Preference Shares/Units continued

For each year beginning 2005, at any time after 15 February and prior to 15 May, the holders of the Series H units may elect to have the Operating Partnership make a cash distribution on all Series H units of US$73.1178 per Series H unit on 30 June of such year. For each year beginning 2006, at any time after 15 May and prior to 15 August, the Partnership may elect to make a cash distribution on all Series H units of US$75.361 per Series H units on 30 September of such year. Each such distribution is a “Special Distribution”. On the date the Special Distribution is due and payable, each Series H unit automatically converts into one Series H-1 Partnership Preferred Unit (a “Series H-1 unit”).

Each Series H-1 unit will be entitled to receive quarterly distributions equal to US$0.125 for the first four calendar quarters after the Series H-1 units are issued (the “Base Year”) and for each calendar quarter thereafter, US$0.125 multiplied by a Growth Factor. The Growth Factor is an amount equal to one plus or minus, 25% of the percentage increase or decrease in the distributions payable with respect to a partnership common unit of the Operating Partnership for such calendar quarter relative to 25% of the aggregate distributions payable with respect to a partnership common unit for the Base Year.

On 16 September 2003, WEA sold its entire interest in WEA HRE-Abbey, Inc. In connection with the transaction, the acquirer has a preferred limited partner interest in Head LP. The holder of this interest receives a rate of return per annum equal to 3-month LIBOR plus 0.90%.

On 4 October 2004, the Urban OP redeemed its Series D units for cash at their stated value. WEA’s share of this redemption was US$45.5 million.

	CONSOLIDATED		PARENT ENTITY
	2004 Units	2003 Units	2004 Units	2003 Units

10 CONTRIBUTED EQUITY

Number of ordinary units on issue
Balance at the beginning of the year	3,670,205,709	3,379,845,075	3,670,205,709	3,379,845,075
DRP units – net of costs
– allotment date – 28 February 2003	—	130,706,390	—	130,706,390
– allotment date – 29 August 2003	—	80,215,706	—	80,215,706
– allotment date – 27 February 2004	105,344,437	—	105,344,437	—
Conversion of PPUs – net of costs
– allotment date – 30 June 2003	—	79,438,538	—	79,438,538
Stapling Transaction (Note 31)
– consolidation of units pursuant to the terms of the Merger	(3,209,209,866)	—	(3,209,209,866)	—
– issue of restructured WAT units(i)	1,199,805,360	—	1,199,805,360	—
– issue of units pursuant to the exercise of stapling options – 23 December 2004	38,114	—	38,114	—

Balance at the end of year for the Parent Entity and the Economic Entity	1,766,183,754	3,670,205,709	1,766,183,754	3,670,205,709

Number of partly paid units on issue ($0.20 each)
Balance at the beginning of the year	—	3,100,000	—	3,100,000
Conversion into ordinary units	—	(3,100,000)	—	(3,100,000)

Balance at the end of year for the Parent Entity and the Economic Entity	—	—	—	—

(i)	The Merger was implemented on 16 July 2004, being the date on which securities were issued to Members of each other entity and “stapled” such that the Westfield Group stapled securities trade as one security on the ASX under the code WDC. Each stapled security comprises of one share in Westfield Holdings, one unit in WT and one unit in WAT. Accordingly, the number of units on issue in WAT equals the number of stapled securities in the Westfield Group plus 83,084,363 units held by subsidiaries of Westfield Holdings.

Stapled securities have the right to receive distributions from WAT, distributions from WT and dividends from Westfield Holdings as declared and, in the event of winding up of WAT, WT and Westfield Holdings, to participate in the proceeds from the sale of all surplus assets in proportion to the number of and amounts paid up on stapled securities held.

Holders of stapled securities can vote their shares or units in accordance with the Corporations Act either in person or by proxy, at a meeting of either WAT, WT and Westfield Holdings (as the case may be).

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

10 CONTRIBUTED EQUITY CONTINUED

Movement in contributed equity

Balance at beginning of the year	5,425.3	4,864.6	4,958.4	4,871.4
DRP units – net of costs
– allotment date – 28 February 2003	—	258.0	—	258.0
– allotment date – 29 August 2003	—	154.0	—	154.0
– allotment date – 27 February 2004	187.5	—	187.5	—
Conversion of PPUs – net of costs
– allotment date – 30 June 2003	—	148.7	—	154.8
Special capital distribution	(34.0)	—	(34.0)	—
Stapling Transaction:
– issue of restructured WAT units	630.2	—	630.2	—
– stapling distribution	(488.1)	—	(488.1)	—
Purchase of 266,130 Series G CPS (refer Note 9)	(74.0)	—	—	—
Transfer to Retained Profits and Statement of Distribution Paid and Proposed	—	—	—	(479.8)
Cancellation of 266,130 Security Capital Series G Special Options	0.3	—	0.3	—
Issue of units pursuant to the exercise of stapling options – 23 December 2004	0.2	—	0.2	—

Total Issued Capital	5,647.4	5,425.3	5,254.5	4,958.4

Ordinary units

On 27 February 2004, 105,344,437 ordinary units were issued for $187.5 million at a price of $1.78 per unit fully paid pursuant to WAT’s Distribution Reinvestment Plan (“DRP”). DRP units issued during the period ranked for distribution from 1 March 2004.

On 23 December 2004, WAT issued 38,114 ordinary units as a consequence of the exercise of options pursuant to Westfield Holdings Executive Option Plan (refer Note 10 ‘Stapling Options’ for further details). The units were issued for $0.2 million pursuant to the terms of the stapling option. The units issued rank for distribution from 1 July 2004.

Since the end of the financial year:

–	10,267,941 stapled securities have been issued by the Westfield Group for a cash consideration of $137.1 million as a consequence of the exercise of options. WAT’s share is $39.3 million.

–	15,544,151 stapled securities have been issued by the Westfield Group for a cash consideration of $258.8 million pursuant to the Distribution Reinvestment Plan. WAT’s share is $105.9 million.

	2004 Options	2003 Options

Options on issue

Series F	52,500	52,500
Series G	428,315	694,445
Series G1	277,778	277,778
Series H	14,070,072	14,070,072
Series I	13,260,859	13,260,859
Stapling options – Westfield Holdings	6,533,600	—
Stapling options – WT	850,000	—

	35,473,124	28,355,654

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

10	CONTRIBUTED EQUITY continued

	2004 Options	2003 Options

Movement in options over WAT units
Balance at the beginning of the year	28,355,654	28,355,654
Movement in Series G Special Options
Options exercised during the year
– cancelled for $nil consideration	(266,130)	—
Options contributed by WAT pursuant to the Merger
Executive options	1,479,900	—
Possfund options	7,950,000	—
WT 2009 options	850,000	—
Movement in Executive options
Options exercised during the year
– extinguished by issuance of new shares for $nil consideration equal to the difference between market value and the exercise price	(102,500)	—
Options lapsed during the year	(143,800)	—
Movement in Possfund options
Options exercised during the year
– cancelled for $nil consideration	(2,650,000)	—

Balance at the end of the year	35,473,124	28,355,654

Series F – Special Options

The Series F Special Options are exercisable during the period commencing on 1 June 2007 and ending on 1 June 2020. Each Series F Special Option entitles the holder the right to be issued for 157.35 fully paid stapled securities in exchange for either US$1,000 ($1,284.19) or 1 Series F Cumulative Preferred Stock (‘Series F Preferred Share’) in WEA. As at 31 December 2004, there were 52,500 Series F Special Options on issue which are exchangeable for 8,260,875 stapled securities.

Series G – Special Options

The Series G Special Options are exercisable any time after September 2003 and expire on the date being 10 days prior to the date of termination of WAT. Each Series G Special Option entitles the holder to deliver a Series G CPS (or the number of Series A common shares into which a Series G CPS has been converted). On exercise the holder of a Series G Special Option will receive 34.6632 stapled securities. The ratio will be appropriately adjusted where, instead of delivering a Series G CPS, the holder delivers the number of WEA Series A common shares into which a Series G CPS has been converted. On 13 August 2004, 266,130 Series G Special Options were cancelled (refer Note 9). As at 31 December 2004, there were 428,315 Series G Special Options on issue which are exchangeable for 14,846,769 stapled securities.

Series G1 – Special Options

The Series G1 Special Options are exercisable any time after September 2003 and expire on the date being 10 days prior to the date of termination of WAT. Each Series G1 Special Option entitles the holder to deliver a Series D CPS (or the number of common shares into which a Series D CPS has been converted). On exercise the holder of a Series G1 Special Option will receive 34.6632 stapled securities. The ratio will be appropriately adjusted where, instead of delivering a Series D CPS, the holder delivers the number of WEA common shares into which a Series D CPS has been converted. As at 31 December 2004, there were 277,778, Series G Special Options on issue which are exchangeable for 9,628,687 stapled securities.

Series H – Special Options

The Series H Special Options are exercisable any time after September 2003 and expire on the date being 10 days prior to the date of termination of WAT. The Series H Special Options are exercisable by the holder delivering a common share in WEA. On exercise the holder of a Series H Special Option will receive 3.049 stapled securities . As at 31 December 2004, there were 14,070,072 Series H Special Options on issue which are exchangeable for 42,900,564 stapled securities.

Series I – Special Options

The Series I Special Options are exercisable any time after May 2004 and expire on the date being 10 days prior to the date of termination of WAT. The Series I Special Options are exercisable by the holder delivering a common share in WEA. On exercise the holder of a Series I Special Option will receive 3.1616 stapled securities. As at 31 December 2004, there were 13,260,859 Series I Special Options on issue which are exchangeable for 41,925,466 stapled securities.

The voting entitlements of the Special Options are determined in accordance with Section 253F of the Corporations Act 2001.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

10	CONTRIBUTED EQUITY CONTINUED

Stapling Options

At the time of the Merger, each of WAT, Westfield Holdings and WT had options on issue. Under the terms of the Merger Implementation Deed each of WAT, Westfield Holdings and WT agreed that, on exercise of an option in any of the other entities, it would issue securities to enable the other entity to satisfy the exercise of the option by the delivery of a stapled security. Accordingly, WAT issued 850,000 options to WT and 9,429,000 options to Westfield Holdings to enable each of WT and Westfield Holdings to satisfy the delivery of a stapled security on exercise of options currently on issue in each of those entities.

(i)	WT Options

On 16 July 2004, WAT issued options to WT in relation to options issued by WT to Deutsche Bank AG Sydney Branch (“2009 Options”). The 2009 Options are exercisable at any time between 1 January 2004 and 5 January 2009.

The strike price of a 2009 Option is $13.3928 and the exercise property is stapled securities. The number of stapled securities to be issued on exercise of a 2009 Option will be calculated by dividing $1,000 being the exercise price of the option by the strike price (as may be amended from time to time). The 2009 Option terms exclude capital distributions of project profits triggering an adjustment to the strike price. Under the terms of the 2009 Options, the Responsible Entity of WT may elect to satisfy the exercise of an option by making payment to the holder of the option of an amount in Australian dollars instead of delivering stapled securities. The cash amount is calculated by reference to the volume weighted average sale price per stapled security over a 10 day period (adjusted for distributions) to which the relevant holder of a 2009 Option would have been entitled.

The Parent Entity and Westfield Holdings have each granted 850,000 options to the Responsible Entity of WT to enable WT to satisfy its obligations to deliver Westfield Group stapled securities to the holder of the 2009 Option on exercise of that 2009 Option. The exercise price payable by WT to the Parent Entity is $287.00 (28.7% of the exercise price of the 2009 Option).

(ii)	WHL Options

The options issued to Westfield Holdings were in relation to options Westfield Holdings had issued to its executives (ie. 1,479,900 as at 16 July 2004) and to Possfund Custodian Trustee Limited (ie. 7,950,000 as at 16 July 2004).

Executive options

(a)	Executive options balance at the beginning and end of the year

Issue date	Expiry date	Exercise price	Note		Number exercisable at 31 Dec 04	Number on issue at 31 Dec 04	Number on issue at 16 Jul 04	Number on issue at 31 Dec 03

23 Dec 1999	23 Dec 2004	$2.893			—	—	102,500	—
10 Apr 2000	10 Apr 2005	$2.675		(a)	25,000	50,000	50,000	—
22 Sep 2000	22 Sep 2005	$3.602		(a)	55,000	110,000	110,000	—
22 Dec 2000	22 Dec 2005	$4.078		(a)	10,000	20,000	20,000	—
30 Apr 2001	30 Apr 2006	$3.740		(a)	12,500	50,000	50,000	—
6 Aug 2001	6 Aug 2006	$4.319		(a)	101,250	405,000	405,000	—
12 Nov 2001	12 Nov 2006	$4.982		(a)	25,000	100,000	100,000	—
20 Mar 2002	20 Mar 2007	$4.919		(a)	—	75,000	75,000	—
15 Apr 2002	15 Apr 2007	$4.890			—	—	25,000	—
26 Jun 2002	26 Jun 2007	$4.411			—	—	100,000	—
25 Oct 2002	25 Oct 2007	$3.705		(a)	—	71,500	71,500	—
20 Dec 2002	20 Dec 2007	$3.961		(a)	—	35,000	35,000	—
19 Aug 2003	19 Aug 2008	$4.477		(a)	—	30,000	30,000	—
1 Sep 2003	1 Sep 2008	$4.466		(a)	—	233,800	252,600	—
1 Sep 2003	1 Sep 2008	$3.949		(b)	—	3,300	3,300	—
13 Nov 2003	13 Nov 2008	$4.250		(a)	—	50,000	50,000	—

					228,750	1,233,600	1,479,900	—

(a)	Under the terms of the Westfield Holdings Executive Option Plan under which these options were granted, 25% of these options may be exercised at any time after the third anniversary of their respective grant dates, 25% of these options may be exercised at any time after the fourth anniversary of the grant dates and the remaining 50% of these options may be exercised on the fifth anniversary of their grant dates.
(b)	Under the terms of the Westfield Holdings Executive Performance Share Plan under which these options were granted, 25% of these options may be exercised at any time after the third anniversary of their respective grant dates, 25% of these options may be exercised at any time after the fourth anniversary of the grant dates and the remaining 50% of these options may be exercised on the fifth anniversary of their grant dates.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

10	CONTRIBUTED EQUITY CONTINUED

Stapling Options continued

(ii)	WHL Options continued

The rules of the Executive Option and Share Plans permit Westfield Holdings to satisfy the exercise of an Executive Option in one of the following ways:

(i)	issuing or transferring a Westfield Group stapled security to the Executive Option holder;

(ii)	paying the Executive Option holder an amount equal to the difference between the market value of a Westfield Group stapled security as at the date of exercise (determined under section 139FA of the Income Tax Assessment Act 1936) and the exercise price for the Executive Option (“Profit Element”); or

(iii)	issuing or transferring Westfield Group stapled securities to the Executive Option holder equal to the value of the Profit Element.

These options have no entitlement to dividends/distributions of the Westfield Group.

The stapled security price at 31 December 2004 was $16.43. The market value in excess of the exercise price of the executive options currently on issue at 31 December 2004 is $2.1 million, representing $1.72 per option.

Accordingly, the Parent Entity and the Responsible Entity of WT have each granted 1,479,900 options to Westfield Holdings to enable Westfield Holdings to satisfy its obligations to deliver the stapled securities to the holders of the Executive Options on exercise of that Executive Option. The exercise price payable by Westfield Holdings to the Parent Entity is as shown in the above table (being 28.7% of the exercise price of this Westfield Holdings option).

As noted previously, 38,114 Executive Options were exercised on 23 December 2004 resulting in WT and WAT issuing a corresponding amount of units to enable the delivery of a stapled security.

(b)	Options exercised during the year and extinguished by the issue of new shares for $nil consideration equal to the difference between market value and the exercise price

Issue date	Expiry date	Exercise date	Exercise price $	Number of options exercised	Number of shares issued	Fair value of shares at exercise date $ Million

23 Dec 1999	23 Dec 2004	23 Dec 2004	2.89	102,500	38,114	0.2

				102,500	38,114	0.2

(c)	Executive options lapsed during the year

Issue date	Expiry date	Exercise price $	Number 31 Dec 04	Number 31 Dec 03

26 Jun 2002	26 Jun 2007	4.41	100,000	—
15 Apr 2002	15 Apr 2007	4.89	25,000	—
1 Sep 2003	1 Sep 2008	4.47	18,800	—

			143,800	—

Possfund Options

On 1 April 2004, Westfield Holdings issued 7,950,000 options to Possfund Custodian Trustees Limited at an exercise price of $12.84 per option (“Possfund Options”).

The Possfund Options had an exercise period commencing 1 April 2004 and expiring 22 May 2005.

These options have no entitlement to dividends.

The terms of the Possfund Options, allowed Westfield Holdings, at its election on exercise of an option, to either:

(i)	issue or transfer one stapled security in respect of each option exercised subject to payment of the exercise price;

(ii)	issue or transfer the number of stapled securities whose value represents the difference between the market value of the shares that would otherwise have been issued on exercise of the option as at the date of their exercise and their exercise price (that difference being the “Profit Component”); or

(iii)	pay to Possfund an amount equal to the Profit Component.

The Parent Entity and the Responsible Entity of WT have each granted 7,950,000 options to Westfield Holdings to enable Westfield Holdings to deliver stapled securities on the exercise of a Possfund Option. The exercise price payable by Westfield Holdings to the Parent Entity is $3.69 (28.7% of the exercise price of a Possfund Option).

On 4 October 2004 Possfund exercised 2,650,000 options. Under the terms of the option agreement, the exercise of the options was extinguished by the payment of $6,726,495 to Possfund, being the difference between the volume weighted average trading price for the 20 days preceding 4 October 2004 and the exercise price of the options.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

10	CONTRIBUTED EQUITY CONTINUED

Other

Additionally, WAT was issued 28.4 million options by WT and 28.4 million options by Westfield Holdings to enable WAT to satisfy the delivery of a stapled security on exercise of the special options issued by WAT that are currently on issue.

The voting entitlements of the Special Options are determined in accordance with Section 253F of the Corporations Act 2001.

Details of movements in options since 31 December 2004 and the date of this report

Number of Options

Options on issue at 31 December 2004	35,473,124
WT 2009 Options
– extinguished by issuance of new shares	(138,100)
Possfund Options
– extinguished by the payment of cash equal to the difference between the market value and the exercise price	(5,300,000)

Balance of options on issue at the date of this report	30,035,024

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

11 RESERVES

Asset Revaluation Reserve	2,694.8	796.9	1,626.1	—
Option Premium Reserve	9.4	9.7	9.4	9.7
Foreign Currency Translation Reserve	(1,142.3)	(1,400.9)	—	—

	1,561.9	(594.3)	1,635.5	9.7

(a) Asset revaluation reserve

The nature and purpose of the asset revaluation reserve is used to record revaluation increments and decrements in the value of non-current investments.

Movement in asset revaluation reserve

Balance at beginning of the year	796.9	522.9	—	715.9
Increment on revaluation of property investments	1,908.0	309.4	—	—
Revaluation to fair value of attributable net assets upon the acquisition by WAT of shares in controlled entities	(8.7)	(33.9)	—	—
Revaluation of investment in WEA	—	—	2,095.2	(1,185.0)
Amount (credited)/charged to the Statement of Financial Performance	—	—	(469.1)	469.1
Transfer to retained profits to reflect the appropriate ownership proportions upon the acquisition by WAT of additional interests in subsidiary from outside equity interests (refer Note 12 )	(1.4)	(1.5)	—	—

Balance at end of the year	2,694.8	796.9	1,626.1	—

(b) Option premium reserve

The nature and purpose of the option premium reserve is used to record proceeds received upon the issue of options.

Movement in option premium reserve

Balance at beginning of the year	9.7	9.7	9.7	9.7
Cancellation of 266,130 Security Capital Series G Special Options – net of costs (refer Note 9 and 10)	(0.3)	—	(0.3)	—

Balance at end of the year	9.4	9.7	9.4	9.7

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

11 RESERVES CONTINUED

(c) Foreign currency translation reserve

The nature and purpose of the foreign currency translation reserve is used to record exchange differences arising from the translation of the financial statements of self-sustaining foreign operations.

Movement in foreign currency translation reserve

Balance at beginning of the year	(1,400.9)	87.4	—	—
Exchange differences arising on translation of the Financial Statements of overseas operations	(236.8)	(1,488.3)	—	—
Foreign exchange movement on cross currency contracts	495.4	—	—	—

Balance at end of the year	(1,142.3)	(1,400.9)	—	—

12 RETAINED PROFITS

Retained profits at beginning of the year	137.1	112.4	—	—
Net profit attributable to Members of WAT	697.8	596.8	1,155.6	93.8
Distributions paid or payable	(291.8)	(573.6)	(291.8)	(573.6)
Transfer from issued capital	—	—	—	479.8
Transfer from asset revaluation reserve to reflect the appropriate ownership proportions upon the acquisition by WAT of additional interests in controlled entity from outside equity interests (refer Note 11(a))	1.4	1.5	—	—

Retained profits at end of the year	544.5	137.1	863.8	—

In accordance with the provisions of WAT’s Constitution, the Responsible Entity has determined that the $469.1 million relating to the unrealised revaluation increment on investments is not included in Distributable Income for the financial year ended 31 December 2004.

The proposed distribution payable for the six months ended 31 December 2004 is $473.7 million.

	CONSOLIDATED
	$ Million	$ Million

13 OUTSIDE EQUITY INTERESTS

Analysis of Outside Equity Interests
Interests in WEA
Share capital(i)
27,335,745 Common shares (Dec 2003: 27,335,720)	578.5	578.5
13,709,337 Partnership units (Dec 2003: 13,709,337)(ii)	394.9	394.9
nil Series F partnership preferred units (Dec 2003: 52,483)(iii)	—	91.6
55,000 Series F preferred shares (Dec 2003: nil)(iii)	94.8	—
Asset revaluation reserve	852.9	372.9
Foreign currency translation reserve	(311.0)	(250.9)
Retained profits	36.0	41.2

	1,646.1	1,228.2
Interest in joint venture properties	73.2	235.9

	1,719.3	1,464.1

Common shares have the right to receive dividends as declared and, in the event of winding up the company subject to liabilities of the company and prior entitlements of preference shares, to participate in the proceeds from the sale of all surplus assets, in proportion to the number of shares held.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

13	OUTSIDE EQUITY INTERESTS CONTINUED

Common shares entitle their holder to one vote, either in person or by proxy, at a meeting of WEA.

(i)	Excluded from outside equity interests are the convertible redeemable preference shares. Refer Note 9.
(ii)	Under certain circumstances, certain investors in the Operating Partnership may exchange their 13,709,337 Partnership Units (1,657,129 Investor Unit Rights and 12,052,208 Partnership Preferred Units) for cash or, at the discretion of WEA, an equivalent number of common shares in WEA. Such holder of common shares in WEA may exchange its common shares in WEA for cash or, at the Responsible Entity’s discretion, stapled securities. If such holder of the common shares in WEA does not exercise its exchange right within one year following the issuance of such shares, then WAT may purchase the WEA common shares for cash, or at the Responsible Entity’s discretion, stapled securities.

The Jacobs Group holds 13,391,343 Series G units in the Operating Partnership of which 90% (12,052,208 units) is considered equity and 10% (1,339,135 units) is considered debt (refer Note 9). At any time after the earlier of (i) three years after the date of issuance of the Series G Units and (ii) both 1 July 2003 and the death of the direct holder of such Series G units, the holder may require the Operating Partnership to redeem the Series G units for cash or, at the discretion of WEA, an equivalent number of common shares in WEA (subject to adjustment for dilution). Such holder of the common shares in WEA may exchange their common shares in WEA for cash or, at the Responsible Entity’s discretion, stapled securities. If the holder does not exercise the exchange right within one year following the issuance of the common shares in WEA, WAT may purchase the common shares for cash, or at the Responsible Entity’s discretion, stapled securities.

The Series G units are entitled to a quarterly dividend, for the first ten years after the date of issuance, equal to the greater of: (i) for 2002, US$0.4625 and beginning 1 January 2003, US$0.475 and (ii) the dividend payable on a common share in WEA. Beginning the date that is ten years after the date of issuance, the Series G units are entitled to the dividend payable on a common share in WEA.

(iii)	The Series F Partnership Preferred Units were issued on terms similar to WEA’s common shares. The holders of the 52,483 Series F Partnership Preferred Units were entitled to an annual dividend per unit equivalent to the greater of US$85.00 ($113.39) or the annual dividend paid in respect of 51.49 common shares. The holder of each Partnership Preferred Unit was entitled to be paid US$1,000 ($1,334.04) upon liquidation.

The holder of the Series F Partnership Preferred Units had the right to require WEA to redeem the Series F Partnership Preferred Units for cash. In this situation, however, WEA had the right to acquire the Series F Partnership Preferred Units by issuing an equivalent number of shares of Series F Cumulative Preferred Stock (“Series F Preferred Shares”) instead of paying cash.

Under an agreement with WEA, at any time prior to 1 June 2010, Westfield Capital Corporation Finance Pty Limited (“WCCF”), the sole stockholder of Westland Realty, Inc. (“WRI”) and an affiliated subsidiary of Westfield Holdings, has the right to sell WRI to WEA and to require WEA to purchase all of such interests, in exchange for Series F Preferred Shares with an aggregate value equal to 98% of the total fair market value of WRI. WCCF exercised its put right on 9 April 2004. Consequently, WEA acquired all of WRI’s Series F Partnership Preferred Units and issued 55,000 Series F Preferred Shares to WCCF pursuant to the terms of this agreement.

The Series F Preferred Shares do not carry any right to convert into common shares of WEA. The holders of Series F Preferred Shares are entitled to an annual dividend per share equivalent to the greater of US$85.00 ($113.39) or the annual dividend paid in respect of 51.49 common shares. The holder of each Series F Preferred Share is entitled to be paid US$1,000 ($1,334.04) upon liquidation. The Series F Preferred Share may be redeemed at the option of WEA at any time after 20 June 2020, upon payment of US$1,000 ($1,334.04) per Series F Preferred Share together with any accrued dividend.

	CONSOLIDATED
	2004 $ Million	2003 $ Million

Movements in Outside Equity Interests

Balance at beginning of the year	1,464.1	1,776.3
Issue of share capital	3.2	4.6
Increment on revaluation of property investments	499.2	80.7
Reallocation of attributable net assets upon the acquisition by WAT of shares in controlled entity	8.7	33.9
Exchange differences arising on translation of the financial statements of overseas operations	(45.2)	(436.2)
Deconsolidation of previously consolidated entity now equity accounted	(185.2)	—
Profit after withholding tax attributable to outside equity interests	138.5	159.7
Dividends paid and payable to outside equity interests	(164.0)	(154.9)

Balance at end of the year	1,719.3	1,464.1

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

14 EQUITY

Total equity at beginning of the year	6,432.2	7,373.3	4,968.1	5,597.0
Total changes in equity recognised in the Statement of Financial Performance	2,855.7	(623.1)	2,781.7	(622.9)
Transactions with owners as owners
Contribution of equity – net of costs (refer Note 10)	113.7	560.7	187.7	566.8
Cost of raising equity	—	7.1	—	0.8
Distribution paid/payable	(291.8)	(573.6)	(291.8)	(573.6)
Special capital distribution	(34.0)	—	(34.0)	—
Stapling transaction
– issue of restructured WAT unit	630.2	—	630.2	—
– stapling distribution paid	(488.1)	—	(488.1)	—
Total changes in outside equity interests (refer Note 13)	255.2	(312.2)	—	—

Total equity at end of the year	9,473.1	6,432.2	7,753.8	4,968.1

15	DETAILS OF EQUITY ACCOUNTED ENTITIES

			CONSOLIDATED
Name*	Type of equity	Ownership interest %	2004 $ Million	2003 $ Million

(a) Equity accounted property partnerships, trusts and companies:

Fashion Square	partnership units	50.0	131.5	93.3
Garden State Plaza***	partnership units	50.0	360.1	—
Montgomery	partnership units	50.0	183.5	124.5
North Bridge	partnership units	33.3	76.1	52.7
Plaza Camino Real	partnership units	40.0	84.5	63.8
San Francisco Emporium	partnership units	50.0	88.9	50.4
UTC	partnership units	50.0	157.6	90.0
Valencia Town Center	partnership units	25.0	—	—
Valley Fair	partnership units	50.0	334.6	251.9
Other Retail and Property Investments**	units/shares	43.3	41.3	45.5

Net assets of equity accounted entities			1,458.1	772.1

*	All equity accounted property partnerships, trusts and companies operate as retail property investors in the United States of America.
**	These assets were purchased as part of the RNA transaction. Refer Note 1(g)(iv).
***	Refer to Note 19(i) with respect to the disposal of 25% interest in Garden State Plaza. As a result, Garden State Plaza is no longer consolidated but equity accounted.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED
	2004 $ Million	2003 $ Million

15 DETAILS OF EQUITY ACCOUNTED ENTITIES CONTINUED

(b) Details of the Group’s share of equity accounted entities’ net profit:

Shopping centre rental and other property income	170.8	141.5
Revenue from asset sales	—	13.2
Interest income	—	0.2

Total income	170.8	154.9

Shopping centre and other property outgoings	45.1	33.1
Interest and other borrowing costs	43.6	32.9
Cost from asset sales	—	5.4

Total expenses	88.7	71.4

Net profit from trading activities	82.1	75.7
Net profit from asset sales	—	7.8

Profit of equity accounted entities before tax	82.1	83.5
Taxation	—	—

Net profit of equity accounted entities	82.1	83.5

(c) Details of the Group’s share of equity accounted entities’ assets and liabilities:

Cash assets	21.8	18.0
Receivables	4.8	5.2
Property investments	2,093.6	1,145.8
Other retail and property investments	41.3	45.5
Construction in progress	95.8	57.5
Other assets	21.0	11.3

Total assets	2,278.3	1,283.3

Payables	6.7	9.3
Borrowings	804.0	495.6
Other liabilities	9.5	6.3

Total liabilities	820.2	511.2

Net assets of equity accounted entities	1,458.1	772.1

(d) Details of the Group’s carrying value of investments in equity accounted entities:

Balance at beginning of the year	772.1	840.8
Net assets of joint ventures no longer equity accounted	—	(15.3)
Net assets of previously consolidated entity now equity accounted	189.4	—
Share of foreign currency translation reserve	(68.1)	(208.1)
Additions	54.8	98.9
Disposals	—	(110.1)
Share of net profit	82.1	83.5
Distributions paid	(63.9)	(67.5)
Share of revaluation increment	491.7	149.9

Carrying value of investments in equity accounted entities	1,458.1	772.1

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED
	2004 $ Million	2003 $ Million

15 DETAILS OF EQUITY ACCOUNTED ENTITIES CONTINUED

(e) Details of the Group’s share of equity accounted entities’ reserves:

Retained profits

Balance at beginning of the year	16.0	—
Share of net profit	82.1	83.5
Distributions paid	(63.9)	(67.5)

Balance at end of the year	34.2	16.0

Asset revaluation reserve

Balance at beginning of the year	253.5	103.6
Increment on revaluation of property investments	491.7	149.9

Balance at end of the year	745.2	253.5

Foreign currency translation reserve

Balance at beginning of the year	(171.1)	37.0
Exchange differences arising on translation of the Financial Statements of overseas equity accounted entities	(68.1)	(208.1)

Balance at end of the year	(239.2)	(171.1)

(f)	Contingent liabilities

The Group’s share of contingent liabilities in equity accounted entities, estimated at $1.6 million (December 2003: $2.6 million), in the normal course of business including obligations in respect of the performance of works pursuant to lease, construction, development and financing commitments.

The entities where the Group holds an equity accounted investment are involved in several lawsuits in the normal course of its business. However, management believes that the ultimate outcome of such pending litigation will not materially affect the results of operations or the financial position of the Economic Entity.

(g)	Lease commitments

Operating lease receivable

Substantially all of the properties which are equity accounted by the Group is leased to third-party retailers under operating leases as at 31 December 2004. Lease terms vary between retailers and some leases include percentage rental payments based on sales revenue.

The Group’s share of future minimum rental revenues receivable under non-cancellable operating leases in equity accounted entities as at 31 December 2004 are as follows:

	$ Million	$ Million

Due within one year	112.7	77.7
Due between one year and five years	375.0	268.7
Due after five years	286.0	191.9

	773.7	538.3

These amounts do not include percentage rentals which may become receivable under certain leases on the basis of retailer sales in excess of stipulated minimums and do not include recovery of outgoings.

	$ Million	$ Million

Operating leases

Minimum lease payments
Due within one year	0.1	0.1
Due between one year and five years	0.3	0.3
Due after five years	0.6	0.7

	1.0	1.1

The above lease expenditure commitments are in respect of future minimum annual ground lease payments relating to several of the Group’s centres.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED
	2004 $ Million	2003 $ Million

15 DETAILS OF EQUITY ACCOUNTED ENTITIES CONTINUED

(h) Capital expenditure commitments

The Group’s share of expenditure in equity accounted entities contracted but not provided for:
Due within one year	78.7	1.6
Due between one year and five years	78.7	—

	157.4	1.6

The above capital expenditure is committed to redevelop and expand investment properties owned through equity accounted entities.

	$ Million	$ Million

16 SHOPPING CENTRE AND OTHER PROPERTY OUTGOINGS

Shopping centre and other property outgoings of the Group include the following charges:
Property maintenance and repairs expenses	69.1	71.6
Amortisation of deferred costs	13.4	9.6

17 BORROWING COSTS

Gross borrowing costs	395.1	576.4
Borrowing costs capitalised	(18.5)	(10.3)

	376.6	566.1

	$‘000	$‘000

18 AUDITORS’ REMUNERATION

Amounts received or due and receivable by the auditors of the Parent Entity for:
– Audit or review of the financial reports	421	554
– Accounting services	153	139
– Acquisitions and other capital transactions	4	41
– Independent Accountant’s Report relating to Merger	1,456	—
– Assurance and compliance services	15	8
– Independent Accountant’s Report relating to section 144A bond issue	337	—
– Other services	39	—

	2,425	742

Amounts received or due and receivable by affiliates of the auditors of the Parent Entity for:
– Audit or review of the financial reports	1,273	2,108
– Accounting services	309	597
– Assurance and compliance services	281	313
– Taxation advice and compliance	302	346
– Other services	95	675

	2,260	4,039

	4,685	4,781

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

	CONSOLIDATED
	2004 $ Million	2003 $ Million

19 DETAILS OF ASSETS SOLD OR WRITTEN DOWN/ ACQUISITION COSTS WRITTEN OFF

Revenue from asset sales/termination of interest rate swaps	268.9	448.1
Cost of assets sold or written down/acquisition costs written off	(263.9)	(425.6)
Share of net profits of equity accounted entities from asset sale	—	7.8

Profit from asset sales	5.0	30.3

Represented by:
Sale of 25% of Garden State Plaza(i)	—	—
Termination of interest rate swaps	6.8	—
Sale of World Trade Center	—	3.8
Acquisition costs written off	(1.8)	(11.8)
Sale of equity accounted investment (Kravco)	—	28.8
Sale of sundry properties	—	9.5

Profit from sale of assets	5.0	30.3

Profit from sale of assets attributable to Members	5.4	23.9

(i)	On 18 May 2004, 25% of Garden State Plaza was disposed for US$193.8 million (A$262.1 million), comprising a cash consideration of US$64.2 million (A$86.8 million) and the assumption of debt of US$129.6 million (A$175.3 million).

20	DISTRIBUTION PER UNIT

The distribution per unit for the half year ended 30 June 2004 was A 7.80 cents equivalent to US 4.37 cents plus a special capital distribution of A 0.90 cents equivalent to US 0.62 cents. The distribution per unit for the half year ended 31 December 2004 is A 26.82 cents equivalent to US 16.71 cents. The distribution per unit for the year ended 31 December 2003 was A 16.11 cents equivalent to US 9.00 cents.

21	CONTINGENT LIABILITIES

The Redevelopment Agency of the City of West Covina (“Agency”) issued US$51.2 million ($65.8 million) (December 2003: US$51.2 million ($68.3 million)) of special tax assessment municipal bonds (“Bonds”) to finance land acquisition for expansion of the shopping centre and additional site improvements. Special taxes levied against the property, together with incremental property tax, incremental sales tax, and park and ride revenues will be used to pay the principal and interest on the Bonds and the administrative expense of the Agency. Principal and interest payments will continue to 2022 in graduating amounts ranging from US$3.5 million ($4.5 million) (December 2003: US$3.5 million ($4.6 million)) to US$5.3 million ($6.8 million) (December 2003: US$5.3 million ($7.0 million)). The Group has the contingent obligation to satisfy any shortfall in annual debt service after tenant recoveries.

The Group also has contingent liabilities, estimated at $83.2 million (December 2003: $149.9 million), in the normal course of business including obligations in respect of the performance of works pursuant to lease, construction, development and financing commitments.

The Group is involved in several lawsuits in the normal course of business. However, management believes that the ultimate outcome of such pending litigation will not materially affect the results of operations or the financial position of the Group.

In addition, the Group is involved in various legal proceedings relating to personal and property liability arising from the destruction of the World Trade Center. However, management believes that the ultimate outcome of such legal proceedings will not materially affect the results of operations or of the financial position of the Group.

WAT has provided cross guarantees to the borrowings of its controlled entities of $1,727.2 million and borrowings of associates of the Responsible Entity of $3,846.4 million.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

22	LEASE COMMITMENTS

Operating lease receivable

Substantially all of the property owned by the Group is leased to third-party retailers under operating leases as at 31 December 2004. Lease terms vary between retailers and some leases include percentage rental payments based on sales revenue.

Future minimum rental revenues receivable under non-cancellable operating leases as at 31 December 2004 and 31 December 2003 are as follows:

	CONSOLIDATED
	2004 $ Million	2003 $ Million

Due within one year	809.9	869.3
Due between one year and five years	2,468.2	2,658.6
Due after five years	1,883.0	2,038.9

	5,161.1	5,566.8

These amounts do not include percentage rentals which may become receivable under certain leases on the basis of retailer sales in excess of stipulated minimums and do not include recovery of outgoings.

	$ Million	$ Million

Operating leases

Minimum lease payments
Due within one year	8.6	9.3
Due between one year and five years	34.3	36.9
Due after five years	228.5	252.2

	271.4	298.4

The above lease expenditure commitments are in respect of future minimum annual ground lease payments relating to several of the Group’s centres.

	$ Million	$ Million

23 CAPITAL EXPENDITURE COMMITMENTS

Expenditure of the Group contracted but not provided for:
Due within one year	441.1	297.7
Due between one year and five years	82.2	290.2

	523.3	587.9

The above capital expenditure is committed to redevelop and expand investment properties owned by the Group.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

24	DERIVATIVE FINANCIAL INSTRUMENTS

(a)	(i) Summary of interest rate hedges at 31 December 2004

	Note		31 Dec 04 $ Million	31 Dec 03 $ Million

Interest payable

Principal amounts of all interest bearing liabilities:
Current interest bearing liabilities	8		165.7	540.0
Non current interest bearing liabilities	8, 9		6,433.0	6,184.8
Share of equity accounted entities interest bearing liabilities	15	(c)	804.0	495.6
Cross currency swaps
– US$5,060.0 million (31 December 2003: US$nil)	24	(b)(i)	6,498.0	—

			13,900.7	7,220.4

Principal amounts of fixed interest rate liabilities:
Fixed rate loans
– US$4,971.4 million (31 December 2003: US$3,864.4 million)	24	(a)(ii)	6,384.2	5,155.3
Fixed rate derivatives
– US$4,943.9 million * (31 December 2003: US$806.6 million)	24	(a)(ii)	6,348.9	1,076.0

			12,733.1	6,231.3

*	Fixed rate derivatives in US$ substantially comprise interest rate derivatives related to US$ cross currency swaps disclosed above.

In addition to the above fixed rate liabilities, the Economic Entity also had floating rate liabilities of $1,167.6 million outstanding at 31 December 2004 at an average interest rate including margin of 3.14%.

	Note		$ Million	$ Million

Interest receivable
Principal amounts of all interest bearing assets:
Cross currency swaps
– A$	24	(b)(i)	6,993.5	—

			6,993.5	—

Principal amounts of fixed interest rate assets:
Fixed rate derivatives – A$	24	(a)(ii)	6,907.7	—

In addition to the above fixed rate assets, the Economic Entity had also floating rate assets of $85.8 million outstanding at 31 December 2004 at an average interest rate including margin of 6.06%.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

24	DERIVATIVE FINANCIAL INSTRUMENTS CONTINUED

(a)	(ii) Interest rates

Notional principal or contract amounts of WAT’s consolidated and share of equity accounted fixed rate debt and interest rate derivatives:

	Interest rate derivatives			Fixed rate borrowings			Interest rate derivatives			Fixed rate borrowings
	31 Dec 04		31 Dec 04	31 Dec 04		31 Dec 04	31 Dec 03		31 Dec 03	31 Dec 03		31 Dec 03
Fixed rate debt and derivatives contracted as at the reporting date and outstanding at	Principal amount Million		Average rate including margin %	Principal amount Million		Average rate including margin %	Principal amount Million		Average rate including margin %	Principal amount Million		Average rate including margin %

Australian Dollar (“A$”) receivable

31 December 2004	A$	6,907.7	6.30		—	—		—	—		—	—
31 December 2005	A$	6,757.7	6.30		—	—		—	—		—	—
31 December 2006	A$	5,241.4	6.64		—	—		—	—		—	—
31 December 2007	A$	5,041.4	6.64		—	—		—	—		—	—
31 December 2008	A$	5,041.4	6.64		—	—		—	—		—	—
31 December 2009	A$	5,041.4	6.64		—	—		—	—		—	—
31 December 2010	A$	3,737.2	6.71		—	—		—	—		—	—
31 December 2011	A$	3,237.2	6.71		—	—		—	—		—	—
31 December 2012	A$	2,487.2	6.70		—	—		—	—		—	—
31 December 2013	A$	1,187.2	6.58		—	—		—	—		—	—
31 December 2014	A$	200.0	6.35		—	—		—	—		—	—

US Dollar (“US$”) payable

31 December 2004	US$	(4,943.9)	4.15	US$	(4,971.4)	6.15	US$	(806.6)	8.56	US$	(3,864.4)	6.57
31 December 2005	US$	(5,248.2)	4.23	US$	(4,911.6)	6.15	US$	(1,183.0)	7.70	US$	(3,575.1)	6.57
31 December 2006	US$	(4,908.1)	5.82	US$	(4,576.4)	6.14	US$	(1,423.9)	7.48	US$	(3,236.8)	6.61
31 December 2007	US$	(5,006.0)	5.94	US$	(4,414.6)	6.13	US$	(1,672.6)	7.66	US$	(3,071.6)	6.62
31 December 2008	US$	(4,666.6)	5.72	US$	(4,007.9)	6.14	US$	(1,324.0)	6.73	US$	(2,661.3)	6.72
31 December 2009	US$	(4,765.9)	5.96	US$	(3,142.7)	5.97	US$	(1,324.0)	7.44	US$	(1,972.5)	6.52
31 December 2010	US$	(3,865.3)	6.23	US$	(2,913.2)	5.96	US$	(1,324.0)	7.45	US$	(1,845.5)	6.46
31 December 2011	US$	(3,104.9)	6.12	US$	(2,010.7)	5.36	US$	(614.0)	7.57	US$	(939.5)	5.71
31 December 2012	US$	(2,054.6)	6.11	US$	(1,618.9)	5.17	US$	(14.0)	7.60	US$	(543.1)	5.95
31 December 2013	US$	(1,240.2)	6.05	US$	(1,118.9)	5.12		—	—	US$	(49.8)	6.33
31 December 2014	US$	(129.9)	4.96	US$	(5.7)	7.00		—	—		—	—
At 31 December 2004, the aggregate fair value compared to the aggregate book value of fixed rate debt amounted to an unrealised deficit of $353.2 million (31 December 2003: unrealised deficit of $496.9 million) and the aggregate fair value compared to the aggregate book value of interest rate derivates amounted to an unrealised deficit of $163.8 million (31 December 2003: unrealised deficit of $195.8 million). This has not been recorded in the Statement of Financial Performance.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

24	DERIVATIVE FINANCIAL INSTRUMENTS CONTINUED

(b)	Exchange rates

(i)	Cross currency swaps in respect of WAT’s foreign currency assets and liabilities

	Weighted average exchange rate		Principal amount (payable)/receivable
Cross currency swaps contracted as at the reporting date and outstanding at:			31 Dec 04 Million		31 Dec 04 Million		31 Dec 03 Million	31 Dec 03 Million
	31 Dec 04	31 Dec 03

US$

Contracts to receive A$ and pay US$
31 December 2004	0.7235	—	A$	6,993.5	US$	(5,060.0)	—	—
31 December 2005	0.7235	—	A$	6,993.5	US$	(5,060.0)	—	—
31 December 2006	0.7235	—	A$	6,993.5	US$	(5,060.0)	—	—
31 December 2007	0.7233	—	A$	6,781.4	US$	(4,905.0)	—	—
31 December 2008	0.7233	—	A$	6,781.4	US$	(4,905.0)	—	—
31 December 2009	0.7251	—	A$	5,743.8	US$	(4,165.0)	—	—
31 December 2010	0.7224	—	A$	4,069.7	US$	(2,940.0)	—	—
31 December 2011	0.7231	—	A$	3,581.9	US$	(2,590.0)	—	—
31 December 2012	0.7240	—	A$	2,721.1	US$	(1,970.0)	—	—
31 December 2013	0.7270	—	A$	1,801.9	US$	(1,310.0)	—	—

At 31 December 2004, WAT’s US$ denominated net assets excluding the above cross currency swaps amounted to US$6,920.0 million (net of US$5,138.4 million debt).

The unrealised surplus of the aggregate fair value compared to the aggregate book value of cross currency swaps has been recorded in the foreign currency translation reserve, in accordance with Note 1(c).

(ii)	Forward exchange contracts to hedge foreign currency income

	Weighted average exchange rate
Forward exchange contracts contracted as at the reporting date:			31 Dec 04 Million		31 Dec 04 Million		31 Dec 03 Million		31 Dec 03 Million
	31 Dec 04	31 Dec 03

US$

Contracts to buy A$ and sell US$ and maturing in the following years
31 December 2005	0.4832	0.5185	A$	448.5	US$	(216.7)	A$	573.2	US$	(297.2)
31 December 2006	0.4856	0.5112	A$	372.3	US$	(180.8)	A$	547.3	US$	(279.8)
31 December 2007	0.5300	0.5414	A$	336.6	US$	(178.4)	A$	357.2	US$	(193.4)
31 December 2008	0.6243	0.6003	A$	192.2	US$	(120.0)	A$	143.3	US$	(86.0)
31 December 2009	0.6932	—	A$	85.4	US$	(59.2)		—		—

Differences arising on settlement of forward exchange contracts which hedge the Group’s foreign currency denominated income are recognised when the underlying foreign currency income is recorded in the financial statements. As at 31 December 2004, the aggregate fair value of the above hedging contracts amounted to an unrealised surplus of $388.7 million (31 December 2003: unrealised surplus of $497.1 million).

The net unrealised surplus recognised in the Statement of Financial Position is $465.4 million and has been calculated using the year end rate as opposed to the market rate used in the above calculation in accordance with the requirements of AASB 1012: Foreign Currency Translation.

(c)	Credit risks

In accordance with the policies determined by the Board of the Responsible Entity of WAT, credit risk is spread among a number of creditworthy counterparties within specified limits. At 31 December 2004, the Group had 59% of its aggregate credit risk spread over three counterparties each with an S&P long term rating of AA- or higher. The remainder is spread over counterparties each with less than 10% of the aggregate credit risk. The aggregate credit risk in respect of derivative financial instruments is $1,146.5 million (31 December 2003: $582.3 million).

(d)	Other financial assets and liabilities

All financial assets and liabilities except those set out in Note 24 are recorded at book value, where book value approximates fair value.

(e)	International Financial Reporting Standards (“IFRS”)

Refer Note 30 for assessment of hedge effectiveness of fixed rate debt, interest rate derivatives, cross currency swaps and forward exchange contracts under IFRS.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

25	RELATED PARTY TRANSACTIONS

The Responsible Entity, a subsidiary of Westfield Holdings, is considered to be a related party of the Economic Entity.

During the six months to 30 June 2004, WAT and Westfield Holdings were separate economic entities and transacted on normal commercial terms as separate entities with respect to the following:

(a)	Property management fee

(b)	Advisory fee and Responsible Entity management fee

(c)	Reimbursement of expenses

(d)	Construction contract payments

Following the Merger in July 2004, WAT, WT and Westfield Holdings became stapled economic entities and during the six months to 31 December 2004, transacted on normal commercial terms as stapled entities with respect to the following:

(a)	Property management fee

(b)	Advisory fees and Responsible Entity management fees

(c)	Reimbursement of expenses

(d)	Construction contract payments

(e)	Loans and financial derivatives

The property management fee for the year ended 31 December 2004 was $48.5 million (31 December 2003: $58.8 million) of which $4.1 million was payable at 31 December 2004 (31 December 2003: $4.5 million).

The advisory fee for the year ended 31 December 2004 was $20.3 million (31 December 2003: $36.9 million) of which no amounts were payable at 31 December 2004 and 31 December 2003.

The Responsible Entity management fee for the year ended 31 December 2004 was $1.3 million of which $1.3 million was payable at 31 December 2004.

Reimbursement of expenses to associates of the Responsible Entity were $83.3 million (31 December 2003: $84.1 million) for the year ended 31 December 2004 of which no amounts were payable at 31 December 2004 and 31 December 2003.

During the financial year, the Economic Entity paid $433.4 million (31 December 2003: $335.6 million) to the Westfield Holdings Group in respect of expansion and redevelopment costs.

Development Agreements

WEA and Westfield Corporation, Inc. entered into Development and Construction Agreements on 29 June 2004 for Westfield Shoppingtown Chesterfield, Westfield Shoppingtown Connecticut Post, Westfield Shoppingtown Century City, Westfield Shoppingtown Meriden and Westfield Shoppingtown Gateway.

Cross currency swaps with WT

WAT and WT entered into cross currency swaps on 3 November 2004. The terms, interest and principals amounts are as follows:

(i)	WAT pays to WT, on a quarterly basis, floating rate on a principal of US$80.0 million in exchange for WT paying to WAT, on a quarterly basis, floating rate on a principal of A$107.4 million. The maturity date of this instrument is 2 November 2007;

(ii)	WAT pays to WT, on a semi-annual basis, a commercial fixed rate on a principal of US$600.0 million in exchange for WT paying WAT, on a semi-annual basis, a commercial fixed rate on a principal of A$804.2 million. The maturity date of this instrument is 15 November 2010.

(iii)	WAT pays to WT, on a semi-annual basis, a commercial fixed rate on a principal of US$550.0 million in exchange for WT paying WAT, on a semi-annual basis, a commercial fixed rate on a principal of A$737.2 million. The maturity date of this instrument is 15 November 2014.

Interest rate swap with WT

WAT and WT entered into an A$ interest rate swap on 13 December 2004 for the value of $200 million. WAT pays, on a quarterly basis, a commercial floating rate to WT and receives from WT, on a quarterly basis, a commercial fixed rate. The interest rate swap has a delayed start date of July 2006 and continues until February 2015.

Loan to Westfield Holdings

On 5 November 2004, WAT loaned $249.0 million to Westfield Holdings. Interest accrues on this loan on a quarterly basis based on a floating rate.

Loan to Westfield Corporation, Inc.

On 2 November 2004, WEA Finance LLC loaned US$75.0 million ($96.3 million) to Westfield Corporation, Inc. Interest accrues on this loan on a semi-annual basis based on a commercial fixed rate.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

26	DIRECTOR DISCLOSURES

(a)	Details of Specified Directors

(i)	Specified directors

FP Lowy, AC	Chairman – Executive Director
FG Hilmer, AO	Deputy Chairman – Non-Executive Director (appointed 13 July 2004)
DH Lowy, AM	Deputy Chairman – Non-Executive Director (appointed 13 July 2004)
RL Furman	Non-Executive Director
DM Gonski, AO	Non-Executive Director (appointed 13 July 2004)
SP Johns	Non-Executive Director
PS Lowy	Managing Director – Executive Director
SM Lowy	Managing Director – Executive Director
JB Studdy, AM	Non-Executive Director
FT Vincent	Non-Executive Director
GH Weiss	Non-Executive Director (appointed 13 July 2004)
DR Wills, AO	Non-Executive Director (appointed 13 July 2004)
CM Zampatti, AM	Non-Executive Director (appointed 13 July 2004)
JR Broadbent	Non-Executive Director (resigned 13 July 2004)
H Huizinga	Non-Executive Director (resigned 13 July 2004)
RC Mansfield, AO	Non-Executive Director (resigned 13 July 2004)

(b)	Remuneration Policy

The Remuneration Policy of the Group is determined and administered by the Remuneration Committee.

The responsibilities of the Remuneration Committee include:

•	determining and reviewing remuneration policies to apply to members of the Board and to executives within the Group;

•	determining the specific remuneration packages for Executive Directors and key members of the senior executive team (including base pay, incentive payments equity-linked plan participation and other contractual benefits);

•	reviewing contractual rights of termination for members of the senior executive team;

•	reviewing the appropriateness of the Group’s succession planning policies;

•	reviewing policy for participation by senior executives in equity-linked plans;

•	reviewing management’s recommendations of the total proposed awards to be issued under each plan; and

•	administering the equity-linked plans as required in accordance with the rules of the plans.

The current members of the Committee are:

FG Hilmer, AO	Chairman – Independent Director
RL Furman	Member – Independent Director
DM Gonski, AO	Member – Independent Director

The Committee met four times in the six month period from 1 July 2004 to 31 December 2004. All members of the Committee attended the meetings.

Remuneration of Non-Executive Directors

The remuneration of the Non-Executive Directors is determined by the Board, acting on recommendations made by the Remuneration Committee. The objective of the Committee in making its recommendations is to attract, retain and properly motivate Non-Executive Directors who will, through their contribution to the Board and the Westfield Group, work towards creating sustainable value for members and stakeholders.

In making recommendations to the Board, the Remuneration Committee takes into account advice from independent consultants and advisers on domestic and international trends in non-executive director remuneration. In arriving at recommendations, the advisers will consider a wide range of factors including the Westfield Group’s financial profile, the complexity and geographic spread of its business and the size and scope of the workload and responsibilities assumed by Non-Executive Directors.

Non-Executive Director remuneration comprises a base fee (which is inclusive of superannuation guarantee contributions), a committee attendance fee and, where relevant, an additional fee for deputy chair of the Board and for committee chair.

The aggregate pool available for payment of fees to Non-Executive Directors of the Westfield Group is currently a maximum of $1.8 million. That figure was approved by members at the annual general meeting of Westfield Holdings Limited held in November 2004.

Non-Executive Directors are not entitled to superannuation entitlements, other than entitlements arising from contributions deducted from the base fees paid to Non-Executive Directors as required by law. Non-Executive Directors are not entitled to any payment on termination other than the balance of any outstanding fees or participate in the Westfield Group’s equity-linked long term incentive plans.

Following the merger of the Westfield Group, Non-Executive Directors will no longer be entitled to allocate any part of their fee to the Non-Executive Directors’ Share Acquisition Plan.

Non-Executive Directors are not paid or entitled to a cash bonus, performance related bonus or share based compensation. None of the Non-Executive Directors were paid an amount before they took office as consideration for agreeing to hold office.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

26	DIRECTOR DISCLOSURES CONTINUED

(b)	Remuneration Policy continued

Remuneration of Managing Directors

Recognising that the Westfield Group operates in a highly competitive global environment, the Board has adopted policies and processes which:

•	enable the Group to attract and retain key Managing Directors who will create sustainable value for Members;

•	properly motivate and reward Managing Directors having regard to the overall performance of the Group, the performance of the Managing Director measured against predetermined objectives and the external compensation environment;

•	appropriately align the interests of Managing Directors with Members; and

•	comply with applicable legal requirements and appropriate standards of governance.

The Group’s current remuneration structure combines base salary with short term cash incentives and long term equity-linked incentives. The total remuneration package of each Managing Director is designed to ensure an appropriate mix of base salary with short and long term incentives. As Managing Directors gain seniority in the Group, the balance of this mix moves to a higher proportion of variable and long term rewards which are considered to be “at risk” and which are dependent upon the performance of the Group and of the relevant Managing Director. The Remuneration Committee considers that this structure places an appropriate premium on performance and helps reinforce the alignment between the interests of Managing Directors and stakeholders in the Westfield Group.

In special circumstances, Managing Directors may earn an additional bonus in excess of the agreed target percentage of base pay in recognition of contribution made by that Managing Director to a major transaction or corporate project. As with the annual performance bonus, payment of a special bonus is at the discretion of the Remuneration Committee.

Cash based incentives in respect of the Managing Directors are determined by the Remuneration Committee having regard to personal objectives which are set as part of the performance review and development system and to more general operational and financial objectives of the Westfield Group (for example, growth in earnings and distributions). The measures are chosen based on key contribution expected of that Managing Director in order to enhance the overall performance of the Group. The Remuneration Committee will also consider the role which the Managing Director played in any major acquisition or capital transaction during the year as this may have had a significant impact on the contribution made by that Managing Director and played a vital role in the success of the Westfield Group in that year.

Equity-Linked Incentives

Following the Merger, the Westfield Group has introduced two new equity-linked incentive plans: the Executive Deferred Award Plan (the EDA Plan) and the Partnership Incentive Plan (the PIP Plan).

These new Plans replace the Executive Option Plan and the Executive Performance Share Plan as the ongoing equity-linked incentive plans of the Group. At the time of the Merger, the outstanding awards under the Executive Option Plan and Performance Share Plan became eligible for exercise as a consequence of the restructuring. As noted in Westfield Holdings Limited’s 2004 Annual Report, the vast majority of those outstanding options and awards were exercised at the time of the Merger. No further options or awards will be granted under those Plans.

Prior to 2002, Westfield Holdings Limited used options with an exercise price at or above market value as the principal means of providing long term equity incentives. The Group subsequently moved to the issue of awards under the Executive Share Performance Plan. Essentially, each award issued under the Executive Share Performance Plan represents a right to receive one Westfield Group stapled security on vesting.

In introducing the EDA Plan and the PIP Plan in 2004, the Westfield Group has retained the same philosophy. That is, rather than issuing options with an exercise price at or above market value, awards granted under the new Plans are more in the nature of restricted stock where the Managing Director would be entitled to receive a Westfield Group security on exercise. However, as explained below, the new plans are synthetic and Managing Directors receive cash payments rather than actual securities.

The relevant common features of both the EDA Plan and the PIP Plan are as follows:

•	based on principles and remuneration bands agreed with the Remuneration Committee, participating Managing Directors earn the opportunity to participate based on a set percentage of their base salary. For example, an employee earning a base salary of $150,000 may be granted the opportunity to participate in the Plan of up to 10% of that base salary or $15,000;

•	immediately prior to the commencement of participation in the Plan, that dollar amount is converted into an award which is based on the then current market price of Westfield Group stapled securities. In the above example, assuming a market price of $15.00 per stapled security, the participant would receive an award equal to the economic benefit of 1,000 Westfield Group stapled securities;

•	during the vesting period of three to four years, distributions paid on stapled securities are nominally reinvested under the Plans such that the number of stapled securities in an award (and on which the payout is calculated) will increase during the life of the award;

•	assuming the Managing Director remains employed by the Group through the vesting period and, in the case of the PIP Plan, any relevant performance hurdles are satisfied, the Managing Director will receive a payout equal to the capital value of the stapled securities in the award. That is, the Managing Director receives a cash payment (rather than actual securities) which reflects the capital value of the number of “synthetic securities” comprised in that award as at the vesting date.

As noted above, receipt of a cash payout under either the EDA Plan or the PIP Plan generally requires that the Managing Director remain employed by the Westfield Group throughout the vesting period. In special circumstances (eg. death, redundancy or retirement) the Board retains a discretion under the Plans to allow vesting of all or part of the awards granted under the Plans.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

26	DIRECTOR DISCLOSURES CONTINUED

(b)	Remuneration Policy continued

Remuneration of Managing Directors continued

Equity-Linked Incentives continued

The Westfield Group equity-linked Plans

The EDA Plan is a plan in which senior and high performing executives participate. In 2004/2005 year, it is expected that approximately 190 executives world-wide will receive awards.

The issue of awards under the EDA Plan is based on the same criteria as the short term variable bonus. That is, the grant of entitlements is closely linked to the performance of the executive measured against objectives established each year pursuant to a performance review and development system. Those objectives are designed to recognise achievement of both financial and non-financial objectives. Executives qualify to receive a payout of that deferred compensation by satisfying the requirement that they remain in the employment of the Westfield Group through the vesting period. That vesting period is currently three years. There are no additional performance hurdles applicable during the vesting period.

The EDA is intended to use the deferral of vesting of a portion of the short term incentive as part of a broader strategy for retaining those executives participating in the Plan.

The PIP Plan was established in 2004 following the vesting of existing options under the Executive Option Plan and Executive Performance Share Plan as a consequence of the Merger. As noted above, the structure of the PIP Plan reflects the decision by the Group to move away from market priced options as the preferred form of long term incentive.

Only the senior leadership team of the Westfield Group, including the Managing Directors, will participate in the PIP Plan. The Executive Chairman does not participate in the PIP Plan.

The PIP Plan itself is designed to encourage a “partnership” amongst the senior leadership team of the Westfield Group which will emphasise the strategic leadership role of that team. Through the PIP Plan, the members of that partnership will be provided with a benefit which is fully aligned with the interests of securityholders in two principal respects:

•	qualification for awards under the PIP Plan each year will be subject to the Group achieving performance hurdles which will relate to the financial and operating targets of the Group in the financial year together with any other matters which the Board or Remuneration Committee consider appropriate; and

•	the payout received by executives participating in the PIP Plan will be affected by distributions paid during the vesting period and movements in the price of Westfield Group securities between the qualification date and vesting.

The performance hurdle in respect of the financial year ending 31 December 2005 relates to the Westfield Group achieving the distribution per security consistent with the forecasts made in the Explanatory Memorandum issued in May 2004 in connection with the Merger. Satisfaction of this hurdle will be determined by comparing the forecast annual distribution of $1,065 with the aggregate distribution per security made in respect of that period. As is the case with the performance incentive payable to the Executive Chairman, if that target in respect of the 2005 financial year is not achieved, no awards will be issued under the PIP Plan.

The Remuneration Committee has chosen a performance hurdle based on achieving forecast distributions per security because of the importance of achieving that target as confirmation of the successful implementation of the Merger. The Committee acknowledges the financial, operational, accounting and legal complexities inherent in a transaction of the magnitude of the Merger and believes that achieving the forecast distributions is an important step in confirming the confidence which investors and other stakeholders have shown in the merged Westfield Group.

The performance hurdle(s) applicable under the PIP Plan will be considered and re-set annually by the Remuneration Committee and advised to executives at the same time as they are advised of the potential number of “synthetic securities” for which they will qualify if the performance hurdles are achieved. More than one hurdle may be set in any year.

The year in which the performance hurdles apply is known as the Qualifying Year. Actual performance against the hurdles which apply during the Qualifying Year will determine the final number of awards which the executive will receive at the end of that year. No payments are made to the executive at the end of that Qualifying Year. Rather, the awards in the PIP Plan are issued at that time and will vest on two dates – 50% at the end of year three and 50% at the end of year four. No other performance hurdles are imposed during the vesting period.

By adopting this combination of the application of performance hurdles in the Qualifying Year and the subsequent three to four year vesting period, the Westfield Group aims, through the issue of awards under the PIP Plan, to incentivise achievement of targeted objectives and assist in the retention of the senior leadership team for an extended period. Given that the vesting period does not include the Qualifying Year, executives participating in the PIP Plan will be required to remain with the Group for a period of five years in order to get the full benefit of each award.

The operation of the PIP Plan and the manner of calculation of the pay-out to which the executive is entitled is as described above.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

26	DIRECTOR DISCLOSURES CONTINUED

(c)	Remuneration of Specified Directors

	PRIMARY					POST EMPLOYMENT		EQUITY	TOTAL
	Salary & fees $		Annual leave & long service leave movement(7) $	Cash bonus $	Non- monetary benefits $	Superannuation $	Retirement benefits $	Options $	$

Specified Directors
FP Lowy, AC (Chairman)
2nd half(1)	4,000,000		(20,045)	2,000,000	315,053	—	50,752	—	6,345,760
1st half	247,641		—	6,357,000	359,299	—	39,066	—	7,003,006

FY 31 December 2004	4,247,641		(20,045)	8,357,000	674,352	—	89,818	—	13,348,766
FY 31 December 2003	—		—	—	—	—	—	—	—

FG Hilmer, AO (Deputy Chairman): appointed 13 July 2004
2nd half	114,000		—	—	—	—	—	—	114,000
1st half	—		—	—	—	—	—	—	—

FY 31 December 2004	114,000		—	—	—	—	—	—	114,000
FY 31 December 2003	—		—	—	—	—	—	—	—

DH Lowy, AM (Deputy Chairman): appointed 13 July 2004
2nd half(2)	102,000		—	—	—	—	—	—	102,000
1st half	—		—	—	—	—	—	—	—

FY 31 December 2004	102,000		—	—	—	—	—	—	102,000
FY 31 December 2003	—		—	—	—	—	—	—	—

RL Furman (Non-Executive Director)
2nd half	81,000		—	—	—	—	—	—	81,000
1st half	27,045		—	—	—	—	—	—	27,045

FY 31 December 2004	108,045		—	—	—	—	—	—	108,045
FY 31 December 2003	56,211		—	—	—	—	—	—	56,211

DM Gonski, AO (Non-Executive Director): appointed 13 July 2004
2nd half	94,000		—	—	—	—	—	—	94,000
1st half	—		—	—	—	—	—	—	—

FY 31 December 2004	94,000		—	—	—	—	—	—	94,000
FY 31 December 2003	—		—	—	—	—	—	—	—

SP Johns (Non-Executive Director)
2nd half	304,000	(3)	—	—	—	—	—	—	304,000
1st half	284,247		—	50,000	—	40,288	—	131,126	505,661

FY 31 December 2004	588,247		—	50,000	—	40,288	—	131,126	809,661
FY 31 December 2003	—		—	—	—	—	—	—	—

PS Lowy (Managing Director)
2nd half(4)	931,635		—	1,000,000	92,116	—	—	—	2,023,751
1st half	572,206		—	1,754,140	24,202	—	—	327,815	2,678,363

FY 31 December 2004	1,503,841		—	2,754,140	116,318	—	—	327,815	4,702,114
FY 31 December 2003	—		—	—	—	—	—	—	—

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

26	DIRECTOR DISCLOSURES CONTINUED

(c)	Remuneration of Specified Directors continued

	PRIMARY					POST EMPLOYMENT		EQUITY	TOTAL
	Salary & fees $		Annual leave & long service leave movement(7) $	Cash bonus $	Non- monetary benefits $	Superannuation $	Retirement benefits $	Options $	$

SM Lowy (Managing Director)
2nd half(5)	750,000		330,477	1,000,000	—	—	—	—	2,080,477
1st half	425,000		—	1,825,000	—	—	—	327,815	2,577,815

FY 31 December 2004	1,175,000		330,477	2,825,000	—	—	—	327,815	4,658,292
FY 31 December 2003	—		—	—	—	—	—	—	—

JB Studdy, AM (Non-Executive Director)
2nd half	85,000		—	—	—	—	—	—	85,000
1st half	40,450		—	—	—	3,638	—	—	44,088

FY 31 December 2004	125,450		—	—	—	3,638	—	—	129,088
FY 31 December 2003	27,500		—	—	—	—	—	—	27,500

FT Vincent (Non-Executive Director)
2nd half	75,000	(6)	—	—	—	—	—	—	75,000
1st half	27,045		—	—	—	—	—	—	27,045

FY 31 December 2004	102,045		—	—	—	—	—	—	102,045
FY 31 December 2003	56,211		—	—	—	—	—	—	56,211

GH Weiss (Non-Executive Director): appointed 13 July 2004
2nd half	84,000		—	—	—	—	—	—	84,000
1st half	18,350		—	—	—	1,650	—	—	20,000

FY 31 December 2004	102,350		—	—	—	1,650	—	—	104,000
FY 31 December 2003	—		—	—	—	—	—	—	—

DR Wills, AO (Non-Executive Director): appointed 13 July 2004
2nd half	78,000		—	—	—	—	—	—	78,000
1st half	—		—	—	—	—	—	—	—

FY 31 December 2004	78,000		—	—	—	—	—	—	78,000
FY 31 December 2003	—		—	—	—	—	—	—	—

CM Zampatti, AM (Non-Executive Director): appointed 13 July 2004
2nd half	78,000		—	—	—	—	—	—	78,000
1st half	—		—	—	—	—	—	—	—

FY 31 December 2004	78,000		—	—	—	—	—	—	78,000
FY 31 December 2003	—		—	—	—	—	—	—	—

JR Broadbent (Non-Executive Director): resigned 13 July 2004
2nd half	—		—	—	—	—	—	—	—
1st half	44,200		—	—	—	3,976	—	—	48,176

FY 31 December 2004	44,200		—	—	—	3,976	—	—	48,176
FY 31 December 2003	44,200		—	—	—	—	—	—	44,200

H Huizinga (Non-Executive Director): resigned 13 July 2004
2nd half	—		—	—	—	—	—	—	—
1st half	40,450		—	—	—	3,638	—	—	44,088

FY 31 December 2004	40,450		—	—	—	3,638	—	—	44,088
FY 31 December 2003	40,450		—	—	—	—	—	—	40,450

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

26	DIRECTOR DISCLOSURES CONTINUED

(c)	Remuneration of Specified Directors continued

	PRIMARY				POST EMPLOYMENT		EQUITY	TOTAL
	Salary & fees $	Annual leave & long service leave movement(7) $	Cash bonus $	Non- monetary benefits $	Superannuation $	Retirement benefits $	Options $	$

RC Mansfield, AO (Non-Executive Director): resigned 13 July 2004
2nd half	—	—	—	—	—	—	—	—
1st half	36,700	—	—	—	3,300	—	—	40,000

FY 31 December 2004	36,700	—	—	—	3,300	—	—	40,000
FY 31 December 2003	36,700	—	—	—	—	—	—	36,700

Total Remuneration: Specified Directors
2nd half	6,776,635	310,432	4,000,000	407,169	—	50,752	—	11,544,988
1st half	1,763,334	—	9,986,140	383,501	56,490	39,066	786,756	13,015,287

FY 31 December 2004	8,539,969	310,432	13,986,140	790,670	56,490	89,818	786,756	24,560,275

FY 31 December 2003	261,272	—	—	—	—	—	—	261,272

The remuneration of specified directors outlined above is consistent with the disclosures set out in the Westfield Group 31 December 2004 financial report (2nd half) and the Westfield Holdings Limited financial report for the year ended 30 June 2004 (1st half). Remuneration of specified directors for the Westfield Group cannot be meaningfully allocated between Westfield Holdings Limited, Westfield Trust and Westfield America Trust. As such, the above outlined amounts represent the full remuneration of the specified directors for the Westfield Group.

(1)	As disclosed in the Explanatory Memorandum issued in connection with the Merger and further outlined in the 2004 Annual Report of Westfield Holdings Limited, the remuneration arrangements for Mr F Lowy, AC have been varied by agreement following the Merger of the Westfield Group. The term of Mr F Lowy’s service contract is open ended. The remuneration under that contract will be reviewed by the Remuneration Committee every two years. The current arrangements provide, in respect of the 12 month periods ending 30 June 2005 and 30 June 2006, for a base salary of $8 million and an annual performance bonus of $4 million and $5 million payable if the Westfield Group achieves the forecast distribution of $1.03 and $1.10 per stapled security in respect of those years.

Mr F Lowy’s service contract provides for a retirement benefit of one month’s salary for each year of service on termination of his services. This benefit will continue to be calculated based on his salary in the 2003/2004 year (increased annually by CPI) and not the higher amount payable in accordance with the post merger arrangements. The amount accrued for the financial year was $50,752. Mr F Lowy’s service contract does not contain provision for any payment on termination by Westfield Holdings Limited (with or without cause) other than the retirement benefit outlined above. Any other termination payment will be at the discretion of the Board acting on the recommendation of the Remuneration Committee.

Annual leave and long service leave entitlements accrued at 31 December 2004 are calculated based on Mr F Lowy’s salary for the 2003/04 year (increased annually by CPI). Non-monetary benefits of $315,053 relate to Mr F Lowy’s contractual entitlements to private usage of the Group’s aircraft. The entitlement to private usage of the Group’s aircraft by Mr F Lowy is up to a maximum of 75 hours per annum. The value of private usage (including fringe benefits tax) in any year is disclosed as remuneration. Unused entitlements are carried forward to future periods. No options or awards were issued to the Chairman in the financial year.

(2)	During the financial period, Mr D Lowy exercised executive options. The options had been granted to Mr D Lowy in 1999 when he was Managing Director of Westfield Holdings Limited. Details of the options are set out in Note 26(d).
(3)	Following Mr S Johns’ retirement as an executive director in October 2003, Mr S Johns has continued to provide consultancy services in relation to special projects (including major acquisitions) and other corporate finance, treasury and investor relation issues. The fees of $304,000 include $75,000 Non-Executive Director fees, $10,000 Audit and Compliance Committee fees, $9,000 Risk Management Committee fees and $210,000 consultancy fees. The consultancy agreement is for a minimum period of 2 years commencing 1 October 2003.
(4)	Mr P Lowy has been with the Westfield Group since 1983. He has resided in the United States since 1990. He was appointed as Managing Director since 1997. Mr P Lowy’s salary and bonus is reviewed annually by the Remuneration Committee. No formal service contract is in place. In the event of termination, any termination payment and period would be determined by the Board on the recommendation of the Remuneration Committee. Mr P Lowy’s salary disclosed is equivalent to US$750,000 ($1,023,751). Mr P Lowy’s base salary is US$1,500,000 per annum. Mr P Lowy will participate in the EDA plan from 1 January 2005 and in the PIP plan from 1 January 2006 but only if the performance hurdle in the qualifying year is met. Refer to Note 26(b) for a detailed summary of the EDA Plan and PIP Plan. No options or awards were issued to Mr P Lowy during the financial year. As disclosed in the 2004 Annual Report of Westfield Holdings Limited, Mr P Lowy exercised options in the financial year ended 30 June 2004.
(5)	Mr S Lowy has been with the Westfield Group since 1987. He was appointed as Managing Director since 1997. Mr S Lowy’s salary and bonus is reviewed annually by the Remuneration Committee. No formal service contract is in place. In the event of termination, any termination payment and period would be determined by the Board on the recommendation of the Remuneration Committee. Mr S Lowy’s base salary is $1,500,000 per annum. Mr S Lowy will participate in the EDA plan from 1 January 2005 and in the PIP plan from 1 January 2006 but only if the performance hurdle in the qualifying year is met. Refer to Note 26(b) for a detailed summary of the EDA Plan and PIP Plan. No options or awards were issued to Mr S Lowy during the financial year. Details of executive options exercised by Mr S Lowy in the financial year are set out in Note 26(d).
(6)	Mr F Vincent joined the Board of Westfield Holdings Limited on 12 November 2004. He was appointed as a director of Westfield Management Limited on 13 July 2004 and Westfield America Management Limited on 29 May 2002. Mr Vincent’s total fee of $75,000 includes $54,620 for his directorships of Westfield Management Limited and Westfield America Management Limited.
(7)	The amounts referred to reflect an increase in the accrued liability for annual and long service leave during the financial year.
(8)	No options were granted to Non-Executive Directors in the financial year. No options held by Non-Executive Directors lapsed during the financial year.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

26	DIRECTOR DISCLOSURES CONTINUED

(d)	Option holdings of Specified Directors

During the financial year, no options and awards (“Options”) were issued to the specified directors under the Executive Option Plan and the Executive Performance Share Plan (together the “Option Plans”).

On 25 May 2004, The Supreme Court of New South Wales ordered, under section 411 of the Corporations Act, that a meeting of Westfield Holdings Limited shareholders be held to vote on the proposed merger by stapling. Under the terms of the Option Plans, the convening of the scheme meeting gave Optionholders a right to exercise all outstanding Options including an accelerated right in respect of previously unvested Options. In accordance with the terms of Option Plans, that right could be exercised at any time prior to the effective date of the merger being 2 July 2004. Options over Westfield Holdings Limited shares not exercised prior to that date reverted to their previous terms of exercise and were converted to Options over stapled securities on a 1:1 basis in accordance with amendments made to the Option Plans. That conversion was consistent with the merger ratios applied in the scheme of arrangement. In all other respects the terms of the Option Plans remain substantially unaltered.

Under the terms of the Option Plans, Westfield Holdings Limited was able to satisfy the exercise of an Executive Option in one of the following ways:

(i)	issuing or transferring a Westfield Holdings Limited share to the Executive Optionholder;

(ii)	paying the Optionholder an amount equal to the difference between market value of a Westfield Holdings Limited Share as at the date of exercise (determined under section 139FA of the Income Tax Assessment Act 1936) and the exercise price for the Option (“Profit Element”); or

(iii)	issuing or transferring a Westfield Holdings Limited share to the Executive Optionholder equal to the value of the Profit Element.

Westfield Holdings Limited used methods (i) and (iii) to satisfy the entitlements of Optionholders who elected to exercise Options prior to the effective date of the merger. In some cases, Westfield Holdings Limited utilised the Westfield Holdings Limited shares held by the Westfield Executive Option Trust to satisfy the entitlements of Optionholders. That Trust had previously acquired Westfield Holdings Limited shares to enable Westfield Holdings Limited, at its discretion, to satisfy the exercise of an Option by way of a transfer of a Westfield Holdings Limited share to Optionholders on exercise of Options.

	Balance at beginning of period 1 Jan 2004	Granted as remuneration	Options exercised	Balance at end of period 31 Dec 2004	Vested during the year

Specified Directors
DH Lowy, AM	1,250,000	—	(1,250,000)	—	625,000
SP Johns	500,000	—	(500,000)	—	250,000
PS Lowy	1,250,000	—	(1,250,000)	—	625,000
SM Lowy	1,250,000	—	(1,250,000)	—	625,000

Total	4,250,000	—	(4,250,000)	—	2,125,000

(e)	Shares issued/transferred on the exercise of remuneration options

	Options exercised Number	Shares issued/ transferred Number		Paid $ per share	Unpaid $ per share

Specified Directors
DH Lowy, AM	1,250,000	1,250,000		9.31	—
SP Johns	500,000	500,000		9.31	—
PS Lowy	1,250,000	497,680	(1)	—	—
SM Lowy	1,250,000	1,250,000		9.31	—

Total	4,250,000	3,497,680

(1)	Under the terms of the option plan, Westfield Holdings Limited is able to issue a Westfield Holdings Limited Share to the Executive Optionholder equal to the value of the profit element

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

26	DIRECTOR DISCLOSURES CONTINUED

(f)	Shareholding of Specified Directors and Specified Executives

Stapled securities held in Westfield Group (WDC) (number)		Balance (WFA) 1 Jan 2004	Granted as remuneration	On exercise of options	Net change(2) other		Balance(1) (WDC) 31 Dec 2004

Specified Directors
FP Lowy, AC DH Lowy, AM PS Lowy SM Lowy	}	622,998,276		2,997,680	(459,545,503	)(3)	166,450,453
RL Furman		257,500			(257,500)		—
DM Gonski, AO		825,142			(525,615)		299,527
FG Hilmer, AO		653,187			(463,754)		189,433
SP Johns		1,536,329		500,000	(207,364)		1,828,965
JB Studdy, AM		82,281			(43,708)		38,573
FT Vincent		—					—
GH Weiss		—					—
DR Wills, AO		—			20,000		20,000
CM Zampatti, AM		—			221,654		221,654
JR Broadbent		212,500			(160,625)		51,875
H Huizinga		—					—
RC Mansfield, AO		20,000			(14,200)		5,800

Total		626,585,215	—	3,497,680	(460,976,615)		169,106,280

(1)	The Accounting Standard AASB 1046, Director and Executive Disclosures by Disclosing Entities, paragraph 8.5 requires that the equity interests held directly, indirectly or beneficially by each specified director, including their personally-related entities be included. Personally-related entities include the interests held by the specified directors’ relatives, spouses and any entities jointly or severally controlled by them.
(2)	The majority of the changes listed in this column are not the result of sales or acquisitions of units in WAT, but as a result of the impact of the merger ratio on WAT units (that is 1 unit corresponding to 0.15 Westfield Group stapled securities) or as a result of the stapling of WAT units to Westfield Holdings Limited shares and/or WT units already held by the director, or a combination of these factors.
(3)	The aggregate interest of the Lowy directors includes family holdings and interests held by Amondi Pty Limited as trustee of the Westfield Executive Option Plan Trust, the US Executive Share Plan Trust and Westfield C Fund Pty Limited as trustee of the Westfield Superannuation C Fund. The net change includes the acquisitions, transfers and disposals of those entities. The Lowy directors did not dispose of any shares.

27	FINANCIAL REPORTING BY SEGMENTS

The Economic Entity operates solely as a retail property investor in the United States of America.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

28	DETAILS OF CONSOLIDATED SUBSIDIARIES AND EQUITY ACCOUNTED ENTITIES

		2004 INTEREST		2003 INTEREST
Name of Entity	Notes	Economic* %	Consolidated %	Economic* %	Consolidated %

Parent Entity

Westfield America Trust	a d

Consolidated Controlled Entities

Agoura Hills Acquisition LLC	b d e	80.23	100.00	—	—
Westfield America, Inc.	b d e	80.23	100.00	79.41	100.00
Westfield America G.P., Inc.	b d e	80.23	100.00	79.41	100.00
Westfield America GP LLC	b d e	80.23	100.00	79.41	100.00
Westfield America M.S., Inc.	b d e	80.23	100.00	79.41	100.00
Westfield America of Meriden Square, Inc.	b d e	80.23	100.00	79.41	100.00
Westfield America of Annapolis, Inc.	b d e	80.23	100.00	79.41	100.00
Westfield America of Bonita, Inc.	b d e	80.23	100.00	79.41	100.00
Westfield America of Missouri, Inc.	b d e	80.23	100.00	79.41	100.00
Westfield America of Vancouver, Inc.	b d e	80.23	100.00	79.41	100.00
Westfield America of West Covina, Inc.	b d e	80.23	100.00	79.41	100.00
Westfield WRI, Inc.	b d e	80.23	100.00	79.41	100.00
WEA Belden LLC	b d e	80.23	100.00	79.41	100.00
WEA Brandon I GP, LLC	b d e	80.23	100.00	79.41	100.00
WEA Brandon II GP, LLC	b d e	80.23	100.00	79.41	100.00
WEA Century City GP, LLC	b d e	80.23	100.00	79.41	100.00
WEA Chesterfield LLC	b d e	80.23	100.00	79.41	100.00
WEA Citrus GP, LLC	b d e	80.23	100.00	79.41	100.00
WEA Countryside GP, LLC	b d e	80.23	100.00	79.41	100.00
WEA Crestwood Plaza LLC	b d e	80.23	100.00	79.41	100.00
WEA CT Houses LLC	b d e	80.23	100.00	79.41	100.00
WEA Fox Valley GP, LLC	b d e	80.23	100.00	79.41	100.00
WEA Galleria GP, LLC	b d e	80.23	100.00	79.41	100.00
WEA Garden State Plaza GP, LLC	b d e	80.23	100.00	79.41	100.00
WEA Gateway LLC	b d e	80.23	100.00	79.41	100.00
WEA Great Northern GP II, LLC	b d e	80.23	100.00	79.41	100.00
WEA Great Northern GP, LLC	b d e	80.23	100.00	79.41	100.00
WEA Great Northern Mall, LLC	b d e	80.23	100.00	79.41	100.00
WEA GSP, Inc.	b d e	80.23	100.00	79.41	100.00
WEA Hawthorn Shopping Center GP, LLC	b d e	80.23	100.00	79.41	100.00
WEA Hawthorn Theatre MM, LLC	b d e	80.23	100.00	79.41	100.00
WEA MainPlace GP, LLC	b d e	80.23	100.00	79.41	100.00
WEA Meriden Square LLC	b d e	80.23	100.00	79.41	100.00
WEA Meriden Square No.2 LLC	b d e	80.23	100.00	79.41	100.00
WEA Meriden Square No.3 LLC	b d e	80.23	100.00	79.41	100.00
WEA Meriden Square, Inc.	b d e	80.23	100.00	79.41	100.00
WEA Midway LLC	b d e	80.23	100.00	79.41	100.00
WEA North Bridge LLC	b d e	80.23	100.00	79.41	100.00
WEA North County Fair LLC	b d e	80.23	100.00	79.41	100.00
WEA NY, Inc.	b d e	80.23	100.00	79.41	100.00
WEA NY II, Inc.	b d e	80.23	100.00	79.41	100.00
WEA NY Houses LLC	b d e	80.23	100.00	79.41	100.00
WEA Old Orchard GP, LLC	b d e	80.23	100.00	79.41	100.00
WEA Richland LLC	b d e	80.23	100.00	79.41	100.00
WEA San Francisco GP, LLC	b d e	80.23	100.00	79.41	100.00
WEA Southcenter LLC	b d e	80.23	100.00	79.41	100.00
WEA Southlake LLC	b d e	80.23	100.00	79.41	100.00
WEA Southpark LLC	b d e	80.23	100.00	79.41	100.00

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

28	DETAILS OF CONSOLIDATED SUBSIDIARIES AND EQUITY ACCOUNTED ENTITIES CONTINUED

		2004 INTEREST		2003 INTEREST
Name of Entity	Notes	Economic* %	Consolidated %	Economic* %	Consolidated %

Consolidated Controlled Entities continued

Annapolis Land LLC	b d e	80.23	100.00	79.41	100.00
Annapolis Mall LLC	b d e	80.23	100.00	79.41	100.00
Annapolis Manager LLC	b d e	80.23	100.00	79.41	100.00
Annapolis Holdings LLC	b d e	80.23	100.00	79.41	100.00
Annapolis Parcel LLC	b d e	80.23	100.00	79.41	100.00
Annapolis Shoppingtown LLC	b d e	80.23	100.00	79.41	100.00
Arch Real Estate LLC	b d e	80.23	100.00	—	—
Brandon Land Partners, Ltd.	b d e	80.23	100.00	79.41	100.00
Brandon Shopping Center Partners, Ltd.	b d e	80.23	100.00	79.41	100.00
Capital Mall Holdings LLC	b d e	80.23	100.00	79.41	100.00
Capital Mall Land LLC	b d e	80.23	100.00	79.41	100.00
Capital Shopping Center, Inc.	b d e	80.23	100.00	79.41	100.00
Capital Shopping Center LLC	b d e	80.23	100.00	79.41	100.00
Century City Mall, LLC	b d e	80.23	100.00	79.41	100.00
Century City Mall Partners, LLC	b d e	80.23	100.00	79.41	100.00
CC Building GP LLC	b d e	80.23	100.00	79.41	100.00
Chesterfield Parcel LLC	b d e	80.23	100.00	—	—
CMF, Inc.	b d e	80.23	100.00	79.41	100.00
Connecticut Post Mall LLC	b d e	80.23	100.00	79.41	100.00
Connecticut Post Mall No.2 LLC	b d e	80.23	100.00	79.41	100.00
Crestwood Holdings LLC	b d e	80.23	100.00	79.41	100.00
Crestwood Plaza, Inc.	b d e	80.23	100.00	79.41	100.00
Downtown Plaza LLC	b d e	80.23	100.00	79.41	100.00
Downtown Plaza Holdings LLC	b d e	80.23	100.00	79.41	100.00
Eagle Rock Plaza LLC	b d e	80.23	100.00	79.41	100.00
Eagle Rock Holdings LLC	b d e	80.23	100.00	79.41	100.00
Eagle Rock Manager LLC	b d e	80.23	100.00	79.41	100.00
Eagle Rock Properties, Inc.	b d e	80.23	100.00	79.41	100.00
Eastland Holdings LLC	b d e	80.23	100.00	79.41	100.00
Eastland Manager LLC	b d e	80.23	100.00	79.41	100.00
Enfield Holdings LLC	b d e	80.23	100.00	79.41	100.00
Enfield Holdings II LLC	b d e	80.23	100.00	79.41	100.00
Enfield Land LLC	b d e	80.23	100.00	79.41	100.00
Enfield Square, Inc.	b d e	80.23	100.00	79.41	100.00
Enfield Square LLC	b d e	80.23	100.00	79.41	100.00
Fashion Square, LLC	b d e	80.23	100.00	79.41	100.00
FH Financing LLC	b d e	80.23	100.00	79.41	100.00
Fox Hills Holdings II LLC	b d e	80.23	100.00	79.41	100.00
Fox Hills Mall, Inc.	b d e	80.23	100.00	79.41	100.00
Fox Valley Mall LLC	b d e	80.23	100.00	79.41	100.00
Franklin Park Parcel LLC	b d e	80.23	100.00	79.41	100.00
Growth Head GP, LLC	b d e	80.23	100.00	79.41	100.00
GSP Holdings LLC	b d e	80.23	100.00	79.41	100.00
Hawthorn Theatre LLC	b d e	80.23	100.00	79.41	100.00
Horton Plaza, Inc.	b d e	80.23	100.00	79.41	100.00
Horton Plaza Holdings II LLC	b d e	80.23	100.00	79.41	100.00
Horton Land LLC	b d e	80.23	100.00	79.41	100.00
Independence Mall Holdings LLC	b d e	80.23	100.00	79.41	100.00
Louis Joliet Holdings LLC	b d e	80.23	100.00	79.41	100.00
MainPlace Shoppingtown LLC	b d e	80.23	100.00	79.41	100.00

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

28	DETAILS OF CONSOLIDATED SUBSIDIARIES AND EQUITY ACCOUNTED ENTITIES CONTINUED

		2004 INTEREST		2003 INTEREST
Name of Entity	Notes	Economic* %	Consolidated %	Economic* %	Consolidated %

Consolidated Controlled Entities continued

Meriden Holdings LLC	b d e	80.23	100.00	79.41	100.00
Meriden Square #1 LLC	b d e	80.23	100.00	79.41	100.00
Meriden Square #2 LLC	b d e	80.23	100.00	79.41	100.00
Meriden Square #3 LLC	b d e	80.23	100.00	79.41	100.00
Mid Rivers Holdings LLC	b d e	80.23	100.00	79.41	100.00
Mid Rivers Land Holdings LLC	b d e	80.23	100.00	79.41	100.00
Mid Rivers, Inc.	b d e	80.23	100.00	79.41	100.00
Mid Rivers Land, Inc.	b d e	80.23	100.00	79.41	100.00
Mid Rivers Land LLC	b d e	80.23	100.00	79.41	100.00
Mid Rivers Land LLC II	b d e	80.23	100.00	79.41	100.00
Mid Rivers Mall LLC	b d e	80.23	100.00	79.41	100.00
Mid Rivers Office Development I, Inc.	b d e	80.23	100.00	79.41	100.00
Mission Valley Center LLC	b d e	80.23	100.00	79.41	100.00
Mission Valley Manager LLC	b d e	80.23	100.00	79.41	100.00
Mission Valley Finance Corporation	b d e	80.23	100.00	79.41	100.00
Montgomery Mall Properties, Inc.	b d e	80.23	100.00	79.41	100.00
Northwest Mall Holdings LLC	b d e	80.23	100.00	79.41	100.00
Northwest Plaza, Inc.	b d e	80.23	100.00	79.41	100.00
Northwest Plaza LLC	b d e	80.23	100.00	79.41	100.00
Oakridge Mall, Inc.	b d e	80.23	100.00	79.41	100.00
Parkway Plaza Holdings II LLC	b d e	80.23	100.00	79.41	100.00
Parkway Plaza, Inc.	b d e	80.23	100.00	79.41	100.00
Plaza Bonita II LLC	b d e	80.23	100.00	79.41	100.00
Plaza Bonita Inc.	b d e	80.23	100.00	79.41	100.00
Plaza Bonita Holdings II LLC	b d e	80.23	100.00	79.41	100.00
Plaza Camino Real LLC	b d e	80.23	100.00	79.41	100.00
Plaza West Covina, Inc.	b d e	80.23	100.00	79.41	100.00
Residential Real Estate I LLC	b d e	80.23	100.00	—	—
Residential Rental and Investments, Inc.	b d e	80.23	100.00	79.41	100.00
Roseville Shoppingtown LLC	b d e	80.23	100.00	79.41	100.00
Santa Anita GP LLC	b d e	80.23	100.00	79.41	100.00
Sarasota Shoppingtown LLC	b d e	80.23	100.00	79.41	100.00
Sargent Drive Acquisition LLC	b d e	80.23	100.00	79.41	100.00
Sargent Drive Holding LLC	b d e	80.23	100.00	79.41	100.00
South County Holdings LLC	b d e	80.23	100.00	79.41	100.00
South County Shoppingtown LLC	b d e	80.23	100.00	79.41	100.00
South County Center LLC	b d e	80.23	100.00	79.41	100.00
South County Post Office LLC	b d e	80.23	100.00	79.41	100.00
South County Properties, Inc.	b d e	80.23	100.00	79.41	100.00
Southgate Plaza LLC	b d e	80.23	100.00	79.41	100.00
South Shore Mall Holdings LLC	b d e	80.23	100.00	79.41	100.00
South Shore Mall LLC	b d e	80.23	100.00	79.41	100.00
South Shore Manager LLC	b d e	80.23	100.00	79.41	100.00
SSM Land LLC	b d e	80.23	100.00	79.41	100.00
Topanga Center, Inc.	b d e	80.23	100.00	79.41	100.00
Topanga Plaza Owner LLC	b d e	80.23	100.00	79.41	100.00
Trumbull Mall LLC	b d e	80.23	100.00	79.41	100.00
Trumbull Shopping Center # 1 LLC	b d e	80.23	100.00	79.41	100.00
Trumbull Shopping Center # 2 LLC	b d e	80.23	100.00	79.41	100.00
Trumbull Department Stores, Inc.	b d e	80.23	100.00	79.41	100.00

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

28	DETAILS OF CONSOLIDATED SUBSIDIARIES AND EQUITY ACCOUNTED ENTITIES CONTINUED

		2004 INTEREST		2003 INTEREST
Name of Entity	Notes	Economic* %	Consolidated %	Economic* %	Consolidated %

Consolidated Controlled Entities continued

UC Century Genpar, LLC	b d e	80.23	100.00	79.41	100.00
Urban Roseville LLC	b d e	80.23	100.00	79.41	100.00
Vancouver Holdings LLC	b d e	80.23	100.00	79.41	100.00
Vancouver Mall LLC	b d e	80.23	100.00	79.41	100.00
Vancouver Mall II LLC	b d e	80.23	100.00	79.41	100.00
WAP HC, Inc.	b d e	80.23	100.00	79.41	100.00
West County Holdings LLC	b d e	80.23	100.00	79.41	100.00
West County Shoppingtown LLC	b d e	80.23	100.00	79.41	100.00
West County Center LLC	b d e	80.23	100.00	79.41	100.00
West Covina Holdings II LLC	b d e	80.23	100.00	79.41	100.00
West Park Mall, Inc.	b d e	80.23	100.00	79.41	100.00
West Park Mall LLC	b d e	80.23	100.00	79.41	100.00
West Park Shopping Center, Inc.	b d e	80.23	100.00	79.41	100.00
West Valley Development LLC	b d e	80.23	100.00	79.41	100.00
Westfield Beneficiary 1, Inc.	b d e	80.23	100.00	79.41	100.00
Westfield Beneficiary 2, Inc.	b d e	80.23	100.00	79.41	100.00
Westfield Branding LLC	b d e	80.23	100.00	79.41	100.00
Westfield Centers LLC	b d e	80.23	100.00	79.41	100.00
Westfield Century City TRS, Inc.	b d e	60.17	100.00	59.56	100.00
Westfield Emporium LLC	b d e	80.23	100.00	79.41	100.00
Westfield Franklin Park Mall, LLC	b d e	80.23	100.00	79.41	100.00
Westfield Franklin Park II, LLC	b d e	80.23	100.00	79.41	100.00
Westfield Garden State LLC	b d e	80.23	100.00	79.41	100.00
Westfield Independence LLC	b d e	80.23	100.00	79.41	100.00
Westfield Louis Joliet, Inc.	b d e	80.23	100.00	79.41	100.00
Westfield Management, Inc.	b d e	80.23	100.00	79.41	100.00
Westfield MerchantWired, Inc.	b d e	80.23	100.00	79.41	100.00
Westfield Mission Valley Corporation	b d e	80.23	100.00	79.41	100.00
Westfield North Bridge Inc.	b d e	80.23	100.00	79.41	100.00
Westfield Paramus 1, Inc.	b d e	—	—	79.41	100.00
Westfield Paramus 2, Inc.	b d e	—	—	79.41	100.00
Westfield Paramus Holdings LLC 1	b d e	—	—	59.56	100.00
Westfield Paramus Holdings LLC 2	b d e	—	—	59.56	100.00
Westfield San Francisco LLC	b d e	80.23	100.00	79.41	100.00
Westfield San Francisco TRS, Inc.	b d e	60.17	100.00	59.56	100.00
Westfield Subsidiary REIT 1, Inc.	b d e	80.23	100.00	79.41	100.00
Westfield Subsidiary REIT 2, Inc.	b d e	80.23	100.00	79.41	100.00
Westfield Urban Preferred LLC	b d e	80.23	100.00	79.41	100.00
Westfield Urban TRS, Inc.	b d e	60.17	100.00	59.56	100.00
Westfield WTC Holding LLC	b d e	80.23	100.00	79.41	100.00
Westland Milford Properties, Inc.	b d e	80.23	100.00	79.41	100.00
Westland Partners, Inc.	b d e	80.23	100.00	79.41	100.00
Westland Properties, Inc.	b d e	80.23	100.00	79.41	100.00
Westland Town Center LLC	b d e	80.23	100.00	79.41	100.00
Wheaton Plaza No.1 LLC	b d e	80.23	100.00	79.41	100.00
WPI Meriden Square, Inc.	b d e	80.23	100.00	79.41	100.00
Annapolis Mall Limited Partnership	c d e	80.23	100.00	79.41	100.00
Bellweather Properties of Florida (Limited)	c d e	80.23	100.00	79.41	100.00
Capital Mall Company	c d e	80.23	100.00	79.41	100.00
CC Building L.P.	c d e	80.23	100.00	79.41	100.00

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

28	DETAILS OF CONSOLIDATED SUBSIDIARIES AND EQUITY ACCOUNTED ENTITIES CONTINUED

		2004 INTEREST		2003 INTEREST
Name of Entity	Notes	Economic* %	Consolidated %	Economic* %	Consolidated %

Consolidated Controlled Entities continued

Citrus Park Venture Limited Partnership	c d e	80.23	100.00	79.41	100.00
Eastland Shopping Center L.P.	c d e	80.23	100.00	79.41	100.00
EWH Escondido Associates L.P.	c d e	80.23	100.00	79.41	100.00
Fox Hills Holdings I LP	c d e	80.23	100.00	79.41	100.00
Fox Hills Mall L.P.	c d e	80.23	100.00	79.41	100.00
Great Northern Partnership	c d e	80.23	100.00	79.41	100.00
Hawthorn, L.P	c d e	80.23	100.00	79.41	100.00
Head Acquisition, L.P.	c d e	80.23	100.00	79.41	100.00
Horton Plaza Holdings I LP	c d e	80.23	100.00	79.41	100.00
Horton Plaza L.P.	c d e	80.23	100.00	79.41	100.00
Louis Joliet Shoppingtown LP	c d e	80.23	100.00	79.41	100.00
Meriden Square Partnership	c d e	80.23	100.00	79.41	100.00
North County Fair L.P.	c d e	80.23	100.00	79.41	100.00
Oakridge Mall L.P.	c d e	80.23	100.00	79.41	100.00
Old Orchard Urban Limited Partnership	c d e	80.23	100.00	79.41	100.00
Parkway Plaza L.P.	c d e	80.23	100.00	79.41	100.00
Parkway Plaza Holdings I L.P.	c d e	80.23	100.00	79.41	100.00
PCRGP L.P.	c d e	80.23	100.00	79.41	100.00
Plaza Bonita Holdings I LP	c d e	80.23	100.00	79.41	100.00
Plaza Bonita L.P.	c d e	80.23	100.00	79.41	100.00
Plaza Bonita II LP	c d e	80.23	100.00	79.41	100.00
Plaza West Covina L.P.	c d e	80.23	100.00	79.41	100.00
Promenade L.P.	c d e	80.23	100.00	79.41	100.00
Santa Anita Fashion Park L.P.	c d e	80.23	100.00	79.41	100.00
Santa Ana Venture	c d e	80.23	100.00	79.41	100.00
S.F. Shopping Centre Associates, L.P.	c d e	80.23	100.00	79.41	100.00
Solano Mall L.P.	c d e	80.23	100.00	79.41	100.00
The Connecticut Post Limited Partnership	c d e	80.23	100.00	79.41	100.00
Westfield Head LP	c d e	80.23	100.00	79.41	100.00
Topanga Plaza L.P.	c d e	80.23	100.00	79.41	100.00
Urban Shopping Centers, L.P.	c d e	80.23	100.00	79.41	100.00
Vancouver Mall II Limited Partnership	c d e	80.23	100.00	79.41	100.00
WEA Eastridge LP	c d e	80.23	100.00	79.41	100.00
WEA Palm Desert L.P.	c d e	80.23	100.00	79.41	100.00
WEA Valley Fair L.P.	c d e	80.23	100.00	79.41	100.00
WEA Valley Fair UTC L.P.	c d e	80.23	100.00	79.41	100.00
Westfield America Investor L.P.	c d e	80.23	100.00	79.41	100.00
Westfield America Limited Partnership	c d e	80.23	100.00	79.41	100.00
Westfield Growth L.P.	c d e	80.23	100.00	79.41	100.00
Westfield Growth II L.P.	c d e	80.23	100.00	79.41	100.00
Westfield Sacramento Acquisition Associates L.P.	c d e	80.23	100.00	79.41	100.00
Westfield SF L.P.	c d e	80.23	100.00	79.41	100.00
Westfield Topanga Owner L.P.	c d e	80.23	100.00	79.41	100.00
West Covina Holdings I LP	b d e	80.23	100.00	79.41	100.00
West Park Partners L.P.	c d e	80.23	100.00	79.41	100.00
West Valley L.P.	c d e	80.23	100.00	79.41	100.00
West Valley Partnership	c d e	80.23	100.00	79.41	100.00
Westland Garden State Plaza Limited Partnership	c d e	—	—	59.56	100.00
Westland Shopping Center L.P.	c d e	80.23	100.00	79.41	100.00
Westland South Shore Mall L.P.	c d e	80.23	100.00	79.41	100.00

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

28	DETAILS OF CONSOLIDATED SUBSIDIARIES AND EQUITY ACCOUNTED ENTITIES CONTINUED

		2004 INTEREST		2003 INTEREST
Name of Entity	Notes	Economic* %	Consolidated %	Economic* %	Consolidated %

Consolidated Controlled Entities continued

Wheaton Plaza Regional Shopping Center L.L.P.	c d e	80.23	100.00	79.41	100.00
Anita Associates**	c d e	71.97	100.00	71.23	100.00
Hahn UPI**	c d e	63.66	100.00	63.01	100.00
Independence Mall Associates L.P.	c d e	62.18	100.00	61.54	100.00
Independence Service, Inc.	b d e	46.64	100.00	46.16	100.00
Independence Shoppingtown LLC	b d e	62.18	100.00	61.54	100.00
Mission Valley Partnership	c d e	60.81	100.00	60.19	100.00
Mission Valley Service, Inc.	c d e	45.60	100.00	45.14	100.00
Santa Anita Service, Inc.	b d e	53.97	100.00	53.42	100.00
UPI Associates**	c d e	13.99	100.00	13.85	100.00
WALP Service, Inc.	b d e	60.17	100.00	59.56	100.00
Westfield Independence Mall Limited Partnership	c d e	80.23	100.00	79.41	100.00
WFA Finance (Aust) Pty Limited	f	100.00	100.00	—	—
WEA Finance LLC	b	80.23	100.00	—	—
1801 Avenue of the Stars LP	c d e	80.23	100.00	—	—
Avenue of the Stars GP Inc	b d e	80.23	100.00	—	—

		Economic*	Equity Accounted	Economic*	Equity Accounted

Equity Accounted Joint Venture Entities

Abbey Acquisition, LLC	b d e	34.73	43.29	34.38	43.29
DTA Holding LLC	b d e	34.73	43.29	34.38	43.29
Emporium Development LLC	b d e	40.11	50.00	39.71	50.00
Fashion Square Service TRS, Inc	b d e	30.09	37.50	—	—
GSP Service TRS, Inc	b d e	30.09	37.50	—	—
Mid Rivers Limited Partnership	c d e	26.74	33.33	26.47	33.33
Montgomery Mall LLC	b d e	40.11	50.00	39.71	50.00
Montgomery Mall Borrower LLC	b d e	40.11	50.00	39.71	50.00
Montgomery Mall Condo LLC	b d e	40.11	50.00	39.71	50.00
Montgomery Mall of Maryland LLC	b d e	40.11	50.00	39.71	50.00
Montgomery Service, Inc.	b d e	30.09	37.50	29.78	37.50
Northbridge Retail Company L.L.C	b d e	26.74	33.33	26.47	33.33
North Bridge Service TRS, Inc.	b d e	20.06	25.00	—	—
Plaza Camino Real	c d e	32.09	40.00	31.76	40.00
Plaza Camino Service, Inc.	b d e	24.07	30.00	23.82	30.00
RN 124/125 Company, L.L.C	b d e	26.74	33.33	26.47	33.33
RN 540 Hotel Company L.L.C	b d e	26.74	33.33	26.47	33.33
RN 120 Company, L.L.C	b d e	26.74	33.33	26.47	33.33
RN 116 Company, L.L.C	b d e	26.74	33.33	26.47	33.33
Sherman Oaks Fashion Associates, LP	c d e	40.11	50.00	39.63	49.90
Tri-Party Non-856 Assets LLC	b d e	34.73	43.29	34.38	43.29
Tri-Party Miscellaneous, LLC	b d e	34.73	43.29	34.38	43.29
University Towne Center LLC	b d e	40.11	50.00	39.71	50.00
Valencia Town Center Associates, LP	c d e	20.06	25.00	19.85	25.00
V F Mall LLC	b d e	40.11	50.00	39.71	50.00
Valley Fair UTC LLC	b d e	40.11	50.00	39.71	50.00
VF/UTC Service, Inc.	b d e	30.09	37.50	29.78	37.50
Westland Garden State Plaza Limited Partnership	c d e	40.11	50.00	—	—
Westfield Paramus 1, Inc.	b d e	40.11	50.00	—	—

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

28	DETAILS OF CONSOLIDATED SUBSIDIARIES AND EQUITY ACCOUNTED ENTITIES CONTINUED

		2004 INTEREST		2003 INTEREST
Name of Entity	Notes	Economic* %	Equity Accounted %	Economic* %	Equity Accounted %

Equity Accounted Joint Venture Entities continued

Westfield Paramus 2, Inc.	b d e	40.11	50.00	—	—
Westfield Paramus Holdings LLC 1	b d e	40.11	50.00	—	—
Westfield Paramus Holdings LLC 2	b d e	40.11	50.00	—	—

Notes

a	Trust.
b	Limited Liability Company or Corporation formed in the United States of America.
c	Partnership – formed in the United States of America.
d	Principal activity – property investment.
e	Business entity audited by affiliates of the auditors of the Parent Entity.
f	Proprietary company incorporated in Australia. Company was incorporated on 21 April 2004.
*	Economic interest in underlying controlled and equity accounted entities reflects WAT’s economic ownership interest as determined under Australian generally accepted accounting principles excluding certain convertible redeemable preference shares issued by WEA which have been accounted for as borrowings in these financial statements. The prima facie interest of 80.23% (December 2003: 79.41%) exclusive of the convertible redeemable preference shares is equivalent to 77.31% (December 2003: 76.13%) inclusive of the convertible redeemable preference shares.
**	These entities form part of the 89.7% beneficial interest in Westfield Shoppingtown Santa Anita.

	CONSOLIDATED		PARENT ENTITY
	2004 $ Million	2003 $ Million	2004 $ Million	2003 $ Million

29 NOTES TO THE STATEMENT OF CASH FLOWS

(a) Components of cash assets
Cash assets	158.5	173.9	15.7	3.3

	158.5	173.9	15.7	3.3

(b) Reconciliation of profit from ordinary activities after withholding tax and before outside equity interests to net cash flows from operating activities

Profit from ordinary activities after withholding tax and before outside equity interests	836.3	756.5	1,155.6	93.8
Loss/(Profit) from asset sales and Merger charges	29.5	(30.3)	27.7	—
Interest income	(8.5)	(3.5)	(84.2)	(1.8)
Bad debt provision	(1.4)	—	—	—
Borrowing costs	376.6	566.1	0.7	1.0
Revaluation on investments	—	—	(469.1)	469.1
Increase in other net assets attributable to operating activities	(65.4)	(39.2)	(23.2)	(18.1)

Net cash flows from operating activities	1,167.1	1,249.6	607.5	544.0

(c)	Non cash financing and investing activities

On 18 May 2004, 25% of Garden State Plaza was disposed for US$193.8 million (A$262.1 million), comprising a cash consideration of US$64.2 million (A$86.8 million) and the assumption of debt of US$129.6 million (A$175.3 million).

	$ Million	$ Million

(d) Financing facilities

Committed financing facilities available to the Economic Entity are as follows:

Total financing facilities	7,365.5	7,607.9
Amounts utilised(i)	(6,655.4)	(6,841.1)

Available financing facilities	710.1	766.8
Cash assets (Refer Note 29(a))	158.5	173.9

Total available financing resources	868.6	940.7

(i)	Amounts utilised include overdraft, borrowings and bank guarantees. Amounts which are denominated in foreign currencies are translated at exchange rates ruling at balance date.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

29	NOTES TO THE STATEMENT OF CASH FLOWS CONTINUED

These facilities comprise fixed and floating rate secured facilities, fixed and floating rate notes and unsecured interest only floating rate facilities. Certain facilities are also subject to negative pledge arrangements which require the Economic Entity to comply with specific minimum financial requirements.

In addition to the above facilities and as a Member of the Westfield Group, certain subsidiaries of WAT are borrowers under a Global Syndicated Facility of US$4,000.0 million. The facility is a structured three and five year interest only unsecured multicurrency facility. At year end there was US$3,855.0 million undrawn under this facility.

	CONSOLIDATED
	2004 $ Million	2003 $ Million

The maturity profile in respect of the above financing facilities:

Due within one year	165.7	690.0
Due between one and five years	3,614.3	3,458.9
Due after five years	3,585.5	3,459.0

	7,365.5	7,607.9

30	IMPACTS OF ADOPTING INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”)

The Australian Accounting Standards Board (“AASB”) has issued Australian equivalents to those IFRS that will be applicable for reporting periods commencing from 1 January 2005.

The key differences between Australian Generally Accepted Accounting principles (“AGAAP”) and IFRS identified by management to date as potentially having significant effect on the financial position and financial performance of the Group are summarised below. The summary should not be taken as an exhaustive list of all the differences between AGAAP and IFRS.

The key differences between AGAAP and IFRS identified by management to date reflects the current interpretation of Australian equivalents to IFRS that were issued in July 2004 and that will be applicable from 1 January 2005.

Upon adoption of IFRS, the Group will be required to restate comparatives to reflect the new IFRS accounting policies. This will require initial adjustments to be made retrospectively to retained earnings at 1 January 2004.

Regulatory bodies that promulgate AGAAP and IFRS have significant ongoing projects that could affect the differences between AGAAP and IFRS described below. The Group’s financial statements in the future could be materially impacted by these changes.

Changes expected to apply from 1 January 2004

(i)	Investment Property Revaluation

Under AGAAP, changes in the fair value of shopping centres are reflected through the asset revaluation reserve. Decreases are also reflected through the asset revaluation reserve to the extent they reduce previously recognised increments and otherwise are charged to the operating result in the statement of financial performance.

Under IFRS, changes in the fair value of shopping centres are reflected through the operating result in the Statement of Financial Performance. On transition to IFRS the balance of the asset revaluation reserve will be transferred to retained earnings.

(ii) Foreign Currency Translation

Under AGAAP, where operations classified as self-sustaining have a functional currency that differs from the Australian parent, the Statement of Financial Position of the foreign operations must be translated to Australian dollars at year end rates and the Statement of Financial Performance at average rate with translation movements being recognised in the foreign currency translation reserve. Further, AGAAP requires the financial statements of Australian entities to be presented in Australian dollars.

Under IFRS, the assets, liabilities and operations of an entity are required to be measured using the functional currency of that entity. The functional currency can be Australian dollars or another currency. Further, under IFRS, an entity may present its financial statements in a currency other than its functional currency. Translation adjustments arising from the re-measurement of an entity’s financial statements from functional to presentation currency are recorded in the foreign currency translation reserve.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

30	IMPACTS OF ADOPTING INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) CONTINUED

Changes expected to apply from 1 January 2004 continued

(iii)	Taxation

Under AGAAP, depreciation allowances for tax purposes and revaluation of investment properties does not have an impact on the tax expense in the Statement of Financial Performance. A liability is only recognised once there is an intention to sell the investment property and the sale would give rise to a tax obligation.

The introduction of IFRS will require a change to the deferred tax or balance sheet liability method of accounting for taxation. Deferred tax is the tax expected to be payable or recoverable, by the entity, on differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. A deferred tax liability is recognised for depreciation allowances for tax purposes and revaluations of investment properties.

On implementation of IFRS, an opening adjustment to equity will be required, which will decrease net assets with annual deferred tax charges through the Statement of Financial Performance thereafter to reflect the increase/decrease in the difference between tax values and fair values of the investment properties held. The Group’s liability for deferred tax is calculated using tax rates that are expected to apply when the liability is settled or the asset realised. The additional IFRS deferred tax liability at 31 December 2004 is between $950.0 million and $1,000.0 million including approximately $580 million brought forward at 1 January 2004 and approximately $395 million in respect of property revaluations, tax depreciation and currency movements during the period.

(iv)	Leasehold Properties

Under AGAAP, ground rent obligations for leasehold land which meets the definition of an operating lease have not been recorded as an asset or liability in the Statement of Financial Position.

Under IFRS, it is expected that ground rent obligations for leasehold land that meets the definition of an investment property will be required to be treated as finance leases. This would result in an increase in investment properties and liabilities by an amount equal to the present value of the minimum future lease payments. At 31 December 2004 the Group’s ground rent obligations for leasehold land is approximately $120 million.

Changes expected to apply from 1 January 2005

(i)	Foreign Currency Derivatives

Under AGAAP, gains and losses on foreign currency derivatives are deferred and recorded with the underlying transactions being hedged:

(a)	for hedges of foreign revenues, gains and losses are reflected in the Statement of Financial Performance as the underlying earnings are recognised; and

(b)	for hedges of net investments in foreign operations, gains and losses are reflected in the foreign currency translation reserve.

Under IFRS, hedge accounting cannot be applied to derivatives entered into to hedge the foreign exchange exposure relating to revenues denominated in a foreign operation’s functional currency. Accordingly, such derivatives are measured at fair value and gains and losses are reflected in the Statement of Financial Performance as they arise. The foreign exchange exposure on net investments in foreign operations can be hedged under IFRS provided that certain strict tests are met relating to hedge designation, documentation and effectiveness. If these tests are satisfied then the hedging derivative is measured at fair value and gains and losses reflected in the foreign currency translation reserve. However, to the extent that the hedge does not satisfy the above tests then a corresponding portion of the gain or loss is reflected in the Statement of Financial Performance immediately.

At 31 December 2004 all the Group’s cross currency swaps as set out in note 24(b)(i) are considered to be effective under IFRS. At 31 December 2004 all of the Group’s forward exchange contracts as set out in note 24(b)(ii) are considered to be ineffective under IFRS.

(ii)	Interest Rate Derivatives

Under AGAAP, derivatives that are used to hedge exposure to fluctuations in floating interest rates are not measured at fair value. Instead payments and receipts on swaps are recognised in the Statement of Financial Performance as they arise and premiums paid on options are amortised over the period of the hedge.

Under IFRS, derivatives taken out to reduce exposures to fluctuations in floating interest rates may be accounted for as cash flow hedges provided that the hedge designation, documentation and effectiveness tests can be met. If these tests are satisfied then the hedging derivative is measured at fair value and gains or losses are reflected directly in equity until the hedged transaction occurs, when they are released to the Statement of Financial Performance. For fully effective hedges, this results in a profit and loss outcome similar to AGAAP. However, to the extent that the hedges do not satisfy the above tests then a corresponding portion of the gain or loss is reflected in the Statement of Financial Performance immediately.

At 31 December 2004, all of the Group’s fixed rate debt as set out in Note 24(a) is considered to be effective under IFRS. At 31 December 2004 substantially all of the Economic Entity’s interest rate derivatives, with an aggregate unrealised loss of $163.8 million, as set out in Note 24(a) are considered to be ineffective under IFRS.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

30	IMPACTS OF ADOPTING INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) CONTINUED

Changes expected to apply from 1 January 2005 continued

(iii)	Trust Units

Under AGAAP, units in fixed life property trusts are considered to be contributed equity of the unit trust. Under IFRS, the interpretation of AASB 132 Financial Instruments: Presentation and Disclosure in respect of the classification of units on issue for fixed life property trusts between liabilities and equity is currently under debate by the accounting profession. It is possible that fixed life property trusts will be required to classify units on issue as a financial liability rather than equity under AGAAP. This would result in the distributions to unit holders being classified as interest expense rather than as distributions to equity holders.

It should be noted that the possible classification of Trust units as a liability would not alter the underlying economic interest of the unit holders in the net assets and net profits attributable to unit holders of the stapled entity.

In March 2005 the AASB decided to advise the International Accounting Standards Board (IASB) of its tentative decision to issue guidance that the existence of a termination date for the life of a trust does not prevent units issued by fixed life listed property trusts from being classified as equity and that this interpretation of AASB 132 is IFRS compliant. The AASB plans to finallise its position on this matter at its April 2005 meeting.

It is expected that other less significant adjustments may also be identified.

Management of the transition to IFRS

The Group has commenced transitioning its accounting policies and financial reporting from current Australian Standards to the Australian Equivalent of IFRS by allocating internal resources and engaging expert consultants to conduct impact assessments to isolate key areas of the Group that will be impacted by the transition to IFRS. Priority has been given to finalising the preparation of the opening balance sheet in accordance with IFRS. This opening balance sheet will form the basis of accounting for IFRS in the future, and is required when the Group prepares its first fully compliant financial report for the year ended 31 December 2005. These approximations could change as further work is undertaken by the IFRS project team and other less significant adjustments are also expected to be identified.

31	DETAILS OF THE WESTFIELD GROUP MERGER

In July 2004, the Westfield Group was formed by the stapling of the securities of Westfield Holdings, WT and WAT (“Merger”).

The Merger was implemented by way of a Court approved scheme of arrangement (“Share Scheme”) of Westfield Holdings and amendments to the constitutions of each of Westfield Holdings, WAT and WT.

On 25 June 2004, Members of each of WAT, Westfield Holdings and WT approved the Merger. As a result of the Merger, Westfield Holdings is considered, for accounting purposes, to have gained control of WT and WAT and will consolidate WT and WAT from 2 July 2004, being the date an order made by the Supreme Court of New South Wales approving the Share Scheme was lodged with the Australian Securities & Investments Commission.

The Merger was implemented on 16 July 2004 (“Implementation Date”), being the date on which securities were issued to investors in each other entity and “stapled” such that the Westfield Group stapled securities trade as one security on the Australian Stock Exchange under the code WDC. The stapled security comprises one share in Westfield Holdings, one WT unit and one WAT unit. The following occurred on the Implementation Date:

•	Members of WT holding units on 12 July 2004 (“Stapling Record Date”) had their units converted into 0.28 restructured WT units and Members of WAT had their units converted into 0.15 restructured WAT units;

•	a fully franked “stapling” dividend of $0.002 per share in Westfield Holdings was paid to Members of Westfield Holdings holding shares on the Stapling Record Date and applied to subscribe for one restructured WT unit for $0.001 and one restructured WAT unit for $0.001 for each share in Westfield Holdings held by that Member;

•	a stapling distribution of $1.01 was paid to Members of WT holding units on the Stapling Record Date and applied to subscribe for one share in Westfield Holdings for $0.01 and one restructured WAT unit for $1.00 for each restructured WT unit held;

•	a stapling distribution of $1.01 was paid to Members of WAT holding units on the Stapling Record Date and applied to subscribe for one share in Westfield Holdings for $0.01 and one restructured WT unit for $1.00 for each restructured WAT unit held;

•	Members of Westfield Holdings holding shares on the Stapling Record Date received one stapled security for each share held;

•	Members of each of WT and WAT received one stapled security for each restructured WT unit or restructured WAT unit (as the case may be) held on the Stapling Record Date.

Westfield America Trust

Notes to the financial statements

for the financial year ended 31 December 2004

31	WESTFIELD GROUP MERGER CONTINUED

The Merger ensures a common investor base in each of Westfield Holdings, WT and WAT other than a number of entities controlled by Westfield Holdings (“Cross Holders”) holding units and options in WAT. The Cross Holders held 553.9 million units in WAT prior to the Merger. The Cross Holders participated in the consolidation of WAT units but did not participate in the issue of stapled securities or the stapling distribution. As a result of the consolidation, the Cross Holders currently hold 83,084,363 restructured units in WAT and will continue to receive distributions which are paid on WAT units. These units may not be transferred to third parties, except to other wholly owned subsidiaries of Westfield Holdings. The units held by the Cross Holders will remain for the life of WAT. The Cross Holders will continue to be able to vote at meetings of WAT.

As a result of the Merger, the Cross Holders’ unit holdings in WAT has been reduced from 14.7% to 4.7% (on an undiluted basis).

The Cross Holders also hold a total of 27,661,209 Special Options in WAT.

Westfield Holdings and the Responsible Entities of WT and WAT entered into the Stapling Deed (effective 2 July 2004) which sets out the terms of the relationship between the entities with respect to the stapled securities. The Stapling Deed ensures that the entities must operate on a co-operative basis for the benefit of holders of Stapled Securities as a whole.

As a consequence of the Merger, Westfield Holdings, the Responsible Entities of WAT and WT and certain subsidiaries of each of them (each an “Obligor”) have executed guarantee and negative pledge documentation in respect of financial accommodation provided for the benefit of the Westfield Group.

Under the guarantee documentation, each Obligor unconditionally and irrevocably grants a guarantee for the benefit of Westfield Group lenders in respect of the debts and monetary obligations of certain subsidiaries of Westfield Holdings, the Responsible Entity of WAT, or the Responsible Entity of WT.

The Master Negative Pledge Deed Poll given by Westfield Holdings, and the Responsible Entities of WAT and WT contains, amongst other things, certain undertakings, financial covenants, representations and warranties in respect of themselves and their controlled entities for the benefit of lenders to the Westfield Group. This document also sets out the basis upon which defaults or events of defaults may occur under the financing arrangements of Obligors and the acceleration rights of Westfield Group lenders in that event.

In order to implement the Merger, the Constitutions of each of Westfield Holdings, WT and WAT were amended. These amendments were approved by Members of each entity at the meetings held on 25 June 2004.

Under the amended Constitutions for each of WT and WAT, the responsible entities are entitled to be paid a management fee equal to the reasonable estimate of its costs in providing their services as responsible entity.

As a result of the Merger, Members of the Westfield Group will receive distributions from each component of the stapled security comprising dividends from Westfield Holdings and distributions from each of WT and WAT. The distribution policy of the Westfield Group is to distribute its reported after tax profit as presented on a AGAAP basis and adjusted for an amount equivalent to the project profits that the Group would have reflected in its statement of financial performance but for the Merger and other amounts which the Directors may determine to take into account in order to reflect the capital profits or losses and other items as considered appropriate. It is intended that the Westfield Group distributions be paid to Members half yearly and no later than two months after the end of each half year.

32	SUBSEQUENT EVENTS

Since the end of the financial year, the Group has acquired a 100% interest in the Chicago Ridge shopping centre in Chicago Ridge, Illinois for US$108.0 million; and increased its economic ownership of Valencia Town Center in Santa Clarita, California to 50% as a result of an acquisition for a net purchase price of US$69.2 million.

Westfield America Trust

Directors’ Declaration

The Directors of Westfield America Management Limited, the Responsible Entity of Westfield America Trust (“Trust”), declare that:

(a)	in the Directors’ opinion, there are reasonable grounds to believe that the Trust will be able to pay its debts as and when they become due and payable;

(b)	in the Directors’ opinion, the Financial Statements and notes thereto are in accordance with the Corporations Act 2001 (Cwlth), including sections 296 and 297; and

(c)	they have been provided with the declarations required by section 295A of the Corporations Act 2001 (Cwlth).

Made on 30 March 2005 in accordance with a resolution of the Board of Directors.

FP Lowy, AC	FG Hilmer, AO
Chairman	Deputy Chairman

Westfield America Trust

Independent Audit Report

to the unitholders of Westfield America Trust

Scope

The financial report and directors’ responsibility

The financial report comprises the statement of financial position, statement of financial performance, statement of cash flows, accompanying notes to the financial statements, and the directors’ declaration for Westfield America Trust (the Trust) and the consolidated entity, for the year ended 31 December 2004. The consolidated entity comprises both the Trust and the entities it controlled during that year.

The directors of the Westfield America Management Limited, the Responsible Entity of the Trust, are responsible for preparing a financial report that gives a true and fair view of the financial position and performance of the Trust and the consolidated entity, and that complies with Accounting Standards in Australia, in accordance with the Corporations Act 2001. This includes responsibility for the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial report.

Audit approach

We conducted an independent audit of the financial report in order to express an opinion on it to the unitholders of the Trust. Our audit was conducted in accordance with Australian Auditing Standards in order to provide reasonable assurance as to whether the financial report is free of material misstatement. The nature of an audit is influenced by factors such as the use of professional judgement, selective testing, the inherent limitations of internal control, and the availability of persuasive rather than conclusive evidence. Therefore, an audit cannot guarantee that all material misstatements have been detected.

We performed procedures to assess whether in all material respects the financial report presents fairly, in accordance with the Corporations Act 2001, including compliance with Accounting Standards in Australia, and other mandatory financial reporting requirements in Australia, a view which is consistent with our understanding of the Trust and the consolidated entity’s financial position, and of their performance as represented by the results of their operations and cash flows.

We formed our audit opinion on the basis of these procedures, which included:

•	examining, on a test basis, information to provide evidence supporting the amounts and disclosures in the financial report, and

•	assessing the appropriateness of the accounting policies and disclosures used and the reasonableness of significant accounting estimates made by the directors.

While we considered the effectiveness of management’s internal controls over financial reporting when determining the nature and extent of our procedures, our audit was not designed to provide assurance on internal controls.

We performed procedures to assess whether the substance of business transactions was accurately reflected in the financial report. These and our other procedures did not include consideration or judgement of the appropriateness or reasonableness of the business plans or strategies adopted by the directors and management of the Responsible Entity of the Trust.

Independence

We are independent of the Trust, and have met the independence requirements of Australian professional ethical pronouncements and the Corporations Act 2001. In addition to our audit of the financial report, we were engaged to undertake the services disclosed in the notes to the financial statements. The provision of these services has not impaired our independence.

Audit opinion

In our opinion, the financial report of Westfield America Trust is in accordance with:

(a)	the Corporations Act 2001, including:

(i)	giving a true and fair view of the financial position of Westfield America Trust and the consolidated entity at 31 December 2004 and of their performance for the year ended on that date; and

(ii)	complying with Accounting Standards in Australia and the Corporations Regulations 2001; and

(b)	other mandatory financial reporting requirements in Australia.

Ernst & Young	Meredith Scott
Partner
Sydney
30 March 2005

WT FINANCE (AUST) PTY LIMITED

STATEMENT OF FINANCIAL PERFORMANCE

for the year ended 31 December 2004 (i)

	Note	253 day period to 31-Dec-04 (i) $‘000

Revenue from ordinary activities	2	28,361
Expenses from ordinary activities	3	(11,517)
Borrowing costs	4	(16,844)

Profit from ordinary activities before income tax		(0)

Income tax relating to ordinary activities		—

Profit from ordinary activities after income tax		(0)

Net profit from ordinary activities attributable to Members of WT Finance (Aust) Pty Limited	9	(0)

Total revenues, expenses and valuation adjustments attributable to members and recognised directly in equity		—

Total changes in equity other than those resulting from transactions with owners as owners	10	(0)

(i)	As the Company was incorporated on 22 April 2004, the period between the date of incorporation and the financial year end on 31 December 2004 is referred to as the “Shortened Financial Year”.

WT FINANCE (AUST) PTY LIMITED

STATEMENT OF FINANCIAL POSITION

as at 31 December 2004

	Note	31-Dec-04 $‘000

Current assets
Cash		76
Receivables	5	2,551,389

Total current assets		2,551,465

Total assets		2,551,465

Current liabilities
Payables	6	15,608

Total current liabilities		15,608

Interest-bearing liabilities	7	2,535,857

Total non-current liabilities		2,535,857

Total liabilities		2,551,465

Net assets		0

Equity
Contributed equity	8	0
Accumulated losses	9	(0)

Total equity	10	(0)

WT FINANCE (AUST) PTY LIMITED

STATEMENT OF CASH FLOWS

for the year ended 31 December 2004 (i)

	Note		253 day period to 31-Dec-04 (i) $‘000

Cash flows from operating activities
Interest received			1,312
Reimbursement of other borrowing costs paid by related entity			11,516
Interest and other borrowing costs paid			(12,752)

Net cash flows from operating activities	12	(b)	76

Cash flows from financing activities
Proceeds from issue of shares			0
Proceeds from borrowings			2,535,857
Loans advanced to related entities			(2,535,857)

Net cash flows from financing activities			0

Net increase in cash held			76
Add opening cash brought forward			—

Cash at the end of the year	12	(a)	76

(i)	As the Company was incorporated on 22 April 2004, the period between the date of incorporation and the financial year end on 31 December 2004 is referred to as the “Shortened Financial Year”.

WT FINANCE (AUST) PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 31 December 2004

1	STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Preparation and Accounting Policies

The Company is a wholly owned subsidiary of Westfield Trust (“WT”) and in accordance with AASB 1025, “Application of the Reporting Entity Concept and Other Amendments”, the Company is not considered to be a Reporting Entity. This Special Purpose Financial Report has been prepared solely for use by the Company’s directors and shareholders to fulfil the directors’ reporting requirements under the Corporations Act 2001. The accounting policies used in the preparation of this report, as described below are, in the opinion of the directors, appropriate to meet the needs of members.

As the Company is not a reporting entity, it is not required to apply all Accounting Standards and other professional reporting requirements, however in order for the financial report to give a true and fair view of the Company’s results of operations and state of affairs, the requirements of Accounting Standards and other professional reporting requirements relating to the measurement of assets, liabilities, revenues, expenses and equity have been complied with. The following Accounting Standards have not been applied in the preparation of this Special Purpose Financial Report:

AASB 1017	Related Party Disclosures
AASB 1033	Presentation and Disclosure of Financial Instruments
AASB 1047	Disclosing the Impacts of Adopting Australian Equivalents to International Financial Reporting Standards

This report has been prepared on the basis of historical cost accounting and does not purport to disclose current values.

(b)	Revenue and Expenses from Ordinary Activities

All revenue and expenses are brought to account on an accruals basis.

(c)	Financial Instruments

All financial assets and liabilities at balance date have been recognised at their net fair values.

Credit risk represents the loss that would be recognised if counterparties failed to perform as contracted. The credit risk exposure on financial assets of the entity which has been recognised in the financial report is the carrying value of those assets as stated in the balance sheet.

(d)	Income Tax

Tax effect accounting has been adopted, whereby income tax expense has been calculated on pre-tax accounting profits after adjusting for permanent differences. The tax effect of timing differences which occur where items are assessed or deducted for income tax purposes in a period different to that for accounting, where appropriate, have been taken into account at current rates and disclosed as a future income tax benefit or a provision for deferred income tax.

WT FINANCE (AUST) PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 31 December 2004

1	STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(e)	Goods and Services Tax (“GST”)

Revenues, expenses and assets are recognised net of the amount of GST except where the GST incurred on purchase of goods and services is not recoverable from the tax authority, in which case the GST is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable. Receivables and payables are stated with the amounts of GST included.

Cash flows are included in the Statement of Cash Flows on a gross basis and the GST component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority are classified as operating cash flows.

(f)	Borrowing Costs

Borrowing costs include interest, amortisation of discounts or premiums relating to borrowings and other costs incurred in connection with the arrangement of borrowings. Borrowing costs are expensed as incurred.

(g)	Cash

Cash on hand and in banks are stated at their nominal amount. For the purposes of the Statement of Cash Flows, cash includes cash on hand and at bank, short term money market deposits and bank accepted bills of exchange readily convertible to cash, net of bank overdrafts and short term loans.

(h)	Rounding

Pursuant to ASIC Class Order 98/0100, the amounts shown in the Financial Report have, unless otherwise indicated, been rounded to the nearest thousand dollars. Amounts shown as 0 represent amounts less than $500 that have been rounded down.

WT FINANCE (AUST) PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 31 December 2004

		Note		253 day period to 31-Dec-04 $‘000

2	REVENUE FROM ORDINARY ACTIVITIES

	Interest income
	- Related entities			16,844
	Other income
	- Related entities			11,516
	- Other entities			1

				28,361

3	EXPENSES FROM ORDINARY ACTIVITIES

	Realised foreign currency loss			(1)
	Bond issue costs			(11,516)

				(11,517)

4	BORROWING COSTS

	Interest expense			(16,844)

				(16,844)

		Note		31-Dec-04 $‘000

5	RECEIVABLES

	Amounts due from related entities			2,535,857

	Interest receivable from related entities	14	(b)	15,532

				2,551,389

6	PAYABLES
	Amounts due to related entities			76
	Interest payable to other entities			15,532

				15,608

7	INTEREST-BEARING LIABILITIES
	Non-current
	Bank facilities (i)			737,989
	Notes payable (ii)			1,797,868

				2,535,857

(i)	These instruments are subject to negative pledge arrangements which require WT to comply with certain minimum financial requirements.
(ii)	Guaranteed Senior Notes of US$2,600.0 million were raised in the US 144A bond market by the Westfield Group, of which WT was assigned US$1,400.0 million (A$1,797.8 million). The issue comprised US$1,400.0 million of 10 year, US $700.0 million of 6 year fixed rate notes and US$500.0 million of 3 year floating rate notes. The Company’s share comprised US$550.0 million of 10 year, US$600.0 million of 6 year fixed rate notes and US$250.0 million of 3 year floating rate notes. These notes are subject to negative pledge arrangements which require the Westfield Group to comply with certain minimum financial requirements.

WT FINANCE (AUST) PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 31 December 2004

7	INTEREST-BEARING LIABILITIES (CONTINUED)

			Note	253 day 31-Dec-04 $‘000

8	CONTRIBUTED EQUITY

	Issued and fully paid capital
	Westfield Trust 2 Ordinary shares at $1			0

9	RETAINED PROFITS

	Balance at the beginning of the year			—
	Profit from ordinary activities after income tax			(0)

	Balance at the end of the year			(0)

10	TOTAL EQUITY

	Balance at the beginning of the year			0
	Total changes in equity recognised in the Statement of Financial Performance			(0)

	Total equity at the end of the year			0

11	CONTINGENT LIABILITIES

	The Company has entered into a Master Guarantee Deed with other subsidiaries of Westfield Holdings Limited (a related entity) covering the Group’s banking facilities.			3,037,700

12	STATEMENT OF CASH FLOWS

	a.	Components of cash:
	Cash			76

	b.	Reconciliation of net cash flows from operating activities to profit from ordinary activities after income tax expense

	Profit from ordinary activities after income tax			(0)

	Decrease in other net assets attributable to operating activities			76

	Net cash flows used in operating activities			76

WT FINANCE (AUST) PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 31 December 2004

13	SEGMENT REPORTING

INDUSTRY SEGMENTS

The Company operates predominantly in one industry. The principal activity of the Company is finance.

GEOGRAPHICAL SEGMENTS

The Company is registered and operates predominantly in one geographical area, being Australia. The registered office is 24th Floor, Westfield Towers, 100 William Street, Sydney NSW 2011.

		Note	253 day period to 31-Dec-04 $‘000

14 RELATED PARTY TRANSACTIONS
a.

The Company has a loan receivable from the parent entity. This loan comprises both a 364 day GBP298.0 million facility which is repayable at call and notes receivable from the parent entity of US$550.0 million of 10 year, US$600.0 million of 6 year fixed rate notes and US$250.0 million of 3 year floating rate notes.

	Westfield Trust		2,535,857

			2,535,857

b.	The Company has interest receivable from the parent entity.

	Westfield Trust		15,532

			15,532

c.	Interest received on the loan to the parent entity amounted to $1,311,648. Interest income earned on the loan to the parent entity was $16,843,861. The parent entity reimbursed the Company $11,517,036 in respect of bond issue costs.

d.	Auditors’ remuneration is paid by the parent entity.

15 ULTIMATE HOLDING COMPANY

From incorporation to July 2004 the ultimate holding entity of the Company was Westfield Trust, an entity which resides in Australia. In July 2004, the securities of Westfield Trust, Westfield Holdings Limited and Westfield America Trust were stapled such that the securities trade as a ‘stapled security’ on the Australian Stock Exchange. As a result of the stapling, Westfield Holdings Limited is treated for accounting purposes as having acquired Westfield Trust. Accordingly, from July 2004, the ultimate holding entity of the Company is Westfield Holdings Limited. All controlled entities of Westfield America Trust and Westfield Holdings Limited are related parties of Westfield Trust and the Company from this date.

WT FINANCE (AUST) PTY LIMITED

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 31 December 2004

16	DIRECTORS AND SECRETARIES

Persons who held the office of Director or Secretary of the Company at any time during the shortened financial year were:

Director:
SM Lowy	appointed 22 April 2004
MD Teperson	appointed 22 April 2004; resigned 30 September 2004
PK Allen	appointed 30 September 2004

Secretary:
MT McGrath	appointed 22 April 2004
SJ Tuxen	appointed 22 April 2004

WT FINANCE (AUST) PTY LIMITED

Directors’ Declaration

The Directors of WT Finance (Aust) Pty Limited (“Company”) declare that:

(a)	in the Directors’ opinion, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable; and

(b)	in the Directors’ opinion, the Financial Statements and notes thereto are in accordance with the Corporations Act 2001, including sections 296 and 297.

Made on 26 April 2005 in accordance with a resolution of the Board of Directors.

SM Lowy

PK Allen

—	Ernst & Young Centre	—	Tel	61 2 9248 5555
	680 George Street		Fax	61 2 9248 5959
	Sydney NSW 2000		DX	Sydney Stock
	Australia			Exchange 10172

GPO Box 2646
Sydney NSW 2001

Independent audit report to members of WT Finance (Aust) Pty Limited

Scope

The financial report and directors’ responsibility

The financial report is a special purpose financial report and comprises the statement of financial position, statement of financial performance, statement of cash flows, accompanying notes to the financial statements, and the directors’ declaration for WT Finance (Aust) Pty Limited (the company), for the year ended 31 December 2004.

The directors of the company are responsible for preparing a financial report that gives a true and fair view of the financial position and performance of the company, and that complies with Accounting Standards in Australia to the extent described in Note 1 to the financial statements, in accordance with the Corporations Act 2001. This includes responsibility for the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial report. The directors have determined that the accounting policies used and described in Note 1 to the financial statements are appropriate to meet the needs of the members. These policies do not require the application of all Accounting Standards and other mandatory financial reporting requirements in Australia. No opinion is expressed as to whether the accounting policies used are appropriate to the needs of the members.

The financial report has been prepared for distribution to the members for the purpose of fulfilling the directors’ financial reporting requirements under the Corporations Act 2001. We disclaim any assumption of responsibility for any reliance on this report or on the financial report to which it relates to any person other than the members, or for any purpose other than that for which it was prepared.

Audit approach

We conducted an independent audit of the financial report in order to express an opinion on it to the members of the company. Our audit was conducted in accordance with Australian Auditing Standards in order to provide reasonable assurance as to whether the financial report is free of material misstatement. The nature of an audit is influenced by factors such as the use of professional judgement, selective testing, the inherent limitations of internal control, and the availability of persuasive rather than conclusive evidence. Therefore, an audit cannot guarantee that all material misstatements have been detected.

We performed procedures to assess whether in all material respects the financial report presents fairly, in accordance with the Corporations Act 2001, including compliance with Accounting Standards in Australia to the extent described in Note 1 to the financial statements, a view which is consistent with our understanding of the company’s financial position, and of its performance as represented by the results of its operations and cash flows.

We formed our audit opinion on the basis of these procedures, which included:

•	examining, on a test basis, information to provide evidence supporting the amounts and disclosures in the financial report, and

•	assessing the appropriateness of the disclosures used and the reasonableness of significant accounting estimates made by the directors.

Liability limited by the Accountants Scheme, approved
under the Professional Standards Act 1994 (NSW)

While we considered the effectiveness of management’s internal controls over financial reporting when determining the nature and extent of our procedures, our audit was not designed to provide assurance on internal controls.

We performed procedures to assess whether the substance of business transactions was accurately reflected in the financial report. These and our other procedures did not include consideration or judgement of the appropriateness or reasonableness of the business plans or strategies adopted by the directors and management of the company.

Independence

We are independent of the company, and have met the independence requirements of Australian professional ethical pronouncements and the Corporations Act 2001.

Audit opinion

In our opinion, the financial report of WT Finance (Aust) Pty Limited is in accordance with:

(a)	the Corporations Act 2001, including:

(i)	giving a true and fair view of the financial position of WT Finance (Aust) Pty Limited at 31 December 2004 and of its performance for the year ended on that date in accordance with the accounting policies described in Note 1 to the financial statements; and

(ii)	complying with Accounting Standards in Australia to the extent described in Note 1 to the financial statements and the Corporations Regulations 2001; and

(b)	other mandatory financial reporting requirements in Australia to the extent described in Note 1 to the financial statements.

Ernst & Young

Meredith Scott
Partner
Sydney
26 April 2005

REGISTERED AND HEAD OFFICES OF THE ISSUERS

Westfield Europe Finance plc	WT Finance (Aust) Pty Limited	WEA Finance LLC
5 Harbourmaster Place,	Level 24, Westfield Towers,	11601 Wilshire Boulevard,
International Financial Services Centre,	100 William Street, Sydney,	11th Floor, Los Angeles,
Dublin 1,	New South Wales 2011,	California 90025-1748
Ireland	Australia	United States

REGISTERED AND HEAD OFFICES OF THE GUARANTORS

Westfield Holdings Limited	Westfield Management Limited	Westfield America
Level 24, Westfield Towers,	as responsible entity and	Management Limited
100 William Street, Sydney,	trustee of Westfield Trust	as responsible entity and
New South Wales 2011,	Level 24, Westfield Towers,	trustee of Westfield
Australia	100 William Street, Sydney,	America Trust
	New South Wales 2011,	Level 24, Westfield Towers,
	Australia	100 William Street, Sydney,
New South Wales 2011,
Australia

Westfield Finance (Aust)	Westfield Capital	WCI Finance LLC
Limited	Corporation Limited	Trust Corporation Center,
Level 24, Westfield Towers,	Level 24, Westfield Towers,	1209 Orange Street,
100 William Street, Sydney,	100 William Street, Sydney,	City of Wilmington,
New South Wales 2011,	New South Wales 2011,	County of New Castle,
Australia	Australia	Delaware, United States

WT Finance (NZ) Limited	Westfield Trust (NZ) Limited	Westfield Finance (NZ)
Level 3, Corner Remuera Road	Level 3,	Limited
and Nuffield Street,	Corner Remuera Road	Level 3,
Auckland, New Zealand	and Nuffield Street,	Corner Remuera Road
	Auckland, New Zealand	and Nuffield Street,
Auckland, New Zealand

WFA Finance (Aust) Pty Limited
Level 24, Westfield Towers,
100 William Street, Sydney,
New South Wales 2011,
Australia

AUDITORS OF THE ISSUERS AND THE GUARANTORS

Ernst & Young
680 George Street
Sydney NSW 2000
Australia

TRUSTEE

Deutsche Trustee Company Limited
Winchester House,
1 Great Winchester Street,
London EC2N 2DB,
England

PRINCIPAL PAYING AGENT	IRISH PAYING AGENT	IRISH LISTING AGENT

Deutsche Bank AG, London Branch	Deutsche International	A&L Listing Limited
Winchester House,	Services (Ireland) Limited	International Financial
1 Great Winchester Street,	Floor 3rd	Services Centre,
London EC2N 2DB	5 Harbourmaster Place, I.F.S.C.	North Wall Quay,
England	Dublin, Ireland	Dublin 1, Ireland

LEGAL ADVISORS

To the Issuers and the Guarantors

As to English and	As to		As to	As to
United States Laws	United States Laws	As to Irish Law	Australian Law	New Zealand Law

Freshfields	Skadden, Arps,	A&L Goodbody	Freehills	Russell McVeagh
Bruckhaus Deringer	Slate, Meagher	Solicitors	19-29 Martin Place	Vero Centre
65 Fleet Street	& Flom LLP	International	Sydney NSW 2000	48 Shortland Street
London EC4Y 1HS	300 South	Financial Services	Australia	Auckland
England	Grand Avenue	Centre		New Zealand
	Los Angeles	North Wall Quay
	California 90071	Dublin 1
	United States	Ireland

To the Managers and the Trustee

As to English Law

Allen & Overy LLP
One New Change
London
EC4M 9QQ
England

AUTHORISED ADVISER

Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London E14 4BB
England

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tel: + 44 (0) 20 7613 1800    document number 3194